As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333-194804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RCS CAPITAL CORPORATION

(Exact name of registrants as specified in charter)

Delaware	6211	38-3894716
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Park Ave., 15th Floor
New York, New York 10022
(866) 904-2988

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)

Nicholas S. Schorsch
Executive Chairman of the Board of Directors
RCS Capital Corporation
405 Park Ave., 15th Floor
New York, New York 10022
(866) 904-2988

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

James P. Gerkis, Esq. Lorenzo Borgogni, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000	James A. Tanaka, Esq. General Counsel RCS Capital 405 Park Ave., 15th Floor New York, New York 10022 (866) 904-2988	John Cataldo, Esq. CCO and Counsel Investors Capital Holdings, Ltd. Six Kimball Lane, Suite 150 Lynnfield, Massachusetts 01940 (781) 593-8565	Julian Rainero, Esq. Bracewell & Giuliani LLP 1251 Avenue of the Americas 49th Floor New York, New York 10020 (212) 508-6142

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. RCS Capital Corporation may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 14, 2014

PROXY STATEMENT/PROSPECTUS

To the Stockholders of Investors Capital Holdings, Ltd.:

You are cordially invited to a special meeting, referred to as the “special meeting,” of stockholders of Investors Capital Holdings, Ltd., or “ICH,” a Delaware corporation, at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, Massachusetts, on July 8, 2014, commencing at 10:00 a.m., local time.

We are pleased to inform you that ICH has entered into an Agreement and Plan of Merger, dated as of October 27, 2013, as amended as of February 28, 2014, referred to as the “merger agreement,” by and among RCS Capital Corporation, or “RCAP,” a Delaware corporation, Zoe Acquisition, LLC, or “Merger Sub,” a Delaware limited liability company and a wholly owned subsidiary of RCAP, and ICH. Pursuant to the merger agreement, if the requisite ICH stockholder approval and other approvals are obtained and the other closing conditions set forth therein are satisfied or waived, ICH will merge with and into Merger Sub, at which time the separate existence of ICH will cease and Merger Sub will continue as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.” We refer to this transaction as the “merger.” A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.

If the merger is completed, at the effective time of the merger, each share of ICH common stock outstanding immediately prior to such time (including shares of restricted ICH common stock and shares issued upon exercise of options to purchase shares of ICH common stock) will be cancelled and converted into the right to receive, at the election of the holder and subject to the limitation on the amount of cash consideration payable in the merger described below, (i) $7.25 in cash or (ii) a number of shares of RCAP Class A common stock equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the New York Stock Exchange, or NYSE, for the five consecutive trading days immediately preceding the closing date of the merger (plus cash in lieu of fractional shares). Stockholders of ICH who own more than one share of ICH common stock may elect, subject to the same limitation, to receive a combination of cash and RCAP Class A common stock with respect to their ICH shares. ICH stockholders who fail to make a valid election will automatically receive RCAP Class A common stock. Cash will be paid in lieu of any fractional shares of RCAP Class A common stock.

Under the merger agreement, in no event may the portion of the total merger consideration payable in cash, together with cash paid in lieu of fractional shares, exceed 60% of the total merger consideration. If the aggregate elections for payment in cash, together with cash paid in lieu of fractional shares, would cause the aggregate cash consideration payable in the merger to exceed such 60% threshold, the cash consideration payable will be reduced on a pro rata basis so that the 60% threshold is not exceeded, with any excess consideration paid in the form of RCAP Class A common stock.

ICH common stock is currently traded on the NYSE MKT (formerly, the American Stock Exchange) under the symbol “ICH.” RCAP Class A common stock is currently traded on the NYSE under the symbol “RCAP.”

At the special meeting, ICH stockholders will be asked to consider and vote on: (i) a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement; (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger; and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. The record date for determining the ICH stockholders entitled to receive notice of, and to vote at, the special meeting is May 9, 2014.

After careful consideration, the ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, (i) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders, (ii) has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) unanimously recommends that the stockholders of ICH vote FOR the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the holders of at least a majority of the shares of ICH common stock outstanding on the record date vote in favor of the proposal to adopt the merger agreement at the special meeting.

This proxy statement/prospectus is both a prospectus related to the proposed issuance by RCAP of its Class A common stock in the merger and also a proxy statement for ICH to use in soliciting proxies for the special meeting. This proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the merger and the merger agreement, followed by more detailed information about RCAP, ICH, the merger, the merger agreement and other matters to be voted upon by ICH stockholders at the special meeting. We urge you to read this proxy statement/prospectus and the Annexes and other documents referred to herein carefully and in their entirety before voting. In particular, you should consider the matters described under “Risk Factors” beginning on page 42.

Your vote is important.  Whether or not you plan to attend the special meeting in person, please authorize a proxy to vote your shares at the special meeting as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this proxy statement/prospectus or the accompanying notice. Authorizing a proxy will ensure that your vote is counted at the special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and your vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted.

We look forward to the successful merger of RCAP and ICH.

Sincerely,

RCS Capital Corporation Nicholas S. Schorsch Executive Chairman of the Board of Directors	Investors Capital Holdings, Ltd. Timothy B. Murphy Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the RCAP Class A common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated May 14, 2014 and is intended to be first mailed to ICH stockholders on or about May 14, 2014.

Six Kimball Lane, Suite 150
Lynnfield, MA 01940

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 8, 2014

To the Stockholders of Investors Capital Holdings, Ltd.:

A special meeting of the stockholders of Investors Capital Holdings, Ltd., or “ICH,” a Delaware corporation, will be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, Massachusetts, on July 8, 2014, commencing at 10:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 27, 2013, as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 28, 2014 (as it may be further amended from time to time, which we refer to as the “merger agreement”), by and among RCS Capital Corporation, or “RCAP,” a Delaware corporation, Zoe Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of RCAP, which we refer to as “Merger Sub,” and ICH, and to approve the transactions contemplated by the merger agreement, including the merger of ICH with and into Merger Sub, with Merger Sub surviving the merger and continuing as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC” (a copy of the merger agreement, as amended, is attached as Annex A to the proxy statement/prospectus accompanying this notice);
2.	to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger; and
3.	to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

ICH will not transact any other business at the special meeting. ICH’s board of directors has fixed the close of business on May 9, 2014 as the record date for determination of ICH stockholders entitled to receive notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. Only holders of record of ICH common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each ICH stockholder is entitled to one vote for each share of ICH common stock held by such stockholder on said record date.

Approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of ICH common stock entitled to vote at the special meeting. Approval of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of ICH common stock present, in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, requires the affirmative vote of a the holders of a majority of the shares of ICH common stock present, in person or by proxy, and entitled to vote at the special meeting.

The ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, (i) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders, (ii) has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) unanimously recommends that the stockholders of ICH vote FOR the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, FOR the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT TO THE COMPLETION OF THE MERGER

Whether or not you plan to attend the special meeting in person, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of ICH common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of ICH common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of ICH common stock. You may revoke your proxy at any time before it is voted. Please carefully review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger and ICH’s special meeting.

By Order of the Board of Directors of
Investors Capital Holdings, Ltd.

Timothy B. Murphy
Chief Executive Officer

Lynnfield, Massachusetts
May 14, 2014

ADDITIONAL INFORMATION

Each of RCAP and ICH file with the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” This information is available without charge through the SEC’s website at www.sec.gov. You may also request this information from the appropriate company in writing or by telephone at the following addresses and telephone numbers:

RCS Capital Corporation 405 Park Ave., 15th Floor New York, NY 10022 Attention: General Counsel Telephone: (866) 904-2988	Investors Capital Holdings, Ltd. Six Kimball Lane, Suite 150 Lynnfield, MA 01940 Attention: Rebecca Hice, Assistant Secretary Telephone: (781) 477-4748

If you would like to request documents, please do so by June 30, 2014, in order to receive them before ICH’s special meeting.

Stockholders may also consult RCAP’s or ICH’s websites for more information concerning the merger described in this proxy statement/prospectus and each of the parties thereto. RCAP’s website is www.rcscapital.com and ICH’s website is www.investorscapital.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by RCAP with the SEC (Registration No. 333-194804), constitutes a prospectus of RCAP for purposes of the Securities Act of 1933, as amended, with respect to the shares of RCAP Class A common stock to be issued to ICH stockholders in exchange for shares of ICH common stock pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement for ICH for purposes of the Exchange Act. In addition, it constitutes a notice of meeting with respect to the special meeting of ICH stockholders.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 14, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to ICH stockholders nor the issuance of shares of RCAP Class A common stock to ICH stockholders pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding RCAP has been provided by RCAP and information contained in this proxy statement/prospectus regarding ICH has been provided by ICH.

i

ii

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Frequently Used Terms

Except where the context requires otherwise, in this proxy statement/prospectus:

•	“RCS Holdings” refers to RCS Capital Holdings, LLC, an intermediate holding company formed by RCAP to own its operating subsidiaries and any of its other subsidiaries;
•	“Operating Subsidiaries Unit” refers to a unit consisting of one Class B Unit of each of the following of our operating subsidiaries: Realty Capital Securities, LLC and any of its other subsidiaries, RCS Advisory Services, LLC and any of its other subsidiaries and American National Stock Transfer, LLC and any of its other subsidiaries, or ANST, collectively;
•	“RCAP Holdings” refers to RCAP Holdings, LLC, a Delaware limited liability company, the holder of the Class B Units and of the sole outstanding share of RCAP Class B common stock, that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of the RCAP board of directors, and William M. Kahane, RCAP’s chief executive officer and a member of the RCAP board of directors;
•	“RCS Capital Management” refers to RCS Capital Management, LLC, a Delaware limited liability company that provides strategic planning and consulting services to assist RCAP and its subsidiaries in implementing their business strategies, subject to oversight, directly or indirectly, by the RCAP board of directors, and is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of the RCAP board of directors, and William M. Kahane, RCAP’s chief executive officer and a member of the RCAP board of directors, both of whom directly or indirectly control RCAP Holdings and RCAP Equity, LLC;
•	The “principals” of RCAP refers to Nicholas S. Schorsch, the executive chairman of the RCAP board of directors, and William M. Kahane, RCAP’s chief executive officer and a member of the RCAP board of directors, who directly or indirectly control RCAP Holdings;
•	The “members of RCAP Holdings” refers to the members of RCAP Holdings, who consist of Mr. Schorsch, Mr. Kahane, Mr. Schorsch’s wife, Shelley D. Schorsch, as well as three other members of the RCAP board of directors, namely Edward M. Weil, Jr., Peter M. Budko and Brian S. Block, all of whom are also members of AR Capital, LLC, RCS Capital Management, RCAP Equity, LLC and RCS Holdings;
•	“American Realty Capital” refers to AR Capital, LLC and, to the extent applicable, the American Realty Capital group of companies, which were founded in 2007 by Nicholas S. Schorsch, the executive chairman of the RCAP board of directors, and William M. Kahane, RCAP’s chief executive officer and a member of the RCAP board of directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings;
•	“Luxor” refers to Luxor Capital Group, LP, which is also a member of RCS Capital Management, and its affiliates;
•	The “exchange transactions” refers to the series of transactions described in “RCS Capital Corporation — Our Structure and the Exchange Transactions”;
•	The “recent and pending acquisitions” refers, collectively, to RCAP’s recently completed acquisition of Cetera Financial Holdings, Inc., or Cetera, through a merger transaction which we refer to as the Cetera acquisition, and to the other transactions described in “RCS Capital Corporation — The Recent and Pending Acquisitions,” relating to RCAP’s pending transactions to acquire, collectively, First Allied Holdings Inc., or First Allied, through a contribution transaction which we refer to as the First Allied acquisition, Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through an asset purchase transaction which we refer to as the Hatteras acquisition, Summit Financial Services Group, Inc., or Summit, through a merger transaction which we refer to as the Summit acquisition, J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, through a membership interest purchase transaction which we refer to as the J.P. Turner acquisition, and, unless the context otherwise requires, ICH, through the merger;

•	The “pending acquisitions” refers, collectively, to all the acquisitions that are currently pending, i.e., the First Allied acquisition, the Hatteras acquisition, the merger, the J.P. Turner acquisition and the Summit acquisition;
•	The “acquired businesses” refers, collectively, to the businesses acquired, or to be acquired, in the recent and pending acquisitions;
•	The “other acquired business” refers, collectively, to the acquired businesses to be acquired in the pending acquisitions;
•	“REITs” refers to real estate investment trusts for U.S. federal income tax purposes; and
•	“direct investment programs” refers to investment programs which provide for flow-through tax treatment under U.S. tax law, including REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are not listed on a national securities exchange.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, as amended, and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement/prospectus, the Annexes to this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety.

Q:	What is the merger?
A:	RCS Capital Corporation or “RCAP,” Zoe Acquisition, LLC, a wholly owned subsidiary of RCAP which we refer to as “Merger Sub,” and Investors Capital Holdings, Ltd., or “ICH,” have entered into a merger agreement, as amended, pursuant to which ICH will merge with and into Merger Sub, with Merger Sub surviving the merger and continuing as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC,” in a transaction which is referred to as the “merger.” A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus.
Q:	Why are RCAP and ICH proposing to merge?
A:	RCAP and ICH believe the merger is in the best interests of both companies and their respective stockholders. RCAP and ICH believe the merger will bring together two complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. RCAP believes the merger will contribute to RCAP’s plan to expand, diversify and grow its business through, among other things, the establishment of an independent retail advice platform, which will include ICH. You should review the background of and reasons for the merger described in greater detail beginning on page 91.
Q:	Why have I received this proxy statement/prospectus?
A:	The merger cannot be completed unless ICH stockholders approve the proposal to adopt the merger agreement. ICH is holding a special meeting of its stockholders, referred to as the “special meeting,” to vote on the proposals necessary to complete the merger. ICH is sending this document as a proxy statement to its stockholders to solicit their proxies and help them decide how to vote their shares of common stock with respect to the merger agreement and other matters to be considered at the special meeting.

This document is also a prospectus being delivered to you by RCAP because RCAP will issue shares of RCAP Class A common stock in the merger to ICH stockholders electing to receive such shares as merger consideration.

Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to attend and vote your shares of ICH common stock at the special meeting. The document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of ICH common stock is called a “proxy card.” ICH’s board of directors has designated Timothy B. Murphy, ICH’s President and Chief Executive Officer, and Kathleen L. Donnelly, ICH’s Chief Financial Officer, and each of them individually, with full power of substitution, as proxies for the special meeting.
Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to consider and vote on a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, which will result in the acquisition of ICH by RCAP. You are also being asked to consider and vote, on a non-binding advisory basis, on a proposal to approve the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, as reported in the Merger-Related Compensation Table on page 114, and on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

If ICH stockholders fail to approve the proposal to adopt the merger agreement, the merger cannot be completed.

Q:	How does the ICH board of directors recommend that I vote?
A:	The ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, referred to as the “special committee,” (i) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders, (ii) has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) unanimously recommends that you vote “FOR” the approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.
Q:	What is the special committee of ICH’s board of directors?
A:	The special committee, established by resolution of the ICH board of directors on September 16, 2013, is a committee consisting solely of the independent directors of ICH that was established, in light of the significance of the potential transaction with RCAP, to pursue and facilitate negotiations with RCAP, evaluate the feasibility of a potential acquisition of ICH by RCAP and the fairness of its proposed terms and to make a recommendation to the ICH board of directors with respect to any such transaction. The special committee consists of William J. Atherton, as chairman, Blaise Aguirre, Rob Martin and Robert Mazzarella.

The special committee unanimously recommended that the ICH board of directors approve the merger agreement and the merger and submit the merger agreement and the merger for approval by the ICH stockholders.

Q:	Do any directors and executive officers of ICH have interests in the merger that are different from, or in addition to, those of the other ICH stockholders?
A:	Some of the directors and executive officers of ICH have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the other stockholders of ICH. For instance, certain amounts may be paid or become payable to ICH’s named executive officers in connection with the merger, as reported in the Merger-Related Compensation Table on page 114. In addition, concurrently with the execution of the merger agreement, certain officers of ICH have entered into employment agreements or offer letters with Merger Sub (as the surviving entity in the merger) relating to their continued employment at RCAP after the effective time of the merger, which employment agreements and offer letters will become effective as of the effective time of the merger. See the section entitled “The Merger — Interests of ICH’s Directors and Executive Officers in the Merger” beginning on page 112. The special committee, in reaching its decision to recommend the approval of the merger agreement and the merger to the ICH board of directors, and the ICH board of directors, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the ICH stockholders vote in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, were aware of and considered these interests, among other matters.
Q:	If the merger is completed, what will ICH stockholders receive for their ICH shares?
A:	The merger agreement provides that each holder of shares of ICH common stock may, subject to the limitation described below, elect to receive, in exchange for their shares of ICH common stock, either cash or shares of RCAP Class A common stock. Holders who elect to receive cash will receive $7.25 per share of ICH common stock. Holders who elect to receive shares of RCAP Class A common stock will receive a number of such shares equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger. Holders who own more than one share of

ICH common stock may elect, subject to the same limitation, to receive a combination of cash and RCAP Class A common stock with respect to their ICH shares. Holders who fail to make an election will automatically receive shares of RCAP Class A common stock. Cash will be paid in lieu of fractional shares. The merger agreement provides that the aggregate cash consideration paid in the merger, together with cash paid in lieu of fractional shares, may not exceed 60% of the total merger consideration, and, if the aggregate elections for payment in cash, together with cash paid in lieu of fractional shares, would cause the aggregate merger consideration payable in cash to exceed such 60% threshold, the amount of cash consideration paid will be reduced on a pro rata basis so that the 60% threshold is not exceeded, with any excess consideration paid in the form of RCAP Class A common stock.
Q:	If I elect to receive RCAP Class A common stock, how many shares of RCAP Class A common stock will I receive?
A:	The actual number of shares of RCAP Class A common stock to be delivered in respect of the per-share stock portion of the merger consideration will be determined based upon the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger, which we refer to as the “exchange ratio.” Cash will be paid in lieu of any fractional shares of RCAP Class A common stock (valued based on the same formula).

For illustration purposes only, the exchange ratio would be 0.21 (based on $34.25, representing the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the date of this proxy statement/prospectus), and a holder of ten shares of ICH common stock who elected to receive shares of RCAP Class A common stock with respect to all ten of such holder’s shares of ICH common stock would be entitled to two shares of RCAP Class A common stock and $4.00 in cash in respect of the remaining fractional share interest.

Q:	Where will my shares of RCAP Class A common stock be publicly traded?
A:	Shares of RCAP’s Class A common stock are currently traded on the New York Stock Exchange, or “NYSE,” under the symbol “RCAP.” RCAP will apply for listing of the shares of RCAP Class A common stock to be issued in the merger on the NYSE upon completion of the merger. We expect that, when the merger is completed, the shares of RCAP Class A common stock issued in the merger will trade on the NYSE under the symbol “RCAP.”
Q:	Am I required to make an election in order to receive my merger consideration?
A:	No. If you do not make an election, you will receive shares of RCAP Class A common stock, but no cash (other than cash in lieu of fractional shares), in exchange for your shares of ICH common stock.
Q:	What are the procedures for making the election?
A:	A form of election will separately be mailed to you, which will allow you to choose to receive all cash, all RCAP Class A common stock or a combination of cash and RCAP Class A common stock with respect to your shares of ICH common stock, subject to the limitation on cash consideration described in this proxy statement/prospectus. Please complete and sign the election form, in accordance with the instructions contained thereon, and return it (together with the required evidence of your ICH common stock ownership) to the exchange agent at Computershare Trust Company N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, RI 02940, if by overnight courier, or Computershare Trust Company N.A., c/o Voluntary Corporate Actions, 250 Royall Street, Suite V, Canton, MA 02021, if by mail, on or before July 7, 2014, which we refer to as the “election deadline.”

For additional information about elections and the election form, see “The Merger Agreement —  Elections and Election Forms” beginning on page 119.

Q:	If I do not return my election form prior to the election deadline, or if I do not make a valid election in accordance with the election form, what type of consideration will I receive?
A:	If you do not return your election form prior to the election deadline or if you do not make a valid election in accordance with the election form, you will receive shares of RCAP Class A common stock, but no cash (other than cash in lieu of fractional shares), in exchange for your shares of ICH common stock.
Q:	If I request on my election form that I want to receive only shares of RCAP Class A common stock for my ICH common stock, is that what I will receive?
A:	Yes.
Q:	If I request on my election form that I want to receive only cash for my ICH common stock, is that what I will receive?
A:	Not necessarily. The merger agreement limits the amount of aggregate merger consideration that may be paid in cash, together with cash paid in lieu of fractional shares, to 60% of the combined aggregate cash and stock consideration payable to ICH stockholders in the merger. If the aggregate elections for payment in cash, together with cash paid in lieu of fractional shares, would cause the aggregate merger consideration payable in cash to exceed such 60% threshold, the amount of cash consideration paid will be reduced on a pro rata basis so that the 60% threshold is not exceeded, with any excess consideration paid in the form of RCAP Class A common stock.
Q:	Can I change or revoke my election?
A:	You may change or revoke your election by delivering a written notice to the exchange agent at Computershare Trust Company N.A., c/o Voluntary Corporate Actions, PO Box 43011, Providence, RI 02940, if by overnight courier, or Computershare Trust Company N.A., c/o Voluntary Corporate Actions, 250 Royall Street, Suite V, Canton, MA 02021, if by mail, prior to the election deadline, accompanied by a properly completed and signed revised form of election or by withdrawal prior to the election deadline of the certificates representing your ICH common stock (or of the guarantee of delivery of such certificates) or any documents in respect of book-entry shares previously deposited with the exchange agent.
Q:	What happens if I am both a stockholder of ICH and of RCAP?
A:	RCAP stockholders are not being asked to vote on any matter or take any other action and, therefore, if you are an RCAP stockholder, you will not receive any materials from RCAP in connection with the proposed merger.
Q:	When and where will the special meeting be held?
A:	The special meeting will be held on July 8, 2014 at 10:00 a.m. local time, at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, Massachusetts.
Q:	Are there risks associated with the merger that I should consider in deciding how to vote?
A:	Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 42 of this proxy statement/prospectus.
Q:	What are the conditions to the closing of the merger?
A:	The closing of the merger is subject to certain closing conditions, including but not limited to the adoption of the merger agreement by the ICH stockholders, receipt of certain approvals from regulatory bodies and self-regulatory organizations and other conditions. See the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 133 for more information.
Q:	Will any termination fees be payable in connection with the merger?
A:	The merger agreement contains certain termination rights for both ICH and RCAP and provides that, under specified circumstances, ICH will be obligated to pay RCAP a termination fee of $2,500,000 and/or reimburse RCAP for $500,000 in expenses. See the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 136 for more information.
Q:	When is the merger expected to be completed?
A:	We hope to complete the merger as soon as reasonably practicable and currently expect the closing of the merger to occur in the second calendar quarter of 2014. However, the merger is subject to the receipt of ICH stockholder approval, certain regulatory and self-regulatory approvals and the satisfaction or waiver of the other conditions set forth in the merger agreement. It is possible that factors outside the control of ICH and RCAP could result in the merger being completed at a later time or not at all. There can be no assurances as to when or if the merger will close.
Q:	How was the merger agreement amended?
A:	The merger agreement was amended to, among other things, (1) provide that ICH will merge with and into Merger Sub, with ICH ceasing to exist and Merger Sub continuing as the surviving entity in the merger and as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC,” (2) provide that this new merger structure is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” (3) clarify that each ICH stockholder entitled to receive a fraction of a share of RCAP Class A common stock in exchange for such stockholder’s ICH shares will receive, in lieu of such fractional share, an amount in cash equal to the product of such fractional share interest multiplied by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger and (4) extend the date after which the parties can terminate the merger agreement, which we refer to as the “outside date,” from April 30, 2014 (or June 30, 2014, if receipt of FINRA approval would be the only condition that had not been satisfied or waived by April 30, 2014) to July 31, 2014. See “The Merger — Background of the Merger.”
Q:	What are the U.S. federal income tax consequences of the merger to ICH stockholders?
A:	It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the completion of the merger is conditioned on the receipt by each of RCAP and ICH of an opinion from its counsel to the effect that the merger will qualify as a reorganization. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of RCAP and ICH has received an opinion from its counsel to the same effect as the opinions described above. Accordingly, and on the basis of the opinions delivered in connection herewith, U.S. Stockholders (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus) holding ICH common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of solely RCAP Class A common stock in exchange for ICH common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of RCAP Class A common stock. U.S. Stockholders holding ICH common stock generally will recognize gain (if any) or loss if they exchange their shares of ICH common stock solely for cash in the merger. Generally, U.S. Stockholders holding ICH common stock will recognize gain, but not loss, if they exchange their shares of ICH common stock for a combination of RCAP Class A common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. In addition, under certain circumstances, a portion of the merger consideration may be subject to withholding under applicable tax laws. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 139 for a discussion of material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the U.S. federal income tax consequences of the merger to you, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	What is the difference between holding shares as a stockholder of record and in nominee or “street name”?
A:	If your shares of ICH common stock are registered directly in your name with ICH’s transfer agent, Computershare, you are considered the stockholder “of record” with respect to those shares. If you are a stockholder of record, this proxy statement/prospectus and your proxy card have been sent directly to you.

If your shares of ICH common stock are held through a bank, brokerage firm, trustee or other nominee, you are considered the beneficial owner of shares of ICH common stock held in nominee or “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm, trustee or other nominee who is considered, with respect to those shares of ICH common stock, the stockholder of record. As the beneficial owner of shares of ICH common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm, trustee or other nominee how to vote your shares of ICH common stock by following their instructions for voting.

Q:	If my shares of ICH common stock are held in nominee or “street name” by my bank, brokerage firm, trustee or other nominee, will my bank, brokerage firm, trustee or other nominee vote my shares of ICH common stock for me?
A:	Your bank, brokerage firm, trustee or other nominee will only be permitted to vote your shares of ICH common stock if you instruct it how to vote. You should follow the instructions provided by your bank, brokerage firm, trustee or other nominee regarding the voting of your shares of ICH common stock.
Q:	What are “broker non-votes”?
A:	If your shares of ICH common stock are held in “street name,” you have the right to direct your bank, brokerage firm, trustee or other nominee how to vote your shares by following the instructions they gave to you for voting. Banks, brokerage firms, trustees or other nominees who hold shares in “street name” for their customers only have discretionary authority to vote on “routine” proposals when they have not received instructions from beneficial owners, and are precluded from exercising their voting discretion with respect to “non-routine” proposals. Each of the proposals to be voted on at the special meeting is a “non-routine” proposal. As a result, absent specific instructions from you as the beneficial owner of such shares of ICH common stock, banks, brokerage firms, trustees or other nominees will not be empowered to vote those shares on any of the proposals to be voted on at the special meeting. That is referred to as a “broker non-vote.” Broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. Broker non-votes will not have an effect on the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, or the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.
Q:	What constitutes a quorum for the special meeting?
A:	A quorum is necessary for ICH stockholders to vote on each of the proposals to be voted on at the special meeting, except for the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of ICH common stock outstanding and entitled to vote at the special meeting constitutes a quorum for purposes of the special meeting. Abstentions, but not broker non-votes, will be counted as present for the purpose of determining whether a quorum is present.
Q:	What vote is required for ICH stockholders to approve the proposal to adopt the merger agreement?
A:	Approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ICH common stock entitled to vote on the proposal.

You should be aware that Timothy B. Murphy, ICH’s President and Chief Executive Officer, has entered into a voting agreement with RCAP (with respect to 762,624 shares of ICH common stock, representing approximately 10.54% of ICH common stock outstanding on the record date for the special meeting), pursuant to which Mr. Murphy, among other things, has agreed to vote his shares of ICH common stock in favor of the adoption of the merger agreement and against any alternative transaction. See the section entitled “Voting Agreement” beginning on page 138 for more information.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of ICH common stock, if you are a stockholder of record and fail to submit a proxy or to vote in person at the special meeting, or if you vote “abstain,” or if you are not a stockholder of record and do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	What vote is required for ICH stockholders to approve the non-binding advisory proposal to approve the compensation that may be paid or become payable to ICH’s named executed officers in connection with the merger?
A:	Approval of the proposal to approve, on a non-binding advisory basis, the compensation payable to ICH’s named executive officers in connection with the merger requires the affirmative vote of the holders of at least a majority of the shares of ICH common stock present, in person or by proxy, and entitled to vote at the special meeting, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal. Broker non-votes and failures to vote (i.e., to attend and vote in person at the special meeting or submit a proxy) will have no effect on the outcome of the proposal (except for reducing the number of affirmative votes required to achieve the requisite majority by reducing the total number of shares from which that majority is calculated and, with respect to failures to vote, raising the number of stockholders required to attend the special meeting in order for a quorum to be present).
Q:	Why am I being asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger?
A:	Under rules recently adopted by the SEC, ICH is required to seek a non-binding advisory vote with respect to certain compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger.
Q:	What will happen if ICH stockholders do not approve the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger?
A:	Approval of the proposal to consider and cast an advisory non-binding vote on the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger is separate from the approval required of ICH stockholders to adopt the merger agreement and approve the transactions contemplated by the merger agreement, and is not a condition to completion of the merger. The vote is advisory in nature only, meaning it will not be binding on ICH or RCAP. Therefore, if the merger agreement is approved by ICH stockholders and the merger is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.
Q:	What vote is required for ICH stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement?
A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires at least a majority of the votes cast by holders of shares of ICH common stock present, in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote against the proposal. Broker non-votes and failures to vote (i.e., to attend and vote in person at the special meeting or submit a proxy) will have no effect on the outcome of the proposal (except for reducing the number of affirmative votes required to achieve the requisite majority by reducing the total number of shares from which that majority is calculated).
Q:	Who can vote at the special meeting?
A:	All holders of ICH common stock of record as of the close of business on May 9, 2014, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of ICH common stock is entitled to cast one vote on each proposal presented at the special meeting for each share of ICH common stock that such holder owned as of the record date.
Q:	How do I vote?
A:	If you are a stockholder of record, you may vote your shares of ICH common stock on matters presented at the special meeting in any of the following ways.
•	in person — you may attend the special meeting and cast your vote there by ballot; or
•	by proxy — stockholders of record may submit a proxy to have their shares of ICH common stock represented and voted at the special meeting by (1) signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (2) visiting the website shown on your proxy card to vote via the Internet, or (3) using the toll-free telephone number listed on your proxy card.

If you hold your shares of ICH common stock in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see the choices available to you.

Please note that you are entitled to attend the special meeting only if you are a record or beneficial holder of ICH common stock as of the record date, or if you hold a valid proxy for the special meeting.

If you are a beneficial owner of shares of ICH common stock held in nominee or “street name” and wish to attend and vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the special meeting, because you are not the record holder of ICH common stock as of the record date.

If you are a proxy holder, you will need to show a valid proxy signed by an ICH stockholder and proof of the signing stockholder’s record ownership.

All persons attending the special meeting in person must bring government-issued photo identification, such as a driver’s license or passport, to the special meeting in order to be admitted to the special meeting.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy by giving written notice of revocation. Second, you can submit a new proxy bearing a later date.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of ICH, before the special meeting.

Third, you can attend the special meeting and vote in person. Simply attending the special meeting without voting, however, will not revoke your proxy.

If your shares of ICH common stock are held through a bank, brokerage firm or other nominee, please contact your bank, brokerage firm or other nominee as to its procedures for the revocation of your instructions and/or the giving of new instructions on how to vote the shares held by it on your behalf. Please note that if you are a beneficial owner of shares of ICH common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the special meeting, because you are not the record holder of ICH common stock as of the record date.

Q:	If I give a proxy, how will my shares of ICH common stock be voted?
A:	The individuals named as your proxies on the enclosed proxy card will vote your shares of ICH common stock in the way that you indicate on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of ICH common stock should be voted on a proposal, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” approval of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.
Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	If you hold shares of ICH common stock in more than one account, or if you own some of your shares of record and others in “street name,” you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of ICH common stock are voted.
Q:	What happens if I sell my shares of ICH common stock before the special meeting?
A:	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of ICH common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies ICH in writing of these special arrangements, you will retain your right to vote such shares at the special meeting, but you will have transferred your right to receive the merger consideration to the person to whom you transferred your shares.
Q:	How can I exchange my shares of ICH common stock?
A:	Promptly after the merger is completed, the exchange agent selected by RCAP will mail to you a letter of transmittal, which will contain detailed instructions regarding the exchange of your shares of ICH common stock for the merger consideration, including the surrender of your share certificates (if any). You should not submit your certificates to the exchange agent (unless you are required to do so in connection with your election) until after you have received the letter of transmittal and instructions.
Q:	What else do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by (1) completing, signing, and dating your proxy card and returning it in the enclosed postage paid envelope, (2) visiting the website shown on your proxy card to vote via the Internet, or (3) using the toll-free telephone number listed on your proxy card. In order to assure that ICH obtains your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee should have provided you with instructions for directing such broker, bank or other nominee on how to vote those shares.

Also, regardless of whether you plan to attend the special meeting, please send in a completed and signed election form (which is separately being mailed to you), together with the required evidence of your ICH common stock ownership, in accordance with the instructions contained in the form.

Q:	Are ICH stockholders entitled to dissenters’ or appraisal rights?
A:	No. Stockholders of ICH are not entitled to appraisal rights in connection with the merger under Delaware law.

Q:	Who can help answer my questions?
A:	If you are a stockholder of ICH and have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

John Cataldo, Chief Compliance Officer and Counsel
Investors Capital Holdings, Ltd.
Six Kimball Lane, Suite 150
Lynnfield, MA 01940
Telephone: (781) 593-8565

If you have any questions about your election or need a copy of the election form, please contact:

Georgeson Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Toll Free: 866-767-8989

SUMMARY

The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, as amended, the merger and the other transactions contemplated thereby, you should read carefully this entire proxy statement/prospectus, including the attached Annexes and other documents referred to in this proxy statement/prospectus. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

RCS Capital Corporation (see page 144)

RCS Capital Corporation, or “RCAP,” is a holding company that was incorporated in Delaware on December 27, 2012. RCAP currently is engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, RCAP also is engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to April 3, 2014, RCAP entered into agreements to acquire the other acquired businesses, including ICH, through the pending acquisitions, including the merger, which have not yet been consummated. The discussion of RCAP’s businesses that it will engage in following the completion of the recent and pending acquisitions assumes the consummation of the pending acquisitions, including the merger. Accordingly, references to RCAP’s independent retail advice platform which will consist of Cetera, First Allied, ICH, J.P. Turner, and Summit, and RCAP’s investment management platform, which will consist of Hatteras, include the current and past operations of Cetera and the other acquired businesses which will only be owned and operated by RCAP following the consummation of the pending acquisitions, including the merger. There can be no assurance that any or all of the pending acquisitions including the merger, will close. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

RCAP’s Existing Businesses (see page 152)

RCAP’s existing businesses consist of a leading wholesale distribution platform and an investment banking, capital markets and transaction management services platform serving direct investment programs.

Since its inception in 2007, RCAP has focused exclusively on providing financial products and investment solutions to “mass affluent” households, which RCAP defines as households with $100,000 to $1,000,000 of investable assets, and we had advised on $22.7 billion of equity offerings substantially all of which involved related parties. During 2013, RCAP advised on $28.1 billion in capital markets and mergers and acquisitions activities, substantially all of which involved related parties.

RCAP is also the leading distributor of direct investment programs in the United States, with a 35.1% market share measured by equity capital raised of all direct investment programs measured by equity capital raised and a 41.2% market share measured by equity capital raised for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Robert A. Stanger & Co., or Stanger. For the quarter ended March 31, 2014, RCAP had a 28.0% market share measured by equity capital raised of all direct investment programs and a 29.0% market share measured by equity capital raised of non-traded REITs. In addition, RCAP’s investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial LC, or SNL Financial.

Wholesale Distribution.  RCAP’s wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community as measured by total equity capital raised by direct investment programs distributed by RCAP and number of direct investment programs distributed, according to Stanger. As of March 31, 2014, RCAP was distributing ten public non-listed direct investment program offerings effective with the SEC and none of its competitors was distributing more than five. Leveraging the expertise of its affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, RCAP has developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors. In 2013, total direct investment program equity capital raised by direct investment programs distributed by RCAP exceeded $8.6 billion, representing a 35.1% market share of all direct investment programs and a 41.2% market share of non-traded REITs, the largest segment of direct investment programs according to Stanger.

For the quarter ended March 31, 2014, RCAP had a 28.0% market share of all direct investment programs, measured by equity capital raised and a 29.0% market share of non-traded REITs measured by equity capital raised. From inception through March 31, 2014, RCAP’s wholesale distribution platform has distributed 24 offerings (public non-listed and private) and raised equity capital for 18 public non-listed offerings of approximately $16.6 billion. As of April 30, 2014, Realty Capital Securities is distributing nine public non-listed offerings seeking to raise a total of $14.2 billion of equity. Additionally, as of that date, Realty Capital Securities serves as the distributor for three open-end mutual funds and one closed-end interval fund. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of RCAP’s offerings relate to direct investment programs sponsored by its affiliate, American Realty Capital.

Revenues for RCAP’s wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

Investment Banking, Capital Markets and Transaction Management Services.  RCAP’s investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. RCAP has demonstrated particular expertise in the real estate sector by its status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.3 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, RCAP believes it is particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Research Division.  In March 2014, RCAP launched SK Research, LLC, or SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in RCAP’s establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. RCAP believes that adding a research division will augment its back office and investment management capabilities and enhance the training, education and practice management tools available to its independent retail advice platform and the financial advice it can provide to its clients. RCAP believes the launch of SK Research will benefit both its independent retail advice platform and the broader community of mass affluent investors who will rely on RCAP’s financial advisors and its investment programs.

RCAP’s Businesses Following the Completion of the Recent and Pending Acquisitions (see page 161)

Following the completion of the recent and pending acquisitions, RCAP will incorporate two additional complementary business platforms into its existing businesses: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments which will consist of Hatteras. Cetera, which was acquired by us on April 29, 2014, is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit also will be incorporated into our independent retail advice platform following the completion of the pending acquisitions. RCAP believes that the combination of these businesses with its existing businesses will make RCAP a pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, RCAP believes its complementary independent retail advice platform, wholesale distribution platform, and investment banking, capital markets and transaction management services platform will position RCAP to capture value across the direct investment program lifecycle.

Based on currently available market data, RCAP expects to be the second largest network of financial advisors in the United States after giving effect to the pending acquisitions with $208.3 billion in assets on a pro forma basis under administration, approximately 1.9 million clients, and a network of approximately 9,100 financial advisors as of March 31, 2014.

RCAP believes the scope and scale of its business will be substantial competitive advantages, as they will allow RCAP to provide superior investment products, invest greater resources in financial advisor training and business development, and create a more attractive platform for financial advisors, thereby increasing financial advisor recruitment and retention.

On a pro forma basis for the year ended December 31, 2013 after giving effect to the recent and pending acquisitions, RCAP would have had $2.6 billion in revenues. For the year ended December 31, 2013 after giving effect to the recent and pending acquisitions on an aggregate basis, RCAP’s revenues would have been comprised of 63% from its independent retail advice platform, 32% from its wholesale distribution platform, 3% from its investment banking, capital markets and transaction management services platform and 2% from its investment management platform.

Independent Retail Advice.  Through the broad network of financial advisors on RCAP’s independent retail advice platform, RCAP will offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera now operates, and each of the other acquired businesses will operate, as an independent subsidiary under its own brand and management, but with shared back-office and support systems.

Financial advisors in the independent channel are financial professionals, most of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and use independent channels, such as our independent retail advice platform, to provide their clients with access to financial products and investment advisory services. Financial advisors generally are registered as investment advisory representatives with a registered investment adviser and registered with a broker-dealer as registered representatives, which allows them to perform brokerage services for clients by executing specific securities transactions, and may also be licensed insurance agents affiliated with insurance companies.

RCAP’s independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. RCAP also will provide its financial advisors with a wide array of practice development and operational support services that it believes will help its financial advisors launch new relationships and strengthen existing ones.

RCAP intends to provide its financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. Cetera is, and the other acquired businesses will be, able to determine independently which of the products they will offer and their financial advisors will be able to select which products to recommend to their clients.

RCAP will have the second largest network of financial advisors after giving effect to the recent and pending acquisitions with over 9,100 in the United States that collectively have approximately $208.3 billion in assets under administration on a pro forma basis as of March 31, 2014.

Investment Management.  RCAP’s investment management platform, which primarily will involve fund-of-funds investments, will provide investment advisory, distribution and other services, such as transfer agent and fund administration services, to the Hatteras family of funds. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that included seven open-end mutual funds and one closed-end fund as of March 31, 2014.

A broker-dealer subsidiary of Hatteras will act as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

RCAP’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (866) 904-2988.

For additional information about RCAP, see “RCS Capital Corporation” beginning on page 144.

The Recent and Pending Acquisitions (see page 166)

As part of its plan to expand, diversify and grow its business, RCAP completed the Cetera acquisition on April 29, 2014, and it has entered into agreements to acquire the other acquired businesses. Cetera, First Allied, ICH, J.P. Turner ICH and Summit, collectively had over 9,100 financial advisors in 5,881 branch offices across the United States, with approximately $208.3 billion of assets under administration and approximately 1.9 million clients as of March 31, 2014. Collectively, these independent broker-dealers earned approximately $199,000 in gross revenue per financial advisor for the year ended December 31, 2013. RCAP has also entered into an agreement to acquire the assets of Hatteras, a company engaged in sponsoring, managing and distributing alternative investment funds registered as investment companies with the SEC. RCAP’s plan to expand and grow its business also includes the exchange transactions.

Cetera and each of the other acquired businesses will continue to operate independently under separate brands and management, with Cetera, First Allied, ICH, J.P. Turner and Summit comprising RCAP’s independent retail advice platform and Hatteras comprising its investment management platform.

The following table sets forth certain operating metrics of the acquired businesses that will comprise RCAP’s independent retail advice platform as of March 31, 2014 (except as otherwise noted).

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera(2)	$152.0 billion	6,833	$174	(3)	1,325	4,544
First Allied	33.7 billion	1,194	294		419	583
ICH	8.9 billion	452	211		106	340
J.P. Turner	4.3 billion	323	257		46	176
Summit	9.4 billion	324	284		50	238
Total	$208.3 billion	9,126	$199	(4)	1,946	5,881

(1)	For the year ended December 31, 2013.
(2)	The Cetera acquisition was completed on April 29, 2014.
(3)	Based on pro forma 2013 revenues.
(4)	Represents the weighted average.

The Cetera Acquisition.  On April 29, 2014, RCAP completed the acquisition of Cetera, the initial component of our independent retail advice platform targeting mass affluent investors. Formed in 2010 through the purchase of three ING Groep N.V. broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) and Cetera Financial Specialists LLC. With approximately 6,833 financial advisors in 4,544 branch offices across the United States, $152.0 billion in assets under administration and approximately 1,325,000 clients as of March 31, 2014, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the year ended December 31, 2013 on a pro forma basis.

RCAP paid consideration of $1.15 billion in cash, including repayment of $208.5 million of debt of Cetera at closing.

The Cetera Financings.  In order to complete the Cetera acquisition, RCAP entered into a series of financing transactions, which we refer to collectively as the Cetera financings, with Luxor Capital Group, LP, or Luxor, and certain banks, including Barclays Bank PLC, or Barclays, and Bank of America, N.A., or Bank of America, which we refer to collectively as the banks, and entered into certain other agreements related thereto.

Concurrently with the closing of the Cetera acquisition on April 29, 2014, RCAP entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years, or the revolving facility and, together with the term facilities, the bank facilities.

Also on April 29, 2014, RCAP, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase up to $50.0 million in shares of RCAP Class A common stock, which we refer to as the Luxor common stock, in a private offering, which we refer to as the concurrent private offering, to be conducted concurrently with, and at the same price per share as, a proposed public offering of RCAP Class A common stock by RCAP and RCAP Holdings, which we refer to as RCAP’s proposed public offering, pursuant to a registration statement filed with the SEC. We also made certain other agreements with Luxor.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to RCAP upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to RCAP upon issuance of $240.0 million).

Proposed Public Offering Pursuant to Form S-1, as amended.  On February 13, 2014, RCAP filed a Registration Statement on Form S-1 with the SEC relating to a proposed public offering of shares of Class A common stock of RCAP, which we refer to as RCAP’s proposed public offering or the public offering. The shares of Class A common stock included in the proposed public offering are expected to be sold by RCAP and by RCAP Holdings, as selling stockholder. Concurrently with the closing of the proposed public offering, the Company expects to complete a concurrent private offering to Luxor at the public offering price per share pursuant to the securities purchase agreement under which the Luxor securities were sold in connection with the Cetera financings. The Company intends to use the net proceeds from the proposed public offering and the concurrent private offering, which we also refer to as the RCAP offerings, to fund a portion of the cash consideration and expenses required for the pending acquisitions and for working capital purposes. The proposed public offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, RCAP intends to use the net proceeds from the proposed public offering for general corporate purposes, including additional acquisitions. There can be no assurance that the proposed public offering or the concurrent private offering will be consummated.

The First Allied Acquisition.  First Allied is a leading independent broker dealer with approximately 1,194 financial advisors in 583 branch offices across the United States, $33.7 billion in assets under administration and approximately 419,000 clients as of March 31, 2014. First Allied had approximately $294,000 in gross revenue per financial advisor for the year ended December 31, 2013.

First Allied was acquired by RCAP Holdings through a merger transaction on September 25, 2013 for an effective cost of $177.0 million, consisting of $145.0 million in merger consideration (including exchangeable notes issued by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied, which we refer to as the First Allied indebtedness, outstanding immediately following consummation of the merger.

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital.

On April 3, 2014, RCAP entered into the First Allied contribution agreement pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to RCAP. As consideration for this contribution, 11,264,929 shares of RCAP Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the volume weighted average price, or VWAP, of RCAP Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million.

The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $370.6 million, based on the closing price for our Class A common stock of $32.90 per share on May 9, 2014. Accordingly, the effective cost to RCAP for the First Allied acquisition will be $404.4 million (including $33.8 million of First Allied indebtedness and assuming a closing price for RCAP Class A common stock of $32.90 per share on the date of consummation of the contribution), which is $227.4 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement. In addition, immediately following consummation of the contribution, $33.8 million of First Allied indebtedness (which RCAP expects will be repaid with the proceeds from RCAP’s proposed public offering and the concurrent public offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. Under the terms of the bank facilities RCAP entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness, RCAP’s obligations under the bank facilities also will be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

The Hatteras Acquisition.  Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that includes seven open-end mutual funds and a closed-end fund as of March 31, 2014.

On October 1, 2013, RCAP entered into the Hatteras purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of RCAP will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

RCAP will pay aggregate estimated consideration of $40.0 million in cash, subject to certain adjustments, and earn-out payments in 2016 and 2018 based on Hatteras’ pre-tax net income.

The J.P. Turner Acquisition.  J.P. Turner is a retail broker-dealer and investment adviser with approximately 323 financial advisors in 176 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 50,000 clients as of March 31, 2014. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the year ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, RCAP entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of RCAP will purchase all outstanding membership interests in J.P. Turner held by the sellers.

RCAP will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of RCAP Class A common stock, subject to certain adjustments and earn-outs.

The Summit Acquisition.  Summit is a public company with its common stock traded on the over-the- counter market under the symbol “SFNS” that had approximately 324 financial advisors providing securities brokerage and investment retail advice in 238 branch office across the United States with concentration in the southeast, $9.4 billion in assets under administration and approximately 50,000 clients as of March 31, 2014. Summit had approximately $284,000 in gross revenue per financial advisor for the year ended December 31, 2013.

On November 16, 2013, RCAP entered into the Summit merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, as amended, a wholly owned subsidiary of RCAP will merge with and into Summit with Summit surviving the merger as a subsidiary of RCAP.

RCAP will pay aggregate estimated consideration of $49.0 million in the Summit acquisition, of which approximately 80% will be in cash and approximately 20% will be in shares of RCAP Class A common stock.

The Exchange Transactions.  On February 11, 2014, RCAP engaged in a series of transactions, which we refer to as the exchange transactions, to restructure its capital structure and the ownership structure of the operating subsidiaries. The exchange transactions were also part of RCAP’s plan to expand, diversify and grow its business.

RCAP’s Structure.  The diagram below depicts RCAP’s current organizational structure.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	RCAP Class A common stock is entitled to one vote per share, and there were 28,317,237 shares outstanding as of May 9, 2014.
(3)	The sole outstanding share of RCAP Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings, LLC and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of its Class B common stock to be amended during or after February 2016 to allow RCS Capital Corporation to redeem any outstanding Class B common stock owned by RCAP Holdings, LLC for cash, but RCAP is currently prohibited from doing so by the restricted payments covenant contained in the bank facilities. Any such redemption would also be subject to RCAP obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”
(4)	Luxor does not own any shares of RCAP Class A common stock as of the date of this proxy statement/prospectus. Assuming the issuance of all 18,992,474 million shares of RCAP Class A common stock issuable upon conversion at the conversion rate applicable as of May 9, 2014 to all of the convertible preferred stock and all of the convertible notes held by Luxor and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Luxor would control 20.1% of RCAP’s combined voting power and Messrs. Schorsch and Kahane, through their control of RCAP Holdings, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of RCAP Class A common stock, would control 75.11% of our combined voting power.

(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to (i) downward adjustment to no less than 17.5% (depending on the size of RCAP’s proposed public offering), (ii) a call right for RCS Capital Corporation, and (iii) a put right for Luxor. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	The members of RCAP Holdings also own 310,947 earned LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “RCS Capital Corporation — Management — 2013 Manager Multi-Year Outperformance Agreement.”
(7)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its operating subsidiaries as an intermediate holding company.
(8)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings, LLC through its ownership of the Class A Units.
(9)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers.
(10)	All of the equity interests of First Allied Holdings Inc. currently are owned by RCAP Holdings, LLC. Following the completion of the First Allied acquisition, such equity interests will be owned by RCS Capital Corporation.
(11)	See “RCS Capital Corporation — Relationships and Related Party Transactions — The Cetera Financings—Assignment of Debt of RCAP Holdings to American Realty Capital.”
(12)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

Our Structure

The diagram below depicts our current organizational structure.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	RCAP Class A common stock is entitled to one vote per share. The number of shares of RCAP Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that 1,083,890 shares of RCAP Class A common stock will be issued in connection with the pending acquisitions, estimated based on $32.90 per share of RCAP Class A common stock, the closing price on May 9, 2014.
(3)	The sole outstanding share of RCAP Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings and the members of RCAP Holdings, LLC, the rights of Class B common stock may be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but RCAP is currently prohibited from doing so by the restricted payments covenant contained in the bank facilities. Any such redemption would also be subject to RCAP obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”
(4)	Does not include an estimated 19,607,209 shares of our Class A common stock issuable on conversion at the conversion rate applicable as of May 9, 2014 to all of the convertible preferred stock and all of the convertible notes issued to Luxor as part of the Cetera financings and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Assuming the issuance of all such shares of our Class A common stock Luxor would control 20.46% of our combined voting power.

(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to (i) downward adjustment to no less than 17.5% (depending on the size of RCAP’s proposed public offering, (ii) a call right for RCS Capital Corporation, and (iii) a put right for Luxor. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its subsidiaries as an intermediate holding company.
(7)	Realty Capital Securities, LLC is an operating subsidiary of RCS Capital Corporation and a FINRA member.
(8)	Subsidiaries of First Allied Holdings Inc. currently include First Allied Securities, Inc., which is a FINRA member and a SEC-registered investment adviser, First Allied Advisory Services, Inc. and First Allied Asset Management, Inc., which are SEC-registered investment advisers, and Legend Group Holdings, LLC. Subsidiaries of Legend Group Holdings, LLC currently include Legend Advisory Corporation, which is a SEC-registered investment adviser, and Legend Equities Corporation, which is a FINRA member and a licensed insurance agency.
(9)	Subsidiaries of Summit Financial Services Group, Inc. currently include Summit Brokerage Services, Inc., which is a FINRA member, Summit Financial Group, Inc., which is a SEC-registered investment adviser, and SBS Insurance Agency of Florida, Inc., which is a licensed insurance agency.
(10)	Investors Capital Holdings, LLC is the name of the entity that will survive the ICH acquisition. Subsidiaries of Investors Capital Holdings, Ltd. currently include Investors Capital Corporation, which is a FINRA member and a SEC-registered investment adviser, Advisor Direct, Inc., which is a FINRA member, and ICC Insurance Agency, Inc., which is a licensed insurance agency.
(11)	The subsidiary of RCS Capital Corporation formed to acquire the Hatteras Funds Group will do business as Hatteras Funds, LLC. The Hatteras Funds Group currently includes Hatteras Capital Distributors LLC, which is a FINRA member, and Hatteras Investment Partners, which is a SEC-registered investment adviser.
(12)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers. Cetera Financial Holdings, Inc. is currently an operating subsidiary of RCS Capital Corporation.
(13)	The subsidiary of RCS Capital Corporation formed to acquire J.P. Turner & Company, LLC, which is a FINRA member, and J.P. Turner & Company Capital Management, LLC, which is a SEC-registered investment adviser, will do business as J.P. Turner & Company, LLC.
(14)	RCS Advisory Services, LLC is currently an operating subsidiary of RCS Capital Corporation.
(15)	American National Stock Transfer, LLC is currently an operating subsidiary of RCS Capital Corporation and a SEC-registered transfer agent.
(16)	The members of RCAP Holdings, LLC also own 310,947 earned LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “RCS Capital Corporation — Management — 2013 Manager Multi-Year Outperformance Agreement.”
(17)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC will be held by RCS Holdings, LLC through its ownership of the Class A Units.
(18)	See “RCS Capital Corporation — Relationships and Related Party Transactions — The Cetera Financings—Assignment of Debt of RCAP Holdings to American Realty Capital.”
(19)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

For additional information about the pending acquisitions and the exchange transactions, see “RCS Capital Corporation — The Recent and Pending Acquisitions” beginning on page 166 and “RCS Capital Corporation — Our Structure and the Exchange Transactions” beginning on page 178.

Investors Capital Holdings, Ltd.

Incorporated in 1995, Investors Capital Holdings, Ltd., or “ICH,” a Delaware corporation, is a financial services holding company that operates primarily through its wholly owned broker-dealer and registered investment advisor subsidiary, Investors Capital Corporation, or “ICC,” a Massachusetts corporation established in July 1992. ICC provides to investors (i) broker-dealer services primarily in support of trading and investment in securities such as corporate stocks and bonds, U.S. government securities, municipal bonds, mutual funds, variable annuities, alternative investments and variable life insurance, including provision of market information, internet trading and portfolio tracking facilities and records management, and (ii) investment advisory services, including asset allocation, management, and portfolio rebalancing conducting as dually-registered business as Investors Capital Advisory Services, or “ICA.” Additionally, ICH operates two other wholly owned subsidiaries; ICC Insurance Agency, Inc., a life insurance service provider established in Massachusetts in January 1990, and Advisor Direct, Incorporated, a (k)(1) broker-dealer established in Massachusetts in June 2006, currently in shell form only. Lastly, ICH Securities was established to hold cash to maximize income tax rates applied at the Massachusetts state level.

ICH’s principal executive offices are located at Six Kimball Lane, Suite 150, Lynnfield, MA 01940, and its telephone number is (781) 593-8565.

For additional information about ICH, see “Investor Capital Holdings, Ltd.” beginning on page 246.

Merger Sub (see page 265)

Zoe Acquisition, LLC, or “Merger Sub,” a Delaware corporation and a wholly owned subsidiary of RCAP, was formed on October 15, 2013 by RCAP solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities to date, and does not expect to carry on any activities, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Upon the completion of the merger, ICH will cease to exist and Merger Sub will continue as the surviving entity in the merger and as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.”

Merger Sub’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (866) 904-2988.

The Special Meeting; Stockholders Entitled to Vote; Vote Required (see page 84)

Meeting:  A special meeting of ICH stockholders, referred to as the “special meeting,” will be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, Massachusetts, on July 8, 2014, commencing at 10:00 a.m. local time, for the following purposes:

1.	to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger;
2.	to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger; and
3.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Record Date.  Only ICH stockholders of record at the close of business on May 9, 2014 will be entitled to receive notice of and to vote at the special meeting. On the record date, there were 7,238,309 shares of ICH common stock outstanding and entitled to vote at the special meeting, held by approximately 216 holders of record. Each share of ICH common stock issued and outstanding on the record date is entitled to one vote on each proposal to be voted upon at the special meeting.

Required Vote.  To approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, holders of at least a majority of the outstanding shares of ICH common stock entitled to vote at the special meeting must vote in favor of such proposal. ICH cannot complete the merger unless its stockholders approve the proposal to adopt the merger agreement. Because approval is based on the affirmative vote of at least a majority of the outstanding shares of ICH common stock entitled to vote at the special meeting, the failure of any ICH stockholder to vote (i.e., to submit a proxy or vote in person at the special meeting) and any abstention from voting by any ICH stockholder will have the same effect as a vote against this proposal. Likewise, broker non-votes will have the same effect as voting against the proposal to adopt the merger agreement. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank, trustee or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a “non-routine” proposal, with respect to which the broker, bank, trustee or other nominee does not have discretionary voting power. In this case, brokers, banks and other nominees do not have discretionary authority to vote on the proposal to adopt the merger agreement because this proposal is “non-routine.” Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote against adoption of the merger agreement.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of ICH common stock outstanding and entitled to vote at the special meeting constitutes a quorum for purposes of the special meeting. Assuming a quorum is present, approval of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger requires the affirmative vote of a majority of the shares of ICH common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Similarly, but regardless of whether a quorum is present, approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement, requires the affirmative vote of holders of a majority of the shares of ICH common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Approval of these proposals is based on the number of shares present — not the number of outstanding shares. Abstentions from voting will therefore have the same effect as a vote against these proposals. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on these “non-routine” proposals and therefore will not be able to vote on these proposals absent instructions from the beneficial owner; however, “broker non-votes” and failures to vote (i.e., to submit a proxy or vote in person at the special meeting) by any ICH stockholder will have no effect on the vote to approve on a non-binding advisory basis the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger or the vote to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement (except, in each case, for reducing the number of affirmative votes required to achieve the requisite majority by reducing the total number of shares from which that majority is calculated and, with respect to failures to vote, raising the number of stockholders required to attend the special meeting for a quorum to be present, where required).

Stock Ownership of and Voting by ICH’s Directors and Executive Officers.  At the close of business on the record date for the special meeting, ICH’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,326,552 shares of ICH common stock (including 762,624 shares subject to the voting agreement described below) at the special meeting, which represent approximately 18.33% of the ICH shares entitled to vote at the special meeting. It is expected that ICH’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, “FOR” the advisory proposal to approve the compensation payable to ICH’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger.

The Merger (see page 91)

Upon the terms and subject to the conditions of the merger agreement, ICH will merge with and into Merger Sub, a wholly owned subsidiary of RCAP, and Merger Sub will survive the merger and continue as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.” We refer to this transaction as the “merger.” As a result of the merger, ICH common stock will cease to be publicly traded.

The Merger Agreement (see pages 91 and 117)

A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus. You should read the entire merger agreement carefully because it is the principal document governing the merger.

What You Will Receive in the Merger (see page 117)

If the merger agreement is adopted by the stockholders of ICH and the merger is subsequently completed, at the effective time of the merger, each share of ICH common stock outstanding immediately prior to such time (including shares of restricted ICH common stock and shares issued upon exercise of options to purchase shares of ICH common stock, but excluding shares held by ICH, any wholly owned subsidiary of ICH, RCAP or any wholly owned subsidiary of RCAP) will be cancelled and converted into the right to receive, at the election of the holder thereof and subject to the limitation on the amount of cash consideration payable in the merger described below, (i) $7.25 in cash, which we refer to sometimes as the “cash consideration,” or (ii) a number of shares of RCAP Class A common stock equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the New York Stock Exchange, or NYSE, as reported by Bloomberg L.P. or other available source mutually agreed by ICH and RCAP, for the five consecutive trading days immediately preceding the closing date of the merger (plus cash in lieu of fractional shares), which we refer to sometimes as the “stock consideration.” Stockholders of ICH who own more than one share of ICH common stock may elect, subject to the same limitation, to receive a combination of cash consideration and stock consideration with respect to their ICH shares. Cash will be paid in lieu of any fractional shares of RCAP Class A common stock (valued based on the same formula). ICH stockholders who fail to make a valid election will automatically receive stock consideration for their ICH shares.

Under the merger agreement, in no event may the aggregate cash consideration payable in the merger, together with cash paid in lieu of fractional shares, exceed 60% of the total merger consideration. If the aggregate elections for payment in cash would cause the aggregate merger consideration payable in cash, together with cash paid in lieu of fractional shares, to exceed such 60% threshold, the amount of cash consideration paid will be reduced on a pro rata basis such that the 60% threshold is not exceeded, and any excess consideration will be paid in the form of RCAP Class A common stock. This means that ICH stockholders who elect to receive any portion of the merger consideration in cash may receive RCAP Class A common stock in lieu of some of the cash consideration they elected to receive.

An election form, which will separately be mailed to ICH stockholders, will allow ICH stockholders, subject to the foregoing, to indicate prior to the election deadline the form of merger consideration they wish to receive with respect to their ICH shares if the merger is consummated.

Treatment of Restricted Stock and Options (see page 118)

At the effective time of the merger, each restricted share of ICH common stock that is outstanding immediately prior to such time will become vested, free of restriction and will be cancelled and converted into the right to receive the applicable per share merger consideration, less any applicable withholding taxes. As a condition to RCAP’s obligation to complete the merger, all outstanding options to purchase shares of ICH common stock must be exercised before the closing of the merger. Prior to their exercise on May 9, 2014, all of such options were owned by Timothy B. Murphy, ICH’s President and Chief Executive Officer, were vested and could be exercised at any time. On May 9, 2014, Mr. Murphy exercised all of his options to purchase 150,000 shares of ICH common stock.

Voting Agreement (see page 138)

Concurrently with the execution of the merger agreement, Timothy B. Murphy, ICH’s President and Chief Executive Officer, entered into a voting agreement with RCAP (with respect to 762,624 shares of ICH common stock, representing approximately 10.54% of ICH common stock outstanding on the record date), pursuant to which Mr. Murphy (where applicable, acting solely in his capacity as a stockholder, and not as an officer or director, of ICH), among other things, has agreed to vote his shares of ICH common stock in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement and against any alternative transaction.

A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B.

Recommendation of the ICH Board of Directors and Its Reasons for the Merger (see page 98)

The special committee, established by resolution of the ICH board of directors on September 16, 2013, is a committee consisting solely of the independent directors of ICH that was established, in light of the significance of the potential transaction with RCAP, to pursue and facilitate negotiations with RCAP, evaluate the terms of a potential acquisition of ICH with RCAP and to make a recommendation to the ICH board of directors with respect to any such transaction. The special committee consists of William J. Atherton, as chairman, Blaise Aguirre, Rob Martin and Robert Mazzarella.

Acting upon the unanimous recommendation of the special committee, the ICH board of directors (i) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders, (ii) has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) unanimously recommends that ICH stockholders vote “FOR” the approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the approval of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

In making their respective recommendations, the special committee and the ICH board of directors duly considered a number of factors. These considerations are described in the section entitled “The Merger —  ICH’s Reasons for the Merger and Recommendation of the ICH Board of Directors” starting on page 98.

Opinion of Financial Advisor to the Special Committee (see page 104)

Cassel Salpeter & Co., LLC, or “Cassel Salpeter,” an investment banking firm, rendered its oral opinion to the special committee on October 27, 2013 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) as to, as of October 27, 2013, the fairness, from a financial point of view, to the holders of ICH common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement.

The opinion was provided for the use and benefit of the special committee in connection with its consideration of the merger and only addressed, as of the date of the opinion, the fairness, from a financial point of view, to the holders of ICH common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or the merger agreement. The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger, including, without limitation, whether to elect to receive cash or shares of RCAP Class A common stock as merger consideration.

Interests of ICH’s Directors and Executive Officers in the Merger (see page 112)

In considering the recommendations of the ICH board of directors in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, you should be aware that some of the directors and executive officers of ICH have interests in the merger that are different from, or are in addition to, the interests of ICH stockholders. These interests include the following:

•	as of May 9, 2014, directors and executive officers of ICH and their respective affiliates beneficially owned 1,326,552 shares of ICH common stock (including 153,212 shares of restricted ICH common stock, all of which will vest at the effective time of the merger), representing approximately 18.33% of the outstanding shares of ICH common stock, with respect to which they will receive merger consideration;

•	on May 9, 2014, Mr. Murphy exercised all of his options to purchase 150,000 shares of ICH common stock, which, prior to such exercise, represented all of the outstanding options to purchase shares of ICH common stock;
•	Merger Sub, as the surviving entity in the merger, has agreed in the merger agreement to indemnify ICH’s directors and officers against certain claims and liabilities and maintain director and officer liability insurance coverage, at no expense to the beneficiaries, for a period of six years from the effective time of the merger;
•	certain amounts may be paid or become payable to ICH’s named executive officers in connection with the merger, as reported in the Merger-Related Compensation Table on page 114; and
•	concurrently with the execution of the merger agreement, Timothy B. Murphy (President and Chief Executive Officer) entered into an employment agreement with Merger Sub (as the surviving entity in the merger), and each of John G. Cataldo (Chief Compliance Officer), Kathleen L. Donnelly (Chief Financial Officer), Melissa Tarentino (Chief Risk Officer and General Counsel) and James L. Wallace (Chief Operating Officer) entered into offer letters with Merger Sub (as the surviving entity in the merger), relating to his or her continued employment at the surviving entity after the effective time of the merger, which employment agreement and offer letters will become effective as of the effective time of the merger.

The special committee, in reaching its decision to recommend the approval of the merger agreement and the merger to the ICH board of directors, and the ICH board of directors, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the ICH stockholders vote in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, were aware of and considered these interests, among other matters. See the section entitled “The Merger — Interests of ICH’s Directors and Executive Officers in the Merger.”

Approval of Compensation that May be Paid or Become Payable to ICH’s Named Executive Officers in Connection with the Merger (see page 113)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires ICH to seek a non-binding advisory vote from its stockholders with respect to certain compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, as reported on the Merger-Related Compensation Table on page 114. The ICH board of directors unanimously recommends that you vote “FOR” approval of this non-binding advisory proposal.

Approval of the proposal regarding compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger requires the affirmative vote of the holders of at least a majority of the shares of ICH common stock present, in person or by proxy, at the special meeting and entitled to vote at the special meeting.

Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on ICH or RCAP. Therefore, regardless of whether or not the ICH stockholders approve the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, if the merger agreement is adopted by the stockholders and the merger is completed, such compensation will be payable, subject only to the conditions applicable to the payment thereof.

Effective Time of the Merger (see page 117)

On the closing date of the merger, ICH, RCAP and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is so filed, unless a later date is specified in those filings. We expect the closing of the merger to occur in the second calendar quarter of 2014. However, the merger is subject to the receipt of ICH stockholder approval, certain regulatory and self-regulatory clearances and the satisfaction or waiver of the other conditions set forth in the merger agreement. In addition, the parties have the right to terminate the merger agreement if those conditions have not been satisfied or waived on or prior to July 31, 2014. It is possible that factors outside the control of ICH and RCAP could result in the merger being completed later than the second calendar quarter of 2014 or not at all. There can be no assurances as to when or if the merger will close.

Elections and Election Forms (see page 119)

An election form will be separately mailed to you on or around the date of this proxy statement/prospectus. The election form allows ICH stockholders to indicate prior to the election deadline the form of merger consideration they wish to receive with respect to their ICH shares if the merger is consummated. ICH stockholders who fail to make a valid election will automatically receive RCAP Class A common stock. Whether or not you plan to attend the special meeting in person, please use the election form that will separately be mailed to you to indicate your choice of consideration and promptly sign and mail it in the enclosed pre-addressed, postage-paid envelope so that it is received prior to the election deadline.

Surrender of ICH Stock Certificates (see page 120)

As soon as practicable after the effective time of the merger, the exchange agent selected by RCAP, Computershare, will mail a letter of transmittal and instructions to you for use in surrendering your shares of ICH common stock, including any stock certificates evidencing such shares, in exchange for the merger consideration. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you evidence of the book-entry of the number of shares of RCAP Class A common stock and/or cash to which you are entitled under the merger agreement. Please do not send any stock certificates until you receive the letter of transmittal and instructions (unless you are required to do so in connection with your election).

Accounting Treatment (see page 115)

There were 28,317,237 shares of RCAP Class A common stock outstanding as of May 9, 2014, and RCAP will be the acquirer for accounting purposes. RCAP intends to account for the merger as an acquisition using the acquisition method of accounting under generally accepted accounting principles. ICH’s operating results will be included with RCAP’s beginning at the effective time of the merger.

United States Federal Income Tax Consequences (see page 139)

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the completion of the merger is conditioned on the receipt by each of RCAP and ICH of an opinion from its counsel to the effect that the merger will qualify as a reorganization. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of RCAP and ICH has received an opinion from its counsel to the same effect as the opinions described above. Accordingly, and on the basis of the opinions delivered in connection herewith, U.S. Stockholders (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus) holding ICH common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of solely RCAP Class A common stock in exchange for ICH common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of RCAP Class A common stock. U.S. Stockholders holding ICH common stock generally will recognize gain or loss if they exchange their shares of ICH common stock solely for cash in the merger. Generally, U.S. Stockholders holding ICH common stock will recognize gain (if any), but not loss, if they exchange their shares of ICH common stock for a combination of RCAP Class A common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 139 for a discussion of material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the U.S. federal income tax consequences of the merger to you, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Listing of RCAP Class A Common Stock; Delisting and Deregistration of ICH Common Stock (see pages 115 and 131)

RCAP Class A common stock is currently listed on the NYSE under the ticker symbol “RCAP.” RCAP will apply to list the shares of RCAP Class A common stock to be issued in the merger on the NYSE. We expect that, when the merger is completed, those shares will be listed on the NYSE. ICH common stock is currently listed on the NYSE MKT under the ticker symbol “ICH.” If the merger is completed, ICH common stock will cease to be listed on the NYSE MKT and will be deregistered under the Exchange Act.

No Appraisal Rights (see page 114)

Appraisal rights are statutory rights that, under certain circumstances, enable stockholders to dissent from an extraordinary transaction, such as a significant business combination, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under Delaware law, holders of ICH common stock are not entitled to appraisal rights in connection with the merger. For more information, see “The Merger — No Appraisal Rights.”

Conditions to the Merger (see page 133)

The obligations of RCAP and ICH to effect the merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the adoption of the merger agreement by the requisite majority of ICH stockholders;
•	the absence of any law, order or other legal restraint or prohibition by any court or other governmental authority that makes illegal or prohibits the consummation of the merger;
•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and
•	FINRA’s written approval of an application under National Association of Securities Dealers, or “NASD,” Rule 1017 in connection with the merger.

In addition, the obligations of ICH to effect the merger are subject to the satisfaction or waiver (where permissible), of the following additional conditions:

•	the representations and warranties of RCAP and Merger Sub contained in the merger agreement being true and correct as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for representations and warranties made as of a specific date, which must be true and correct only on and as of that specific date), except for any failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RCAP (or prevent or materially impair the ability of RCAP to complete the merger);
•	RCAP and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the closing date of the merger;
•	the non-occurrence of any event or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on RCAP (or prevent or materially impair the ability of RCAP to consummate the merger) since the date of the original merger agreement;
•	receipt by ICH of a certificate executed by one of the executive officers of RCAP certifying as to the satisfaction of the conditions described in the preceding three bullets; and
•	receipt by ICH of an opinion of its special counsel, Bracewell & Guiliani LLP, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition, the obligations of RCAP and Merger Sub to effect the merger are subject to the satisfaction, or waiver (where permissible), of the following additional conditions:

•	the representations and warranties of ICH contained in the merger agreement relating to (i) ICH’s organization, qualification, and authority, (ii) the absence of conflicts, (iii) the inapplicability of anti-takeover laws to the merger, (iv) the absence of brokers or finders used by ICH, other than Cassel Salpeter, and (v) the issuance of the opinion of Cassel Salpeter, being true and correct in all material respects as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for any such representations and warranties made as of a specific date, which must be true and correct in all material respects only on and as of that specific date);
•	the representations and warranties of ICH contained in the merger agreement relating to capital structure and its subsidiaries being true and correct in all but de minimis respects as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for any such representations and warranties made as of a specific date, which must be true and correct in all but de minimis respects only on and as of that specific date);
•	all other representations and warranties of ICH contained in the merger agreement being true and correct as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for representations and warranties made as of a specific date, which must be true and correct only on and as of that specific date), except for any failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ICH (or that prevent or materially impair the ability of ICH to complete the merger);
•	ICH having performed or complied in all material respects with all its agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing date of the merger;
•	the non-occurrence of any event or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on ICH (or prevent or materially impair the ability of ICH to consummate the merger) since the date of the original merger agreement;
•	ICH having, as of the closing date, the financial advisors (including certain financial advisors retained after the execution of the merger agreement) generating not less than 95% of the gross dealer concessions generated over the 12 months immediately preceding the date of the original merger agreement;
•	ICH having, as of the closing date, assets under administration (as adjusted pursuant to the merger agreement) equal to not less than 90% of ICH’s assets under administration as of the date of the original merger agreement;
•	ICH having, as of the closing date, net working capital of at least $5.1 million (or, if greater, such amount as necessary to allow any subsidiary of ICH that is a broker-dealer to meet the requirements of SEC Rule 15c3-1);
•	all outstanding options to purchase ICH common stock having been fully exercised;
•	receipt by RCAP of a certificate executed by the chief executive officer and chief financial officer of ICH certifying as to the satisfaction of the conditions described in the preceding nine bullets;
•	ICH having provided to RCAP an affidavit of non-foreign status that complies with the Treasury regulations under section 1445 of the U.S. Internal Revenue Code of 1986, as amended, or Code; and
•	receipt by RCAP of an opinion of its special counsel, Proskauer Rose LLP, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Regulatory Approvals (see page 115)

The following is a summary of the material regulatory and self-regulatory requirements for completion of the merger. There can be no guarantee if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain. For further information, see “Risk Factors” beginning on page 42.

Registration of RCAP Shares.  RCAP must comply with applicable securities laws in connection with the issuance of shares of RCAP Class A common stock to ICH stockholders in the merger and the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part.

FINRA’s NASD Rule 1017.  A subsidiary of ICH that is registered with the SEC as a broker-dealer is required to obtain the written approval of FINRA under NASD Rule 1017 in connection with the merger. An application to obtain such approval was filed on December 16, 2013.

No Solicitation by ICH of Alternative Acquisition Proposals (see page 126)

Under the merger agreement, ICH has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries’ officers, directors, managers, employees, consultants, attorneys, accountants, investment bankers and financial advisors, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate any inquiry, discussion offer or request that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal;
•	engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of an alternative acquisition proposal;
•	approve or recommend an alternative acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement relating to an alternative acquisition proposal; or
•	propose or agree to do any of the foregoing.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, at any time prior to ICH stockholders voting in favor of the proposal to adopt the merger agreement, ICH may furnish non-public information, with respect to it and its subsidiaries to, and engage in discussions or negotiations with, any third party that makes an unsolicited bona fide written alternative acquisition proposal, if ICH enters into an acceptable confidentiality agreement with such party and the ICH board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal constitutes or is reasonably likely to result in a “superior proposal.”

ICH has also agreed in the merger agreement that it will promptly, and in any event within 24 hours, (i) notify RCAP after receipt of any alternative acquisition proposal, any request for information or inquiry with regard to any alternative acquisition proposal, and indicate the material terms and the identity of the person making any such alternative acquisition proposal, request or inquiry, and (ii) notify RCAP if it enters into discussions or negotiations concerning any acquisition proposal, and keep RCAP informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

Under the merger agreement, the ICH board of directors (i) may not (and may not publicly propose to) withhold, withdraw, modify or qualify in a manner adverse to RCAP or Merger Sub its recommendation that ICH stockholders approve the proposal to adopt the merger agreement, (ii) may not (and may not publicly propose to) approve, adopt or recommend any alternative acquisition proposal, (iii) may not fail to include its recommendation that ICH stockholders approve the proposal to adopt the merger agreement in this proxy statement/prospectus, (iv) may not fail to publicly recommend against any alternative acquisition proposal or to reaffirm its recommendation that ICH stockholders approve the proposal to adopt the merger agreement in each case within 10 days of a request of RCAP to do so and (v) may not approve, adopt or recommend an alternative acquisition proposal, or cause or permit ICH to enter into any “alternative acquisition agreement.”

However, the ICH board of directors may, under certain specified circumstances, at any time prior to ICH stockholders voting in favor of the proposal to adopt the merger agreement, withdraw its recommendation that

ICH stockholders vote in favor of such proposal and approve, adopt or recommend that ICH stockholders approve an alternative acquisition proposal, if the ICH board of directors (i) has received an unsolicited bona fide alternative acquisition proposal that it determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal (taking into account any adjustments offered by RCAP as contemplated by the merger agreement) and (ii) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law. In these circumstances, the ICH board of directors may also terminate the merger agreement and enter into an alternative acquisition agreement if, concurrently with such termination, pays to RCAP a termination fee of $2,500,000 and expenses in the amount of $500,000.

The merger agreement requires ICH and its subsidiaries and their respective officers, directors, employees and representatives to (i) cease and cause to be terminated any discussions or negotiations with any third party conducted prior to the execution of the merger agreement regarding any alternative acquisition proposal, (ii) take action to enforce any confidentiality provisions to or of which ICH or one of its subsidiaries a party or beneficiary and (iii) request the return or destruction of all confidential information previously provided to any third parties in connection with the solicitation or an alternative acquisition proposal.

Termination of Merger Agreement (see page 135)

The merger agreement may be terminated at any time before completion of the merger in any of the following ways:

•	by mutual written agreement of RCAP and ICH;
•	by either RCAP or ICH if the effective time of the merger has not occurred on or before July 31, 2014, or the “outside date.” Such right to terminate will not be available to any party whose failure to perform any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the effective time of the merger to occur by the outside date;
•	by either RCAP or ICH if any court or governmental entity of competent jurisdiction has issued an order, decree or ruling enjoining or prohibiting the merger which has become final and non-appealable. Such right to terminate will not be available to a party if the issuance of such order, decree or ruling was primarily due to such party’s failure to perform any of its obligations under the merger agreement;
•	by either RCAP or ICH if the ICH stockholders fail to adopt the merger agreement and approve the merger at the special meeting;
•	by ICH upon a breach of any representation, warranty, covenant or agreement of RCAP or Merger Sub contained in the merger agreement that would result in a failure of any of the related conditions to ICH’s obligation to consummate the merger to be satisfied and that either (i) is not capable of being cured before the outside date or (ii) if capable of being cured, has not been cured by RCAP within 20 days following ICH’s receipt of written notice of such breach. However, ICH does not have this right to terminate the merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement such that the related conditions to RCAP’s obligation to consummate the merger would not be satisfied;
•	by ICH, at any time before ICH stockholders approve the proposal to adopt the merger agreement, in order to enter into an agreement with respect to a superior proposal if (i) ICH has complied in all material respects with the no-solicitation provisions in the merger agreement as described under the section titled “The Merger Agreement — No Solicitation by ICH of Alternative Acquisition Proposals” and (ii) ICH pays RCAP a termination fee of $2,500,000, plus $500,000 as expense reimbursement;
•	by RCAP upon a breach of any representation, warranty, covenant or agreement of ICH contained in the merger agreement that would result in a failure of any of the related conditions to RCAP’s obligation to consummate the merger to be satisfied and that either (i) is not capable of being cured before the outside date or (ii) if capable of being cured, has not been cured by ICH within 20 days following RCAP’s receipt of written notice of such breach. However, RCAP does not have this right to terminate the merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement such that the related conditions to ICH’s obligation to consummate the merger would not be satisfied;
•	by RCAP if (i) prior to the special meeting, the ICH board of directors withdraws, adversely changes or fails to reaffirm its recommendation that the ICH stockholders approve the proposal to adopt the merger agreement and approve the merger or approves, adopts or recommends an alternative acquisition proposal, (ii) ICH materially or willfully breaches any of the no-solicitation provisions of the merger agreement summarized above and described under the section titled “The Merger Agreement — No Solicitation by ICH of Alternative Acquisition Proposals” or (iii) ICH enters into an agreement with respect to an alternative acquisition proposal.

Expenses and Termination Fees (see page 136)

Upon termination of the merger agreement under certain circumstances, ICH must pay RCAP termination fee of $2,500,000 and/or reimburse RCAP for $500,000 in expenses. For more information, see “The Merger Agreement — Termination Fees and Expenses.”

Except for those termination fees and/or expenses payable by ICH and for fees and expenses related to the printing and filing of the registration statement of which this proxy statement/prospectus forms a part, the printing, filing and distribution of this proxy statement/prospectus and any application to FINRA pursuant to NASD Rule 1017 (in each case, other than attorneys’ and accountants’ fees), which will be shared equally by ICH and RCAP, all fees, costs and expenses incurred by RCAP and ICH in connection with the merger agreement and the merger will be paid by the party incurring those fees, costs or expenses, whether or not the merger is completed.

Comparison of the Rights of Holders of RCAP Class A Common Stock and ICH Common Stock (see page 266)

As a result of the completion of the merger, holders of ICH common stock will become holders of RCAP Class A common stock. Each of RCAP and ICH is a Delaware corporation governed by the General Corporation Law of the State of Delaware, or the “DGCL.” However, ICH stockholders receiving RCAP Class A common stock as merger consideration will have different rights once they become stockholders of RCAP due to differences between the governing corporate documents of ICH and the governing corporate documents of RCAP. These differences are described in detail under the section titled “Comparison of Certain Rights of Stockholders of RCAP and ICH” beginning on page 266.

Selected Historical and Pro Forma Consolidated Financial Data

Presented below is the selected consolidated financial data of RCAP and its operating subsidiaries as of and for the periods indicated. The following selected financial data of RCAP and its operating subsidiaries should be read in conjunction with, and are qualified by reference to, “RCS Capital Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected operating data for the years ended December 31, 2013, 2012 and 2011 and the selected statement of financial condition data as of December 31, 2013 and 2012 have been derived from the audited financial statements of RCAP included elsewhere in this proxy statement/prospectus. The selected operating data for the years ended December 31, 2010 and 2009, and the selected statement of financial condition data as of December 31, 2011, 2010 and 2009, have been derived from audited financial statements of Realty Capital Securities that are not included in this proxy statement/prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of the operating subsidiaries that was in operation as of and prior to December 31, 2012.

	Historical
	Year Ended December 31,
($ in thousands)	2013	2012	2011	2010	2009
Selected Operating Data:
Revenue	$886,495	$287,497	$174,729	$114,131	$28,219

	Historical
	Year Ended December 31,
($ in thousands)	2013	2012	2011	2010	2009
Operating expenses	785,943	280,085	170,987	116,513	32,230
Provision for income taxes(1)	2,202	—	—	—	—
Net income (loss)	$98,350	$7,412	$3,742	$(2,382)	$(4,011)
Statement of Financial Condition Data:
Cash	$45,744	$12,683	$3,941	$4,157	$1,730
Total assets	111,127	16,211	5,406	7,491	5,089
Total liabilities	31,601	10,485	2,538	4,324	1,763
Total stockholders’ equity	44,856	5,726	2,868	3,167	3,326
Non-controlling interest	34,670	—	—	—	—
Other Data:
Direct investment equity capital raised(2)	$8,629,800	$2,952,061	$1,765,125	$1,147,912	$284,438
Basic and diluted earnings per share of Class A common stock	1.04	—	—	—	—
Cash dividends declared per share of Class A common stock	0.54	—	—	—	—

(1)	During the years ended December 31, 2012, 2011, 2010 and 2009, Realty Capital Securities was the only one of RCAP’s operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).
(2)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of RCAP on a pro forma basis for the merger, the recent and pending acquisitions, including the merger, the proposed public offering and the concurrent private offering as of and for the periods indicated.

	Pro Forma for the Merger	Pro Forma for the Recent and Pending Acquisitions and Offerings
($ in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2013
	(unaudited)	(unaudited)
Selected Operating Data:
Revenue	$2,078,262	$2,576,709
Operating expenses	2,099,559	2,595,860
Provision for income taxes	(46,137)	—
Net income (loss)	$24,840	$(19,151)
Statement of Financial Condition Data:
Cash	$(77,732)	$244,185
Total assets	1,694,598	2,355,962
Total liabilities	1,356,251	1,532,327
Total equity	338,347	823,635

Unaudited Comparative Per Share Data

The following table shows, for the year ended December 31, 2013, historical and pro forma equivalent per share data for ICH common stock and historical and pro forma combined per share data for RCAP

Class A common stock. The information in the table is derived from each of ICH and RCAP’s respective historical consolidated financial statements and the unaudited pro forma consolidated financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the merger from the perspective of an owner of ICH common stock. These computations exclude any potential benefit to ICH stockholders from receiving any amount of cash as a component of the merger consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2013, and the pro forma adjustments to the balance sheet data are based on the assumption that the merger was completed on December 31, 2013.

Both companies’ actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved by either RCAP or ICH or of the future results of RCAP or its subsidiaries after the completion of the merger.

	ICH Common Stock	RCAP Common Stock
	Historical	Historical	Pro Forma for the merger
Income from Continuing Operations Per Share
Basic	$(0.25)	$1.04	$(24.65)
Diluted	$(0.25)	$1.04	$(24.65)
Cash Dividends Declared Per Share	$—	$0.54	$—
Book Value Per Share	$0.99	$17.94	$83.34

Comparative Market Value of Common Stock

Market Price Data

This table sets forth, for the periods indicated, the high and low sales prices per share of ICH common stock and RCAP Class A common stock as reported by the NYSE MKT (which, prior to May 14, 2012, was known as the American Stock Exchange) and the NYSE, respectively.

	Price Per Share of Common Stock
	ICH		RCAP
	High	Low	High	Low
2011
First Quarter	$6.50	$4.40	n/a	n/a
Second Quarter	$6.40	$4.22	n/a	n/a
Third Quarter	$5.20	$3.24	n/a	n/a
Fourth Quarter	$4.25	$3.24	n/a	n/a
2012
First Quarter	$4.25	$4.00	n/a	n/a
Second Quarter	$4.24	$3.76	n/a	n/a
Third Quarter	$4.25	$3.50	n/a	n/a
Fourth Quarter	$4.01	$3.46	n/a	n/a
2013
First Quarter	$5.13	$3.11	n/a	n/a
Second Quarter(1)	$5.84	$4.05	$19.78	$16.51
Third Quarter	$7.30	$5.08	$17.88	$15.00
Fourth Quarter	$7.25	$5.43	$18.66	$15.51

	Price Per Share of Common Stock
	ICH		RCAP
	High	Low	High	Low
2014
First Quarter	$7.29	$6.64	$39.30	$17.42
Second Quarter(2)	$7.17	$6.77	$39.98	$30.02

(1)	With respect to RCAP Class A common stock, for the period from June 5, 2013 to June 30, 2013.
(2)	Through May 9, 2014.

Recent Closing Prices

The following table sets forth closing per share prices for RCAP Class A common stock and ICH common stock as reported on the NYSE or the NYSE MKT, as applicable, on October 1, 2013, the last full trading day prior to the public announcement that the parties had entered into a letter of intent relating to the merger, and May 9, 2014, the latest practicable date before the date of this proxy statement/prospectus.

	RCAP Common Stock	ICH Common Stock
October 1, 2013	$17.31	$5.43
May 9, 2014	$32.90	$7.13

As of May 9, 2014, there were four stockholder of record of RCAP Class A common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Following the merger, RCAP Class A common stock will continue to be listed on the NYSE. RCAP has agreed to use its reasonable best efforts to cause the shares of RCAP Class A common stock to be issued to ICH stockholders pursuant to the merger agreement to be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance. Such listing is also a condition to the parties’ obligation to consummate the merger.

As of May 9, 2014, there were approximately 216 stockholders of record of ICH common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). If the merger is completed, shares of ICH common stock will be deregistered under the Exchange Act.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to ICH stockholders in determining whether to adopt the merger agreement. ICH stockholders are encouraged to obtain current market quotations for shares of RCAP Class A common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for shares of RCAP Class A common stock before or after the date on which the merger is consummated. The market price for shares of RCAP Class A common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated and thereafter.

For more information, see “RCS Capital Corporation — Principal Stockholders” beginning on page 238, and “Investors Capital Holdings, Ltd. — Beneficial Ownership of ICH Common Stock by Management and Principal Stockholders of ICH” beginning on page 253.

RCAP’s Results for the First Quarter of 2014

RCAP has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which will contain its financial statements for the quarter ended March 31, 2014. RCAP’s expectations with respect to its unaudited results for the quarter ended March 31, 2014 are based on management estimates. RCAP’s expectations with respect to the unaudited results of Cetera and First Allied for the quarter ended March 31, 2014 are based on the estimates of Cetera’s management and First Allied’s management. The estimates set forth below were prepared based on a number of assumptions, estimates and business decisions that are inherently subject to business and economic conditions, competitive uncertainties and contingencies, many of which are beyond RCAP’s control. This summary is not meant to be a comprehensive statement of the unaudited financial results of RCAP and Cetera for the quarter ended March 31, 2014, and the actual results of RCAP, Cetera and First Allied may differ from these estimates.

RCAP’s Existing Businesses

RCAP’s expected operating results for the period indicated (dollars in thousands) are presented below.

Selected Operating Data:	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
	(unaudited)	(unaudited)	(unaudited)
Revenue	$187,205	$214,063	$218,631
Operating expenses	171,305	178,507	191,884
Provision for income taxes	3,244	1,576	—
Net income	12,656	33,980	26,747
Net income attributable to non-controlling interests	8,864	32,219	26,747
Net income attributable to RCS Capital Corporation	3,792	1,761	—
EBITDA (Non-GAAP)(1)	15,951	35,598	26,780
Adjusted EBITDA (Non-GAAP)(1)	34,826	40,189	26,780

(1)	The following table provides a reconciliation of net income attributable to us (GAAP) to our EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2014 and 2013:

	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
Net income attributable to RCS Capital Corporation (GAAP)	$3,792	$1,761	$—
Add back: Net income attributable to non-controlling interest	8,864	32,219	26,747
Add back: Provision for income taxes	3,244	1,576	—
Add back: Depreciation expense	51	42	33
EBITDA (Non-GAAP)	$15,951	$35,598	$26,780
Add back: Non-cash equity compensation	10,213	30	—
Add back: Acquisition related expenses	6,717	4,561	—
Add back: Other non-recurring charges	1,945	—	—
Adjusted EBITDA (Non-GAAP)	$34,826	$40,189	$26,780

RCAP expects that total revenues of $187.2 million for the three months ended March 31, 2014, compared to $218.6 million for the three months ended March 31, 2013. The decrease was primarily attributable to lower wholesale broker-dealer revenues, which were partially offset by a $41.8 million increase in transaction management, investment banking and transfer agent revenues.

RCAP expects that our revenues from our wholesale distribution platform will be $139.1 million for the quarter ended March 31, 2014, as compared to $211.8 million for the quarter ended March 31, 2013. RCAP expects that that our revenues from our investment banking, capital markets, transaction management services and transfer agent platforms will be $48.5 million for the quarter ended March 31, 2014, as compared to $6.8 million for the quarter ended March 31, 2013.

The decrease in our revenues from our wholesale distribution platform was primarily due to lower equity capital raised during the three months ended March 31, 2014 of $1.6 billion versus $2.4 billion for the three months ended March 31, 2013, primarily attributable to the timing of certain direct investment program offerings being completed during the first quarter, while new offerings became effective later in the quarter.

Total expenses for the three months ended March 31, 2014 were $171.3 million, compared to $191.9 million for the three months ended March 31, 2013 and $178.5 million for the three months ended December 31, 2013. Expenses for the three months ended March 31, 2014 include $6.7 million of transaction expenses related to announced mergers and acquisitions, including the $1.15 billion acquisition of Cetera, which closed on April 29, 2014, as well as $10.2 million of non-cash stock-based compensation. Excluding these costs, expenses for the three months ended March 31, 2014 totaled $154.4 million, a 20% decline from the three months ended March 31, 2013 and a 11% decline for the three months ended December 31, 2013. The decrease in total expenses was primarily due to lower third party and internal commissions and third party reallowance costs, which are attributable to reduced broker dealer revenues.

Cetera

Cetera’s operating results for the periods indicated (dollars in thousands) are presented below.

Selected Operating Data:	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
	(unaudited)	(unaudited)	(unaudited)
Revenue	$301,175	$300,301	$242,675
Operating expenses	299,500	301,225	239,507
Provision for income taxes	684	(379)	1,249
Net income	991	(545)	1,919
EBITDA (Non-GAAP)(1)	10,440	8,025	9,746
Adjusted EBITDA (Non-GAAP)(1)	19,276	21,096	16,429

(1)	The following table provides a reconciliation of net income attributable to Cetera (GAAP) to EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the periods indicated:

	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
Net income (GAAP)	$991	$(545)	$1,919
Add back: Provision for income taxes	684	(379)	1,249
Add back: Depreciation and amortization expense	4,611	4,961	4,322
Add back: Interest expense	4,154	3,988	2,256
EBITDA (Non-GAAP)	$10,440	$8,025	$9,746
Add back: Non-cash equity compensation	639	4,464	497
Add back: Acquisition related expenses	4,485	3,505	2,559
Add back: Change in contingent consideration	22	704	906
Add back: Other non-recurring charges	3,690	4,398	2,721
Adjusted EBITDA (Non-GAAP)	$19,276	$21,096	$16,429

Revenue and operating expenses for the quarter ended March 31, 2014 as compared to the same period in 2013 were higher primarily as of result of Cetera’s acquisition of Tower Square Securities, Inc. and Walnut Street Securities, Inc. During the quarter ended March 31, 2013, Cetera had not yet acquired these businesses. Revenue from commissions was $179.0 million for the quarter ended March 31, 2014, as compared to $142.1 million for the quarter ended March 31, 2013. Revenue from advisory fees and services was $92.3 million for the quarter ended March 31, 2014, as compared to $71.5 million for the quarter ended March 31, 2013. Revenue from asset based fees was $9.8 million for the quarter ended March 31, 2014, as compared to $8.6 million for the quarter ended March 31, 2013. Revenue from transaction and other fees was $20.1 million for the quarter ended March 31, 2014, as compared to $20.5 million for the quarter ended March 31, 2013.

Revenue from commissions remained stable at $179.0 million for the quarter ended March 31, 2014, as compared to $179.1 million for the quarter ended December 31, 2013. Revenue from advisory fees and services increased $5.2 million, or 6.0%, to $92.3 million for the quarter ending March 31, 2014, as compared to $87.1 million for the quarter ended December 31, 2013. Revenue from asset based fees increased $0.6 million, or 6.5%, to $9.8 million for the quarter ending March 31, 2014, as compared to $9.2 million for the quarter ended December 31, 2013. Revenue from transaction and other fees decreased $4.8 million, or 19.3%, to $20.1 million for the quarter ending March 31, 2014, as compared to $24.9 million for the quarter ended December 31, 2013.

First Allied

First Allied’s operating results for the periods indicated (dollars in thousands) are presented below.

Selected Operating Data:	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
	(unaudited)	(unaudited)	(unaudited)
Revenue	$93,008	$89,379	$83,573
Operating expenses	93,857	90,070	82,341
Provision (benefit) for income taxes	(342)	(436)	684
Net income	(507)	(256)	548

Total revenues of $93.0 million for the quarter ended March 31, 2014 increased $3.6 million and 11.3% from the quarter ended December 31, 2013. This increase was primarily due to a $1.3 million increase from sales of alternative investments, primarily REITs, a $1.2 million increase in revenues from the sale of annuities and insurance, and a $0.6 million increase in trailing commissions from variable annuities and mutual funds as a result of an increase in the balance of those customer assets.

Operating expenses increased from $90.1 million for the quarter ended December 31, 2013 to $93.9 million for the quarter ended March 31, 2014, which is an increase of $3.8 million, or 4.2%. This increase is primarily the result of an increase in commission expense of $3.0 million related to the increase in revenues above and a $0.9 million increase in payroll and related costs.

Total revenues of $93.0 million for the quarter ended March 31, 2014 increased $9.4 million, or 4.0%, from the quarter ended March 31, 2013. This increase was primarily due to a $5.1 million increase from sales of alternative investments, primarily REITs, and a $4.1 million increase in revenues from investment advisory fees resulting from increased assets under management.

Operating expenses increased from $82.3 million for the quarter ended March 31, 2013 to $93.9 million for the quarter ended March 31, 2014, which is an increase of $11.4 million, or 14%. This increase is primarily the result of an increase in commission expense of $7.3 million related to the increase in revenues above, an increase in payroll and related costs of $1.8 million, and an increase in amortization of intangible assets in the amount of $1.5 million due to an increase in the book value of intangible assets when First Allied was acquired by RCAP Holdings on September 25, 2013.

Non-GAAP Measures

The non-GAAP measures described above have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and
•	depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP measures only for supplemental purposes. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Earnings before Interest, Taxes,

Depreciation and Amortization” and our financial statements and Cetera’s financial statements included elsewhere in this prospectus and the related notes thereto.

Dividend Data

Commencing in July 2103 (with respect to the second quarter of 2013), through April 2014 (with respect to the first quarter of 2014) RCAP has paid quarterly dividends in an amount equal to $0.18 per share for each quarter. At the present time, RCAP does not expect to continue paying quarterly dividends in subsequent quarters. Effective as of April 29, 2014, RCAP and its subsidiaries are prohibited, subject to limited exceptions, from paying dividends by negative covenants that are contained in agreements we entered into in connection with the Cetera financings. See “RCS Capital Corporation — The Cetera Financings.”

For more information about RCAP’s dividend policy, see “RCS Capital Corporation — Dividend Policy and Dividends.”

ICH has not declared or paid a cash dividend on its common stock since March 31, 2008.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the attached Annexes, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the special meeting. If the merger agreement is adopted and the merger is approved by ICH stockholders and all of the other conditions to the completion of the merger are satisfied or waived, holders of ICH common stock who receive shares of RCAP Class A common stock as merger consideration will become holders of RCAP Class A common stock and will be subject to the risks and uncertainties applicable to all other holders of RCAP Class A common stock.

RCAP is currently engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, RCAP also is engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to April 3, 2014, RCAP entered into agreements to acquire the other acquired businesses, including ICH, through the pending acquisitions, including the merger, which have not yet been consummated. The discussion of RCAP’s businesses that it will engage in following the completion of the recent and pending acquisitions, including the merger, assumes the consummation of the pending acquisitions, including the merger. Accordingly, references to RCAP’s independent retail advice platform, which will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, and its investment management platform, which will consist of Hatteras, include the current and past operations of Cetera and the other acquired businesses which will only be owned and operated by RCAP following the consummation of the pending acquisitions, including the merger. There can be no assurance that any or all of the pending acquisitions will close.

You should read and consider the risks associated with the businesses of ICH and the other acquired businesses because these risks will relate to RCAP, as the combined company, following the completion of the merger and the other pending acquisitions.

Risks Related to the Merger

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all.

Completion of the merger is conditioned on a number of customary and other closing conditions, which include FINRA having approved an application under FINRA (NASD) Rule 1017, or Rule 1017, for a change in the indirect ownership of ICH’s broker-dealer subsidiary, the SEC having declared effective the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) registering the shares of RCAP Class A common stock to be issued in connection with the merger, the stockholders of ICH having adopted the merger agreement and approved the merger and the other closing conditions described under “The Merger Agreement — Conditions to the Merger.”

Also, either ICH or RCAP may terminate the merger agreement if the merger has not been completed by July 31, 2014.

If the merger is not completed on a timely basis, or at all, RCAP’s and ICH’s respective ongoing businesses could be adversely affected, and RCAP and ICH will be subject to a number of risks, including the following:

•	ICH may be required to pay RCAP a termination fee of $2,500,000 and/or $500,000 in expenses if the merger agreement is terminated under specified circumstances, as described in the merger agreement;
•	ICH and RCAP will be required, subject to certain exceptions, to pay their respective costs relating to the merger, such as legal, accounting and financial advisory fees;
•	time and resources committed by RCAP’s and ICH’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities; and
•	the market price of RCAP Class A common stock or ICH common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Moreover, if the merger agreement is terminated and the ICH board of directors seeks another business combination, stockholders of ICH cannot be certain that ICH will be able to find a party willing to enter into an agreement on terms equivalent to or more favorable than the terms that RCAP has agreed to in the merger agreement.

If the merger, or any or all of the other pending acquisitions, is, or are, not completed on a timely basis, or at all, RCAP also will not realize any of the benefits expected from its, or their, completion. This loss of benefits, or the increase in risks, could have a material adverse effect on RCAP’s business.

RCAP may not have sufficient cash to pay the cash consideration and other costs required to complete the merger.

RCAP will be required to pay cash consideration in connection with the closing of the merger of up to approximately $31.5 million, not including costs and expenses incurred by RCAP in connection with the merger. RCAP currently believes it will have sufficient cash on hand, including cash generated from operations, to pay the cash consideration and other costs and expenses required to complete the merger. However, no assurance can be given that, at the closing of the merger, RCAP will have sufficient cash on hand to pay the cash consideration and other costs and expenses required to complete the merger. If RCAP does not have sufficient cash on hand to complete the merger, it may need additional financing in order to do so. On February 13, 2014, RCAP filed a registration statement on Form S-1 related to a proposed public offering by RCAP that is expected to provide RCAP with additional funding, some of which could be used to pay the cash consideration and other costs of the merger. However, there can be no assurance that this offering will be completed or that the proceeds from the offering will be sufficient for those purposes.

The merger agreement does not include a financing contingency. As a result, if RCAP does not have sufficient cash on hand to pay the cash consideration and other costs required to complete the merger, or is unable to complete a contemplated public offering and financings, including the Cetera financings, or obtain other financing, it may be unable to consummate the merger, which would cause RCAP to be in default under the merger agreement. RCAP’s failure to complete the merger for any reason could have a material and adverse effect on the business and future prospects of RCAP and ICH.

For a further discussion of the risks related to financings for the pending acquisitions, see “— Risks Related to the Pending Acquisitions — RCAP’s ability to complete the Cetera acquisition and the other pending acquisitions is dependent on the consummation of the Cetera financings.”

If you elect to receive cash, you cannot be certain of the form of merger consideration that you will receive for all of your ICH shares.

In no event may the aggregate merger consideration payable in cash in the merger, together with the aggregate cash paid in lieu of fractional shares, exceed 60% of the aggregate merger consideration paid to the holders of ICH common stock in the merger. If the aggregate elections for payment in cash, together with the aggregate cash paid in lieu of fractional shares, would cause the aggregate merger consideration payable in cash to exceed such 60% threshold, the amount of cash consideration paid will be reduced on a pro rata basis so that the 60% threshold is not exceeded, with any excess consideration paid in the form of RCAP Class A common stock. Accordingly, there is a risk that you will receive a portion of the merger consideration in the form that you have not chosen.

You cannot be certain of the number of shares of RCAP Class A common stock you will receive in the merger.

Although the merger agreement provides that ICH stockholders who elect to receive RCAP Class A common stock (or fail to make a valid election) will receive, for each share of ICH common stock they own, $7.25 worth of RCAP Class A common stock, the actual number of shares of RCAP Class A common stock issuable to ICH stockholders in the merger will be determined based on the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger (plus cash in lieu of fractional shares). Market prices of publicly traded securities can be volatile. For example, the closing price of RCAP Class A common stock on October 25, 2013, the last business day prior to the date of public announcement of the merger, was $17.00.

On May 9, 2014, the closing price of RCAP Class A common stock was $32.90. If the market price of RCAP Class A common stock increases substantially during the relevant five-day trading period immediately preceding the closing date of the merger, you will receive fewer shares of RCAP Class A common stock. There can be no assurance as to the number of shares of RCAP Class A common stock you will receive in the merger.

There can be no assurance that shares of RCAP Class A common stock received by ICH stockholders in the merger can be sold for a value equal to or exceeding the market value of such shares issued in the merger.

Shares of RCAP Class A common stock will be issued as part of the merger consideration to ICH stockholders pursuant to the merger agreement, based on the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger. Although such shares generally will be freely tradable when delivered by the exchange agent to ICH stockholders after the closing of the merger, no assurance can be given as to the ability of an ICH stockholder to publicly sell such shares at prices greater than the price per share received as part of the merger consideration, due also to the historical low trading volume of RCAP Class A common stock on the NYSE.

Even if ICH stockholders elect to receive the full amount of the merger consideration in the form of RCAP Class A common stock, ICH stockholders, as a group, will have significantly reduced ownership and voting interests after the merger and will exercise less influence over the management of RCAP than they currently exercise over management of ICH.

After the merger is completed, ICH stockholders will own, as a group, in the aggregate, a significantly smaller percentage of RCAP than they currently own of ICH. If ICH stockholders elect to receive the full amount of the merger consideration in the form of RCAP Class A common stock, immediately following the merger, they would own approximately 5.14% of the outstanding shares of RCAP Class A common stock, based on the number of shares of ICH common stock and RCAP Class A common stock outstanding on the record date and an assumed price for RCAP Class A common stock of $34.25 per share (representing the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the date of this proxy statement/prospectus). If only 40% of the merger consideration is paid in the form of RCAP Class A common stock (based on the 60% limitation on the aggregate amount of merger consideration payable in cash), the ownership of the outstanding shares of RCAP Class A common stock by ICH stockholders would be significantly lower, or approximately 2.12%, based on those same assumptions. In addition, as holders of RCAP Class A common stock, former ICH stockholders will be entitled to fewer votes per share than RCAP Holdings, the holder of the sole outstanding share of RCAP Class B common stock and, together with RCAP Equity, LLC, which is also directly or indirectly controlled by Messers. Schorsch and Kahane, of 24,051,499 shares of RCAP Class A common stock for a total voting power in RCAP of 92.47% as of May 9, 2014. See “Comparison of Certain Rights of Stockholders of RCAP and ICH — Voting Rights.” Consequently, as a general matter, ICH stockholders, as a group, will have significantly reduced ownership and voting interests in RCAP following the merger than they owned of ICH prior to the merger and, as a result, they will have less influence over the management and policies of RCAP than they currently exercise over the management and policies of ICH.

Some of the directors and executive officers of ICH have interests in the merger that are different from, or in addition to, those of the other ICH stockholders.

When considering the recommendations of the ICH board of directors (acting upon the unanimous recommendation of the special committee) that the ICH stockholders vote in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, and the other proposals to be voted on at the special meeting, ICH stockholders should be aware that certain of the directors and executive officers of ICH have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of ICH.

For instance, concurrently with the execution of the merger agreement, Timothy B. Murphy (President and Chief Executive Officer) entered into an employment agreement with Merger Sub (as the surviving entity in the merger) and each of John G. Cataldo (Chief Compliance Officer and Counsel), Kathleen L. Donnelly (Chief Financial Officer), Melissa Tarentino (Chief Risk Officer and General Counsel) and James L. Wallace (Chief Operating Officer) entered into offer letters with Merger Sub (as the surviving entity in the merger), relating to his or her continued employment at the surviving entity after the completion of the merger, which employment agreement and offer letters will become effective at the effective time of the merger.

Also, certain amounts may be paid or become payable to certain named executive officers of ICH in connection with the merger, as described in “The Merger — Merger-Related Compensation for ICH’s Named Executive Officers” beginning on page 113.

In addition, as of May 9, 2014, directors and executive officers of ICH and their affiliates beneficially owned approximately 18.33% of the outstanding shares of ICH common stock, with respect to which they will receive merger consideration in the merger, and the directors and executive officers of ICH also have certain rights to indemnification and insurance coverage that will be provided by RCAP or its affiliates following the completion of the merger. On May 9, 2014, Mr. Murphy exercised all of his options to purchase 150,000 shares of ICH common stock, which, prior to such exercise, represented all of the outstanding options to purchase shares of ICH common stock. See the section entitled “The Merger — Interests of ICH’s Directors and Executive Officers in the Merger.”

Uncertainty regarding the completion of the merger may adversely affect the businesses of RCAP and ICH.

The merger will be completed only if certain conditions are met, which may cause uncertainty regarding the completion of the merger and the future structure and prospects of RCAP or ICH. This uncertainty may cause clients, prospects and financial advisors of RCAP or ICH to delay or defer the decision to do business with RCAP or ICH during the pendency of the merger, which could negatively impact revenues, earnings and cash flows of RCAP and ICH.

Similarly, uncertainty regarding the completion of the merger may foster uncertainty among financial advisors and employees of ICH about their future roles. This may adversely affect the ability of ICH to attract and retain key management, sales, marketing, trading and technical personnel, which could have an adverse effect on ICH’s ability to generate revenues at anticipated levels prior to the consummation of the merger and ICH’s ability to satisfy certain financial conditions with respect to RCAP’s obligation to effect the merger.

ICH is subject to operational restriction pursuant to the merger agreement while the merger is pending.

There are restrictions on the operations of ICH pursuant to the merger agreement that limit its ability to make acquisitions or dispositions, make capital expenditures, hire new employees and financial advisors and take other specified actions without RCAP’s consent while the merger is pending. These restrictions may impair ICH’s ability to attract, retain, and motivate key personnel and financial advisors and prevent ICH from executing its business plans, pursuing attractive business opportunities or addressing other strategic developments that may arise prior to the completion of the merger.

The merger agreement limits ICH’s ability to pursue alternatives to the merger and contains provisions that could discourage a potential third-party acquirer of ICH from making an alternative acquisition proposal and could require ICH to pay RCAP a termination fee of $2,500,000 and/or expenses of $500,000.

Subject to certain exceptions, the merger agreement prohibits ICH from soliciting, initiating, encouraging, facilitating or discussing alternative acquisition proposals from any third party, and prohibits the ICH board of directors from withdrawing or adversely modifying its recommendation that ICH stockholders adopt the merger agreement. In addition, under the merger agreement, ICH is required to pay to RCAP a termination fee of $2,500,000 and/or $500,000 in expenses if the merger agreement is terminated under certain circumstances involving ICH accepting an alternative acquisition proposal. See “The Merger Agreement — No Solicitation by ICH of Alternative Acquisition Proposals” and “— Termination Fees and Expenses.”

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of ICH from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential third-party acquirer proposing to pay a lower price to the ICH stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expenses that may become payable by ICH in certain circumstances.

If the merger agreement is terminated and ICH determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Risks Related to the Recent and Pending Acquisitions

The pending acquisitions are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all.

Completion of each of the pending acquisitions is conditioned on certain closing conditions specific to each pending acquisition, which include, among other things, as set forth in the applicable acquisition agreement, FINRA having approved an application under Rule 1017 for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, in the case of Summit, the SEC having declared effective the registration statement on Form S-4 registering the shares of RCAP Class A common stock to be issued in connection with the Summit acquisition, the shareholders of Summit having approved the Summit acquisition, and other customary closing conditions.

Also, each of the parties to any of the agreements related to the pending acquisitions have termination rights if the transactions have not been completed by a specified date, during 2014.

If the pending acquisitions are not completed on a timely basis, or at all, RCAP’s business could be adversely affected, and RCAP will be subject to a number of risks, including the following:

•	RCAP may be required to pay termination fees or reimburse expenses if certain of the other merger agreements are terminated under specified circumstances, as described in those merger agreements;
•	time and resources committed by RCAP’s management to matters relating to the pending acquisitions (including integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;
•	the bank facilities could be subject to mandatory prepayment; and
•	the market price of RCAP Class A common stock could decline to the extent that the current market price reflects a market assumption that the pending acquisitions will be completed.

Moreover, if any, or all, of the pending acquisitions is, or are, not completed on a timely basis, or at all, RCAP also will not realize any of the benefits expected from its, or their, completion. This loss of benefits, or the increase in risks, could have a material adverse effect on RCAP’s growth strategy and its business following the completion of the pending acquisitions.

Uncertainty regarding the completion of the pending acquisitions may adversely affect RCAP’s business and the acquired businesses.

The pending acquisitions will be completed only if certain conditions specific to each pending acquisition are met, which may cause uncertainty regarding the future structure and prospects of RCAP, including Cetera, or the other acquired businesses. This uncertainty may cause clients, prospects and financial advisors of RCAP or the other acquired businesses, to delay or defer the decision to do business with RCAP, Cetera or the other acquired businesses during the pendency of the pending acquisitions.

Similarly, uncertainty regarding the completion of the pending acquisitions may foster uncertainty among financial advisors and employees of the other acquired businesses about their future roles. This may adversely affect the ability of the other acquired businesses to attract and retain key management, sales, marketing, trading and technical personnel.

Restrictions on the operations of the other acquired businesses may limit their ability to make acquisitions or dispositions, make capital expenditures, hire new employees and financial advisors and take other specified actions without RCAP’s consent and also may impair the acquired businesses’ ability to attract, retain, and motivate key personnel and financial advisors and prevent the acquired businesses from executing their business plans, pursuing attractive business opportunities or addressing other strategic developments that may arise prior to the completion of the pending acquisitions.

If uncertainty regarding the completion of the pending acquisitions, or any other risk or uncertainty, adversely affects the other acquired businesses prior to the completion of the pending acquisitions, the other acquired businesses may not be as valuable as RCAP expected they would be following the completion of the pending acquisitions, and RCAP may not realize the expected benefits of the pending acquisitions. Similarly, uncertainty regarding the completion of the pending acquisitions could also affect RCAP’s ability to enter into future transactions including acquisitions, and otherwise have an adverse effect on RCAP’s business.

An adverse judgment in a lawsuit challenging any of the pending acquisitions may prevent it from becoming effective within the expected timeframe, or at all, or may subject us to monetary damages.

Stockholders of certain of the acquired businesses have filed lawsuits and may file additional lawsuits challenging the pending acquisitions, which name or may name RCAP as a defendant.

Summit, its board of directors, RCAP and a wholly owned subsidiary formed by RCAP in connection with the Summit acquisition are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in palm Beach County, Florida challenging the Summit acquisition. These lawsuits allege, among other things, that: (i) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit acquisition; (ii) the Summit acquisition does not maximize value to Summit shareholders; and (iii) RCAP and its acquistion subsidiary aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. On May 9, 2014, the plaintiff shareholders moved for leave to file an amended complaint under seal. The amended complaint asserts claims similar to those in the original complaint, adds allegations relating to amendment of the Summit merger agreement on March 17, 2014, and also challenges the adequacy of the disclosures in the registration statement related to the issuance of shares of our Class A common stock as consideration in the Summit acquisition, the background of the transaction, the fairness opinion issued to the Summit special committee, and Summit’s financial projections. The consolidated lawsuits seek class-action certification, equitable relief, including an injunction against consummation of the Summit acquisition on the agreed-upon terms, and damages.

On January 13, 2014, a lawsuit was filed in state court in North Carolina by plaintiffs claiming to be minority and non-managing members of Hatteras naming as defendants Hatteras Alternative Mutual Funds LLC, or HAMF, and certain of its affiliates alleging that defendants breached their fiduciary duties in connection with the Hatteras acquisition. In this action, plaintiffs claim certain of the defendants: (a) breached certain inter-company agreements by entering into the Hatteras purchase agreement, including through the sale of the Hatteras’ assets without plaintiffs’ consent; (b) breached their fiduciary duties; and (c) placed unreasonable restrictions on plaintiffs’ access to certain information. Among other remedies, plaintiffs sought injunctive relief prohibiting the Hatteras acquisition and a declaratory judgment that the Hatteras purchase agreement is invalid and unenforceable. On January 28, 2014, Hatteras and the other defendants answered the complaint and filed counterclaims alleging that plaintiffs had: (i) breached the operating agreement; (ii) breached their fiduciary duties; (iii) committed a tort by using Hatteras’ confidential information to set up a competing fund; and (iv) interfered with the Hatteras purchase agreement by attempting to derail the sale. Hatteras and the other defendants also filed a motion for prompt hearing, requesting that the court promptly address the minority shareholders’ claim that Hatteras is prohibited from completing the sale. Following hearings with the court on February 27, 2014 and March 11, 2014, the plaintiffs sent a letter, dated March 14, 2014, to the court agreeing to forego their request for a preliminary injunction to enjoin the Hatteras purchase, and, if the Hatteras purchase closes, agreeing not to take any legal action seeking to reverse the sale, in return for Hatteras’ agreement to escrow a portion of the sale proceeds. On April 14, 2014, the court “so-ordered” a stipulation among the parties to the litigation, or the stipulated order, providing that that plaintiffs’ request for an injunction enjoining the sale was withdrawn and that plaintiffs would not take any future action aimed at reversing or undoing the sale prior to or after the closing. The stipulated order further provided that plaintiffs were not agreeing that HAMF had the right to enter into the Hatteras purchase agreement or that the sale would not violate defendants’ fiduciary duties to HAMF or plaintiffs. The stipulated order further provides that, other than the right to injunctive relief, which plaintiffs agreed to forego, plaintiffs retained their existing and potential rights and claims for relief, including their claims for declaratory judgment. As a result of the parties’ agreement and the stipulated order, the action no longer seeks to prevent the closing of the Hatteras acquisition, and plaintiffs’ remaining claims are solely for declaratory relief and monetary damages against Hatteras.

RCAP cannot assure you as to the outcome of these lawsuits, or any similar lawsuit that may be filed in connection with any of the other pending acquisitions, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims, including the payment of monetary damages. If the plaintiffs are successful in obtaining an injunction or other similar remedy prohibiting the parties from completing one of the pending acquisitions on the agreed-upon terms, it may not be completed in the expected time frame, or at all. Whether or not any plaintiff’s claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of RCAP’s business.

The unaudited pro forma consolidated financial information included in this proxy statement/prospectus is only for illustrative purposes and may not necessarily reflect RCAP’s actual operating results and financial condition following the completion of the recent and pending acquisitions.

The unaudited pro forma consolidated financial information included in this proxy statement/prospectus is derived from separate historical consolidated financial statements, is presented for illustrative purposes only and is not necessarily indicative of what RCAP’s actual financial position or results of operations would have been had the pending acquisitions been completed on the dates indicated. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that RCAP currently believes are reasonable in valuing the assets and liabilities of the acquired businesses and assumes that all of the pending acquisitions are consummated. If these assumptions and estimates proved not to be accurate or any or all of the pending acquisitions are not consummated, the pro forma financial information would not correctly reflect RCAP’s results of operations and financial position during the period presented or in the future.

Integration of the acquired businesses into RCAP’s business will be challenging and difficult, and RCAP may be unable to profitably operate the acquired businesses and realize the expected benefits of the recent and pending acquisitions.

RCAP’s success will depend in large part on the success of RCAP’s management in integrating the operations, strategies, technologies and personnel of Cetera and, following the completion of the pending acquisitions, the other acquired businesses. RCAP may fail to realize some or all of the anticipated benefits of the pending acquisitions if the integration process takes longer or is more costly than expected or otherwise fails to meet expectations. In addition, RCAP anticipates that the overall integration of Cetera and the other acquired businesses will be a time-consuming and expensive process that could significantly disrupt RCAP’s existing businesses, even if it is effectively and efficiently planned and implemented, particularly given the size of Cetera relative to the size of RCAP and the fact that RCAP has made multiple acquisitions in a short period of time.

Potential difficulties and challenges RCAP may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;
•	the disruption of ongoing businesses and distraction of RCAP’s management team and the management teams of the other acquired businesses from ongoing business concerns;
•	the creation of a need for additional compliance, documentation, risk management and internal control procedures, which could involve the hiring of additional personnel to develop, implement and monitor the effectiveness of such procedures;

•	the retention of clients, key employees and financial advisors of RCAP’s business or the acquired businesses, including key executive officers and senior managers of the acquired businesses, as the agreements, term sheets and offer letters which RCAP has entered into with them are terminable contracts and do not ensure that they will remain employed by RCAP for as long as their services would be beneficial to RCAP;
•	the maintenance of an appropriate level of compliance and operational oversight over the acquired businesses, which will continue to operate independently under separate brands and management following the completion of the recent and pending acquisitions, and financial advisors, who will continue to operate through small and decentralized branch offices;
•	the creation of uniform standards, controls, procedures, policies and information systems;
•	the consolidation and rationalization of information technology platforms and administrative infrastructures;
•	the integration of corporate cultures and maintenance of employee morale; and
•	the integration of the acquired businesses’ accounting, human resources and other administrative systems, and coordination of trading, sales and marketing functions.

Other factors may also prevent RCAP from profitably operating the acquired businesses and realizing the expected benefits of the recent and pending acquisitions:

•	during the year ended December 31, 2013, 6% of the revenues of the acquired businesses on a pro forma basis were derived from direct investment programs distributed by Realty Capital Securities, and there can be no assurance that this level of sales will be maintained or will increase following the completion of the recent and pending acquisitions;
•	incurrence of substantial debt required to finance the recent and pending acquisitions may limit RCAP’s ability to deploy capital for other purposes;
•	RCAP’s failure to successfully further develop the acquired businesses;
•	inability to maintain the key business relationships and the reputations of the acquired businesses;
•	harm to RCAP’s existing business relationships, brand and reputation;
•	litigation for activities of the acquired businesses, including claims from terminated employees, customers, former stockholders or other third parties;
•	costs necessary to establish and maintain effective internal controls for the acquired businesses; and
•	increased fixed costs.

Integration difficulties, or any other factors that make operating the acquired businesses or RCAP’s existing businesses more challenging following the completion of the recent and pending acquisitions, may prevent RCAP from realizing the benefits from the recent and pending acquisitions to the extent, or in the time frame, anticipated by RCAP. Any of these factors could have a material adverse effect on RCAP’s business, results of operations and financial condition or cash flows.

To the extent RCAP continues to expand its businesses following the completion of the pending acquisitions through new offerings and services or additional complementary acquisitions, RCAP will face similar risks and uncertainties.

The recent and pending acquisitions may expose RCAP to unknown liabilities.

RCAP will be subject to all of the liabilities of the acquired businesses, other than certain liabilities not assumed pursuant to the agreements related to the recent and pending acquisitions. If there are unknown liabilities or other obligations, including contingent liabilities, RCAP’s business could be materially affected. RCAP may learn additional information about the acquired businesses that adversely affects RCAP, such as unknown liabilities or other issues that could affect RCAP’s business or results of operations.

Moreover, RCAP does not have the right to be indemnified under all of the agreements related to the recent and pending acquisitions, including the merger agreement, and, to the extent there is indemnification against such losses and liabilities in certain of the merger agreements, the amount of such indemnification is limited and may not be sufficient to cover the actual losses RCAP may suffer.

RCAP has incurred, and expects to continue incurring, substantial expenses related to the recent and pending acquisitions.

RCAP has incurred, and expects to continue incurring, substantial expenses in connection with completing the recent and pending acquisitions and integrating the operations of the acquired businesses with RCAP’s operations. RCAP has assumed that a certain level of transaction and integration expenses would be incurred. The aggregate transaction expenses incurred in connection with completing the recent and pending acquisitions is currently expected to be $73 million, but there are a number of factors beyond RCAP’s control that could affect the total amount or the timing of its transaction and integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the recent and pending acquisitions could, particularly in the near term, exceed the savings that RCAP expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the acquired businesses following the completion of the recent and pending acquisitions.

Risks Related to the Acquired Businesses

Any decrease in assets under administration or assets under management may decrease RCAP’s revenue.

Management fees are primarily based on assets under management. The results of operations of RCAP’s independent retail advice platform will also depend on its level of assets under administration. Assets under management and assets under administration balances are impacted by both the flow of client assets in and out of accounts and changes in market values. Poor investment performance by financial products and financial advisors could result in reduced levels of assets under management or administration or a loss of managed accounts and could result in reputational damage that might make it more difficult to attract new investors. If the independent retail advice platform or the investment management platform experiences a reduction in assets under administration or assets under management, RCAP’s revenues may decline.

The independent retail advice platform will face significant competition for financial advisors.

If the independent retail advice platform fails to attract new financial advisors or to retain and motivate existing financial advisors, RCAP’s results of operations may suffer. The market for experienced and productive financial advisors is highly competitive, and significant resources must be devoted to attracting and retaining the most qualified financial advisors. If the independent retail advice platform is not successful in retaining highly qualified financial advisors, it may not be able to retain its clients or recover the expense involved in attracting and training these individuals. It also may be unable to recruit suitable replacements. A loss of a materially large group of financial advisors could have a material adverse effect on RCAP’s results of operations.

Financial advisors face significant competition for their clients, who are critical to their success.

Poor service or performance of the financial products that the independent retail advice platform offers may result in the loss of accounts for its financial advisors. In addition, the independent retail advice platform must monitor the pricing of its services and financial products in relation to competitors and periodically may need to adjust commission and fee schedules to remain competitive. Competitive pressures on the pricing of services or products can also cause clients to shift their accounts and investments to a different financial advisor or financial product. If the independent retail advice platform or the investment management platform experiences losses of managed accounts, or fails to attract new ones, RCAP’s revenues would decline.

Our future success depends upon the continued services of key senior management personnel of ICH and the other acquired businesses, including executive officers and senior managers.

RCAP expects that Cetera and the other acquired businesses, including ICH, will continue to be operated independently under their own brands and management following the completion of the recent and pending acquisitions. RCAP’s future success depends upon the continued services of key senior management personnel of the acquired businesses, including executive officers and senior managers. RCAP has retained the senior management of Cetera pursuant to employment agreements entered into in connection with the closing of the Cetera acquisition, and Cetera has operated independently under its own brand since RCAP’s acquisition of Cetera.

Merger Sub (as the surviving entity of the merger) has entered into an employment agreement with Timothy B. Murphy (President and Chief Executive Officer) and offer letters with each of John G. Cataldo (Chief Compliance Officer and Counsel), Kathleen L. Donnelly (Chief Financial Officer), Melissa Tarentino (Chief Risk Officer and General Counsel) and James L. Wallace (Chief Operating Officer), relating to his or her continued employment at Merger Sub after the effective time of the merger. RCAP has also entered into agreements, term sheets and offer letters with certain executive officers and senior managers of the other acquired businesses pursuant to which they will remain employed by RCAP following the completion of the pending acquisitions.

These agreements, term sheets and offer letters are terminable contracts and do not ensure that key executive officers and senior managers of ICH, Cetera and the other acquired businesses will remain employed by RCAP for as long as their services would be beneficial to RCAP. There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with us. The loss of one or more of these individuals, and the failure to recruit a suitable replacement or replacements, could have a material adverse effect on RCAP’s business.

The relationships of the acquired businesses with sponsors of financial products may be disrupted.

Cetera and the other acquired businesses have relationships with most of the industry-leading sponsors of financial and insurance products under selling agreements, which include strategic partnership arrangements, that may be terminated upon notice. These relationships are driven by many factors, such as the ability of Cetera and the other acquired businesses to facilitate sufficient sales volume through their distribution networks. It is possible that RCAP’s ownership and control of Cetera and the other acquired businesses could create the perception that their financial advisors might favor products sponsored by American Realty Capital over products sponsored by other sponsors, which could affect the willingness of other sponsors to enter into new, or maintain existing, selling agreements with the acquired businesses following their acquisition by us. Any loss or damages to a relationship with a product sponsor, resulting in termination of a selling agreement or otherwise, could adversely affect RCAP’s independent retail advice platform and RCAP’s results of operations.

The independent retail advice platform competes based on highly specialized and, in many cases, proprietary technologies that are difficult and costly to maintain.

Highly specialized and, in many cases, proprietary technologies are required to support certain essential operational functions of the independent retail advice platform, including portfolio management, client service, accounting and internal financial processes and controls, and regulatory compliance and reporting. These technology platforms also are necessary to enable the independent retail advice platform to serve the needs of, and attract, financial advisors and enable them to serve the needs of their clients. Moreover, the effective use of technology increases efficiency and should enable the independent retail advice platform to reduce costs. There can be no assurance that RCAP will be able to effectively adopt or develop new or adapt existing technologies to meet client, industry and regulatory demands made upon the independent retail advice platform, and any failure to do so could materially and adversely affect RCAP’s results of operations.

Moreover, RCAP might be required to make significant capital expenditures to maintain competitive technology and retain skilled information technology employees, although there can also be no assurance that RCAP can retain such skilled information technology employees or that its investments in staff and technology will successfully meet the needs of financial advisors and their clients. Additionally, if the emergence of new industry standards and practices render RCAP’s existing systems obsolete or uncompetitive, any upgrades or expansions may also require significant expenditures of funds and may also cause RCAP to suffer system degradations, outages and failures. If RCAP’s technology systems were to fail and it were unable to recover in a timely way, RCAP might be unable to fulfill critical business functions, which could lead to a loss of financial advisors and their clients and could harm its business reputation. A technological breakdown could also interfere with RCAP’s ability to comply with financial reporting and other regulatory requirements, exposing RCAP to disciplinary action and to liability to its financial advisors and their clients.

There can be no assurance that RCAP will be able to establish or maintain a competitive advantage based on its technology.

A change in the “independent contractor” status of financial advisors could adversely affect RCAP.

RCAP’s independent retail advice platform relies on the treatment of financial advisors as independent contractors. Financial advisors operate from their own offices and are responsible in large part for the costs and expenses involved in their operations. The enactment of any legislation that would affect the eligibility requirements for independent contractor status could have a significant effect on this business model and lead to additional costs and expenses, which could have a material adverse effect on the independent retail advice platform and RCAP’s results of operations.

RCAP is exposed to significant legal liabilities from the operations of its independent retail advice platform.

RCAP is subject to claims, litigation and regulatory proceedings involving its independent retail advice platform resulting from, among other things, alleged and actual errors and omissions, breach of fiduciary or other duties owed to clients, or misconduct in effecting securities transactions, rendering investment advice or placing insurance, and criminal misconduct. The nature of some of the matters, the aggregate volume of claims and potential damages and penalties resulting from these claims, litigation and regulatory proceedings could have an adverse impact on the business and financial condition of the independent retail advice platform and could cause RCAP serious reputational harm. Defending against such claims, litigation and regulatory proceedings can also involve significant defense costs.

Bases for such legal liability could include, but are not limited to:

•	recommending transactions that are not suitable for the client or in the client’s best interests;
•	engaging in unauthorized or excessive trading to the detriment of clients;
•	engaging in fraudulent or otherwise improper activity;
•	binding RCAP to transactions that exceed authorized limits;
•	hiding unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses;
•	theft, bribery or other criminal activities;
•	improperly using or disclosing confidential information;
•	failure, whether negligent or intentional, to effect securities transactions on behalf of clients;
•	failure to perform reasonable diligence on a security, product or strategy;
•	failure to supervise a financial advisor;
•	failure to provide insurance carriers with complete and accurate information; or
•	otherwise not complying with regulatory requirements or control procedures.

There can be no assurance that past or future activities of the acquired businesses exposing them to legal liability, on the bases described above or otherwise, will not lead to a material adverse effect on the business of RCAP’s independent retail advice platform and RCAP’s results of operations.

Misconduct and errors by employees and financial advisors, who operate in a decentralized environment, could harm the independent retail advice platform.

The businesses of RCAP’s independent retail advice platform generally operate through small, decentralized offices, largely with financial advisors who are not direct employees. RCAP will not always be able to prevent misconduct (intentional or otherwise) or errors by financial advisors, and the precautions taken to prevent and detect these activities may not be effective in all cases. SEC and FINRA rules require the broker-dealer entities on the independent retail advice platform to supervise the activities of their financial advisors. However, a substantial number of the offices are supervised by registered principals off-site, which may make supervision more challenging.

Misconduct (intentional or otherwise) or errors by financial advisors on the independent retail advice platform, either as affects their clients or otherwise, and any failure to adequately supervise them, could subject RCAP to liability and result in violations of law, regulatory sanctions, damage awards, limitations on activities or other serious reputational or financial harm to RCAP.

The independent retail advice platform is dependent on third parties to provide clearing services.

All of the acquired businesses rely on third parties to provide clearing services, as well as other operations and support functions that they cannot provide internally. In the event one or several of these relationships were to be terminated, there can be no assurance that the functions previously provided could be replaced on comparable terms, or at all. In the event a clearing broker was to cease doing business with any of the acquired businesses, its ability to execute transactions on behalf of, and provide a full range of services to, its clients could be negatively impacted, which, in turn, could have a material adverse effect on both its revenues and earnings.

Furthermore, clearing agreements generally require introducing brokers, like the acquired businesses (other than Cetera Investment Services LLC (d/b/a Cetera Financial Institutions)), to indemnify the clearing broker against losses from securities transactions. Because the introducing broker is liable to the extent of the net loss on any unsettled trades, introducing brokers are customarily required to post a clearing deposit. However, there can be no assurance that the amount of any indemnified loss will not exceed the amount of any clearing deposit. Furthermore, in periods of extreme market volatility, it is possible that there may be an increase in the number of unsettled trades, which could cause the loss of clearing deposits as well as additional amounts.

RCAP’s investment management platform may be affected by the poor investment performance of the mutual funds it sponsors.

As an investment management platform, Hatteras is dependent on the performance of the mutual funds it sponsors, which can be adversely impacted by many factors, including general market conditions or underperformance relative to competitors or benchmarks, any of which may decrease sales and increase redemptions.

Moreover, because the Hatteras funds are funds of funds, which means they generally invest their assets in other underlying investment funds, the performance of the Hatteras funds will be affected by the performance of the underlying investment funds and their advisors, who will be outside RCAP’s control. There can be no assurance that Hatteras’ asset allocation or the performance of the underlying investment funds will be successful. Anything that adversely affects the investment funds could adversely affect RCAP’s investment management platform and have a negative impact RCAP’s our results of operations following the completion of the Hatteras acquisition.

There are risks involved in acting as a “fiduciary” under ERISA.

The acquired businesses are subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Section 4975 of the Code, and to regulations promulgated thereunder, insofar as they act as a “fiduciary” under ERISA or the Code with respect to benefit plan clients or otherwise deal with benefit plan clients. ERISA and applicable provisions of the Code impose duties on persons who are considered fiduciaries, prohibit specified transactions involving benefit plan clients (including, without limitation, with respect to ERISA, employee benefit plans (as defined in Section 3(3) of ERISA) and, with respect to the Code, individual retirement accounts and Keogh plans) and impose monetary penalties (including excise taxes) for violations of these duties and restrictions. Any failure to comply with these requirements could result in significant liabilities, or, in a worst case, severely limit the extent to which the acquired businesses could act as fiduciaries for any plans.

The SEC may limit 12b-1 fees.

Certain of the acquired businesses receive 12b-1 fees, which are fees that investors pay when they purchase shares in certain mutual funds. During 2013, the acquired businesses received $345.2 million in 12b-1 fees, although RCAP did not receive any. The SEC has proposed new rules and disclosure requirements that, if adopted, would significantly change the existing regulatory framework governing 12b-1 fees, including distribution and servicing fees, and ongoing sales charges. In the event the SEC limited the ability of any of the acquired businesses to receive 12b-1 fees, its revenues and earnings could be negatively impacted, which could have an adverse effect on RCAP’s growth strategy and its business.

Additionally, the U.S. Department of Labor, or the DOL, which promulgates rules related to retirement plans, is considering eliminating commissions and 12b-1 fees on qualified retirement accounts, including IRAs.

Risks Related to RCAP’s Existing Businesses

Substantially all RCAP’s revenues are derived from American Realty Capital, which is under common control with RCAP.

American Realty Capital, which is controlled, directly or indirectly, by the principals (who, directly or indirectly, control RCAP Holdings, RCAP Equity, LLC and RCS Capital Management), has accounted for 80% of RCAP’s total revenues for the year ended December 31, 2013. For example, all of the $28.1 billion in value of mergers and acquisitions transactions, all of the $22.7 billion in purchase price of equity capital markets transactions and all of the $10.3 billion of debt capital markets transactions on which RCAP’s investment banking and capital markets business advised in 2013 related to transactions involving direct investment programs or entities which had been sponsored or managed by American Realty Capital. Moreover, $713.5 million of the $886.5 million in revenues generated by RCAP in 2013 resulted from equity capital raised by direct investment programs or other entities sponsored or managed by American Realty Capital. Equity capital raised by programs sponsored or managed by American Realty Capital excludes one investment program co-sponsored by American Realty Capital and in which an affiliate of American Realty Capital is an advisor, but in which none of the executive officers are affiliates of American Realty Capital and in which the sub-advisor, which is unaffiliated with American Realty Capital, is responsible for selection of investments on behalf of the advisor.

Following the completion of the pending acquisitions, on a pro forma basis for the year ended December 31, 2013, 67% of RCAP’s revenues would have been derived from sources other than direct investment programs or other entities sponsored or managed by American Realty Capital. RCAP’s dealer manager relationships and advisory engagements continue to be substantially focused on American Realty Capital which will, accordingly, continue to account for a significant percentage RCAP’s revenue. For the year ended December 31, 2013, 6.4% of the revenues of ICH were derived from sales of products sponsored by American Realty Capital. On a pro forma basis for the year ended December 31, 2013, 33% of RCAP’s revenues, or $0.9 billion, would have been derived from sales of products sponsored by American Realty Capital, including $0.7 billion from equity capital raised by direct investment programs distributed by RCAP and $80.3 million from retail sales by the acquired businesses.

In addition, recent scrutiny over the direct investment program industry could negatively impact the revenue derived by American Realty Capital from direct investment programs it sponsors. See “— Risks Related to the Securities Industry — RCAP relies on direct investment programs for a substantial portion of its revenues.”

As a result of RCAP’s dependence upon revenue derived from American Realty Capital, any adverse impact on the revenue and other results of operations of American Realty Capital would have an adverse impact on RCAP’s revenue and other results of operations.

RCAP may fail to manage its future growth effectively.

RCAP has significantly expanded its operations since they commenced with the inception of Realty Capital Securities in 2007, and RCAP will continue to expand its operations through the recent and pending acquisitions to include an independent retail advice platform and an investment management platform. The completion of the recent and pending acquisitions will increase RCAP’s revenues $1.7 billion, or 191% on a pro forma basis for the year ended December 31, 2013, of which $1.1 billion is attributable to revenues from Cetera. It is also anticipated that RCAP will continue its plan to expand and grow RCAP’s business through additional complementary acquisitions.

This future growth, if it occurs, will place significant demands on RCAP’s management, infrastructure and other resources. To manage any future growth, RCAP will need to:

•	hire, integrate and retain highly skilled and motivated employees, including the senior management of the acquired businesses who entered into employment agreements with RCAP in connection with the recent and pending acquisitions;
•	retain and maintain its relationships with clients, financial advisors and retail broker-dealers;
•	expand its financial and management controls, reporting and operational systems and procedures;
•	effectively integrate regulatory compliance functions of the independent retail advice platform and the investment management platform and any other complementary businesses acquired;
•	expand its marketing infrastructure and capabilities;
•	make capital expenditures on information technology, personnel, office space and tangible assets;
•	provide adequate training and supervision to maintain high quality standards; and
•	devote management’s attention to any unforeseen issues that may arise related to its growth.

If RCAP does not effectively manage its growth, it may not be able to meet the needs of its clients and its financial advisors, which could adversely affect RCAP’s revenues and operations.

RCAP has a limited operating history, and its past performance may not be indicative of its future results.

Realty Capital Securities commenced operations August 2007. RCAP’s investment banking, capital markets and transaction management services platform was launched during the period from November 2012 through January 2013, and has a limited operating history. Following the completion of the Cetera acquisition and the other pending acquisitions, a significant percentage of RCAP’s revenue will be derived from RCAP’s independent retail advice platform, a business RCAP has not previously operated. Accordingly, you should not rely on RCAP’s past performance to predict its future results.

There can be no assurance that RCAP will be successful in pursuing its long-term strategy of expanding into complementary businesses.

RCAP’s long-term strategy includes expanding into complementary businesses. As part of this strategy RCAP entered into the recent and pending acquisitions. See “RCS Capital Corporation — The Recent and Pending Acquisitions” for more details. RCAP may enter into additional acquisitions. See “RCS Capital Corporation — Business Overview —  Potential Additional Acquisition.” There are also risks associated with acquisitions, including the merger and the other recent and pending acquisitions, which may be costly and may not result in their intended benefits. See “— Risks Related to the Recent and Pending Acquisitions” for a more detailed discussion of these risks, which would apply to any additional acquisitions.

Furthermore, any transaction similar to the recent and pending acquisitions involving a change in ownership or control of a broker-dealer could require an application to FINRA for approval of such change of ownership or control and that approval may not be granted. Accordingly, even if RCAP is able to negotiate a transaction with an acquisition candidate, RCAP may not be able to consummate such transaction, thereby inhibiting RCAP’s ability to fully execute its growth strategy. Moreover, FINRA may restrict any proposed business expansion by either an acquisition candidate or one of our existing brokerage firms, further inhibiting our growth opportunities.

If RCAP fails to acquire and integrate complementary businesses, RCAP’s results of operations and future prospects would be adversely affected.

There can be no assurance that RCAP will be successful in its long-term strategy of expanding its service offerings to clients other than American Realty Capital.

A key component of RCAP’s long-term business strategy is to expand its wholesale distribution platform and its investment banking, capital markets and transaction management services platform to sponsors and other participants in the management and sale of direct investment programs other than American Realty Capital. Other direct investment sponsors may not want to retain RCAP for a variety of reasons, including its common ownership with American Realty Capital. Accordingly, there can be no assurance that such strategy will be successful.

If RCAP fails to increase or diversify its market share of direct investment programs, RCAP’s results of operations and future prospects may be adversely affected.

Extensive or frequent changes in regulations could adversely affect RCAP’s business.

The securities industry is subject to extensive and frequently changing requirements under federal and state securities and other applicable laws and self-regulatory organization rules. The SEC, FINRA, various securities exchanges and other U.S. governmental or regulatory authorities continuously review legislation and regulatory initiatives and may adopt new or revised laws and regulations. Such laws and regulations may be complex, and RCAP may not have the benefit of regulatory or federal interpretations to guide it in compliance. Changes in the law or new interpretations of existing laws also could have an adverse effect on RCAP’s methods and costs of doing business.

For example, with respect to direct investment programs, FINRA has proposed amendments to its rules that govern disclosure of a per share estimated value of a direct investment program security. Under one of the proposed amendments, the share value of a direct investment program security may be shown as the offering price per share less dealer manager fees, selling commissions, organization and offering expenses and potentially certain distributions, paid per share. The proposed amendments could adversely impact direct investment programs if investors or financial advisors react negatively to the new disclosure regime, and such an adverse impact on direct investment programs may harm RCAP’s results of operations.

In addition, state securities regulators require that investors in direct investment programs meet certain minimum income and/or net worth standards. These standards may vary from state to state and change frequently. Changes to suitability standards may require RCAP to expend resources familiarizing ourselves, as well as the financial advisors with whom RCAP does business, with the new standards. If a financial advisor does not satisfy the requirements with regards to suitability standards, RCAP could be subject to substantial liability, including fines, penalties and possibly rescission.

Along with suitability requirements, state regulators have also imposed limitations on an investor’s exposure to direct investment programs. The breadth and scope of these limitations have varied considerably and may operate to limit the exposure that a resident of a certain state has to a product, sponsor or direct investment programs generally. These concentration limitations have been applied with increasing frequency and have increasingly targeted all direct investment programs.

The DOL is preparing an amendment to the definition of “fiduciary” for purposes of ERISA. The proposed rule would broaden the scope of persons who could be deemed to be ERISA fiduciaries and the activities that would be subject to fiduciary standards. The proposed rule could have consequences on the securities industry that are difficult to predict. The uncertainty surrounding the proposed DOL rulemaking may cause broker-dealers to delay their decision to sell products that RCAP’s clients are offering, which could reduce demand for RCAP’s services. If RCAP were deemed a fiduciary or if the activities of RCAP were deemed to be fiduciary activities, or if the same were true for the broker-dealers with whom RCAP does business, or whom RCAP may acquire through the pending acquisitions or otherwise, RCAP and they may be subject to additional regulation and, potentially, liability, and RCAP’s results of operations could suffer as a result.

These risks, as well as the additional risks described under “— Risks Related to the Securities Industry  — As owner of the acquired businesses, and any future additional acquired business, RCAP may be exposed to regulatory, compliance and legal risks that are in addition to, and may be different from, those RCAP currently faces,” will also apply to RCAP’s independent retail advice platform following the completion of the pending acquisitions.

Realty Capital Securities is prohibited from raising money for U.S. Net Lease REITs sponsored by American Realty Capital.

During 2013, 38% of equity capital raised by non-traded REITs distributed by RCAP consisted of sales of interests in those non-traded REITs with a primary investment strategy of investing in U.S. single-tenant, net-leased properties, or U.S. Net Lease REITs, sponsored by American Realty Capital. In connection with the merger between American Realty Capital Properties, Inc., or ARCP, and Cole Real Estate Investments, Inc., or Cole, American Realty Capital and Mr. Schorsch agreed that neither American Realty Capital nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with American Realty Capital are directors and executive officers of ARCP.

Although this restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of American Realty Capital, Mr. Schorsch or any of their affiliates, there can be no assurance that Realty Capital Securities will be able to sell interests in other types of REITs or U.S. Net Lease REITs sponsored by unaffiliated sponsors to replace the loss of sales in U.S. Net Lease REITs sponsored by American Realty Capital. Furthermore, although Cole’s wholesale broker-dealer has not to date distributed interests in REITs other than U.S. Net Lease REITs, it could in the future do so and could compete with Realty Capital Securities.

RCAP’s ability to attract and retain qualified professionals is critical to its success, and any failure to do so may materially impair the value of your shares of RCAP Class A common stock.

RCAP depends on the skills and expertise of the qualified professionals who work for its operating subsidiaries and its success depends on its ability to retain existing and attract new qualified professionals. The qualified professionals of the operating subsidiaries are generally direct, full-time employees of the operating subsidiaries. The professionals and senior marketing personnel of the operating subsidiaries have direct contact with clients, financial advisors and retail broker-dealers, and with other key individuals, and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. If RCAP loses the services of any key personnel, RCAP may not be able to manage and grow its operations effectively, enter new markets, develop new products or effectively integrate businesses it acquires, including but not limited to the acquired businesses, into its operations.

RCAP also anticipates that it will be necessary for it to hire additional professionals as it further diversifies its products and strategies. Competition for employees with the necessary qualifications is intense and RCAP may not be successful in its efforts to recruit and retain the required personnel. RCAP’s ability to retain and attract such personnel will depend heavily on the amount of compensation RCAP can offer. Compensation levels in the securities industry are highly competitive. Consequently, RCAP’s profitability could decline as it competes for personnel. An inability to recruit and retain qualified personnel could affect RCAP’s ability to provide acceptable levels of service to its clients and funds and hinder RCAP’s ability to attract new clients, each of which could have a material adverse effect on RCAP’s business.

RCAP may require additional financing, which may not be available on acceptable terms or at all.

In order for RCAP to have the opportunity for future success and profitability, it periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination, including through RCAP’s proposed public offering. RCAP may need to seek to raise additional capital through other available sources, which may include borrowing additional funds or raising additional capital from third parties, and there can be no assurance that RCAP will be successful in obtaining required funds on favorable terms, or at all. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders.

If RCAP is unable to generate adequate cash from its operations, or from financing activities, its liquidity and results of operations could be adversely impacted.

RCAP’s future indebtedness could adversely affect its financial health and may limit its ability to use debt to fund future capital needs.

Concurrently with the closing of the Cetera acquisition, RCAP entered into the Cetera financings, which included the incurrence of indebtedness under the bank facilities and the issuance of the convertible notes to Luxor.

Pro forma for the recent and pending acquisitions and the Cetera financings as of December 31, 2013, RCAP had total indebtedness of $845.1 million. RCAP’s level of indebtedness could increase its vulnerability to general adverse economic and industry conditions. It could also require RCAP to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes. RCAP also may require cash to meet certain other requirements under the bank facilities, including mandatory prepayment of up to $80.0 million if one or more of the merger, the Hatteras acquisition and the Summit acquisition are abandoned or terminated. In addition, it is an event of default under the bank facilities if First Allied does not repay certain outstanding indebtedness by July 28, 2014 or if an amount sufficient to repay the First Allied notes deposited into the escrow, or the special escrow, that may be drawn on to repay First Allied notes upon the earlier to occur of the closing of RCAP’s proposed public offering and August 27, 2014. Even if we have not consummated the First Allied acquisition or completed this offering, we may be required to arrange for repayment of the First Allied indebtedness or to fund the special escrow to avoid the occurrence of an event of default.

RCAP may not be able to maintain a level of cash flows from its operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness and to meet other requirements under the bank facilities. In addition, RCAP is limited in the amount of capital that it can draw from any broker-dealer subsidiary. If RCAP’s cash flows and capital resources are insufficient to fund its debt service obligations, RCAP could face substantial liquidity problems and could be forced to sell assets, seek additional capital or seek to restructure or refinance its indebtedness. These alternative measures may not be successful or feasible and may not be on as favorable terms. The bank facilities and the indenture governing the convertible notes will restrict RCAP’s ability to sell assets. Even if RCAP could consummate those sales, the proceeds that RCAP realizes from them may not be adequate to meet any debt service obligations then due. Furthermore, if an event of default were to occur with respect to RCAP’s outstanding indebtedness, its creditors could, among other things, accelerate the maturity of its indebtedness.

In addition, RCAP’s level of indebtedness may limit its flexibility in planning for changes in its business and the industry in which it operates, and limit its ability to borrow additional funds. Furthermore, the bank facilities and the indenture governing the convertible notes will permit RCAP to incur additional indebtedness. Although the bank facilities and the indenture governing the convertible notes will contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions will not prevent RCAP from incurring obligations that do not constitute “indebtedness” as defined in the bank facilities and the indenture governing the convertible notes. To the extent new debt or other obligations are added to RCAP’s currently anticipated debt levels, the substantial indebtedness risks described above would increase.

The bank facilities and the indenture governing the convertible notes will contain restrictions that may prevent RCAP from taking actions that RCAP believes would be in the best interest of RCAP’s business.

The bank facilities and the indenture governing the convertible notes will contain customary restrictions on RCAP’s activities, including covenants that may restrict it from:

•	incurring additional indebtedness or issuing disqualified stock or preferred stock;
•	paying dividends on, redeeming or repurchasing its capital stock, subject to certain limited exceptions set forth in the agreements governing the bank facilities;
•	making investments or acquisitions;
•	creating liens;

•	selling assets;
•	receiving dividends or other payments;
•	guaranteeing indebtedness;
•	engaging in transactions with affiliates; and
•	consolidating, merging or transferring all or substantially all of its assets.

RCAP also is required to comply with financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital. These restrictions may prevent RCAP from taking actions that RCAP believes would be in the best interest of RCAP’s business. RCAP’s ability to comply with these restrictive covenants will depend on its future performance, which may be affected by events beyond its control.

If RCAP violates any of these covenants and is unable to obtain waivers, RCAP would be in default under the bank facilities or indenture and payment of its indebtedness could be accelerated. The acceleration of RCAP’s indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If RCAP’s indebtedness is accelerated, it may not be able to repay that indebtedness or borrow sufficient funds to refinance it. Even if RCAP is able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to RCAP. If RCAP’s indebtedness is in default for any reason, RCAP’s business could be materially and adversely affected.

In addition, complying with these covenants may also cause RCAP to take actions that are not favorable to holders of RCAP Class A common stock and may make it more difficult for RCAP to successfully execute its business strategy and compete against companies that are not subject to such restrictions.

Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact RCAP.

As with other yield-oriented securities, shares of direct investment programs, particularly those marketed to “mass affluent” investors, who RCAP believes seek products with “durable income” characteristics, are impacted by their level of distributions to their stockholders. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment, due to recently announced changes in the monetary policy of the United States Federal Reserve or otherwise, could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance. A rising interest rate environment could also adversely affect the relative attractiveness of direct investment programs to existing and potential investors as compared to other investments with returns that would be expected to benefit from rising interest rates, which could reduce demand. In particular, RCAP believes the current environment of modestly rising interest rates will dampen demand for U.S. Net Lease REITs, which typically feature long-term leases with fixed rent payments that may not increase in line with rents from other property types in a rising interest rate environment. Because RCAP relies on direct investment programs, any macroeconomic conditions affecting them, or demand from investors for them, adversely may negatively impact RCAP.

Rising interest rates may also have adverse effects on financial products sold through the independent retail advice platform, which could cause RCAP’s results of operations to suffer following the completion of the pending acquisitions.

RCAP is exposed to risks due to its investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other statutes and case law with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and RCAP’s ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

RCAP’s risk management policies and procedures, and the risk management policies and procedures of certain third parties, may leave RCAP exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures RCAP employs to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by RCAP. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. There can be no assurance that RCAP’s policies and procedures will effectively and accurately record and verify this information.

Although RCAP has not previously experienced significant or material losses to date due to gaps in its risk management policies and procedures, its ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more financial markets or other unforeseen developments could have a material adverse effect on RCAP’s results of operations and financial condition. Because RCAP is a financial services holding company, it is directly affected by general economic and political conditions, world events, and broad trends in business and finance and changes in the conditions of the securities markets in which our customers trade. The consequences of these developments can include losses due to decreases in the liquidity of trading positions, higher volatility in earnings, increases in its credit risk to clients as well as to third parties and increases in general systemic risk.

In addition, although RCAP’s agreements with third-party selling group members require them to certify that they have implemented their own appropriate risk management policies and procedures, RCAP does not independently review those third-party selling group members’ risk management policies and procedures or supervise their management of their financial advisors. Similarly, RCAP’s transfer agent business utilizes a third-party vendor to perform certain back-office transfer agency functions. Although the services agreement between RCAP’s transfer agent and the third-party vendor establishes minimum standards of performance for the vendor, including risk management policies and procedures, RCAP does not review these risk management policies and procedures.

RCAP’s risk management policies and procedures may not identify potential risks in the operations of its distribution partners or third-party vendors which could impact its business.

Following the completion of the recent and pending acquisitions, RCAP’s risk management policies and procedures will also need to monitor operational, legal and regulatory risk of the independent broker-dealer and investment adviser subsidiaries of the acquired businesses, including ICH, which will continue to operate independently under their existing brands and management, and their financial advisors, most of whom will operate from independent offices. As a result, RCAP will face an increased risk that our risk management policies and procedures will not be fully effective or adequate to prevent material losses.

Realty Capital Securities is subject to risks that are particular to its role as dealer manager for direct investment program offerings.

In connection with its role as dealer manager for direct investment program offerings, Realty Capital Securities provides substantial promotional support to the broker-dealers selling a particular offering, including by providing sales literature, forums, webinars, press releases and other forms of mass communication. Due to the volume of materials that Realty Capital Securities may provide throughout the course of an offering, much of which may be scrutinized by regulators, Realty Capital Securities may be exposed to significant liability under federal and state securities laws, and subject to fines by the SEC, FINRA and state securities regulators, or even suspension from the securities industry.

Failure to comply with the net capital requirements could subject RCAP to sanctions imposed by the SEC or FINRA.

Realty Capital Securities and the broker-dealer subsidiaries of Cetera are, and any other broker-dealer acquired by RCAP (including ICH’s broker-dealer subsidiary) will be, required to maintain certain levels of minimum net capital subject to the SEC’s net capital rule. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all the activities of a broker-dealer. Realty Capital Securities and the broker-dealer subsidiaries of Cetera are, and any other broker-dealer acquired by RCAP (including ICH’s broker-dealer subsidiary), may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and may subject RCAP to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect RCAP’s ability to expand or even maintain its present levels of business, which could have a material adverse effect on RCAP’s business. In addition, RCAP may become subject to net capital requirements in other foreign jurisdictions in which it currently operates or which it may enter. RCAP cannot predict its future capital needs or its ability to obtain additional financing.

RCAP’s business could be adversely affected by a downturn in the financial markets.

RCAP’s business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets, including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, RCAP’s revenues are likely to decline and its operations are likely to be adversely affected.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which RCAP provides underwriting services, mergers and acquisitions consulting and other services. RCAP’s investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which it participates and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that RCAP execute for its clients and, therefore, to a decline in the revenues it receives from commissions and spreads.

Market fluctuations and volatility may reduce RCAP’s revenues and profitability.

RCAP’s revenues and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, RCAP’s profitability may be adversely affected by losses from the underwriting of securities or the failure of third parties to meet commitments.

Lower securities price levels may also result in a reduced volume of transactions. During periods of declining volume and revenue, RCAP’s profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

RCAP faces competition from other financial firms.

RCAP competes directly with national and regional full-service broker-dealers and a broad range of other financial services firms, including banks, investment advisers and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than RCAP does. Many of these firms offer their clients more products and research than RCAP does. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. These competitors may have lower costs or provide more services, and they may offer their clients more favorable commissions, fees or other terms than those offered by RCAP. The acquired businesses are subject to similar competition.

If RCAP does not continue to develop and enhance its services in a timely manner, its business may be harmed.

RCAP’s future success will depend on its ability to develop and enhance its services and add new services. RCAP operates in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that RCAP will be unable to effectively use new technologies, adapt its services to emerging industry or regulatory standards or market new or enhanced services.

If RCAP is unable to develop and introduce new or enhanced services quickly enough to respond to market or client requirements or to comply with emerging industry standards, including regulatory standards, or if these services do not achieve market acceptance, RCAP’s business could be seriously harmed.

RCAP faces significant competition for wholesalers.

RCAP is dependent upon employees who recruit and manage retail broker-dealers for the offerings of direct investment programs for which Realty Capital Securities serves as dealer manager, whom we refer to as wholesalers. RCAP is exposed to the risk that wholesalers could leave or decide to affiliate with one of its competitors and that RCAP would be unable to recruit suitable replacements. A loss of a large group of wholesalers could have a material adverse impact on Realty Capital Securities’ business.

Providing transaction management services involves providing services that meet the legal needs of RCAP’s clients and, as a result, RCAP is subject to a variety of complex and evolving laws and regulations.

Providing transaction management services involves providing services that meet the legal needs of clients, which may subject RCAP to allegations of unauthorized practice of law, or UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which RCAP operates. RCAP is unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to its clients, because RCAP does not meet the regulatory requirement of being exclusively owned by licensed attorneys. RCAP also may be subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law. RCAP may incur costs associated with responding to, defending and settling proceedings related to UPL, and the provision of services more generally. There can be no assurance that RCAP will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on RCAP’s business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of RCAP’s services, potential liabilities or additional costs that could have a material adverse effect on RCAP’s business, results of operations, financial condition and future prospects.

Internet and internal computer system failures or security breaches could damage RCAP’s reputation and harm its business.

A portion of RCAP’s business is conducted through the Internet and through its internal computer system, either of which could experience system failures and degradations in the future due to circumstances beyond RCAP’s control, which include, but are not limited to:

•	human error;
•	subsystem, component or software failure;
•	a power or telecommunications failure;
•	an earthquake, fire, or other natural disaster or act of God;
•	hacker attacks or other intentional acts of vandalism; or
•	acts of terror or war.

Any of these events could have a material adverse effect on RCAP’s financial condition and results of operations.

Failure to adequately protect the integrity of RCAP’s computer systems and safeguard the transmission of confidential information could harm its business.

The secure transmission of confidential information over public networks is a critical element of RCAP’s operations. RCAP relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by RCAP’s vendors and RCAP to protect client transaction and other data. Any compromise of RCAP’s systems or security could harm its business.

RCAP’s brands may not achieve broad recognition.

RCAP believes that broader recognition and positive perception of its brands, the brands of its operating subsidiaries, and the brands of the acquired businesses or any other businesses it or they may acquire are essential to RCAP’s future success. RCAP’s successful positioning of its brands will depend in a large part on the success of advertising and promotional efforts, an increase in the number of users and page views of its websites, and the ability to continue to provide a website and services useful to clients. Accordingly, RCAP intends to continue to pursue an aggressive brand enhancement strategy, which includes multimedia advertising, promotional programs and public relations activities. These initiatives require significant expenditures. If RCAP’s brand enhancement strategy is unsuccessful, these expenses may never be recovered and RCAP may be unable to increase future revenues.

The preservation and enhancement of the brands of the acquired businesses is essential to their future success. Following the completion of the recent and pending acquisitions, the acquired businesses will continue to be operated independently under their own brands and management, subject to RCAP’s oversight. Any failure of the brand enhancement strategy or other marketing efforts of any of the acquired businesses could have an adverse impact on RCAP.

A failure to protect its reputation could adversely affect RCAP’s businesses.

RCAP’s ability to attract and retain clients, investors, employees and financial advisors is highly dependent upon external perceptions of RCAP and its operating subsidiaries. Damage to RCAP’s reputation could cause significant harm to its business and prospects and may arise from numerous sources, including litigation or regulatory actions, failing to deliver minimum standards of service and quality, compliance failures, any perceived or actual weakness in its financial strength or liquidity, unethical behavior and the misconduct of employees, financial advisors and counterparties. Negative perceptions or publicity regarding these matters could damage RCAP’s reputation among existing and potential clients, investors, employees and financial advisors. Adverse developments with respect to the securities industry may also, by association, negatively impact RCAP’s reputation or result in greater regulatory or legislative scrutiny or litigation against RCAP.

The preservation of the reputations for independence of Cetera, as well as the other acquired businesses, including ICH, that will make up RCAP’s independent retail advice platform will also be important to RCAP’s future success. Following the completion of the recent and pending acquisitions the acquired businesses will continue to be operated independently under their own brands and management, subject to RCAP’s oversight. Currently, the acquired businesses which will comprise RCAP’s independent retail advice platform offer interests in direct investment programs and other products sponsored by American Realty Capital, and RCAP expects they will continue to do so following the completion of the acquisition by RCAP. There is a risk that continuing, or increasing, this level of sales following the completions of their acquisitions by RCAP could affect the acquired businesses’ reputations for independence, which could adversely affect RCAP’s results of operations.

Risks Related to the Securities Industry

RCAP and ICH are subject to various risks associated with the securities industry.

RCAP and ICH are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired, because certain expenses remain relatively fixed. In the event of a market downturn, the business of RCAP or ICH could be adversely affected in many ways. The revenues of RCAP or ICH are likely to decline in such circumstances and, if RCAP or ICH is unable to reduce expenses at the same pace, its profit margins would erode.

Broker-dealers and other financial services firms are subject to extensive regulations and increased scrutiny.

The financial services industry is subject to extensive regulation by U.S. federal, state and international government agencies, as well as various self-regulatory agencies. Recent turmoil in the financial markets has contributed to significant rule changes, heightened scrutiny of the conduct of financial services firms and increasing penalties for rule violations. RCAP and ICH may be adversely affected by new laws or rules or changes in the interpretation of existing rules or more rigorous enforcement. Significant new rules are developing under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. Some of these rules could impact the businesses of RCAP or ICH, including through the potential implementation of a more stringent fiduciary standard for brokers and enhanced regulatory oversight over incentive compensation.

RCAP or ICH also may be adversely affected by other evolving regulatory standards, such as those relating to suitability and supervision. Legal claims or regulatory actions against RCAP or ICH also could have adverse financial effects on RCAP or ICH or harm its reputation, which could harm its business prospects.

Realty Capital Securities and the broker-dealer subsidiaries of Cetera are, and any acquired broker-dealer will be, registered as a broker-dealer under the Exchange Act and a member of FINRA, and subject to regulation, examination and supervision by the SEC, FINRA, other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales practices, use and safekeeping of clients’ funds and securities, capital adequacy, record-keeping and the conduct and qualification of officers, employees and independent contractors. As part of the regulatory process, broker-dealers and investment advisers are subject to periodic examinations by the SEC, the purpose of which is to determine their compliance with securities laws and regulations. Broker-dealers are also subject to routine and for-cause examinations by FINRA. It is not uncommon for the regulators to assert, upon completion of an examination, that the broker-dealer being examined has violated certain of these rules and regulations. Depending on the nature and extent of the violations, the broker-dealer may be required to pay a fine and/or be subject to other forms of disciplinary action. Additionally, the adverse publicity arising from the imposition of sanctions could harm the reputation of RCAP or ICH and cause it to lose existing clients or fail to gain new clients.

The SEC and self-regulatory organizations, such as FINRA, have the authority to bring administrative proceedings against firms under their jurisdiction, whether arising out of examinations or otherwise, for violations of the securities laws. Administrative sanctions can include cease-and-desist orders, censure, fine, civil monetary penalties and disgorgement and may even result in the suspension or expulsion of the firm from the securities industry. In June 2013, Realty Capital Securities entered into a Letter of Acceptance, Waiver and Consent, or AWC, with FINRA that included findings that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, had occurred in connection with its activities as a co-dealer manager for a public offering, as further described under “RCS Capital Corporation — Our Existing Businesses — Wholesale Distribution — Legal Proceedings.”

Similar sanctions may be imposed upon officers, directors, representatives and employees. Judicial proceedings also may be initiated by the SEC or state regulators where the misconduct warrants such action and may result in injunctive relief, civil monetary penalties, disgorgement and other sanctions.

Financial services firms are subject to numerous conflicts of interest or perceived conflicts of interest. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. RCAP has adopted, and regularly reviews and updates, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and RCAP’s reputation could be damaged if it fails, or appears to fail, to appropriately address conflicts of interest. RCAP’s policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against RCAP.

Financial services firms are also subject to rules and regulations relating to the prevention and detection of money laundering. The USA PATRIOT Act of 2001, or the PATRIOT Act, mandates that financial institutions, including broker-dealers and investment advisers, establish and implement anti-money laundering, or AML, programs reasonably designed to achieve compliance with the Bank Secrecy Act of 1970 and the rules thereunder. Financial services firms must maintain AML policies, procedures and controls, designate an AML compliance officer to oversee the firm’s AML program, implement appropriate employee training and provide for annual independent testing of the program. RCAP has established AML programs but there can be no assurance of the effectiveness of these programs. Failure to comply with AML requirements could subject RCAP to disciplinary sanctions and other penalties.

Financial services firms must also comply with applicable privacy and data protection laws and regulations, including SEC Regulation S-P and applicable provisions of the 1999 Gramm-Leach-Bliley Act, the Fair Credit Reporting Act of 1970 and the 2003 Fair and Accurate Credit Transactions Act. Any violations of laws and regulations relating to the safeguarding of private information could subject us to fines and penalties, as well as to civil action by affected parties.

As owner of the acquired businesses, and any future additional acquired business, RCAP may be exposed to regulatory, compliance and legal risks that are in addition to, and may be different, from those RCAP currently faces.

In the same manner as Realty Capital Securities, the registered broker-dealer or investment adviser subsidiaries of Cetera, ICH and the other acquired businesses must comply with applicable regulations or risk serious adverse consequences to their businesses. In addition, the acquired businesses engage, and any future additional acquired business may engage, in regulated activities that are different from those currently undertaken by the operating subsidiaries and thus will expose RCAP to different risks. The independent retail advice platform deals with retail clients through networks of financial advisors that operate through multiple separate branch offices. RCAP is now responsible for the conduct of a retail business, including the management and supervision of branch office operations and the supervision of retail activities. RCAP’s broker-dealer subsidiaries, employees and agents have significant obligations to their clients. As RCAP expands the independent retail advice platform, it will likely increase its exposure to claims, litigation and regulatory proceedings resulting from, among other things, alleged and actual errors and omissions, breach of fiduciary or other duties owed to clients, or misconduct in effecting securities transactions, rendering investment advice or placing insurance, and criminal misconduct.

The registered broker-dealer or investment adviser subsidiaries of Cetera, ICH and the other acquired businesses will also be engaged in the sale of certain products that are different from those currently sold by Realty Capital Securities, such as insurance products, including annuities and life insurance. Significant risk management and supervisory systems and controls and surveillance protocols are required to oversee these businesses. To the extent that its systems and controls are ineffective in assuring compliance with applicable laws, rules and regulations, RCAP could be exposed to significant regulatory sanctions.

The SEC, state securities regulators and industry self-regulatory organizations, including FINRA, vigorously enforce the broad panoply of regulations that govern the conduct of our business and the businesses of Cetera and the other acquired businesses. Firms and individuals who violate these regulations may be subject to disciplinary action. For example, FINRA filed 1,535 new disciplinary actions in 2013. In some cases, rule violations may also result in criminal proceedings. Certain of the acquired businesses, including ICH, and/or their financial advisors have responded to civil and/or criminal investigations. Some of these investigations have resulted in fines, settlements and orders to pay restitution. Other investigations are ongoing.

For example, during March 2014, a broker-dealer subsidiary of ICH entered into an AWC with FINRA. Without admitting or denying the findings, the broker-dealer subsidiary of ICH accepted and consented to FINRA’s findings that: (i) from about June 2009 through April 2011, the broker-dealer subsidiary of ICH failed to provide prospectuses to customers who purchased ETFs, (ii) the broker-dealer subsidiary of ICH failed to establish, maintain and enforce an adequate supervisory system, including WSPs, concerning the sale of ETFs and its obligations to provide ETF prospectuses to customers, and (iii) by reason of the foregoing, the broker-dealer subsidiary of ICH acted in contravention of Section 5(b)(2) of the Securities Act and thereby violated FINRA Rule 2010, and also violated NASD Conduct Rule 3010. The broker-dealer subsidiary of ICH also consented to a censure and a $100,000 fine.

In performing due diligence in connection with one of the pending acquisitions (other than ICH), which we refer to as the acquisition target, RCAP became aware that the SEC Staff’s 2011 examination of the acquisition target remains open. The Staff of the Division of Investment Management has asserted, among other things, various potential violations by the acquisition target of the anti-fraud provisions of the federal securities laws, including Section 206 of the Advisers Act, Section 34(b) of the Investment Company Act, Section 10(b) of the Exchange Act and Section 17(a) of the Securities Act. RCAP understands that the Staff of the Division of Investment Management has referred the examination findings to the SEC’s Division of Enforcement, or the Enforcement Division, and that the Enforcement Division’s review of the issues is ongoing and has not been concluded. RCAP has reviewed the examination findings and has determined to continue with the acquisition of the acquisition target. RCAP is not in a position to assess the likelihood or severity of any adverse action by the Enforcement Division against the acquisition target; however, if enforcement proceedings are brought against the acquisition target, there can be no assurance that subsequent developments would not result in material financial harm or material reputational harm to RCAP.

While each of the acquired businesses maintains insurance designed to lessen the cost of defending and/or settling covered matters and paying fines imposed, these insurance policies have limitations and deductibles, do not cover all matters and do not fully insulate the acquired businesses from costs on covered matters. There can be no assurance that the findings of any government or regulatory agency will not result in subjecting RCAP (and possibly certain of its principals and/or financial advisors) to some form of disciplinary action, including fines, censures, limitations on activities or other civil or criminal sanctions.

The independent retail advice platform will include subsidiaries that are SEC-registered investment advisers, which are subject to different compliance and oversight regimes than SEC-registered broker-dealers.

The SEC oversees all activities of registered investment advisers under the Advisers Act. Subsidiaries of the acquired businesses that are registered as investment advisers with the SEC will be subject to the requirements of the Advisers Act, including examination by the SEC’s staff. Such requirements relate to, among other things, fiduciary duties to clients, performance fees, maintaining an effective compliance program, solicitation arrangements, conflicts of interest, advertising, limitations on agency cross and principal transactions between the adviser and advisory clients, recordkeeping and reporting requirements, disclosure requirements and general anti-fraud provisions.

The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censure to termination of an investment adviser’s registration. Investment advisers also are subject to certain state securities laws and regulations. Failure to comply with the Advisers Act or other federal and state securities and regulations could result in investigations, sanctions, profit disgorgement, fines or other similar consequences.

RCAP relies on direct investment programs for a substantial portion of its revenues.

During the period from 2008 to 2013, a substantial portion of RCAP’s revenues came from services provided to direct investment programs, and it is anticipated that a substantial portion of RCAP’s revenues will come from direct investment programs in the future as well. On a pro forma basis assuming the completion of the recent and pending acquisitions during the year ended December 31, 2013, approximately 31% of RCAP’s revenues would have come from services provided to direct investment programs and 10% of the revenues of the acquired businesses would have come from sales of interests in direct investment programs. Its exposure to direct investment programs leaves RCAP vulnerable to adverse developments including, but not limited to:

•	a reduction in the popularity of direct investment programs among retail investors;
•	rising interest rates, which could have the effect of reducing investor demand for higher-yielding securities;
•	a determination by the Federal Reserve that asset bubbles in certain investment product categories may require a policy response;
•	continued or increasing negative publicity concerning non-traded REITs;
•	changes in tax law;
•	increased, costly or burdensome regulation from the SEC, state securities regulators or FINRA; and
•	malfeasance by sponsors or broker-dealers of direct investment programs, including by competitors.

More particularly, recent scrutiny from FINRA, the SEC and state securities regulators has caused, and could continue to cause, negative publicity about direct investment programs.

In 2011, FINRA filed a complaint against a broker-dealer charging it, among other things, with soliciting investors to purchase non-traded REIT shares without fully investigating suitability, and for marketing non-traded REITs on its website with misleading returns. On October 22, 2012, the case was settled and FINRA ordered the broker-dealer to pay approximately $12.0 million in restitution to affected clients, and to clients who were charged excessive markups. The founder of the broker-dealer was personally fined $250,000 and suspended for one year from the securities industry and two years from acting as a principal.

On November 22, 2011, FINRA entered into a settlement with a second broker-dealer for using misleading, unwarranted or exaggerated marketing materials in the sale of a non-traded REIT. The broker-dealer was ordered to pay a fine of $300,000, and has neither admitted nor denied the charges.

On December 12, 2012, the Massachusetts Securities Division, or the Division, filed an administrative complaint against a third broker-dealer, accusing it of violating Massachusetts securities laws in the sale of non-traded REIT shares. On February 6, 2013, the Division and the broker-dealer entered into a consent order that required, among other things, a $2.0 million payment by the broker-dealer to Massachusetts investors, payment of a $500,000 fine and an agreement by the broker-dealer to reform its selling practices. On May 22, 2013, the Division announced settlements with five broker-dealers requiring them to make $6.0 million in restitution to investors and pay fines totaling $975,000 over the improper sale of shares of non-traded REITs.

The proceedings outlined above, none of which involved RCAP or its affiliates, have received substantial publicity, much of it negative. In addition, both the SEC and FINRA issued bulletins in 2011 and 2012, respectively, urging investors to conduct careful reviews before investing in non-traded REITs, which has also generated negative publicity.

An adverse development relating to direct investment programs, including but not limited to negative publicity or any of the foregoing, could reduce RCAP’s sources of revenue and negatively impact the market price of RCAP Class A common stock.

RCAP’s ability to raise capital in a timely manner in the amount that may be required and effect changes in ownership, including through the exchange transactions, is limited by the operation of Rule 1017.

Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. The application must be filed at least 30 days prior to effecting a change. The approval process under Rule 1017 can take six months or more to complete.

The required FINRA process under Rule 1017, including the required 30-day notice period before effecting a change in ownership, could hinder or delay RCAP in any effort to raise capital, where, as a result of the capital raised, any person or entity would own or control 25% of more of any of RCAP’s broker-dealer subsidiaries.

Realty Capital Securities has filed a Continuing Membership Application, or the CMA, under Rule 1017 requesting, among other things, FINRA’s approval of the change in its equity ownership resulting from the exchange transactions. Rule 1017 permits such a change in ownership to occur prior to the CMA’s approval so long as the CMA is filed at least 30 days prior to the ownership change. While RCAP may effect a change in ownership 30 days after submitting notice to FINRA, FINRA may place interim restrictions on RCAP pending final approval. The exchange transactions closed before the expiration of the 30-day notice period, but Realty Capital Securities notified FINRA before the closing of the exchange transactions. The CMA is still pending and there can be no assurance that FINRA will ultimately approve the CMA.

A denial of the CMA could result in an unwinding of the exchange transactions or Realty Capital Securities withdrawing its broker-dealer registration, either of which could have a material adverse effect on RCAP’s business, results of operations or future prospects. A denial of any other application RCAP has made under Rule 1017 could also have a material adverse effect on us.

Difficult market conditions for investment products can adversely affect RCAP’s business.

Demand for investment products, such as direct investment programs and mutual funds, is materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond RCAP’s control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect RCAP’s business and profitability in many ways. For example, RCAP’s revenues are directly related to the volume and value of investment banking and brokerage transactions in which RCAP is involved. Furthermore, rising interest rates may have an adverse impact on the performance of direct investment programs as discussed under “— Risks Related to RCAP’s Existing Businesses — Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact RCAP.” During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for RCAP’s services and increasing price competition among financial services companies seeking available engagements. RCAP’s results of operations would also be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact retail brokerages, which are the clients of Realty Capital Securities as well as components of the independent retail advice platform. RCAP’s profitability may also be adversely affected by the possibility that RCAP would be unable to scale back other costs quickly enough to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital markets transactions, which may reduce the number of investment banking opportunities available for RCAP to pursue.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC and NYSE to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, RCAP’s underwriting business may be adversely affected. In addition, provisions of Sarbanes-Oxley, the Dodd-Frank Act, and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital markets transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls may have greater difficulty accessing the capital markets. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of RCAP’s investment banking and capital markets business. The legislation contains changes to the laws governing, among other things, Federal Deposit Insurance Corporation assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The full impact of the Dodd-Frank Act on RCAP’s business and operations will not be known for years until all of the regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on RCAP’s operations, particularly through an increased regulatory burden and increased compliance costs. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on RCAP’s business.

RCAP’s exposure to legal liability is significant, and damages and other costs that it may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against RCAP, could adversely affect its businesses.

RCAP faces significant legal risks in connection with its businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for advice RCAP provides to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

Moreover, RCAP’s role as advisor to clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment. These activities may subject RCAP to the risk of significant legal liabilities to clients and aggrieved third parties, including clients’ stockholders who could bring securities class action suits against RCAP. There can be no assurance that indemnities from clients and provisions to limit exposure to legal claims relating to its services will protect RCAP or be enforceable in all cases. As a result, RCAP may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against RCAP’s investment banking business could harm its results of operations or harm its reputation, which could adversely affect its business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm RCAP by impairing its ability to attract and retain clients and subjecting it to significant legal liability and reputational harm.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that RCAP’s employees could engage in misconduct that adversely affects its business. For example, RCAP often deals with confidential matters of great significance to its clients. If its employees were to improperly use or disclose confidential information provided by clients, RCAP could be subject to regulatory sanctions and suffer serious harm to its reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions RCAP takes to detect and prevent this activity may not be effective in all cases. If RCAP’s employees engage in misconduct, its business could be adversely affected.

If RCAP were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for it to continue its business as contemplated and could have an adverse effect on its business.

RCAP is not required to register as an investment company under the Investment Company Act, and it intends to conduct its operations so that it will not be deemed an investment company. However, if RCAP were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on its capital structure and its ability to transact with affiliates, could make it impractical for RCAP to continue its business as contemplated and would harm RCAP’s business and the price of RCAP Class A common stock.

Risks Related to RCAP’s Structure

The structure of RCAP Class B common stock has the effect of concentrating voting control over RCAP in RCAP Holdings and, indirectly, in those who control RCAP Holdings.

Holders of RCAP Class A common stock are entitled to one vote per share, and, so long as any of RCAP Class B common stock remains outstanding, the holders of RCAP Class B common stock always will have a majority of the voting power of outstanding RCAP common stock. RCAP Holdings, which is directly or indirectly controlled by Messrs. Schorsch and Kahane, holds the sole outstanding share of RCAP Class B common stock and thereby controls a majority of the voting power of outstanding RCAP common stock, retains effective control of the RCAP board of directors and has the ability to control all matters submitted to RCAP stockholders for approval. In addition, even if the share of RCAP Class B common stock were not outstanding, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of RCAP Class A common stock, would own 85.01% of the outstanding RCAP Class A common stock as of the date of this proxy statement/prospectus and would still control RCAP through their ownership of those shares.

Moreover, after giving effect to the completion of the recent and pending acquisitions (including the issuance of 11,264,929 shares of RCAP Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the estimated issuance of 1,083,890 shares of RCAP Class A common stock (based on $32.90 per share, the closing price on the NYSE on May 9, 2014) to pay consideration in the ICH acquisition, the J.P. Turner acquisition and the Summit acquisition), Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of RCAP Class A common stock, would still control 86.90% of RCAP Class A common stock. Mr. Schorsch also holds 20,000 shares of RCAP Class A common stock directly. See “Principal Stockholders.” This concentrated control will limit or preclude your ability to influence corporate matters and the individuals who control RCAP Holdings and RCAP Equity, LLC, namely Messrs. Schorsch and Kahane have the ability to control all matters affecting RCAP, including:

•	the composition of the RCAP board of directors and, through the RCAP board of directors, any determination with respect to its business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	its acquisition or disposition of assets;
•	its financing activities;

•	certain changes to the RCAP certificate of incorporation;
•	amendments to any agreements between RCAP and RCAP Holdings;
•	corporate opportunities that may be suitable for us, RCAP Holdings or Messrs. Schorsch and Kahane;
•	determinations with respect to enforcement of rights RCAP may have against third parties;
•	the payment of dividends, if any, on RCAP Class A common stock; and
•	the number of shares available for issuance under stock plans for its prospective and existing employees, as well as the number of shares available under its stock purchase program.

If RCAP Holdings does not provide any requisite consent allowing RCAP to conduct such activities when requested, RCAP will not be able to conduct such activities and, as a result, RCAP’s business and operating results may be harmed. The individuals who control RCAP Holdings, Messrs. Schorsch and Kahane, also control RCS Capital Management, which means that these individuals may have an even greater influence over RCAP’s affairs than their control over RCAP Holdings alone would dictate.

RCAP Holdings’ ability to control the RCAP board of directors may also make it difficult for RCAP to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join the RCAP board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

On April 29, 2014, RCAP Holdings pledged substantially all of its assets, including 12,851,999 shares of Class A common stock and the sole outstanding share of its Class B common stock to secure the bank facilities. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Bank Facilities” and “Principal Stockholders.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company.

In the event RCAP Holdings is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of RCAP Holdings, and may do so in a manner that could vary significantly from that of RCAP Holdings.

Following the redemption of the sole outstanding share of RCAP Class B common stock, the concentration of ownership of RCAP Class A common stock in RCAP Holdings, RCAP Equity, LLC and Luxor could continue to limit other stockholders’ ability to influence corporate matters.

RCAP Holdings holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of outstanding RCAP common stock, retains effective control of the RCAP board of directors and has the ability to control all matters submitted to RCAP stockholders for approval. Luxor, RCAP Holdings and the members of RCAP Holdings, have agreed to use their reasonable best efforts to cause the rights of RCAP Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash although we would be prohibited from doing so by the restricted payment covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding RCAP Class A common stock. Luxor currently holds convertible preferred stock and convertible notes that can be converted into newly issued shares of RCAP Class A common stock, as well as a put right with respect to its membership interest in RCS Capital Management under which, if exercised, Luxor may elect to receive consideration in the form of shares of RCAP’s Class A common stock, and it is also entitled to appoint at least one member to the RCAP board of directors. See “RCS Capital Corporation — The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor.”

Giving effect to that redemption, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would control 85.01% of the combined voting power of RCAP through their ownership of 24,071,499 shares of RCAP Class A common stock, or 50.23% assuming conversion of the convertible preferred stock and convertible notes held by Luxor and the exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management at the rates applicable as of May 9, 2014. Under the same assumptions, Luxor would control 40.91% of the combined voting power of RCAP through its ownership of RCAP Class A common stock. The potential for continued significant concentration of share ownership and control through RCAP Holdings, RCAP Equity, LLC, Luxor or all of them, acting together, may adversely affect the trading price for RCAP Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Moreover, this concentrated voting control would have similar effects to the current concentrated voting control of RCAP Holdings and RCAP Equity, LLC, as described in more detail above in “— The structure of RCAP Class B common stock has the effect of concentrating voting control over RCAP in RCAP Holdings and, indirectly, in those who control RCAP Holdings.”

It may be difficult to favorably resolve any disputes that arise between RCAP and RCAP Holdings.

Disputes may arise between RCAP Holdings and RCAP in a number of areas relating to their ongoing relationships, including:

•	employee retention and recruiting;
•	business combinations involving RCAP;
•	RCAP’s ability to engage in activities with certain potential clients;
•	sales or dispositions by each of RCAP Holdings and RCAP Equity, LLC of all or any portion of their ownership interest in RCAP; and
•	business development or marketing activities by RCAP which may require the consent of RCAP Holdings.

RCAP may not be able to resolve any potential conflicts, and even if RCAP does, the resolution may be less favorable than if the conflict were between two unaffiliated parties. The agreements RCAP has entered into with RCAP Holdings may only be amended upon agreement between the parties. While RCAP is controlled by RCAP Holdings, RCAP may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to RCAP as those RCAP would negotiate with an unaffiliated third party.

RCAP has elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make RCAP Class A common stock less attractive to some investors or otherwise harm its stock price.

Because RCAP qualifies as a “controlled company” under the corporate governance rules for NYSE-listed companies, it is not required to have a majority of its board of directors be independent, nor is it required to have a compensation committee or an independent nominating function. In light of RCAP’s status as a controlled company, the RCAP board of directors has determined not to have an independent nominating function or to have the full board of directors be directly responsible for nominating members of the RCAP board of directors, and RCAP has elected not to have a majority of the RCAP board of directors be independent and not to have a compensation committee. Accordingly, should the interests of RCAP Holdings, RCAP’s controlling stockholder, differ from those of its other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance rules for NYSE-listed companies. RCAP’s status as a controlled company could make RCAP Class A common stock less attractive to some investors or otherwise harm its stock price.

Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended by February 2016 to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are currently prohibited from doing so by the restricted payments covenant currently contained in the bank facilities. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock.Even if RCAP is able to redeem the sole outstanding share of its Class B common stock and after giving effect to the issuances of RCAP Class A common stock expected in connection with the recent and pending acquisitions, RCAP’s proposed public offering and the current private offering, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and CAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of RCAP Class A common stock, would continue to own more than 50% of RCAP Class A common stock and RCAP would continue to qualify as a controlled company. RCAP expects it will continue to qualify as a controlled company until such time as Luxor converts a sufficient amount of its convertible preferred stock and convertible notes or other shares of our Class A common stock are issued for other reasons to cause Messrs. Schorsch and Kahane to control less than 50% of outstanding RCAP Class A common stock.

RCAP is dependent on RCS Capital Management and its officers, who provide services to RCAP through the services agreement.

RCAP relies heavily on RCS Capital Management to conduct day-to-day business operations of RCAP, and to provide strategic planning and consulting services to RCAP and its operating subsidiaries. Accordingly, the success of RCAP’s businesses depends to a significant extent upon the efforts, experience, diligence, judgment, skill and network of business contacts of the officers of RCS Capital Management. The departure of any of the officers of RCS Capital Management could have a material adverse effect on RCAP’s performance and slow its future growth.

While the qualified professionals of RCAP’s operating subsidiaries generally are their direct employees and provide services for them on a full-time basis, RCS Capital Management is not obligated to dedicate any of its officers exclusively to RCAP. In addition, none of the officers of RCAP or RCS Capital Management are obligated to dedicate any specific portion of their time to RCAP’s business. Each of these individuals has significant responsibilities for other business segments currently managed by affiliates of American Realty Capital, including as a result of being part of the senior management or key personnel of other American Realty Capital-sponsored entities and their advisors. For example, six of the American Realty Capital-sponsored REITs have registration statements that became effective within the last 18 months. Additionally, two American Realty Capital-sponsored program is currently in registration. As a result, these individuals may not always be able to devote sufficient time to the management of RCAP’s business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets that affect American Realty Capital, the attention of RCS Capital Management’s principals and executive officers will also be required by the other entities and businesses managed by affiliates of American Realty Capital. In such situations, RCAP may not receive the level of support and assistance that RCAP might receive if it were internally managed.

In addition, no assurance can be given that RCS Capital Management will continue to provide services to RCAP. The initial term of the services agreement extends until June 10, 2033, with automatic five-year renewals, subject to termination by nonrenewal upon a 180-day prior written notice. If the services agreement is terminated and no suitable replacement is found to provide the services needed by RCAP under that agreement, RCAP may not be able to execute its business plan.

The services agreement was not negotiated on an arm’s-length basis and may not be as favorable as a services agreement negotiated with an unaffiliated third party.

Four of five executive officers of RCAP and five of its nine directors are also principals of RCAP Holdings and all of the executive officers of RCAP and four of its nine directors are executive officers of RCS Capital Management, all of whom are also directors and/or executive officers of American Realty Capital. The services agreement was negotiated between related parties and its terms, including amounts payable thereunder, may not be as favorable as if it had been negotiated with an unaffiliated third party.

Termination of the services agreement by RCAP without cause would be difficult to effect. During the initial term, RCAP, together with RCS Holdings, may terminate the services agreement only for cause. Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, RCAP, together with RCS Holdings, may terminate the services agreement without cause, upon the affirmative vote of at least two-thirds of the RCAP independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to RCAP; or (2) a determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of RCAP independent directors. RCS Capital Management will be provided 180 days’ prior written notice of any such termination. These provisions may adversely affect RCAP’s ability to terminate RCS Capital Management without cause.

RCS Capital Management is not contractually committed to serve RCAP beyond June 10, 2033. Thereafter, the services agreement will be renewable for five-year terms; provided, however, that RCS Capital Management may terminate the services agreement before the end of any five-year term at will upon 180 days’ prior written notice. If the services agreement is terminated and no suitable replacement is found, RCAP may not be able to execute its business plan.

Pursuant to the services agreement, RCS Capital Management does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of the RCAP board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with RCAP. Under the terms of the services agreement, none of RCS Capital Management or any of its respective officers, members or personnel, any person controlling or controlled by RCS Capital Management or any person providing sub-advisory services to RCS Capital Management will be liable to RCAP, any subsidiary of RCAP, its directors, its stockholders or any of its subsidiaries’ stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts constituting bad faith, willful misconduct or gross negligence. In addition, RCAP has agreed to indemnify RCS Capital Management and each of its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. See “RCS Capital Corporation — RCS Capital Management and American Realty Capital — Services Agreement.”

Payment of fees to RCS Capital Management reduces cash available for business investment and stockholder distribution.

RCS Capital Management provides certain services to RCAP pursuant to a services agreement. RCS Capital Management is paid substantial fees for these services, which reduces the amount of cash available for investment in RCAP’s business or distribution to its stockholders. Such fees consist of (i) a quarterly fee; (ii) an incentive fee; and (iii) performance-based awards to RCS Capital Management under the OPP, as further described under “RCS Capital Corporation — RCS Capital Management and American Realty Capital — Services Agreement — Quarterly and Incentive Fees” and “RCS Capital Corporation — Management — 2013 Manager Multi-Year Outperformance Agreement.” Also, in the future RCAP may contract with RCAP Holdings and/or RCS Capital Management to perform other services for RCAP for which RCAP will pay additional fees. For the period from the closing of RCAP’s initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, the aggregate of the quarterly and incentive fees was $0.7 million, $1.4 million, $4.2 million and $1.8 million, respectively, which accounted for 2.5%, 12.3%, 12.2% and 14.1% of RCAP’s net income for those periods, respectively. In connection with the closing of the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended, which resulted in 310,947 LTIP Units being earned as of April 28, 2014, and 1,014,053 LTIP Units being forfeited. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed its 310,947 earned LTIP Units to its then current members (who are also members of American Realty Capital and RCAP Equity, LLC), each of whom then became a member of RCS Holdings, the intermediate holding company that owns our operating subsidiaries (except for LTIP Units).

In general, RCAP and its subsidiaries are permitted to deduct all ordinary and necessary business expenses incurred in the operation of RCAP’s businesses. The quarterly fee payable by RCAP and RCS Holdings to RCS Capital Management, a related party, is allocated among RCAP and RCS Holdings based on any reasonable method determined by the RCAP independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to RCAP, on the one hand, and RCS Holdings and to operating subsidiaries, on the other hand. The Internal Revenue Service, or IRS, could challenge the allocation of the quarterly fee among RCAP and RCS Holdings or the deductibility of the quarterly fee by RCAP or RCS Holdings if, for example, the amount of the quarterly fee is not reasonable relative to the services provided. If the deduction were successfully denied, in whole or in part, RCAP or RCS Holdings, as applicable, would compute taxable income without deducting the quarterly fee, thereby increasing taxable income (or reducing losses) despite the reduction in RCAP’s or RCS Holdings’ cash due to the payment of the quarterly fee to RCS Capital Management.

There are various conflicts of interest arising out of RCAP’s relationship with RCAP Holdings and RCS Capital Management, which could result in decisions that are not in the best interests of RCAP stockholders.

RCAP is subject to conflicts of interest arising out of its relationship with RCAP Holdings and RCS Capital Management. Specifically, Mr. Schorsch, the executive chairman of the RCAP board of directors, Mr. Kahane, RCAP’s chief executive officer and one of its directors, Mr. Budko, its executive vice president, chief investment officer and one of its directors, Mr. Block, one of its directors, and Mr. Weil, its president, treasurer, secretary and one of its directors, are executives and/or members of both RCAP Holdings and RCS Capital Management. These individuals have conflicts between their duties to RCAP and their duties to, and interests in, RCAP Holdings, RCS Capital Management and other affiliates of RCAP Holdings and RCS Capital Management, and these conflicts may not be resolved in RCAP’s favor.

Conflicts may arise with respect to the interpretation, continuation, renewal or enforcement of RCAP’s agreements with RCS Capital Management, RCAP Holdings and their affiliates, including the agreements described under “RCS Capital Corporation — Relationships and Related Party Transactions.” The resolution of any such conflict in favor or RCAP Holdings, RCS Capital Management or any of their affiliates may materially harm RCAP’s results of operations and the value of your shares of RCAP Class A common stock.

For example, RCAP has provided certain non-traded REITs sponsored by American Realty Capital, which are affiliates of RCAP Holdings, with a variety of support, advisory and other services in connection with preparation for and execution of their proposed and completed strategic transactions, namely their listings on national securities exchanges, under agreements that provide for fixed advisory fees and fixed fees due at the time of completion of the transaction. RCAP expects that it will enter into similar arrangements on similar terms with other non-traded REITs sponsored by American Realty Capital in the future. A conflict could arise over the rates that it earns under these arrangements, and RCAP could earn less under these arrangements in the future if the individuals who control the non-traded REITs sponsored by American Realty Capital and RCAP make such a determination. Similar conflicts that are not resolved in RCAP’s favor could occur in connection with the services RCAP provides to the mergers and acquisitions advisory and capital markets services it provides to other related parties.

RCAP is also subject to conflicts of interest in connection with the First Allied acquisition, under which 11,264,929 shares of RCAP Class A common stock to RCAP Holdings are issuable as consideration, based on a value of $207.5 million for the equity of First Allied and the VWAP of RCAP Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied was determined as the effective original cost of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost represented a 21.5% cost of capital, based on an estimate of what RCAP believes a third-party investor would have earned for a similar investment. The rate used to determine the carrying cost was 21.2% which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition). The annualized rate from September 25, 2013 (the date RCAP Holdings actually made the investment when it acquired First Allied) until May 31, 2014 was 34.4%.

The value of the shares of Class A common stock to be issued by RCAP as consideration in the First Allied acquisition is $370.6 million, based on the closing price for RCAP Class A common stock of $32.90 per share on May 9, 2014. Accordingly, the effective cost to us for the First Allied acquisition will be

$404.4 million (including $33.8 million of First Allied indebtedness and assuming a closing price for our Class A common stock of $32.90 per share on the date of consummation of the contribution), which is $227.4 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement. The price and terms of the First Allied acquisition may not be the same as they would be if the transaction had been negotiated at arm’s length with an unaffiliated third party. See “RCS Capital Corporation — Relationships and Related Parties — The First Allied Acquisition.”

The quarterly fees payable to RCS Capital Management under the services agreement may cause RCS Capital Management to engage in risky behavior in order to increase its compensation.

Under the services agreement, RCS Capital Management is entitled to receive (i) quarterly fees based on RCAP’s GAAP pre-tax income; and (ii) incentive fees based on RCAP’s Core Earnings, as defined under “RCS Capital Corporation — RCS Capital Management and American Realty Capital — Services Agreement.” RCS Capital Management is also entitled to receive performance-based awards based on Total Return as measured against a peer group of companies, as further described under “RCS Capital Corporation  — Management — 2013 Manager Multi-Year Outperformance Agreement.” In providing services to RCAP under the terms of the services agreement, the opportunity to earn compensation based on RCAP’s GAAP pre-tax income and based on Core Earnings may lead RCS Capital Management to place undue emphasis on the maximization of RCAP’s aggregate GAAP pre-tax income and Core Earnings at the expense of other criteria that would be beneficial to RCAP’s business, such as preservation of capital, in order to obtain more compensation. Additionally, RCS Capital Management might engage in risky or speculative behavior in order to maximize Total Return, even if such behavior might put RCAP at risk. Core Earnings is a non-GAAP measure and is defined as RCAP’s after-tax GAAP net income (loss), before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and RCAP independent directors and after approval by a majority of RCAP independent directors.

RCAP is an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.

RCAP is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. RCAP could remain an “emerging growth company” for up to five years, or until the earliest of: (1) the last day of the first fiscal year in which RCAP has total annual gross revenue of $1.0 billion or more; (2) December 31 of the fiscal year that RCAP becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of RCAP common stock held by non-affiliates exceeds $700.0 million, measured as of the last business day of RCAP’s most recently completed second fiscal quarter, and RCAP has been publicly reporting for at least 12 months); or (3) the date on which RCAP has issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

RCAP expects that, based on its pro forma revenues after giving effect to the completion of the recent and pending acquisitions, it will cease to be an “emerging growth company” on December 31, 2014.

Under the JOBS Act, “emerging growth companies” are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley; (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which may require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements; (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise); (4) provide certain disclosures relating to executive compensation generally required for larger public companies; or (5) hold stockholder advisory votes on executive compensation. RCAP has elected to take advantage of several of the JOBS Act exemptions that are applicable to RCAP. To the extent RCAP has availed itself of any exemptions from various reporting requirements, it may be more difficult for investors and securities analysts to evaluate RCAP and RCAP does not know if some investors will find shares of RCAP Class A common stock less attractive as a result, which may result in a less active trading market for shares of RCAP Class A common stock or a more volatile stock price.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, RCAP has elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that RCAP’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Any material weaknesses in RCAP’s internal controls may impede its ability to produce timely and accurate financial statements, which could cause it to fail to file its periodic reports timely, result in inaccurate financial reporting or restatements of its financial statements, subject RCAP stock to delisting and materially harm RCAP’s business, results of operations, financial condition and the price of RCAP Class A common stock. RCAP has had several significant deficiencies in its internal control over financial reporting identified.

As a public company, RCAP is required to file annual and quarterly periodic reports containing its financial statements with the SEC within prescribed time periods. As part of the NYSE listing requirements, RCAP is also required to provide periodic reports, or make them available, to its stockholders within prescribed time periods. RCAP may not be able to produce reliable financial statements or file these financial statements as part of a periodic report in a timely manner with the SEC or comply with NYSE listing requirements. In addition, RCAP could make errors in its financial statements that could require it to restate its financial statements. If RCAP is required to restate its financial statements in the future for any reason, any specific adjustment may be adverse and may cause RCAP’s results of operations and financial condition, as restated, to be materially adversely impacted. As a result, RCAP could be the subject of adverse publicity, stockholder lawsuits and investigations and sanctions by regulatory authorities, such as the SEC. Any of the above consequences could cause the price of RCAP Class A common stock to decline and could impose significant unanticipated costs on RCAP.

However, for as long as RCAP remains an “emerging growth company,” as defined in the JOBS Act, RCAP intends to take advantage of the exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which is applicable to other public companies. See “— RCAP is an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.”

RCAP expects that, based on its pro forma revenues after giving effect to the completion of the recent and pending acquisitions, it will cease to be an “emerging growth company” on December 31, 2014. Once RCAP ceases to be an “emerging growth company,” as of each fiscal year end thereafter, its independent registered public accounting firm will be required to evaluate and report on its internal controls over financial reporting in the event it is an accelerated filer or large accelerated filer. To the extent RCAP finds material weaknesses in its internal controls, it may determine that it has ineffective internal controls over financial reporting as of any particular fiscal year end, and it may receive an adverse assessment of its internal controls over financial reporting from its independent registered public accounting firm. Moreover, any material weaknesses or other deficiencies in its internal controls may delay the conclusion of an annual audit or a review of our quarterly financial results. From time to time, RCAP has had significant deficiencies in its internal control over financial reporting. While no such deficiency, individually or in the aggregate, has resulted in a material weakness to date, any significant deficiency that is not remediated could, on its own or in combination with other significant deficiencies, give rise to a material weakness.

If RCAP is not able to issue our financial statements in a timely manner, or if RCAP is not able to obtain the required audit or review of our financial statements by its independent registered public accounting firm in a timely manner, RCAP will not be able to comply with the periodic reporting requirements of the SEC and the listing requirements of the NYSE. If these events occur, the listing of RCAP Class A common stock on the NYSE could be suspended or terminated and the price of RCAP Class A common stock could materially suffer. In addition, RCAP could be subject to investigation and sanction by the SEC and other regulatory authorities and to stockholder lawsuits, which could impose significant additional costs on RCAP, divert management attention and materially harm RCAP’s business, results of operations, financial condition and the price of RCAP Class A common stock.

RCAP would be required to pay to RCAP Holdings most of the tax benefit of any depreciation or amortization deductions RCAP may claim as a result of any step up in tax basis RCAP would receive if the exchange by RCAP Holdings of substantially all of its Operating Subsidiaries Units is characterized as a taxable exchange.

If the exchange by RCAP Holdings of substantially all of its Operating Subsidiaries Units for shares of RCAP Class A common stock (and cancellation of its corresponding shares of RCAP Class B common stock) through the exchange transactions qualifies as a tax-free contribution to RCAP under Section 351 of the Code, RCAP would obtain carryover tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST connected with such Operating Subsidiaries Units. Accordingly, RCAP would not be required to make any payments under the tax receivable agreement RCAP has entered into with RCAP Holdings.

However, if this exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in RCAP receiving a step up in the tax basis in the tangible and intangible assets of its operating subsidiaries with respect to such Operating Subsidiaries Units acquired by RCAP in such exchanges. The increase in tax basis would be expected to reduce the amount of tax that RCAP would otherwise be liable for in the future. Pursuant to the tax receivable agreement RCAP has entered into with RCAP Holdings, RCAP would be required to pay RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that RCAP realizes as a result of this increase in tax basis resulting from the exchange. The amount and timing of any payments under the tax receivable agreement would vary depending on a number of factors, including the extent to which the exchange is taxable, the amount and timing of income and the tax rates then applicable to RCAP. See “RCS Capital Corporation — Relationships and Related Party Transactions — Tax Receivable Agreement.”

Risks Related to RCAP Class A Common Stock

The market price and trading volume of RCAP Class A common stock may be volatile, which could result in rapid and substantial losses for RCAP Class A stockholders.

The market price of RCAP Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume on RCAP Class A common stock may fluctuate and cause significant price variations to occur. If the market price of RCAP Class A common stock declines significantly, you may be unable to resell your shares of RCAP Class A common stock at or above the price that was used in calculating the stock portion of the merger consideration in connection with the merger, if at all. There can be no assurance that the market price of RCAP Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of RCAP Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically;
•	general market and economic conditions;
•	variations in RCAP’s quarterly operating results;
•	RCAP’s failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness RCAP may incur or securities RCAP may issue in the future;
•	actions by RCAP stockholders;

•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in RCAP’s underlying investment strategies;
•	publication of research reports about RCAP or the securities industry, or the failure of securities analysts to cover RCAP Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting RCAP’s business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations.

Public perceptions of the actual or expected risks or benefits of the recent and pending acquisitions could also affect the price of RCAP Class A common stock. If RCAP does not achieve the perceived benefits of the recent and pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the recent and pending acquisitions on RCAP’s financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of RCAP Class A common stock may decline as a result of the pending acquisitions. Similarly, uncertainty about the completion of the recent and pending acquisitions, which are subject to conditions, may also affect the market price of RCAP Class A common stock.

Future sales of RCAP Class A common stock in the public market or future issuances in connection with acquisitions of businesses, including as consideration in the merger, could lower the market price of RCAP Class A common stock.

The market price of RCAP Class A common stock could decline as a result of sales of a large number of shares of RCAP Class A common stock by RCAP Holdings, or the perception that such sales could occur. RCAP has also filed with the SEC a Registration Statement on Form S-1 related to RCAP’s proposed public offering and the concurrent private offering. Sales and issuances of RCAP Class A common stock may also occur in connection with the issuance of 11,264,929 million shares of our Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the issuance of an estimated 1,083,890 additional shares of RCAP Class A common stock to pay consideration at the completion of the Summit acquisition, the merger and the J.P. Turner acquisition (based on the market price of our Class A common stock as of May 9, 2014, or $32.90 per share), which, collectively, would constitute 44% of RCAP currently outstanding RCAP Class A common stock. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for RCAP to raise additional capital by selling equity securities in the future, at a time and price that RCAP deems appropriate.

Pursuant to the registration rights agreement entered into with RCAP Holdings and RCS Capital Management, RCAP has agreed to use its reasonable best efforts to file registration statements from time to time for the sale of the shares of RCAP Class A common stock, including RCAP Class A common stock which was issued in connection with the exchange transactions and any equity-based awards granted to RCS Capital Management under the RCAP equity plan. See “RCS Capital Corporation — Relationships and Related Party Transactions — Registration Rights Agreement.”

RCAP has also agreed to file with the SEC a continuously effective resale registration statement for the shares of RCAP Class A common stock issued to Luxor in the concurrent private offering and for the shares of RCAP Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Registration Rights.” Following the effectiveness of these registration statements, 18,992,474 shares of our Class A common stock owned by Luxor or underlying securities convertible at the election of Luxor will be eligible for future sale upon conversion.

There can be no assurance as to the size or price of future issuances of RCAP Class A common stock or the effect, if any, that future issuances and sales of shares of RCAP Class A common stock may have on the market price of RCAP Class A common stock. Sales or distributions of substantial amounts of RCAP Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of RCAP Class A common stock to decline.

You will suffer dilution in connection with future issuances of RCAP Class A common stock.

Any public or private offerings of RCAP Class A common stock, could dilute your ownership in RCAP as well as any additional capital raised by RCAP through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions. Significant dilution to existing stockholders will also occur in connection with the issuance of 11,264,929 shares of RCAP Class A common stock to RCAP Holdings as consideration in the First Allied acquisition on the issuance of an estimated 1,083,890 additional shares of RCAP Class A common stock to pay consideration at the completion of the merger, the Summit acquisition and the J.P. Turner acquisition (based on the market price of RCAP Class A common stock as of May 9, 2014, or $32.90 per share), which, collectively, would constitute 44% of the currently outstanding RCAP Class A common stock. These issuances will also increase the number of shares that may be issued under our equity plan, pursuant to which the number of shares of our Class A common stock equal to 10% of our issued and outstanding Class A common stock (on a fully diluted basis) at any time may be granted as awards. In addition, issuances of awards under RCAP’s equity plan or sales of shares under RCAP’s stock purchase program may result in dilution of the economic interests of RCAP’s public stockholders. Significant dilution also may occur due to the estimated 18,992,474 shares of RCAP Class A common stock issuable upon conversion, at the conversion rate applicable as of May 9, 2014, of$120.0 million (face amount) of 5% convertible notes and $270.0 million (aggregate liquidation preference) of 7.00% convertible preferred stock issued to Luxor as part of the Cetera financings. This amount is expected to increase because the negative covenants contained in the bank facilities prohibit RCAP from paying dividends on the convertible preferred stock, and the terms of the convertible preferred stock provide that accrued and unpaid dividends, also are convertible into additional shares of RCAP Class A common stock. An exercise by Luxor of its put right with respect to its membership interest in RCS Capital Management could also cause dilution because it may cause RCAP to issue additional shares of RCAP Class A common Stock.

Any additional capital raised by RCAP through the sale of equity or convertible securities or any equityor convertible securities issued as consideration in future acquisitions may also dilute RCAP’s publicstockholders’ ownership in RCAP. Furthermore, if RCAP issues additional equity securities, its stockholdersmay experience dilution, and the new equity securities could have rights senior to those of RCAP Class A common stock, such as the convertible preferred stock issued to Luxor in connection with the Cetera financings. Because RCAP’s decision to issue securities in any future offering may depend on market conditions and other factors beyond RCAP’s control, RCAP cannot predict or estimate the amount, timing ornature of its future offerings. As a result, RCAP stockholders bear the risk of RCAP’s future securities offerings reducing the market price of RCAP Class A common stock and diluting their interest in RCAP.

RCAP’s ability to pay dividends will be restricted following the completion of the Cetera financings.

RCAP paid cash dividend to its Class A stockholders on a quarterly basis as approved by the RCAP board of directors commencing in July 2013 (with respect to the second quarter of 2013) through April 2014 (with respect to the first quarter of 2014). At the present time, RCAP does not expect to continue paying quarterly dividends in subsequent quarters, as RCAP’s ability to pay dividends is restricted following the completion of the Cetera acquisition due to the negative covenants that are contained in the agreements RCAP entered into when RCAP consummated the Cetera financings, which prohibit payment of dividends by RCAP and its operating subsidiaries (subject to certain limited exceptions). See “ — Dividend Policy and Dividends.”

RCAP Class A stockholders also may not receive the same dividends for other reasons, including the following:

•	RCAP may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;
•	RCAP may desire to retain cash to maintain or improve its credit rating;

•	RCAP Class A stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the RCAP board of directors, which reserves the right to change RCAP’s dividend practices at any time and for any reason; and
•	the amount of dividends that its operating subsidiaries may distribute to RCAP may be subject to restrictions imposed by state law, or regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence of these various limitations and restrictions, RCAP also may have to eliminate the payment of dividends on RCAP Class A common stock.

Anti-takeover provisions in RCAP’s amended and restated certificate of incorporation and by-laws could discourage a change of control that RCAP stockholders may favor, which could negatively affect the market price of RCAP Class A common stock.

Provisions in RCAP’s amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of RCAP even if a change of control would be beneficial to the interests of RCAP stockholders. For example, RCAP’s certificate of incorporation authorizes the issuance of preferred stock that could be issued by the RCAP board of directors to thwart a takeover attempt. In addition, the holders of RCAP Class B common stock always will have a majority of the voting power of outstanding RCAP common stock. The market price of RCAP Class A common stock could be adversely affected to the extent that the provisions of RCAP’s certificate of incorporation and by-laws will discourage potential takeover attempts that its stockholders may favor. See “RCS Capital Corporation — Description of Capital Stock” for additional information on the anti-takeover measures applicable to RCAP.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about RCAP’s business, the price and trading volume of RCAP Class A common stock could decline.

The trading market for RCAP Class A common stock depends in part on the research and reports that securities or industry analysts publish about RCAP. If few or no securities or industry analysts cover RCAP, the market price of RCAP Class A common stock could be negatively impacted. If securities or industry analysts cover RCAP and if one or more of such analysts downgrades RCAP Class A common stock or publishes inaccurate or unfavorable research about RCAP’s business, the price of RCAP Class A common stock may decline. If one or more of the analysts covering RCAP fail to publish reports on RCAP regularly, demand for RCAP Class A common stock could decline, which could cause the price and trading volume of RCAP Class A common stock to decline.

All of RCAP’s debt obligations, and any future indebtedness RCAP may incur, will have priority over RCAP Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of RCAP, RCAP Class A common stock would rank below all debt claims against RCAP. In addition, any convertible or exchangeable securities or other equity securities that RCAP has issued, such as the Luxor securities, or may issue in the future, may have rights, preferences and privileges more favorable than those of RCAP Class A common stock. As a result, holders of RCAP Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after RCAP’s obligations to its debt holders and holders of equity securities that rank senior to RCAP Class A common stock have been satisfied.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. Forward-looking statements are based upon certain underlying assumptions; including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those set forth under “Risk Factors” beginning on page 42 of this proxy statement/prospectus. The forward-looking statements contained in this proxy statement/prospectus include statements about the following:

•	the ability of ICH and RCAP to complete the merger and of RCAP to complete the other pending acquisitions, on the anticipated terms, in the anticipated timeframes or at all, due to the failure of any required closing condition to be met, the exercise by one of the parties of its right to terminate one of the relevant agreements, an adverse judgment in any stockholder litigation challenging any of the pending acquisitions or any other reason;
•	RCAP’s ability to complete any financings required to obtain funding for the cash consideration and other costs of the merger;
•	RCAP’s ability to integrate the acquired businesses with its existing businesses;
•	whether and when RCAP will be able to realize of the anticipated benefits from the recent and pending acquisitions;
•	significant dilution could result from future issuances of RCAP Class A common stock;
•	future sales of RCAP Class A common stock could lower the market price of RCAP Class A common stock;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which RCAP and ICH focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in RCAP’s financial results;
•	the ability of RCAP to retain the senior professionals and key management personnel of the acquired businesses, including ICH;
•	pricing and other competitive pressures on RCAP’s businesses;
•	changes in laws and regulations and industry practices that adversely affect RCAP’s business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	larger and more frequent capital commitments by Realty Capital Securities;
•	limitations on RCAP’s access to capital;
•	malfunctioning or failure in RCAP’s operations and infrastructure; and
•	failure to achieve and maintain effective internal controls.

These statements are only predictions based on RCAP’s and ICH’s current expectations and projections about future events. There are important factors that could cause its actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.”

Although RCAP and ICH believe the expectations reflected in the forward-looking statements are reasonable, neither of them can guarantee future results, level of activity, performance or achievements.

Moreover, neither RCAP, ICH nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Neither RCAP nor ICH is under any duty to update any of these forward-looking statements after the date of this proxy statement/prospectus to conform prior statements to actual results or revised expectations.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished to holders of ICH common stock in connection with the solicitation by the ICH board of directors of proxies to be voted at the special meeting of ICH stockholders to be held on July 8, 2014, and at any adjournment or postponement of the meeting.

Time, Place and Purpose of the Special Meeting

A special meeting of ICH stockholders will be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, Massachusetts, on July 8, 2014, commencing at 10:00 a.m. local time, for the following purposes:

1.	to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger;
2.	to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger; and
3.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The merger cannot be completed unless the holders of at least a majority of the outstanding shares of ICH common stock on the record date vote in favor of the proposal to adopt the merger agreement at the special meeting. A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus, which you should read carefully in its entirety.

Recommendations of the ICH Board of Directors

The ICH board of directors, acting upon the unanimous recommendation of the special committee, unanimously recommends that you vote:

1.	“FOR” the approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement;
2.	“FOR” the approval of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger; and
3.	“FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The ICH board of directors, acting upon the unanimous recommendation of the special committee, unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In considering the recommendations of the ICH board of directors, you should be aware that some of the directors and executive officers of ICH have interests in the merger that are different from, or are in addition to, the interests of the other ICH stockholders. The special committee, in reaching its decision to recommend the approval of the merger agreement and the merger to the ICH board of directors, and the ICH board of directors, in reaching its decision to approve the merger agreement and the merger, and to recommend that the ICH stockholders vote in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, were aware of and considered these interests, among other matters. See “The Merger — Interests of ICH’s Directors and Executive Officers in the Merger.”

Record Date and Quorum

ICH has fixed the close of business on May 9, 2014 as the record date for the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of ICH common stock at the close of business on the record date. On the record date, there were 7,238,309 shares of ICH common stock outstanding and entitled to vote, held by 216 holders of record. Each share of ICH common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of ICH common stock outstanding at the close of business on the record date, present in person or represented by proxy and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of ICH common stock represented at the special meeting but not voted (because the stockholder fails to either deliver a proxy or attend and vote in person at the special meeting), or to which a stockholder votes to abstain, but not “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary for stockholders to vote on the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, and the proposal to approve, on non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executed officers in connection with the merger, but not the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement. Once a share of ICH common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will be required. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or recessed until a quorum is present. See “— Adjournments” below.

Record and Beneficial Ownership; Attendance

If your shares of ICH common stock are registered directly in your name with ICH’s transfer agent, Computershare, you are considered, with respect to those shares of ICH common stock, the stockholder “of record.” In that case, this proxy statement/prospectus and the proxy card have been sent directly to you by ICH.

If your shares of ICH common stock are held through a bank, brokerage firm, trustee or other nominee, you are considered the beneficial owner of shares of ICH common stock held in nominee or “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm, trustee or other nominee who is considered, with respect to those shares of ICH common stock, the stockholder of record. As the beneficial owner of shares of ICH common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm, trustee or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of ICH common stock in nominee or “street name,” please contact your bank, brokerage firm, trustee or other nominee for their instructions on how to vote your shares.

All stockholders of record may attend the special meeting in person by showing government-issued photo identification, such as a passport or driver’s license, and signing in at the special meeting.

If your shares of ICH common stock are held through a bank, brokerage firm, trustee or other nominee and you wish to attend and vote in person at the special meeting, you must provide a legal proxy from the bank, brokerage firm, trustee or other nominee that holds your shares giving you the right to vote the shares at the special meeting, because you are not the record holder of ICH common stock as of the record date, together with a government-issued photo identification.

If you are the representative of a corporate or institutional stockholder, please bring to the special meeting proof that you are the representative of such stockholder together with government-issued photo identification.

Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ICH common stock entitled to vote on such proposal. Approval of the non-binding advisory proposal to approve the compensation that may be paid or become payable to ICH’s named executed officers in connection with the merger and of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement, requires the affirmative vote of the holders of at least a majority of the shares of ICH common stock present, in person or by proxy, and entitled to vote at the special meeting. For each of these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you are a stockholder of record and you fail to submit a proxy or to vote in person at the special meeting, your shares of ICH common stock will not be voted on any proposal. Your failure to vote in person at the special meeting or to submit a proxy will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, but will have no effect on the outcome of the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executed officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement (except for reducing the number of affirmative votes required to achieve the requisite majority by reducing the total number of shares from which that majority is calculated and, with respect to failures to vote, raising the number of stockholders required to attend the special meeting for a quorum to be present, where required). An abstention will have the same effect as a vote against each of the proposal to adopt the merger agreement, the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executed officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Banks, brokerage firms, trustees or other nominees who hold shares in “street name” for their customers only have discretionary authority to vote on “routine” proposals when they have not received instructions from customers/beneficial owners, and are precluded from exercising voting discretion with respect to “non-routine” proposals. Each of the proposals to be voted on at the special meeting is “non-routine.” As a result, absent specific instructions from you as the beneficial owner of the shares of ICH common stock, banks, brokerage firms, trustees or other nominees are not empowered to vote those shares on any of the proposals to be voted on at the special meeting, which is referred to as a “broker non-vote.” These broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, but will have no effect on the outcome of the vote on the proposal to approve, on a non-binding advisory basis, the proposal to approve the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement (except for reducing the number of affirmative votes required to achieve the requisite majority by reducing the total number of shares from which that majority is calculated).

How to Vote

If you are a stockholder of record, you may vote your shares of ICH common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there by ballot; or
•	by proxy — stockholders of record may submit a proxy to have their shares of ICH common stock represented and voted at the special meeting by (1) signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (2) visiting the website shown on the enclosed proxy card to vote via the Internet, or (3) using the toll-free telephone number listed on the enclosed proxy card.

If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by ICH’s Assistant Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. If the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the applicable per share merger consideration.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of ICH common stock in the way that you indicate on the proxy. When completing your proxy, you may specify with respect to each proposal whether your shares of ICH common stock should be voted “FOR” or “AGAINST” the proposal, or if you wish to “ABSTAIN” from voting on the proposal.

If you properly sign your proxy card but do not mark the boxes showing how your shares of ICH common stock should be voted on a proposal, the individuals named as proxies on the enclosed proxy card will vote the shares represented by your properly signed proxy “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

If you hold your shares of ICH common stock in nominee or “street name,” you should direct your bank, brokerage firm, trustee or other nominee on how to vote your shares following the voting instructions provided by your bank, brokerage firm, trustee or other nominee. A number of banks and brokerage firms are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a bank or brokerage firm participating in such a program, you may authorize a proxy to vote those shares over the Internet by visiting the website shown on your proxy card to, or by telephone by calling the telephone number shown on, the voting instructions received from your bank or brokerage firm.

It is important that you submit a proxy for your shares of ICH common stock promptly. Whether or not you plan to attend the special meeting in person, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person.

Stock Ownership and Voting by ICH’s Directors and Executive Officers; Voting Agreement

At the close of business on the record date for the special meeting, ICH’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,326,552 shares of ICH common stock at the special meeting (including the 762,624 shares covered by the voting agreement described below), which represents approximately 18.33% of the ICH shares entitled to vote at the special meeting. It is expected that ICH’s directors and executive officers will vote their shares “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Concurrently with the execution of the merger agreement, Timothy B. Murphy, ICH’s President and Chief Executive Officer, entered into a voting agreement with RCAP, pursuant to which Mr. Murphy (where applicable, acting solely in his capacity as a stockholder, and not as an officer or director, of ICH) has agreed, among other things, to vote his shares of ICH common stock in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. See “Voting Agreement” beginning on page 138 of this proxy statement/prospectus for more information about the voting agreement.

At the close of business on the record date, Mr. Murphy beneficially owned in the aggregate 762,624 shares of ICH common stock representing approximately 10.54% of the shares of ICH common stock outstanding on such date and entitled to vote at the special meeting.

A copy of the voting agreement executed and delivered by Mr. Murphy is attached to this proxy statement/prospectus as Annex B.

Proxies and Revocation

If you are a stockholder of record, you have the right to revoke a proxy at any time before your proxy is voted at the special meeting in one of three ways:

•	by submitting a later-dated proxy through any of the methods available to you;
•	by giving written notice of revocation to Rebecca Hice, ICH’s Assistant Secretary, which must be received by ICH at Investors Capital Holdings, Ltd., Six Kimball Lane, Suite 150, Lynnfield, MA 01940 before the special meeting; or
•	by attending the special meeting and voting in person.

If your shares of ICH common stock are held through a bank, brokerage firm, trustee or other nominee, please contact your bank, brokerage firm, trustee or other nominee as to its procedures for the revocation of your instructions and/or the giving of new instructions on how to vote the shares held by it on your behalf.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. The special meeting may also be adjourned if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without additional notice, unless the adjournment is for more than 30 days or a new record date is fixed. The merger agreement provides that if, on the date scheduled for the special meeting, ICH has not received proxies representing a sufficient number of shares of ICH common stock to obtain the required stockholder approval, whether or not a quorum is present, ICH may make one or more successive postponements or adjournments of the special meeting (but not to a date that is more than (i) 30 days after the date for which the meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or (ii) 120 days after the record date).

Proxy Solicitations; Expenses

The ICH proxy accompanying this proxy statement/prospectus is solicited on behalf of the ICH board of directors. ICH will bear the costs of the solicitation of proxies from its stockholders, except that ICH and RCAP will share equally all fees and expenses related to the printing, filing and distribution of this proxy statement/prospectus. Following the mailing of this proxy statement/prospectus, the directors, officers, employees and agents of ICH may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

ICH will reimburse brokers, banks, institutions and others holding common stock of ICH as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of ICH and obtaining their proxies.

Householding

In some instances, only one copy of the notice and this proxy statement/prospectus is being delivered to multiple stockholders sharing an address, unless ICH has received instructions from one or more of its stockholders to continue to deliver multiple copies. ICH will deliver promptly, upon oral or written request, a separate copy of the applicable materials to a stockholder at a shared address to which a single copy was delivered. If you wish to receive a separate copy of the notice or this proxy statement/prospectus you may call ICH at (781) 593-8565 or send a written request to Investors Capital Holdings, Ltd., Six Kimball Lane, Suite 150, Lynnfield, MA 01940, attention Rebecca Hice, Assistant Secretary.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please call John Cataldo, Chief Compliance Officer and Counsel at (781) 593-8565.

PROPOSALS SUBMITTED TO ICH STOCKHOLDERS

Proposal No. 1:  Adoption of the Merger Agreement, as Amended, and Approval of the Transactions Contemplated by the Merger Agreement, Including the Merger

ICH stockholders are asked to approve the proposal to adopt the merger agreement, as amended, and approve the transactions contemplated by the merger agreement, including the merger. For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 91 and “The Merger Agreement” beginning on page 117. A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If the proposal is not approved, the merger will not be completed, even if the other proposals related to the merger are approved. Approval of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ICH common stock entitled to vote on such proposal.

The ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of ICH and its stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Proposal No. 2:  Non-Binding Advisory Vote to Approve the Compensation that May Be Paid or Become Payable to ICH’s Named Executive Officers in Connection with the Merger

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that ICH seek a non-binding advisory vote from its stockholders to approve the compensation that may be paid or payable to its named executive officers in connection with the merger, which is discussed in “The Merger — Merger-Related Compensation for ICH’s Named Executive Officers” beginning on page 113 of this proxy statement/prospectus. As required by these provisions, ICH is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that ICH’s stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, as disclosed in the table entitled “Merger-Related Compensation” pursuant to Item 402(t) of Regulation S-K promulgated under the Securities Act of 1933, as amended, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of ICH common stock present, in person or by proxy, at the special meeting and entitled to vote on this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on ICH or RCAP. Therefore, regardless of whether or not stockholders approve such compensation, if the merger agreement is adopted by the stockholders and the merger is completed, such compensation will still be paid to ICH’s named executive officers, subject only to the conditions applicable to such compensation payments.

The ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger.

Proposal No. 3:  Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies in Favor of the Proposal to Adopt the Merger Agreement, as Amended, and Approve the Transactions Contemplated by the Merger Agreement, Including the Merger

ICH stockholders are being asked to approve a proposal that will give the ICH board of directors authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement, as amended, and approve the transactions contemplated by the merger agreement if there are not sufficient votes to approve such proposal at the time of the special meeting. If this proposal is approved, the special meeting could be adjourned to any date. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, but do not indicate a choice on the proposal to adjourn the special meeting, your shares will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. However, if you indicate that you wish to vote “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, your shares will only be voted “FOR” the proposal to adjourn the special meeting only if you indicate that you wish to vote “FOR” that proposal.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of ICH common stock present, in person or by proxy, at the special meeting and entitled to vote on this proposal.

The ICH board of directors, acting upon the unanimous recommendation of a special committee consisting solely of the independent directors of ICH, unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement, as amended, and approve the transactions contemplated by the merger agreement if there are not sufficient votes to approve such proposal to at the time of the special meeting.

THE MERGER

General

RCAP and ICH have entered into a merger agreement, dated as of October 27, 2013, as amended as of February 28, 2014, that provides for the merger of ICH with and into Merger Sub, a wholly owned subsidiary of RCAP, with Merger Sub surviving the merger and continuing as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.” If the merger agreement is approved by the stockholders of ICH and the merger is subsequently completed, each share of ICH common stock (including shares of restricted ICH common stock and shares issued upon exercise of options to purchase shares of ICH common stock, but excluding shares held by ICH, any wholly owned subsidiary of ICH, RCAP or any wholly owned subsidiary of RCAP) outstanding as of immediately prior to the effective time of the merger, will, at the effective time, be cancelled and converted into the right to receive, at the election of the holder thereof and subject to the limitation on the maximum amount of cash consideration payable in the merger, (i) $7.25 in cash, which we sometimes refer to as the “cash consideration,” or (ii) a number of shares of RCAP Class A common stock equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger (plus cash in lieu of fractional shares), which we sometimes refer to as the “stock consideration.” Stockholders of ICH who fail to make a valid election will automatically receive stock consideration. Stockholders of ICH who own more than one share of ICH common stock may elect, subject to the same limitation, to receive a combination of cash consideration and stock consideration with respect to their ICH shares.

A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement, as amended, and the other Annexes and documents referred to in this proxy statement/prospectus carefully and in their entirety for a more complete understanding of the merger.

Background of the Merger

The board of directors of ICH, referred to as the ICH board of directors, has from time to time reviewed and evaluated potential strategic alternatives with ICH’s management, including potential business combination transactions, and the long-term prospects for ICH’s business operations, with a view to maximizing ICH stockholder value. The ICH board of directors and senior management also actively monitor developments in the financial services industry and are generally aware of the business activities of other industry participants, including RCAP.

On or about July 19, 2013, Michael Weil, President of RCAP, approached Timothy Murphy, President and Chief Executive Officer and a director of ICH, regarding a possible business combination transaction between ICH and RCAP. At that time, Mr. Weil did not provide any details regarding the terms of any such combination. Mr. Murphy told Mr. Weil that the ICH board of directors had not authorized any discussions regarding a sale of the company, but that he would be willing to communicate to the ICH board of directors a proposal containing an estimated valuation of ICH and other material terms of the potential business combination.

On August 22, 2013, Mr. Weil delivered to Mr. Murphy a preliminary indicative pricing summary indicating RCAP’s interest in acquiring ICH at a value of $6.50 to $6.75 per share, subject to due diligence review, with up to 40% of the aggregate consideration being payable in cash and the balance in shares of RCAP Class A common stock at the election of ICH stockholders. Additionally, the preliminary indicative pricing summary provided that the purchase price would be subject to downward adjustment if ICH did not meet certain performance targets for the fiscal year ending March 31, 2014, and that RCAP would retain $5.0 million of the purchase price as a holdback to satisfy any such adjustments. Mr. Murphy reiterated to Mr. Weil that he was not authorized to discuss with him the terms of a possible sale of ICH, but that he would discuss the matter with other members of the ICH board of directors.

On August 30, 2013, at a special meeting of the Nominating and Governance Committee of the ICH board of directors, which consists of William J. Atherton, Chairman of the ICH board of directors, Robert T. Martin, Blaise A. Aguirre and Robert P. Mazzarella, such persons being all of the independent members of the ICH board of directors, Mr. Atherton presented the preliminary indicative pricing summary received from

RCAP and summarized ICH’s discussions with RCAP to date as had been relayed to him by Mr. Murphy. The Nominating and Governance Committee discussed the terms of the preliminary indicative pricing summary, procedural considerations with respect to a potential transaction and ICH’s operating results. Following such discussion, the Nominating and Governance Committee expressed its view that, given the significance of a potential acquisition transaction, a special committee consisting solely of the independent members of the ICH board of directors should be established to evaluate the transaction in the event that ICH board of directors determined to pursue discussions with RCAP. The Nominating and Governance Committee also expressed its view that the terms of the preliminary indicative pricing summary were not in the best interests of ICH and its stockholders.

Following the meeting of the Nominating and Governance Committee, Mr. Murphy informed Mr. Weil that ICH was not interested in continuing discussions regarding a possible transaction with RCAP based on the valuation range indicated in the preliminary indicative pricing summary.

On September 3, 2013, Mr. Weil delivered to Mr. Murphy a revised preliminary indicative pricing summary indicating a value for ICH of $7.30 per share, subject to due diligence review, with up to 65% of the aggregate consideration payable in cash and the balance in shares of RCAP Class A common stock calculated based on the volume weighted average trading price per share over the five trading days prior to closing of the transaction, referred to as the RCAP VWAP, at the election of ICH stockholders. The revised preliminary indicative pricing summary also provided for (i) a downward purchase price adjustment in the event ICH did not meet certain performance targets for 2013, with any such adjustment to be satisfied from a $5.0 million holdback, (ii) a $5.0 million termination fee payable by ICH to RCAP in the event that ICH terminated an RCAP transaction to enter into a superior transaction and (iii) a 45-day exclusivity period to negotiate the final transaction terms. Mr. Murphy communicated the terms of the revised preliminary indicative pricing summary to the Nominating and Governance Committee.

On September 6, 2013, the Nominating and Governance Committee engaged Morse Barnes-Brown & Pendleton, P.C., referred to as MBBP, as the legal advisor to the independent members of the ICH board of directors in connection with a possible transaction with RCAP.

On September 10, 2013, ICH engaged Bracewell & Giuliani LLP, referred to as Bracewell, as its legal advisor in connection with a proposed transaction with RCAP.

On September 16, 2013, the Nominating and Governance Committee held a meeting, at which Mr. Murphy and a representative of MBBP were present, to discuss the communications received from RCAP expressing its interest in acquiring ICH and to determine how to proceed in response. At the meeting, Mr. Murphy summarized the indicative price summaries received from RCAP to date. The Nominating and Governance Committee discussed, among other things, the advantages, disadvantages and merits of a potential transaction with RCAP, including the various challenges facing ICH if it remained a standalone company, and expressed its view that the proposed valuation of ICH at $7.30 per share represented a potentially compelling opportunity for ICH’s stockholders and that ICH’s stockholders were unlikely to realize a higher return on their investment in ICH than that reflected in the revised preliminary indicative pricing summary if ICH did not pursue the proposed transaction. The Nominating and Governance Committee expressed its view that ICH should continue discussions with RCAP and that the ICH board of directors should establish a special committee consisting solely of the independent directors to evaluate the terms of a potential transaction with RCAP and make a recommendation with respect thereto to the ICH board of directors.

On September 16, 2013, at a special meeting of the ICH board of directors, after due consideration of the views expressed by the Nominating and Governance Committee and following a discussion of the terms of the indicative pricing summaries submitted by RCAP, the ICH board of directors established a special committee consisting solely of the members of the Nominating and Governance Committee, being all of the independent members of the ICH board of directors, to pursue and facilitate negotiations with RCAP, review and evaluate the terms of a potential transaction with RCAP and make a recommendation to the ICH board of directors with respect to any such transaction. The ICH board of directors also directed ICH management to communicate to RCAP that ICH would consider a transaction based on a valuation of ICH at $7.30 per share, but without any purchase price adjustment. The ICH board of directors also ratified the continued engagement of MBBP as the legal advisor to the special committee and authorized the Special Committee to engage a financial advisor to evaluate the proposed transaction.

Following the ICH board of directors meeting, Mr. Murphy communicated the ICH board of directors’ position to Mr. Weil. On September 20, 2013, RCAP delivered a second revised preliminary indicative pricing summary to ICH, which contemplated an all-stock merger transaction at a value of $7.30 per share for ICH, on a fully-diluted basis, calculated based on the RCAP VWAP, with a 45-day exclusivity period and a $5.0 million termination fee, but no purchase price adjustment or holdback requirement. The proposal also required ICH to maintain a minimum amount of net working capital at the closing of the transaction and indicated RCAP’s interest in Mr. Murphy and certain other members of ICH’s senior management continuing their employment with ICH following the transaction on terms to be discussed and determined at a later date.

On September 23, 2013, the special committee held a meeting to discuss the latest terms of the RCAP proposal. A representative of MBBP attended such meeting and all subsequent meetings of the special committee. Following a discussion regarding, among other things, the form of consideration proposed by RCAP and the need to conduct diligence on RCAP in respect of any stock consideration, the special committee determined to pursue further negotiations with RCAP, including with respect to the form of merger consideration to be received by ICH stockholders. However, given that RCAP Class A common stock would potentially represent a significant portion of the merger consideration that would be received by ICH stockholders, the special committee requested that RCAP’s management share certain information with the ICH board of directors and management in order to further evaluate a potential transaction.

On September 25, 2013, at a meeting of the special committee, Mr. Murphy provided an update on further communications with RCAP since the September 23, 2013 meeting. He indicated that the principal terms of RCAP’s latest proposal, conveyed verbally to Mr. Murphy by William Kahane, RCAP’s Chief Executive Officer, were either (i) $7.35 per share, on a fully-diluted basis, with up to 50% of the merger consideration payable in cash and the balance in RCAP Class A common stock, at the election of ICH stockholders, or (ii) $6.50 per share, on a fully-diluted basis, payable entirely in cash. In either case, no purchase price adjustment or holdback would be required and RCAP would agree to a termination fee of less than $5.0 million.

On September 26, 2013, RCAP’s management conducted a presentation to the special committee and ICH management regarding, among other things, RCAP’s organizational structure, current business lines and growth strategy and the liquidity of RCAP’s Class A common stock. Following the RCAP management presentation, the special committee held a meeting to discuss the information presented, outstanding diligence questions and next steps with respect to diligence of RCAP. The special committee also determined that the full ICH board of directors should consider the terms of RCAP’s most recent proposal, in particular that RCAP’s Class A common stock would potentially constitute a significant portion of the merger consideration.

On September 27, 2013, the ICH board of directors held a special meeting to consider and receive an update regarding a potential transaction with RCAP. Mr. Murphy summarized the proposals received from and negotiations with RCAP to date and reported on RCAP’s latest proposal (as communicated to him by Mr. Kahane), which contemplated a valuation of ICH of $7.35 per share on a fully-diluted basis, with up to 60% of the purchase price payable in cash at the election of ICH stockholders and the balance in RCAP Class A common stock, no purchase price adjustment or holdback requirement and a termination fee of less than $5.0 million. Mr. Murphy also informed the ICH board of directors that RCAP had indicated that the continued employment of ICH management was a significant factor in the offer price and a material inducement to RCAP entering into the proposed transaction. The ICH board of directors engaged in a lengthy discussion of the terms of the latest RCAP proposal and the merits of the proposed transaction, including that the proposed merger consideration represented a significant premium over both the closing price of ICH common stock for such day and the highest trading range of ICH common stock in the previous ten years. The ICH board of directors also discussed potential alternatives to a proposed transaction with RCAP, including remaining a standalone company or the acquisition of ICH by a third party other than RCAP. The ICH board of directors determined that RCAP’s proposal of $7.35 per share on a fully-diluted basis seemed to fully value ICH and therefore represented an attractive value to the ICH stockholders. Following such discussion, the ICH board of directors authorized ICH management to draft, negotiate and enter into a non-binding letter of intent with RCAP reflecting the terms communicated verbally by Mr. Weil and a reasonable termination fee, with such changes as may be approved by the special committee.

Following the meeting of the ICH board of directors, Mr. Murphy communicated to Mr. Weil ICH’s position with respect to RCAP’s proposal and, on September 28, 2013, RCAP delivered a third revised preliminary indicative pricing summary reflecting the terms previously communicated to Mr. Murphy and a reduced termination fee of $3.0 million. The summary also provided for minimum capital requirements for ICH at the closing of the transaction and a binding 45-day exclusivity period in which to negotiate and execute a definitive merger agreement.

Over the next few days, ICH and Bracewell prepared a draft of a non-binding letter of intent, referred to as the letter of intent, memorializing the terms of the third revised preliminary indicative pricing summary, including, among other terms, (i) a price of $7.35 per share for the issued and outstanding stock of ICH on a fully-diluted basis, (ii) merger consideration of up to 60% cash and the balance in RCAP Class A common stock calculated based on the RCAP VWAP, at the election of ICH stockholders, (iii) a binding 45-day exclusivity period following the execution of the letter of intent (including a fiduciary out provision for superior proposals), (iv) post-closing employment agreements for certain members of ICH senior management, and (v) the inclusion in the definitive merger agreement of a termination fee of $3.0 million as RCAP’s sole and exclusive remedy in the event that ICH terminated the merger agreement with RCAP to consummate an alternative business combination transaction.

On September 30, 2013, the special committee held a meeting to review and consider the letter of intent prepared by ICH and Bracewell and, following its review and approval, directed management to provide the letter of intent to RCAP for consideration. Over the course of the next day, the parties, acting through outside legal counsel, discussed and negotiated the terms of the letter of intent.

On October 1, 2013, the special committee met to discuss the revisions to the letter of intent proposed by RCAP’s outside counsel, Proskauer Rose LLP, referred to as Proskauer. The special committee discussed, among other terms, RCAP’s request that the employment agreements be entered into with ICH’s senior management concurrently with the execution of the merger agreement effective upon the closing of the merger, the deletion of the fiduciary-out exception to the exclusivity provision and RCAP’s request for reimbursement of expenses in the amount of $500,000 in the event that the parties did not enter into a definitive agreement during the exclusivity period and ICH entered into an agreement relating to a competing proposal within the following 180 days. Following such discussion, the special committee unanimously approved a draft of the letter of intent restoring the fiduciary-out exception to the exclusivity provision and incorporating the other comments discussed at such meeting. The special committee also determined that it was now appropriate to engage a financial advisor to evaluate and advise the special committee with respect to the proposed transaction and the merger consideration to be paid to ICH stockholders.

On October 1, 2013, the RCAP board of directors held a meeting to discuss and approve the terms of the letter of intent to be entered into with ICH.

On October 1, 2013, ICH and RCAP executed and delivered the letter of intent and a mutual non-disclosure agreement to facilitate due diligence. On October 2, 2013, ICH and RCAP issued press releases regarding the execution of the letter of intent and the potential transaction and filed current reports on Form 8-K with the SEC disclosing the execution of the letter of intent and the material terms thereof.

On October 4, 2013, Proskauer delivered a draft merger agreement to Bracewell. Beginning on such date and continuing through October 27, 2013, the date on which the merger agreement was executed and delivered, the parties conducted due diligence on each other and representatives of Proskauer and Bracewell exchanged drafts of the merger agreement and, together with representatives of both companies, engaged in extensive negotiations with respect thereto. The negotiations addressed, among other things, the structure of the transaction and whether it would be a taxable event for ICH stockholders, the nature of the representations and warranties to be made by the parties, the conditions required to be satisfied prior to each party’s obligation to close the transactions and the circumstances under which ICH would be required to pay to RCAP a termination fee and/or reimburse RCAP for certain expenses. On October 10, 2013, Proskauer delivered to Bracewell a draft voting agreement to be entered into by Mr. Murphy concurrently with the execution of the merger agreement with respect to ICH common stock owned by him or issuable upon the exercise of his vested options (together representing approximately 8.3% of ICH’s outstanding common stock on a fully-diluted basis as of such date).

During the first week of October 2013, the special committee designated Mr. Murphy to conduct the process of interviewing potential candidates for a financial advisor for purposes of evaluating the proposed transaction with RCAP. During the week of October 6, 2013, Mr. Murphy, on behalf of the special committee, interviewed several financial institutions, including Cassel Salpeter & Co., LLC, referred to as Cassel Salpeter, for the purpose of engaging one of them to act as the special committee's financial advisor.

On October 10, 2013, the special committee engaged Cassel Salpeter to serve as its financial advisor for purposes of evaluating the proposed transaction with RCAP. The special committee selected Cassel Salpeter due to, among other things, its experience with evaluating and advising companies with respect to fundamental business transactions, including its prior experience advising financial services companies in merger transactions similar to the proposed transaction.

In the afternoon of October 14, 2013, the special committee convened a meeting to receive an update from management regarding the proposed transaction and to discuss with Cassel Salpeter its preliminary financial analyses with respect to ICH and the proposed transaction. At the time of the meeting, the proposed merger consideration was $7.35 per share on a fully-diluted basis, payable in cash or RCAP Class A common stock based on the RCAP VWAP at the election of ICH stockholders, subject to maximum cash consideration of not more than 60% of the total merger consideration to be received by ICH stockholders.

In the evening of October 14, 2013, the special committee convened a meeting to receive an update from management and to further discuss and consider the proposed transaction, including the analysis provided by Cassel Salpeter earlier that day. Mr. Murphy and representatives of Bracewell provided an update regarding the status of negotiations and the draft merger agreement. Following discussion, the special committee recommended that the ICH board of directors proceed with the proposed transaction subject to the satisfactory resolution of the open items, and directed ICH management to keep the special committee informed as to any material developments.

Immediately following the meeting of the special committee, the ICH board of directors convened a special meeting to receive an update on the proposed transaction from management and the special committee. Mr. Atherton provided an overview of Cassel Salpeter’s preliminary analyses with respect to ICH and the proposed transaction that had been discussed with the special committee earlier that day and relayed the special committee’s recommendation that the ICH board of directors proceed with the proposed transaction on the terms and conditions reflected in the most recent drafts of the transaction documents. Representatives of Bracewell reviewed the draft merger agreement with the ICH board of directors and highlighted certain key provisions, including the representations and warranties, restrictions on ICH’s business activities pending closing, ICH’s “no shop” covenant, ICH’s “fiduciary out” termination rights, other termination rights and related fees and expenses and the conditions to each party’s obligation to close the merger. Representatives of Bracewell explained that the draft merger agreement was generally consistent with the terms of the letter of intent and that, although the parties were still negotiating certain open points, they expected these would be resolved. Representatives of Bracewell also informed the ICH board of directors that there were no material open issues with respect to the draft voting agreement to be entered into by Mr. Murphy. Mr. Murphy provided an update regarding the status of negotiations with RCAP and explained that he and other members of ICH management were in the process of reviewing drafts of employment agreements received from RCAP. Following discussion, the ICH board of directors provided guidance to ICH management and Bracewell regarding certain open items in the merger agreement and instructed management to proceed with the proposed transaction pending the satisfactory resolution of the open items and to keep the ICH board of directors informed as to any material developments.

Following the October 14, 2013 meetings, representatives of ICH management and Bracewell continued to discuss and negotiate the draft merger agreement with representatives of RCAP and Proskauer to reach a satisfactory resolution of the remaining open issues, and ICH management provided periodic updates to the members of the ICH board of directors. The parties also continued to negotiate the voting agreement, the disclosure letters to be delivered concurrently with the merger agreement and the employment agreements, and conducted additional due diligence.

On the morning of October 22, 2013, the ICH board of directors convened a special meeting to receive an update from Mr. Murphy and Bracewell with respect to the resolution of the open items in the draft merger agreement. Mr. Murphy explained that he had engaged in numerous discussions with members of RCAP’s senior management regarding a reduction in RCAP’s valuation of ICH on a per-share basis as result of its due diligence on ICH, and that the parties had agreed (subject to approval by each party’s board) on a price of $7.25 per share for ICH common stock on a fully-diluted basis in lieu of an alternative proposal by RCAP that involved a pre-closing downward adjustment to a slightly higher per-share price. Following discussion, the ICH board of directors determined that the proposed resolution preserved both the value to be received by ICH stockholders and the certainty of that value at the time of the special meeting. Representatives of Bracewell then provided an update regarding the tax consequences of the merger. Bracewell explained that, following extensive discussions among the parties and their legal advisors, the parties ultimately determined that the current corporate organizational structure of RCAP would not accommodate a transaction structure that would cause the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes without significant uncertainty and delay of the merger closing. Bracewell explained that the transaction structure that was being considered would trigger U.S. federal income tax liability for ICH stockholders who elect to receive RCAP Class A common stock as merger consideration, although there would be no change to the U.S. federal income tax treatment for ICH stockholders electing to receive cash as merger consideration. Following discussion, the ICH board of directors determined that potential benefits of a tax-free reorganization were outweighed by the significant potential delays and uncertainties associated with achieving such outcome, and that the ability of ICH stockholders to elect cash consideration in the merger transaction (subject to the 60% cap) partially offset the prospect of having to pay U.S. federal income taxes on RCAP Class A common stock received as merger consideration. At the conclusion of the meeting, the ICH board of directors determined that the additional developments did not change the ICH board of directors’ previous conclusion that the transaction would be in the best interests of ICH and its stockholders and directed management to proceed with the proposed transaction on the basis discussed at the meeting.

From October 22, 2013 until the evening of October 27, 2013, representatives of ICH and RCAP and their respective legal advisors continued to negotiate and finalize the terms of the merger agreement, voting agreement and related documents consistent with the instructions received from the special committee and the ICH board of directors. ICH management provided periodic updates to the special committee and the ICH board of directors regarding progress, and the special committee and ICH management consulted with their legal and financial advisors with respect to material developments.

On October 23, 2013, the RCAP board of directors held a meeting to discuss the terms of the merger agreement, the voting agreement to be entered into by Mr. Murphy and the employment agreements to be entered into with Mr. Murphy and other members of ICH’s senior management, and approved the then-current drafts of those agreements and the transactions contemplated thereby and delegated authority to the Executive Committee of the RCAP Board to review, authorize and approve the final versions of each of those agreements and the transactions contemplated thereby.

On the evening of October 27, 2013, the special committee met, joined by representatives from Cassel Salpeter and Bracewell and members of ICH management. At the request of the special committee, Cassel Salpeter reviewed and discussed its financial analyses with respect to ICH and the proposed transaction. Thereafter, Cassel Salpeter rendered its verbal opinion to the special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), that, as of October 27, 2013, the aggregate merger consideration to be received by the holders of ICH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Cassel Salpeter, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Annex C to this proxy statement/prospectus. Representatives of Bracewell discussed the revisions to the draft merger agreement subsequent to the draft of October 22, 2013. After further discussion, the special committee unanimously voted to recommend to the ICH board of directors that it approve the proposed transaction upon the terms set forth in the then-current draft merger agreement.

Immediately following the meeting of the special committee, the ICH board of directors held a special meeting attended by all members of the ICH board of directors and representatives from management and Bracewell. Mr. Murphy provided an update on the status of the employment agreements for certain members of management to be entered into concurrently with the merger agreement, effective upon the closing of the merger. On behalf of the special committee, Mr. Atherton discussed Cassel Salpeter’s financial analyses and opinion to the special committee and provided the special committee’s formal recommendation that the ICH board of directors approve the merger agreement and the transactions contemplated thereby. Representatives of Bracewell summarized the material terms of the proposed transaction and noted the material changes made to the merger agreement subsequent to the draft of October 22, 2013. Following a discussion of the terms of the merger agreement and other ancillary matters related to the merger, including the terms of Mr. Murphy’s voting agreement and the employment agreements, and taking into account all of the factors which had previously considered by the ICH board of directors in connection with the proposed transaction, including, without limitation, those described in “ICH’s Reasons for the Merger and Recommendation of the ICH Board of Directors” below, including that no third parties had approached the ICH board of directors with a competing acquisition proposal subsequent to the announcement of the letter of intent with RCAP, the ICH board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of ICH and its stockholders and unanimously voted to adopt resolutions authorizing ICH to enter into the merger agreement, directing that the merger agreement be submitted for approval by ICH stockholders and recommending that the ICH stockholders adopt the merger agreement at a special meeting to be called for such purpose.

On October 27, 2013, the Executive Committee of the RCAP Board authorized and approved the final terms of the merger agreement to be entered into with ICH, as well as the voting agreement to be entered into with Mr. Murphy and the employment agreements to be entered into with Mr. Murphy and other members of the ICH senior management and the transactions contemplated by each such agreement.

Following the ICH board of directors meeting, the parties executed and delivered the merger agreement on the evening of October 27, 2013. On October 28, 2013, RCAP and ICH each publicly announced the execution of the merger agreement, and the merger agreement and various communications related thereto were filed with the SEC on that date and thereafter.

Effective February 11, 2014, RCAP engaged in a series of transactions, which are referred to in this proxy statement/prospectus as the exchange transactions, to restructure its capital structure and the ownership structure of its operating subsidiaries. The exchange transactions made it possible for the merger, if restructured as a forward triangular merger (where ICH is merged with and into Merger Sub, instead of the opposite), to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. In addition, the parties realized that the valuation mechanism relating to fractional shares in the merger agreement was incorrect and that more time was needed to complete the merger than originally anticipated.

Therefore, on February 28, 2014, the merger agreement was amended to, among other things, (1) provide that ICH will merge with and into Merger Sub, with ICH ceasing to exist and Merger Sub continuing as the surviving entity in the merger and as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC,” (2) provide that this new merger structure is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (3) clarify that each ICH stockholder entitled to receive a fraction of a share of RCAP Class A common stock in exchange for such stockholder’s shares of ICH common stock will receive, in lieu of such fractional share, an amount in cash equal to the product of such fractional share interest multiplied by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger and (4) extend the date after which the parties can terminate the merger agreement, which we refer to as the “outside date,” from April 30, 2014 (or June 30, 2014, if receipt of FINRA approval would be the only condition that had not been satisfied or waived by April 30, 2014) to July 31, 2014.

At a meeting held on February 28, 2014, acting upon the unanimous recommendation of the special committee (which also met on that date), the ICH board of directors unanimously confirmed its determination that the merger agreement, as so amended, and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of ICH and its stockholders, approved the amendment to the merger agreement, and reiterated its recommendation that ICH stockholders adopt the merger agreement, as amended, and approve the merger. Also on February 28, 2014, the Executive Committee of the RCAP board of directors (acting by written consent pursuant to board authority) approved the amendment to the merger agreement.

ICH’s Reasons for the Merger and Recommendation of the ICH Board of Directors

At a meeting held on October 27, 2013, acting upon the unanimous recommendation of the special committee, the ICH board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of ICH and its stockholders, and adopted resolutions approving the merger agreement and the transactions contemplated thereby, including the merger, directing that the merger agreement be submitted for approval by the stockholders of ICH and recommending that ICH stockholders adopt the merger agreement at a special meeting to be called for such purpose.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the special committee and the ICH board of directors consulted with ICH management and their respective legal advisors, and the special committee consulted with its financial advisor. In the course of determining that the merger agreement and the transaction contemplated by the merger agreement, including the merger, are fair to, advisable to and in the best interests of the ICH stockholders, the ICH board of directors considered the recommendation of the special committee and a number of other factors in addition to the matters discussed by the ICH board of directors as described above under “— Background of the Merger.” The material factors considered by the special committee in arriving at its decision to recommend the merger agreement and the merger for approval by the ICH board of directors were substantially the same factors considered by the ICH board of directors in reaching its decision to approve the merger agreement and recommend that it be adopted by the ICH stockholders and include, but are not limited to, the following factors:

•	The directors’ familiarity with, and understanding of, ICH’s business, assets, financial condition, results of operations, current business strategy and prospects, coupled with the knowledge of the current and prospective environment in which ICH operates, including macroeconomic conditions, the competitive landscape, the trend toward consolidation in the financial services industry and the likely effect of these factors on ICH’s future operations, prospects and strategic options.
•	The value of the merger consideration to be received by ICH stockholders in the merger and, in particular, that on October 1, 2013 (the last trading date before the announcement of the letter of intent), the merger consideration of $7.25 per share of ICH common stock represented a premium of approximately 33.5% over the closing price of $5.43 for ICH common stock on such date.
•	The current and historical market prices of ICH common stock, including the market price of ICH common stock in relation to those of other industry participants and general market indices.
•	That ICH stockholders may elect to receive the merger consideration either in cash (subject to pro ration such that no more than 60% of the aggregate merger consideration will be paid in cash) or in shares of RCAP Class A common stock, and the following benefits of such an election:
º	that the cash consideration to be received by ICH stockholders in the merger (subject to the 60% overall cap) provides such holders certainty of value for their investment in ICH;
º	that the shares of RCAP Class A common stock to be received by ICH stockholders in the merger provide such holders with the opportunity to participate in any future earnings or growth of a larger and more diversified combined company and any future appreciation in the value of the RCAP Class A common stock, should such holders choose to retain the RCAP Class A common stock following the merger; and

º	that the number of shares of RCAP Class A common stock to be received by ICH stockholders in the merger based on the RCAP VWAP will be calculated with respect to a fixed dollar amount, which provides price protection to ICH stockholders for the stock portion of the merger consideration.
•	The belief, based on industry knowledge and experience (including with respect to strategic alternatives considered by the ICH board of directors in the past), that the merger consideration represented the highest consideration that could reasonably be obtained from a potential business combination transaction, including:
º	that, had ICH conducted an auction process or engaged in other solicitation of alternative acquisition proposals, it was unlikely that any other strategic or financial buyers would have been willing and able to acquire ICH at a price exceeding the merger consideration (and the risk that any such auction process or other solicitation of acquisitions proposals might have caused RCAP to withdraw its offer); and
º	that no third party approached ICH with an alternative acquisition proposal following the announcement of the letter of intent with RCAP on October 2, 2013 and prior to the execution of the merger agreement on October 27, 2013.
•	The financial analyses reviewed by Cassel Salpeter with the special committee and the oral opinion of Cassel Salpeter delivered to the special committee on October 27, 2013, which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date, that, as of such date based upon and subject to the limitations set forth therein, the aggregate merger consideration to be received by the holders of ICH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described above under “— Opinion of Cassel Salpeter.” The full text of the written opinion of Cassel Salpeter, dated October 27, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus.
•	Knowledge of RCAP’s business, operations, management and financial condition, taking into account ICH management’s discussions with RCAP and the results of ICH’s due diligence of RCAP.
•	Comparison of the merger consideration to the potential stockholder value that might result if ICH remained an independent public company and the ability of ICH to achieve market prices for shares of its common stock comparable to that represented by the merger consideration in the near to medium term.
•	The increase in the merger consideration to $7.25 per share on a fully-diluted basis from RCAP’s initial valuation range of $6.50 to $6.75 per share proposed on August 22, 2013.
•	That, subject to certain limitations, the ICH board of directors may participate in discussions or negotiations with any person in response to an unsolicited alternative acquisition proposal that the ICH board of directors determines constitutes or is reasonably likely to result in a superior proposal, and that, subject to compliance with certain terms and conditions of the merger agreement, including the payment to of a $2,500,000 termination fee to RCAP and reimbursement of RCAP’s expenses in the amount of $500,000, ICH may terminate the merger agreement to enter into a definitive agreement relating to such superior proposal.
•	The belief that the termination fee of $2,500,000 payable to RCAP in certain circumstances and reimbursement of RCAP’s expenses in the amount of $500,000 are reasonable and not likely to preclude another party that is so inclined from making a superior acquisition proposal.
•	The absence of a financing condition to RCAP’s obligation to consummate the merger.
•	That the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of ICH’s common stock entitled to vote thereon at the special meeting.

•	The belief that the special committee and the ICH board of directors were fully informed of the extent to which interests of ICH’s directors and executive officers in the merger differed from those of other ICH stockholders.
•	That ICH’s senior management will continue to manage ICH’s business after the closing of the merger, which should reduce the execution and integration risks of the merger.
•	That the combined company could achieve significant expense savings through the elimination of public company costs and by spreading the remaining public company costs across a larger revenue base.
•	The other terms and conditions of the merger agreement.
•	The involvement of the special committee’s legal and financial advisors and ICH’s legal advisor throughout the deliberation and negotiation process and their regular updates to the special committee and the ICH board of directors.
•	The belief in the likelihood of consummation of the proposed transaction on the anticipated schedule, with minimal disruption to customers and employees.

On February 28, 2014, the merger agreement was amended to, among other things, modify the structure of the merger and provide that, as so restructured, the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The ICH board of directors considered this factor in reaching its decision to approve the merger agreement amendment.

During the course of reaching the determinations and decisions and making the recommendations described above, the special committee and the ICH board of directors also considered the following risks and potentially negative factors relating to the merger agreement and the transactions contemplated thereby:

•	That ICH did not conduct a formal auction process or otherwise solicit interest from third parties for the acquisition of ICH, and that the merger agreement limits ICH’s ability to solicit, negotiate and accept alternative acquisition proposals.
•	That the merger agreement restricts the conduct of ICH’s business prior to the completion of the merger, which restrictions could delay or prevent ICH from pursuing business opportunities that may arise pending completion of the merger or prior to the termination of the merger agreement if the merger is not completed.
•	The risks and costs to ICH if the merger does not close, including the diversion of management and employee attention, potential attrition of ICH’s financial advisors and other potentially negative impacts on advisor and client relationships, as well as the potential negative impact on ICH’s stock price.
•	The limited trading history of RCAP’s Class A common stock.
•	That, while ICH expects the merger will be consummated, there can be no assurance that the conditions to the obligations of the parties to complete the merger will be satisfied (or waived), including the receipt of FINRA approval in connection with the merger, or that the merger will be consummated.
•	That RCAP’s obligation to consummate the merger is subject to some conditions that are outside of ICH’s control, including the receipt of FINRA approval in connection with the merger.
•	That ICH has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed merger, whether or not the merger is completed.
•	The risks that, despite the efforts of ICH and RCAP, ICH may not be able to retain all key personnel prior to the consummation of the merger and the surviving entity may lose key personnel following the consummation of the merger.
•	The risk that the anticipated benefits of the merger may not be realized.

•	The risk that the merger agreement limits ICH’s ability to solicit, discuss or negotiate alternative acquisition proposals, to change the ICH board of directors’ recommendation that ICH stockholders vote to adopt the merger agreement, and to terminate the merger agreement to accept a superior proposal.
•	That ICH is required to give RCAP notice of any alternative acquisition proposal, and provide RCAP with five business days’ notice and negotiate in good faith with RCAP before ICH terminates the merger agreement to accept a superior proposal.
•	The possibility that, under certain circumstances, ICH will be obligated to pay RCAP a $2,500,000 termination fee and/or reimburse RCAP for its expenses in the amount of $500,000 and that such obligation could discourage other parties from making an alternative acquisition proposal.
•	That certain members of senior management and the ICH board of directors may be deemed to have certain interests in the merger that are different from or in addition to the interests of ICH’s stockholders generally, as described below in “— Interests of ICH’s Directors and Executive Officers in the Merger.”

In authorizing ICH to enter into the first amendment to the merger agreement, as of February 28, 2014, the special committee and the ICH board of directors determined that the proposed changes to the merger agreement did not affect, in any material respect, the analysis of the reasons for the merger as considered by the special committee and the ICH board of directors at the time ICH entered into the original merger agreement, as of October 27, 2013.

The foregoing description of the information and factors considered by the special committee and the ICH board of directors includes the material information and positive and negative factors considered, but is not exhaustive and may not include all of the factors considered by the special committee or the ICH board of directors, or any individual director. In view of the wide variety of factors considered by the special committee and the ICH board of directors in connection with their respective evaluations of the proposed merger and the complexity of these matters, the special committee and the ICH board of directors did not consider it practical, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their respective ultimate decisions. Rather, the special committee and the ICH board of directors conducted an overall analysis of the factors described. In addition, in considering the factors described above and any other factors, individual members of the special committee or the ICH board of directors may have viewed factors differently or given different weight or merit to different factors. The special committee made its recommendation to the ICH board of directors and the ICH board of directors (acting upon such recommendation) is making its recommendation to the ICH stockholders, in each case, based on the totality of the information and factors presented to and considered by it.

In considering the recommendation of the ICH board of directors to vote for the adoption of the merger agreement, you should be aware that the executive officers and directors of ICH may have certain interests in the proposed transaction that may be different from, or in addition to, the interests of ICH stockholders generally. See “— Interests of ICH’s Directors and Executive Officers in the Merger.” In addition, you should be aware that certain information presented in the foregoing description of the reasoning of the special committee and the ICH board of directors is forward-looking in nature and should, therefore, be read in light of the “Cautionary Statement Regarding Forward-Looking Statements” contained in this proxy statement/prospectus.

The ICH board of directors (acting upon the unanimous recommendation of the special committee) unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

RCAP’s Reasons for the Merger

The RCAP board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching its decision, the RCAP board of directors consulted with senior members of RCAP’s management team and with its legal advisors regarding the results of the due diligence efforts undertaken by RCAP’s management team and RCAP’s legal advisors. The decision of the RCAP board of directors to approve the merger agreement was based upon a number of potential benefits of the merger and other factors that it believed would contribute to the success of the combined company, and thus benefit the RCAP stockholders. These benefits and factors include the following, the order of which does not necessarily reflect their relative significance:

•	Strengthened Business. The acquisition of ICH will:
º	allow ICH to be included in RCAP’s independent retail advice platform as part of RCAP’s plan to expand, diversify and grow its business through the pending acquisitions;
º	enable RCAP to grow its business by increasing its revenues;
º	expand the scale of RCAP’s independent retail advice platform, which RCAP believes will support ongoing growth through the attraction and retention of financial advisors and the creation of operating efficiencies;
º	allow ICH to be a part of RCAP’s implementation of its multi-brand strategy of maintaining multiple independent broker-dealer subsidiaries under their existing brands and management as part of the independent retail advice platform to enable RCAP to capitalize on their valuable brands; and
º	allow RCAP to integrate back-office and support systems of ICH into the back-office and support systems of the independent retail advice platform, thus delivering services to help its financial advisors grow their businesses.
•	Merger Consideration. The RCAP board of directors considered that the amount of cash payable to ICH stockholders in the merger is capped at 60% of the total merger consideration (or approximately $31.5 million) and that the number of shares of RCAP Class A common stock issuable to ICH stockholders in the merger is determined based on the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger.
•	Terms of the Merger Agreement. The RCAP board of directors reviewed the terms of the merger agreement, including:
º	the provisions in the merger agreement that prohibit ICH from soliciting alternative acquisition proposals;
º	the provisions in the merger agreement that, if the merger agreement is terminated under specified circumstances, obligate ICH to pay RCAP a termination fee of $2,500,000 and/or the reimbursement of expenses in the amount of $500,000; and
º	the conditions to RCAP’s obligation to consummate the merger, including the conditions that ICH have as of the closing date: (i) financial advisors (including certain financial advisors retained after the date of the merger agreement) generating 95% of the gross dealer concessions generated over the 12 months immediately preceding the date of the merger agreement, (ii) assets under administration (as adjusted pursuant to the merger agreement) equal to not less than 90% of ICH’s assets under administration as of the date of the merger agreement, and (iii) net working capital of at least $5.1 million (or, if greater, such amount as necessary to allow any subsidiary of ICH that is a broker-dealer to meet the requirements of SEC Rule 15c3-1).
•	Likelihood of Consummation. The RCAP board of directors considered the likelihood of completing the merger on the anticipated schedule.

•	Voting Agreement. The voting agreement entered into by Timothy B. Murphy, ICH’s President and Chief Executive Officer, with RCAP, concurrently with the execution of the merger agreement, pursuant to which Mr. Murphy has agreed to vote his 762,624 shares of ICH common stock (representing approximately 10.54% of the shares of ICH common stock outstanding on the record date) in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement and against any alternative transaction. See “Voting Agreement” beginning on page 138 of this proxy statement/prospectus.
•	Employment Agreement and Offer Letters. The employment agreement entered into, concurrently with the execution of the merger agreement, by Timothy B. Murphy (President and Chief Executive Officer) and the offer letters entered into, concurrently with the execution of the merger agreement, by each of John G. Cataldo (Chief Compliance Officer), Kathleen L. Donnelly (Chief Financial Officer), Melissa Tarentino (Chief Risk Officer and General Counsel) and James L. Wallace (Chief Operating Officer), with Merger Sub (as the surviving entity in the merger) relating to his or her continued employment at the surviving entity after the effective time of the merger, which employment agreement and offer letters will become effective at the effective time of the merger.

The RCAP board of directors considered a number of potentially negative factors, as well as related mitigating factors, in its deliberations concerning the merger agreement, including:

•	the potential that the price per share of RCAP Class A common stock could decrease between the date of execution of the merger agreement and the date of completion of the merger, resulting in a greater number of shares of RCAP Class A common stock being issued to ICH stockholders;
•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effect on the business of RCAP or ICH;
•	the risk that potential benefits sought in the merger may not be realized, or may not be realized within the expected time period;
•	the risks that the approval from FINRA necessary to complete the merger might not be obtained, or that such approval may be delayed;
•	the risk that, despite the efforts of RCAP and ICH prior to the consummation of the merger, key personnel or key financial advisors may be lost;
•	the possibility that the merger might not be completed or might be unduly delayed, and the potential adverse consequences thereof;
•	the time and effort expended in connection with the implementation of the merger and integrating the two companies following the closing, including the risk of diverting management’s attention from the operation of RCAP’s businesses and from its other strategic priorities;
•	the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on RCAP or ICH; and
•	the other applicable risks of the type and nature described under “Risk Factors — Risks Related to the Merger,” “— Risks Related to the Pending Acquisitions” and “— Risks Related to the Acquired Businesses.”

After consideration of these factors, the RCAP board of directors determined that these risks could be mitigated or managed by RCAP, ICH or the combined company prior to or following the merger, and were reasonably acceptable under the circumstances or, in light of the anticipated benefits, were unlikely to have a materially adverse impact on the merger or on the combined company following the merger.

Overall, upon consideration of all of the foregoing factors as well as others, the RCAP board of directors determined that the risks and other negative factors were significantly outweighed by the potential benefits of the merger and other positive and mitigating factors and determined to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In authorizing RCAP to enter into the first amendment to the merger agreement, as of February 28, 2014, the Executive Committee of the RCAP board of directors (acting pursuant to board authority) determined that the proposed changes to the merger agreement did not affect in any material respect the analysis of the reasons for the merger as considered by the RCAP board of directors at the time RCAP entered into the original merger agreement, as of October 27, 2013.

The foregoing description of the information and factors considered by the RCAP board of directors is not exhaustive, but RCAP believes it includes all the material factors considered by the RCAP board of directors. In view of the wide variety of factors considered by the RCAP board of directors in connection with its evaluation of the merger and the complexity of these matters, the RCAP board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the RCAP board of directors made its decision based on the totality of information presented to it and the investigation it conducted. In considering the factors described above, individual RCAP directors may have given different weights to different factors.

Opinion of Financial Advisor to the Special Committee

On October 27, 2013, Cassel Salpeter rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as of October 27, 2013, as to the fairness, from a financial point of view, to the holders of ICH common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion.

The opinion was addressed to the special committee for the use and benefit of the members of the special committee (in their capacities as such) in connection with the special committee’s evaluation of the merger. Cassel Salpeter’s opinion may not be used for any other purpose without Cassel Salpeter’s prior written consent. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the holders ICH common stock or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger including, without limitation, whether to elect to receive cash or shares of RCAP Class A common stock as merger consideration, or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to ICH or any other party to the merger agreement, any security holder of ICH or such other party, any creditor of ICH or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the special committee took into account in making its determination to recommend that the ICH board of directors approve the merger agreement and the merger, including those described elsewhere in this proxy statement/prospectus.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the aggregate merger consideration to be received by the holders of ICH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, and did not and does not address any other terms, aspects, or implications of the merger agreement or the merger, including, without limitation, any term or aspect of the merger that is not susceptible to financial analyses, the fairness of the merger or all or any portion of the merger consideration, to any other security holders of ICH or any other person or any creditors or other constituencies of ICH or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be received by the holders of ICH common stock pursuant to the merger agreement, or otherwise. Cassel Salpeter did not express any opinion as to what the value of shares of RCAP Class A common stock actually would be when issued to the holders of ICH common stock in the merger or the prices at which shares of ICH common stock or RCAP Class A common stock may trade, be purchased or sold at any time. Cassel Salpeter assumed that the shares of RCAP Class A common stock to be issued in the merger to the holders of ICH common stock will be listed on the NYSE. In addition, Cassel Salpeter understood that the right of the holders of ICH common stock to elect to receive the merger consideration in cash or shares of RCAP Class A common stock was subject to limitations and procedures set forth in the merger agreement, including, without limitation, with respect to the maximum amount of cash consideration payable in the merger pursuant to the merger agreement, as to which such limitations and procedures, Cassel Salpeter expressed no view or opinion.

Cassel Salpeter’s opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that might exist for ICH, or the merits of the underlying decision by the special committee, the ICH board of directors or ICH to engage in or consummate the merger. The financial and other terms of the merger were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving ICH.

Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the special committee or any other person or otherwise to comment on or consider events occurring or coming to its attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	reviewed a draft, received by Cassel Salpeter on October 26, 2013, of the merger agreement;
•	reviewed certain publicly available financial information and other data with respect to ICH and RCAP that Cassel Salpeter deemed relevant, including with respect to ICH, its Annual Report on Form 10-K for the most recent fiscal year, certain Quarterly Reports on Form 10-Q for periods subsequent thereto, certain other communications to stockholders, and certain other publicly available filings with the SEC and, with respect to RCAP, its registration statement on Form S-1 and amendments No. 1 through 7 thereto, as well as RCAP’s prospectus, dated June 5, 2013, RCAP’s Quarterly Report on Form 10-Q for the period subsequent thereto, certain other communications to stockholders, and certain other publicly available filings with the SEC;
•	reviewed certain other information and data with respect to ICH and RCAP made available to Cassel Salpeter by ICH and RCAP, respectively, including financial projections with respect to the future financial performance of ICH for the fiscal year ending March 31, 2014, prepared by management of ICH in the ordinary course of business and not in connection with the proposed merger, and which we refer to as the “ICH Projections,” and other internal financial information furnished to Cassel Salpeter by or on behalf of ICH, and including certain limited financial data with respect to RCAP furnished to Cassel Salpeter by or on behalf of RCAP, which we refer to as the “RCAP Financial Data”;
•	reviewed certain publicly available research analyst estimates with respect to the future financial performance of RCAP for the fiscal years ending 2013 through 2014, which we refer to as the “Analyst Estimates for RCAP”;
•	considered and compared the financial performance of ICH with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant;
•	considered the publicly available financial terms of certain other transactions that Cassel Salpeter deemed relevant;
•	discussed the business, operations, and prospects of ICH, RCAP and the proposed merger with ICH’s and RCAP’s management and certain of ICH’s and RCAP’s representatives; and
•	conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the special committee’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of ICH’s and RCAP’s management that they were not aware of any facts or circumstances that would have made any information supplied or made available to Cassel Salpeter inaccurate or misleading. Cassel Salpeter is not a legal, tax, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to ICH, RCAP, the merger, or otherwise. Cassel Salpeter understood and assumed that ICH had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. The special committee also advised Cassel Salpeter that ICH did not prepare, and Cassel Salpeter did not have access to, long-term forecasts with respect to the future financial performance of ICH, and the special committee directed Cassel Salpeter to use and rely upon, for purposes of its analyses and opinion, the ICH Projections, which Cassel Salpeter with the special committee’s consent assumed were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of ICH with respect to the future financial performance of ICH, and that the ICH Projections provided a reasonable basis upon which to analyze and evaluate ICH and form an opinion. In addition, as the special committee was aware, the RCAP Financial Data provided by RCAP was limited, and management of RCAP did not provide Cassel Salpeter with, and Cassel Salpeter did not have access to, financial forecasts relating to RCAP sufficient for Cassel Salpeter to conduct a discounted cash flow analysis of RCAP. Accordingly, Cassel Salpeter considered and compared the Analyst Estimates for RCAP with corresponding financial data of companies with publicly traded equity securities that Cassel Salpeter deemed relevant, and with the special committee’s consent, for purposes of its analyses and this opinion, Cassel Salpeter assumed that the value of the stock consideration would be equal to the cash consideration. Cassel Salpeter expressed no view with respect to the ICH Projections, the Analyst Estimates for RCAP or, in each case, the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of ICH, RCAP or any other party to the merger, the fair value of ICH, RCAP or any of their respective assets or liabilities, or whether ICH, RCAP or any other party to the merger is paying or receiving reasonably equivalent value in the merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of ICH, RCAP or any other party to the merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect ICH’s or RCAP’s properties or facilities and did not make or obtain any evaluations or appraisals of ICH’s or RCAP’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether ICH or RCAP had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis in connection with its opinion and was not on behalf of the special committee, the ICH board of directors, ICH or any other person.

Cassel Salpeter assumed, with the special committee’s consent, that the merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third-party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on ICH, RCAP or the merger. Cassel Salpeter also assumed, with the special committee’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the merger would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that was material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. Cassel Salpeter offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the merger set forth in the merger agreement would be satisfied.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel

Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of October 25, 2013, and estimates of financial performance for ICH were based on the ICH Projections. Estimates of financial performance for the selected companies listed below for the year ending December 31, 2013 were based on publicly available research analyst estimates for those companies.

For purposes of its analyses and opinion, Cassel Salpeter calculated an implied value of the aggregate merger consideration to be received by the holders of outstanding shares of ICH common stock of approximately $51,451,000. The implied value of the aggregate merger consideration to be received by the holders of ICH common stock was based on the cash consideration of $7.25 per share of ICH common stock, the assumption, with the special committee’s consent, that the value of the stock consideration would be equal to the cash consideration, and approximately 7,096,723 shares of ICH common stock outstanding as of October 25, 2013, per ICH management.

Cassel Salpeter calculated implied equity value reference ranges for the outstanding shares of ICH common stock based on the implied total invested capital reference ranges indicated by Cassel Salpeter’s analyses and by applying downward adjustments for ICH’s indebtedness and outstanding options. Initially, and as set forth in the analyses reviewed with the special committee on October 27, 2013, Cassel Salpeter calculated the aggregate amount of these adjustments to be approximately $7,573,000, which amount included an adjustment for restricted common stock. After further consideration in connection with the preparation of this proxy statement/prospectus, Cassel Salpeter revised this adjustment amount and the resulting implied equity value reference ranges to exclude the adjustment for restricted common stock, resulting in an aggregate adjustment amount of approximately $3,899,000. Cassel Salpeter reported the revised aggregate adjustment amount to the special committee in an addendum to the materials initially provided to the special committee.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for ICH and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly traded equity securities were:

•	LPL Financial Holdings Inc.
•	Oppenheimer Holdings Inc.
•	Ladenburg Thalmann Financial Services Inc.
•	SWS Group, Inc.
•	FBR & Co.

•	National Holdings Corporation.
•	JMP Group Inc.
•	Summit Financial Services Group Inc.
•	Siebert Financial Corp.

The financial data reviewed included:

•	total invested capital as a multiple of revenue for the latest twelve month period, or “LTM Revenue.”
•	total invested capital as a multiple of projected revenue for the year ended December 31, 2014, or “2014P Revenue.”

Cassel Salpeter calculated the following multiples with respect to the selected companies:

Total Invested Capital Multiple of	High	Mean	Median	Low
LTM Revenue	2.05x	1.07x	0.83x	0.28x
2014P Revenue	1.35x	0.76x	0.72x	0.24x

Taking into account the results of the selected companies’ analysis, Cassel Salpeter applied multiple ranges to corresponding financial data for ICH. Cassel Salpeter applied multiples of 0.45x to 0.55x to ICH’s LTM Revenue and 0.40x to 0.50x to ICH’s 2014P Revenue. The selected companies’ analysis indicated an aggregate implied equity value reference range of the outstanding ICH common stock of $34,801,000 to $43,901,000 as compared to the implied value of the aggregate merger consideration to be received by the holders of ICH common stock in the merger of approximately $51,451,000.

None of the selected companies have characteristics identical to ICH. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for ICH and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The selected transactions were:

Target	Acquirer
Gilman Ciocia, Inc.	National Holdings Corporation
Woodbury Financial Services, Inc.	AIG Advisor Group, Inc.
The Edelman Financial Group, Inc.	Lee Equity Partners LLC
Securities America Financial Corporation	Ladenburg Thalmann Financial Services, Inc.
Miller/Russell & Associates, Inc.	Management Group
H&R Block Financial Advisors, Inc.	Ameriprise Financial, Inc.
Triad Advisors, Inc.	Ladenburg Thalmann Financial Services, Inc.
M. L. Stern & Co., LLC	SWS Group, Inc.
vFinance, Inc.	National Holdings Corporation
Investacorp, Inc.	Ladenburg Thalmann Financial Services, Inc.

The financial data reviewed included total invested capital (calculated based on the consideration paid in the relevant transaction) as a multiple of LTM Revenue.

Total Invested Capital Multiple of	High	Mean	Median	Low
LTM Revenue	1.86x	0.66x	0.42x	0.19x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiple ranges to corresponding financial data for ICH. Cassel Salpeter applied multiples of 0.50x to 0.60x to ICH’s LTM Revenue. The selected transactions analysis indicated an aggregate implied equity value reference range of the outstanding ICH common stock of $39,701,000 to $48,401,000 as compared to the implied value of the aggregate merger consideration to be received by the holders of ICH common stock in the merger of approximately $51,451,000.

None of the target companies in the selected transactions have characteristics identical to ICH. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. In selecting Cassel Salpeter to act as its financial advisor in connection with the proposed transaction with RCAP, the special committee took into account such experience and reputation of Cassel Salpeter, as well as the firm's significant expertise in transactions in the industry in which ICH operates, including with respect to recently announced business combinations.

Cassel Salpeter received a fee of $150,000 for rendering its opinion, no portion of which was contingent upon the completion of the merger. In addition, ICH agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

During the two years prior to the date of its opinion, Cassel Salpeter had no material relationship with ICH, RCAP or their respective affiliates.

Unaudited Financial Projections of ICH

ICH does not, as a matter of course, prepare financial projections or disclose forward-looking information about its long-term financial performance, earnings or other financial results due to, among other things, the uncertainty of the underlying assumptions and estimates (except that ICH’s chief financial officer prepares estimates of financial results for the current quarter and current fiscal year solely as information for the board of directors at its regularly scheduled meetings).

As described above under “— Opinion of Financial Advisor to the Special Committee,” in connection with the merger, at the request of the special committee, ICH management provided to Cassel Salpeter the ICH Projections, which were prepared in connection with ICH’s regular internal planning purposes and include ICH’s future financial performance for the fiscal year ending March 31, 2014.

The non-public ICH Projections were provided to Cassel Salpeter for use and consideration in its financial analysis and in preparation of its opinion to the special committee, and were also made available to RCAP. A summary of those ICH Projections provided to Cassel Salpeter prior to execution of the merger agreement is included below to give ICH stockholders access to certain non-public unaudited projections that were made available to Cassel Salpeter and RCAP in connection with the merger. The ICH Projections set forth below are included in this proxy statement/prospectus solely because this information was provided to RCAP and Cassel Salpeter and considered by Cassel Salpeter in connection with the preparation of its opinion to the special committee, and not to influence the decision of any ICH stockholder as to whether to vote for the proposal to adopt the merger agreement and approve the merger. The inclusion of the ICH Projections in this proxy statement/prospectus should not be regarded as an indication that ICH, the special committee, the ICH board of directors, RCAP, Cassel Salpeter or any other recipient of the ICH Projections considered, or now considers, them to be reliable or accurate predictions of future results or events, and they should not be relied upon as such.

ICH stockholders are cautioned that uncertainties are inherent in projections of any kind. The ICH Projections provided to Cassel Salpeter are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. In developing the ICH Projections, the ICH management made numerous judgments, estimates and assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond ICH’s control, including estimates and assumptions regarding general economic conditions, FINRA and SEC regulatory activities, legal claims and actions, tax rates, representative recruiting, organic revenue growth and other financial metrics. Important factors that may affect actual results and cause the ICH Projections not to be accurate include, but are not limited to, employment trends, risks and uncertainties relating to ICH’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors described under “Risk Factors — Risks Related to the Securities Industry” and “Cautionary Statement Regarding Forward-Looking Information” beginning on page 64 and page 82, respectively, of this proxy statement/prospectus. In addition, the ICH Projections do not reflect any events that could affect ICH’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the ICH Projections were prepared. Furthermore, and for the same reasons, the ICH Projections should not be construed as commentary by ICH's management as to how ICH management expects ICH's actual results to compare to Wall Street research analysts' estimates. There can be no assurance that the ICH Projections are or will be accurate or that ICH’s future financial results will not vary, even materially, from the ICH Projections. Furthermore, the ICH Projections do not take into account any circumstances or events occurring after the date they were prepared. ICH can give no assurance that, had the ICH Projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates or assumptions would be used. None of ICH, RCAP or any of their affiliates, advisors, officers, directors or representatives has made, makes or is authorized in the future to make any representation or can give any assurance to any ICH stockholder or any other person regarding actual performance compared to the summarized information set forth below or that any projected results will be achieved, none of ICH, RCAP or any of their affiliates, advisors, officers, directors or representatives undertakes any obligation to update or otherwise to revise the ICH Projections to reflect circumstances existing or arising after the date the ICH Projections were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

The ICH Projections should be read together with the historical financial statements of ICH, included elsewhere in this proxy statement/prospectus. The ICH Projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC or the Public Company Accounting and Oversight Board or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of the ICH management, were prepared on a reasonable basis and reflected the best currently available estimates and judgments at the time of their preparation. In addition, the ICH Projections require significant estimates and assumptions that make it inherently less comparable to similarly titled GAAP measures in ICH’s historical GAAP financial statements. Neither Marcum LLP, ICH’s independent registered public accounting firm, nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information contained in the ICH Projections, nor have they expressed any opinion or given any other form of assurance on the ICH Projections or their achievability, and accordingly assume no responsibility for, and disclaims any association with, the ICH Projections. The reports of Marcum LLP included elsewhere in this proxy statement/prospectus relate to ICH’s historical financial information. Such reports do not extend to the ICH Projections and should not be read to do so.

In light of the foregoing, as well as the uncertainties inherent in any forecasted information, ICH stockholders are cautioned not to place unwarranted reliance on such information, and ICH urges all stockholders to review ICH’s most recent SEC filings for a description of ICH’s reported financial results. See “Where You Can Find More Information” on page 277 of this proxy statement/prospectus.

Set forth below is a summary of the unaudited ICH Projections for the fiscal year ending March 31, 2014 provided by ICH’s management to Cassel Salpeter for use and consideration in its financial analysis and in the preparation of its opinion to the special committee. The ICH Projections did not account for any transaction expenses related to the merger.

2014(E)
Revenue:
Commission	$75,350,000
Advisory fees	17,550,000
Other fee income	1,278,000
Other revenue	1,275,000
Total revenue	95,453,000
Expenses:
Commissions and advisory fees	76,000,000
Compensation and benefits	6,630,000
Regulatory, legal and professional services	6,312,000
Brokerage, clearing and exchange fees	1,510,000
Technology and communications	1,575,000
Advertising, marketing and promotion	1,175,000
Occupancy and equipment	700,000
Other administrative	1,105,000
Interest	190,000
Total expenses(1)	95,197,000
Operating Income	$256,000
Adjusted EBITDA	$1,036,000

(1)	Excludes bonus and incentive program.

There can be no assurance that any of the ICH Projections will be, or are likely to be, realized, or that any of the assumptions on which they are based will prove to be, or are likely to be, correct. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to adopt the merger agreement and approve the merger.

Interests of ICH’s Directors and Executive Officers in the Merger

In considering the recommendations of the ICH board of directors that ICH stockholders vote in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, ICH stockholders should be aware that certain of ICH’s directors and officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of ICH. The special committee, in reaching its decision to recommend the approval of the merger agreement and the merger to the ICH board of directors, and the ICH board of directors, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the ICH stockholders vote in favor of the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, were aware of and considered these interests, among other matters.

ICH Stock Ownership

As of May 9, 2014, directors and executive officers of ICH and their respective affiliates beneficially owned 1,326,552 shares of ICH common stock (including 153,212 shares of restricted ICH common stock, all of which will vest at the effective time of the merger), representing approximately 18.33% of the outstanding shares of ICH common stock, with respect to which they will receive merger consideration. On May 9, 2014, Timothy B. Murphy, ICH’s President and Chief Executive Officer, exercised all of his options to purchase 150,000 shares of ICH common stock, which, prior to such exercise, represented all of the outstanding options to purchase shares of ICH common stock.

Treatment of Restricted Stock

The merger agreement provides that immediately prior to the effective time of the merger, each restricted share of ICH common stock that is then outstanding will become fully vested, free of restriction and will be cancelled and converted into the right to receive the applicable per share merger consideration in accordance with the terms and conditions of the merger agreement, less any applicable withholding taxes.

Treatment of Stock Options

Prior to their exercise on May 9, 2014, there were options to purchase 150,000 shares of ICH common stock outstanding, all of which were held by Timothy B. Murphy, ICH’s President and Chief Executive Officer, were fully vested and could be exercised at any time. As a condition to RCAP’s obligation to consummate the merger, all options to purchase shares of ICH common stock must be exercised prior to the effective time of the merger. On May 9, 2014, Mr. Murphy exercised all of his options to purchase 150,000 shares of ICH common stock. Mr. Murphy will receive the applicable per share merger consideration for each share of ICH common stock received in respect of such options on the same terms and conditions applicable to all other ICH stockholders.

Continued D&O Liability Insurance

Merger Sub, as the surviving entity in the merger, has agreed to indemnify the current and former officers and directors of ICH against certain liabilities to the extent ICH would have been legally required or permitted to do so if the merger had not taken place and to provide them with liability insurance for six years after the merger, subject to a cap on the annual premium payments equal to 200% of ICH’s current annual premium. See “The Merger Agreement — Additional Agreements — Indemnification and Insurance.”

Employment Agreements

In connection with the execution of the merger agreement, Timothy B. Murphy (President and Chief Executive Officer) entered into an employment agreement with Merger Sub (as the surviving entity in the merger), and each of John G. Cataldo (Chief Compliance Officer and Counsel), Kathleen L. Donnelly (Chief Financial Officer), Melissa Tarentino (Chief Risk Officer and General Counsel) and James L. Wallace (Chief Operating Officer) entered into offer letters with Merger Sub (as the surviving entity in the merger), relating to his or her continued employment at the surviving entity after the effective time of the merger, which employment agreement and offer letters will become effective upon, and are conditioned upon, the closing of the merger. Under ICH’s new compensation arrangements with its named executive officers, no named executive officers will receive any compensation on account of the merger.

The currently effective employment agreement between ICH and Mr. Murphy, dated April 1, 2010, provides for the payment of certain change of control benefits under the terms and conditions described therein. Pursuant to the new employment agreement between Mr. Murphy and Merger Sub (as the surviving entity in the merger) described above, Mr. Murphy has agreed to waive any change of control payments and benefits payable under his currently effective ICH employment agreement, which will terminate at the effective time of the merger. As a result, Mr. Murphy will not receive any of the change of control benefits provided under his existing ICH employment agreement.

Under his new employment agreement, Mr. Murphy will serve as president of ICH and will receive an annual salary of $465,000 and an annual incentive bonus of up to 100% of his base salary for each completed fiscal year during the term based on performance criteria determined in ICH’s sole discretion. The new employment agreements will have an initial term of three years and, unless earlier terminated, will automatically renew for successive periods of one year unless either party provides a notice of non-renewal not later than 90 days prior to the end of the then effective term. In the event of a termination of Mr. Murphy’s employment without cause (as defined in his employment agreement), subject to his execution of a release, Mr. Murphy will be entitled to receive continued payment of his base salary for a period that is the greater of (i) 12 months following the date of his termination, plus up to an additional 6 months that ICH elects to extend the period that he will be subject to the post-termination non-competition and non-solicitation provisions set forth in the employment agreement and (ii) the remainder of the initial 3-year term. In addition, during the period set forth in the prior sentence, subject to his timely election of COBRA, ICH will pay to Mr. Murphy the monthly amount of any premiums it would have paid for his health and dental plan coverage had he remained employed at the rate in effect prior to his termination. Mr. Murphy is also subject to certain restrictive covenants under the employment agreement, including non-competition and non-solicitation provisions.

Under the offer letters with ICH, Messrs. Cataldo and Wallace and Ms. Donnelly will receive annual base salaries of $250,000 and Ms. Tarentino will receive an annual base salary of $225,000. The offer letters will have will have an initial term of three years and, unless earlier terminated, will automatically renew for successive periods of one year unless either party provides a notice of non-renewal not later than 60 days prior to the end of the then effective term. In the event of a termination without cause, the offer letters provide that the executive will be entitled to continued payment of their base salary through the end of the then effective term.

Merger-Related Compensation for ICH’s Named Executive Officers

Under ICH’s compensation arrangements with Mr. Murphy, its chief executive officer, Ms. Donnelly, its chief financial officer, and Mr. Cataldo, Mr. Wallace and Ms. Tarentino, its three other most highly compensated executive officers, to whom we refer collectively as the ICH named executive officers, each ICH named executive officer could receive payments that are based on or otherwise related to the merger set forth in the table below. The compensation payable by ICH to the ICH named executive officers is subject to a non-binding advisory vote of ICH stockholders. Other than the payments set forth in the table below, ICH named executive officers are not entitled to receive any compensation that is based on or otherwise related to the merger.

The completion of the merger will constitute a “change in control” for the purposes of the Investors Capital Holdings, Ltd. Amended and Restated Equity and Cash Bonus Incentive Plan. Under the terms of that plan, outstanding shares of restricted stock become fully vested upon a change in control. The amounts shown in the table below represent the aggregate value of shares of restricted stock held by each ICH named executive officer that will vest immediately prior to the effective date of the merger, based on a per share price of $7.25 per share of ICH common stock (representing the cash consideration amount fixed in the merger agreement, as required by the applicable SEC disclosure rules).

In accordance with Item 402(t) of Regulation S-K of the SEC, the table below sets forth the estimated amounts of compensation and benefits that may be paid or become payable to each of the ICH named executive officers in connection with the merger, assuming: (i) the merger was consummated on May 9, 2014 and (ii) a merger consideration value of $7.25 per share of ICH common stock (based on the cash consideration amount fixed in the merger agreement, as required by the applicable SEC disclosure rules). The amounts shown below are estimates based on multiple assumptions made for purposes of disclosure in this proxy statement/prospectus. The actual amounts to be received by the ICH named executive officers may differ materially from the amounts set forth below.

As discussed above under “ — Employment Agreements”, Mr. Murphy has agreed to waive any change of control payments and benefits payable under his currently effective employment agreement with ICH, which will terminate at the effective time of the merger. Accordingly, such amounts are not reflected in the table below.

Merger-Related Compensation Table

Name	Cash ($)	Equity ($)(1)	Pension/NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
John G. Cataldo	—	198,853	—	—	—	—	198,853
Kathleen L. Donnelly	—	198,853	—	—	—	—	198,853
Timothy B. Murphy	—	383,728	—	—	—	—	383,728
Melissa Tarentino	—	130,500	—	—	—	—	130,500
James L. Wallace	—	198,853	—	—	—	—	198,853

(1)	Pursuant to the merger agreement, immediately prior to the consummation of the merger, all outstanding shares of restricted stock held by the ICH named executive officers will fully vest and be cancelled and converted into the right to receive the per share cash or stock consideration, subject to the applicable named executive officer’s election and the terms and conditions of the merger agreement. The number of shares of ICH common stock received by the ICH named executive officers will be reduced by the number of shares withheld by ICH to satisfy any applicable withholding taxes. These amounts are “single trigger” because they become payable upon consummation of the merger.

Board of Directors and Management of RCAP Following the Merger

Following the completion of the merger, the board of directors and executive officers of RCAP will remain unchanged. For information about the current directors and executive officers of RCAP, see “RCS Capital Corporation — Management” beginning on page 203 of this proxy statement/prospectus.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a significant business combination, and to demand that the corporation pay the “fair value” for their shares, as determined by a court in a judicial proceeding, instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided for Delaware corporations, such as ICH, under the DGCL. Specifically, Section 262 of the DGCL provides, among other things, that appraisal rights do not apply in respect of shares of any class or series that is listed on any national security exchange, unless the holders of such shares are required to accept in the merger any consideration in exchange for such shares other than (i) shares of stock of the corporation surviving or resulting from the merger, (ii) shares of stock of any other corporation that will be listed on a national securities exchange, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing.

The merger falls within this exception because ICH common stock is listed on the NYSE MKT (which is a national security exchange) and ICH stockholders are not required to accept in the merger any consideration in exchange for their shares of ICH common stock other than shares of RCAP Class A common stock, which will be listed on the NYSE, and cash in lieu of fractional shares. Therefore, holders of ICH common stock will not be entitled to appraisal rights in connection with the merger under the DGCL with respect to their shares of ICH common stock.

Regulatory Approvals

The following is a summary of the material regulatory and self-regulatory requirements for completion of the merger. There can be no guarantee as to whether and when any of the approvals required for the merger will be obtained or as to the conditions that such approvals may contain. For further information, see “Risk Factors” beginning on page 42.

Registration of RCAP Shares.  RCAP must comply with applicable federal and state securities laws in connection with the issuance of shares of RCAP Class A common stock to ICH stockholders, including the filing with the SEC of a registration statement of which this proxy statement/prospectus forms a part. The SEC will have to declare such registration statement effective before RCAP’s Class A common stock can be issued as part of the merger consideration in the merger.

FINRA’s NASD Rule 1017.  A subsidiary of ICH that is registered with the SEC as a broker-dealer is required to obtain the written approval of FINRA under NASD Rule 1017 in connection with the merger. Although an application to such effect was filed on December 16, 2013, FINRA has not yet granted its approval of the merger.

Accounting Treatment

RCAP intends to account for the merger as an acquisition of ICH by RCAP using the acquisition method of accounting under generally accepted accounting principles. RCAP will be deemed the acquiring party. As of May 9, 2014, there were 28,317,237 shares of RCAP Class A common stock and one share of RCAP Class B common stock issued and outstanding. After the completion of the merger, the results of operations of ICH will be included in the consolidated financial statements of RCAP. The purchase price will be allocated to ICH’s assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized. It is anticipated that the amount of intangible assets will be significant.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. Stockholders (as defined in the section of this proxy statement/prospectus entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 139) holding ICH common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon their receipt of solely RCAP Class A common stock in exchange for ICH common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of RCAP Class A common stock. U.S. Stockholders holding ICH common stock generally will recognize gain or loss if they exchange their ICH common stock solely for cash in the merger. Generally, U.S. Stockholders holding ICH common stock will recognize gain (if any), but not loss, if they exchange their ICH common stock for a combination of RCAP Class A common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. In addition, under certain circumstances, a portion of the merger consideration may be subject to withholding under applicable tax laws.

See “Material United States Federal Income Tax Consequences of the Merger” for a more detailed discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to ICH stockholders will depend on the facts of each stockholder’s situation. ICH stockholders are urged to consult their tax advisor for a full understanding of the U.S. federal income tax consequences of the merger to them, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

NYSE Listing of RCAP Shares

RCAP Class A common stock currently trades on the NYSE under the stock symbol “RCAP.” RCAP has agreed to use its reasonable best efforts to cause the shares of RCAP Class A common stock issuable in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Delisting and Deregistration of ICH Common Stock

ICH common stock currently trades on the NYSE MKT under the symbol “ICH.” If the merger is completed, the ICH common stock will cease to be listed on the NYSE MKT and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, as amended, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary. This summary may not contain all of the information about the merger agreement that is important to ICH stockholders, and ICH stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

Explanatory Note Regarding the Merger Agreement

The representations, warranties, covenants and agreements contained in the merger agreement and summarized in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement (including with respect to the parties’ respective obligations to complete the merger) instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to ICH stockholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in RCAP’s or ICH’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof in this proxy statement/prospectus as characterizations of the actual state of facts or condition of RCAP, Merger Sub or ICH or any of their respective subsidiaries or affiliates.

The merger agreement was entered into as of October 27, 2013 and was subsequently amended as of February 28, 2014. See “The Merger — Background of the Merger.” References in this proxy statement/prospectus to the merger agreement are to the merger agreement as so amended.

The Merger

The merger agreement provides for the merger of ICH with and into Merger Sub. As a result of the merger, ICH will cease to exist, and Merger Sub will survive the merger and continue as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.” After the merger, the former ICH stockholders electing to receive stock consideration will have a direct equity ownership interest in RCAP and not in the surviving entity of the merger.

When the Merger Becomes Effective

Under the merger agreement, the closing of the merger must occur on the third business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless the parties agree otherwise in writing (see “— Conditions to the Merger” below). On the closing date of the merger, ICH, RCAP and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is so filed, unless a later date is specified therein. RCAP and ICH expect the closing of the merger to occur in the second calendar quarter of 2014, subject to receipt of the ICH stockholder approval, certain regulatory and self-regulatory approvals and the satisfaction or waiver of the other conditions to the merger set forth in the merger agreement. However, it is possible that factors outside the control of ICH and RCAP could result in the merger being completed later than the second calendar quarter or not at all.

Consideration to be Received Pursuant to the Merger

Conversion of ICH Common Stock

At the effective time of the merger, each share of ICH common stock outstanding immediately prior to such time (including shares of restricted ICH common stock and shares issued upon exercise of options to purchase shares of ICH common stock, but excluding shares held by ICH, any wholly owned subsidiary of ICH, RCAP or any wholly owned subsidiary of RCAP), will be cancelled and converted into the right to receive (without interest and subject to any required tax withholding), at the election of the holder thereof and subject to the limitation described below under “— Limitations on Cash Elections,” (i) $7.25 in cash, or (ii) a number of shares of RCAP Class A common stock equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by ICH and RCAP), for the five consecutive trading days immediately preceding the closing date of the merger, which we refer to as the “exchange ratio” (plus cash in lieu of fractional shares of RCAP Class A common stock, valued based on the same formula). ICH stockholders who own more than one ICH share of ICH common stock may elect to receive a combination of cash and RCAP Class A common stock with respect to their ICH shares. ICH stockholders who fail to make a valid election with respect to some or all of their ICH shares will automatically receive the stock consideration for such shares.

For illustration purposes only, the exchange ratio would be 0.21 (based on $34.25, representing the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the date of this proxy statement/prospectus), and a holder of ten shares of ICH common stock who elected to receive shares of RCAP Class A common stock with respect to all ten of such holder’s shares of ICH common stock would be entitled to two shares of RCAP Class A common stock and $4.00 in cash in respect of the remaining fractional share interest.

An election form will separately be mailed to you. The election form allows ICH stockholders to elect the number of shares of ICH common stock in respect of which they wish to receive RCAP Class A common stock and the number of shares of ICH common stock in respect of which they wish to receive cash, subject to proration in accordance with the terms of the merger agreement. See “— Elections and Election Forms” below.

At the effective time of the merger, all shares of ICH common stock that have been converted into the right to receive the merger consideration will be automatically cancelled and cease to exist. Each holder of a certificate representing shares of ICH common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration.

Treatment of Restricted Stock and Options

The merger agreement provides that RCAP is not obligated to consummate the merger unless all outstanding options to purchase ICH common stock are exercised prior to the closing of the merger. Any shares of ICH common stock acquired pursuant to the exercise of such options will be entitled to receive the merger consideration in accordance with the merger agreement on the same terms and conditions applicable to other ICH stockholders. Prior to their exercise on May 9, 2014, there were options outstanding to purchase 150,000 shares of ICH common stock, all of which were held by Timothy B. Murphy, ICH’s President and Chief Executive Officer, were fully vested and could be exercised at any time. On May 9, 2014, Mr. Murphy exercised all of his options to purchase 150,000 shares of ICH common stock.

The merger agreement provides that immediately prior to the effective time of the merger, any then outstanding shares of restricted ICH common stock will become fully vested and such shares will be cancelled and converted into the right for the holder thereof to receive the applicable per share merger consideration, less any applicable withholding taxes, in accordance with the terms and conditions of the merger agreement. ICH is obligated under the merger agreement to, prior to the effective time of the merger, take all action necessary to effectuate this treatment of restricted ICH common stock.

Limitations on Cash Elections

The merger agreement limits the aggregate amount of cash consideration that may be paid to ICH stockholders, together with aggregate cash paid in lieu of fractional shares, to 60% of the aggregate merger consideration payable in the merger (or approximately $31.5 million). While ICH stockholders may elect to receive all cash for their ICH shares, if the aggregate elections for payment in cash, together with aggregate cash paid in lieu of fractional shares, would cause the aggregate merger consideration payable in cash in the merger to exceed such 60% threshold, the amount of cash consideration will be reduced on a pro rata basis so that the 60% threshold is not exceeded, with any excess consideration paid in the form of RCAP

Class A common stock. This means that ICH stockholders who elect to receive any portion of the merger consideration in cash may receive RCAP Class A common stock in lieu of some of the cash consideration they elected to receive.

Fractional Shares

RCAP will not issue fractional shares of RCAP Class A common stock pursuant to the merger agreement. Instead, each ICH stockholder who otherwise would have been entitled to receive a fraction of a share of RCAP Class A common stock in exchange for such stockholder’s ICH shares will instead receive an amount in cash equal to the product of such fractional share interest multiplied by the volume weighted average trading price of a share of RCAP Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing date of the merger.

Elections and Election Forms

Stockholder Elections

An election form will separately be mailed to you, which allows ICH stockholders to choose to receive for their ICH shares cash, RCAP Class A common stock or a combination of cash and RCAP Class A common stock, subject to the limitations on cash consideration described above.

Whether or not you plan to attend the special meeting, please follow the instructions on the election form and indicate what type of merger consideration you wish to receive and promptly sign and mail it in the enclosed pre-addressed, postage-paid envelope (together with any required evidence of ICH common stock ownership) so that it is received prior to the election deadline.

The deadline for submitting an election form, which we refer to as the “election deadline,” is 5:00 p.m. in Canton, MA (where the principal office of the exchange agent is located) on the later of (i) July 7, 2014, which is the day immediately preceding the date of the special meeting, and (ii) the date that RCAP and ICH agree is five business days prior to the expected closing date of the merger. The anticipated election deadline will be announced by press release by the parties no more than 15 business days before, and at least five business days prior to, the election deadline. If the closing of the merger were delayed to a subsequent date, any election deadline will be similarly delayed and RCAP and ICH will cooperate to promptly publicly announce such rescheduled election deadline and closing.

An election will be considered to have been made properly only if the exchange agent (which must be a bank or trust company selected by RCAP and reasonably acceptable to ICH) receives by the election deadline an election form properly completed and signed and accompanied by, as applicable:

•	certificates representing shares of ICH common stock to which the election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of ICH,
•	an appropriate customary guarantee of delivery of such certificates, as set forth in such election form, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (provided such certificates are then delivered to the exchange agent by the time required in such guarantee of delivery) or
•	in the case of book-entry shares, any additional documents specified in the procedures set forth in the election form.

ICH stockholders may, at any time prior to the election deadline, revoke or change their elections by (i) providing written notice that is received by the exchange agent prior to the election deadline, accompanied by a properly completed and signed revised election form or (ii) withdrawing the certificates representing shares of ICH common stock or other documentation previously deposited with the exchange agent.

RCAP will determine in its reasonable discretion whether an election has properly been made with respect to any or all shares of ICH common stock, and neither RCAP, ICH nor the exchange agent have undertaken any obligation to notify any ICH stockholder (or other person) of any election defect.

RCAP has retained Georgeson Inc. to act as information agent with respect to elections made by ICH stockholders. ICH stockholders who have questions about the election or need copies of the election form should contact Georgeson at 866-767-8989 (toll free) or 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310.

Deposit of Merger Consideration; Surrender of ICH Stock Certificates

At or prior to the effective time of the merger, RCAP will deposit with Computershare, which will act as exchange agent for the merger, sufficient cash and shares of RCAP Class A common stock (in book-entry form) to pay the aggregate merger consideration pursuant to the merger agreement. The stock and cash deposited by RCAP is referred to as the “exchange fund.” The merger consideration will be payable upon the due surrender of the certificates that represented ICH common stock or other evidence of ownership in the case of non-certificated shares of ICH common stock, referred to as “book-entry shares,” as promptly as reasonably practicable after the effective time of the merger.

Within two business days after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to ICH stockholders for use in surrendering their ICH stock certificates or book-entry shares. If you are a stockholder of record of ICH common stock, you should not send in your certificates until you receive a letter of transmittal and instructions (unless you must submit such certificates to the exchange agent as part of your election).

When ICH stockholders properly surrender their certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, the exchange agent will promptly cancel the surrendered stock certificates and deliver to them book-entry evidence of the number of shares of RCAP Class A common stock and/or the cash consideration to which they are entitled under the merger agreement, without interest and subject to any required tax withholding.

All RCAP Class A common stock issued in the merger will be deemed issued as of the effective time of the merger. No dividends, with respect to the RCAP Class A common stock issued in the merger, with a record date after the effective time of the merger will be paid to the former stockholders of ICH until such stockholders surrender their certificates or book-entry shares representing ICH common stock. After the certificates or book-entry shares are surrendered, RCAP will pay the surrendering ICH stockholder, without interest and subject to any required tax withholding, (i) the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to shares of RCAP Class A common stock to which such stockholder is entitled pursuant to the merger agreement and (ii) at the appropriate time, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of RCAP Class A common stock.

If any ICH stockholder’s certificate is lost, stolen or destroyed, RCAP will issue the merger consideration upon such ICH stockholder’s submission of an affidavit of that fact and the posting of a bond in such reasonable amount as the surviving entity in the merger may direct as indemnity against any claim that may be made against ICH with respect to such certificate.

After the effective time, the stock transfer books of ICH will be closed and there will be no further registration of transfers of ICH common stock in the stock transfer books of the surviving entity.

Upon completion of the merger, former ICH stockholders will cease to have any rights as stockholders of ICH. Until surrendered, each certificate formerly representing ICH common stock will be deemed for all corporate purposes to represent and evidence solely the right to receive the merger consideration to be paid pursuant to the merger agreement. Any portion of the exchange fund which remains undistributed to former ICH stockholders on the first anniversary of the effective time of the merger shall be delivered to RCAP upon demand, and any former ICH stockholders who have not received merger consideration to which they are entitled to will look only to RCAP and the surviving entity in the merger for payment of the merger consideration with respect thereto. None of RCAP, Merger Sub, ICH and any other party will be liable to any holder of certificates or book-entry shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Each of RCAP, ICH, Merger Sub (as the surviving entity in the merger) and the exchange agent may deduct and withhold from the merger consideration and any other amounts payable under the merger agreement such amounts as RCAP, ICH, Merger Sub (as the surviving entity in the merger) or the exchange agent is required to deduct and withhold under applicable tax laws and regulations.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of ICH, subject to certain limitations, with respect to:

•	due organization, valid existence, good standing and qualifications to do business;
•	disclosure of organizational documents (including certificates of incorporation, bylaws and equivalent other organizational documents for ICH and its subsidiaries);
•	corporate power and authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement and enforceability of the merger agreement;
•	requisite ICH stockholder approval of the merger agreement and merger;
•	capital structure, including with respect to ICH’s subsidiaries;
•	subsidiaries;
•	absence of conflicts caused by the merger with organizational documents, contracts or laws;
•	consents and filings required for the merger;
•	accuracy of ICH’s SEC reports and financial statements;
•	absence of undisclosed liabilities;
•	accuracy of information provided for inclusion in this proxy statement/prospectus or any other documents filed with the SEC in connection with the merger;
•	absence of certain adverse changes or events since April 1, 2013;
•	real property matters;
•	absence of undisclosed litigation;
•	compliance with government permits and applicable laws;
•	tax matters;
•	disclosure, enforceability and validity of material contracts;
•	employee benefits matters;
•	intellectual property matters;
•	insurance matters;
•	absence of labor disagreements;
•	benefit plans;
•	environmental matters;
•	affiliate transactions;
•	broker-dealer matters;
•	investment advisor matters;
•	matters related to ICC Insurance Agency, Inc.;
•	inapplicability of anti-takeover laws to the merger;
•	brokers’ fees;

•	opinion of the financial advisor to the special committee; and
•	absence of certain illegal payments.

The merger agreement also contains customary representations and warranties of RCAP and Merger Sub, subject to certain limitations, with respect to:

•	due organization, valid existence, good standing and qualifications to do business;
•	disclosure of organizational documents (including certificates of incorporation, bylaws and equivalent other organizational documents of RCAP and its subsidiaries);
•	corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby and enforceability of the merger agreement;
•	capital structure, including with respect to RCAP’s operating subsidiaries;
•	subsidiaries;
•	absence of conflicts caused by the merger with organizational documents, contracts or laws;
•	consents and filings required for the merger;
•	accuracy of RCAP’s SEC reports and financial statements;
•	accuracy of information provided for inclusion in this proxy statement/prospectus or any other documents filed with the SEC in connection with the merger;
•	absence of certain adverse changes or events since June 6, 2013;
•	absence of undisclosed litigation;
•	compliance with applicable laws;
•	tax matters;
•	disclosure, enforceability and validity of material contracts;
•	brokers’ fees; and
•	sufficiency of funds to pay the cash merger consideration.

The representations and warranties contained in the merger agreement expire at the effective time of the merger. As previously described on page 117, the representations, warranties and covenants in the merger agreement were made in part to allocate contractual risk between the parties and not as a means of establishing facts. Certain of the representations, warranties and covenants of ICH and of RCAP and Merger Sub are subject to materiality or “material adverse effect” qualifiers and/or qualified by information contained in schedules of exceptions. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of RCAP or any of its affiliates or of ICH or any of its affiliates.

With respect to ICH, “material adverse effect” is defined in the merger agreement as any event, circumstance, change or effect that, individually or in the aggregate:

•	is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of ICH and its subsidiaries, taken as a whole, or
•	prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of ICH to consummate the merger before July 31, 2014,

but does not include any event, circumstance, change or effect to the extent arising out of or resulting from:

•	any failure of ICH to meet any projections or forecasts or any decrease in the market price of the ICH common stock (provided that any event, circumstance, change or effect giving rise to such failure or decrease will be taken into account in determining whether there has been a material adverse effect),
•	any events, circumstances, changes or effects affecting the industry in which ICH and its subsidiaries conduct business in the United States generally,
•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates,
•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage,
•	the announcement of the merger agreement, or the consummation or anticipation of the merger or the other transactions contemplated by the merger agreement,
•	earthquakes, hurricanes or other natural disasters, or
•	changes in applicable law or United States generally accepted accounting principles,

which, in the case of each of the second, third, fourth and seventh bullet, do not disproportionately affect ICH and its subsidiaries, taken as a whole, relative to other similarly situated industry participants, and, in the case of the sixth bullet, do not disproportionately affect ICH and its subsidiaries, taken as a whole, relative to other industry participants in the geographic regions in which ICH and its subsidiaries operate or own or lease properties.

“Material adverse effect” is defined in a substantially similar way in the merger agreement with respect to RCAP.

Conduct of Business Pending the Merger

Restrictions on ICH’s Operations

ICH has agreed that, until the earlier of completion of the merger and the termination of the merger agreement, except as contemplated by the merger agreement, required by law or approved by RCAP, it will conduct its and its subsidiaries’ business in the ordinary course of business and will use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ present business organization, to maintain in effect all material permits, to keep available the services of its officers and key employees and to preserve all present relationships with customers, lenders, suppliers and other persons with which it has significant business relations. In addition, between the date of the merger agreement and the effective time of the merger, ICH and its subsidiaries will not, without the prior written consent of RCAP:

•	amend or propose to amend its organizational documents or adopt a “stockholder rights plan” or similar plan;
•	split, combine, reclassify or subdivide any shares of its capital stock or other equity securities or ownership interests;
•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any of its capital stock, except for dividends paid by a direct or indirect wholly owned subsidiary of ICH to ICH or another direct or indirect wholly owned subsidiary of ICH;
•	redeem, repurchase, or otherwise acquire any shares of capital stock or other equity securities or ownership interests of ICH or any of its subsidiaries that is not wholly owned;
•	issue, deliver, sell, grant or cause a lien to be placed on, any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, profits interests or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of ICH common stock or any other class of capital stock, other than upon the exercise or settlement of ICH options outstanding on October 25, 2013 in accordance with their present term, other than (i) the acquisition by ICH of shares of ICH common stock in connection with the surrender of shares of ICH common stock by holders of company options in order to pay the exercise price of the company options, and (ii) the acquisition by ICH of shares of ICH common stock in the ordinary course of business consistent with past practice in connection with the termination of service of holders (other than executive officers) of company options;
•	incur any capital expenditures or any obligations or liabilities in respect of capital expenditures in excess of $50,000 during any given calendar quarter, not to exceed $250,000 in the aggregate;
•	acquire (by merger, consolidation, share exchange, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $75,000, other than licenses of licensed intellectual property, inventory, supplies, equipment and other similar items in the ordinary course of business in a manner consistent with past practice;
•	sell, lease or otherwise transfer, or create or incur any lien (other than liens permitted under the terms of the merger agreement), on any of the assets, securities, properties, interests or businesses of ICH and its subsidiaries, other than the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice and the licensing of owned intellectual property in the ordinary course of business consistent with past practice;
•	make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of ICH, (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practice, and (iii) loans, advances or capital contributions associated with the recruiting and retention of new financial advisors as registered persons of ICH and its subsidiaries, in each case not greater than $250,000 individually or $750,000 in the aggregate;
•	create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater $75,000 in the aggregate (together with all other indebtedness for borrowed money of ICH and its subsidiaries); amend, modify, or refinance any of the foregoing; or draw down on or request advances under any existing loan, line of credit or financing commitment;
•	enter into, renew, amend, terminate or modify in any material respect any material contract or otherwise waive, release or assign any material rights, claims or benefits under such contracts; provided that ICH and its subsidiaries may negotiate and/or renew any business contracts which expire upon their terms in the ordinary course of business consistent with past practice, and may enter into any client, customer, or supplier contracts or agreements in the ordinary course of business consistent with past practice, without regard to whether it would constitute a material contract if it had been entered into as of the date of the merger agreement;
•	except to the extent required to comply with law or as required to comply with any employee benefit plan, (i) grant any new severance, retention, change in control, retirement or terminations agreement (or increase or otherwise amend any such existing agreement), other than providing standard severance or termination rights in connection with new hires in the ordinary course of business consistent with past practice and so long as such payments are not payable on, do not decrease as a result of, and are otherwise unrelated to, a change in control or similar transaction, including the transactions contemplated by the merger agreement; (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), other than in connection with new hires or promotions below the level of officer in the ordinary course of business consistent with past practice, (iii) establish, adopt, or amend (except as required by law) any employment benefit plan, collective bargaining, or other benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any director, officer, independent contractor or employee of ICH or any of its subsidiaries with an annual base salary in excess of $75,000, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date of the merger agreement or (v) modify or otherwise alter the payroll practices or policies of ICH or any of its subsidiaries;
•	make any material change in the ICH’s fiscal year or financial methods of accounting, except as required by concurrent changes in generally accepted accounting principles, Regulation S-X of the Exchange Act or by law and agreed to by ICH’s independent public accounting firm;
•	commence or offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against ICH or its subsidiaries (or their properties or assets), including those related to taxes, (ii) any stockholder litigation, claim or dispute against ICH and its subsidiaries (or their properties or assets) or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii), and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by ICH and its subsidiaries in excess of $250,000 and not otherwise provided for in the merger agreement;
•	permit the lapse of, or engage in any action that constitutes a violation of, any material company permit;
•	enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;
•	implement any action which constitutes a “mass layoff” under the Worker Adjustment and Retraining Notification (WARN) Act;
•	enter into a new line of business;
•	make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except as required by law;
•	fail to maintain in full force and effect material insurance policies covering ICH and its subsidiaries and their respective properties, assets and business in a form and amount consistent with past practice;
•	adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ICH or any one of its subsidiaries (other than the transactions contemplated by the merger agreement);
•	engage in any transaction or enter into any agreement, arrangement, or understanding with a “related party” (as defined in Item 404 of Regulation S-K promulgated under the Exchange Act) or with any affiliates of ICH other than with its wholly owned subsidiaries or pursuant to agreements that were in force on the date of the merger agreement and disclosed to RCAP;
•	cause a diminution of the net capital of ICH’s broker-dealer subsidiary below the minimum regulatory net capital requirements;
•	fail to duly file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations; or

•	authorize, commit, propose or agree to do, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Restrictions on RCAP’s Operations

RCAP has agreed that, between the date of the merger agreement and the effective time of the merger, except as otherwise expressly permitted by the merger agreement or with the prior written consent of ICH, it will not amend its certificate of incorporation in a manner that would have, or would reasonably be expected to have, a material adverse effect on the ICH stockholders’ rights under the merger agreement to receive the merger consideration.

No Solicitation by ICH of Alternative Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, ICH has agreed that between the date of the merger agreement and the earlier of the effective time of the merger and termination of the merger agreement in accordance with its terms, it will not, and will cause its subsidiaries not to, and will not authorize and will use reasonable best efforts to cause its and its subsidiaries’ officers, directors, managers, employees, consultants, attorneys, accountants, investment bankers and financial advisors, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an alternative “acquisition proposal,” referred to as an “inquiry;”
•	engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any alternative acquisition proposal or inquiry;
•	approve or recommend an alternative acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an acceptable confidentiality agreement) providing for or relating to an alternative acquisition proposal, referred to as an “alternative acquisition agreement;” or
•	propose or agree to do any of the foregoing.

However, if at any time prior to obtaining the ICH stockholder approval of the merger, ICH receives an unsolicited bona fide written alternative acquisition proposal by a third party made after the date of the merger agreement, it may, directly or indirectly through any director, officer, employee, consultant, attorney, accountant, investment banker, financial advisor, agent or other representative:

•	furnish non-public information to such third party (if, prior to furnishing such information, ICH has received an executed acceptable confidentiality agreement from the third party, and any non-public information concerning ICH or any of its subsidiaries that is provided to such third party is, to the extent not previously provided to RCAP or Merger Sub, provided to RCAP or Merger Sub prior to or substantially at the same time that such information is provided to such third party); and
•	engage in discussions or negotiations with such third party (and such third party’s representatives) with respect to the alternative acquisition proposal,

but only if:

•	the ICH board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a “superior proposal;”
•	the ICH board of directors determines in good faith, after consultation with outside legal counsel, that failure by ICH to take such action would be inconsistent with the directors’ duties under applicable law; and

•	the alternative acquisition proposal did not result from a breach of ICH’s covenant regarding non-solicitation contained in the merger agreement, as summarized in the first paragraph of this section.

ICH must notify RCAP within 24 hours after receipt of any alternative acquisition proposal or any request for non-public information relating to ICH or any of its subsidiaries by any third party, or any inquiry from any third party seeking to have discussions or negotiations with ICH relating to a possible alternative acquisition proposal. This notice, which ICH must make both orally and in writing, must identify the third party making the alternative acquisition proposal, request or inquiry and describe the material terms and conditions of such alternative acquisition proposal, request or inquiry. ICH also must include a copy of any such items if in writing, along with any related documentation or correspondence.

ICH must notify RCAP within 24 hours, both orally and in writing, if it enters into discussions or negotiations concerning any alternative acquisition proposal or provides non-public information or data to any third party, and must keep RCAP informed of the status and material terms of any such proposal, offer, discussions or negotiations on a current basis, including by providing a copy of all material related documentation or correspondence.

An “acquisition proposal” means any proposal or offer from a third party (other than RCAP or its affiliates) to engage in, whether in one transaction or a series of related transactions:

•	any merger, consolidation, share exchange, business combination or similar transaction involving ICH or any of its subsidiaries;
•	any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of ICH or any of its subsidiaries representing 20% or more of the consolidated assets of ICH and its subsidiaries, taken as a whole as determined on book-value basis;
•	any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of ICH;
•	any tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) will seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of ICH;
•	any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to ICH in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of ICH; or
•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions.

A “superior proposal” means a bona fide written acquisition proposal (except that the references in the definition of “acquisition proposal” to “20%” are replaced by “50%”) made by a third party (other than RCAP or its affiliates) on terms that the ICH board of directors determines in good faith, after consultation with ICH’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the third party making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of the merger agreement proposed by RCAP and Merger Sub in response to such proposal or otherwise, to be:

•	more favorable to ICH and its stockholders from a financial point of view than the transactions contemplated by the merger agreement;
•	fully financed; and

•	reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

The merger agreement requires ICH and its subsidiaries and their respective officers, directors, employees and representatives to:

•	cease any discussions, negotiations or communications with any third party conducted prior to the execution of the merger agreement regarding any alternative acquisition proposal and
•	take such action as is necessary to enforce any confidentiality provisions to or of which ICH or one of its subsidiaries is a party or beneficiary.

ICH also has agreed to use commercially reasonable efforts to cause all third parties who had been furnished confidential information regarding ICH or any of its subsidiaries in connection with the solicitation of or discussions regarding alternative acquisition proposals at any time during the six months preceding the date of the merger agreement to promptly return or destroy such information.

No Changes of Recommendation

Subject to certain exceptions, the merger agreement requires that the ICH board of directors not:

•	withhold, withdraw or modify or qualify in a manner adverse to RCAP or Merger Sub the ICH board of director’s recommendation that ICH stockholders adopt the merger agreement, which we refer to as the “ICH board recommendation” (or publicly propose to do so);
•	approve, adopt or recommend any alternative acquisition proposal or publicly propose to do so;
•	fail to include the ICH board recommendation in this proxy statement/prospectus;
•	fail to publicly recommend against any alternative acquisition proposal within 10 business days of a request by RCAP and/or reaffirm the ICH board recommendation within 10 business days of a request by RCAP. We refer to this action, or any of the preceding three actions, as an “adverse recommendation change;” or
•	approve, adopt, declare advisable, recommend, cause or permit ICH to enter into an “alternative acquisition agreement.”

However, at any time prior to obtaining the approval of the ICH stockholders to adopt the merger agreement, the ICH board of directors is permitted to effect an adverse recommendation change if the ICH board of directors:

•	has received an unsolicited bona fide alternative acquisition proposal that, in the good faith determination of the ICH board of directors, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal, after having complied with, and giving effect to all of the adjustments which may be offered by RCAP and Merger Sub pursuant the process described below, and such acquisition proposal is not withdrawn; and
•	determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law;

after which, ICH may (if it complies with the other requirements described below):

•	make an adverse recommendation change;
•	approve or recommend such superior proposal to the ICH stockholders; and/or
•	terminate the merger agreement (if ICH is in material compliance with its obligations described above under “— No Solicitation by ICH of Alternative Acquisition Proposals” and pays RCAP a termination fee of $2,500,000 and reimburses RCAP for $500,000 in expenses concurrently with such termination) and enter into an alternative acquisition agreement with respect to the superior proposal.

The ICH board of directors may not make an adverse recommendation change as described above unless:

•	ICH has provided a written notice to RCAP and Merger Sub that ICH intends to make an adverse recommendation change, specifying in reasonable detail the reasons for such action, describing the material terms and conditions of the superior proposal that is the basis of such action (including the identity of the third party making the proposal), and attaching a complete copy of the superior proposal;
•	during the five business day period following RCAP’s and Merger Sub’s receipt of ICH’s written notice, ICH negotiates (and causes its representatives to negotiate) with RCAP and Merger Sub in good faith (to the extent RCAP and Merger Sub so desire) to make adjustments in the terms and conditions of the merger agreement so that the superior proposal ceases to constitute a “superior proposal;” and
•	following the end of the five business day period, the ICH board of directors determines in good faith, (i) after consultation with outside legal counsel and financial advisors, taking into account any changes to the merger agreement proposed in writing by RCAP and Merger Sub (in response to ICH’s written notice or otherwise), that the alternative acquisition proposal continues to constitute a “superior proposal” and (ii) after consultation with outside legal counsel, that failure to make an adverse recommendation change would be inconsistent with the directors’ duties under applicable law.

Under the merger agreement, any amendment to the financial terms of, or any other material amendment to, the superior proposal would require a new written notice from ICH and compliance by ICH with the requirements described above, except that the five business day period allowed to RCAP to match the superior proposal would be reduced to three business days.

Additional Agreements

The merger agreement contains certain other agreements of the parties, including those summarized below.

Preparation of Form S-4 and Proxy Statement/Prospectus; Special Meeting of ICH Stockholders

RCAP has agreed to, as promptly as reasonably practicable following the date of the merger agreement, prepare and cause to be filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and ICH and RCAP have agreed to use their reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable after such filing.

ICH has agreed to:

•	as promptly as practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold the special meeting, in accordance with applicable law and its organizational documents,
•	use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to the ICH stockholders entitled to vote at the special meeting and to hold the special meeting as soon as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective by the SEC, and
•	include the ICH board recommendation in this proxy statement/prospectus and solicit and use its reasonable best efforts in compliance with applicable law to obtain the requisite stockholder approval, except as otherwise permitted by the merger agreement.

If on the date scheduled for the special meeting, ICH has not received proxies representing a sufficient number of shares of ICH common stock to obtain the approval of the ICH stockholders in favor of the proposal to adopt the merger agreement (whether or not a quorum is present), ICH may make one or more successive postponements or adjournments of the special meeting, but not to a date that is later than either 30 days after the date originally scheduled for the special meeting (excluding any adjournments or postponements required by applicable law) or 120 days after the record date established for the special meeting.

Access to Information and Confidentiality

ICH has agreed that, from the date of the merger agreement until the earlier of the effective time of the merger and termination of the merger agreement in accordance with its terms, to the extent permitted by applicable law and subject to certain exceptions, it will (i) allow RCAP and its affiliates and representatives to have reasonable access during normal business hours and upon reasonable advance notice to ICH’s and its subsidiaries’ properties, books, records and personnel, and (ii) furnish reasonably promptly to RCAP all federal or state securities filings made by ICH and all other information concerning the business, properties or personnel of ICH and its subsidiaries as RCAP may reasonably request.

RCAP will maintain in confidence any non-public information received from ICH to the extent required by the existing confidentiality agreement between RCAP and ICH.

Appropriate Action, Consents and Filings

RCAP and ICH have agreed to use their respective reasonable best efforts to take all actions necessary, proper or advisable to complete the merger, including any actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, applicable regulatory and self-regulatory authorities and obtaining other third party consents. On December 16, 2013, ICH caused to be filed with FINRA its broker-dealer subsidiary’s continuing membership application pursuant to FINRA (NASD) Rule 1017 in connection with the merger. Receipt of FINRA’s written approval of such application is a condition to the parties’ respective obligations to consummate the merger. No antitrust clearance is required in connection with the merger.

ICH has agreed to use its reasonable best efforts to obtain the consents and approvals required under the Investment Advisers Act of 1940, as amended, to effect the assignment or continuation of the advisory agreements between ICH’s investment advisory subsidiary and its customers following the completion of the merger. ICH also has agreed that, if consent of any customer in relation to any such advisory agreement is required under such Act or such advisory agreement as a result of the transactions contemplated by the merger agreement, as soon as reasonably practicable following the date of the merger agreement (but in no event later than 30 days thereafter), it will send a written notice to such effect to each such customer, substantially in the form attached to the merger agreement, followed by a second notice, to be sent within 45 days of sending the initial notice, reminding such customers of the matters set forth in the initial notice.

Notification of Certain Matters and Transaction Litigation

Each of RCAP and ICH has agreed to promptly notify the other if either receives notice or other communication from any governmental authority relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent of such person is required in connection with the merger or such transactions. Each of RCAP and ICH also has agreed to promptly notify the other upon learning of the occurrence of any event (including any breach of such party’s representations, warranties, covenants or agreements contained in the merger agreement) that would cause or reasonably be expected to cause any of the conditions to closing (described below under “— Conditions to the Merger”) not to be satisfied or to be materially delayed.

Each of RCAP and ICH has agreed to promptly notify the other if any litigation relating to the merger agreement or the merger is commenced or threatened against such party. Each party also has agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the first party or its directors relating to the merger agreement or the merger, and not to agree to any such settlement without the other party’s prior written consent (which such other party may not unreasonably withhold, condition or delay).

Public Announcement

RCAP and ICH have agreed to consult with one another, to the extent reasonably practicable and permissible under applicable law, before issuing any press release or otherwise making any public statements or filings about the merger agreement or the transactions contemplated by the merger agreement, and not to issue any such press release or make any such statement or filing without the prior consent of the other party (which consent may not be unreasonably conditioned, withheld or delayed). Either party may, however, without obtaining the other party’s consent, issue any such press release or make such public statement or filing as may be required by applicable law or stock exchange rules and, to the extent it is not practicable to consult with the other party before making any such public statement, the party making such statement may not, generally, make a statement that is inconsistent with its previous public statements or filings to which the other party had previously consented.

Stock Exchange Listing

RCAP has agreed to use its reasonable best efforts to cause the shares of RCAP Class A common stock issuable to ICH stockholders in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Termination of Stock Plans and Other Employee Matters

ICH has agreed to take or cause to be taken any and all actions necessary or appropriate to terminate each of the 1994 Stock Option Plan, the 1996 Incentive Plan, the 2001 Equity Incentive Plan, the 2005 Equity Incentive Plan and the Amended and Restated Equity and Cash Bonus Incentive Plan of ICH, each as amended, prior to the effective time of the merger, unless otherwise notified by RCAP in writing prior to such time.

Following and as a result of the merger, RCAP and its subsidiaries (including ICH) will assume the “employee benefit plans” of ICH and its subsidiaries, and the liabilities thereunder in accordance with the terms of such plans, subject to any termination, amendment or alteration that may be permitted by the terms of the merger agreement or by the terms of such plans. In connection with such assumption, RCAP will credit any current ICH employee who continues to be employed by RCAP or any of its subsidiaries after the closing of the merger, referred to as “continuing employees,” with the employee’s pre-merger years of service for ICH and its subsidiaries for purposes of vesting and of determining eligibility to participate in and calculation of vacation and sick leave under the employee benefit plans of RCAP and its subsidiaries to the same extent as such continuing employee was entitled, before the effective time of the merger, to credit for such service under any similar employee benefit plan of ICH or its subsidiaries in which such continuing employee participated or was eligible to participate immediately prior to the effective time of the merger. Continuing employees also will be allowed to utilize earned and unused vacation time as of the effective time of the merger during the remainder of the calendar year in which the merger occurs, subject to scheduling and any requirements of applicable law. RCAP also has agreed, as of the closing of the merger, to provide or cause its subsidiaries to provide any continuing employees, other than employees who entered into employment agreements or offer letters with Merger Sub (as the surviving entity in the merger) as of the date of the merger agreement, with base salary or hourly wage rates, as applicable, and bonus opportunities that are substantially comparable in the aggregate to those provided by ICH or any of its subsidiaries immediately prior to the closing of the merger.

RCAP has no obligation to offer any ICH employee or other person continued employment with ICH, RCAP or any of their affiliates, and, following the closing of the merger, RCAP, ICH and each of their affiliates may at any time freely terminate the employment of any person who continues to be employed by RCAP, ICH or any of their subsidiaries after such time. In addition, no continuing employee is intended to be a third-party beneficiary of, or have any rights with respect to, any of the provisions described above or any other provision of the merger agreement.

Financing and Cooperation with Financial Statements

ICH and its subsidiaries have agreed to cooperate with RCAP, its subsidiaries and their lenders prior to the effective time of the merger in connection with any efforts by RCAP and its subsidiaries to obtain debt financing to satisfy RCAP’s obligations to pay the cash merger consideration and any other amounts due by RCAP and its subsidiaries under the merger agreement.

ICH and its subsidiaries also have agreed to cooperate with RCAP in a timely matter as reasonably requested by RCAP in connection with (i) RCAP’s preparation of historical financial statements and pro forma financing information involving ICH and its subsidiaries pursuant to Regulation S-X under the Securities Act and (ii) the timely filing of any other financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act and for any securities offerings by RCAP or its affiliates for which such financial information is reasonably necessary or advisable, in each case including:

•	permitting RCAP to use any audited or unaudited financial statements of ICH and its subsidiaries available,
•	facilitating the delivery of relevant comfort letters from ICH’s or RCAP’s independent public accountants, as applicable, that are necessary or advisable in connection with such preparation or filings,
•	facilitating the delivery of relevant consent letters from ICH’s independent public accountants, as are necessary in connection with such preparation or filings, and
•	assisting RCAP and its independent public accountants in the preparation of such financial statements, if the requested financial statements are unavailable.

Anti-Takeover Laws

Each of ICH and RCAP has agreed to use its reasonable best efforts to ensure:

•	that no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to ICH, or any restrictions applicable to a “business combination” contained in Section 203 of the DGCL, apply or become applicable to the merger agreement, the merger, the voting agreement or any of the other transactions contemplated by those agreements; and
•	in the event that any such anti-takeover statute or regulation or restriction on business combinations does become applicable, that the merger and other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable consistent with applicable law and on the terms contemplated by the merger agreement and otherwise to minimize the effect of any such statute, regulation or restriction with respect to the merger agreement, the merger, the voting agreement and the other agreements and transactions contemplated by the merger agreement and those other agreements.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, Merger Sub (as the surviving entity in the merger) will provide indemnification (including advancement of expenses) for and exculpation from liabilities for acts or omissions prior to the effective time of the merger for the benefit of any individual who, at or prior to the effective time of the merger, was an officer or director of ICH or served on behalf of ICH as an officer or director of any of ICH’s subsidiaries, referred to as the “indemnitees,” which are at least as favorable in scope and amount to such individuals as the indemnification, exculpation and expense advancement provided to such individuals immediately prior to the effective time of the merger in the certificate of incorporation and bylaws of ICH in effect on the date of the merger agreement.

Merger Sub (as the surviving entity in the merger) has agreed that it will maintain for a period of six years after completion of the merger for the benefit of the indemnitees an extension of the coverage afforded by ICH’s current directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (for claims related to any period of time at or prior to the effective time of the merger) from one or more reputable insurance carriers, with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided by such current policies and limits of liability that are no lower than the limits on such current policies. However, ICH is not required to incur an annual premium expense greater than 200% of the $178,500 in annual premiums currently paid by ICH. If ICH is unable to maintain a policy because the annual premium expense is greater than such 200% threshold, ICH is obligated to obtain the greatest coverage available for the amount that is 200% of ICH’s current annual premiums.

Directors and officers of ICH and its subsidiaries are intended to be third-party beneficiaries of these provisions.

Certain Tax Matters

Each of RCAP and ICH has agreed to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of RCAP and ICH has also agreed to, among other things, use its reasonable best efforts to obtain an opinion from its respective counsel to such effect.

Conditions to the Merger

The obligations of the parties to consummate the transactions contemplated by the merger agreement are subject to the following conditions:

Conditions to Each Party’s Obligations

RCAP’s, Merger Sub’s and ICH’s respective obligations to complete the merger are subject to the satisfaction or (where permissible) waiver of the following conditions:

•	Stockholder Approval. ICH stockholders holding a majority of the outstanding shares of ICH common stock having adopted the merger agreement;
•	No Restraint. There not being in effect any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction prohibiting, making illegal, enjoining or otherwise restricting, preventing or prohibiting the consummation of the merger, or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition by RCAP of some or all of the ICH common stock;
•	Effectiveness of the Form S-4. The registration statement on Form S-4 of which this proxy statement/prospectus forms a part having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC that have not been withdrawn; and
•	FINRA Approval. FINRA having granted to ICH’s broker-dealer subsidiary its written approval of such subsidiary’s continuing membership application pursuant to FINRA (NASD) Rule 1017 in connection with the merger and the other transactions contemplated by the merger agreement.

The merger is not subject to any antitrust clearance or approval.

Conditions to RCAP’s and Merger Sub’s Obligations

In addition, the obligations of RCAP and Merger Sub to complete the merger are subject to the satisfaction or (where permissible) waiver of the following additional conditions:

•	the representations and warranties of ICH contained in the merger agreement relating to (i) ICH’s organization, qualification, and authority, (ii) the absence of conflicts, (iii) the inapplicability of anti-takeover laws to the merger, (iv) the absence of brokers or finders used by ICH, other than Cassel Salpeter, and (v) the issuance of the opinion of Cassel Salpeter, being true and correct in all material respects as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for any such representations and warranties made as of a specific date, which must be true and correct in all material respects only on and as of that specific date);
•	the representations and warranties of ICH contained in the merger agreement relating to its capital structure and its subsidiaries being true and correct in all but de minimis respects as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for any such representations and warranties made as of a specific date, which must be true and correct in all but de minimis respects only on and as of that specific date);
•	all other representations and warranties of ICH contained in the merger agreement being true and correct as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for representations and warranties made as of a specific date, which must be true and correct only on and as of that specific date), except for any failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ICH (or prevent or materially impair the ability of ICH to complete the merger);
•	ICH having performed or complied in all material respects with all its agreements and covenants required by the merger agreement to be performed or complied with by ICH at or prior to the closing date of the merger;
•	the non-occurrence of any event or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on ICH (or prevent or materially impair the ability of ICH to consummate the merger) since the date of the original merger agreement;
•	ICH having, as of the closing date, the financial advisors (including certain financial advisors retained after the execution of the merger agreement) generating not less than 95% of the gross dealer concessions generated over the 12 months immediately preceding the date of the original merger agreement, calculated in accordance with the merger agreement;
•	ICH having, as of the closing date, assets under administration (as calculated and adjusted pursuant to the merger agreement) equal to not less than 90% of ICH’s assets under administration as of the date of the original merger agreement;
•	ICH having, as of the closing date, net working capital of at least $5.1 million (or, if greater, such amount as is necessary to allow any subsidiary of ICH that is a broker-dealer to meet the requirements of SEC Rule 15c3-1);
•	all outstanding options to purchase ICH common stock having been fully exercised;
•	receipt by RCAP of a certificate executed by the chief executive officer and chief financial officer of ICH certifying as to the satisfaction of the conditions described in the preceding nine bullets;
•	ICH having provided to RCAP an affidavit of non-foreign status that complies with the Treasury regulations under section 1445 of the Code;
•	receipt by RCAP of an opinion of its special counsel, Proskauer Rose LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The merger agreement does not provide for any financing contingency on the part of RCAP or Merger Sub.

Conditions to ICH’s Obligations

In addition, the obligations of ICH to complete the merger are subject to the satisfaction or (where permissible) waiver of the following additional conditions:

•	the representations and warranties of RCAP and Merger Sub contained in the merger agreement being true and correct as of the date of the original merger agreement and as of the effective time of the merger as though made as of the effective time of the merger (except for representations and warranties made as of a specific date, which must be true and correct only on and as of that specific date), except for any failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RCAP (or prevent or materially impair the ability of RCAP to complete the merger);
•	RCAP and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the closing date of the merger;

•	the non-occurrence of any event or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on RCAP (or prevent or materially impair the ability of RCAP to consummate the merger) since the date of the original merger agreement;
•	receipt by ICH of a certificate executed by an executive officer of RCAP certifying as to the satisfaction of the conditions described in the preceding three bullets; and
•	receipt by ICH of an opinion of its special counsel, Bracewell & Guiliani LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination

The merger agreement may be terminated at any time before completion of the merger (except as described below, even after approval of the adoption of the merger agreement by ICH stockholders) in any of the following ways:

•	by mutual written agreement of RCAP and ICH;
•	by either RCAP or ICH if the effective time of the merger has not occurred on or before July 31, 2014, or the “outside date.” Such right to terminate will not be available to any party whose failure to perform any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the effective time of the merger to occur by the outside date. We refer to this as an “Outside Date Termination;”
•	by either RCAP or ICH if any court or other governmental entity of competent jurisdiction has issued an order, decree or ruling enjoining or prohibiting the merger which has become final and non-appealable. Such right to terminate will not be available to a party if the issuance of such order, decree or ruling was primarily due to such party’s failure to perform any of its obligations under the merger agreement;
•	by either RCAP or ICH if the ICH stockholders fail to adopt the merger agreement and approve the merger at the special meeting. Such right to terminate will not be available to ICH if the failure to obtain ICH stockholder approval was primarily due to ICH’s failure to perform any of its obligations under the merger agreement. We refer to this as a “No-Vote Termination;”
•	by ICH upon a breach of any representation, warranty, covenant or agreement of RCAP or Merger Sub contained in the merger agreement that would result in the failure of any of the related conditions to ICH’s obligation to consummate the merger to be satisfied and that either (i) is not capable of being cured before the outside date or (ii) if capable of being cured, has not been cured by RCAP within 20 days following its receipt of written notice of such breach. However, ICH will not have this right to terminate the merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement such that the related conditions to RCAP’s obligation to consummate the merger would not be satisfied;
•	by ICH, at any time before the ICH stockholders approve the proposal to adopt the merger agreement, in order to enter into an agreement with respect to a superior proposal if (i) ICH has complied in all material respects with its obligations described under the section titled “— No Solicitation by ICH of Alternative Acquisition Proposals” and (ii) concurrently with such termination, ICH pays RCAP a termination fee of $2,500,000, plus $500,000 in expenses. We refer to this as a “Fiduciary Out Termination;”
•	by RCAP upon a breach of any representation, warranty, covenant or agreement of ICH contained in the merger agreement that would result in the failure of any of the related conditions to RCAP’s obligation to consummate the merger to be satisfied and that either (i) is not capable of being cured before the outside date or (ii) if capable of being cured, has not been cured by ICH within 20 days following its receipt of written notice of such breach. However, RCAP will not have this right to terminate the merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to ICH’s obligation to consummate the merger would not be satisfied. We refer to this as an “ICH Breach Termination;” or
•	by RCAP if (i) before the ICH stockholders approve the proposal to adopt the merger agreement, the ICH board of directors makes an “adverse recommendation change,” (ii) ICH materially or willfully breaches any of its obligations described under the section titled “— No Solicitation by ICH of Alternative Acquisition Proposals,” or (iii) ICH enters into an agreement with respect to an alternative acquisition proposal. We refer to this as an “Adverse Action Termination.”

Termination Fees and Expenses

ICH has agreed to pay RCAP $500,000 to cover RCAP’s fees and expenses paid or incurred in connection with the preparation and negotiation of the merger agreement in the event of a No-Vote Termination by either ICH or RCAP.

ICH also has agreed to pay RCAP a termination fee equal to $2,500,000, plus $500,000 in expenses, in the event of a Fiduciary Out Termination by ICH or an Adverse Action Termination by ICH.

The above termination fees and/or expenses are payable by ICH within two business days of the termination of the merger agreement or, in the case of a Fiduciary Out Termination, concurrently with such termination.

In addition, ICH has agreed to pay RCAP a termination fee equal to $2,500,000 plus (if not previously paid) $500,000 in expenses, if the merger is terminated under the following circumstances:

•	a No-Vote Termination, an Outside Date Termination or an ICH Breach Termination has occurred;
•	ICH has received an alternative acquisition proposal, which has been publicly announced after the date of the merger agreement; and
•	within 12 months of any such termination, ICH consummates a transaction regarding, or enters into a binding agreement relating to, an alternative acquisition proposal (relating to 50% or more of the stock or assets of ICH).

The above termination fee and (if any) expenses are payable by ICH upon consummation of the transactions contemplated by the alternative acquisition proposal.

Other than in the event of fraud or a willful breach, RCAP’s receipt of ICH’s termination payments will be the sole and exclusive remedy of RCAP and Merger Sub against ICH with respect to any termination of the merger agreement or any breach of the merger agreement by ICH. ICH is not required to pay the termination fee or expenses, as applicable, on more than one occasion.

If ICH fails to timely pay any amount due under this section and, in order to obtain such payment, RCAP commences a suit that results in a judgment against ICH for the payment of such amount, ICH must also pay RCAP the costs and expenses of RCAP in connection with such suit, together with interest on such amount at the annual rate of 5% for the period from the date such payment was required to be made to RCAP through the date such payment was actually received by RCAP (or such lesser rate as is the maximum permitted by applicable law).

Effect of Termination

In the event of any termination of the merger agreement, the merger agreement will become void and have no further effect, and there will be no liability or further obligation on the part of RCAP, Merger Sub or ICH, other than:

•	the payment of fees and expenses described above under “— Termination Fees and Expenses;”
•	the payment of all fees and expenses incurred by such party in connection with the merger agreement and the transactions contemplated thereby;

•	the parties’ mutual obligations with respect to confidentiality, which will survive termination under the terms of the merger agreement, and the parties’ existing confidentiality agreement; and
•	liability arising out of fraud or willful breach of any provision of the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses, whether or not the merger is consummated. However, ICH and RCAP have agreed to share equally all fees and expenses (other than attorneys’ and accountants’ fees) related to the printing and filing of the registration statement of which this proxy statement/prospectus forms a part, the printing, filing and distribution of the proxy statement/prospectus and the FINRA application pursuant to NASD Rule 1017.

Amendments, Extensions and Waivers

The parties may amend the merger agreement in writing by action taken or authorized by their respective boards of directors at any time prior to the effective time of the merger. However, after approval of the merger agreement by the ICH stockholders has been obtained, the parties may not make (i) any amendment that changes the amount or form of consideration to be delivered to the ICH stockholders or that by law requires further approval by the ICH stockholders without such approval or (ii) any amendment or change not permitted under applicable law.

Additionally, at any time before the effective time of the merger, each party may:

•	extend the time for the performance of any obligation or other act of the other party;
•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and
•	waive compliance by the other party with any agreement or condition contained in the merger agreement, subject to compliance with the requirements for ICH stockholder approval described above.

On February 28, 2014, the merger agreement was amended in the manner described under “The Merger — Background of the Merger.”

Governing Law

The merger agreement is governed by the laws of the state of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the laws of any jurisdiction other than the state of Delaware to apply.

No Third-Party Beneficiaries

The merger agreement does not confer any rights or remedies upon any person other than the parties to the merger agreement and their respective successors and permitted assigns (other than the provisions relating to directors’ and officers’ indemnification and insurance, which are for the benefit of any individual who, at or prior to the effective time of the merger, was an officer or director of ICH or served on behalf of ICH as an officer or director of any of ICH’s subsidiaries).

Specific Performance

The parties to the merger agreement are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (in addition to any other remedy to which they are entitled).

VOTING AGREEMENT

The following is a summary of the material provisions of the voting agreement entered into between Timothy B. Murphy, ICH’s President and Chief Executive Officer, RCAP and Merger Sub concurrently with the execution of the merger agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this summary. This summary may not contain all of the information about the voting agreement that is important to ICH stockholders, and ICH stockholders are encouraged to read the voting agreement carefully in its entirety. The legal rights and obligations of the parties to the voting agreement are governed by the specific language of such agreement and not this summary.

Timothy B. Murphy, ICH’s President and Chief Executive Officer, is the holder of record of 762,624 shares of ICH common stock, representing approximately 10.54% of ICH’s shares of common stock outstanding as of the record date for determination of ICH stockholders entitled to vote at the special meeting.

Concurrently with the execution of the merger agreement, at the request of RCAP and as a material inducement to RCAP and Merger Sub entering into the merger agreement, Mr. Murphy entered into a voting agreement with RCAP and Merger (with respect to all of his shares of ICH common stock, including shares he acquired as a result of the exercise on May 9, 2014 of options he held to purchase 150,000 shares of ICH common stock and other shares that he may otherwise acquire), pursuant to which Mr. Murphy (where applicable, acting solely in his capacity as a stockholder, and not as a director or officer, of ICH), among other things, has:

•	agreed that, at any meeting of ICH stockholders, or in connection with any action taken by ICH stockholders by written consent, he will participate in such meeting or action and vote his shares in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement (and any other matter that is required to facilitate the consummation of the merger), and against any alternative acquisition proposal (and any other action involving ICH that would reasonably be expected to expected to impede, impair or materially interfere with, delay or postpone the consummation of the merger or any other transaction contemplated by the merger agreement);
•	granted RCAP a proxy with full power of substitution and resubstitution, as his attorney-in-fact and proxy, for and in his name, to be counted as present, vote, express consent or dissent with respect to his ICH shares for the purposes described in the immediately preceding bullet;
•	agreed, subject to limited exceptions, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or deposit into a voting trust or enter into a separate voting agreement with respect to, any of his ICH shares; and
•	agreed not to (whether directly or indirectly through any of his representatives) engage in any conduct that if conducted by ICH would be prohibited by the provisions of the merger agreement described in the section entitled “The Merger Agreement — No Solicitation by ICH of Alternative Acquisition Proposals,” and advise ICH (so that ICH can timely comply with its obligations under the merger agreement) of his receipt of any alternative acquisition proposal.

The voting agreement will terminate upon the earliest to occur of (i) the effectiveness of the merger, (ii) the date of termination of the merger agreement in accordance with its terms, (iii) an “adverse recommendation change” by the ICH board of directors and (iv) at the option of Mr. Murphy, any amendment or waiver of the terms of the merger agreement that results in a decrease in the consideration to be paid per share of ICH common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger of ICH and Merger Sub to U.S. Stockholders (as defined below) of ICH common stock and the material U.S. federal income tax consequences associated with the ownership and disposition of RCAP Class A common stock.

This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of RCAP Class A common stock or ICH common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons that do not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;
•	regulated investment companies;
•	real estate investment trusts;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who acquired their ICH common stock through the exercise of an employee stock option or otherwise as compensation; and
•	persons who are not U.S. Stockholders.

Generally, for purposes of this discussion, a “U.S. Stockholder” is a person that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds RCAP Class A common stock or ICH common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or entity treated as a partnership for U.S. federal income tax purposes holding RCAP Class A common stock or ICH common stock and the partners in such partnership, should consult their own tax advisors.

Material U.S. Federal Income Tax Consequences of the Merger

RCAP and ICH intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to RCAP’s obligation to complete the merger that RCAP receive an opinion, dated as of the closing date of the merger, from Proskauer Rose LLP, counsel to RCAP, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to ICH’s obligation to complete the merger that ICH receive an opinion, dated as of the closing date of the merger, from Bracewell & Giuliani LLP, counsel to ICH, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Proskauer Rose LLP and Bracewell & Giuliani LLP has delivered an opinion to RCAP and ICH, respectively, to the same effect as the opinions described above. These opinions will be based on factual representations made by RCAP and ICH, and on customary assumptions. These tax opinions represent the legal judgment of outside counsel to RCAP and ICH and are not binding on the IRS.

No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein or the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement/prospectus will be amended and recirculated.

The U.S. federal income tax consequences of the merger to a U.S. Stockholder of ICH common stock generally will depend on whether the U.S. Stockholder exchanges its ICH common stock for cash, RCAP Class A common stock or a combination of cash and RCAP Class A common stock.

U.S. Federal Income Tax Consequences to U.S. Stockholders

Accordingly, and on the basis of the opinions delivered in connection herewith:

Exchange Solely for Cash.  A U.S. Stockholder who receives solely cash in exchange for shares of ICH common stock pursuant to the merger generally will recognize gain or loss equal to the difference between the amount of cash received and its adjusted U.S. federal income tax basis in the shares of ICH common stock surrendered.

Exchange Solely for RCAP Class A Common Stock.  A U.S. Stockholder who receives solely shares of RCAP Class A common stock in exchange for shares of ICH common stock pursuant to the merger generally will not recognize any gain or loss except in respect of cash received instead of a fractional share of RCAP Class A common stock (as discussed below).

Exchange for RCAP Class A Common Stock and Cash.  A U.S. Stockholder who receives a combination of RCAP Class A common stock and cash in exchange for shares of ICH common stock pursuant to the merger generally will recognize gain (if any), but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash, other than cash received in lieu of fractional shares of RCAP Class A common stock, and the fair market value of the RCAP Class A common stock received pursuant to the merger over that U.S. Stockholder’s adjusted U.S. federal income tax basis in its shares of ICH common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of RCAP Class A common stock).

If a U.S. Stockholder of ICH common stock acquired different blocks of ICH common stock at different times or different prices, the U.S. Stockholder should consult its own tax advisor regarding the manner in which gain or loss should be determined.

Character of Gain or Loss.  Any gain or loss recognized in connection with the merger generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Stockholder’s holding period with respect to the ICH common stock surrendered is more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. Stockholder actually or constructively owns RCAP Class A common stock other than RCAP Class A common stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Stockholder’s ratable share of accumulated earnings and profits of ICH as calculated for U.S. federal income tax purposes. Because the possibility of dividend treatment depends upon each U.S. Stockholder’s particular circumstances, including the application of constructive ownership rules, U.S. Stockholders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Holding Period and Basis in RCAP Common Stock.  The aggregate U.S. federal income tax basis of RCAP Class A common stock received (including fractional shares deemed received and redeemed as described below) in the merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of ICH common stock surrendered therefor, reduced by the amount of any cash received by the U.S. Stockholder pursuant to the merger (excluding any cash received instead of a fractional share of RCAP Class A common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above but excluding any gain or loss resulting from the deemed redemption of fractional shares described below), if any, recognized by the U.S. Stockholder on the exchange. The holding period of the RCAP Class A common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of ICH common stock surrendered. U.S. Stockholders holding blocks of ICH common stock acquired at different time or difference prices should consult their tax advisors with respect to identifying the basis and holding period for each share of RCAP Class A common stock received in the merger.

Cash Received Instead of Fractional Shares.  A U.S. Stockholder who receives cash instead of a fractional share of RCAP Class A common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized for U.S. federal income tax purposes based on the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Stockholder’s aggregate adjusted U.S. federal income tax basis of the shares of ICH common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the holding period for such shares of ICH common stock is more than one year at the effective time of the merger.

Additional Medicare Tax.  U.S. Stockholders that are individuals, trusts or estates and whose modified adjusted gross income exceeds certain thresholds generally will be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the disposition of ICH common stock pursuant to the merger. U.S. Stockholders of ICH common stock should consult their tax advisors with respect to the applicability of this tax.

Backup Withholding.  Certain U.S. Stockholders of ICH common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the merger. Backup withholding will not apply, however, to a U.S. stockholder of ICH common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Stockholder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all of the potential tax consequences of the merger of ICH and Merger Sub. Holders of ICH common stock are urged to consult their tax advisors regarding the specific tax consequences to them of the merger of ICH and Merger Sub, including tax return reporting requirements and the applicability and effect of U.S. federal, state, local, non-U.S. and other applicable tax laws in light of their particular circumstances.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of RCAP Class A Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the ownership and disposition of shares of RCAP Class A common stock. No ruling on the U.S. federal, state, or local tax considerations relevant to RCAP’s operation or to the ownership or disposition of shares of RCAP Class A common stock has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

Taxation of U.S. Stockholders

Consequences of Holding RCAP Class A Common Stock

Distributions to U.S. Stockholders on RCAP Class A common stock received in the merger that are paid out of RCAP’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as dividends for U.S. federal income tax purposes. Dividends received by individual U.S. Stockholders with respect to RCAP Class A common stock generally should qualify as “qualified dividend income” eligible for a reduced tax rate so long as certain holding period requirements are met. Dividends paid on RCAP Class A common stock generally will be eligible for the dividends received deduction if the U.S. Stockholder is an otherwise qualifying corporate Stockholder that meets the holding period and other requirements for the dividends received deduction. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. Stockholder’s shares of RCAP Class A common stock and, to the extent such distribution exceeds the adjusted basis in the U.S. Stockholder’s shares of RCAP Class A common stock, as gain from the sale or exchange of such stock.

Upon the sale or other taxable disposition of RCAP Class A common stock received in the merger, a U.S. Stockholder generally will recognize gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the U.S. Stockholder’s adjusted tax basis in the shares of RCAP Class A common stock sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Stockholder’s holding period in the shares of RCAP Class A common stock sold is more than one year. For U.S. Stockholders that are individuals, estates or trusts, long-term capital gains generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, payments of dividends on, and proceeds of a disposition of, shares of RCAP Class A common stock received in the merger may be reported to the IRS. Backup withholding, currently at a rate of 28%, may apply with respect to such payments unless the U.S. Stockholder receiving such a payment (1) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or nonresident alien individual who or which, when required, certifies as to his, her or its status) or (2) provides a certificate (generally on IRS Form W-9) containing the U.S. Stockholder’s name, address, correct federal taxpayer identification number and a statement that the U.S. Stockholder is a U.S. person and is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. Stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years beginning after December 31, 2012 is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Legislative Proposals

Stockholders should recognize that RCAP’s and such stockholder’s present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. RCAP is not currently aware of any pending legislation that would materially affect its or your taxation as described in this proxy statement/prospectus. Stockholders should consult their advisors concerning the status of legislative proposals that may pertain to a purchase of RCAP’s shares of Class A common stock.

RCS CAPITAL CORPORATION

Except where the context requires otherwise, in this “RCS Capital Corporation” section, “our company,” “we,” “us” and “our” refer to RCS Capital Corporation, a Delaware corporation, and, unless the context otherwise requires, our operating subsidiaries or any other wholly owned subsidiary of ours, formed for acquisition purposes or otherwise.

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to April 3, 2014, we entered into agreements to acquire the other acquired businesses, including ICH through the pending acquisitions, which have not yet been consummated. The discussion of our businesses that we will engage in following the completion of the recent and pending acquisitions assumes the consummation of the pending acquisitions. Accordingly, references to our independent retail advice platform, which will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, and our investment management platform, which will consist of Hatteras, include the current and past operations of Cetera and the other acquired businesses which will only be owned and operated by us following the consummation of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. The merger is not conditioned upon the closing of any or all of the other pending acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

Overview

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses. We have recently acquired Cetera and entered into agreements to acquire the other acquired businesses through the pending acquisitions which will enable us to engage in two other complementary businesses: a leading independent retail advice platform targeting mass affluent investors and an investment management platform specializing in alternative investments. After giving effect to the recent and pending acquisitions, we will be an integrated financial services platform that also will provide financial advice to approximately 1.9 million clients through a network of over 9,100 financial advisors, as well as institutional financial services.

Our Market Opportunity

We believe the market opportunity for the services we currently provide and will provide following the completion of the recent and pending acquisitions is large and growing rapidly. Since our initial public offering in June 2013, we have expanded our core competencies around wholesale distribution and investment banking, capital markets and transaction management services, and established our independent retail advice platform through the acquisition of Cetera. We intend to further expand our business through the incorporation of the other acquired businesses into our independent retail advice platform and the establishment of our investment management platform. We believe that our expanded businesses will enable us to capture a larger revenue share of the investment lifecycle while at the same time capitalizing additional secular growth opportunities.

We believe that the following external market factors will support a strong growth trajectory for our business:

Large and Expanding Target Market — We focus on providing financial products and investment solutions to mass affluent investors, and this market is significant and expanding. According to the U.S. Federal Reserve, U.S. household financial and non-profit organization assets totaled $63.8 trillion as of July 1, 2013, up from $52.8 trillion as of December 31, 2007 and $43.0 trillion as of December 31, 2004. Cerulli forecasts that total U.S. assets under management will grow 20% from 2012 to 2016 due to factors such as the retirement of the baby boomer generation as well as the continued growth of individual retirement account rollovers. According to Cerulli, the number of retirees will increase sharply over the next ten years due to the baby boomers retiring and an increasingly aging population. According to the U.S. Census Bureau, the number of people over 65 years old is forecasted to increase sharply over the next ten years, resulting in a population with 65.0 million potential retirees. We believe this growth will drive demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Increase in Demand for Independent Financial Advice — In our view, investors in the mass affluent market, and increasingly in the high net worth market, are seeking unbiased advice from independent advisors and financial products sold through independent channels. Following the economic downturn in 2008, many of these households have experienced the erosion of traditional sources of retirement income, including a reduction in defined benefit pensions, declining home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law. We see these trends as evidencing demand for “durable income” and a product that can meet investors’ needs, which we believe is increasing demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Furthermore, the market our financial advisors will serve is significant and expanding. According to Cerulli, $12.8 trillion of retail assets were professionally managed as of December 31, 2012, up from $9.0 trillion as of December 31, 2008, and 38.0% of all U.S. households utilized a financial advisor in 2013.

Expansion of Independent Channel for Financial Advisors — The independent channel continues to gain market share by assets under management, which we believe will benefit our businesses following the completion of the recent and pending acquisitions. According to Cerulli, the independent channels’ market share by assets under management increased from 30% in 2007 to 35% in 2012, and it is expected to grow further by two percentage points to 37% by 2016. In 2007, over 133,000 financial advisors managed $3.4 trillion in client assets, representing 30% of total retail advisor client assets.

We believe several factors are causing the shift of financial advisors to the independent channel.

•	Financial advisors receive a greater share of brokerage commissions and advisory fees from independent broker-dealers as compared to traditional employee financial advisors (generally

80 – 90% compared to 30 – 50%). If financial advisors are able to maintain their level of production, they will be able to generate significantly higher income by joining an independent channel, even after paying their own expenses.
•	Many independent broker-dealers attract financial advisors with cutting-edge technology that makes the process of providing financial retail advice considerably easier.
•	We believe that many financial advisors have entrepreneurial aspirations and are attracted to the flexibility, control and economics inherent in using the independent channel.
•	There are fewer perceived conflicts in the independent channel than there are in other channels that are also large sponsors of products, where financial advisors may be required to push proprietary products.

Growing Market for Direct Investment Programs and Alternative Investment Solutions — Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2013, according to Stanger, direct investment programs raised approximately $24.6 billion in equity capital. As of December 31, 2013, the total equity capitalization of non-traded REITs tracked by Stanger was approximately $61.5 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $73.7 billion.

Alternative investment solutions represent a growing product class as more mass affluent households seek access to the same sophisticated investment approaches and superior portfolio management talent used by larger institutions. We believe retail investors will continue to seek to gain access to alternative investment products given their generally-stated objectives to reduce performance volatility and provide potential portfolio diversification benefits. With a variety of offerings for investors with various objectives and risk tolerance, the growth of liquid alternative mutual funds and ETFs is projected to increase alongside what we believe is increasing demand for products that are designed to provide financial security.

We believe the direct investment programs we currently distribute and liquid alternative funds we will distribute are complementary investment vehicles, as each serves a distinct function in a well-diversified portfolio. Direct investment programs are typically yield-oriented and offer low volatility and low correlation to the broader equity markets. Liquid alternative funds are often negatively correlated to the broader equity markets and therefore serve to reduce portfolio volatility and increase long-term investment returns. We believe that mass affluent investors’ demand for both of these alternative investments is growing.

Competitive Advantage of Our Existing Businesses

Specialized focus on alternative investments and direct investment programs — Our existing businesses maintain an emphasis on alternative investments, an asset class which we believe remains underrepresented in retail investors’ portfolios. Within the alternative investments sector, we are a leading distributor of direct investment programs. Our specialized focus on alternative investments is best demonstrated by our 41.2% market share for 2013, measured by equity capital raised, of non-traded REITs, the largest segment of direct investment programs, according to Stanger.

We believe we are the only wholesale distribution platform in the United States that is primarily focused on the distribution of direct investment programs. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investment banks that may not understand the specialized needs and regulatory context of direct investment programs, their sponsors, representatives, and investors as well as we do.

We believe we benefit from our relationship with American Realty Capital, which is the leading sponsor of direct investment programs, according to Stanger. American Realty Capital, which is under common control with us, was founded by our principals. We have been the wholesale distributor for all direct investment program offerings sponsored by American Realty Capital.

Solid track record of successful performance — We believe Realty Capital Securities’ track record of achieving revenue growth while increasing profitability demonstrates the strength of its core businesses and the skill of its management team, and we believe this trend will continue following our acquisition of Cetera and the completion of the pending acquisitions.

We believe Realty Capital Securities’ market-leading position in real estate direct investment program distribution and real estate investment banking services underscores the successful track records of our existing businesses and the promising outlook for our continued success. From 2008 to 2013, our wholesale distribution platform grew from approximately $23.0 million of equity capital raised by direct investment programs distributed by us to approximately $8.6 billion, a significant increase over the five-year period. Our investment banking, capital markets and transaction management services platform has similarly grown at a substantial rate, from a nominal market share for 2011 to the second largest mergers and acquisitions advisor in the real estate sector for 2012 and 2013 according to SNL Financial, based on aggregate transaction value, primarily as a result of services provided to clients that were sponsored or managed by American Realty Capital.

Management experience — The senior executives that manage and lead our business have extensive experience in the sectors in which we operate. These five individuals maintain an aggregate of more than 50 years of experience leading public companies and have managed companies with a combined $20 billion in enterprise value. Before joining us, many of our senior executives held prior leadership positions at leading broker-dealers, investment banks, insurance companies, law firms, investment management firms and mutual fund companies.

There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with RCAP.

Competitive Advantages of Our Businesses Following the Recent and Pending Acquisitions

Scale and market leadership in an expanding sector — We believe that:  (1) our independent retail advice platform’s significant scale and market leadership will support ongoing growth through the attraction and retention of financial advisors;  (2) our independent retail advice platform’s significant scale will create operating efficiencies by spreading the fixed costs of certain operating activities, including accounting, compliance, training and education, marketing, data processing and public company reporting over a much larger revenue base; and (3) our independent retail advice platform’s broad distribution capabilities will enable us to achieve favorable terms for and access to investment products. We believe the combination of reduced operating expenses and broad product offerings will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Deep, embedded relationships of the acquired businesses with the financial advisors who will serve our independent retail advice platform — Cetera and the other acquired businesses that will make up our independent retail advice platform have longstanding relationships with their financial advisors. On a pro forma basis as of December 31, 2013, the average tenure of these financial advisors would have been approximately ten years, and 55% of them would have been working with one of the acquired businesses for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe will translate into superior performance.

Strong value proposition to financial advisors — Following the completion of the pending acquisitions, we believe our independent retail advice platform will offer financial advisors a unique and compelling value proposition. Our robust platform will be designed to support all facets of our financial advisors’ businesses and facilitate their dealings with current and potential clients. From an operational perspective, our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management and document retention, among others. We will also support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practices. We believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions.

A key element of our value proposition will be our multi-brand strategy which delivers customized solutions tailored to the disparate needs of financial advisors so they can best serve their clients. Our multi-brand strategy will recognize that financial advisors that serve different types of clients have different needs and will allow for greater customization of support, which we believe will result in stronger financial advisor recruiting and higher retention. Our multi-brand strategy will be predicated on the concept that financial advisors’ needs reflect the varying circumstances and objectives of their clients. To that end, our independent retail advice platform will maintain the different brands of the acquired businesses, each of which will cater to different segments of financial advisors, and will deliver customizable support capabilities to fulfill their specialized needs. We believe that this level of tailored financial advisor support, combined with the efficiencies we expect will be derived from the significant scale of our platform, will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Providing expanded access to a broad array of financial products, investment solutions and training will also help our financial advisors to more effectively serve their clients and achieve their financial objectives.

We also believe the share of brokerage commissions and advisory fees our financial advisors will receive will compare favorably to many of our direct peer competitors and even more so to wirehouses. We believe this attractive economic value proposition will enable us to attract and retain talented financial advisors.

Focus on alternative investments — We intend for our independent retail advice platform and our investment management platform to place an emphasis on alternative investments, including public, liquid mutual funds, an asset class which we believe remains underrepresented in retail investors’ portfolios.

We believe our scale and successful track record in serving the investment needs of mass affluent investors will provide us with an enhanced understanding of the products they demand. Accordingly, we will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

Positioned for future growth — We believe that the combination of our existing businesses with our independent retail advice platform and our investment management platform into an integrated financial services platform will position our company for further growth and strong performance. In particular, we believe that the combination of Cetera’s substantial growth and improved profitability further underscore the promising outlook for our continued success.

Despite challenging market conditions of recent years, Cetera has achieved significant revenue growth and improved profitability. Its revenue has grown from approximately $580.0 million in 2010 to approximately $1.17 billion in 2013, on a pro forma basis, representing a compound annual growth rate, or CAGR, of 26%, on a pro forma basis.

Management experience — We have retained the senior management of Cetera pursuant to employment agreements entered into in connection with the closing of the Cetera acquisition, and Cetera continues to operate independently under their leadership and its own brand.

R. Lawrence Roth will serve as chief executive officer of Cetera and will assume overall executive responsibility of our independent retail advice platform. Mr. Roth previously served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary. Subsequent to our acquisition of Cetera, we have agreed to a separation agreement with Valerie Brown, the chief executive officer of Cetera, pursuant to which she ceased to be an employee of Cetera. Pursuant to a separate agreement, she will serve as a consultant for 120 days. As chief executive officer, Ms. Brown was a significant contributor to Cetera’s success, and there can be no assurance that Cetera’s performance and our results of operations will not be materially adversely affected by the loss of Ms. Brown.

We generally expect to retain the senior management, pursuant to employment agreements, of each of the acquired businesses which also will continue to operate independently under their existing brands. We believe these additions will further strengthen our senior leadership by adding individuals with a deep understanding of their businesses and clients. There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with us.

Emphasis on risk management and controls — We currently operate businesses that are subject to strict regulations, which are designed to protect retail investors. We believe our focus on robust risk management and controls is central to our organization’s culture and our success, and we intend to apply these controls across our independent retail platform. We believe certain of the acquired businesses have strong risk management and compliance controls. The independent broker-dealer subsidiaries of Cetera, and we expect the broker-dealer subsidiaries of other acquired businesses, will separately maintain their own extensive risk management and compliance policies and procedures to cover all aspects of their operations. They will continuously monitor the financial advisors they support and perform rigorous due diligence on the products they distribute, with the goal of compliance with applicable regulations. As our independent retail advice platform continues to develop, we will continue to refine these policies and procedures to extract superior risk management and compliance practices by evaluating “best practices” among all of our independent broker-dealer subsidiaries. Over time, we expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary.

Significant revenue and operating synergies potential among businesses — We believe our business is well positioned to generate sizable revenue and operating synergies as a result of the completion of the Cetera acquisition and that the completion of the pending acquisitions should result in further revenue growth and operating synergies. In our view, the combination of our capital generation and distribution capabilities, as well as our banking and independent retail advice platform, creates potential synergies that may not be available to many of our peers. We believe our independent retail advice platform, in particular, will allow us to enhance our financial performance in a meaningful way. For instance, because a majority of our financial advisors are expected to clear transactions through a single clearing provider, we anticipate that we will be able to reduce clearing costs by negotiating clearing agreements with that provider for our entire independent retail advice platform. We also believe we will be able to negotiate more advantageous terms with other third-party vendors, as well as increase strategic partner fees (i.e., fees paid by product sponsors for increased opportunities to market and to educate financial advisors about their products) and registered representative fees.

Similarly, we believe the scale of our business following the completion of the recent and pending acquisitions will allow us to reduce redundancies by combining certain operating processes and corporate functions. While the acquired businesses will continue to operate independently under their existing brands and management, over time we expect to gain efficiencies by combined administrative functions and through the elimination of duplicative processes and other streamlining.

We expect to achieve approximately $57.0 million to $65.0 million of annualized operating synergies in the first twelve months of combined operations, including: approximately $27.0 million to $30.0 million in strategic partner revenues; $12.4 million to $15.0 million in registered representative services revenue; $11.2 million in back-office management and technology efficiencies; $4.3 million to $6.0 million in clearing expense efficiencies; $0.7 million in public company expense efficiencies and $1.2 million to $2.0 million in other operating efficiencies. There can be no assurance that we will realize these expected savings and achieve these expected synergies. We expect to incur $2.0 million to $5.0 million in one-time costs to realize these savings and achieve these synergies.

We believe that our ability to deliver a high level of support with favorable financial advisor economics will strengthen financial advisor retention and attract new financial advisors. Members of our management team have substantial experience in addressing and realizing the benefits of synergies through their involvement with other financial services companies with operations similar to those of our independent retail advice platform companies.

Source of Growth

Since our initial public offering in June 2013, we have grown rapidly through the successful execution of our growth strategy.

The completion of the recent and pending acquisitions is part of our growth strategy. Our acquisition of Cetera is transformational and should enable our further diversification into high-growth product areas. We believe that completing the pending acquisitions RCAP’s proposed public offering and the concurrent private will further enable us to grow our business by increasing our revenues, enabling us to attract and retain financial advisors for our independent retail advice platform and expanding our ability to pursue strategic transactions.

We will also seek to expand our client base to include unaffiliated third-party sponsors and direct investment programs. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	Expanding our relationship with other sponsors of direct investment programs — We believe we have established ourselves as the premier investment bank and wholesale distributor in the direct investment programs market. We plan on leveraging this strength to expand relationships with new direct investment program sponsors and investment companies, as well as by adding to the range of services that we provide. At the same time, we will continue leveraging our relationship with our affiliate, American Realty Capital, a leading sponsor of direct investment programs.

•	Acquiring or developing complementary businesses — We plan to continue to grow our core businesses through both organic and strategic acquisition opportunities. We may selectively pursue acquisitions of businesses or infrastructure complementary to our businesses, including, potentially, registered investment adviser operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy because we intend to integrate them into our independent retail advice platform, one of our other platforms or otherwise. See “— Potential Additional Acquisition.”

In addition, following the completion of the pending acquisitions, we intend to continue to grow by:

•	Attracting and retaining financial advisors by continually strengthening our value proposition — We intend to strengthen our independent retail advice platform and continually investing in the development of cutting-edge technology to increase productivity, efficiency and gross dealer concessions of our financial advisor base. We believe that attracting and retaining high quality financial advisors is critical to the growth of our independent retail advice platform following the completion of the pending acquisitions. Therefore, we have developed a three-pronged strategy for attracting and retaining financial advisors. First, we will offer technology support, training, and education expanded product offerings through our independent retail advice platform. Second, we have adopted a stock purchase program for our financial advisors under which financial advisors will be eligible to purchase shares of our Class A common stock and receive warrants which will vest over a period of time. Third, we intend to establish a business development loan program under which we will make loans to financial advisors to help them develop their businesses, which will be forgivable under some circumstances if the financial advisors attain milestones.
•	Maintaining operational independence for our subsidiaries through our multi-brand strategy while adopting best-practices across our multiple platforms — We intend to implement our multi-brand strategy by maintaining multiple independent broker-dealer subsidiaries under separate brands and management. This will enable us to capitalize on the value of their existing brands. At the same time, we intend to integrate selected back-office and support systems, thus delivering services to help our financial advisors grow their businesses. Through clearing arrangements with Pershing, a company that provides clearing services for the majority of the broker-dealers that will comprise our independent retail advice platform, we believe we can achieve faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

Potential Additional Acquisition

Consistent with our stated growth strategy, in addition to the pending acquisitions, we have engaged, and expect to continue to engage from time to time, in negotiations to acquire additional businesses that are complementary to our existing businesses, any one of which could be significant and material to us. These negotiations may result in our acquisition of one or more such businesses. There exists one such potential acquisition target with whom we have had discussions in the past, but with whom we ceased having discussions on February 28, 2014, the date when we signed the exclusivity agreement referred to below. If consummated, this acquisition would be material to us, but, as of the date of this prospectus, we have not yet been able to determine definitively whether this acquisition would be significant for financial reporting purposes. This party has agreed to an exclusivity agreement with us originally expiring on April 30, 2014, but which has since been extended by us to June 30, 2014. In exchange, we have paid to this party $1 million and agreed to place $3 million in escrow. While we have agreed upon forms of definitive agreements with the other party, there can be no assurance that the definitive agreements for the potential acquisition will ever be executed in their current forms or at all, that all necessary third-party consents will be obtained, or, if executed, that the potential acquisition will close. We do not believe that the potential acquisition is probable for financial reporting purposes under Rules 3-05 and 8-04 of Regulation S-X promulgated under the Securities Act or that the payment of the amounts referred to above to the other party, if we do not agree to re-commence good faith negotiations for a potential transaction by the applicable deadline, would have a material effect on our cash flows or results from operations. The potential acquisition is subject to risks similar to those described herein related to the pending acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

Our Business

We are currently organized around two complementary business platforms: (1) the top wholesale distribution platform for direct investment program offerings; and (2) an investment banking, capital markets and transaction management services platform serving direct investment programs. We have acquired Cetera and entered into agreements to acquire the other acquired businesses which have not yet been consummated. After giving effect to the recent and pending acquisitions, we will also engage in two other complementary businesses: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments. Cetera is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit will also be incorporated into our independent retail advice platform following the completion of the pending acquisitions.

Our Existing Businesses

Our existing business consists of wholesale distribution and an investment banking, capital markets and transaction management services platform serving direct investment programs.

Since our inception in 2007, we have focused exclusively on providing financial products and investment solutions to “mass affluent” households, which we define as households with $100,000 to $1,000,000 of investable assets, and we have advised on $22.7 billion of equity offerings, substantially all of which involved related parties. During 2013, we advised on $28.1 billion in capital markets and mergers and acquisitions activities, substantially all of which involved related parties.

We also are the leading distributor of direct investment programs in the United States, with a 35.1% market share measured by equity capital raised of all direct investment programs and a 41.2% market share measured by equity capital raised for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Stanger. For the quarter ended March 31, 2014, a 28.0% market share measured by equity capital raised of all direct investment programs and we had a 29% market share measured by equity capital raised of non-traded REITs. In addition, our investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community as measured by total equity capital raised by direct investment programs distributed by us and number of direct investment programs distributed, according to Stanger. As of March 31, 2014, we were distributing ten public non-listed direct investment program offerings effective with the SEC and none of our competitors was distributing more than five. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors. In 2013, total direct investment program equity capital raised by direct investment programs distributed by us exceeded $8.6 billion, representing a 35.1% market share of all direct investment programs and a 41.2% market share measured by equity capital raised of non-traded REITs, the largest segment of direct investment programs, according to Stanger. For the quarter ended March 31, 2014, a 28.0% market share measured by equity capital raised of all direct investment programs, and we had a 29.0% market share measured by equity capital raised of non-traded REITs.

From inception through March 31, 2014, Realty Capital Securities has distributed 24 offerings (public non-listed and private) and raised equity capital for 18 public non-listed offerings of approximately $16.6 billion. As of April 30, 2014, Realty Capital Securities was distributing nine public non-listed offerings seeking to raise a total of $14.2 billion of equity. Additionally, as of that date, Realty Capital Securities serves as the distributor for three open-end mutual funds and one closed-end interval fund. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

Revenues for our wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

We believe that Realty Capital Securities has established itself as the leading distributor in the direct investment program industry. In our opinion, this has been achieved by employing a strategy focused squarely on the quality of the sector-specific products it evaluates, based on, assessment of the market need for the products and the timing of relevant market cycles. Most of the direct investment programs that Realty Capital Securities distributes are targeted to “mass affluent” households. We believe these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law — characteristics that Realty Capital Securities calls “durable income.” The direct investment programs that we seek to distribute generally utilize strategies that we believe will generate “durable income” and appeal to “mass affluent” investors. We believe we have shown an ability to evaluate a management team’s performance and experience in executing the particular strategy within the sector it has targeted for product distribution. Realty Capital Securities has a six-year track record evidencing an ability to build the sale of its products through a broad base of financial advisors.

Realty Capital Securities has demonstrated a history of growing its distribution business and growing its year-over-year revenues and profitability since 2009. We believe that we have built a platform that can continue to be expanded to sell a larger number of differentiated investment offerings. A significant factor in our growth is the diversity of its funding sources in that, the largest selling group member for each of our mature products represented 6.1%, on a weighted average basis, of our mature products’ overall sales during 2013. Additionally, Realty Capital Securities is not overly reliant on any single offering for its sales growth. We believe it has achieved considerable economies of scale and scope over its operational history and, given embedded competencies and relevant experience of its personnel, is well-positioned to realize continued growth in sales and broadened product base.

Our broker-dealer subsidiary, Realty Capital Securities, coordinates with registered representatives and registered investment advisers to execute the sale of securities issued in direct investment programs. Founded in 2007, Realty Capital Securities has demonstrated significant growth across all aspects of its business. This growth has included the increase in the number of sector-specific products distributed, in the scope of business services provided and personnel providing those services, in the discrete disciplines represented within the firm, in overall sales, as well as underwriting and advisory fee revenue, profits and overall registered sales personnel count. Realty Capital Securities employs 202 individuals. Collectively, we retain 183 licensed personnel under the Realty Capital Securities name, which includes 48 individuals who hold supervisory licenses. Realty Capital Securities has an 11-person national accounts and business development team staffed with senior executives with over 120 years of collective experience in a wide range of product distribution and sales roles. These individuals, together with the Realty Capital Securities product diligence and executive management teams, have built a selling group that we believe represents the majority of independent broker-dealers participating in the direct investment program industry today. Realty Capital Securities assembles a team of selling dealers whose financial advisors sell one or more of Realty Capital Securities’ products to their retail and institutional clients. Throughout a product’s sales cycle, Realty Capital Securities’ wholesalers conduct approximately 1,400 meetings each week (approximately 73,000 meetings each year) with financial advisors affiliated with selling group members to introduce the concept of non-traded offerings generally, and to inform and educate this audience about Realty Capital Securities products, specifically. In 2013, Realty Capital Securities was the leading multi-product wholesale distributor of direct investment programs and, based on our review of the industry, represents the only investment banking operation within the broad financial services industry with a dedicated team intimately familiar with and specifically experienced in the specialized features, business objectives, potential universe of optimal liquidity strategies, debt strategies needs of publicly registered non-traded securities, their sponsors and investors.

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital and other independent issuers of public, non-traded securities. Realty Capital Securities intends to also distribute American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act.

In its capacity as wholesale distributor of multiple public, non-traded securities, Realty Capital Securities serves as the dealer manager for finite life or SEC-registered offerings. At its inception, Realty Capital Securities was built to distribute multiple, sector-specific public non-traded products on a platform designed to provide the retail broker-dealer community with a complementary set of finite life, sector-specific public, non-traded securities. Realty Capital Securities distributes offerings that are subject to a thorough due diligence process and believes that it brings to market best-in-class products that address underserved investor needs. Today, Realty Capital Securities serves as the distributor for ten such offerings and provides wholesaling services which focus on the interaction with financial advisors who are affiliated with FINRA members, retail broker-dealer selling group participants and qualified registered investment advisers.

We generate revenue through selling commissions and dealer manager fees paid by related party and non-related party product sponsors for our distribution services. Revenues from Realty Capital Securities will vary with changes in annual gross sales of the offerings it distributes. Realty Capital Securities market share of equity capital raised by direct investment programs since 2008 has increased significantly. The following table shows the growth in equity capital raised by direct investment programs distributed by Realty Capital Securities since 2009:

($ in millions)	2013	2012	2011	2010	2009
Actual number of publicly registered products distributed	13	10	10	5	3
Total industry sales of public non-traded REITs	$19,595	$10,284	$8,358	$8,107	$6,105
Equity capital raised(1)	$8,629.8	$2,952.1	$1,765.1	$1,147.9	$284.4
Revenue from wholesale distribution	$803.0	$286.6	$174.7	$114.1	$28.2
Revenues from other services(2)	$83.5	$0.9	$—	$—	$—
Total revenues	$886.5	$287.5	$174.7	$114.1	$28.2
Profit/(Loss)	$100.6	$7.4	$3.7	$(2.4)	$(4.0)
Year over year profit growth (%)	1,259%	98.1%	257.1%	40.6%	(54.8%)
Registered personnel	183	133	108	90	62
Branch offices	12	9	6	6	2

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom Realty Capital Securities had an exclusive dealer manager relationship.
(2)	Includes the results of our investment banking, capital markets, transaction management services and transfer agent businesses.

The following charts set forth our market share within the public, non-traded REIT industry for the years ended December 31, 2012 and December 31, 2013:

Source: Robert A. Stanger & Co., Inc. The Stanger Market Pulse, December 2012 and December 2013.

Direct Investment Programs and a Listed REIT for Which Realty Capital Securities Provided Exclusive Dealer Manager and Other Services.  Realty Capital Securities has acted as the exclusive dealer manager for each direct investment program or listed REIT set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities’ has provided wholesaling, sales, promotional and marketing services to each such direct investment program or listed REIT in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level.

Programs for Which Realty Capital Securities Provided Exclusive Dealer Manager Services.  Realty Capital Securities has acted as the exclusive dealer manager for each program set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities has provided wholesaling, sales, promotional and marketing services to each such program in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level. Realty Capital Securities also acted as a co-dealer manager for ARCP’s initial public offering of common stock, which commenced in July 2011 and was completed in September 2011.

Programs Sponsored by American Realty Capital

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013	Aggregate Amount Available for Sale as of December 31, 2013	Current Status
American Realty Capital Trust, Inc.	Non-traded REIT	Net lease real estate	September 10, 2007	$1.7 billion	Offering completed	Listed on The NASDAQ Global Select Market on March 1, 2012; merged with and into Realty Income Corporation on January 22, 2013
American Realty Capital New York Recovery REIT, Inc.	Non-traded REIT	New York City office and retail	November 12, 2009	$1.7 billion	Offering completed	New York REIT (formerly American Realty Capital New York Recovery REIT); Listed on the New York Stock Exchange under the ticker symbol “NYRT” on April 15, 2014
American Realty Capital Healthcare Trust, Inc.	Non-traded REIT	Healthcare-related properties	August 27, 2010	$1.8 billion	Offering completed	Listed on The NASDAQ Global Select Market under the ticker symbol “HCT” on April 7, 2014
American Realty Capital Daily Net Asset Value Trust, Inc.	Non-traded REIT	Net lease real estate	October 8, 2010	$21.2 million	$1.48 billion	Offering stage
American Realty Capital Trust III, Inc.	Non-traded REIT	Net lease real estate	November 3, 2010	$1.8 billion	Offering completed	Merged with and into ARCP on February 28, 2013
American Realty Capital Trust IV, Inc.	Non-traded REIT	Net lease real estate	March 22, 2012	$1.8 billion	Offering completed	Merged with and into ARCP on January 3, 2014
American Realty Capital Healthcare Trust II, Inc.	Non-traded REIT	Healthcare-related properties	October 31, 2012	$187.1 million	$1.86 billion	Offering stage
ARC Realty Finance Trust, Inc.	Non-traded REIT	Commercial real estate debt	January 22, 2013	$32.5 million	$2.37 billion	Offering stage
American Realty Capital Trust V, Inc.	Non-traded REIT	Net lease real estate	March 6, 2013	$1.6 billion	Offering completed	Operational stage
American Realty Capital New York City REIT, Inc.	Non-traded REIT	New York City office and retail	February 26, 2014	In registration	In registration	In registration
Business Development Corporation of America	Business development company	Middle market debt	May 7, 2010	$728.1 million	$1.67 billion	Offering stage
American Energy Capital Partners, LP	Oil and gas limited partnership	Oil and natural gas properties	December 13, 2013	In registration	In registration	Effective as of May 8, 2014
AR Capital Real Estate Income Fund	Open-end mutual fund	Real estate related securities	December 28, 2012	$31.0 million(1)	Not applicable	Offering stage
American Real Estate Income Fund	Closed-end mutual fund	Investments in real estate related assets and securities	August 15, 2011	$0	Not applicable	Offering stage

(1)	Represents net sales.

Programs Sponsored or Co-Sponsored by American Realty Capital That Have Third-Party Service Providers

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013	Aggregate Amount Available for Sale as of December 31, 2013	Current Status
Phillips Edison – ARC Shopping Center REIT, Inc.(1)	Non-traded REIT	Grocery-anchored retail	January 13, 2010	$1.7 billion	Offering completed	Operational stage
American Realty Capital – Retail Centers of America, Inc.(2)	Non-traded REIT	Anchored core retail	September 14, 2010	$71.5 million	$1.67 billion	Offering stage
American Realty Capital Global Trust, Inc.(3)	Non-traded REIT	Global sale-leaseback	October 27, 2011	$154.6 million	$1.6 billion	Offering stage
Phillips Edison – ARC Grocery Center REIT II, Inc.(4)	Non-traded REIT	Grocery-anchored retail	August 13, 2013	$0.2 million	$2.48 billion	Offering stage
American Realty Capital Hospitality Trust, Inc.(5)	Non-traded REIT	Lodging	August 19, 2013	$0.2 million	$2.5 billion	Offering stage
United Development Funding Income Fund V(6)	Non-traded REIT	Residential real estate and related assets and securities	February 26, 2014	In registration	In registration	In registration

(1)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of Phillips Edison Limited Partnership. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager.
(2)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. The external advisor has retained Lincoln Retail REIT Services, LLC, a third party not affiliated with our company or American Realty Capital, to provide, subject to the external advisor’s oversight, real estate-related services.
(3)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. Solely with respect to investments in Europe, the program’s external advisor has delegated substantial real estate-related duties to Moor Park Capital Partners LLP, a third party not affiliated with our company or American Realty Capital. Solely with respect to the program’s foreign investment strategy outside of Europe, the program’s external advisor may also delegate certain of its advisory duties to one or more additional service providers.
(4)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of Phillips Edison Limited Partnership. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager. The program’s external advisor and sub-advisor own interests in the special limited partner of the program’s operating partnership.
(5)	Sponsored by American Realty Capital. Affiliates of American Realty Capital serve as the program’s external advisor and property manager. The program’s sub-property manager is a joint venture between American Realty Capital and Barceló Crestline Corporation, a third party not affiliated with our company or American Realty Capital. The program’s sub-property manager is responsible for managing certain of the program’s lodging and other hospitality properties.
(6)	Co-sponsored by American Realty Capital and UDF Holdings, L.P., a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of UDF Holdings, L.P. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by UDF Holdings, L.P.

Programs Not Sponsored or Co-Sponsored by American Realty Capital

Offering	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013	Aggregate Amount Available for Sale as of December 31, 2013	Current Status
United Development Funding IV(1)	Non-traded REIT	Single-family home development loans	August 5, 2008	$626.6 million	Offering completed	Operational stage
Healthcare Trust of America(2)	Non-traded REIT	Healthcare-related properties	April 28, 2006(3)	$2.2 billion(4)	Offering completed	Listed on The New York Stock Exchange on June 6, 2012
RREEF Property Trust, Inc.(5)	Non-traded REIT	Real estate assets, related securities, and related loans	March 26, 2012	Not applicable(6)	$2.5 billion	Offering stage

(1)	Sponsored by United Development Funding, a third party not affiliated with our company or American Realty Capital.
(2)	Sponsored by Triple Net Properties, LLC, a third party not affiliated with our company or American Realty Capital.
(3)	Realty Capital Securities did not provide services with respect to such filing, but, effective August 29, 2009, assumed exclusive dealer manager responsibilities for the program’s initial public offering.
(4)	Represents the aggregate gross offering proceeds raised during the period during which Realty Capital Securities served as exclusive dealer manager for the program’s initial public offering.
(5)	On March 18, 2014, Realty Capital Securities entered into a wholesaling agreement with RREEF Property Trust, Inc. and its dealer manager, pursuant to which Realty Capital Securities accepted appointment as distribution agent to recruit firms to assist with the sale of shares of RREEF Property Trust, Inc. by, among other things, providing training and education, administering the due diligence process and approval of the offering, and providing marketing, sales and other support as necessary.
(6)	Pursuant to the terms of the wholesaling agreement, Realty Capital Securities is entitled to a sourcing fee calculated based on the aggregate gross offering proceeds raised by RREEF Property Trust, Inc. with the assistance of Realty Capital Securities payable solely from, and subject to the receipt of, the dealer manager fee payable to RREEF Property Trust, Inc.’s dealer manager. As of May 9, 2014, no sourcing fees have been paid to Realty Capital Securities under the wholesaling agreement.

Legal Proceedings.  In June 2013, Realty Capital Securities accepted and consented, without admitting or denying the findings a Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, that included a finding that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with Realty Capital Securities’ activities as a co-dealer manager for a public offering. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $60,000. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management platforms provide comprehensive strategic advisory services focused on direct investment programs, particularly non-traded REITs, and ARCP, which is a listed REIT. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that we believe capture value across the direct investment program lifecycle. Operating under the name RCS Capital, our investment banking and capital markets business provides strategic advisory and capital markets services to sponsors of direct investment programs sponsored directly or indirectly by American Realty Capital as well as to other sponsors of direct investment programs, and expects to do so for registered investment funds and public and private businesses in the real estate, financial services, alternative investment and other sectors. We believe we have demonstrated particular expertise in the real estate sector by our status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been primarily provided to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise direct investment programs that are distributed by Realty Capital Securities.

Our investment banking and transaction management fees include revenues that are project-based as well as success-based. Project-based fees are earned for assignments including market overviews, transaction structuring and transaction management where we are engaged for a specified project deliverable and a fixed fee. Success-based transactions are typically investment banking mergers and acquisitions or capital markets transactions where we are paid only upon the successful completion of a specific transaction. Approximately 42% of 2013 investment banking and transaction management fees were project-based and 58% were success-based. All of these fees were generated through transactions involving direct investment programs or other entities that are sponsored or managed by American Realty Capital.

Due to the transactional nature of our investment banking revenues, investment banking and capital markets profits may change from period to period based on the volume and nature of transactional activity. However, we generally expect strategic transactions for direct investment programs from which we expect to derive a substantial portion of our revenues to increase in frequency over the next three to five years, which may include acquisitions, dispositions, mergers, listings on a national securities exchange and initial public offerings. We also generally expect direct investment programs and registered investment funds to require capital markets services as they seek to access the equity and debt markets.

Investment Banking and Capital Markets Services.  Our investment banking business provides strategic advisory services in connection with (1) advising sponsors in the structuring and development of new direct investment programs and registered investment funds and other products; (2) advising sponsors and companies, including with respect to direct investment programs, as both buyers and sellers in connection with merger and acquisition transactions; (3) advising direct investment programs, especially SEC-registered, non-traded companies, in connection with liquidity alternatives, which may include listing on a national securities exchange and initial public offering transactions; and (4) debt and equity capital raising advice, including structuring, pricing and marketing. All of our strategic advisory service clients are entities for whom Realty Capital Securities raises or has raised equity capital. For the year ended December 31, 2013, our investment banking and capital markets business had revenue of $47.9 million, all of which was attributable to American Realty Capital-sponsored products.

Our investment banking and capital markets professionals have extensive knowledge and experience in raising debt and equity capital for private and public companies. We provide advice to a range of companies regarding sources, forms and relative cost of capital. Our debt capital markets team has closed loans, and maintains ongoing contact, with a variety of lender types including global financial institutions, money center banks, regional banks, community banks, life insurance companies, and specialty finance companies. In 2013, our debt capital markets team structured and closed over $10.3 billion in debt financing arrangements, all of which was attributable to American Realty Capital-sponsored products. Our debt capital markets team sources, structures and maintains a variety of debt finance and derivative arrangements on behalf of our clients or entities for which American Realty Properties was a manager.

Our investment banking team also structures and negotiates a variety of equity capital markets arrangements on behalf of issuers and their respective sponsors, including initial public offerings, follow-on offerings, universal registration statements, Regulation S offerings, “at-the-market” offering programs and other public offerings. In 2013, our investment banking team structured approximately $22.7 billion in equity capital markets transactions, all of which was attributable to American Realty Capital-sponsored products or entities for which American Realty Properties was a manager.

We currently have a network consisting of approximately 250 broker-dealers who act as soliciting dealers for one or more of the products distributed by Realty Capital Securities.

Additionally, we have significant relationships with institutional investors that make direct investments in real estate with asset managers such as American Realty Capital. We receive fees from investment managers, including American Realty Capital, in connection with serving as an agent in securing equity capital commitments from such institutional investors. The services that we provide to investment managers in connection with private equity capital raising are similar to services we provide in other capital markets engagements.

Transaction Management Services.  Also operating under the name RCS Capital, our transaction management team is comprised of 46 professionals who provide a range of services to direct investment programs and their sponsors including: offering registration and blue sky filings, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions. We believe that the services offered by RCS Advisory complement the service offerings of our other lines of business.

Additionally, in light of RCS Advisory’s experience in providing strategic advice with respect to liquidity events and other strategic transactions for direct investment programs, we believe that our team is, in coordination with external counsel, equipped to advise issuers of other financial products as well. We intend to continue to expand the breadth of our transaction management team in order to provide services for additional investment products. For the year ended December 31, 2013, our transaction management services business had revenue of $24.4 million, substantially all of which was attributable to American Realty Capital-sponsored products.

RCS Advisory is not in the business of, and does not hold itself out as, providing legal advice to its clients. However, it does offer services that are intended to be in compliance with the complex regulatory environment surrounding the direct investment program industry.

Transfer Agency Services.  ANST is registered as a transfer agent with the SEC. ANST acts as registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital. ANST employs 25 professionals, and may act on behalf of other issuers of interests in direct investment programs and other securities, including securities issued by registered investment companies. ANST is also responsible for coordinating tax reporting efforts and the payment of distributions and redemptions, among other services. We believe ANST is well suited to manage DRIPs and share repurchase programs, which are common features of direct investment programs, because of its personnel’s knowledge of, and experience with, these features of direct investment programs and the experience of employees of our operating subsidiaries in executing transactions under DRIPs and share repurchase programs while employed by our dealer manager and other entities involved in the transfer agency business. ANST generates fees from a variety of services performed for issuers of interests in direct investment programs and registered investment companies. For the year ended December 31, 2013, our transfer agency services business had revenue of $12.6 million, substantially all of which was attributable to American Realty Capital-sponsored products.

Research Division.  In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division will augment our back office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research will benefit both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

As part of the launch of SK Research, we hired due diligence and research professionals Todd Snyder and John Kearney to head SK Research. We made an upfront payment to acquire the right to use the business name and web-based publications of Messrs. Snyder and Kearney and certain related fixed assets. We also entered into employment agreements with Messrs. Snyder and Kearney and with certain members of their team.

Prior to being hired by SK Research, Messrs. Snyder and Kearney operated Snyder Kearney LLC, or Snyder Kearney, a law firm that provided due diligence services to broker-dealers relating to alternative investment products, primarily non-traded REITs and business development companies. These services included due diligence reviews of the offerings distributed by Realty Capital Securities, as well as offerings sponsored and distributed by other unaffiliated firms. Snyder Kearney fees were reimbursed by the REITs, the business development companies or their sponsors. Snyder Kearney did not perform services for us or any of our affiliates.

In connection with our hiring of Messrs. Snyder and Kearney to join SK Research, they agreed to wind down the operations of Snyder Kearney, which has or will involve the termination of all its client engagements, none of which will be assigned or transferred to SK Research. As SK Research is not a law firm, Messrs. Snyder and Kearney and their team will no longer be providing legal services to broker-dealers. Instead, SK Research will focus on building a business that provides investment research, consulting, training and education, and due diligence. It is anticipated that, going forward, the due diligence component of SK Research’s business will represent a significantly smaller percentage of gross revenues than that of Snyder Kearney’s prior business.

SK Research will provide these services in connection with a broad range of investments, including those previously reviewed by Snyder Kearney, as well as additional investments such as traded REITs, business development companies, liquid alternative investments and other investments. SK Research’s clients are generally expected to include broker-dealers and registered investment adviser firms, as well as individual registered representatives and investment adviser representatives. Because of the nature of its business, SK Research is in the process of registering under Maryland law as an investment adviser.

Our Businesses Following the Completion of the Recent and Pending Acquisitions

Following the completion of the recent and pending acquisitions, we will incorporate two additional complementary business platforms into our existing business: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments, which will consist of Hatteras. Cetera is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit will also be incorporated into our independent retail advice platform following the completion of the pending acquisitions. We believe that the combination of these businesses with our existing businesses will make us a pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, we believe our complementary independent retail advice platform, wholesale distribution platform, and investment banking, capital markets and transaction management services platform will position us to capture value across the direct investment program lifecycle.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial retail advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera now operates, and each of the other acquired businesses will operate, as an independent operating subsidiary under its own brand and management, but with shared back-office and support systems.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We also will provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We intend to provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternatives investments, equity and fixed income securities, and other products. Each of our independent broker-dealer subsidiaries will be able to independently determine which of the products they will offer and their financial advisors will be able to select the products to recommend to their clients.

We will have the second largest network of financial advisors after giving effect to the recent and pending acquisitions, with over 9,100 in the United States that collectively have approximately $208.3 billion in assets under administration on a pro forma basis as of March 31, 2014.

The acquired businesses comprising our independent retail advice platform will operate independently as our operating subsidiaries under their own brands and management. We believe that this structure will be conducive to financial advisor retention because it will minimize disruption from the recent and pending acquisitions to their day-to-day operations and enable us to conduct back-office integration at an effective pace while realizing cost efficiencies through the elimination of duplicative processes and other streamlining. This operational independence will also facilitate our multi-brand strategy, maintaining multiple independent broker-dealer subsidiaries under their own brands and management to enable us to capitalize on their valuable brands. At the same time, we intend to integrate back-office and support systems, thus delivering services to help our financial advisors’ grow their businesses. We expect that our clearing arrangement with Pershing will enable faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

We believe that the combination of multiple independent broker-dealers under one independent retail advice platform will lower costs in other ways, including renegotiation of strategic partner fees with product sponsors and negotiation of better terms on service contracts with key vendors.

Our Financial Advisors.  Our financial advisors will be financial professionals including traditional financial advice, multi-family office, certified public accountants, bank channels, and registered investment advisers, among others, many of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and provide their clients with access to financial products and retail investment advice. Financial advisors that are engaged in the securities broker-dealer or investment advisory businesses will be registered as such with the SEC or FINRA. Financial advisors engaged in these activities will be appropriately associated with and, to the extent required, licensed employees or agents of broker-dealers or investment advisers. Certain of our financial planners may engage in other activities, such as insurance sales, appraisal services and tax planning activities, which do not require licensing or registration with a broker-dealer or investment adviser.

Our financial advisors will deliver their services through over 5,340 branch offices. They primarily will be located in rural and suburban areas in all 50 states, Washington, D.C. and Puerto Rico, and we believe they will be viewed as local providers of independent advice with access to the knowledge and resources of a nation-wide network. We believe that many of our financial advisors have entrepreneurial aspirations and will be attracted to the flexibility, control and economics inherent in our model.

Almost all of our financial advisors will be independent contractors, operating under their own business name or the brand name of one of our independent broker-dealer subsidiaries. Because our financial advisors will bear the responsibility for their own operating expenses (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies), our financial advisors generally will receive 80 – 90% of the commissions or advisory fees generated, as compared with a rate of approximately 30 – 50% which they would receive working in a traditional brokerage setting where they would not be responsible for substantially all of their operating expenses.

On a pro forma basis as of December 31, 2013, the average tenure of the financial advisors on our independent retail advice platform would have been approximately ten years, and 55% of them would have been working with one of the acquired businesses for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe translates into superior performance.

We will require financial advisors on our independent retail advice platform to possess a sufficient level of experience to enable the individual to independently operate his or her own office. We will also provide insurance agents, financial planners, accountants and other financial professionals who already provide financial services to their clients the opportunity to expand their ability to offer financial products and services to their clients.

Many financial advisors will also be authorized agents of insurance companies, and several of the acquired businesses have subsidiaries that are licensed insurance brokers, allowing them to offer insurance and annuity products directly.

Technology and Infrastructure.  Our financial advisors will rely on the infrastructure and technology of our independent retail advice platform to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management, and document retention. We intend to support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions, which we believe will enable our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practice.

Using our independent retail advice platform’s technology, we believe financial advisors and their clients will be able to open new accounts, monitor existing accounts, update client accounts, initiate and execute trading activities, view and download commission data, download client data, receive statements and confirmations electronically, and research reports or inquiries on companies, securities and other financial topics.

In 2010, Cetera completed a full build-out of its technology infrastructure to better serve its financial advisors. Its platform, SmartWorks, supports account aggregation, market intelligence and customized reporting. SmartWorks also allows financial advisors to access customer relationship management tools, account aggregation tools, financial planning tools. Cetera has also created SmartWorks Advisor, a wealth management platform that incorporates custom portfolio management tools including capabilities to effectively manage clients’ assets.

Practice Development and Operational Support.  We expect to provide our financial advisors with a wide array of practice development and operational support services which are designed to help our financial advisors launch new relationships and strengthen existing ones. The support services will include the following:

•	continuing education and support that emphasizes long-range aspects of financial planning and investment, which we believe enables our financial advisors to better inform and serve their clients;
•	advertising and public relations assistance to our financial advisors (including FINRA-approved marketing materials, corporate and product brochures, client letters and website assistance) in order to enhance their profiles, increase public awareness of our financial advisors and the products and services they offer, and to bolster their professional stature in the public’s eye;
•	a business development loan program which will provide our financial advisors with access to capital in various forms, including, in some cases, forgivable loans, to grow their practices;
•	tools that allow financial advisors to track clients and prospects and to distribute recent market commentaries and newsletters;
•	on-line learning center and forum style programs, including annual symposiums, local events and monthly conference calls, which introduce new investment strategies and improve wealth management skills; and
•	support for paperless-office imaging, workflows, and document storage.

Compliance and Supervision.  Each financial advisor will be required to obtain all appropriate licenses to conduct the type of securities or advisory business in which he or she engages, and to register in the various states in which he or she solicits customers to remain in good standing in those jurisdictions and with the SEC and FINRA.

Our obligations will include supervision of all of our affiliated financial advisors wherever they are located. We will maintain comprehensive broker-dealer and investment adviser compliance programs reasonably designed to assure that we and our financial advisors are able to operate effectively and legally during this period of rapid regulatory change and in accordance with applicable law, and we will closely monitor the activities of our financial advisors to manage risk and assess compliance with applicable laws, rules and regulations including anti-money laundering and other programs required by the PATRIOT Act. We expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary and establish an enterprise-wide risk management system.

We will maintain a professional liability “errors and omissions” insurance policy or policies which generally provide a limited degree of coverage for certain actions taken and/or omissions made by our financial advisors, employees and other agents in connection with the purchase and sale of securities and the rendering of financial advice. In addition, we will maintain a fidelity bond that provides for the reimbursement of losses incurred through certain dishonest acts by our financial advisors or employees.

Financial Products and Retail Advice.  The financial products that will be available through our independent retail advice platform will allow our financial advisors to offer traditional brokerage services as well as access to fee-based retail advice, wrap-fee programs, portfolio management services and managed account programs. Our financial advisors will also provide advisory and consulting services to retirement plans.

We expect to provide access to top financial products from various sponsors through our independent retail advice platform, including products sponsored by our affiliate, American Realty Capital, and Hatteras. Our independent broker-dealer subsidiaries will have the ability to choose which of the financial products available through our independent retail advice platform they make available to their financial advisors, and our financial advisors will have the ability to choose which financial products available from our independent broker-dealer subsidiaries they make available to their clients.

Our product diligence group will conduct due diligence on the financial products we offer, which will include variable and fixed annuities, direct investment programs, alternative investments and mutual funds. We believe our scale and experience in serving the investment needs of mass affluent investors provides us with an enhanced understanding of the products they demand. We will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

We expect to enter into arrangements with these product sponsors as our independent retail advice platform expands, and we believe our broad distribution capabilities and scale will enable us to achieve more favorable terms and better access for investment products.

We will offer specialized product training to our financial advisors and help them develop marketing strategies, which will give our financial advisors tools they need to develop more tailored investment solutions for their clients and improve the market penetration of financial products that will be offered through our independent retail advice platform.

Institutional Advisory Services.  Through Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), a self-clearing subsidiary of Cetera, we will provide customized retail investment services through banks and credit unions. For these institutions, whose core capabilities may not include investment and financial planning services, or who find the technology, infrastructure and regulatory requirements to be cost prohibitive, we provide their customers with investment services through financial advisors located on or off the premises of the institutions. These arrangements allow the institutions to focus their energy and capital on their core businesses.

Clearing.  Our independent retail advice platform will use third-party clearing brokers on a fully disclosed basis to execute and clear securities transactions on behalf of financial advisors’ clients. Pershing and the other clearing brokers in use by the acquired businesses provide services including billing, credit extension, trade execution and receipt, custody and delivery of customer securities and funds. We expect we will be able to reduce clearing costs as we will be able to negotiate a better rate for clearing services with Pershing, which currently provides such services for Cetera and the majority of the other acquired businesses that will comprise our independent retail advice platform. Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) will remain self-clearing.

Investment Management

Our investment management platform, which primarily will involve fund-of-funds investments, will provide investment advisory, distribution and other services, such as transfer agent and fund administration services, to the Hatteras family of funds. The Hatteras family of funds includes retail mutual funds (both open- and closed-end funds) with approximately $2.7 billion in assets under management as of March 31, 2014.

A broker-dealer subsidiary of Hatteras will act as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

The Hatteras funds include:

•	The Hatteras Core Alternatives Fund, which was designed to provide financial advisors and their clients with a core alternative investment solution and allocates to more than 140 managers across five strategies encompassing both hedge funds and private investments.
•	The Hatteras Alternative Mutual Funds, which were designed to provide investors access to alternative strategies in daily liquid, mutual fund solutions and currently include: (1) Hatteras Alpha Hedged Strategies Fund, designed to provide alternative investment exposure within asset allocation model; (2) Hatteras Hedged Strategies Fund, designed to provide a complete allocation to hedged strategies, Multi-Strategy and Multi-Manager; (3) Hatteras Long/Short Equity Fund, designed as a non-directional long/short equity fund; (4) Hatteras Long/Short Debt Fund, designed to provide protection from changing interest rates, with income provided through quarterly distributions; and (5) Hatteras Managed Futures Strategies Fund, designed to provide low correlation to equities, bonds, and other alternative investments.
•	Hatteras Disciplined Opportunity Fund, which seeks to consistently outperform the broader equity market on a risk-adjusted basis in both rising and declining markets by buying call options on the S&P 500 Composite Stock Price Index to create broad market exposure, and buying and writing (selling) additional call and put options on the index to enhance market returns and reduce market losses.
•	Hatteras PE Intelligence Fund, which seeks investment results comparable to the returns of the Nomura QES Modeled Private Equity Returns Index, a daily liquid index targeting returns similar to those which may be achieved through a global broad-based investment in private equity buyout funds.

The Recent and Pending Acquisitions

As part of our plan to expand, diversify and grow our business, which includes the exchange transactions and our expansion into complementary businesses, we have acquired Cetera and entered into the pending acquisitions to acquire the acquired businesses pursuant to the terms and conditions described below.

In connection with the Cetera acquisition, we also entered into the Cetera financings and, together with our affiliates, entered into certain other agreements related thereto.

Overview of the Acquired Businesses

The following table sets forth certain operating metrics of acquired businesses which will comprise our independent retail advice platform as of March 31, 2014 (except as otherwise noted).

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera(2)	$152.0 billion	6,833	$174	(3)	1,036	4,544
First Allied	$33.7 billion	1,194	$294		419	583
ICH	$8.9 billion	452	$211		106	340
J.P. Turner	$4.3 billion	323	$257		46	176
Summit	$9.4 billion	324	$284		50	238
Total	$208.3 billion	9,126	$199	(4)	1,657	5,881

(1)	For the year ended December 31, 2013.
(2)	The Cetera acquisition was completed on April 29, 2014.
(3)	Based on pro forma 2013 revenues.
(4)	Represents the weighted average.

The following is a summary of each of the other acquired business (excluding Summit) and the agreement related to each of the other pending acquisitions (excluding the merger) and commitments for financing in connection therewith.

The Cetera Acquisition

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) and Cetera Financial Specialists LLC. With approximately 6,833 financial advisors in 4,544 branch offices across the United States, $152.0 billion in assets under administration and approximately 1,325,000 clients as of March 31, 2014, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the year ended December 31, 2013 on a pro forma basis.

Pursuant to the Cetera merger agreement, each outstanding share of Cetera’s common stock and, on an as converted basis, preferred stock was converted into the right to receive the per share merger consideration at closing. We paid aggregate consideration of $1.15 billion in cash including repayment of $208.5 million of debt of Cetera at closing.

At closing, $50.0 million of the consideration was withheld and deposited into an escrow account, of which: (i) $8.0 million is to be utilized for any post-closing adjustment payments; (ii) $40.0 million is to be utilized for any indemnification payments to which we may be entitled; and (iii) up to $2.0 million is to be utilized for fees and expenses of Cetera’s stockholder representative.

Concurrently with the closing of the Cetera acquisition, employment agreements or offer letters between us and, certain officers and senior managers of Cetera became effective. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

The representations and warranties of the parties to the Cetera merger agreement will survive the closing of the Cetera acquisition for a period of one year. Subject to certain limitations, including, among other things, an $8.0 million deductible that applies to breaches of most of Cetera’s representations and warranties before we would be entitled to recover any losses, the stockholders of Cetera have agreed to indemnify us, solely from the $40.0 million indemnity escrow fund, for breaches of Cetera’s representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, including, among other things, an $8.0 million deductible, we have agreed to indemnify the stockholders of Cetera for breaches of our representations, warranties, covenants and agreements.

The First Allied Acquisition

First Allied is a leading independent broker-dealer with approximately 1,194 financial advisors in 583 branch offices across the United States, $33.7 billion in assets under administration and approximately 419,000 clients as of March 31, 2014. First Allied had approximately $294,000 in gross revenue per financial advisor for the year ended December 31, 2013.

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied, or the First Allied shares, following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto, or the original First Allied merger agreement. Under the original First Allied merger agreement, the effective cost of the acquisition of First Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration.

A portion of the merger consideration was paid by the issuance of exchangeable notes by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million paid to the former owners of First Allied and $32.0 million in First Allied indebtedness outstanding immediately following consummation of the merger. Interest on the First Allied notes, which mature on September 25, 2016, accrues at the annual rate of 5%. The interest rate on the First Allied notes does not include the additional value of the conversion option to the sellers. Interest expense in respect of the First Allied notes was $1.3 million for the period from September 25, 2013 through May 9, 2014. Holders of the First Allied notes have the option, at certain specified times, to exchange their First Allied notes for shares of our Class A common stock at an exchange price of $23 per share. RCAP Holdings has the right to deliver cash in an amount equal to the then existing value of such shares of our Class A common stock in lieu of such shares. RCAP Holdings is responsible for any cash or Class A common stock issuable on exchange of the First Allied notes, and RCAP Holdings has agreed to reimburse us for any amounts released from the escrow described below to pay cash on exchange of the First Allied notes pursuant to a separate agreement. See “ — Relationships and Related Party Transactions — The First Allied Reimbursement Agreement.”

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital. The Original FA Acquisition Indebtedness was scheduled to mature on September 25, 2015, and the effective interest rate of the Original FA Acquisition Indebtedness from September 25, 2013 through April 28, 2014, when the Original FA Acquisition Indebtedness was refinanced, was 4.54% per annum, resulting in a total interest expense of $1.1 million for such period. On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. The initial interest rate on the refinanced indebtedness is 6.5% per annum. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of our Class A Common Stock held by RCAP Holdings to RCAP Equity, LLC, which shares then were pledged by RCAP Equity, LLC to secure American Realty Capital’s obligation under the refinanced indebtedness. RCAP Equity, LLC, a newly formed entity controlled by Messrs. Schorsch and Kahane, was formed expressly to be a guarantor under the refinanced indebtedness. The remaining shares of our Class A common stock and Class B common stock held by RCAP Holdings have been pledged by RCAP

Holdings to secure the bank facilities. See “ — Relationships and Related Party Transactions — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital,” “Relationships and Related Party Transactions — The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders” for more information.

On April 3, 2014, we entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, immediately following consummation of the contribution, $33.8 million of First Allied indebtedness (which we expect will be repaid with the proceeds from this offering and the concurrent public offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $370.6 million, based on the closing price for our Class A common stock of $32.90 per share on May 9, 2014. Accordingly, the effective cost to us for the First Allied acquisition will be $404.4 million (including $33.8 million of First Allied indebtedness and assuming a closing price for our Class A common stock of $32.90 per share on the date of consummation of the contribution), which is $227.4 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

Under the terms of the bank facilities we entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness, our obligations under the bank facilities also will be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied contribution agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the original First Allied merger agreement. Any outstanding First Allied notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration in connection with the original First Allied merger agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the bank facilities if an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014. Amounts on deposit in the special escrow would be released to repay the First Allied notes or once the First Allied notes have otherwise been satisfied.

The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost used to compensate RCAP Holdings for the use of its capital was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range, or 21.5%, to determine the carrying cost. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%. The effective weighted blended interest rate on the First Allied notes and the Original FA Acquisition Indebtedness from September 25, 2013 through May 31, 2014 was 4.71% per annum, resulting in a total interest expense of $1.1 million for such period, not including the value of the conversion option on the First Allied notes.

The board of directors, when it established the purchase price for the First Allied acquisition in January 2014, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied acquisition by the board of directors. The cash of First Allied could increase or decrease prior to the date of closing of the First Allied acquisition, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied acquisition.

Pursuant to the First Allied contribution agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied contribution agreement will generally survive the closing of the First Allied acquisition for a period of 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied acquisition is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A common stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied contribution agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The Hatteras Acquisition

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that includes seven open-end mutual funds and one closed-end fund as of March 31, 2014.

On October 1, 2013, we entered into the Hatteras purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of ours will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

We will pay aggregate estimated consideration of $40.0 million in cash to certain sellers associated with Hatteras, subject to certain adjustments, and earn-out payments in 2016 and 2018 based on Hatteras’ pre-tax net income.

Pursuant to the Hatteras purchase agreement, the consideration will be adjusted based on Hatteras’ net working capital at closing and, in an amount not to exceed $3.0 million, based on Hatteras’ net assets under management at closing and projected consolidated pre-tax net income from the date of the closing of the purchase through December 31, 2013. The consideration, as adjusted, will be payable: (i) 75.0% on the closing date of the Hatteras purchase; (ii) 7.5% on the first anniversary of the closing date; (iii) 7.5% on the second anniversary of the closing date; and (iv) 10.0% on the third anniversary of the closing date.

Pursuant to the Hatteras purchase agreement, we also have agreed to make two earn-out payments to the sellers calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in: (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

The earn-out payments will be accelerated if an “acceleration event,” defined, among other things, as any of certain changes of control, insolvency events or defaults on our indebtedness, occurs before December 31, 2018, in which case the sellers will be entitled to an amount equal to $40.0 million, less the amount of any earn-out payments actually paid.

Concurrently with the signing of the Hatteras purchase agreement, certain officers and senior managers of Hatteras entered into employment agreements or offer letters with Hatteras (as the entity surviving the Hatteras acquisition) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Hatteras purchase agreement, we and Hatteras have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the Hatteras business during the period in which the earn-out payments are payable, including, subject to certain exceptions, that we will conduct the Hatteras business in a manner substantially consistent with the past practice of the sellers. The sellers have also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of Hatteras’ business prior to the completion of the Hatteras acquisition.

The representations and warranties contained in the Hatteras purchase agreement will generally survive the closing of the Hatteras acquisition for a period of 24 months post-closing. Subject to certain limitations, including, among other things, a cap of $6.5 million and a deductible of $600,000 that applies to breaches of most of the sellers’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, we have agreed to indemnify the sellers for breaches of our representations, warranties, covenants and agreements.

The completion of the Hatteras purchase is subject to various conditions, including, among other things, approval from FINRA of the proposed change of control of Hatteras’ broker-dealer subsidiaries, the repayment of all indebtedness of Hatteras, maintenance of required regulatory net capital by Hatteras’ broker-dealer subsidiaries and other customary closing conditions. Moreover, our obligation to close is subject to the conditions that Hatteras must maintain certain agreed levels of “assets under management” and “projected pre-tax net income,” as such terms are defined in the Hatteras purchase agreement.

The Hatteras purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to June 30, 2014.

The J.P. Turner Acquisition

J.P. Turner is a retail broker-dealer and investment adviser with approximately 323 financial advisors in 176 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 46,000 clients as of March 31, 2014. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the year ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, we entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of ours will purchase all outstanding membership interests in J.P. Turner held by the sellers.

We will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of our Class A common stock, subject to certain adjustments and earn-outs.

Pursuant to the J.P. Turner purchase agreement, the consideration will be paid in two installments. At closing, subject to a working capital adjustment, we will pay to the sellers (i) $11.34 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $4.86 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the closing. On the first anniversary of the closing, subject to a downward adjustment if J.P. Turner does not meet combined revenue or EBITDA targets for the fiscal year ended December 31, 2013, we will pay to the sellers (i) $7.56 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $3.24 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the first anniversary of the closing.

Pursuant to the J.P. Turner purchase agreement, we also have agreed to make earn-out payments to the sellers up to 50% in cash and not less than 50% in our Class A common stock if revenue or EBITDA targets are met for each of the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016. These earn-out payments are also subject to an annual dollar cap of $2,516,667.

Pursuant to the J.P. Turner purchase agreement, we and J.P. Turner have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the J.P. Turner business during the period in which the earn-out payments are payable, including, not taking any action outside the ordinary course of business the primary purpose of which is to eliminate or reduce any earn-out payment. J.P. Turner has also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of its business prior to the completion of the J.P. Turner acquisition.

The representations and warranties contained in the J.P. Turner purchase agreement will generally survive the closing of the J.P. Turner acquisition for a period of 18 months. Subject to certain limitations, including, among other things, a cap of $1.75 million and a deductible of $100,000 that applies to most breaches of J.P. Turner’s representations and warranties before we would be entitled to recover any losses, J.P. Turner has agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $1.75 million and a deductible of $100,000, we have agreed to indemnify J.P. Turner for breaches of our representations, warranties, covenants and agreements.

The completion of the J.P. Turner acquisition is subject to various conditions, including, among other things, completion by us of the Cetera acquisition, approval from FINRA of the proposed change of control of J.P. Turner’s broker-dealer subsidiary, maintenance of required regulatory net capital by J.P. Turner’s broker-dealer subsidiary and other customary closing conditions. Moreover, our obligation to close is subject to the conditions that J.P. Turner must maintain certain agreed levels of “assets under administration”, as such term is defined in the J.P. Turner purchase agreement.

The J.P. Turner purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the acquisition does not occur on or prior to September 30, 2014, which will automatically be extended to December 31, 2014 if, as of September 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval or completion by us of the Cetera acquisition.

The Summit Acquisition

On November 16, 2013, we entered into the Summit merger agreement with Summit, and, on March 17, 2014, the Summit merger agreement was amended. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, a wholly owned subsidiary of ours will merge with and into Summit, with Summit surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $49.0 million, of which approximately 80% will be in cash and approximately 20% will be in shares of our Class A common stock. The number of shares of our Class A common stock to be delivered by us will be determined based on the volume weighted average closing sale price per share of our Class A common stock for the ten consecutive trading days ending on the second trading day immediately prior to the closing of the Summit acquisition, up to a maximum of $28.00 per share. In addition, Summit shareholders will receive cash contributed by Summit from payments received by Summit in respect of option or warrant exercises and distributions of normalized net capital in an amount determined in accordance with a formula set forth in the Summit merger agreement. The Summit merger agreement also entitles the holders of shares of Summit common stock to the pro rata portion of any tax refunds received by us as a result of certain net operating losses incurred by Summit with respect to its stub 2014 tax year and certain prior tax years.

Pursuant to the Summit merger agreement, all outstanding restricted stock units and certain warrants and options of Summit will vest as of immediately prior to the closing and their holders will receive their pro rata share of the consideration, and certain options and warrants will be assumed by us and converted into options and warrants to purchase our Class A common stock.

Concurrently with the signing of the Summit merger agreement, the executive officers of Summit entered into employment agreements with Summit (as the entity surviving the Summit acquisition) and certain senior managers of Summit entered into employment term sheets with Summit’s broker-dealer subsidiary, in each case, that will become effective at the closing of the Summit acquisition. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Summit merger agreement, we and Summit have made certain customary representations and warranties to each other and agreed to customary covenants. We have also agreed that if, prior to the closing of the Summit acquisition, Summit’s broker-dealer subsidiary suffers a diminution in net capital such that its net capital is insufficient to meet its then current minimum net capital requirement, then we will promptly extend to Summit a subordinated loan in an amount equal to such shortfall (but not to exceed $5.0 million).

The completion of the Summit acquisition is subject to various conditions, including, among other things, approval and adoption of the Summit merger agreement by the Summit shareholders, the approval by FINRA of the proposed change of control of Summit’s broker-dealer subsidiary, the effectiveness of a registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued as consideration and other customary closing conditions. Moreover, our obligation to close is also subject to the conditions that (i) we not be required to pay at closing (in each case, subject to any stock elections) cash in an amount in excess of $39.2 million in the aggregate and issue shares of our Class A common stock in an amount in excess of $9.8 million in the aggregate; (ii) dissenting shares represent less than 7.0% of the outstanding common stock of Summit; and (iii) Summit maintain certain agreed levels of financial advisors that have generated a stated level of “gross dealer concessions” and Summit’s broker-dealer subsidiary maintain certain minimum levels of “net capital,” as such terms are defined in the Summit merger agreement.

The Summit merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the merger has not occurred on or prior to June 30, 2014, which will automatically be extended to August 31, 2014 if, as of June 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval.

Summit has agreed, subject to certain exceptions with respect to unsolicited proposals, not to solicit or negotiate competing acquisition proposals or recommend or enter into any alternative business combinations. However, after receiving an unsolicited acquisition proposal, the Summit board may withdraw its recommendation in favor of the approval and adoption of the Summit merger agreement, terminate the Summit merger agreement and enter into an alternative business combination agreement if, among other conditions, (i) the Summit board determines in good faith after consultation with its legal and financial advisors that the proposal constitutes a “superior proposal” and failure to withdraw its recommendation would be inconsistent with its fiduciary duties; (ii) we have declined to match such proposal; and (iii) concurrently with such termination, Summit pays to us a termination fee in the amount of $1.4 million and expenses in the amount of $600,000. The Summit merger agreement contains certain additional termination rights for Summit and us, which may require Summit to pay to us the same termination fee and/or expenses, as well as a termination right of Summit if, under the circumstances described in the Summit merger agreement, at the closing we fail to deposit an amount of cash (not to exceed $39.2 million) sufficient to pay the cash consideration payable under the Summit merger agreement to holders of Summit common stock and common stock equivalents, in which case we must pay to Summit a $1.0 million termination fee.

The Cetera Financings

In order to complete the Cetera acquisition, we concurrently entered into the Cetera financings and certain other agreements related thereto.

The components of the Cetera financings and their respective amounts are set forth in the table below.

Financing	Amount ($ in millions)
Barclays and Bank of America – First Lien Term Facility	$575 (1)
Barclays and Bank of America – Second Lien Term Facility	150 (2)
Barclays and Bank of America – Revolving Facility	25 (3)
Luxor – Convertible Notes	120 (4)
Luxor – Convertible Preferred Stock	270 (5)
Luxor – Luxor Common Stock	50 (6)
TOTAL	$1,175	(7)
(1)	The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, and it is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the merger, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.
(2)	The second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million.
(3)	No amounts under the revolving facility were drawn down at the closing of the Cetera financings and no amount is outstanding under the revolving facility as of May 9, 2014.
(4)	Represents face amount to be issued at a price of $666.67 per $1,000 of par value. Accordingly, the gross proceeds to us upon issuance were $80.0 million. The convertible notes will be convertible into approximately 5,665,722 shares of our Class A common stock (estimated based on an assumed conversion price of $21.18 per share, which is the conversion price applicable as of May 9, 2014 pursuant to the terms of the convertible notes).
(5)	Represents aggregate liquidation preference to be issued at a price of 88.89% of the liquidation preference per share. Accordingly, the gross proceeds to us upon issuance were $240.0 million. The convertible preferred stock is convertible into approximately 13,326,752 shares of our Class A common stock (estimated based on an assumed conversion price of $20.26 per share, which is the conversion price applicable as of May 9, 2014 pursuant to the terms of the convertible preferred stock).
(6)	To be purchased in the concurrent private offering.
(7)	The actual proceeds we received at the closing of the Cetera financings (following the payment of fees and expenses due at closing) was $1,005.6 million.

The following table summarizes the relevant agreements entered into with the Banks, Luxor, and the members of RCAP Holdings comprising and in connection with the Cetera commitments, the arrangements entered into in connecting with the signing of the Cetera merger agreement pursuant to which the Cetera financings were entered into concurrently with the closing of the Cetera acquisition which are described in more detail below:

Counterparty	Agreement	Description
Barclays and Bank of America	Bank commitment	Agreement to provide us with the bank facilities
Luxor	Class A Common Stock	Agreement to purchase the Luxor common stock
Luxor	Convertible Preferred Stock and Convertible Notes	Agreement to purchase the convertible preferred stock and the convertible notes
Luxor	Registration Rights	Agreement by us to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock and other securities issued to Luxor

Counterparty	Agreement	Description
Luxor, RCS Capital Management and the members of RCAP Holdings	Membership Interests in RCS Capital Management	Agreement by Luxor to purchase 23.5% of the membership interests in RCS Capital Management, subject to (i) downward adjustment to no less than 17.5% (depending on the size of this offering), (ii) a call right for RCS Capital Corporation, and (iii) a put right for Luxor
Luxor	Board Rights	Luxor received the right to designate an independent director to our board of directors and appoint a board observer and received the right to appoint directors under certain other circumstances
Luxor, RCAP Holdings, RCS Capital Management and the members of RCAP Holdings	Restricted Covenants Agreement	Agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with us
Luxor, RCAP Holdings and the members of RCAP Holdings	Corporate Reorganization	Agreement relating to the exchange transactions and other corporate reorganization steps to be taken
Luxor and the members of RCAP Holdings	Put Rights	Agreement by the members of RCAP Holdings to purchase from Luxor up to 50% of the convertible preferred stock at Luxor’s request

The Bank Facilities

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years, or the revolving facility and, together with the term facilities, the bank facilities.

As of the closing of the bank facilities and as of May 9, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at the closing of the Cetera financings.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility were used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera acquisition and for general corporate purposes.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00 and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The bank facilities include the requirement to prepay the aggregate principal amount of the bank facilities in the amount of 50% of “Excess Cash Flow” (as defined in the bank facilities), subject to reduction based on the First Lien Leverage Ratio (as defined in the bank facilities).

The first lien term facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the merger, $34.0 million.

The bank facilities provide for customary events of default and also provide for an event of default if (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014 or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding First Allied indebtedness, which is required to occur by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include 12,851,999 shares of our Class A common stock and the sole outstanding share of our Class B common stock held by RCAP Holdings. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company. See “Principal Stockholders.”

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings, us, and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equityholders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

The Luxor Financings

As part of the Cetera financings, on April 29, 2014, we, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase shares of our Class A common stock, which we refer to as the Luxor common stock, in the concurrent private offering. We also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

The proceeds from the Luxor securities were used by us to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance certain existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses.

We will pay certain premiums, fees and expenses in the aggregate amount of $20.0 million in connection with the Luxor financings, all of which will be paid from the proceeds of this offering and the concurrent private offering.

The Luxor Common Stock.  If we raise at least $150.0 million in gross proceeds in a well-marketed, underwritten public offering, Luxor has agreed to purchase at the same price as the shares sold in any well-marketed, underwritten public offering, $50.0 million of Class A common stock from us, in a concurrent private offering. If we raise less than $150.0 million in gross proceeds in a well-marketed, underwritten public offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from such well-marketed, underwritten public offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this proxy statement/prospectus.

The Convertible Preferred Stock.  On April 29, 2014, we issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of our Class A common stock on the same terms as actual shares of convertible preferred stock.

The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates who purchased the convertible preferred stock. Pursuant to this agreement, at any time during the

90-day period beginning on October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock) of the convertible preferred stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Convertible Notes.  On April 29, 2014, we issued $120,000,000 aggregate principal amount of convertible notes to affiliates of Luxor in a private placement. The convertible notes are our senior unsecured obligations, but they are subordinate to the bank facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of (i) $21.18 per share of Class A common stock, and (ii) 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes contain customary events of default and negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (with similar, but less restrictive exceptions as the bank facilities), asset dispositions, acquisitions and transactions with affiliates. The convertible notes are not redeemable by us prior to their maturity date without the consent of Luxor.

Other Agreements with Luxor.  We, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014.
•	Management Interest in RCS Capital Management. On April 29, 2014, Luxor purchased 23.5% (subject to downward adjustment to no less than 17.5% based upon the gross proceeds received by us in a well-marketed, underwritten public offering) of the membership interests in RCS Capital Management, or the Luxor percentage interest, for $15.3 million. We have also entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we have the right to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor has the right to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is equal to 15% multiplied by the then existing percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock). As of May 9, 2014, 614,735 shares of our Class A common stock would be issuable upon exercise of Luxor’s put right.

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to us for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

•	Board rights. Luxor has the right to designate an independent director to our board of directors and appoint a board observer, for as long as Luxor owns at least $25.0 million of convertible preferred stock. Pursuant to this right, our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and a board observer, effective as of February 10, 2014. Additionally, if, after

April 29, 2016, we are more than 18 months in arrears on the payment of dividends the convertible preferred stock and Luxor still owns at least 50% of the outstanding convertible preferred stock, and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if at any time Luxor owns at least 50% of the outstanding convertible preferred stock and there is a Bankruptcy Event (as defined in the certificate of designation related to the convertible preferred stock) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. RCAP Holdings, RCS Capital Management and the members of RCAP Holdings (who are also members of RCS Capital Management, American Realty Capital, RCAP Equity, LLC and RCS Holdings) entered into a restrictive covenants agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of Luxor’s commitment to provide the Luxor financings, or until January 16, 2016, subject to certain termination events.
•	Corporate reorganization. RCAP Holdings and the members of RCAP Holdings agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby RCAP Holdings will (i) contribute its equity interest in First Allied to us, which we expect will occur through the completion of the First Allied acquisition; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock; and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014 and were, except for the First Allied acquisition (which was subsequently approved by our board of directors), implemented as part of the exchange transactions.

RCAP Holdings and the members of RCAP Holdings also agreed with Luxor to use their reasonable best efforts to cause us to amend the rights of our Class B common stock to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, or February 11, 2016, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem RCAP Holdings’ (or the members of RCAP Holdings’) beneficial ownership of any outstanding Class B common stock owned by RCAP Holdings for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election the closing price of our Class A common stock is greater than $30 per share. See “— Our Structure and The Exchange Transactions” for further details. We would be prohibited from effecting this redemption by the restricted payments covenant contained in the bank facilities as currently in effect. See “ — The Bank Facilities” for further details.

Our Structure and The Exchange Transactions

The Exchange Transactions

On February 11, 2014, we engaged in a series of transactions, which we refer to as the exchange transactions, to restructure our capital structure and the ownership structure of our operating subsidiaries. The exchange transactions were effected as part of our overall plan of growth of our business through the recent and pending acquisitions, RCAP’s proposed public offering, the concurrent private offering and the Cetera financings. The exchange transactions simplified our capital structure, and we believe that making our ownership structure more straightforward and more understandable benefits our stockholders and enhances our ability to obtain financing in the future.

Prior to completion of the exchange transactions, each of Realty Capital Securities, RCS Advisory and ANST had Class A Units and Class B Units outstanding (in addition to LTIP Units). RCAP Holdings owned 100% of the Class B Units. The Class B Units owned by RCAP Holdings had none of the voting rights and an aggregate of 90.6% of the economic rights in Realty Capital Securities, RCS Advisory and ANST. We owned 100% of the Class A Units. The Class A Units had all of the voting rights and 9.4% of the economic rights in Realty Capital Securities, RCS Advisory and ANST.

As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. As a result, RCAP Holdings continues to have none of the voting rights in Realty Capital Securities, RCS Advisory and ANST and retains a de minimis amount of the economic rights. Moreover, under our certificate of incorporation, RCAP Holdings, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of our company, and thereby controls our company. Class B common stock continues to have no economic rights.

On February 10, 2014, we formed RCS Holdings, and, on February 11, 2014, we contributed to RCS Holdings 26,499,999 Class A Units of each of Realty Capital Securities, RCS Advisory and ANST in consideration for 26,499,999 Class A Units of RCS Holdings. In addition, RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of Realty Capital Securities, RCS Advisory and ANST in consideration for 1,325,000 LTIP Units of RCS Holdings, which were subject to the OPP. See “— Relationships and Related Party Transactions — Limited Liability Company Agreement of RCS Holdings.” On April 28, 2014, in connection with the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended which resulted in RCS Capital Management earning 310,947 LTIP Units and forfeiting 1,014,053 LTIP Units under the OPP. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed its 310,947 earned LTIP Units to its then current members, each of whom then became a member of RCS Holdings. See “— Other Agreements with Luxor — Membership Interest in RCS Capital Management.” As a result, RCS Holdings is wholly owned by us (except for the LTIP Units) and all of our interests in Realty Capital Securities, RCS Advisory and ANST are owned by RCS Holdings.

All of our interests in Cetera and the other acquired businesses will also be owned, directly or indirectly, by RCS Holdings following the completion of the recent and pending acquisitions.

The exchange transactions are subject to FINRA approval, which has not yet been obtained. See “Risk Factors — Risks Related to the Securities Industry — RCAP’s ability to raise capital in a timely manner in the amount that RCAP may require and effect changes in ownership, including through the exchange transactions, is limited by the operation of Rule 1017.”

Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B common stock without holding any Class B Units. Following this amendment, the remaining Class B Units owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings through its ownership of the Class A Units.

Luxor, RCAP Holdings and the members of RCAP Holdings, have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings, although we would be prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock, and it would be for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. If we elect to exercise this redemption right, RCAP Holdings will no longer have the ability to control us by virtue of its ownership of the sole outstanding share of our Class B common stock. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”

Our Structure

The diagram below depicts our current organizational structure.

(1)	The members of RCAP Holdings, LLC, (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block), are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC, and RCS Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share, and there were 28,317,237 shares outstanding as of May 9, 2014.
(3)	The sole outstanding share of our Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings, LLC and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of its Class B common stock to be amended during or after February 2016 to allow RCS Capital Corporation to redeem any outstanding Class B common stock owned by RCAP Holdings, LLC for cash, but RCAP is currently prohibited from doing so by the restricted payments covenant contained in the bank facilities. Any such redemption would also be subject to RCAP obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”
(4)	Luxor does not own any shares of RCAP Class A common stock as of the date of this proxy statement/prospectus. Assuming the issuance of all 18,992,474 million shares of RCAP Class A common stock issuable upon conversion at the conversion rate applicable as of May 9, 2014 to all of the convertible preferred stock and all of the convertible notes held by Luxor and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Luxor would control 20.1% of RCAP’s combined voting power and Messrs. Schorsch and Kahane, through their control of RCAP Holdings, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of RCAP Class A common stock, would control 75.11% of our combined voting power.

(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to (i) downward adjustment to no less than 17.5% (depending on the size of RCAP’s proposed public offering), (ii) a call right for RCS Capital Corporation, and (iii) a put right for Luxor. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	The members of RCAP Holdings, LLC also own LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “— Management — 2013 Manager Multi-Year Outperformance Agreement.”
(7)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its operating subsidiaries as an intermediate holding company.
(8)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of our operating subsidiaries, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings, LLC through its ownership of the Class A Units.
(9)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers.
(10)	All of the equity interests of First Allied Holdings Inc. currently are owned by RCAP Holdings, LLC. Following the completion of the First Allied acquisition, such equity interests will be owned by RCS Capital Corporation.
(11)	See “— Relationships and Related Party Transactions — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.”
(12)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

The diagram below depicts our organizational structure after giving effect to the Cetera financings, and the completion of the recent and pending acquisitions.

(1)	The members of RCAP Holdings, LLC, (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block), are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC, and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share. The number of shares of Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that 1,083,890 shares of Class A common stock will be issued in connection with the pending acquisitions, estimated based on $32.90 per share of our Class A common stock, the closing price on May 9, 2014.
(3)	The sole outstanding share of our Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Pursuant to an agreement entered into between Luxor, RCAP Holdings and the members of RCAP Holdings, LLC, the rights of our Class B common stock may be amended by February 2016 to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are currently prohibited from doing so by the restricted payments covenant contained in the bank facilities. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”
(4)	Does not include an estimated 19,607,209 shares of our Class A common stock issuable on conversion at the conversion rate applicable as of May 9, 2014 to all of the convertible preferred stock and all of the convertible notes issued to Luxor as part of the Cetera financings and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Assuming the issuance of all such shares of our Class A common stock Luxor would control 20.46% of our combined voting power.
(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to (i) downward adjustment to no less than 17.5% (depending on the size of RCAP’s proposed public offering), (ii) a call right for RCS Capital Corporation, and (iii) a put right for Luxor. See “— The

Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its subsidiaries as an intermediate holding company.
(7)	Realty Capital Securities, LLC is an operating subsidiary of RCS Capital Corporation and a FINRA member.
(8)	Subsidiaries of First Allied Holdings Inc. currently include First Allied Securities, Inc., which is a FINRA member and a SEC-registered investment adviser, First Allied Advisory Services, Inc. and First Allied Asset Management, Inc., which are SEC-registered investment advisers, and Legend Group Holdings, LLC. Subsidiaries of Legend Group Holdings, LLC currently include Legend Advisory Corporation, which is a SEC-registered investment adviser, and Legend Equities Corporation, which is a FINRA member and a licensed insurance agency.
(9)	Subsidiaries of Summit Financial Services Group, Inc. currently include Summit Brokerage Services, Inc., which is a FINRA member, Summit Financial Group, Inc., which is a SEC-registered investment adviser, and SBS Insurance Agency of Florida, Inc., which is a licensed insurance agency.
(10)	Investors Capital Holdings, LLC is the name of the entity that will survive the ICH acquisition. Subsidiaries of Investors Capital Holdings, Ltd. currently include Investors Capital Corporation, which is a FINRA member and a SEC-registered investment adviser, Advisor Direct, Inc., which is a FINRA member and ICC Insurance Agency, Inc., which is a licensed insurance agency.
(11)	The subsidiary of RCS Capital Corporation formed to acquire the Hatteras Funds Group will do business as Hatteras Funds, LLC. The Hatteras Funds Group currently includes Hatteras Capital Distributors LLC, which is a FINRA member, and Hatteras Investment Partners, which is a SEC-registered investment adviser.
(12)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers. Cetera Financial Holdings, Inc. is currently an operating subsidiary of RCS Capital Corporation.
(13)	The subsidiary of RCS Capital Corporation formed to acquire J.P. Turner & Company, LLC, which is a FINRA member, and J.P. Turner & Company Capital Management, LLC, which is a SEC-registered investment adviser, will do business as J.P. Turner & Company, LLC.
(14)	RCS Advisory Services, LLC is currently an operating subsidiary of RCS Capital Corporation.
(15)	American National Stock Transfer, LLC is currently an operating subsidiary of RCS Capital Corporation and a SEC-registered transfer agent.
(16)	The members of RCAP Holdings, also own LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “— Management — 2013 Manager Multi-Year Outperformance Agreement.”
(17)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings, LLC through its ownership of the Class A Units.
(18)	See “— Relationships and Related Party Transactions — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.”
(19)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

Selected Historical Financial Data

Presented below is the selected consolidated financial data of our company and our operating subsidiaries as of and for the periods indicated. The following selected financial data of our company and our operating subsidiaries should be read in conjunction with, and are qualified by reference to, “— Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected operating data for the years ended December 31, 2013, 2012 and 2011 and the selected statement of financial condition data as of December 31, 2013 and 2012 have been derived from the audited financial statements of our company included elsewhere in this proxy statement/prospectus. The selected operating data for the years ended December 31, 2010 and 2009, and the selected statement of financial condition data as of December 31, 2011, 2010 and 2009, have been derived from audited financial statements of Realty Capital Securities that are not included in this proxy statement/prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

	Historical
	Year Ended December 31,
($ in thousands)	2013	2012	2011	2010	2009
Selected Operating Data:
Revenue	$886,495	$287,497	$174,729	$114,131	$28,219
Operating expenses	785,943	280,085	170,987	116,513	32,230
Provision for income taxes(1)	2,202	—	—	—	—
Net income (loss)	$98,350	$7,412	$3,742	$(2,382)	$(4,011)
Statement of Financial Condition Data:
Cash	$45,744	$12,683	$3,941	$4,157	$1,730
Total assets	111,127	16,211	5,406	7,491	5,089
Total liabilities	31,601	10,485	2,538	4,324	1,763
Total stockholders’ equity	44,856	5,726	2,868	3,167	3,326
Non-controlling interest	34,670	—	—	—	—
Other Data:
Direct investment equity capital raised(2)	$8,629,800	$2,952,061	$1,765,125	$1,147,912	$284,438
Basic and diluted earnings per share of Class A common stock	1.04	—	—	—	—
Cash dividends declared per share of Class A common stock	0.54	—	—	—	—

(1)	During the years ended December 31, 2012, 2011, 2010 and 2009, Realty Capital Securities was the only one of our operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).
(2)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of our company on a pro forma basis for the merger, the recent and pending acquisitions, including the merger, the proposed public offering and the concurrent private offering as of and for the periods indicated.

	Pro Forma for the Merger	Pro Forma for the Recent and Pending Acquisitions and Offerings
($ in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2013
	(unaudited)	(unaudited)
Selected Operating Data:
Revenue	$2,078,262	$2,576,709
Operating expenses	2,099,559	2,595,860
Provision for income taxes	(46,137)	—
Net income (loss)	$24,840	$(19,151)
Statement of Financial Condition Data:
Cash	$(77,732)	$244,185
Total assets	1,694,598	2,355,962
Total liabilities	1,356,251	1,532,327
Total equity	338,347	823,635

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information in this section includes forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Additionally, if the pending acquisitions are consummated, the independent retail advice platform will represent a substantial part of our business, and accordingly, our historical results may not be indicative of our performance in the future.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of our company included elsewhere in this proxy statement/prospectus. The historical financial data for the year ended December 31, 2013 discussed below reflect the historical results of operations and financial condition of RCS Capital Corporation and subsidiaries. Due to the limited operating history of RCS Capital Corporation, the historical financial data for the years ended December 31, 2012 and 2011 discussed below reflect the historical results of operations and financial condition of Realty Capital Securities, which is the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

Executive Summary

We are a holding company that was incorporated in Delaware on December 27, 2012. We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to April 3, 2014, we entered into agreements to acquire the other acquired businesses through the pending acquisitions, which have not yet been consummated. Our discussion of our existing businesses in this section does not assume the consummation of the recent and pending acquisitions.

Our Existing Businesses

Commencing from our initial public offering in June 2013, we operated through three operating subsidiaries in four principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent.

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. The results of operations of SK Research did not have a material impact on our results of operations during the first quarter of 2014.

Following the completion of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. The results of operations of Cetera will not have an impact on our results of operations until the second quarter of 2014.

Wholesale Distribution.  Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors.

From inception through December 31, 2013, our wholesale distribution platform has distributed 24 offerings with total equity capital raised of approximately $14.8 billion, of which we are currently distributing eight offerings seeking to raise a total of $22.7 billion of equity, substantially all of which involved related parties. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

For 2013, we had a 35.1% share measured by equity capital raised of all direct investment programs and a 41.2% market share of non-traded REITs, the largest segment of direct investment programs, measured by equity capital raised, according to Stanger. For the quarter ended March 31, 2014, a 28.0% market share measured by equity capital raised of all direct investment programs and we had a 29.0% market share of non-traded REITs. Revenues for our wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

During 2013, 38% of Realty Capital Securities’ sales of interest in non-traded REITs consisted of sales of interests, in U.S. Net Lease REITs sponsored by American Realty Capital. In connection with the merger between ARCP and Cole, American Realty Capital and Mr. Schorsch agreed that neither American Realty Capital nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with American Realty Capital are directors and executive officers of ARCP. This restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of American Realty Capital, Mr. Schorsch or any of their affiliates.

We believe this restriction will not impact the total volume of sales of interests in non-traded REITs for at least the next several years, as we had separately determined to discontinue sales of U.S. Net Lease REITs beginning in 2014 prior to the consummation of the agreement with Cole. We made the determination because we believe the current environment of modestly rising interest rates will dampen demand for U.S. Net Lease REITs, which typically feature long-term leases with fixed rent payments that may not increase in line with rents from other property types in a rising interest rate environment.

During 2013, we distributed nine non-traded REIT offerings that were not U.S. Net Lease REITs, as compared to six non-traded REIT offerings that were not U.S. Net Lease REITs during 2012, and we believe that we will be able to offset the discontinuation of sales of U.S. Net Lease REITs with other appropriate offerings targeted at the current market.

Investment Banking, Capital Markets and Transaction Management Services.  Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We have demonstrated particular expertise in the real estate sector by our status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Research Division

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division will augment our back-office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research will benefit both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

Critical Accounting Policies and Estimates

Set forth below is a summary of the critical accounting policies and significant accounting estimates that management believes are important to the preparation of our financial statements or are essential to understanding of our financial position and results of operations. These significant accounting policies and estimates include:

Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses.  We believe that revenue and expense recognition for selling commissions and dealer manager fees and the related expenses is a critical accounting policy in the preparation of our financial statements as well as to an understanding of our financial position and results of operations.

Realty Capital Securities receives selling commissions and dealer manager fees from related party and non-related party sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and registered investment advisers to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

We analyze our contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including our position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that our suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, we concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

During the year ended December 31, 2013, we modified our approach with respect to revenues derived from the sale of securities purchased through fee-based advisors by reducing to zero the selling commission charged on sales through the registered investment adviser channel, or the RIA channel. The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, and the 7% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the 3% dealer manager fee and the 7% selling commission was charged against the amount invested through the RIA channel, and we retained the dealer manager fee and the 7% selling commission charged against the investor’s purchase price. Realty Capital Securities estimates the reduction in related party revenue from sales through the RIA channel due to this change was $23.5 million during the period from July 1, 2013 to December 31, 2013 and an estimated $10.1 million during the period from January 1, 2014 to March 31, 2014.

This modified business practice does not constitute a change in accounting policy. During the year ended December 31, 2013 and 2012, equity capital raised for related party offerings distributed by us through the RIA channel was $720.2 million and $291.1 million, respectively.

Investment Banking Advisory Services.  We receive fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the statement of financial condition and is recognized over the remaining life of the offering which normally ranges from three to 26 months. To date, substantially all fees have been received from related parties.

Services Revenue.  Our operating subsidiaries receive fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and other services. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Transfer Agency Revenue.  ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.

Reimbursable Expenses.  Our operating subsidiaries include all reimbursable expenses in gross revenue because our operating subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Internal commissions, payroll and benefits expenses.  Included in internal commissions, payroll and benefits in the consolidated statements of income is performance-based compensation. The determination of performance-based compensation involves a high degree of judgment by management and takes into account our actual operating performance, conditions in our industry and other macroeconomic factors. It is possible that revisions to our estimate of performance-based compensation could affect our results of operations in any reporting period.

Income taxes.  We are subject to the income tax laws of the U.S. and those state and local jurisdictions in which we conduct business. These laws can be complex and subject to interpretation. To prepare the consolidated financial statements we may make assumptions or use judgment when interpreting these income tax laws which could impact the provision for income taxes as well as the deferred tax assets and liabilities.

Our provision for income taxes includes current and deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. We recognize deferred income tax assets if, in management’s judgment, it is more likely than not that they will be realized. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including our earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available. As of December 31, 2013, we did not record a valuation allowance against our deferred income tax asset.

We have a tax receivable agreement with RCAP Holdings. This agreement requires us to pay RCAP Holdings if certain reductions in tax liabilities occur. Due to the uncertainty surrounding these taxable events, management must use assumptions and estimates in determining if a liability is necessary. See “— Tax Receivable Agreement” and Note 11 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information. It is possible that changes in our assumptions regarding these taxable events could affect our results of operations in any reporting period. As of December 31, 2013 there was no impact to our financial statements from the tax receivable agreement.

2013 Manager Multi-Year Outperformance Agreement.  We have a performance-based bonus award agreement with RCS Capital Management, which is intended to further align RCS Capital Management’s interests with those of us and our stockholders. The award requires the use of estimates and judgment regarding our achievement of the total return to stockholders which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

The fair value of the OPP award is determined utilizing a Monte Carlo simulation technique under a risk-neutral premise and uses significant assumptions including the risk free rate of interest, the expected dividend yield and the historical and implied volatility of a peer group of companies.

Acquisition accounting/intangible asset valuation and goodwill impairment.  We have acquired Cetera and entered into agreements to acquire an investment management group and several independent broker-dealers and registered investment advisers, which we refer to as the pending acquisitions. The pending acquisitions are expected to close during the year ending December 31, 2014. However, as of the date of this proxy statement/prospectus, the pending acquisitions have not yet been completed and although we believe that the completion of each of the pending acquisitions is probable, the closings of the pending acquisitions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the acquired businesses’ stockholders and FINRA having approved an application under Rule 1017 for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, and therefore there can be no assurance that any or all of the pending acquisitions will be consummated.

Because the Cetera acquisition was consummated and we expect the pending acquisitions will be consummated, we expect accounting for acquisitions, the related valuation of intangible assets and goodwill impairment to become a critical accounting policy involving significant estimates. We expect to use the purchase method of accounting whereby the excess purchase consideration is allocated to identifiable assets and liabilities. This allocation requires the use of significant judgment and estimates. We expect to test our goodwill balances at least annually, or more frequently if there are indicators of impairment testing using the fair value approach at the reporting unit level. Goodwill impairment involves the use of significant estimates and judgment to determine the fair value of the reporting units that may include the use of discounted future cash flows, projected earnings and peer group analysis. With respect to the First Allied acquisition, the contribution is expected to be accounted for at historical cost rather than the purchase method because First Allied and our company are under common control of RCAP Holdings.

Results of Operations

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of our consolidated results of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$886,495	$287,497	208%
Expenses	785,943	280,085	181%
Income before taxes	100,552	7,412	1,257%
Provision for income taxes	2,202	—
Net income	$98,350	$7,412	1,227%

We recorded net income of $98.4 million for the year ended December 31, 2013 compared to net income of $7.4 million for the year ended December 31, 2012. Revenues for the year ended December 31, 2013 increased $599.0 million, or 208%, to $886.5 million, as compared to $287.5 million for the year ended December 31, 2012 primarily due to a 192% increase in gross equity capital raised by direct investment programs distributed by us for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This increase in revenues was primarily due to commissions and dealer manager fees from distributing related party products for the year ended December 31, 2013, which increased $239.2 million and $132.7 million, respectively, as compared to the year ended December 31, 2012. During the year ended December 31, 2013, we had related party commissions and dealer manager fees of $400.6 million and $227.4 million, respectively, as compared to $116.1 million and $56.4 million, respectively, for the year ended December 31, 2012. These increases reflect the fact that equity capital raised by related party sponsored offerings and the number of related party offerings increased from $2.7 billion in equity capital raised from eight related party offerings during the year ended December 31, 2012, to $6.8 billion in equity capital raised from ten related party offerings during the year ended December 31, 2013. During the year ended December 31, 2013, we had non-related party commissions and dealer manager fees of $116.1 million and $56.3 million, respectively, as compared to $19.1 million and $10.1 million, respectively, for the year ended December 31, 2012. These increases reflect the fact that equity capital raised by non-related party sponsored offerings and the number of non-related party offerings increased from $0.3 billion from two non-related party offerings during the year ended December 31, 2012, to $1.9 billion in equity capital raised from two non-related party offerings during the year ended December 31, 2013.

During the year ended December 31, 2013, we modified our treatment of selling commissions on the sale of securities purchased through the RIA channel by reducing to zero the selling commissions charged on sales on offerings sold through the RIA channel. The offerings affected were generally related party offerings. This modified business practice does not constitute a change in accounting policy. See “— Critical Accounting Policies & Estimates — Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses” for further details. In 2013 and 2012, RIA sales were approximately 8% and 10%, respectively, of total sales. This selling commission change became effective on July 1, 2013, when the 7% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3%) and of the 7% selling commission was charged against the amount invested through the RIA channel, and we retained the dealer manager fee and the 7% selling commission charged against the investor’s purchase price. After the change, we no longer receive any selling commissions on sales through the RIA channel, but continue to retain the dealer manager fee (generally 3%) of the amount invested in connection with sales through the RIA channel. The 7% selling commission was calculated based on the gross amount invested and represented $28.5 million for the period prior to the change (January 1, 2013 to June 30, 2013). Without this change, the revenue related to sales through the RIA channel for the year ended December 31, 2013 would have been $72.0 million, of which $51.9 million was attributable to the 7% selling commission, or 6% of total wholesaling revenue. During the two quarters prior to the change, the quarters ended March 31, 2013 and June 30, 2013, total revenue from sales through the RIA channel was $17.8 million and $18.8 million, respectively, of which $12.7 million, or 6% of total wholesaling revenue, and $15.8 million, or 7% of total wholesaling revenue, respectively, was attributable to the 7% selling commission. During the two quarters following the change, the quarters ended September 30, 2013 and December 31, 2013, total revenue from sales through the RIA channel was $17.5 million and $18.0 million, respectively, and we estimate that the foregone revenue attributable to eliminating the 7% selling commission was $11.1 million, or 5% of total wholesaling revenue, and $12.4 million, or 8% of total wholesaling revenue, respectively. During the quarter ended March 31, 2014, total revenue from sales through the RIA channel was $14.5 million, and we estimate that the foregone revenue attributable to eliminating the 7% selling commission was $10.0 million, or 7% of total wholesaling revenue.

Our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013, contributed $83.9 million to the increased revenues. We ranked as the second largest in North American real estate mergers and acquisitions for the year ended December 31, 2013 with $10.0 billion in total transaction value, according to SNL Financial.

For the year ended December 31, 2013, expenses increased $505.9 million, or 181%, to $785.9 million compared to $280.1 million for the year ended December 31, 2012. The increase primarily reflected higher selling expenses in our wholesale broker-dealer business which increased in tandem with corresponding revenues. The increased selling expenses were primarily from higher commission expenses and third-party reallowance expenses from distributing related party products for the year ended December 31, 2013, which increased $239.2 million and $40.6 million, respectively, as compared to the year ended December 31, 2012.

Expenses also increased as a result of the operational set-up of our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013. Quarterly fees were $6.0 million higher for the year ended December 31, 2013 compared to the year ended December 31, 2012 reflecting the services agreement entered into in connection with the initial public offering. For the year ended December 31, 2013, professional fees increased $3.0 million, or 193%, to $4.6 million compared to $1.6 million for the year ended December 31, 2012. The increase reflected higher acquisition related expenses. We may incur higher professional fees, interest expense and intangible asset amortization in connection with announced acquisitions.

We will have significant intangible assets and long-term debt as a result of the recent and pending acquisitions. The intangible assets will be amortized over their useful lives resulting in amortization expense. The long-term debt requires us to pay interest which results in interest expense. We anticipate incurring recurring losses in future periods because of the significant level of amortization of intangible assets acquired and new interest expense.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

The following table provides an overview of our consolidated results of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2012	2011
Revenues	$287,497	$174,729	65%
Expenses	280,085	170,987	64%
Income before taxes	7,412	3,742	98%
Provision for income taxes	—	—
Net income	$7,412	$3,742	98%

Total revenues increased $112.8 million, or 65%, to $287.5 million for the year ended December 31, 2012, compared to total revenues of $174.7 million for 2011. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distributing related party products as well as investment banking revenues earned within this new business unit, partially offset by decreases in commissions and dealer manager fees generated from non-related party products.

In 2012, commissions generated from distributing related party products nearly doubled to $161.4 million from $82.4 million in 2011, on approximately $2.3 billion and $1.2 billion of related party product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight related party-sponsored programs during both 2012 and 2011. In 2012, commissions earned from non-related party product offerings declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised by direct investment programs distributed by us for non-related party products declined by approximately $47 million during 2012, as Realty Capital Securities’ non-related party sponsored programs offered decreased from three programs to two programs due to the completion of a non-related party offering during 2011.

Dealer manager fees earned from related party products increased to $94.8 million in 2012 from 56.9 million in 2011, resulting from gross equity raised by direct investment programs distributed by us of approximately $2.6 billion and $1.4 billion from related party offerings during 2012 and 2011, respectively. Dealer manager fees from non-related party products decreased slightly to $10.1 million in 2012 from $10.8 million in 2011, as a result of lower non-related party offering proceeds based on the distribution of one less non-related party program given the successful completion of such offering during 2011.

Revenues of $0.9 million were derived from Realty Capital Securities’ investment banking advisory services business, which was introduced during 2012. These fees were earned in connection with services rendered resulting in a full cycle liquidity event for a previously distributed offering. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Total expenses increased $109.1 million, or 64%, to $280.1 million for 2012 compared to $171.0 million for 2011. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on related party products, internal commissions, and payroll and benefits expense partially offset by decreases in third-party commissions and third-party reallowance on non-related party products.

In 2012, third-party commission expenses incurred from distributing related party product offerings nearly doubled to $161.4 million from $82.3 million in 2011, on approximately $2.3 billion and $1.2 billion of gross equity raised for related party product offerings through the commissionable independent broker-dealer channel during 2012 and 2011, respectively. The increase primarily reflected higher selling expenses in our wholesale broker-dealer business which increased in tandem with corresponding revenues. In 2012, third-party commissions incurred from non-related party products declined 17% to $19.1 million from $23.0 million in

2011. Gross equity raised via non-related party offerings declined by approximately $47 million during 2012, as Realty Capital Securities’ non-related party sponsored program offerings decreased from three programs to two programs due to the successful completion of one such offering during 2011.

Third-party reallowance incurred on related party products increased to $24.4 million in 2012 from $11.8 million in 2011, on increased sales volume. Third-party reallowance incurred on non-related party products decreased to $2.5 million in 2012 from $3.1 million in 2011, as a result of lower non-related party product sales.

Internal wholesaler commissions, payroll and benefits expenses increased during 2012 due to higher internal commissions on increased sales and increases in new personnel to meet the demand of the offerings distributed by Realty Capital Securities.

Net income for 2012 increased 98% to $7.4 million, compared to net income of $3.7 million in 2011.

Wholesale Broker-Dealer — Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Wholesale Broker-Dealer business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$802,965	$286,572	180%
Expenses	$757,792	$280,085	171%

Revenues — Our revenues are primarily driven by the amount of gross equity capital being raised by the selling of direct investment programs by broker-dealers with whom Realty Capital Securities has a dealer manager relationship. To the extent that we are able to increase our market share with direct investment sponsors in addition to American Realty Capital, and the overall direct investment program industry continues to expand, our revenues should also increase. Although the most direct beneficiary of an increase in the amount of equity capital being raised would be our wholesale broker-dealer business, we reasonably expect the other segments to also benefit from increasing volumes within our investment banking, capital markets, transaction management and the transfer agent businesses. Industry-wide equity capital raised for the years ended December 31, 2013 and 2012 were $24.5 billion and $10.3 billion, respectively according to Stanger.

Revenues for the year ended December 31, 2013, increased $516.4 million, or 180%, to $803.0 million, compared to $286.6 million for the year ended December 31, 2012. Revenues generated by serving as dealer manager with respect to the raising of equity capital for non-related party offerings represented 21% and 10% of the total revenues for the years ended December 31, 2013 and 2012, respectively. Equity capital raised by programs sponsored or managed by American Realty Capital excludes one investment program co-sponsored by American Realty Capital and in which an affiliate of American Realty Capital is an advisor, but in which none of the executive officers are affiliates of American Realty Capital and in which the sub-advisor, which is unaffiliated with American Realty Capital is responsible for selection of investments on behalf of the advisor. Equity capital raised by direct investment program offerings distributed by us decreased from $2.4 billion for the three months ended September 30, 2013 to $1.8 billion for the three months ended December 31, 2013 primarily because three offerings closed during the three months ended September 30, 2013. No new offerings were initiated during the three months ended September 30, 2013, and one new offering was initiated during the three months ended December 31, 2013, with an equity capital value offered of $2.0 billion. No offerings closed during the three months ended September 30, 2013, and one offering closed during the three months ended December 31, 2013. These offerings are finite life offerings with different closing dates, which can cause fluctuations in equity capital raised from quarter to quarter. The rate of equity capital raised generally increases, in some cases very sharply, over the life of an offering so that a decline in equity capital raised would be expected when one offering is closed and replaced with a new offering.

Despite the fact that equity capital raised by direct investment programs distributed by us decreased from $2.4 billion for the three months ended September 30, 2013 to $1.8 billion for the three months ended December 31, 2013, for the year ended December 31, 2013, Realty Capital Securities served as dealer manager with respect to $8.6 billion in gross equity capital raised by direct investment programs distributed by us, representing an increase of 192% compared to the year ended December 31, 2012. For the year ended December 31, 2013 our market share of the total equity capital raised in the entire direct investment real estate channel was 41.2% according to Stanger.

Expenses — Expenses related to the activities of serving as dealer manager with respect to the raising of gross equity capital are correlated to the volume of revenues in a given period. Corresponding general and administrative expenses remain relatively constant compared to revenues, resulting in increased profitability. For the year ended December 31, 2013, expenses increased $477.7 million, or 171%, to $757.8 million compared to $280.1 million for the year ended December 31, 2012. The increase primarily reflects the selling expense portion of expenses increased in line with the increase in revenues, for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Wholesale Broker-Dealer — Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

The following table provides an overview of the results of operations of our Wholesale Broker-Dealer business (dollars in thousands):

	Year Ended December 31,		% Change
	2012	2011
Revenues	$286,572	$174,729	64%
Expenses	$280,085	$170,987	64%

Revenues for the year ended December 31, 2012, increased $111.8 million, or 64%, to $286.6 million, compared to $174.7 million for the year ended December 31, 2011. For the year ended December 31, 2012, expenses increased $109.1 million, or 64%, to $280.1 million compared to $171.0 million for the year ended December 31, 2011. Our wholesale broker-dealer business represented substantially all of the revenues and expenses of our company for the year ended December 31, 2012 and represented all of the revenues and expenses of our company for the year ended December 31, 2011. See “—Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011” above for the discussion of our performance during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Transaction Management — Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Transaction Management business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$24,367	$—	—
Expenses	$14,517	$—	—

Revenues — Transaction Management revenues for the year ended December 31, 2013 were $24.4 million. Transaction Management began operations in January 2013, therefore, no comparable prior year results are available. Transaction Management revenues for the three months ended December 31, 2013 were $15.5 million, an increase of 266% compared to the three months ended September 30, 2013. The increase was attributable to higher mergers and acquisition activity and liquidity events from related party sponsored REITs.

Expenses — Expenses for Transaction Management for the year ended December 31, 2013 were $14.5 million. Transaction Management began operations in January 2013, therefore, no comparable prior year results are available. Transaction Management expenses for the three months ended December 31, 2013 were $8.0 million, an increase of 142% compared to the three months ended September 30, 2013 primarily due to higher professional fees reflecting higher acquisition related expenses. Acquisition related costs for the three months ended December 31, 2013 and the year ended December 31, 2013 were $3.9 million and $4.6 million, respectively. We may continue to incur higher professional fees in connection with strategic acquisition opportunities.

Transaction Management — Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Transaction Management did not begin operations until January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Investment Banking and Capital Markets — Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Investment Banking and Capital Markets business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$47,884	$925	5,077%
Expenses	$5,107	$—	—

Revenues — Investment Banking and Capital Markets revenues for the year ended December 31, 2013 were $47.9 million. Substantially all of the investment banking and capital markets operations began in January 2013; therefore, no significant comparable prior year results are available. Investment Banking and Capital Markets revenues for the three months ended December 31, 2013 were $32.3 million, an increase of 328% compared to the three months ended September 30, 2013 primarily reflecting an increase in the size of closed capital markets and mergers and acquisition transactions. The primary driver of revenues for the year ended December 31, 2013 was fees earned related to capital markets and financial advisory services for offerings and liquidity events of direct investment programs or entities sponsored or managed by American Realty Capital. We believe that revenues for Investment Banking and Capital Markets will continue to grow in early 2014 due to fees we expect to earn from our pipeline of activity from direct investment programs sponsored by American Realty Capital.

Expenses — Expenses for Investment Banking and Capital Markets of $5.1 million for the year ended December 31, 2013 were primarily personnel related costs. These costs, including operating and occupancy costs, were not incurred by this segment in 2012 as these expenses were incurred at Realty Capital Securities. During the year ended December 31, 2013, pursuant to a new expense sharing agreement, these costs were allocated to Investment Banking and Capital Markets.

Investment Banking and Capital Markets — Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Substantially all of Investment Banking and Capital Markets’ operations began in January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Transfer Agent — Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Transfer Agent business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$12,558	$—	—
Expenses	$9,588	$—	—

Revenues — Revenues are earned as a result of the service fees charged by Transfer Agent to the various REITs and other issuers for which it serves as transfer agent, all of which are related parties. Such fees are based on transactions or number of active accounts (new account setup, account maintenance and closed accounts), or service level driven (in-bound and out-bound telephone calls). During the second half of 2013, Transfer Agent took another step toward a business model positioned for profitable growth. Services customarily provided by a third-party provider are now provided by Transfer Agent and a third-party provider, which we expect will increase the profitability of Transfer Agent over time.

Transfer Agent’s revenues for the year ended December 31, 2013 were $12.6 million. Transfer Agent began operations in January 2013 and, accordingly, there are no comparable 2012 results. For the three months ended December 31, 2013 revenues were $5.7 million, an increase of 61% compared to the three months ended September 30, 2013 reflecting a growth in the number of accounts serviced. Transfer Agent provided transfer agency services to approximately 226,000 accounts during the three months ended December 31, 2013, compared to approximately 200,000 accounts during the three months ended September 30, 2013. The number of accounts being opened and/or serviced by Transfer Agent should continue to increase in the year ending December 31, 2014 as long as sales of REIT shares also continue to increase.

Expenses — Personnel costs and the costs of a third-party system and service provider are the primary expenses that offset transfer agency revenues. Under the third-party services agreement, Transfer Agent pays a vendor for its efforts in providing certain transfer agency related services, including information warehousing. During the second half of 2013, Transfer Agent transitioned certain services formerly provided by this vendor. While personnel and systems costs have increased as a result, Transfer Agent’s total share of the transfer agency fees paid by clients has risen concurrently.

Transfer Agent’s expenses for the year ended December 31, 2013 were $9.6 million. Transfer Agent began operations in January 2013; therefore there are no comparable 2012 results. For the three months ended December 31, 2013, expenses increased 4% compared to the three months ended September 30, 2013, primarily due to an increase in quarterly fees.

Transfer Agent — Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Transfer Agent did not begin operations until January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Income Taxes

Income tax expense was $2.2 million for the period from June 10, 2013, the closing of our initial public offering, to December 31, 2013. The effective tax rate for the period from June 10, 2013 to December 31, 2013 was 2.2%. The effective tax rate is significantly below 35% because pretax income includes non-controlling interest of 90.6% of our operating subsidiaries, with the remaining, 9.4%, of the income taxable to us after June 10, 2013, the date of the internal reorganization of our company and our operating subsidiaries. Our 9.4% share of taxable income allocated to us from our operating subsidiaries generally will be taxed at a 43.3% (federal and states) operating effective tax rate.

Non-Controlling Interest

We have a controlling interest in each of our operating subsidiaries, that was in existence and under our control as of December 31, 2013, namely Realty Capital Securities, RCS Advisory and ANST, and, as a result, our financial statements include the consolidated financial results of Realty Capital Securities, RCS Advisory and ANST. As of December 31, 2013, we owned 9.4% of the economic interest in our operating subsidiaries. As a result, we are required to present the 90.6% we do not own (the non-controlling interest) in our consolidated financial statements. On February 11, 2014, our non-controlling interest ceased to exist (other than a de minimis interest and, as of April 28, 2014, 310,947 earned LTIP Units) when RCAP Holdings exchanged all its Class B common stock and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of our Class A common stock. See “— Our Structure and the Exchange Transactions.”

Earnings Before Interest, Taxes, Depreciation and Amortization

We use earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA, which are non-GAAP measures, as supplemental measures of our performance that are not required by, or presented in accordance with GAAP. None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. We use EBITDA and adjusted EBITDA as an integral part of our report and planning processes and as one of the primary measures to, among other things:

•	monitor and evaluate the performance of our business operations;
•	facilitate management’s internal comparisons of the historical operating performance of our business operations;
•	facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition related expenses and equity-based compensation and other items. We believe similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA and other similar metrics when reporting their financial results. Our presentation of EBITDA and adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of net income (loss) attributable to us (GAAP) to our EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the years ended December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Net income (loss) attributable to RCS Capital Corporation (GAAP)	$2,601	$—	$—
Add back: Net income attributable to non-controlling interest	95,749	7,412	3,742
Add back: Provision for income taxes	2,202	—	—
Add back: Depreciation expense	150	31	12
EBITDA (Non-GAAP)	100,702	7,443	3,754
Add back: Non-cash equity compensation	492	—	—
Add back: Acquisition related expenses(1)	5,977	—	—
Adjusted EBITDA (Non-GAAP)	$107,171	$7,443	$3,754

(1)	Includes transaction costs as well as certain travel and time expense reimbursements.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and
•	depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP measures only for supplemental purposes. Please see our financial statements and the related notes thereto.

The bank facilities and the convertible notes we entered into and issued in connection with the Cetera financings include covenants and other provisions based on a definition of EBITDA, which we refer to as Cetera EBITDA, that will differ from the definition of EBITDA described above. Furthermore, the convertible preferred stock we issued in connection with the Cetera financings also includes covenants and other provisions based on a definition of EBITDA, which is defined in the certificate of designation governing the convertible preferred stock, or the certificate of designation, as LTM, or the last 12 months, Adjusted EBITDA differs from both the definition of EBITDA described above and Cetera EBITDA.

Cetera EBITDA is used, among other things, in calculating the Leverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Fixed Charge Covenant Ratio, as defined in the credit agreement related to the first lien term facility, or the credit agreement, in calculating similar ratios in the indenture governing the convertible notes, or the indenture. These ratios are used under both agreements as part of covenants relating to, among other things, incurrence of debt and payment of dividends and distributions.

Cetera EBITDA is generally comparable to EBITDA and adjusted EBITDA. Under the credit agreement and the indenture, Cetera EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments to add back (i) equity-based compensation and other non-cash charges and extraordinary, nonrecurring or unusual losses or expenses; (ii) fees and expenses incurred in connection with equity issuances and debt incurrences, and certain fees and expenses incurred in connection with the Cetera financings, the recent and pending acquisitions and other permitted acquisitions, which, in the aggregate (other than fees and expenses for the Cetera financings and the recent and pending acquisitions to the extent scheduled), do not exceed 10% of Cetera EBITDA for the relevant period; (iii) certain projected net cost savings and synergies related to the recent and pending acquisitions and the Cetera financings based on actions to be taken within 18 months; and (iv) projected net cost savings and synergies related to other acquisitions and asset sales permitted under the credit agreement based on actions to be taken within 12 months, which, in the aggregate and prior to giving effect to such net cost savings and synergies, do not exceed 10% of Cetera EBITDA for the four quarters preceding the relevant determination date. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive Cetera EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the differences in adjustments made to add back acquisition related expenses.

In addition, LTM Adjusted EBITDA is used as part of covenants relating to incurrence of debt in the certificate of designation. LTM Adjusted EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments for employee share-based compensation expense, acquisition and integration related expenses and equity issuance and related offering costs. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive LTM Adjusted EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the adjustment made to add back integration related expenses.

We also use Core Earnings, a non-GAAP measure, to calculate the incentive fee payable to RCS Capital Management under our services agreement. While Core Earnings includes certain adjustments for non-cash items, it is based on after-tax GAAP net income and also includes adjustments for items such as unrealized gains or losses recorded for the period and the payment of incentive fees. Accordingly, Core Earnings is not comparable to EBITDA or adjusted EBITDA.

Liquidity and Capital Resources

Currently, our principal use of existing funds and any funds raised in the future are to expand our lines of business through internal growth and by acquiring complementary businesses, including the acquired businesses, as well as for the payment of operating expenses to our investors. In addition, we and RCS Holdings are party to a services agreement requiring payment of 10% of our U.S. GAAP pre-tax income to RCS Capital Management. This fee is computed and due on a quarterly basis.

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the bank facilities with Barclays, Bank of America and other lenders. The bank facilities consist of: (i) a $575.0 million senior secured first lien term loan facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years (was not drawn down at closing). The gross proceeds to us from the bank facilities was $685.6 million (after original issue discount and following the payment of fees and expenses due at closing).

On the same day, also in connection with the closing of the Cetera acquisition, we issued $120.0 million (face amount) of 5% convertible notes at a price of $666.67 per $1,000 of par value, for gross proceeds to us upon issuance of $80.0 million and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock to Luxor at a price of 88.89% of the liquidation preference per share, for gross proceeds to us upon issuance of $240.0 million.

We expect to meet our future short-term operating liquidity requirements through net cash provided by our current operations (and draws from our revolving credit facility). Management expects that our operating subsidiaries will generate sufficient cash flow to cover operating expenses, the payment of interest on our indebtedness and the quarterly fee to RCS Capital Management.

Our initial public offering, which closed in June 2013, resulted in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. We expect to use cash available from our initial public offering, RCAP’s proposed public offering, the concurrent private offering, the Cetera financings ongoing operations and draws from our revolving credit facility to fund cash requirements for the acquisition of the acquired businesses through the pending acquisitions.

In order to meet our future long-term liquidity requirements or to continue to pursue strategic acquisition opportunities, we expect to utilize cash generated from our current operations and issue equity securities and debt securities in both public and private offerings, including in connection with the completion of the pending acquisitions. The issuance of these securities will depend on future market conditions, our obligations under the agreements related to the pending acquisitions to pay consideration in shares of our Class A common stock, funding needs and other factors, and there can be no assurance that any such issuance will occur or be successful.

Regulated Subsidiaries

Realty Capital Securities is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of December 31, 2013, Realty Capital Securities had net capital of $25.6 million which was $24.3 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.76 to 1. As of December 31, 2012, Realty Capital Securities had net capital of $3.4 million which was $2.7 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 3.07 to 1.

Dividends

During the year ended December 31, 2013 we declared $1.4 million in dividends on our Class A common stock. The closing of certain of the pending acquisitions involves the issuance of shares of our Class A common stock. The increase in the number of shares of our Class A common stock outstanding may impact our ability to pay dividends. Also, we and our operating subsidiaries are prohibited from paying dividends by negative covenants described under “— Dividend Policy and Dividends” that are contained in agreements we entered into in April 2014 in connection with consummating the Cetera financings. As a result, at the present time we do not expect to continue paying quarterly dividends.

Cash Flows

As of December 31, 2013 we had cash balances of approximately $45.7 million. As of December 31, 2012 and 2011, Realty Capital Securities, our only operating subsidiary in operation at the time, had cash balances of approximately $12.7 million and $3.9 million, respectively.

Net cash provided by operating activities was $72.8 million, $13.4 million and $3.8 million for the year ended December 31, 2013, 2012 and 2011, respectively. The increases in cash provided by operating activities for the years ended December 31, 2013 as compared to the comparable period for prior years have primarily been due to increases in net income and the timing of collections of receivable balances and the payment of payable balances at period-end. For Realty Capital Securities, commission and dealer manager fees receivable typically represent one day of fees earned from the distribution of related party and non-related party products. Payables to broker-dealers, however, can represent up to six days of commissions as payment is typically made on a weekly basis, while commissions, which are included in accrued expenses, are paid twice monthly. Increased balances in these accounts, as well as reimbursable expense receivables and investment banking fee receivables are indicative of the increased volume in gross equity capital raised by direct investment programs distributed by us and the provision of advisory services for certain direct investment programs that commenced operations during 2013, as well as the timing of cash receipts and payments.

Net cash used in investing activities was $15.6 million, $0.1 million and $0.01 million for the years ended December 31, 2013, 2012 and 2011, respectively. The investing activities for the year ended December 31, 2013 included purchases and sales of available-for-sale securities and trading securities as well as the purchase of property and equipment. The investing activities for the year ended December 31, 2012 and 2011 included the purchase of property and equipment.

Net cash used in financing activities was $24.1 million, $4.6 million and $4.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. The financing activity for the year ended December 31, 2013 included the net proceeds after offering costs and underwriting discounts and commissions of $43.6 million from the our initial public offering, partially offset by distributions and dividends of $67.7 million. During the year ended December 31, 2012 and 2011, RCAP Holdings contributed $3.6 million and $9.5 million, respectively, into Realty Capital Securities. During the years ended December 31, 2012 and 2011, we made distributions of $8.2 million and $13.6 million, respectively. We expect all current liquidity needs will be met with cash flows from operations and other activities.

Tax Receivable Agreement

We are party to a tax receivable agreement with RCAP Holdings requiring us to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by RCAP Holdings exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each operating subsidiary. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to RCAP Holdings, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that RCAP Holdings, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to RCAP Holdings using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, RCAP’s proposed public offering, the concurrent private offering, the Cetera financings and the completion of the recent and pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP Holdings qualifies as a tax-free contribution to us under Section 351 of the Code, we would obtain carryover tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as a tax-free Section 351 contribution, there will be no reduction in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Realty Capital Securities, RCS Advisory and ANST and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Emerging Growth Company

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect that, based on our pro forma revenues after giving effect to the closings of the recent and pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2014. See “Risk Factors — Risks Related to RCAP’s Structure — RCAP is an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.”

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2013. This absence of off-balance sheet arrangements does not include the off-balance sheet arrangements of the acquired businesses and are not indicative of what our actual off-balance sheet arrangements would have been had we completed the pending acquisitions, nor does it purport to present our future off-balance sheet arrangements. We expect the pending acquisitions, if completed, to change our off-balance sheet arrangements substantially.

Contractual Obligations

We had no borrowings during the year ended December 31, 2013 and had no significant changes in contractual obligations during the period. We have incurred borrowings under agreements we entered into when we consummated the Cetera financings as described below under “— Liquidity and Capital Resources.”

Realty Capital Securities leases certain office space and equipment under various operating leases. See Note 7 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Recently Issued Accounting Pronouncements

We are not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk.  Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Our exposure to market risk is directly related to our reliance on the direct investment program industry.

Interest Rate Risk.  As with other yield-oriented securities, shares of direct investment programs are impacted by their level of distributions to their investors. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Furthermore, rising interest rates may have an adverse impact on the performance of direct investment programs as discussed under “Risk Factors — Risks Related to RCAP’s Existing Businesses  — Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact RCAP.” Because we rely on the direct investment program industry, any macroeconomic conditions affecting the industry adversely may negatively impact our results of operations and the price of your shares of Class A common stock.

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the bank facilities with Barclays, Bank of America and other lenders. The bank facilities consist of: (i) a $575.0 million senior secured first lien term loan facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years.

As of May 9, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an initial interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum. A rising interest rate environment could have an adverse impact as our interest expense could increase.

Management

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Nicholas S. Schorsch	53	Executive Chairman of the Board of Directors
William M. Kahane	66	Chief Executive Officer and Director
Edward M. Weil, Jr.	47	President, Treasurer, Secretary and Director
Peter M. Budko	54	Chief Investment Officer and Director
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary
Brian L. Nygaard	55	Chief Operating Officer
Brian S. Block	42	Director
Mark Auerbach	75	Lead Independent Director
Jeffrey J. Brown	53	Independent Director
C. Thomas McMillen	61	Independent Director
Howell D. Wood	82	Independent Director

Nicholas S. Schorsch has served as executive chairman of our board of directors since February 2013. Mr. Schorsch has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Schorsch served as chairman of the board of directors of ARCT from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman of NYRT and the chief executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer advisor of PE-ARC since its formation in December 2009. Mr. Schorsch has been the chairman of ARC RCA and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of ARC HT and an executive officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman of ARCP, and chief executive officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Schorsch served as chairman of ARCT III and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman of ARC Global and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of ARCT IV since its formation February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012, in each case until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Schorsch also has served as the chairman of the board of directors of ARC HT II since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, and chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of ARCT V since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the PE-ARC II advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of ARC HOST since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has also served as chairman of the board of directors of American Realty Capital New York City REIT, Inc., or ARC NYCR, since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. From September

2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRT, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARC RFT and ARCT V, his current experience as chairman of ARC HT II, ARC HOST and ARC NYCR, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our board of directors.

William M. Kahane has served as chief executive officer and a director of our company since February 2013. Mr. Kahane has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane served as an executive officer and director ARCT, and an executive officer of the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director ARC NYCR since its formation in December 2013. Mr. Kahane has served as a director of NYRT since its formation in October 2009 and had served as an executive officer of NYRT from October 2009 until March 2012 and as an executive officer of the NYRT advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010 and as president and chief operating officer of ARC HT, the ARC HT advisor and the ARC HT property manager from August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane served as an executive officer and director of ARCP and the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane was reappointed as a director of ARCP in February 2013. Mr. Kahane has served as a director of PE-ARC II, since August 2013. Mr. Kahane has served as chief executive officer and president of ARC HOST since August 2013 and as director of ARC HOST since January 2014. Mr. Kahane has also served as co-chief executive officer of the ARC HOST advisor, as chief executive officer of the ARC HOST property manager and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been an interested director of BDCA, since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until

March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3.0 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT, (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, or GF Capital, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARCP, ARC RCA, BDCA, NYRT, ARC HT, PE-ARC, ARC NYCR and ARC HT II, his prior experience as an executive officer and director of ARC DNAV, ARCT III and ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our board of directors.

Edward M. Weil, Jr. has served as president, treasurer, secretary and a director of our company since February 2013. Mr. Weil has also served as president, treasurer and secretary of RCS Capital Management since April 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as the executive president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as treasurer and secretary of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since April 2014 and previously served as chief operating officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was appointed as a director of ARCT IV in January 2013. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer, secretary and director of ARCT V and as president, chief operating officer, treasurer and secretary of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as an executive officer and/or director, as applicable of NYRT, ARC RCA, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II and ARC NYCR, his previous experience as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our board of directors.

Peter M. Budko has served as chief investment officer and a director of our company since February 2013. Mr. Budko has also served as chief investment officer of RCS Capital Management since April 2013. Mr. Budko served as executive vice president and chief investment officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Budko has also served as executive vice president and chief operating officer of NYRT since its formation in October 2009, and the NYRT property manager and the NYRT advisor since their formation in November 2009. Mr. Budko has served as executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Budko has served as executive vice president and, until February 2011, as chief investment officer, of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Budko served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Budko has served as an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Budko also has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Budko has served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 and as president of ARC RFT and the ARC RFT advisor since January 2013. Mr. Budko was appointed as a director of ARC RFT in January 2013. Mr. Budko has served as chief investment officer and executive vice president of the PE-ARC II advisor since its formation in July 2013. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 to 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 to 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in physics from the University of North Carolina. We believe that Mr. Budko’s current experience as an executive officer of NYRR, ARC RCA, ARC DNAV, ARCP, ARC Global, ARCT V and BDCA, as a director of ARC RFT, his prior experience as an executive officer of ARCT, ARCT III, ARCT IV, NYRT, ARC HT, ARC HT II and at Wachovia Capital Markets and Nations Bank and his over 20 years of experience in debt and lending, make him well qualified to serve as a member of our board of directors.

Brian D. Jones has been the chief financial officer and assistant secretary of our company and our company’s manager since December 2013. Mr. Jones has served as head of the investment banking division of Realty Capital Securities since February 2013. Mr. Jones served as chief operating officer of ARCP from February 2013 until November 2013. Mr. Jones served as chief financial officer and treasurer of ARCT from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Prior to ARCT’s internalization, Mr. Jones served as senior vice president, managing director and head of investment banking at Realty Capital Securities and ARC Advisory Services, LLC, or ARC from September 2010 through February 2012. Prior to joining Realty Capital Securities and ARC, Mr. Jones was a director in the real estate investment banking group at Robert W. Baird & Co. Incorporated from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an executive director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9.0 billion of capital markets transactions, $10.0 billion of real estate acquisitions and dispositions and $35.0 billion of corporate mergers and acquisitions. Mr. Jones is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Brian L. Nygaard was appointed as our chief operating officer on April 29, 2014. Over the last 25 years, Mr. Nygaard has held leadership positions at several companies. From 2010 to 2014, he served as the Principal for Atticus Advisers, a retail financial services industry profitability-development firm. From 2006 through 2010, Mr. Nygaard served as the Managing Director for Pershing, LLC, a division of BNY Mellon Corporation, a leading provider of technology and platform solutions in the financial services industry. From 2002 through 2005, Mr. Nygaard held an executive leadership position at H&R Block Financial Advisors, the retail investment arm of the US tax-preparer. From 2000 through 2001, Mr. Nygaard held leadership positions at ING Advisors Network, the investment distribution unit of ING USA. From 1988 through 1998, Mr. Nygaard served in various leadership positions for Principal Financial Group, a leading insurance/qualified plan provider and global investment manager. Mr. Nygaard holds CPA and CFP designations and holds a FINRA Series 7 license. Mr. Nygaard received a Bachelors Degree in Accounting from Drake University, magna cum laude.

Brian S. Block has served as a director of our company since February 2013. Mr. Block also served as chief financial officer and assistant secretary of our company from February 2013 until December 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Block served as executive vice president and chief financial officer of NYRT, the NYRT property manager and the NYRT advisor from their formation in October 2009 until December 2013. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, in each case, through December 2013. Mr. Block served as executive vice president and chief financial officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until December 2013. Mr. Block served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Block served as chief financial officer and treasurer of BDCA from its formation in May 2010 until February 2013, and served as chief financial officer of the BDCA advisor from its formation in June 2010 until February 2013. Mr. Block served as executive vice president and chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until January 2014. Mr. Block also has been executive vice president and chief financial officer of ARCP and the ARCP advisor since their formation December 2010 and November 2010, respectively. Mr. Block also served as executive vice president and chief financial officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively, in each case, through December 2013. Mr. Block has served as the executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Block served as the executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block served as executive vice president and chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager from their formation in January 2013 until January 2014. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC II advisor since August 2013. Mr. Block has served as a director of the ARC HOST sub-property manager since August 2013. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University. We believe that Mr. Block’s current experience as an executive officer of ARCP and his previous experience as an executive officer at AFRT, NYRT, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V and his experience in financial reporting, make him well qualified to serve as a member of our board of directors.

Mark Auerbach has served as an independent director since May 2013 and as a lead independent director since February 2014. Over the last 18 years, Mr. Auerbach had served as directors for several companies. He currently serves as a director in Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases. From June 2007 through August 2009, he served as director of Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor. Mr. Auerbach received a B.S. degree from Rider University. We believe Mr. Auerbach’s previous experience as a member of the board of directors of Optimer Pharmaceuticals, Neuro-Hitech, Inc., Collexis, RxElite Holdings, Inc., and Par Pharmaceutical, Inc., his current experience as a member of the board of directors of Ventrus Bioscience, Inc. and his previous experience as an officer of Central Lewmar LLP make him well qualified to serve on our board of directors.

Jeffrey J. Brown has served as an independent director since February 10, 2014. Mr. Brown was appointed pursuant to an agreement with Luxor and will be subject to removal at any time Luxor does not own at least $25.0 million of convertible preferred stock or Series D preferred stock. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Board rights.” Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, or BEP, which provides capital to management teams and companies needing equity of $3.0 million to $20.0 million. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown, or FBB, from

1993 to January 2007. In March 2005, SBIC Partners II, L.P., an investment vehicle formed by FBB and licensed through the Small Business Administration, or the SBA, voluntarily agreed to enter into receivership after failing to meet various SBA capital requirements. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Since September 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE:NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Brown’s extensive public and private company board experience and investment and transaction experience make him well qualified to serve on our board of directors.

C. Thomas McMillen has served as an independent director since May 2013. Mr. McMillen has served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 30, 2005 and since July 2011 has served as its President. Since April 2011, Mr. McMillen has served as Chairman of the National Foundation on Fitness, Sports and Nutrition. From April 2007, he has served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation, (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK) and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar. We believe Mr. McMillen’s previous experience as a member of the board of directors of Timios National Corporation, the University of Maryland System, Dominion Funds, Inc., Ultimate Escapes, Inc., his previous experience as an officer of Fortress International Group and Timios National Corporation and his expertise in United States public policy and politics make him well qualified to serve on our board of directors.

Howell D. Wood has served as an independent director since December 2013. Mr. Wood served as chairman of the board of directors and chief executive officer of Wood Logan Associates from its formation in August 1986 until June 1999, when Wood Logan Associates was acquired by The Manufacturers Life Insurance Company. From July 1999 to December 2011, Mr. Wood continued as chairman of the Wood Logan Associates division of The Manufacturers Life Insurance Company and held a variety of senior management and leadership positions with that company. From 1982 until June 1986, Mr. Wood served as chief executive officer of Integrated Capital Services, a subsidiary of Integrated Resources Inc. Prior to joining Integrated Resources Inc., Mr. Wood served as national sales manager at Massachusetts Financial Services Company and Drexel Burnham Lambert. The Company believes that Mr. Wood’s previous experience as a founder, chairman of the board of directors and chief executive officer of Wood Logan Associates and his extensive background in the finance and investment management industry make him well qualified to serve as a member of our board of directors.

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company. The only functions that our independent directors perform apart from the functions they serve in their capacity as members of the board as a whole is in their capacity as members of the Audit Committee (other than Mr. Brown, who is not a member of the Audit Committee), as further described below.

Chief Executive Officer of Cetera

R. Lawrence Roth, age 57, was appointed as chief executive officer of Cetera in May 2014, and he will assume overall executive responsibility of our independent retail advice platform. He has served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary, since September 2013. Prior to joining Realty Capital Securities, Mr. Roth served as president and chief executive officer of Advisor Group, Inc., or Advisor Group, from January 2006 until September 2013. Advisor Group is one of the largest networks of independent broker-dealers in the United States. In his position with Advisor Group, Mr. Roth was responsible for the management of more than 700 employees, who served the needs of over 6,000 total licensed advisors affiliated with FSC Securities Corporation, Royal Alliance Associates, SagePoint Financial and Woodbury Financial Services. Prior to joining Advisor Group, Mr. Roth served as managing director for Berkshire Capital Corp., from 2001 until January 2006. Mr. Roth currently serves as chairman of the board of directors of The Insured Retirement Institute and as chairman of the board of directors for the Financial Services Institute. Mr. Roth has over 30 years of experience in the financial services industry with experience in securities, investment banking, brokerage and management. Mr. Roth received his bachelor’s degree from Michigan State University and his juris doctor from the University of Detroit School of Law. Mr. Roth holds FINRA Series 7, 24 and 63 licenses.

Board Composition

Our business is managed by RCS Capital Management, subject to the supervision and oversight of our board of directors. Our board of directors includes four independent directors and has a fiduciary responsibility to all our stockholders to set policy and oversee our company. Our board of directors is comprised of the following nine directors: Messrs. Schorsch, Kahane, Weil, Budko, Block, Auerbach, Brown, McMillen and Wood. We have determined that Messrs. Auerbach, McMillen, Brown, and Wood are independent directors within the meaning of the applicable rules of the SEC and NYSE, and that Mr. Auerbach is an audit committee financial expert within the meaning of the applicable rules of the SEC and possesses financial sophistication as defined under the rules of NYSE. Our amended and restated certificate of incorporation provides that our board of directors will consist of no fewer than three nor more than ten persons. The exact number of members on our board of directors is determined from time to time by resolution of a majority of our full board of directors.

Controlled Company

Because RCAP Holdings controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NYSE. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board. Additionally, as described in the section entitled “— Description of Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law,” so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, RCAP Holdings will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. In addition, RCAP Holdings has the ability to take stockholder action without the vote of any other stockholder.

Executive Committee

On September 30, 2013, we established an Executive Committee of our board of directors. The Executive Committee has and may exercise all the powers and authority of our board of directors in the management of the business and affairs of our company, except to the extent limited by law, by the rules of the NYSE or by our certificate of incorporation or by-laws, in each case as in effect from time to time.

Messrs. Schorsch, Kahane, Weil, Budko and Block currently serve on the Executive Committee.

Audit Committee

Our Audit Committee assists our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Auerbach, McMillen and Wood currently serve on the Audit Committee and Mr. Auerbach serves as its chair. Messrs. Auerbach, McMillen and Wood are independent under Rule 10A-3 under the Exchange Act.

Independent Director Compensation

Independent directors are directors who are not our employees or employees of RCAP Holdings. Each independent director receives the following compensation for service on our board of directors and, if applicable, our Audit Committee:

•	an annual cash retainer fee of $42,500;
•	an annual equity grant of shares of restricted stock with a fixed dollar amount of $42,500 (which vests ratably over a three-year period);
•	meeting fees of $1,500 for each meeting attended in person and $500 for each electronic vote or telephonic meeting (if there is a meeting of the board and one or more committee meetings in a single day, their fees are limited to $2,000 per day);
•	conference/seminar fees of $2,500 per half day (up to four hours) or $5,000 per full day (more than four hours); and
•	an additional cash retainer fee of $12,000 for the lead independent director (who may elect to receive up to 100% in the restricted stock, which would vest over a three-year period).

Retainers were paid upon the closing of our initial public offering and will be paid immediately following each regularly scheduled annual stockholder meeting. If a director joins the board of directors at any time other than the annual stockholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors are reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We may consider also paying per-meeting fees.

The following table sets forth information regarding compensation of our directors for the fiscal year ended December 31, 2013:

Name	Fees Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Nicholas S. Schorsch(2)	$—	$—	$—	$—	$—	$—	$—
Edward M. Weil, Jr.(2)	—	—	—	—	—	—	—

Name	Fees Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
William M. Kahane(2)	—	—	—	—	—	—	—
Peter M. Budko(2)	—	—	—	—	—	—	—
Brian S. Block(2)	—	—	—	—	—	—	—
Mark Auerbach	35,000						35,000
Jeffrey J. Brown(3)	—	—	—	—	—	—	—
C. Thomas McMillen	30,000	—	—	—	—	—	30,000
Howell D. Wood(4)	30,000	—	—	—	—	—	30,000

(1)	We commenced payment of cash fees to our independent directors upon the closing of our initial public offering on June 10, 2013.
(2)	Messrs. Schorsch, Weil, Kahane, Budko and Block are not independent directors. Only independent directors receive compensation for service on our board of directors.
(3)	Mr. Brown was appointed as an independent director effective February 10, 2014.
(4)	Mr. Wood was appointed as an independent director effective December 11, 2013.

Executive Compensation

The services agreement provides that RCS Capital Management will provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions. Because we do not employ any of our executive officers, except as set forth below, none of our executive officers receives any fees or compensation from us. Instead, we pay RCS Capital Management the quarterly and incentive fees described in “— RCS Capital Management and American Realty Capital — Services Agreement” and the performance-based awards described in “— Management — 2013 Manager Multi-Year Outperformance Agreement.” In addition, certain of our named executive officers own shares of our Class A common stock and therefore will benefit from any appreciation in the market value of the shares, including with respect to any shares sold in this offering.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013, we have incurred expenses of approximately $6.3 million to RCS Capital Management under the services agreement on account of the quarterly fee and the incentive fee. During the same period, no performance-based awards described in “ Management — 2013 Manager Multi-Year Outperformance Agreement” were earned or vested.

In their capacities as executive officers, each executive officer devotes such portion of his time to our affairs as is necessary to enable us to operate our business.

Edward M. Weil, Jr., our president, secretary and treasurer, and Brian D. Jones, our chief financial officer, have received compensation from Realty Capital Securities during the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013.

Mr. Weil earned $989,458 in the form of a stated commission rate calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.

Prior to Mr. Jones being appointed as our chief financial officer in December 2013, he received a base salary from RCS Advisory as the head of our investment banking division. Mr. Jones received no compensation from us following his appointment as chief financial officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)		All other compensation ($)		Total ($)
William M. Kahane; Chief Executive Officer	2013	—		—		—
Edward M. Weil, Jr.; President, Treasurer and Secretary	2013	—		989,458	(1)	989,458
Brian D. Jones; Chief Financial Officer and Assistant Secretary	2013	176,042	(2)	—		176,042

(1)	Reflects the amount of a commission calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.
(2)	Represents base salary paid to Mr. Jones by RCS Advisory in his capacity as head of our investment banking division for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. Mr. Jones was appointed as our chief financial officer in December 2013.

Services Agreement

We, together with Realty Capital Securities, RCS Advisory and ANST, entered into a services agreement with RCS Capital Management, as amended, effective upon the closing of our initial public offering. The services agreement was originally a management agreement. On February 11, 2014, the services agreement was amended and restated to, among other things, add RCS Holdings as a party thereto in lieu of our operating subsidiaries. References in this proxy statement/prospectus to the services agreement mean the services agreement as so amended. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, RCS Holdings, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of RCS Holdings and our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not RCS Holdings or our operating subsidiaries) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us and our operating subsidiaries;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of

RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; or
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

We, together with RCS Holdings, pay RCS Capital Management (i) a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and three preceding calendar quarters; and (ii) an incentive fee that is based on our earnings and our stock price, as further described under “— RCS Capital Management and American Realty Capital — Services Agreement.”

2013 Manager Multi-Year Outperformance Agreement

We entered into the OPP with RCS Capital Management in connection with our initial public offering, and it was amended and restated in connection with the exchange transactions. See “— Our Structure and the Exchange Transactions” for further details on this amendment. The OPP provided for a performance-based bonus award to RCS Capital Management intended to further align RCS Capital Management’s interests with those of our company and its stockholders.

Under the OPP, RCS Capital Management was issued LTIP Units with a maximum award value equal to approximately 5% of our initial market capitalization, which we refer to as the OPP Cap. LTIP Units originally represented units of equity ownership in each of Realty Capital Securities, RCS Advisory and ANST and were structured as profits interests therein. In connection with the exchange transactions, RCS Capital Management contributed all of its LTIP Units to RCS Holdings in exchange for 1,325,000 LTIP Units in RCS Holdings that are structured as profits interests in RCS Holdings. Subject to the OPP Cap, RCS Capital Management was eligible to earn a number of LTIP Units under the OPP determined based on our achievement of total return to stockholders, which we refer to as Total Return, and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies for the three-year performance period that commenced on June 4, 2013, which period we refer to as the Three-Year Period, with which date we refer to as the Commencement Date and valuation dates on which a portion of the LTIP Units up to a specified amount of the OPP Cap could be earned on the last day of each 12-month period during the Three-Year Period and the initial 24-month period of the Three-Year Period.

During the year ended December 31, 2013, no LTIP Units were earned or vested.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned, referred to as the Earned LTIP Units, and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS

Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. Following such distribution, RCS Capital Management ceased to be a member of RCS Holdings. See “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.” We may grant new LTIP Units to RCS Capital Management in the future.

Subject to RCS Capital Management’s continued service through each vesting date, one-third of any Earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. Until such time as the LTIP Units were fully earned in accordance with the provisions of the OPP, the LTIP Units were entitled to distributions equal to 10% of the distributions on the Class A Units of RCS Holdings. The Earned LTIP Units were entitled to a catch-up distribution equal to approximately $660,000 as a result of being earned and are entitled to their proportionate share (currently less than 2%) of all distributions made on outstanding units of RCS Holdings from and after April 28, 2014. At the time RCS Capital Management’s capital account with respect to the Earned LTIP Units is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, and have been vested for 30 days, the Earned LTIP Units will automatically convert into Class C Units of RCS Holdings on a one-to-one basis. See “— Relationships and Related Party Transactions — Limited Liability Company Agreement of RCS Holdings.”

The OPP provides for early calculation of the Earned LTIP Units and for their accelerated vesting in the event RCS Capital Management is terminated or in the event we incur a change in control, in either case, prior to the end of the Three-Year Period. The OPP also provides for accelerated vesting of the Earned LTIP Units in the event RCS Capital Management is terminated or in the event of a change in our control on or following the end of the Three-Year Period.

Equity Plan

The RCS Capital Corporation Equity Plan, or the equity plan, provides for the grant of stock options, stock appreciation rights, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other stock-based awards to (which may include grants of shares of Class A common stock in payment of the amounts due under a plan or arrangement sponsored or maintained by us or an affiliate, including the OPP), to individuals who are, as of the date of grant, non-executive directors, officers and other employees of our company or our affiliates, to certain advisors or consultants of our company or any of our affiliates who are providing services to us or the affiliate, or, subject to the services agreement remaining in effect on the date of grant, to RCS Capital Management and individuals who are, as of the date of grant, are employees, officers or directors of RCS Capital Management or one of its affiliates. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan is a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). As of December 31, 2013, no awards had been made under the equity plan. Following the exchange transactions and the filing of a registration statement on Form S-8 with respect to the equity plan on February 19, 2014, 2,649,999 shares of Class A common stock may be granted pursuant to awards under the equity plan. As of May 9, 2014, our board of directors has authorized our management to issue up to 1,823,000 restricted shares of Class A common stock pursuant to the equity plan of which 1,817,238 restricted shares have been issued as awards. If any vested awards under the equity plan are paid or otherwise settled without the issuance of shares of Class A common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the equity plan. If any awards under the equity plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the equity plan. Shares of Class A common stock issued under the equity plan may be authorized but unissued shares or shares that have been reacquired by us. If our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of Class A common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity plan, then our board of directors will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Class A common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Class A common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, our board of directors may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Class A common stock). Awards under the equity plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by our board of directors and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the equity plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

If a participant in the equity plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the equity plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant will be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

2014 Stock Purchase Program

We have adopted the 2014 Stock Purchase Program, or the stock purchase program, which has not yet become effective. Under the stock purchase program, select employees, financial advisors and executive officers, whom we refer to as eligible individuals, of our company and its affiliates and of subsidiaries that will be part of our independent retail advice platform will have the opportunity to elect to purchase shares of Class A common stock and will automatically be granted one warrant to purchase one share of Class A common stock for each three shares purchased. These elections may be made with respect to a purchase date under the stock purchase program, which will be June 30, September 30, and December 31 of 2014. Notwithstanding any election, all purchases are subject to the participant’s continued service through the applicable purchase date.

The aggregate number of shares of Class A common stock available under the stock purchase program, which are shares that may be purchased or become subject to warrants granted under the stock purchase program, may not exceed 4,000,000 shares. This number of shares available will be reduced by the total number of shares sold pursuant to the stock program and the total number of warrants granted under the stock purchase program, except that any shares sold pursuant to the stock purchase program and repurchased by us, or any warrant terminated, cancelled or forfeited for any reason on or prior to December 31, 2014, will again be available for all purposes under the stock purchase program. The number of shares available under the stock purchase program may be adjusted to reflect certain changes in our capital structure or business by reason of certain corporate transactions or events.

The aggregate dollar value of shares of Class A common stock purchased by any eligible individual electing to purchase shares of Class A common stock under the stock purchase program must be no less than:

•	$5,000 for employees (other than a Realty Capital Securities Wholesaler (as defined below)) or any “non-producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are less than $50,000 for the six-month period immediately preceding a purchase date); and

•	$30,000 for any “producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are at least $50,000 for the six-month period immediately preceding a purchase date), Realty Capital Securities Wholesaler or executive officer of our company or any of its affiliates.

“Realty Capital Securities Wholesalers” are registered representatives or registered principals employed by Realty Capital Securities and engaged in the wholesale broker-dealer business.

The number of shares of Class A common stock purchased by a participant on a purchase date, which must be a multiple of three, is determined based on the closing price for our Class A common stock on the purchase date and the dollar value of Class A common stock the participant elected to purchase with respect to such purchase date.

The exercise price of any warrants granted under the stock purchase program will be the closing price of our Class A common stock on the date of grant. Warrants will generally vest and become exercisable on the third anniversary of the date of grant subject to the participant’s continuous service through the vesting date. All unvested warrants held by a participant will expire and terminate immediately upon the participant’s termination of service. All warrants held by a participant, vested or unvested, will expire and terminate immediately upon the participant’s termination of service for cause.

If a participant’s service is terminated prior to December 31, 2014 for any reason other than for cause (as defined in the stock purchase program), the participant may retain all shares purchased under the stock purchase program prior to the date of termination without regard to the minimum purchase requirements.

If a participant fails to satisfy the minimum purchase requirement as of December 31, 2014 (through a failure to pay on the purchase date or otherwise) or if a participant’s service is terminated prior to December 31, 2014 for cause, we may, by no later than January 31, 2015, (i) require the participant to sell any shares of Class A common stock acquired under the stock purchase program back to us at a price per share equal to the lesser of the closing price on the date of repurchase and the closing price on the date of the participant’s initial acquisition, and (ii) cancel any warrants granted for no consideration.

In the event of the consummation of a change in control (as defined in the stock purchase program) prior to December 31, 2014, the date immediately prior to the date of the consummation of such change in control will be deemed the final purchase date under the stock purchase program.

RCS Capital Management and American Realty Capital

We are externally advised by RCS Capital Management. Each of RCS Capital Management’s and our executive officers is an executive officer of American Realty Capital. The executive offices of RCS Capital Management are located at 405 Park Avenue, New York, New York 10022, and the telephone number of RCS Capital Management’s executive offices is (866) 904-2988.

Officers of RCS Capital Management

The following sets forth certain information with respect to each of the executive officers of RCS Capital Management:

Name	Age	Position(s)
Nicholas S. Schorsch	53	Co-Chief Executive Officer
William M. Kahane	65	Co-Chief Executive Officer
Edward M. Weil, Jr.	47	President, Treasurer and Secretary
Peter M. Budko	54	Chief Investment Officer
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary

The backgrounds of Messrs. Schorsch, Kahane, Weil, Budko and Jones are described in “— Management — Our Directors and Executive Officers.”

Services Agreement

Upon completion of our initial public offering, we, together with Realty Capital Securities, RCS Advisory and ANST, entered into a management agreement with RCS Capital Management, as amended, which was amended and re-stated and to change from a management agreement to a services agreement and to add RCS

Holdings as a party in lieu of Realty Capital Securities, RCS Advisory and ANST on February 11, 2014. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

Liability and Indemnification.  Pursuant to the services agreement, RCS Capital Management assumes no responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts or omissions constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. RCS Capital Management has agreed to indemnify us, our directors, officers, stockholders and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management constituting bad faith, willful misconduct or gross negligence or any claims by RCS Capital Management’s personnel relating to the terms and conditions of their employment by RCS Capital Management. RCS Capital Management carries errors and omissions and other customary insurance.

Management Team.  Pursuant to the terms of the services agreement, RCS Capital Management is required to provide us (but not our operating subsidiaries or RCS Holdings) with our management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by RCS Capital Management to us.

None of the officers or employees of RCS Capital Management is dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

RCS Capital Management is required to refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or by-laws. If RCS Capital Management is ordered to take any action by our board of directors, RCS Capital Management will promptly notify the board of directors if it is RCS Capital Management’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or by-laws. RCS Capital Management, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by RCS Capital Management, its directors, officers, stockholders or employees except as provided in the services agreement.

Term and Termination.  The services agreement may be amended or modified by agreement in writing between us, RCS Holdings and RCS Capital Management. The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; and
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

Assignment.  RCS Capital Management may assign the agreement in its entirety to any of its affiliates or delegate certain of its duties under the services agreement to any of its affiliates without the approval of our independent directors. Otherwise, an assignment by RCS Capital Management will require the approval of our independent directors.

We may not assign our rights or responsibilities under the services agreement without the prior written consent of RCS Capital Management, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the services agreement and by the terms of such assignment in the same manner as we are bound under the services agreement.

Quarterly and Incentive Fees.  We and RCS Holdings pay RCS Capital Management a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and preceding three calendar quarters.

In addition, we and RCS Holdings pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of our common stock of all of our cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under our equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and our independent directors and after approval by a majority of our independent directors.

Quarterly fees were $0.7 million, $1.3 million, $4.0 million and $1.8 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013, and the quarter ended March 31, 2014, respectively. Incentive fees were $0.02 million, $0.0 million, $0.2 million and $0.0 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013, and the quarter ended March 31, 2014, respectively.

We expect the completion of any public offering of our Class A common stock and the Cetera financings will result in a reduction in the incentive fee paid to RCS Capital Management going forward as the hurdle that the Core Earnings must exceed in order for the incentive fee to be in the money will increase by 8% of the gross proceeds of RCAP’s proposed public offering and the cuncurrent public offering.

To the extent the use of proceeds from any public offering of our Class A common stock and a concurrent private offering and the completion of the pending acquisitions result in an increase to our pre-tax income, the quarterly fee may also increase.

RCS Capital Management uses the proceeds from its quarterly fee and incentive fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us, except as described in “— Executive Compensation.”

The quarterly fee and incentive fee of RCS Capital Management with respect to any quarter must be calculated promptly after we file a Quarterly Report on Form 10-Q with the SEC with respect to such quarter, and such calculation must be promptly delivered to us. We and RCS Holdings pay the quarterly fee and incentive fee in cash within ten business days after delivery of the written statement of RCS Capital Management setting forth the computation of the quarterly fee and incentive fee for such month.

Conflicts of Interest and Related Parties

We depend on RCS Capital Management for executive management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Weil, Budko and Jones, who are our executive officers, are also executives of RCS Capital Management. Our services agreement with RCS Capital Management was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of RCS Capital Management and its officers and personnel to engage in other business activities, including for American Realty Capital, may reduce the time that RCS Capital Management and its officers and personnel spend managing us and may result in other conflicts of interest. Our executive officers and the officers of RCS Capital Management are part of the senior management or key personnel of a total of nine American Realty Capital-sponsored non-traded REITs, three publicly listed REITs, an American Realty Capital-sponsored business development company, the general partner of an American Realty Capital-sponsored oil and gas limited partnership, one American Realty Capital sponsored open-end mutual fund, one American Realty Capital sponsored closed-end mutual fund and their advisors. In addition, all our executive officers also are officers of RCS Capital Management and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, six of the American Realty Capital-sponsored REITs, in which our executive officers are involved have registration statements that became effective within the last 18 months, and will have concurrent and/or overlapping fundraising, the executive officers of RCS Capital Management and us may not always be able to devote sufficient time to the management of our business. Additionally, one American Realty Capital-sponsored REITs are currently in registration.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

For more information about related parties, see “Relationships and Related Party Transactions.”

Relationships and Related Party Transactions

RCAP Holdings and RCAP Equity, LLC, which are directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, beneficially own 24,051,499 shares of our Class A common stock and the sole outstanding share of our Class B common stock, and Mr. Schorsch also holds 20,000 shares of our Class A common stock directly. See “Principal Stockholders.” Accordingly, as of May 9, 2014, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, control of 92.50% of the combined voting power of our company. Assuming the conversion of all outstanding shares of convertible preferred stock and outstanding convertible notes held by Luxor into shares of our Class A common stock atthe conversion price applicable on May 9, 2014 and the exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would control 75.11% of the combined voting power of our company. See “Principal Stockholders.”

Each share of our Class A common stock entitles the holder to one vote per share. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company. As a result of its ownership of the sole outstanding share of our Class B common stock, RCAP Holdings controls us, and is able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

In addition, we are party to several agreements and subject to several arrangements with RCAP Holdings and other related parties, as described below.

Services Agreement

We, together with our operating subsidiaries, are party to a services agreement with RCS Capital Management. Pursuant to the services agreement, in return for a quarterly fee and an incentive fee, RCS Capital Management provides strategic planning and consulting services to assist us and our operating subsidiaries in implementing their business strategy and is, at all times, subject to the supervision and oversight of our board of directors. See “— RCS Capital Management and American Realty Capital — Services Agreement.”

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have incurred expenses of approximately $8.1 million to RCS Capital Management under the services agreement, $7.8 million of which was on account of the quarterly fee and $0.3 million of which was on account of the incentive fee.

2013 Manager Multi-Year Outperformance Agreement

The OPP provided for a performance-based bonus award to RCS Capital Management in the form of LTIP Units in RCS Holdings, structured as profits interests in RCS Holdings, intended to further align RCS Capital Management’s interests with those of our company and its stockholders. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The Board determined that as of such valuation date, 310,947 LTIP Units were earned and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. See “— Other Agreements with Luxor — Membership Interest in RCS Capital Management.” We may grant new LTIP Units in RCS Holdings to RCS Capital Management in the future.

Wholesale Distribution

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital pursuant to standard dealer manager agreements. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. The non-traded securities are offered on a “best efforts” or “reasonable best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $426.0 million under these arrangements.

During the year ended December 31, 2013, Realty Capital Securities modified its treatment of selling commissions on the sale of securities purchased through the RIA channel by reducing to zero the selling commissions charged on sales on offerings sold through the RIA channel. The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, when the 7% selling commission Realty Capital Securities received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer 3% manager fee and the 7% selling commission was charged against the amount invested through the RIA channel, and Realty Capital Securities retained the amount of the 7% selling commission charged against the investor’s purchase price. Realty Capital Securities estimates the reduction in related party revenue from sales through the RIA channel due to this change was $23.5 million during the period from July 1, 2013 to December 31, 2013 and an estimated $10.1 million during the period from January 1, 2014 to March 31, 2014.

Realty Capital Securities also distributes American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act. During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $18,000 under these arrangements.

Investment Banking, Capital Markets and Transaction Management Services

We provide various services to various REITs and other entities sponsored or managed by American Realty Capital through our investment banking, capital markets and transaction management services platform in connection with their operational activities and pursuit, evaluation and executions of strategic alternatives.

Mergers and Acquisitions.  ARCP is a self-managed REIT traded on NASDAQ, which was externally advised by an affiliate of American Realty Capital until January 8, 2014. Prior to its acquisition by ARCP, ARCT IV was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARCP and were directors and executive officers of ARCT IV.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to April 28, 2014, we have provided ARCP and ARCT IV with a variety of investment banking, financial advisory and other services in connection with their mergers and acquisitions activities as follows:

•	to ARCP, in connection with its acquisition of a real estate portfolio from certain affiliates of GE Capital Corp., which was completed on June 27, 2013;
•	to ARCP, in connection with its acquisition of CapLease, Inc. through a merger transaction, which was completed on November 5, 2013;
•	to ARCP and ARCT IV, in connection with ARCP’s acquisition of ARCT IV through a merger transaction, which was completed on January 3, 2014;
•	to ARCP, in connection with its acquisition of a real estate portfolio from affiliates of funds managed by Fortress Investment Group LLC, which was completed with respect to certain properties on October 1, 2013 and, with respect to other properties, on January 8, 2014;
•	to ARCP, in connection with its acquisition of Cole Real Estate Investments, Inc. through a merger transaction, which was completed on February 7, 2014; and
•	to ARCP, in connection with its acquisition of a real estate portfolio from Inland American Real Estate Trust, Inc., which was completed with respect to certain properties during the year ended December 31, 2013, with respect to other properties, on February 21, 2014, and, with respect to the balance of properties in the portfolio, the acquisition is expected to be completed during the first half of 2014.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $68.0 million in fees from ARCP and ARCT IV based on a percentage of the transaction value payable upon completion, including reimbursement for out of pocket expenses. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Capital Markets.  We have served as underwriter and placement agent and provided structuring services in connection with various public and private offerings of debt securities, preferred stock and common stock for ARCP, including at-the-market offerings, which we refer to collectively as the ARCP offerings.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $3.9 million in underwriting commissions, placement fees and structuring fees in connection with the ARCP offerings.

Listings.  Prior to its listing on The NASDAQ Global Select Market under the ticker symbol “HCT” on April 7, 2014 and a related tender offer, ARC HT was a non-traded REIT sponsored by American Realty Capital. Prior to its listing on the NYSE under the ticker symbol “NYRT” on April 15, 2014 and a related tender offer, NYRT was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARC HT and NYRT.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to April 28, 2014, we have provided ARC HT and NYRT with a variety of support, advisory and other services in connection with preparation for and execution of their proposed and completed strategic transactions, namely their listings on national securities exchanges, under agreements that provide for fixed advisory fees and fixed fees due at the time of completion of the transaction.

We expect that we will enter into similar arrangements on similar terms with ARCT V and other non-traded REITs sponsored by American Realty Capital.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $8.9 million under the arrangements described above, including expense reimbursements. We expect to earn an additional $14.5 million with respect to fees due or paid during the period from April 1, 2014 to April 28, 2014. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Transaction Management Services Agreement

RCS Advisory Services is party to a transaction management services agreement with American Realty Capital, pursuant to which RCS Advisory provides American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services among others), in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement provides for an initial term of ten years, which commenced in June 2013 with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. The service recipients pay RCS Advisory: (1) the hourly rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on services performed for the services billed at a flat rate. RCS Advisory does not charge for personnel costs associated with any persons that they employ that are also employees of the service recipients. The compensation payable by the service recipients to RCS Advisory under the agreement for services rendered by RCS Advisory will not exceed then current market rates that could be obtained by the service recipients for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $8.7 million billed at an hourly or flat rate under the transaction management services agreement.

Transfer Agency Services Agreement

ANST is party to a transfer agency services agreement with certain American Realty Capital-sponsored companies, pursuant to which ANST provides such companies with transfer agency services (including broker and shareholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third party transfer agent. The agreement provides for an initial term of ten years which commenced in June 2013 with the option to renew for unlimited successive one year terms upon the mutual consent of the parties. In addition, the agreement will terminate upon the delivery of 30 days’ written notice by (i) American Realty Capital to ANST of non-compliance with its obligations under the agreement; or (ii) by ANST upon a change of a control of American Realty Capital that would require disclosure under Regulation 14A of the Exchange Act. The service recipients pay (i) a monthly supervisory fee of $10,000 (subject to certain exceptions) in cash, for the first full month in which ANST is exclusively performing all the services under the agreement; and (ii) from time to time, service fees in cash, based on the services provided per account serviced. ANST charges service recipients reasonable expenses incurred, on a monthly basis, in connection with the services provided under the agreement. The account service fees paid by the service recipients to ANST will increase annually in an amount no less than the annual percentage change in the Consumer Price Index in New York, as reported by the U.S. Bureau of Labor Statistics. Where a service recipient requests additional services to be provided which are not included under the agreement, these services will be compensated at customary rates as agreed upon by the service recipient and ANST.

During the period from our commencement of our operations following the issuance to us of Class A Units in connection with our initial public offering on June 10, 2013 to March 31, 2014, ANST has received $9.7 million under this agreement.

American Realty Capital — Operating Subsidiaries Services Agreement

American Realty Capital is party to a services agreement with Realty Capital Securities, RCS Advisory and ANST, pursuant to which American Realty Capital and its subsidiaries provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement provides for an initial term of ten years, which commenced in June 2013 with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. Our operating subsidiaries pay American Realty Capital: (1) the hourly rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on services performed for the services billed at a flat rate. American Realty Capital does not charge for personnel costs associated with any persons that they employ that are also employees of our operating subsidiaries. The compensation payable by our operating subsidiaries to American Realty Capital under the agreement for services rendered by American Realty Capital will not exceed then current market rates that could be obtained by our operating subsidiaries for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, American Realty Capital has received $1.2 million under this agreement.

AR Capital Real Estate Income Fund

As of March 31, 2014, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $6.3 million and $6.6 million, respectively. American Realty Capital is the advisor of AR Capital Real Estate Income Fund.

Lease of Lodging Facility

In March 2014, Realty Capital Securities leased a lodging facility in Newport, Rhode Island from an affiliate, ARC HTNEWRI001, LLC. Realty Capital Securities also entered into an agreement with another affiliate, Crestline Hotels and Resorts, LLC, or Crestline, to manage and operate the lodging facility. Crestline remits the lodging facility’s revenue to us, net of the fees from Crestline. During the three months ended March 31, 2014, we incurred $0.01 million in rent expense under these arrangements.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which we granted (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock) held or acquired by them; and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under our equity plan. Under the registration rights agreement, the shareholders party thereto have the right to request us to register the sale of its shares and also may require us to make available shelf registration statements, at such time as we may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. See “— Our Structure and the Exchange Transactions.”

Exchange Agreement

RCAP Holdings has entered into an exchange agreement with us under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. On February 11, 2014, the exchange agreement was amended so as to permit an exchange by RCAP Holdings of its Class B Units of each of Realty Capital Securities, RCS Advisory and ANST for shares of our Class A common stock thereunder to be treated as a contribution by RCAP Holdings of its equity interests in each of Realty Capital Securities, RCS Advisory and ANST to us in a transaction intending to qualify as tax-free under Section 351 of the Code.

As part of the exchange transactions, pursuant to its rights under this agreement, RCAP Holdings has exchanged all of its Class B common stock and Class B Units except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. See “— Our Structure and the Exchange Transactions.”

The exchange transactions are subject to FINRA approval, which has not yet been obtained. See “Risk Factors — Risks Related to the Securities Industry — RCAP’s ability to raise capital in a timely manner in the amount that RCAP may require and effect changes in ownership, including through the exchange transactions, is limited by the operation of Rule 1017.”

Tax Receivable Agreement

We are party to a tax receivable agreement with RCAP Holdings requiring us to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by RCAP Holdings’ exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each of Realty Capital Securities, RCS Advisory and ANST. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to RCAP Holdings, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that RCAP Holdings, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to RCAP Holdings using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, the proposed public offering, the Cetera financings and the completion of the pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP Holdings qualifies as a tax-free contribution to us, under Section 351 of the Code we would obtain carryover tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as a tax-free Section 351 contribution, there will be no reductions in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis of tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each of Realty Capital Securities, RCS Advisory and ANST and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Limited Liability Company Agreement of RCS Holdings

On February 10, 2014, we formed RCS Holdings. Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units.” In connection with the exchange transactions, RCS Capital Management contributed all its LTIP Units to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to us and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to us are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the exchange transactions. See “— Management — 2013 Manager Multi-Year Outperformance Agreement.” Until such time as the LTIP Units of RCS Holdings are fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings are fully earned, they are entitled to a catch-up distribution and then the same distributions as Class A Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A common stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, we, as the managing member of RCS Holdings, control RCS Holdings’ affairs and decision making.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned, referred to as the Earned LTIP Units, and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, the Company also entered into an agreement with RCS Capital Management and the members of RCAP Holdings pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all 310,947 Earned LTIP Units to the members of RCAP Holdings, who then became members of RCS Holdings as well as parties to the Limited Liability Company Agreement of RCS Holdings immediately prior to the acquisition by Luxor of an interest in RCS Capital Management. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Following such distribution RCS Capital Management ceased to be a member of RCS Holdings.

Amended and Restated Limited Liability Company Agreements of Realty Capital Securities,
RCS Advisory and ANST

Under the amended and restated operating agreements of Realty Capital Securities, RCS Advisory and ANST, there are two classes of units of each Realty Capital Securities, RCS Advisory and ANST called “Class A Units” and “Class B Units.” We hold 100% of the outstanding Class A Units of each Realty Capital Securities, RCS Advisory and ANST, and RCAP Holdings holds the sole outstanding Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST. Class A Units confer substantially all of the economic rights and all of the voting rights and Class B Units confer de minimis economic rights and no voting rights in Realty Capital Securities, RCS Advisory and ANST.

The amended and restated operating agreements provide that at any time we issue a share of our Class A common stock, we will transfer the net proceeds received by us with respect to such share, if any, to Realty Capital Securities, RCS Advisory and ANST (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Realty Capital Securities, RCS Advisory and ANST immediately prior to such redemption of our Class A common stock, to redeem an equal number of Class A Units of Realty Capital Securities, RCS Advisory and ANST held by us, upon the same aggregate terms and for the same price, as the shares of our Class A common stock are redeemed.

As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B common stock without holding one Class B Unit in each operating subsidiary. Following this amendment, the remaining Class B Units owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by us, indirectly, through RCS Holdings’ ownership of the Class A Units.

The Cetera Financings

In order to complete the Cetera acquisition, we concurrently entered into the Cetera financings pursuant to certain commitments received in connection with the signing of the Cetera merger agreement on January 16, 2014 with Luxor and certain banks, including Barclays and Bank of America, and entered into certain other agreements related thereto. RCAP Holdings and certain of our other related parties had direct or indirect interests in the Cetera financings, and certain of the other agreements related thereto, as described in more detail below. See “— The Recent and Pending Acquisitions — The Cetera Financings.”

The Bank Facilities.  Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years or the revolving facility and, together with the term facilities, the bank facilities. As described in more detail below, the bank facilities are guaranteed by, among others, RCS Capital Management and RCAP Holdings.

As of the closing of the bank facilities and as of May 9, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at the closing of the Cetera financings.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility were used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera acquisition and for general corporate purposes.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an initial interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to: (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The bank facilities include the requirement to prepay the aggregate principal amount of the bank facilities in the amount of 50% of “Excess Cash Flow” (as defined in the bank facilities), subject to reduction based on the First Lien Leverage Ratio (as defined in the bank facilities).

The first lien term facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the merger, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.

The bank facilities provide for customary events of default and also provide for an event of default if: (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014; or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding First Allied indebtedness, which is required to occur by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include 12,851,999 shares of our Class A common stock and the sole outstanding share of our Class B common stock. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company. See “Principal Stockholders.”

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings us and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equityholders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

Assignment of Debt of RCAP Holdings to American Realty Capital.  On September 25, 2013, to finance part of the cash merger consideration paid by RCAP Holdings to acquire First Allied, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital.

On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount, the same interest rate and the same maturity.

As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of Class A common stock to RCAP Equity, LLC which were then used to secure American Realty Capital’s obligation under the indebtedness.

Following closing on April 28, 2014, $40.0 million in indebtedness, was outstanding. This indebtedness matures on September 25, 2015 and bears interest at 6.5% per annum.

RCAP Equity, LLC was formed for the purpose described above and its members are the members of RCAP Holdings, who are also the members of RCS Capital Management, RCS Holdings and American Realty Capital. Similar to these other entities, control of RCAP Equity, LLC is exclusively vested in Messrs. Schorsch and Kahane. RCAP Holdings intends to use a portion of the proceeds it receives from this offering to repay this indebtedness. See “Use of Proceeds.”

The Luxor Financings.  As part of the Cetera financings, on April 29, 2014, we, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase shares of our Class A common stock, which we refer to as the Luxor common stock, in the concurrent private offering.

We also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

The proceeds from the Luxor securities were used by us to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses.

We will pay certain premiums, fees and expenses in the aggregate amount of $20.0 million in connection with the Luxor financings.

The Luxor Common Stock.  If we raise at least $150.0 million in gross proceeds in this offering Luxor has agreed to purchase, at the same price as the shares sold in this offering, $50.0 million of Class A common stock from us, in a concurrent private offering. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from a well-marketed, underwritten public offering.

The Convertible Preferred Stock.  On April 29, 2014, we issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of our Class A common stock on the same terms as actual shares of convertible preferred stock.

The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates who purchased the convertible preferred stock. Pursuant to this agreement, at any time during the 90-day period beginning on October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Convertible Notes.  On April 29, 2014, we issued $120,000,000 aggregate principal amount of convertible notes to affiliates of Luxor in a private placement. The convertible notes are our senior unsecured obligations, but they are subordinate to the bank facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of (i) $21.18 per share of Class A common stock, and (ii) 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes contain customary events of default and negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (with similar, but less restrictive exceptions as the bank facilities), asset dispositions, acquisitions and transactions with affiliates. The convertible notes are not redeemable by us prior to their maturity date without the consent of Luxor.

Other Agreements with Luxor.  We, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014.
•	Membership Interest in RCS Capital Management. On April 29, 2014, Luxor purchased 23.5% (subject to downward adjustment to no less than 17.5% based upon the gross proceeds received by us in a well-marketed, underwritten public offering, such as this offering) of the membership interests in RCS Capital Management, or the Luxor percentage interest, for $15.3 million.

We have also entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we have the right to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor has the right to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is equal to 15% multiplied by the then existing Luxor percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock). As of May 9, 2014, 614,735 shares of our Class A common stock would be issuable upon exercise of Luxor’s put right.

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to us for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

•	Board rights. Luxor has the right to designate an independent director to our board of directors and appoint a board observer for as long as Luxor owns at least $25.0 million of convertible preferred stock. Pursuant to this right, our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and a board observer, effective as of February 10, 2014. Additionally, if, after April 29, 2016, we are more than 18 months in arrears on the payment of dividends the convertible preferred stock and Luxor still owns at least 50% of the outstanding convertible preferred stock, and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if, at any time Luxor owns at least 50% of the outstanding convertible preferred stock and there is a Bankruptcy Event (as defined in the certificate of designation) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. RCAP Holdings, RCS Capital Management and the members of RCAP Holdings (who are also members of RCS Capital Management, American Realty Capital RCAP Equity, LLC and RCS Holdings) entered into a restrictive covenants agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of Luxor’s commitment to provide the Luxor financings, or until January 16, 2016, subject to certain termination events.
•	Corporate reorganization. RCAP Holdings and the members of RCAP Holdings agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby RCAP Holdings will (i) contribute its equity interest in First Allied to us, which we expect will occur through the completion of the First Allied acquisition; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014, and were, except for the First Allied acquisition (which was subsequently approved by our board of directors), implemented as part of the exchange transactions.

RCAP Holdings and the members of RCAP Holdings also agreed with Luxor to use their reasonable best efforts to cause us to amend the rights of our Class B common stock to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, or February 11, 2016, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem RCAP Holdings’ (or the members of RCAP Holdings’) beneficial ownership of any outstanding Class B common stock owned by RCAP Holdings for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. See “— Our Structure and The Exchange Transactions” for further details. We would be prohibited from effecting this redemption by the restricted payments covenants contained in the bank facilities as currently in effect. See “— The Bank Facilities” for further details.

The RCAP Holdings Member Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into a commitment letter, or the RCAP Holdings member commitment, with the members of RCAP Holdings. The RCAP Holdings member commitment provided for the members of RCAP Holdings to purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering $10.0 million of our Class A common stock from us. The RCAP Holdings member commitment was not required to complete the Cetera financings at the closing of the Cetera acquisitions.

The obligation of members of RCAP Holdings to purchase these shares was conditioned on: (i) our completion of a well-marketed, underwritten public offering; and (ii) the purchase of the Luxor common stock by Luxor.

The RCAP Holdings member commitment also provided for an additional equity commitment related to the Luxor common stock. The members of RCAP Holdings agreed that that if prior to the closing of the Cetera acquisition, (i) we did not complete a well-marketed, underwritten public offering, or (ii) if Luxor purchased less than $50.0 million of Luxor common stock, the members of RCAP Holdings would purchase additional shares of our Class A common stock such that the combined net proceeds to us from the Luxor common stock and the additional equity commitment would be at least $50.0 million.

The proceeds from these financings would have been used by us to pay a portion of the consideration to be paid in the Cetera acquisition, but they were not required to complete the Cetera acquisition because we were able to obtain sufficient financing from other sources. In addition, Luxor’s commitment to provide the Luxor financings was amended on April 29, 2014 to remove the condition to Luxor’s commitment to purchase the Luxor common stock that RCAP Holdings was required to concurrently purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering, $10.0 million of our Class A common stock.

The First Allied Acquisition

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied, or the First Allied shares, following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto, or the original First Allied merger agreement. Under the original First Allied merger agreement, the effective cost of the acquisition of First Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration.

A portion of the merger consideration was paid by the issuance of (exchangeable notes by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million) paid to the former owners of First Allied and $32.0 million in First Allied indebtedness outstanding immediately following consummation of the merger. Interest on the First Allied notes, which mature on September 25, 2016, accrues at the annual rate of 5%. The interest rate on the First Allied notes does not include the additional value of the conversion option to the sellers. Interest expense in respect of the First Allied notes was $1.3 million for the period from September 25, 2013 through May 9, 2014. Holders of the First Allied notes have the option, at certain specified times, to exchange their First Allied notes for shares of our Class A common stock at an exchange price of $23 per share. RCAP Holdings has the right to deliver cash in an amount equal to the then existing value of such shares of our Class A common stock in lieu of such shares. RCAP Holdings is responsible for any cash or Class A common stock issuable on exchange of the First Allied notes, and RCAP Holdings has agreed to reimburse us for any amounts released from the escrow described below to pay cash on exchange of the First Allied notes pursuant to a separate agreement. See “ — The First Allied Reimbursement Agreement.”

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital. The Original FA Acquisition Indebtedness was scheduled to mature on September 25, 2015, and the effective interest rate of the Original FA Acquisition Indebtedness from September 25, 2013 through April 28, 2014, when the Original FA Acquisition Indebtedness was refinanced, was 4.54% per annum, resulting in a total interest expense of $1.1 million for such period. On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. The initial interest rate on the refinanced indebtedness is 6.5% per annum. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of our Class A Common Stock held by RCAP Holdings to RCAP Equity, LLC, which shares then were pledged by RCAP Equity, LLC to secure American Realty Capital’s obligation under the refinanced indebtedness. RCAP Equity, LLC, a newly formed entity controlled by Messrs. Schorsch and Kahane, was formed expressly to be a guarantor under the refinanced indebtedness. The remaining shares of our Class A common stock and Class B common stock held by RCAP Holdings have been pledged by RCAP Holdings to secure the bank facilities. See “ — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital,” “ — The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders” for more information.

On April 3, 2014, we entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, immediately following consummation of the contribution, $33.8 million of First Allied indebtedness (which we expect will be repaid with the proceeds from this offering and the concurrent public offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $370.6 million, based on the closing price for our Class A common stock of $32.90 per share on May 9, 2014. Accordingly, the effective cost to us for the First Allied acquisition will be $404.4 million (including $33.8 million of First Allied indebtedness and assuming a closing price for our Class A common stock of $32.90 per share on the date of consummation of the contribution), which is $227.4 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

Under the terms of the bank facilities we entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness our obligations under the bank facilities also will be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied contribution agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the original First Allied merger agreement. Any outstanding First Allied notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration, in connection with the original First Allied merger agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the bank facilities if an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier of the closing to occur of this offering and August 27, 2014. Amounts on deposit in the special escrow would be released to repay the First Allied notes or once the First Allied notes have otherwise been satisfied.

The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost used to compensate RCAP Holdings for the use of its capital was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range, or 21.5%, to determine the carrying cost. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%. The effective weighted blended interest rate on the First Allied notes and the Original FA Acquisition Indebtedness from September 25, 2013 through May 31, 2014 was 4.71% per annum, resulting in a total interest expense of $1.1 million for such period, not including the value of the conversion option on the First Allied notes.

The board of directors, when it established the purchase price for the First Allied acquisition in January 2014, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied acquisition by the board of directors. The cash of First Allied could increase or decrease prior to the date of closing of the First Allied acquisition, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied acquisition.

Pursuant to the First Allied contribution agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied contribution agreement will generally survive the closing of the First Allied acquisition for a period of 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied acquisition is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A common stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied contribution agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The First Allied Reimbursement Agreement

In connection with the bank facilities, we entered into a reimbursement agreement with RCAP Holdings, or the First Allied reimbursement agreement, dated as of April 28, 2014.

The bank facilities provide for an event of default if (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier of this offering and August 27, 2014, or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

The amount deposited in the special escrow by us may be released by RCAP Holdings to repay its obligations under such First Allied notes.

Pursuant to the terms and subject to the conditions set forth in the First Allied reimbursement agreement, RCAP Holdings will reimburse us for any amounts released by RCAP Holdings from the special escrow in connection with repaying RCAP Holdings’ obligations under the First Allied notes. The First Allied reimbursement agreement also provides that if RCAP Holdings fails to reimburse us within five business days, interest shall accrue at LIBOR plus the Applicable Margin for Term Loans (each, as defined in the bank facilities) until the reimbursed amounts are repaid in full.

In addition, if the First Allied contribution is not consummated prior to July 28, 2014, RCAP Holdings will prepay in full the amount of the First Allied indebtedness.

Indemnification Agreements with Executive Officers and Directors

We are party to separate indemnification agreements with each of our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Affiliated Transactions Best Practices Policy

In March 2011, Realty Capital Securities adopted the Policy, which has subsequently been adopted by direct investment programs which have their securities sold on its platform. The Policy requires that, except under limited circumstances, (i) each such direct investment program restrict itself from entering into co-investments or other business transactions with another investment program sponsored by American Realty Capital; and (ii) sponsors of direct investment programs refrain from entering into co-investments or other business transactions with their sponsored issuers. The Policy was adopted to promote the independence of each issuer of direct investment programs and to provide clarity as to what type of co-investments are permissible for direct investment programs that are distributed by Realty Capital Securities.

The Policy provides that a direct investment program may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by American Realty Capital or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Messrs. Schorsch or Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. However, a direct investment program distributed by Realty Capital Securities may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to its stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. The direct investment program must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the program’s board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, the direct investment program’s advisor will be permitted to charge fees at no more than the rate corresponding to the program’s percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, the program’s investment in such co-investments shall not exceed 10% of the value of its portfolio. The Policy was designed to abide by principles that ensure that the program operates its business independently of other American Realty Capital programs or their sponsor, as applicable, and on terms that are commercially reasonable and generally available to programs of their type. Realty Capital Securities believes that the Policy provides clear guidance to issuers of direct investment programs as to which transactions are prohibited because of their affiliated nature and which transactions are permissible.

Other Related Party Transactions

Nicholas S. Schorsch, Jr. is the son of Nicholas S. Schorsch, the executive chairman of our Board of Directors. During 2013, Nicholas S. Schorsch, Jr. was employed as a Senior Product Manager at Realty Capital Securities and received a base salary of $229,167, $181,844 in commissions and a bonus of $80,000 in the form of restricted shares of our Class A common stock.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors;
•	all our executive officers and directors as a group; and
•	the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Percentage of beneficial ownership in the table below is based on 47,924,446 shares of Class A common stock deemed to be outstanding as of May 9, 2014, assuming the conversion of all outstanding shares of convertible preferred stock and outstanding convertible notes into shares of our Class A common stock at the conversion price applicable on May 9, 2014 and the exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management.

Under a stock purchase agreement dated as of April 29, 2014, among our company, Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Spectrum Offshore Master Fund, LP, Luxor Wavefront, LP and OC 19 Master Fund, L.P.-LCG, which we refer to collectively as the Luxor affiliates, the Luxor affiliates purchased $270.0 million (aggregate liquidation preference) of convertible preferred stock and $120.0 million (face amount) convertible notes and agreed to purchase up to $50.0 million in shares of our Class A common stock in the concurrent private offering. The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

Beneficial Owner(1)	No. of Shares of Class A Common Stock Beneficially Owned		% of Class A Common Stock	No. of Shares of Class B Common Stock Beneficially Owned		% of Combined Voting Power
Nicholas S. Schorsch	24,071,499	(7)	50.23%	1	(8)	75.11%
William M. Kahane	24,051,499	(8)	50.19%	1	(8)	75.09%
RCAP Holdings, LLC	12,851,999		26.82%	1		63.41%
RCAP Equity, LLC	11,200,000		23.37%	—		11.69%
Luxor Capital Partners, LP(2)	7,615,360		15.89%	—		7.95%
Luxor Capital Partners Offshore Master Fund, LP(3)	8,783,125		18.33%	—		9.16%
Luxor Spectrum Offshore Master Fund, LP(4)	653,706		1.36%	—		0.68%
Luxor Wavefront, LP(5)	1,849,922		3.86%	—		1.93%
OC 19 Master Fund, L.P.-LCG(6)	705,096		1.47%	—		0.74%
Edward M. Weil, Jr.	1,000		*	—		*
Peter M. Budko	—		—	—		*
Brian S. Block	—		—	—		*
Brian D. Jones	112,671	(9)	*	—		*
Brian L. Nygaard	—		—	—		—%
Mark Auerbach	—		—	—		—%
Jeffrey J. Brown	—		—	—		—%
C. Thomas McMillen	—		—	—		—%
Howell D. Wood	—		—	—		—%
Directors and executive officers as a group (12 persons)	24,185,170	(10)	50.47%	1	(8)	77.13%

*	Less than 1%
(1)	Except as otherwise indicated, the business address of each individual or entity listed in the table is c/o RCS Capital Corporation, 405 Park Avenue, 15 th Floor, New York, NY 10022.
(2)	The business address of Luxor Capital Partners, LP is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 5,402,931 shares of convertible preferred stock, which are convertible into 4,912,240 shares of our Class A common stock, $44,232,000 aggregate principal amount of convertible notes, which are convertible into 2,088,385 shares of our Class A common stock and 614,735 shares of our Class A common stock issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Luxor Capital Group LP will purchase shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Capital Group LP. Luxor Capital Group, LP, or Luxor Capital, as the investment manager of Luxor Capital Partners, LP has voting and investment discretion over securities held by Luxor Capital Partners, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(3)	The business address of Luxor Capital Partners Offshore Master Fund, LP, is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Consists of 6,778,644 shares of convertible preferred stock, which are convertible into 6,163,012 shares of our Class A common stock, and $55,494,000 aggregate principal amount of convertible notes, which are convertible into 2,620,113 shares of our Class A common stock. Luxor Capital Partners Offshore Master Fund, LP will purchase shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Capital Partners Offshore Master Fund, LP. Luxor Capital as the investment manager of Luxor Capital Partners Offshore

Master Fund, LP has voting and investment discretion over securities held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners Offshore Master Fund, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(4)	The business address of Luxor Spectrum Offshore Master Fund, LP, is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Consists of 504,479 shares of convertible preferred stock, which are convertible into 458,663 shares of our Class A common stock, and $4,131,000 aggregate principal amount of convertible notes, which are convertible into 195,042 shares of our Class A common stock. Luxor Spectrum Offshore Master Fund, LP will purchase shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Spectrum Offshore Master Fund, LP. Luxor Capital Group as the investment manager of Luxor Spectrum Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Spectrum Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Spectrum Offshore Master Fund, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(5)	The business address of Luxor Wavefront, LP, is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 1,427,748 shares of convertible preferred stock, which are convertible into 1,298,081 shares of our Class A common stock, and $11,688,000 aggregate principal amount of convertible notes, which are convertible into 551,841 shares of our Class A common stock. Luxor Wavefront, LP will purchase shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Wavefront, LP. Luxor Capital as the investment manager of Luxor Wavefront, LP has voting and investment discretion over securities held by Luxor Wavefront, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Wavefront, LP. controlling this fund. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(6)	The business address of OC 19 Master Fund, L.P.-LCG, is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 544,178 shares of convertible preferred stock, which are convertible into 494,756 shares of our Class A common stock, and $4,455,000 aggregate principal amount of convertible notes, which are convertible into 210,340 shares of our Class A common stock. OC 19 Master Fund, L.P.-LCG will purchase shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by OC 19 Master Fund, L.P.-LCG. Luxor Capital as the investment manager of OC 19 Master Fund, L.P.–LCG has voting and investment discretion over securities held by OC 19 Master Fund, L.P.–LCG. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to OC 19 Master Fund, L.P.—LCG. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(7)	20,000 shares are held directly by Nicholas S. Schorsch. 12,851,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A common stock and the sole outstanding share of RCAP Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

(8)	12,851,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock, and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A common stock and the sole outstanding share of RCAP of Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(9)	Includes 110,671 restricted shares awarded under our equity plan.
(10)	20,000 shares are held directly by Nicholas S. Schorsch, 1,000 shares are held directly by Edward M. Weil, Jr. and 112,671 shares (including 110,671 restricted shares awarded under our equity plan) are held directly by Brian D. Jones. Of the remaining 24,051,499 shares, 12,851,499 shares are held by RCAP Holdings, LLC and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A common stock and the sole outstanding share of RCAP Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” Each of Messrs. Schorsch, and Kahane may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Dividend Policy and Dividends

Commencing in July 2013 (with respect to the second quarter of 2013), through April 2014 (with respect to the first quarter of 2014), we paid dividends in an amount equal to $0.18 per share for each quarter. We funded our dividends from our portion of distributions made by our operating subsidiaries from their available cash generated from operations. At the present time, we do not expect to continue paying quarterly dividends in subsequent quarters due to the negative covenants described below. RCAP Holdings is not entitled to any cash dividends in its capacity as the sole holder of our Class B common stock, but it participates with respect to the one Class B Unit it holds in each operating subsidiary, on a pro rata basis in distributions by our operating subsidiaries and is entitled to cash dividends in its capacity as a holder of shares of Class A common stock.

The negative covenants that are contained in the bank facilities entered into when we consummated the Cetera financings prohibit payment of dividends by us and our subsidiaries, subject to certain limited exceptions. Additionally, the indenture governing the convertible notes issued to Luxor contains a similar covenant that is less restrictive than the covenants contained in the bank facilities.

The declaration and payment of all dividends is at the sole discretion of our board of directors. In determining the amount of any dividends, our board of directors takes into account: (i) the financial results of our operating subsidiaries; (ii) our available cash, as well as anticipated cash requirements (including debt servicing, if any); (iii) our capital requirements and the capital requirements of our operating subsidiaries; (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our operating subsidiaries to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant.

Our dividend policy has certain other risks and limitations, particularly with respect to liquidity. We may not pay dividends according to our policy, or at all, if, among other things, one or more of our operating subsidiaries is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with any covenants and financial ratios related to any indebtedness it may incur and its other agreements with third parties. Under Delaware law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a corporation’s total assets over the sum of its total liabilities plus the amount the corporation has determined to be capital. Under Delaware law, our board of directors can use the fair value of assets and liabilities, rather than book value, in making this determination. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock are not taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Description of Capital Stock

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our second amended and restated by-laws, which are incorporated by reference into to the registration statement of which this proxy statement/prospectus forms a part, and by applicable law. Under our amended and restated certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share.

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

RCAP Holdings holds one share of our Class B common stock, which is the only share outstanding. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

The holder of our Class B common stock has no right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, amendments affecting rights of Class B shares must be approved by majority of Class B voting as a separate class, and any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption (except our Class B common stock may be redeemable from RCAP Holdings by us under certain circumstance described under “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”) or will have preemptive rights to purchase additional shares of any class of common stock. All the outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

On April 29, 2014, we issued convertible preferred stock to Luxor, the terms of which are described in more detail in “— The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — The Convertible Preferred Stock.”

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which will apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws requires the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, the holder of our Class B common stock generally will be able to approve any such amendment to our amended and restated articles of incorporation or our by-laws.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

As a holding company, we depend upon distributions from our operating subsidiaries to fund all distributions. For a description of the material terms of the Amended and Restated Limited Liability Company Agreement of each of our operating subsidiaries, see “— Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of Realty Capital Securities, RCS Advisory and ANST.”

Listing

Our Class A common stock is listed on NYSE under the symbol “RCAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

INVESTORS CAPITAL HOLDINGS, LTD.

Business Overview

Incorporated in 1995 under Massachusetts law and redomesticated under Delaware law in 2007, ICH is a financial services holding company whose wholly owned subsidiaries assist a nationwide network of independent registered representatives in providing a diversified line of financial services to the public, including securities brokerage, investment advice, asset management, financial planning and insurance. ICH subsidiaries include:

•	Investors Capital Corporation, or “ICC,” which provides broker-dealer services and, doing business as Investors Capital Advisors, or “ICA,” investment advisory services;
•	ICC Insurance Agency, Inc., or “ICCIA,”, which facilitates the sale of insurance and annuities by representatives;
•	Advisor Direct, Incorporated, or “AD,” registered to operate as a (k)(1) broker-dealer with principal transactions limited to mutual funds and/or variable annuities; and
•	Investors Capital Holdings Securities Corporation, or “ICH Securities,” which holds cash, cash equivalents, interest income and dividend income for ICH.

ICH’s business consists of two operating segments: broker-dealer services provided by ICC and investment advisory services provided by ICC doing business as ICA. All revenue realized by ICCIA flows through as revenue to ICC. Broker-dealer commissions and investment advisory fees generated by ICC’s registered representatives represented the substantial majority of ICH’s total revenues for the fiscal year ended March 31, 2013 and the nine months ended December 31, 2013.

Broker-Dealer Services

ICC’s broker-dealer services include regulatory oversight, investment products and sales support to ICC’s national network of 440 registered representatives, who sell investment products and provide investment services to their clients. ICC earns a share of commissions from the services that the representatives provide to their clients in transactions for securities, insurance and related products.

ICC is registered as a securities broker-dealer with FINRA, the SEC, the Municipal Securities Rule Making Board, or “MSRB,” and the Securities Investor Protection Corporation, or “SIPC.” Headquartered in Lynnfield, Massachusetts, ICC is registered to conduct business as a broker-dealer in all 50 states, the Commonwealth of Puerto Rico and the District of Columbia. ICC provides multiple investment products and provides support, technology and back-office services to a network of producing (non-staff) independent registered representatives, which numbered 440 as of March 31, 2013.

On January 24, 2013, after receiving FINRA approval, ICH acquired Advisor Direct, Incorporated, a shell broker-dealer. AD, which is registered with the SEC and is a member of FINRA, operates as a (k)(1) broker-dealer, limiting principal transactions to mutual funds and/or variable annuities. Although operational, it has had no principal transactions since the date it was acquired and remains a shell broker-dealer.

Broker-Dealer Representatives.  Attracting and retaining experienced, productive independent registered representatives is an integral part of ICC’s growth strategy. Independent representatives recruited by ICC are duly registered under federal and state law to offer and provide broker-dealer services to investors. Depending upon their activities, they also may be required to qualify and register as investment advisor representatives. ICC provides continuing education and support that emphasizes long-range aspects of financial planning and investment, which ICC believes enables its representatives to better inform and serve their clients.

ICC also offers prospective representatives an attractive commission payout, which representatives can earn while owning and operating their own offices. Representatives are generally responsible for the costs associated with their respective offices and operations, while ICC provides technical, regulatory, supervisory, compliance and other support services. ICC believes that this arrangement allows expansion of company operations with minimal capital outlay.

Commission payouts to registered representatives retained by ICC are negotiated individually and generally represent a percentage of the gross dealer concession generated by them. Representatives grant ICC the right to offset certain losses ICC may sustain as a result of their actions, errors or omissions against their commissions. ICC’s agreements with its representatives generally may be terminated by either party with or without cause.

Support to Representatives.  ICC provides support to its representatives, including automated trading systems, targeted financial assistance, technology, administration, and sales and a network of communication links with investment product companies to assist representatives in pursuing consistent, profitable sales growth and regulatory oversight. Regional and national conventions provide forums to improve product knowledge, sales and client satisfaction. ICC also provides its representatives with programs and tools to grow their businesses through new client acquisition and the advancement of existing client relationships. ICC believes that these programs enhance its ability to attract and retain productive representatives.

•	Technology Resources. Using ICC technology, representatives and their clients are able to open new accounts, monitor existing accounts, update client accounts, initiate and execute trading activities, view and download commission data, download client data, receive statements and confirmations electronically, and research reports or inquiries on companies, securities and other financial topics.
•	Approved Investment Products. ICC’s representatives offer their clients a wide variety of ICC-approved investment products sponsored by well-respected, financially sound companies. ICC follows highly selective approval process to determine which products should be offered to clients by representatives, and ICC periodically reviews the product list to determine whether each product should be maintained or have its status as an approved product removed.
•	Marketing. ICC provides advertising and public relations assistance to representatives in order to enhance their profiles, increase public awareness of the representatives and the products they offer, and to bolster their professional stature in the public’s eye. Materials provided by ICC include FINRA-approved marketing materials, corporate and product brochures, client letters and website assistance.

Supervision/Compliance.  ICC maintains comprehensive broker-dealer and investment advisor compliance regulatory programs. ICC’s licensing, compliance and risk management staff include three dedicated attorneys. ICC also retains experienced supervisors in FINRA-recognized Offices of Supervisory Jurisdiction that are charged with compliance responsibilities for defined groups of registered representatives including, in particular, newly-affiliated representatives.

In this period of rapid regulatory change, ICC closely monitors the activities of representatives to manage risk and enhance compliance with applicable laws, rules and regulations including anti-money laundering and other programs required by the USA PATRIOT Act. ICC’s compliance efforts are increasingly assisted by computer systems, programs and reports, including routine internal auditing of trading and investment activity.

ICC endeavors to retain representatives that seek and value assistance in the area of compliance. Keeping in step with the latest industry regulations, ICC’s compliance department provides its representatives with advertising and sales literature review; field inspections, followed up with written findings and remediation programs; in-house publications, conference calls, webinars, workshops, seminars and other communications on compliance topics; assistance with customer complaints and regulatory inquiries; training at regional and national meetings; IT tools designed to enhance compliance review and communication; and interpretation of rules and regulations and general compliance training.

Clearing Services.  ICC has a clearing agreement to provide orderly processing and clearing of most of ICC’s brokerage securities transactions with Pershing LLC, a subsidiary of Bank of New York Mellon, on a fee-for-service basis. Pershing provides services including billing, credit extension, and receipt, custody and delivery of customer securities and funds.

Insurance Operations.  Certain states require a licensed insurance entity in order for ICC representatives to sell life insurance and annuity products to their clients. Accordingly, ICH operates ICCIA, a wholly owned subsidiary of ICH that is duly licensed for such purposes in states that require such licensing.

ICH Securities.  ICH Securities was established to hold cash for ICH for any income tax benefit purposes at the Massachusetts state level.

Investment Advisory Services

ICH’s investment advisory business is conducted through its broker-dealer subsidiary, ICC, doing business as ICA. ICA also provides investment advisory services, including asset allocation and portfolio rebalancing, through its various programs. These services are conducted largely through the online brokerage platform; other allocation services are performed directly by fund companies. As of March 31, 2013, 339 independent investment advisor representatives registered with various state securities departments were affiliated with ICA.

Prior to providing investment advisory services, each ICA investment advisor representative must satisfy the licensing requirements of the states in which they operate. In conformity with the requirements of the Advisors Act, compensation for ICA’s investment advisory services consists of an annual fee, assessed and earned quarterly, as a percentage of assets under management rather than a transaction-based commission or performance fee.

ICA offers several professional investment management programs, referred to as advisory wrap programs, that provide managed advisory accounts for its advisors’ clients:

•	A-MAP Suite of Advisory Wrap Programs: Representative-As-Portfolio Manager Program. ICA’s suite of A-MAP programs, including A-MAP, A-MAP AT, and A-MAP FT, enables the investment advisor representative to assist a client in creating a personalized investment portfolio. The investment advisor representative acts as the portfolio manager and has full investment discretion. A-MAP and A-MAP AT are programs where a platform fee is charged by ICA for its services as a registered investment advisor, or “RIA.” A-MAP-FT is a program where ICA charges a flat fee in lieu of a platform fee for its services as an RIA.
•	Fund Select Advisory Wrap Program: Representative-As-Portfolio Manager Program. This advisory program is used by the investment advisor representative to create and manage a customized portfolio constructed primarily of mutual funds.
•	F-MAP Advisory Wrap Program: Firm managed ETF and Mutual Fund Wrap Program. The F-MAP program utilizes a model portfolio established by ICA that creates, manages, rebalances, reallocates, and reports on portfolios that consist of, but are not limited to, no-load or load-waived mutual funds, ETFs, and/or variable annuities.
•	S-MAP Advisory Wrap Program: Separate Account Wrap Program. S-MAP is an advisory program pursuant to which ICA has entered into agreements with sub-advisors who are selected by the investment advisor representatives to provide advisory services to their clients. The S-MAP portfolios are not managed by ICA; instead, they are managed by the sub-advisors on a discretionary basis.

Asset Allocation Strategy

ICA’s investment advisor representatives often provide advisory services through ICA’s representative-directed program in which asset allocation is performed directly by the independent representative guided by ICA’s asset allocation strategy. ICA’s asset allocation strategy is based on the principle that, by investing in a combination of asset classes, risk may be reduced while seeking enhanced returns. In implementing a personalized asset allocation strategy for each customer, ICA representatives assess each customer individually to determine the most appropriate overall allocation of different investment products. After the initial selections are made, ICA representatives monitor portfolio performance and communicate with clients to make appropriate changes based on performance and any changes in customers’ goals.

ICH Business Strategy

A key component of ICH’s business strategy is to recruit well-established, productive representatives who provide superior service to their clients. Additionally, we assist ICH representatives in developing and expanding their business by providing a variety of support services and a diversified range of investment products for their clients. ICH focuses on providing substantial added value to its representatives’ practices, enabling them to be more productive, particularly in high margin lines such as advisory services and brokerage.

Other critical elements of the ICH strategy to achieve its corporate objectives include:

•	Attract, recruit and retain high quality financial professionals. The ICH business model stresses recruitment and retention of capable, experienced independent financial professionals possessing the professional qualifications, knowledge and judgment to provide superior broker-dealer and investment advisory services to their customers. Recruitment efforts are supported by advertising, targeted direct mail and telemarketing.
•	Provide technologically innovative solutions to independent financial advisors. ICH continues to pursue additional technologies to service the rapidly evolving financial services industry. It is vital that the independent financial advisors utilize state of the art technology to effectively facilitate their business activity. With ICH’s ongoing commitment to provide highly capable technology platform, ICH’s independent advisors can leverage these tools to increase efficiency and economies of scale.
•	Provide value-added services to ICH’s clients. ICH’s clients are provided with access to a pool of well-trained representatives; up-to-date market and other financial information, and direct access to the ICH online trade desk with various stock exchanges and institutional buyers and sellers. ICH has focused initiatives on education, compliance and product support, as well as practice management programs to assist advisors in efforts to grow their business’ production. ICH also assists its representatives in developing personalized websites, enabling them to provide their clients with a secure and private interface directly to ICH’s proprietary client website.
•	Grow recurring revenues. The industry is trending toward increased investment advisory business, and ICH is therefore focused on building its fee-based investment advisory business when it serves the interests of its clients. Recurring revenue is defined to include the advisory fees, trailing commissions and certain other fees. The advisory fees are the largest component and are not dependent upon transaction volumes. While advisory accounts generate substantially lower first year revenue than most commission products, the recurring nature of advisory fees provides stability and a foundation for accelerating future revenue growth.
•	Increase brand awareness. ICH is engaged in efforts to increase its brand recognition in order to attract new clients and representatives by building market awareness, educating the investing public and maintaining customer loyalty through direct marketing, advertising through its marketing department, use of its website, various public relations programs, web and live seminars, and/or advertising media such as print, radio and television.
•	Expand ICH product and service offering through strategic relationships. ICH continues to pursue business alliances to increase trading volume, capitalize on cross-selling opportunities, create additional markets for ICH asset management programs, mutual fund sales and fixed insurance products, take advantage of emerging market trends, create operational efficiencies and further enhance ICH’s name recognition.

ICH believes that improving the overall quality of ICC’s independent representatives is a key to achieving growth in revenues and earnings. ICH believes that upgrading the business practices of ICC’s representatives not only grows revenue, but assists in limiting the cost of overhead functions and representative noncompliance. ICC continually strives to improve the quality of its force of representatives in multiple ways, including:

•	attracting productive and profitable representatives;
•	supporting representatives to further develop their skills and practices; and
•	terminating low quality representatives.

ICH believes that continued growth in the per capita representatives-generated revenue will depend on attracting and recruiting new advisors, favorable market conditions and a focused practice management program.

Other Business Data

Competition.  The broker-dealer and investment advisory businesses are highly competitive and contain businesses with a wide range of services. ICH competes with both large and small investment management companies, commercial banks, brokerage firms, insurance companies, independent financial planners, independent broker-dealers and other financial institutions. Further, many of ICH’s larger competitors have more extensive client bases and greater name recognition, marketing, financial and technical resources than ICH does.

In addition, ICH may suffer from competition that results from departing employees and financial planners, and may compete for talent with other financial service businesses. ICH’s ability to compete effectively in its businesses is substantially dependent on its continuing ability to attract, retain and motivate qualified financial advisors.

The quality of ICH’s registered representatives, a premier level of service to the representatives, and the breadth and depth of brokerage and advisory products and services ICH offers set ICH apart from its industry competitors. ICH’s ability to compete depends upon many factors, some outside of ICH’s control, which include:

•	the ability to attract and retain a network of experienced investment professionals;
•	the effectiveness, ease of use, performance and features of ICH technology and services;
•	price and quality of ICH’s services and overall client satisfaction;
•	the volatility of financial markets and the world economy;
•	ICH’s ability to service its clients effectively and efficiently;
•	ICH’s reputation in the financial services industry; and
•	the ability to promote compliance with applicable laws and regulations by employees and independent representatives.

Employees.  As of December 31, 2013, ICH employed 65 persons on a permanent full-time basis. The majority of ICH full-time employees are located at ICH’s office in Lynnfield, Massachusetts. No employee is covered by a collective bargaining agreement or is represented by a labor union. ICH considers its employee relations to be satisfactory.

ICH also enters into independent contractor arrangements on an as-needed basis to assist with respect to various aspects of its business.

Acquisitions.  On January 24, 2013, ICH acquired all the assets of a shell broker-dealer for the cash purchase price of $32,500. Advisor Direct, Incorporated, the wholly owned broker-dealer subsidiary created as a result of the transaction, is a member of FINRA, registered with the SEC, and registered to operate as a (k)(1) broker-dealer, which limits its principal transactions to mutual funds and/or variable annuities. AD is operational but has had no principal transactions since its acquisition.

Broker-Dealer Regulation.  The securities industry is subject to extensive regulation under both federal and state law. The SEC is the federal agency responsible for administering the federal securities laws that apply to broker-dealers. ICC is a broker-dealer registered with the SEC. In addition to complying with the voluminous and complex rules set out in applicable statutes, including the Securities Act and Exchange Act, The Dodd-Frank Act of 2010 and rules regulations promulgated thereunder, every registered broker-dealer that conducts business with the public is required to be a member of and subject to the jurisdiction and rules of FINRA.

FINRA has established numerous rules applicable to broker-dealers, including conduct rules for securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets and operational rules for its member firms. FINRA conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules and conducts disciplinary proceedings involving member firms and associated individuals. FINRA administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities. ICH is also subject to regulation under state law. ICH is currently registered as a broker-dealer in all 50 states, Puerto Rico and the District of Columbia.

The SEC and other regulatory bodies in the United States have rules with respect to net capital requirements that affect our broker-dealer subsidiary. These rules are designed to ensure that broker-dealers maintain adequate capital in relation to their liabilities, depending upon the types of securities business conducted and the size of their customer business. These rules have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration with the SEC and suspension and expulsion by the FINRA and other regulatory bodies, and ultimately may require its liquidation. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory bodies and changes in the interpretation or enforcement of existing laws and rules often directly affects the method of operation and profitability of broker-dealers. The SEC and the self-regulatory bodies may conduct administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers, employees or registered representatives.

Registered Investment Advisor Regulation.  The Investment Advisors Act of 1940, or the “Advisors Act,” regulates the registration and compensation of investment advisors. Investment advisors are deemed to be fiduciaries for their clients and, as such, are held to a high standard of conduct. Investment advisors are subject to regulation and oversight by the SEC and the various states. Such regulation involves, in part, the following requirements: investment advisors must register with the SEC and/or appropriate state regulatory agencies; periodically file reports, and be subjected to periodic or special examinations. Rules promulgated under the Advisors Act govern many aspects of the investment advisory business, such as advertisements by investment advisors and the custody or possession of funds or securities of a client. Most states require registration by investment advisors, unless an exemption is available, and impose annual registration fees. Some states also impose minimum capital requirements. There can be no assurance that compliance with existing and future requirements and legislation will not be costly and time consuming or otherwise adversely impact ICH business in this area.

Regulations Applicable to the Use of the Internet.  Due to the established popularity and use of the internet and other online services, various regulatory authorities have adopted or are considering laws and/or regulations with respect to the internet and online services. Proposed regulations cover issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that could impose additional burdens on those companies conducting business online.

The recent increase in the number of complaints by online traders may lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory bodies. The applicability of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy on the internet and other online services is also uncertain and may take years to resolve.

Due the number of ICH’s clients that residing in states in which its services are available over the internet, these jurisdictions may claim that we are required to qualify to conduct business as a foreign corporation in each such state. While ICC currently is registered as a broker-dealer in all 50 states, Puerto Rico and the District of Columbia, it is qualified to conduct business as a foreign corporation in only a few states. Failure by ICC to qualify as a broker-dealer in other jurisdictions or as an out-of-state or “foreign” corporation in a jurisdiction where it is required to do so could subject it to taxes and penalties for the failure to qualify.

In addition, ICH’s business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to its business or the applications of existing laws and regulations to the internet and other online services.

Property

ICH’s business, executive and administrative offices are located at Six Kimball Lane, Suite 150, Lynnfield, MA 01940, where it leases 14,045 square feet of Grade A commercial office space. All ICH company offices are leased. The expense during the fiscal year ended March 31, 2013 was $84,270 for the rental of the Six Kimball Lane property. ICH entered into the Kimball Lane lease on October 19, 2012 and began occupying that space on December 1 of the same year. The lease terminates on March 31, 2017, and provides a right of first refusal for additional contiguous lease space. ICH believes that its existing property is adequate for current operating requirements of its business.

The total minimum rental due in future periods under these existing agreements as of December 31, 2013 are as follows:

2014	$100,745
2015	345,027
2016	356,681
2017	331,995
2018	24,000
$1,158,448

ICH Common Stock Information

ICH common stock has been trading on NYSE MKT (which, prior to May 14, 2012, was known as the American Stock Exchange) under the symbol “ICH” since February 8, 2001. As of March 24, 2014, there were 7,092,799 shares of ICH common stock outstanding and 226 registered holders thereof. This number does not include any beneficial owners for whom shares of common stock may be held in “nominee” or “street” name.

ICH did not pay any dividends on its common stock during the fiscal years ended March 31, 2013 and March 31, 2012, and has no current intention of paying dividends on shares of ICH common stock for the foreseeable future. In addition, the terms of ICH’s bank loan agreement restrict ICH’s ability to pay dividends.

Legal Proceedings

ICH operates in a highly litigious and regulated business, and ICH often is made a defendant in arbitrations and other legal proceedings that are incidental to ICH securities business. ICH typically vigorously contests the allegations of the complaints and believes that there are meritorious defenses in these matters. From time to time ICH also is the subject of regulatory investigations and proceedings. Counsel often is unable to confidently predict the likelihood of an outcome, whether favorable or unfavorable, in such matters because of routine and inherent uncertainties.

From time to time, ICH and ICC have been named as a respondent in customer arbitrations and as a defendant in customer lawsuits, or customer claims. These customer claims result from the actions of brokers affiliated with ICC. Under the ICC registered representatives contract, each registered representative has indemnified ICC for these claims, and most customer claims are covered by the errors and omissions insurance policy. ICH establishes liabilities for potential losses from customer claims. In establishing these liabilities, management uses its judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of losses. ICH typically believes that there are meritorious defenses in these matters and consequentially vigorously contests the allegations of the complaint. While ICH will vigorously defend itself and its subsidiaries in these matters and assert its insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on ICH’s financial position.

ICH maintains errors and omissions insurance to protect itself from potential damages and/or legal costs associated with certain litigation and arbitration proceedings and, as a result, in the majority of cases, ICH’s exposure is limited to $100,000, or $1.0 million aggregate (effective January 2013 for only certain alternative investment products related to defense costs and indemnities) in any one case, subject to policy limitations and exclusions. After the $1.0 million aggregate threshold, ICH’s exposure on these investments is limited to

$150,000 and a 10% coinsurance. For all other investment products, ICH’s exposure is $100,000 per claim. ICH also maintains a fidelity bond to protect itself from potential damages and/or legal costs related to fraudulent activities pursuant to which ICH’s exposure is usually limited to $350,000, subject to policy limitations and exclusions.

ICH recognizes a legal liability when management believes it is probable that a liability has been incurred and the amount can be reasonably estimated. Conclusions on the likelihood that a liability has been incurred and estimates as to the amount of the liability are based on consultations with ICH’s general counsel who, when situations warrant, may engage and consult external counsel to assist with the evaluation and handle certain matters. Legal fees for defense costs are expensed as incurred and classified as professional services within the consolidated statements of income.

As of December 31, 2013 and March 31, 2013, ICH had accrued professional fees relating to ICH’s defense in various legal matters and estimated probable settlement costs of approximately $1.2 million and $1.5 million, respectively, included in accrued expenses and accounts payable on the consolidated balance sheet.

It is possible that some of the matters could require ICH to pay damages or make other payments or establish accruals in amounts that could not be estimated and/or could exceed those accrued as of December 31, 2013. Key components of the accrual include claims arising from alleged poor performance of certain alternative investments in real estate investments trusts that have experienced bankruptcy or other financial difficulties during or in connection with the recent recession and credit crisis.

Beneficial Ownership of ICH Common Stock by Management and Principal Stockholders of ICH

The following table sets forth certain information regarding the beneficial ownership of ICH common stock as of May 9, 2014, by (1) each director, the President and Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of ICH, (2) each person who is known by ICH to own beneficially 5% or more of the shares of common stock of ICH, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of ICH believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. The business address of Mr. Murphy, Mr. Cataldo, Mr. Wallace and Ms. Donnelly is c/o Investors Capital Holdings, Ltd., Six Kimball Lane, Lynnfield, Massachusetts 01940. The business address of Mr. Martin is c/o Mercury Brewing Company, 21 Hayward Street, Ipswich, Massachusetts. Correspondence to Messrs. Atherton, Mazzarella, Aguirre, Crosson or Ingram may be directed to the above address for Investors Capital Holdings, Ltd. attention of the Secretary, who will promptly forward same to the intended recipient.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors and Named Executive Officers:
Dr. Blaise A. Aguirre	22,468	0.31%
William J. Atherton	10,000	0.14%
John Cataldo, Esq.(2)	39,399	0.54%
James D. Crosson	129,988	1.80%
Kathleen L. Donnelly(3)	39,984	0.55%
Don E. Ingram(4)	213,877	2.95%
Robert T. Martin	6,000	*
Robert P. Mazzarella	6,000	*
Timothy B. Murphy(5)	762,624	10.54%
James L. Wallace(6)	96,211	1.33%
All directors and executive officers as a group (10 persons)	1,326,552	18.33%

*	Indicates ownership that does not exceed 0.10%.
(1)	The percentages are based on 7,238,309 shares of ICH common stock outstanding as of May 9, 2014,

plus shares of common stock that may be acquired by the beneficial owner within 60 days of May 9, 2014, through the exercise of options and/or warrants, which are identified in the footnotes to this table. Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options to acquire shares of ICH common stock held by such person that are currently exercisable. The ownership percentage of all executive officers and directors, as a group, assumes that all 10 persons, but no other persons, exercise all options to acquire shares of ICH common stock held by such persons that are currently exercisable.
(2)	Includes 1,117 shares that are the approximate share equivalent of units in a unitized ICH common stock fund held in ICH’s 401(k) plan.
(3)	Includes 7,884 shares that are the approximate share equivalent of units in a unitized ICH common stock fund held in ICH’s 401(k) plan.
(4)	Includes 144,710 shares with respect to which Mr. Ingram shares voting and dispositive power with a co-trustee and 5,000 shares which are held in accounts for his children.
(5)	Includes (i) 150,000 shares purchased upon the exercise of immediately exercisable options, (ii) 78,691 shares that are the equivalent of units in a unitized ICH common stock fund held in ICH’s 401(k) plan, (iii) 10,500 shares held for the benefit of 529 plans for Mr. Murphy’s children (with respect to which Mr. Murphy disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (iv) 3,666 shares held by Mr. Murphy’s spouse (with respect to which Mr. Murphy disclaims beneficial ownership except to the extent of his pecuniary interest therein).
(6)	Includes 43,211 shares that are the approximate share equivalent of units in a unitized ICH common stock fund held in ICH’s 401(k) plan.

Securities Authorized for Issuance Under Equity Compensation Plans

ICH periodically issues common stock to employees, directors, officers, representatives and other key individuals in accordance with the provisions of equity compensation plans. ICH measures and recognizes compensation expense for all share-based awards made to representatives, officers, employees and directors based on estimated fair values.

The following table presents information as of May 9, 2014 with respect to compensation plans (including individual compensation arrangements) under which equity securities of ICH are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstand options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	58,201
Total			58,201

The Amended and Restated Equity and Cash Bonus Plan

The Investors Capital Holdings, Ltd. 2005 Equity Incentive Plan was adopted by the board of directors on May 17, 2005, approved by vote of ICH’s stockholders at a September 21, 2005 meeting, and amended by the board of directors on October 11, 2011. The purpose of this plan, which we refer to in this proxy statement/prospectus as the “amended plan,” is (i) to attract and retain employees, directors, officers, representatives and other individuals upon whom the responsibilities of the successful administration, management, planning and/or organization of ICH may rest, and whose present and potential contributions to the welfare of ICH, a parent corporation or a subsidiary are of importance, or “key contributors,” and (ii) to motivate key contributors with a view toward enhancing profitable growth of ICH over the long term. Under the amended plan, ICH is authorized to award options to purchase ICH common stock, and shares of ICH common stock, to employees, independent representatives and others (e.g. members of the ICH board of directors) who have contributed to or are expected to contribute to ICH, its businesses and prospects. Restricted stock customarily are granted by ICH in connection with initial employment or under various retention plans. Options may, but need not, be designated as incentive stock options, or “ISOs,” within the meaning of Section 422 of the Code. As of March 31, 2013 and 2012, ICH had not granted any options under the plan and had no current plans to do so.

Restricted shares of ICH common stock granted under the amended plan have been either fully vested at date of grant or subject to vesting over time periods varying from one to seven years after the date of grant, unvested shares being subject to forfeiture in the event of termination of the grantee’s relationship with ICH, other than for death or disability. The compensation cost associated with restricted stock grants is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. Restricted shares have been recorded as deferred compensation, which is a component of paid-in capital within stockholders’ equity on ICH’s consolidated balance sheets. Under the amended plan, as of March 31, 2013, 48,968 shares remain as authorized and are available for issuance and 951,032 shares have been issued.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion presents ICH management’s analysis of its results of operations and financial condition as of and for each of the years ended March 31, 2013 and 2012 and for the periods ended December 31, 2013 and 2012. The discussion should be read in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this proxy/prospectus.

Results of Operations —  Comparison of Periods Ended December 31, 2013 and 2012

Unless context requires otherwise, as used in this section of this proxy statement/prospectus, (i) the “current period” means the three months and nine months ended December 31, 2013, (ii) the “prior period” means the three months and nine months ended December 31, 2012, (iii) an increase or decrease compares the current period to the prior period, and (iv) non-comparative amounts refer to the current period.

Comparison of the Three Months Ended December 31, 2013 and 2012

	Quarter Ended December 31,		Change
	2013	2012	Dollar	Percentage
Revenue:
Commission	$18,583,079	$15,510,183	$3,072,896	19.8%
Advisory fees	4,917,295	4,162,082	755,213	18.1%
Other fee income	904,314	935,375	(31,061)	-3.3%
Other income	444,071	158,722	285,349	179.8%
Total revenue	24,848,759	20,766,362	4,082,397	19.7%
Expenses:
Commissions and advisory fees expense	19,591,094	16,125,987	3,465,107	21.5%
Compensation and benefits	1,664,710	1,484,416	180,294	12.1%
Regulatory, legal and professional	2,371,820	1,378,066	993,754	72.1%
Brokerage, clearing and exchange fees	425,632	385,100	40,532	10.5%
Technology and communications	265,261	337,495	(72,234)	-21.4%
Advertising, marketing and promotion	576,439	188,808	387,631	205.3%
Occupancy and equipment	116,092	170,539	(54,447)	-31.9%
Other administrative	238,046	409,092	(171,046)	-41.8%
Interest	2,986	3,588	(602)	-16.8%
Total expenses	25,252,080	20,483,091	4,768,989	23.3%
Operating income (loss)	(403,321)	283,271	(686,592)	-242.4%
(Benefit) provision for income taxes	(117,627)	149,555	(267,182)	-178.7%
Net income (loss)	$(285,694)	$133,716	$(419,410)	-313.7%
Adjusted EBITDA:	$509,235	$406,491	$102,744	25.3%

	Quarter Ended December 31,		Change
	2013	2012	Dollar	Percentage
Adjustments to conform adjusted EBITDA to GAAP net income (loss):
Benefit (provision) for income taxes	117,627	(149,555)	267,182	-178.7%
Interest expense	(2,986)	(3,588)	602	-16.8%
Depreciation and amortization	(47,382)	(82,039)	34,657	-42.2%
Non-recurring professional fees	(758,342)	—	(758,342)	-100.0%
Non-cash compensation	(93,096)	(30,353)	(62,743)	206.7%
Forgivable loans charged to commission expense	(10,750)	(7,240)	(3,510)	48.5%
Net income (loss)	$(285,694)	$133,716	$(419,410)	-313.7%

Adjusted EBITDA.  Earnings before interest, taxes, depreciation and amortization, or “EBITDA,” as adjusted by eliminating other non-cash expense, gains or losses on sales of assets, and various non-recurring items, or “adjusted EBITDA,” is a key metric ICH uses in evaluating its financial performance. Adjusted EBITDA eliminates items that ICH believes are not part of ICH’s core operations, are non-recurring items of revenue or expense, or do not involve a cash outlay, such as stock-related compensation. ICH considers adjusted EBITDA important in monitoring and evaluating financial performance on a consistent basis across multiple time periods. ICH also uses adjusted EBITDA as an important measure, among others, to analyze and evaluate financial and strategic planning decisions.

Adjusted EBITDA is considered a non-US GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act. Adjusted EBITDA should be considered in conjunction with, rather than as a substitute for, important US GAAP financial measures including pre-tax income, net income and cash flows from operating activities. Items excluded from adjusted EBITDA are significant and necessary components to the operations of ICH’s business; therefore, adjusted EBITDA should only be used as a supplemental measure of ICH’s operating performance.

Third quarter adjusted EBITDA, was $0.5 million in income, an increase of 25.3% from a $0.4 million income Adjusted EBITDA in the comparative quarter. This increase is primarily due to $0.8 million in non-recurring professional fees related to the merger agreement in the current period.

Revenue.  Revenue increased by $4.1 million, or by 19.7%, primarily due to an increase in top line revenue from commissions and advisory fees as ICH focused on growth, both organically and through targeted business development, advisor recruitment and improved market conditions.

Commissions revenue grew 19.8%, or $3.1 million primarily as a result of additional direct business, reflecting an increase in investments from ICH representatives’ clients. Advisory services revenue increased 18.1% as the total assets under administration grew, benefiting from an improved stock market as compared to last year at this time and additional assets invested.

ICH’s advisor-managed program continues to contribute the majority of advisory fee revenue. Revenue decreased in the A-MAP program and revenue remained relatively flat for the F-MAP programs. These changes were offset by an increase in revenue and assets under management in ICC’s A-MAP FT program, another advisor managed program that includes a flat fee structure. These changes resulted both from new assets as well as from the continued shift of assets by ICC advisors into fee-based programs that meet their clients’ needs.

Other fee income, which consists primarily of licensing fees, annual administrative fees, and technology fees, was consistent with the same three month period last year.

Other revenue, which consists of net marketing revenues from strategic partners and interest income, increased primarily from marketing allowances for product sales offset by a decrease in marketing allowances for sponsorship of events.

Expenses.  Total expenses increased by $4.8 million, or 23.3%, principally as a result of increases in commissions and advisory fees compensated to ICH’s independent representatives related to increased sales volume, advertising and marketing costs for practice management and recruiting, as well as an increase in professional fees and legal and settlement costs. There were also increases in compensation and benefits. Offsetting these increases was a decrease in occupancy and equipment and technology and communications.

Commissions and advisory fees paid to ICH representatives represent a percentage of revenue of ICH’s broker-dealer; accordingly, the ratio of commissions and advisor fees payout is directly correlated to increased top line revenue in the current period as compared to the prior period. Accordingly, when the independent registered representatives increase their business, both revenues and expenses increase as ICH representatives earn additional compensation based on the revenue produced. For the three months comparative period December 31, 2013 versus 2012, the payout ratio increased due to enhanced compensation to recently recruited representatives.

Regulatory, legal and professional expenses increased by 72.1%. The increase was driven principally by the $0.8 million in legal and professional costs related to the merger agreement. Legal fees and settlement costs related to securities litigation were consistent with the prior period; however, ICH reserves for estimated settlement costs have increased in the current period. While ICH had fewer cases that settled in the current period versus the prior period, a higher deductible amount per case applies. These settlements continue to stem largely on claims made from the sales of alternative investment products prior to the recession, coupled with an increase in ICH’s deductible specifically for the alternative investment products.

ICH will continue to incur legal fees, settlement costs and errors and ommissions premiums as it operates in a litigious, regulated industry. In addition, from time to time regulatory agencies and self-regulatory organizations institute investigations into industry or firm practices that also may result in the imposition of financial or other sanctions. ICH deliberately applies resources to mitigate litigation and regulatory exposure by promoting operational procedures and obtaining comprehensive insurance coverage.

The increase in compensation and benefits is attributable to ICH’s salaries returning to base pay levels in the current period as compared to salary reductions in the prior period, offset by increased non-cash compensation expense of $0.1 million, or 206.7%, for the vesting of non-restricted stock grants awarded to ICC employees and representatives and independent members of the ICH board of directors in February 2013.

Advertising, marketing and promotion costs doubled as the result of advertisements in trade publications to promote brand awareness and targeted recruiting campaigns. General marketing and advertising increased to promote ICC’s 2013 Broker Dealer of the Year award, as well as outside recruiting costs.

Costs associated with occupancy and equipment decreased primarily as a result of reduced depreciation and amortization incurred in the current period as compared to the write-off of leasehold improvements in ICH’s home office relocation in the prior period.

Other administrative costs decreased by 41.8%, principally due to one-time home office relocation costs incurred in the prior period.

ICH had an income tax benefit of $0.1 million for the three months ended December 31, 2013 as compared to $0.2 million income tax provision for the prior period. The income tax rates for the 2013 and 2012 periods do not bear a customary relationship to effective tax rates primarily as a result of the increase in the permanent differences created by non-deductible fees related to the merger for each of the periods presented, where applicable.

Operating and Net Income.  ICH’s operating loss was largely attributed to the costs incurred in connection with the entering into the merger agreement and preparations for the consummation fo the merger as the significant increase in revenues did not offset the $0.8 million in merger related professional costs; however, ICH achieved the largest quarterly revenue in ICH’s history. ICH, through its growth initiatives and recruiting efforts, along with improved market conditions, was able to achieve notable revenue growth and will continue its efforts to sustain this growth.

ICH’s net loss was $0.3 million, or $0.04 per basic net loss per share, compared to net income of $0.1 million, or $0.02 basic and diluted net income per share, for the prior period.

Comparison of the Nine Months Ended December 31, 2013 and 2012

	Nine Months Ended December 31,		Change
	2013	2012	Dollar	Percentage
Revenue:
Commission	$53,740,490	$47,378,076	$6,362,414	13.4%
Advisory fees	13,895,844	12,252,067	1,643,777	13.4%
Other fee income	1,437,442	1,611,705	(174,263)	-10.8%
Other income	1,135,781	649,804	485,977	74.8%
Total revenue	70,209,557	61,891,652	8,317,905	13.4%
Expenses:
Commissions and advisory fees expense	56,202,416	48,862,794	7,339,622	15.0%
Compensation and benefits	5,016,183	4,524,385	491,798	10.9%
Regulatory, legal and professional	6,241,110	3,231,325	3,009,785	93.1%
Brokerage, clearing and exchange fees	1,174,598	1,087,898	86,700	8.0%
Technology and communications	982,034	961,713	20,321	2.1%
Advertising, marketing and promotion	1,364,345	661,505	702,840	106.2%
Occupancy and equipment	337,620	534,839	(197,219)	-36.9%
Other administrative	733,556	847,870	(114,314)	-13.5%
Interest	145,468	17,390	128,078	736.5%
Total expenses	72,197,330	60,729,719	11,467,611	18.9%
Operating income (loss)	(1,987,773)	1,161,933	(3,149,706)	-271.1%
(Benefit) provision for income taxes	(560,977)	486,316	(1,047,293)	-215.4%
Net income (loss)	$(1,426,796)	$675,617	$(2,102,413)	-311.2%
Adjusted EBITDA:	$(307,730)	$1,728,234	$(2,035,964)	-117.8%
Adjustments to conform adjusted EBITDA to GAAP net income (loss):
Benefit (provision) for income taxes	560,977	(486,316)	1,047,293	-215.4%
Interest expense	(145,468)	(17,390)	(128,078)	736.5%
Depreciation and amortization	(168,211)	(246,056)	77,845	-31.6%
Non-recurring professional fees	(846,423)	—	(846,423)	-100%
Non-cash compensation	(290,980)	(121,256)	(169,724)	140.0%
Forgivable loans charged to commission expense	(228,961)	(181,599)	(47,362)	26.1%
Net income (loss)	$(1,426,796)	$675,617	$(2,102,413)	-311.2%

Adjusted EBITDA.  See information, above, regarding the relevance, calculation and use of adjusted EBITDA set forth in the comparison of the three month periods ended December 31, 2013 and 2012.

Revenue.  Revenues for the nine months ended December 31, 2013 grew by 13.4%, or $8.3 million, primarily from top line revenue growth in commissions and advisory fees. Facilitating this growth are the continued efforts to attract new independent representatives, improved market conditions, and dedicated practice management initiatives.

Commissions grew 13.4%, or $6.4 million, while advisory fees grew by $1.6 million, or 13.4%, which comprise approximately 20% of total revenues. Also, revenues from strategic partners, included in other income, grew by more than 131.1% as a direct result of specific product sales offset by a 235.4% decrease in sponsorship for marketing events. ICH is focused on expansion and increasing its market share through marketing efforts to attract independent representatives to the firm along with retaining representatives by its 5-star service model and practice management and development initiatives.

Expenses.  Expenses increased by $11.5 million or by 18.9%. The increase in expenses is primarily due to commissions and advisory fees paid to ICH registered representatives on increase in sales volume, coupled with an increased payout ratio. There were also increases in advertising and marketing costs for practice management, recruiting and brand promotion.

Legal defense and settlement costs almost doubled, totaling $6.2 million, and continue to negatively impact our operating results. In addition to the $0.8 million in merger related costs, the significant increases in legal and professional pertain to a case ICH settled for $0.7 million from sales in alternative investments. The remaining increase pertains to legal settlements primarily related to sales of alternative investments.

Compensation and benefits increased by 10.9%, or $0.5 million, due to the ICH’s salaries returning to base pay levels in the current fiscal year as compared to salary reductions in the prior period. Also, ICH had new strategic hires in the marketing and compliance departments, as well as non-cash compensation for restricted stock grants awarded in February 2013 resulting in additional compensation of $0.2 million.

Interest expense increased by $0.13 million as a result of quarterly interest charges for ICC’s subordinated loan which was funded in March 2013.

The other expense categories had minor fluxes when comparing nine months ended December 31, 2013 versus nine months ended December 31, 2012 or the changes were consistent with that of the three months ended analyses.

Operating and Net Income.  While revenues are increasing to historic levels, it was outpaced by both actual settlement costs and reserves for settling of pending litigation. Legal settlements along with the merger costs attributed to the operating loss in the current period. Legal settlements stemming from products sold prior to the recent recessions have significantly impacted results of operations for several reporting periods. Management’s strategy and ultimately success in resolving these cases, along with its sustained organic and recruiting growth initiatives, will be necessary to improve operating and net income results going forward.

Results of Operations — Comparison of the Fiscal Years Ended March 31, 2013 and 2012

Unless context requires otherwise, as used in this section of this proxy statement/prospectus, (i) the “current period” means the fiscal year ended March 31, 2013, (ii) the “prior period” means the fiscal year ended March 31, 2012, (iii) an increase or decrease compares the current period to the prior period, and (iv) non-comparative amounts refer to the current period.

	Year Ended March 31,		Change
	2013	2012	Dollar	Percentage
Revenues:
Commission	$65,577,806	$63,444,938	$2,132,868	3.4%
Advisory fees	16,409,330	15,958,497	450,833	2.8%
Other fee income	1,701,482	620,595	1,080,887	174.2%
Other income	1,196,772	1,016,732	180,040	17.7%
Total revenue	84,885,390	81,040,762	3,844,628	4.7%
Expenses:
Commissions and advisory fees expense	67,378,564	64,775,584	2,602,980	4.0%
Compensation and benefits	6,535,007	8,744,917	(2,209,910)	-25.3%
Regulatory, legal and professional	4,833,915	3,979,808	854,107	21.5%
Brokerage, clearing and exchange fees	1,404,075	1,790,263	(386,188)	-21.6%
Technology and communications	1,300,652	1,335,373	(34,721)	-2.6%
Advertising, marketing and promotion	917,181	956,234	(39,053)	-4.1%
Occupancy and equipment	694,326	864,431	(170,105)	-19.7%
Other administrative	1,204,994	1,219,856	(14,862)	-1.2%
Interest	30,668	37,361	(6,693)	-17.9%
Total expenses	84,299,382	83,703,827	595,555	0.7%
Operating income (loss)	586,008	(2,663,065)	3,249,073	-122.0%
Income tax provision (benefit) for income taxes	219,716	(331,236)	550,952	-166.3%
Net income (loss)	366,292	(2,331,829)	2,698,121	-115.7%
Adjusted EBITDA:	1,110,687	(776,780)	1,887,467	-243.0%
Adjustments to conform adjusted EBITDA to GAAP net income (loss):
Income tax (provision) benefit	(219,716)	331,236	(550,952)	-166.3%
Interest expense	(30,668)	(37,361)	6,693	-17.9%
Depreciation and amortization	(321,231)	(380,139)	58,908	-15.5%
Non-cash compensation	(172,780)	(147,040)	(25,740)	17.5%
Non-cash compensation for transfer of beneficial interest to former chairman	—	(568,095)	568,095	-100.0%
Non-recurring professional fees	—	(753,650)	753,650	-100.0%
Net income (loss)	366,292	(2,331,829)	2,698,121	-115.7%

Adjusted EBITDA.  ICH’s adjusted EBITDA for the fiscal year ending March 31, 2013 increased by $1.9 million compared to 2012 as a result of an increase in net income in 2013 as compared to a net loss in 2012.

Revenue.  Revenues increased by 4.7%, or by $3.8 million, showing growth in all segments. Commission’s revenue increased by $2.1 million, or 3.4%, and advisory fees increased by 2.8% reflecting successful recruitment of higher-producing representatives. Top line revenues also benefited from improved financial markets which attributed to an increase in recurring revenues, and revenue earned from sales of mutual funds, variable annuities, and direct participation programs.

Revenues from advisory fees increased due to asset values growth, complimented by an increase in investment contributions in a continued shift by our existing representatives for more advisory business. ICH’s advisor-directed managed assets program, A-MAP, where investment advisory services are provided directly by ICH’s independent representatives, continues to be the largest portion of ICH’s advisory services revenue. ICH’s advisor managed program continues to contribute the majority of advisory fee revenue; however, revenues decreased in the A-MAP program. This decrease, along with a decrease in ICH’s F-MAP program revenues, was offset by an increase in revenues and assets under management in ICH’s A-MAP FT program, another advisor managed program which is provided for a flat fee rate. ICH expects advisory revenues to increase in the near term due to newly-added assets from new representatives, as well as shift by existing representatives to advisory services.

ICH continues to commit resources to bolster growth in this revenue segment. ICH is targeting its recruiting to attract new advisors, as well as enhancing practice management offerings so all advisors grow their business. Strategic marketing efforts consistent with the firm’s goal of determinedly growing its revenues through recruiting and organically through enhanced business development, will be implemented to further differentiate us within the independent broker dealer channel.

Other fee income increased as a result from fees for renewals, errors and omissions, and technology fees.

The increase in other revenue, which consists of net marketing revenues and interest income, resulted primarily from the rise in marketing allowances earned from product sponsor programs. The increase stems from the growth in sales volumes of sponsored investment products.

Expenses.  Total expenses increased slightly, resulting in part from increases in commissions and advisory fees paid to our representatives and regulatory, legal and professional fees. Offsetting the increase in fees was a corresponding decrease in compensation and benefits, brokerage and commissions, and occupancy and equipment.

Commissions and advisory fees paid to our representatives are directly linked to revenues generated by our representatives and are tied to the payouts corresponding with their productivity levels. Accordingly, much of the $2.6 million, or 4.02%, increase in commissions and advisory fees reflects the corresponding increase in commission and advisory fee revenue. The percentage payout to our representatives increased by 0.06% as compared to last year’s payout percentage.

Regulatory, legal and professional expenses increased primarily as a result of a $1.6 million increase in legal fees and settlements, of which $0.3 million was related to defense costs for the property lease litigation with ICH’s former Chairman. Offsetting this increase, was a $0.8 million decrease in professional and legal fees related to the filing of an S-3 registration in 2012 for the sale of ICH shares held by its former Chairman and majority stockholder from the prior year.

ICH will continue to incur legal fees and settlement costs into the future due at it operates in a litigious, regulated industry. In addition, from time to time, regulatory agencies and self-regulatory organizations institute investigations into industry or firm practices that have the potential to result in the imposition of financial or other sanctions. ICH invests significant resources to mitigate such litigation and regulatory exposure by promoting sound operational procedures, ongoing surveillance processes and obtaining comprehensive insurance coverage.

The decrease in compensation and benefits is attributable to the cost management initiatives ICH implemented in January 2012, including salary reductions with a reduction in force, offset by one-time separation costs associated with former employees, increased health benefit costs as well as an annual incentive plan bonus paid of $0.5 million to employees. In addition, the final payment was made in August 2012 to ICH’s former Chairman satisfying the terms of a one-year post-retirement consulting agreement, whereas in the prior period his salary and portion of consulting fees totaled $0.4 million. Also, in the prior period and as part of the terms of his retirement agreement, was $0.6 million non-cash compensation to the former Chairman resulting from a transfer of the cash surrender value of a life insurance policy.

Costs for brokerage, clearing, and exchange fees declined in savings from the termination of a quarterly reporting service contract.

Costs associated with occupancy and equipment decreased from the expiration of operating leases for locations in Miami and Topsfield, MA in the prior period, offset by an increase in leasehold improvement disposals and furniture, equipment and leasehold improvements required as part of the relocation of ICH’s home office at Six Kimball Lane, Lynnfield, MA.

Operating and Net Income.  ICH reported $0.6 million in operating income as compared to $2.7 million in operating loss for the prior period. ICH’s net income totaled $0.4 million, or $0.06 per basic and diluted net loss per share, compared to a net loss totalling $2.3 million, or $0.36 per basic and diluted net loss per share for the prior period.

ICH’s current period improved performance and profitability can be attributed to rebounding market that impacted recurring revenues, retention and growth of our experienced representatives in addition to an increase in other fee income offset by the decrease in controllable expenses, like compensation; however, ICH needs to remain competitive in an increasing regulatory environment by retaining and growing the number of representatives. The increase in the costs to recruit, transition loans, waive fees, and advertise, induced ICH to close a two million dollar subordinated loan agreement to be used for recruitment purposes. Also ICH is well aware of decreasing margins to remain competitive in the recruitment of advisors and the increase administrative costs to support the quality customer service to the representative.

Liquidity and Capital Resources

The primary source of liquidity for ICH remains cash flows from operations, primarily from its broker-dealer and investment advisory businesses. Decisions on the allocation of capital include projected profitability and available cash flows, risk management and regulatory capital requirements. A key to this approach is ensuring that industry-standard controls are effective to support ICH’s operations and those of its representatives while ensuring sufficient liquidity.

Nine months ended December 31, 2013 compared to nine months ended December 31, 2012.  As of December 31, 2013, cash and cash equivalents totaled $6.4 million as compared to $4.6 million as of December 31, 2012. Working capital as of December 31, 2013 was $5.9 million as compared to $5.9 million as of December 31, 2012. The ratio of current assets to current liabilities was 1.7 to 1 as of December 31, 2013 as compared to 1.9 to 1 as of December 31, 2012.

Operations provided $1.2 million in cash for the current period, as compared to $1.6 million of operating cash provided in the prior period. When comparing the current period cash flow to the prior period cash flow from operating activities the significant changes were from current period’s net loss versus the prior period’s net income, from account balances held at ICH’s clearing firm, from the change in the deferred tax asset, and significant changes in accounts payable, accrued legal expenses, and accounts receivable and other receivables related to settlements, including a $1.0 million in a receivable for a related insurance recovery.

For ICH’s current level of operating activities, it believes that its operations and current capital resources will be sufficient to fund its working capital needs for the next twelve months. These needs are to grow top line revenue organically through practice management initiatives and by continuing to recruit advisors to the firm.

Net cash flows used in investing activities in the current period represent purchases in equipment, contributions on an executive life insurance policy, and proceeds from other investments. Net cash flows used in the prior period also represent purchases in equipment.

Cash flows for financing activities in the current period decreased slightly when compared to the prior period as we paid $1.4 million and $1.6 million in loan payments to finance errors and ommissions insurance premiums, respectively, for the periods ended December 31, 2013 and 2012. ICH has a line of credit line with specific financial covenants with its financial institution. Although there were no borrowings, ICH did achieve the required operating results to meet those covenants.

Year ended March 31, 2013 compared to year ended March 31, 2012.  As of March 31, 2013, cash and cash equivalents totaled $6.6 million, compared to $4.5 million as of March 31, 2012. Working capital as of March 31, 2013 was $7.5 million, a significant increase over the $4.2 million reported for the prior year. The ratio of current assets to current liabilities was 1.92 to 1 as of March 31, 2013, compared to the ratio of 1.61 to 1 reported for March 31, 2012.

Cash provided by operating activities provided $2.5 million for the year ended March 31, 2013, up from $1.8 million cash provided for the year ended March 31, 2012.

Cash flows attributable to operations increased by $0.7 million from March 31, 2012 to March 31, 2013, in large part due to ICH’s current period profits (in contrast to net losses during the prior period), offset by a change in accounts receivable accounts held at the clearing firm. Additionally, changes were reported in liabilities in accounts payable, commissions payable, and accrued legal expenses that increased operating cash from operating activities.

Cash provided by investing activities during the current period primarily consisted of $0.2 million used in the acquisition of property and equipment, whereas in the prior period there was collection on a note receivable which provided an increase to cash flows of $0.6 million.

Financing activities provided $2.0 million attributable to the subordinated loan agreement with ICC’s clearing firm during the current period, offset by principal payments on a short-term note obligation to finance insurance premiums. Cash used for this purpose in both the current and prior periods was $2.3 million and $2.2 million, respectively.

ICH’s ability to generate positive cash flows will depend on its future results of operations. ICH is continuously striving to mitigate operational and legal risks in a stringent regulatory environment while simultaneously attempting to increase its market share via extensive retention and recruiting efforts. ICH is also strives to keep its controllable expenses in line with its revenue base by means of operational efficiency.

ICH did not experience the non-recurring expenses it incurred in the previous year, which were related to the S-3 registration to facilitating the retirement of the former Chairman of the Board. These expenses negatively impacted the ICH’s ability to generate positive cash flow during the prior year; however, management believes that ICH will achieve the market share and revenue growth goals that will help generate the needed capital resources from ICH core operations in the near future.

Regulatory Net Capital

Cash disbursements can have a material impact on our registered broker dealer’s regulatory net capital. ICC is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1) which requires ICH’s broker-dealer subsidiary to maintain minimum net capital. As of March 31, 2011 and going forward, ICC computes net capital requirements under the alternative method, which requires firms to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances. Repayment or prepayment of subordinated debt, currently $2 million, and withdrawal of equity from retiring partners or officers is subject to net capital not falling below 5% of aggregate debits or 120% of minimum net capital requirement.

Nine months ended December 31, 2013 compared to nine months ended December 31, 2012.  As of December 31, 2013, ICC had net capital of $3.49 million (i.e., an excess of $3.24 million) as compared to net capital of $2.56 million (i.e., an excess of $2.31 million) as of December 31, 2012.

Year ended March 31, 2013 compared to year ended March 31, 2012.  As of March 31, 2013, ICC had net capital of $4.43 million (i.e., an excess of $4.18 million) as compared to net capital of approximately $1.43 million (i.e., an excess of $1.18 million) as of March 31, 2012. The increase in net capital primarily was due to profitability as well as subordinated debt.

Effects of Inflation

ICH assets primarily are liquid in nature and not significantly affected by inflation. ICH management believes that the replacement cost of property and equipment will not materially affect operating results. However, the rate of inflation can affect ICH’s expenses, including, without limitation, employee compensation and benefits, communications and occupancy, which may not be readily recoverable through charges for services provided.

Critical Accounting Policies

ICH’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or “US GAAP.” ICH believes that of its significant accounting policies and litigation and regulatory matters to ICH’s condensed consolidated financial statements contained herein), those dealing with revenue recognition, allowance for doubtful accounts receivable, taxes and accrual of legal expenses involve a particularly high degree of judgment and complexity. ICH’s accounting policies require estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the condensed consolidated financial statements. By their nature, estimates involve judgment based upon available information. Actual results or amounts can and do differ from estimates and the differences can have a material effect on the condensed consolidated financial statements. Therefore, understanding these policies is important to understanding the reported results of operations and the financial position of ICH.

Off Balance Sheet Risk.  ICC executes securities transactions on behalf of customers on a fully-disclosed basis. If either the customer or a counter-party fails to perform, ICC, by agreement with ICC’s clearing broker, may be required to discharge the obligations of the non-performing party. In such circumstances, ICC may sustain a loss if the market value of the security is different from the contract value of the transaction. ICC seeks to control off-balance sheet risk by monitoring the market value of securities held or given as collateral in compliance with regulatory and internal guidelines. Pursuant to such guidelines, ICC’s clearing company requires that we reduce positions when necessary. ICC also complete credit evaluations where there is thought to be credit risk.

Reserves.  ICH records reserves related to legal proceedings in “accrued expenses” in the condensed consolidated balance sheet. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to: the amount of the claim; the amount of the loss in the client’s account; the basis and validity of the claim; the possibility of wrongdoing on the part of an employee or representative of ICH; previous results in similar cases; and legal precedents. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded in the condensed consolidated financial statements and is recognized as a charge/credit to earnings in that period. The assumptions made by management in determining the estimates of reserves may be incorrect and the actual costs upon settlement of a legal proceeding may be greater or less than the reserved amount.

ZOE ACQUISITION, LLC

Zoe Acquisition, LLC, a Delaware corporation and a wholly owned subsidiary of RCAP, or “Merger Sub,” was formed on October 15, 2013 by RCAP solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities to date, and does not expect to carry on any activities, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, ICH will cease to exist and Merger Sub will survive the merger and continue as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC.”

Merger Sub’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (866) 904-2988.

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF RCAP AND ICH

The following is a summary of the material differences between the rights of holders of RCAP Class A common stock and the rights of holders of ICH common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including the RCAP certificate of incorporation, the RCAP bylaws, the ICH certificate of incorporation and the ICH bylaws, in each case, as currently in effect. RCAP and ICH are both Delaware corporations and are governed by the DGCL. After completion of the merger, the rights of ICH stockholders who become RCAP stockholders will be governed by the DGCL, the RCAP certificate of incorporation and the RCAP bylaws. RCAP and ICH urge you to read each of the RCAP certificate of incorporation, the RCAP bylaws, the ICH certificate of incorporation and the ICH bylaws in their entirety.

RCAP	ICH
GENERAL
RCAP is a Delaware corporation and a public company subject to the provisions of the DGCL.	ICH is a Delaware corporation and a public company subject to the provisions of the DGCL.
The rights of RCAP stockholders are governed by the RCAP certificate of incorporation and the RCAP bylaws, in addition to the DGCL.	The rights of ICH stockholders are governed by the ICH certificate of incorporation and the ICH bylaws, in addition to the DGCL.
Upon completion of the merger, the RCAP certificate of incorporation and the RCAP bylaws will be the same in all respects as the present documents.	Upon completion of the merger, the rights of ICH stockholders who become RCAP stockholders will be governed by the DGCL, the RCAP certificate of incorporation, and the RCAP bylaws.
AUTHORIZED SHARES OF CAPITAL STOCK
The authorized capital stock of RCAP consists of
(i) 200,000,000 shares of common stock, par value $0.001 per share, 100,000,000 of which have been designated as Class A common stock, 100,000,000 of which have been designated as Class B common stock, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital stock of ICH consists of 10,000,000 shares of common stock, par value $0.01.
As of the record date, RCAP had 28,317,237 shares of Class A common stock, one share of Class B common stock and no shares of preferred stock issued and outstanding.	As of the record date, ICH had 7,238,309 shares of common stock issued and outstanding.
The RCAP board of directors currently has the authority, without further action by stockholders, to issue preferred stock from time to time in one or more series and to fix the designations, powers, preferences, rights, and restrictions or limitations thereof, if any, with respect to each series of preferred stock and the number of shares constituting each class or series and to increase or decrease the number of shares of any such class or series (within the limits of authorized shares set forth in the RCAP certificate of incorporation).	ICH does not have an authorized class of preferred stock which may be issued by its board of directors with such rights as the ICH board of directors in its discretion may determine.
PREEMPTIVE RIGHTS
Holders of RCAP capital stock do not have preemptive rights.	Holders of ICH capital stock do not have preemptive rights.

RCAP	ICH
VOTING RIGHTS
Each holder of RCAP Class A common stock is entitled to one vote for each share of such common stock held by such holder on all matters upon which stockholders are generally entitled to vote.	Each holder of ICH common stock is entitled to one vote for each share of ICH common stock held by such holder on all matters submitted to stockholders for a vote. Holders of ICH common stock do not have cumulative voting rights.
Each holder of RCAP Class B common stock, on all matters on which stockholders are generally entitled to vote, is entitled to such number of votes for each share of Class B common stock held by such holder as shall equal the quotient derived by dividing (a) the sum of (1) the aggregate number of votes entitled to be cast by all holders of all outstanding shares of Class A common stock, preferred stock and any other outstanding shares of capital stock of RCAP, plus (2) one, by (b) the total number of outstanding shares of Class B common stock, with such quotient rounded up to the next highest number.
Holders of common stock vote together as a single class on all matters, provided however, that except as otherwise provided by law, the holders of Class A or Class B common stock are not entitled to vote upon any amendment to the RCAP certificate of incorporation (including any certificate of designations) that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled either together or separately with the holders of one or more other such series to vote thereon pursuant to the RCAP certificate of incorporation.
LIQUIDATION PREFERENCES
Holders of Class A common stock are entitled to receive, on a pro-rata basis, the remaining assets of the corporation available for distribution ratably in proportion to the number of shares by each such stockholder, only after payment of provisions for payment of the debts and other liabilities of the corporation, and payment of preferential and other amounts, to the holders of preferred stock.	ICH common stock has no liquidation preference.
Holders of Class B common stock are not entitled to receive any assets of the corporation upon liquidation.
CONVERSION RIGHTS
Shares of RCAP Class A common stock are not convertible.	Shares of ICH common stock are not convertible.

RCAP	ICH
RESTRICTIONS ON TRANSFER
Holders of Class B common stock may not transfer shares of Class B common stock unless such holder also transfers a corresponding number of Class B Units of the operating subsidiaries to the same person in accordance with the terms of the amended and restated limited liability company agreements of the operating subsidiaries. If any outstanding share of Class B common stock ceases to be held by a holder of a membership interest, such share shall automatically (without further action by RCAP) be transferred to RCAP and retired.	There are no restrictions on transfer in relation to ICH stockholders contained in the ICH certificate of incorporation or in the ICH bylaws.
AMENDMENT OF GOVERNING DOCUMENTS
Certificate of Incorporation
Under the DGCL, in order to amend a Delaware corporation’s certificate of incorporation, the corporation’s board of directors must adopt a resolution setting forth the proposed amendment to the certificate of incorporation declaring its advisability and submit it to the stockholders for consideration. A majority of all outstanding shares entitled to vote thereon must then approve it. Amendments which make changes regarding the capital stock by increasing or decreasing the par value or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights. However, holders of Class A and
Class B common stock are not entitled to vote on amendments to the RCAP certificate of incorporation that relate solely to the terms of one or more outstanding series of preferred stock.	Under the DGCL, in order to amend a Delaware corporation’s certificate of incorporation, the board of directors must adopt a resolution setting forth
the proposed amendment to the certificate of incorporation declaring its advisability and submit it to the stockholders for consideration. A majority of all outstanding shares entitled to vote thereon must then approve it. Furthermore, amendments which make changes regarding the capital stock by increasing or decreasing the par value or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.
RCAP reserves the right to amend, alter, change, or repeal any provision contained in the RCAP certificate of incorporation, in the manner now or hereafter prescribed by statute or the RCAP certificate of incorporation.	ICH reserves the right to amend, alter, change or repeal any provision contained in the ICH certificate of incorporation, in the manner now or hereafter prescribed by statute or the ICH certificate of incorporation.
Bylaws
As permitted by the DGCL and the RCAP bylaws, the RCAP bylaws may be amended or repealed or new bylaws may be adopted by a majority of the RCAP board of directors or by action of the stockholders.	As permitted by the DGCL and the ICH bylaws, the ICH board of directors is expressly authorized to make, alter or repeal the ICH bylaws.

RCAP	ICH
NUMBER AND ELECTION OF DIRECTORS
The RCAP certificate of incorporation provides that the RCAP board of directors shall consist of at least three and no more than ten Directors, with the exact number to be determined from time to time by resolution adopted by the affirmative vote of the board of directors of RCAP.	The ICH bylaws provide that the number of directors constituting the ICH board of directors shall be designated from time to time by resolution of the ICH board of directors, and shall initially be five.
Directors are nominated by the board of directors of RCAP and are elected by the affirmative vote of a majority of the voting power of the outstanding shares of RCAP stock at the annual meeting of stockholders. Directors serve one year terms until the next annual meeting of stockholders or until a successor has been duly elected and qualified or until the earlier death, resignation or removal of such director. Directors may be elected for an unlimited number of successive terms. Cumulative voting is not permitted in the election of directors.	Directors are elected at the annual meeting of stockholders by a plurality of the votes cast, hold a term of one year and serve until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.
The RCAP bylaws provide that the certificate of incorporation governs the number, election, classes and terms of office of the RCAP board of directors.
There are currently nine members of the RCAP board of directors.	There are currently seven members of the ICH board of directors.
VACANCIES ON BOARD AND REMOVAL OF DIRECTORS
Vacancies resulting from the death, resignation, removal or otherwise and newly created directorships as a result of an increase in the number of directors may be filled solely by a vote of the majority of the then serving directors, and each director so elected shall hold office for a term that coincides with the term to which such director shall have been elected.	The ICH bylaws provide vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum.
Directors may be removed from office by an affirmative vote of not less than a majority of the total voting power of all outstanding shares of RCAP stock, voting together as a single class.
The RCAP board of directors may give holders of one or more classes of a series of preferred stock the right to vote separately as a class or series to elect directors, the election, term of office, filing of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution creating that series.

RCAP	ICH
DIRECTORS’ AND OFFICERS’ LIABILITY AND INDEMNIFICATION
Consistent with the DGCL, the RCAP certificate of incorporation and the RCAP bylaws provides that no director of RCAP will be personally liable to RCAP or its stockholders for monetary damages for breach of his or her fiduciary duty as director except for liability for: (1) any breach of the director’s duty of loyalty to RCAP or its stockholders; (2) for acts
or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any matter in respect of which such director shall be liable under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit.	Consistent with the DGCL, the ICH certificate of incorporation provides that no director of ICH will be personally liable to ICH or its stockholders for monetary damages for breach of his or her fiduciary duty as director except for liability for: (1) any breach of the director’s duty of loyalty to ICH or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any matter in respect of which such director shall be liable under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit.
Furthermore, the RCAP bylaws permit and direct that RCAP will indemnify any officer or director against any expenses (including attorneys’ fees), judgments, fines and amounts incurred by him by, reason of the fact the he or she is an officer or director, in connection with any such action, suit or proceeding to the full extent allowed under the DGCL.	Furthermore, the ICH bylaws permit and direct that ICH will indemnify any officer or director against any expenses (including attorneys’ fees), judgments, fines and amounts incurred by him by, reason of the fact the he or she is an officer or director, in connection with any such action, suit or proceeding to the full extent allowed under the DGCL.
INTERESTED DIRECTOR TRANSACTIONS
The RCAP certificate of incorporation provides that directors and officers of RCAP who are also directors, officers or employees of any of RCAP’s subsidiaries or affiliates do not have a duty to refrain from engaging directly or indirectly in the same or similar business activities as RCAP; and no officer or director of RCAP who is also a director, officer or employee of any of RCAP’s subsidiaries of affiliates shall be liable to RCAP or its stockholders for breach of any fiduciary duty by reason of any such activities.	Consistent with the DGCL, the ICH certificate of incorporation provides that no contract or transaction that is:
• between a corporation and one or more of its directors or officers,
• between a corporation and another organization in which one or more of the corporation’s directors or officers are directors or officers, or
• between a corporation and another organization in which one or more of the corporation’s directors or officers have a material financial interest,

RCAP	ICH
If the officers or directors of any subsidiary of affiliate of RCAP acquire knowledge of a potential transaction or matter that may be a corporate opportunity for RCAP, such officers and directors have no duty to communicate or offer such corporate opportunity to RCAP and shall not be liable to RCAP or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to RCAP, unless such opportunity is offered to such person in his or her capacity as a director or officer of RCAP.	is void or voidable solely because of such relationship or interest, because the director or officer is present at or participates in the meeting of the ICH board of directors or committee that authorizes the contract or transaction or because the director’s or officer’s vote was counted for this purpose, if:

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the board of directors or a committee of the ICH board of directors, and the ICH board of directors or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum),

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the stockholders entitled to vote on the matter and the stockholders specifically approve in good faith the contract or transaction, or

• the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the ICH board of directors, a committee or the stockholders.
STOCKHOLDERS
Special Meetings of Stockholders
The RCAP certificate of incorporation and the RCAP bylaws provide that only the board of directors of RCAP, the chairman of the RCAP board of directors or the chief executive officer of RCAP may call a special meeting of stockholders.	The ICH bylaws provide that a special meeting of stockholders may be called by the president and shall be called by the president or secretary at the written request of the ICH board of directors or at the request in writing of stockholders owing 1/3 of the issued and outstanding shares of ICH common stock. Written notice of the special meeting stating the date, time and place of the meeting and the purpose or purposes of the meeting must be provided to each stockholder not less than 10 days and not more than 60 days before the date of the meeting.

RCAP	ICH
Stockholder Action without Meeting
Consistent with the DGCL, any action required by the DGCL to be taken at any annual or special meeting of RCAP stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Consistent with the DGCL, the ICH bylaws state that any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

RCAP	ICH
DIVIDENDS
The RCAP certificate of incorporation permits the RCAP board of directors to declare and pay dividends on the Class A common stock, provided that if dividends are declared that are payable in shares of Class A common stock, Class B common stock or in rights, options, warrants or other securities convertible or exercisable into Class A or Class B common stock, dividends shall be declared that are payable at the same rate on Class A common stock or Class B common stock and the dividends payable in shares of Class A common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock shall be payable to holders of Class A common stock and the dividends payable in shares of Class B common stock or in rights, options, warrants or other securities convertible or exchangeable for shares of Class B common stock shall be payable to holders of Class B common stock.	The ICH certificate of incorporation is silent with respect to the payment of dividends. However, the DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Other than as provided above, dividends shall not be declared or paid on Class B common stock.
The RCAP board of directors may designate one or more series of preferred stock with a preference over or the right to participate with the Class A or Class B common stock.

OTHER MATTERS

Stockholder Proposals

ICH will hold a 2014 annual meeting of stockholders only if the merger is not completed. In the event that the 2014 annual meeting is to be held, assuming such meeting is held between July 21, 2014 and September 19, 2014, any proposals of stockholders intended to be presented at that meeting must be received by ICH no later than March 19, 2014 to be included in the proxy statement and proxy card related to such meeting. If ICH’s 2014 annual meeting is held before July 21, 2014 or after September 19, 2014, any proposals of stockholders intended to be presented at that meeting must be received by ICH a reasonable time before ICH begins to print and send proxy materials for ICH’s 2014 annual meeting. Proposals should be directed to ICH’s principal executive offices, Attn: Assistant Secretary, Six Kimball Lane, Suite 150, Lynnfield, MA 01940, and should comply with the requirements of Rule 14a-8.

Any proposal or nomination for director that an ICH stockholder wishes to propose for consideration at ICH’s 2014 annual meeting, if one is held, but does not seek to include in ICH’s proxy statement under applicable SEC rules, must be submitted in accordance with ICH’s bylaws and must have been received at ICH’s principal executive offices, Attn: Assistant Secretary, Six Kimball Lane, Suite 150, Lynnfield, MA 01940, not less than 70 nor more than 90 days prior to August 20, 2014, the first anniversary of the 2013 annual meeting. Thus, written notice must have been received no earlier than May 22, 2014 and no later than June 11, 2014.

Without limiting the foregoing, any proposals of stockholders intended to be presented at ICH’s 2014 annual meeting must comply in all respects with the applicable rules and regulations set forth by the SEC relating to the inclusion of stockholder proposals in proxy materials. In addition, stockholder proposals must be submitted in accordance with the Exchange Act and the rules and regulations thereunder and with the laws of the State of Delaware.

Legal Matters

The validity of RCAP Class A common stock to be issued in the merger will be passed upon for RCAP by Proskauer Rose LLP.

Experts

WeiserMazars LLP, an independent registered public accounting firm, has audited the consolidated financial statements of RCS Capital Corporation and Subsidiaries included in this proxy statement/prospectus and registration statement as set forth in its report on page F-29, which are included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the report of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and. and their subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this proxy statement/prospectus and registration statement as set forth in its report, which is included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

Marcum LLP, an independent registered public accounting firm, has audited the financial statements of Investors Capital Holdings, Ltd. and its subsidiaries as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013 included in this proxy statement/prospectus and registration statement as set forth in its reports, which are included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Marcum LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this proxy statement/prospectus and registration statement as set forth in its reports, which are included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tower Square Securities, Inc. as of and for the year ended December 31, 2012 and 2011, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Walnut Street Securities, Inc. as of and for the years ended December 31, 2012 and 2011, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Rubio CPA, PC, an independent registered public accounting firm, has audited the financial statements of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this proxy statement/prospectus and registration statement as set forth in its reports, which are included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Rubio CPA, PC upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings Inc. and its subsidiaries as of December 31, 2013 (successor) and 2012 (predecessor) and for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor) included in this proxy statement/prospectus and registration statement as set forth in its report, which is included in this proxy statement/prospectus and registration statement. Such financial statements have been so included in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Legend Group Holdings, LLC as of December 31, 2012, and for the year then ended, have been included in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus herein, and upon the authority of said firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

First Allied Holdings Inc. and Legend Group Holdings, LLC have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Legend Group Holdings, LLC’s December 31, 2012 financial statements included in this proxy statement/prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of RCAP

None.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of ICH

None.

Other Proposals

As of the date of this proxy statement/prospectus, the ICH board of directors does not know of any other matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters duly come before the special meeting or any adjournment or postponement thereof and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies for the special meeting intend to vote or not to vote in accordance with the recommendations of the ICH board of directors.

WHERE YOU CAN FIND MORE INFORMATION

RCAP has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the distribution to ICH stockholders of the shares of RCAP Class A common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about RCAP and RCAP Class A common stock. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of RCAP, in addition to being a proxy statement of ICH for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information RCAP stockholders and ICH stockholders can find in the registration statement or the exhibits to the registration statement.

RCAP has supplied all information contained in this proxy statement/prospectus relating to RCAP, as well as all pro forma financial information, and ICH has supplied all information contained in this proxy statement/prospectus relating to ICH.

RCAP and ICH file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like RCAP and ICH, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by RCAP with the SEC are also available at RCAP’s website. The address of the site is www.rcscapital.com. The reports and other information filed by ICH with the SEC are also available at ICH’s website. The address of the site is www.investorscapital.com. We have included the web addresses of the SEC, RCAP, and ICH as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

You can obtain copies of the documents filed by RCAP and ICH by requesting them in writing or by telephone from RCAP or ICH, as applicable, at the following address:

RCS Capital Corporation 405 Park Ave., 15th Floor New York, NY 10022 Attention: General Counsel Telephone: (866) 904-2988	Investors Capital Holdings, Ltd. Six Kimball Lane, Suite 150 Lynnfield, MA 01940 Attention: Rebecca Hice, Assistant Secretary Telephone: (781) 477-4748

ICH stockholders requesting documents should do so by June 30, 2014 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any documents, ICH or RCAP, as applicable, will mail them to you by first class mail, or another equally prompt means after it receives your request.

THE PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS SHOULD NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ICH OR RCAP SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY LATER DATE.

Neither RCAP nor ICH has authorized anyone to give any information or make any representation about the merger agreement, the merger, RCAP or ICH that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of RCAP and ICH made to the other in the merger agreement. Representations and warranties made by RCAP, ICH and other applicable parties are also set forth in contracts and other documents (including the merger agreement and the voting agreement) that are attached to or referenced in this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the applicable agreement, and may have been included in such agreement for the purpose of allocating risk between the parties, rather than to establish matters as facts. The disclosures made in this proxy statement/prospectus is intended only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding ICH, RCAP or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.

Index to Financial Statements and Unaudited Pro Forma Information

Page
RCS Capital Corporation Financial Statements	F-2
• RCS Capital Corporation Unaudited Pro Forma Consolidated Statements of Financial Condition and Operations as of and for the Year Ended December 31, 2013	F-2

•

RCS Capital Corporation and Subsidiaries Audited Consolidated Statements of Financial Condition as of December 31, 2013 and December 31, 2012 and Consolidated Statements of Income, Comprehensive Income for the years ended December 31, 2013, 2012, and 2011 and Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2013 and Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011

F-29
Hatteras Funds Financial Statements	F-60
• Hatteras Funds Audited Combined Financial Statements for the Year Ended December 31, 2013 and 2012	F-60
Investors Capital Holdings Financial Statements	F-78
• Investors Capital Holdings, Ltd. Unaudited Consolidated Financial Statements as of December 31, 2013 and the three and nine months ended December 31, 2013 and December 31, 2012	F-78
• Investors Capital Holdings, Ltd. Audited Consolidated Financial Statements as of March 31, 2013 and 2012 and for the Years Ended March 31, 2013 and 2012	F-93
Summit Financial Services Group, Inc. Financial Statements	F-117
• Summit Financial Services Group, Inc. Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012	F-118
Cetera Financial Holdings, Inc. and Subsidiaries Financial Statements	F-135
• Cetera Financial Holdings, Inc. and Subsidiaries Audited Financial Statements for the Year Ended December 31, 2013 and 2012	F-135
Tower Square Securities, Inc. Financial Statements	F-192
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-165
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-179
• Tower Square Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-192
Walnut Street Securities, Inc. Financial Statements	F-231
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-205
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-218
• Walnut Street Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-231
J.P. Turner & Company LLC and J.P. Turner & Company Capital Management, LLC. Combined Financial Statements	F-243
• J.P. Turner & Company LLC and J.P. Turner & Company Capital Management, LLC. Audited Combined Financial Statements for the Years Ended December 31, 2013 and 2012	F-245
First Allied Holdings Inc. Financial Statements	F-257
• First Allied Holdings Inc. Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012	F-260
Legend Group Holdings, LLC Financial Statements	F-279
• Legend Group Holdings, LLC Audited Financial Statements December 31, 2012	F-279

RCS Capital Corporation

Unaudited Pro Forma Consolidated Statement of Financial Condition as of December 31, 2013 and Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2013

The unaudited Pro Forma Consolidated Statement of Financial Condition and the unaudited Pro Forma Consolidated Statement of Operations have been prepared through the application of Pro Forma adjustments to the historical Statement of Financial Condition and Statement of Operations of RCS Capital Corporation (the “Company” or “RCAP”) reflecting the recent acquisition and the related financing of Cetera Financial Holdings, Inc. together with its consolidated subsidiaries (“Cetera”) which closed on April 29, 2014 and the pending acquisitions and the related financing of the following entities: (i) substantially all of the assets related to the business and operations of Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC together with their respective consolidated subsidiaries (“Hatteras”); (ii) Investors Capital Holdings, Ltd. together with its consolidated subsidiaries (“ICH”); (iii) Summit Financial Services Group, Inc. together with its consolidated subsidiaries (“Summit”); (iv) JP Turner & Company, LLC and JP Turner & Company Capital Management, LLC (collectively; “JP Turner”); and (v) First Allied Holdings Inc. together with its consolidated subsidiaries (“First Allied” and, together with Hatteras, ICH, Summit and JP Turner, the “Target Companies”). The unaudited Pro Forma Consolidated Statement of Financial Condition and the unaudited Pro Forma Consolidated Statement of Operations also reflect the exchange by RCAP Holdings, LLC, (“RCAP Holdings”) of all but one of the Class B units owned by it in the Company’s operating subsidiaries for 23,999,999 shares of the Company’s Class A common stock par value $0.001 per share (the “Class A common stock”).

The pending acquisitions are expected to close during the year ending December 31, 2014. However, as of the date of this filing, the consummation of the pending acquisitions has not yet occurred and although the Company believes that the completion of each of the pending acquisitions is probable, the closing of the pending acquisitions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the Target Companies’ stockholders and the Financial Industry Regulatory Authority, Inc. (“FINRA”), and therefore there can be no assurance that each of the transactions will be consummated. Accordingly, the Company cannot assure that the pending acquisitions as presented in the unaudited Pro Forma Consolidated Statement of Financial Condition and unaudited Pro Forma Consolidated Statement of Operations will be completed based on the terms of the transactions or at all.

The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma Adjustments also reflect the proposed issuance of shares of the Company’s Class A common stock in connection with the proposed public offering pursuant to a Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission, and the concurrent private offering referred to elsewhere in this proxy statement/prospectus. There can be no assurances that these offerings will be consummated.

The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments were prepared as if these transactions occurred on December 31, 2013 and should be read in conjunction with the Company’s historical consolidated financial statements and notes in its annual report on Form 10-K for the year ended December 31, 2013. The unaudited Pro Forma Consolidated Statement of Financial Condition is not necessarily indicative of what the actual financial position would have been had the Company acquired the Target Companies as of December 31, 2013, nor does it purport to present the future financial position of the Company. The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments were prepared as if these transactions occurred on December 31, 2013; therefore the stock price used to prepare the unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments was $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013.

The unaudited Consolidated Pro Forma Statement of Operations and the related Pro Forma adjustments for the year ended December 31, 2013 were prepared as if these transactions occurred on January 1, 2013, and should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto and the Target Companies’ historical financial statements and notes thereto. The unaudited Pro Forma Consolidated Statement of Operations for year ended December 31, 2013 is not necessarily indicative of what the actual results of operations would have been had the Company acquired the Target Companies on January 1, 2013, nor does it purport to present the future results of operations of the Company. The unaudited Pro Forma Consolidated Statement of Operations and the related Pro Forma adjustments were prepared as if these transactions occurred on January 1, 2013; however, the Company’s Class A common stock did not begin trading until June 5, 2013. Prior to that, there was no public market for its Class A common stock. In the absence of an observable market price, the Company prepared the unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments using a price of $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013. This price falls within the high and low sales prices of the Company’s Class A common stock from June 5, 2013 to December 31, 2013 of $19.40 and $15.00.

Pursuant to an agreement, RCS Capital Management LLC (“RCS Capital Management”) implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors. For purposes of the Consolidated Pro Forma Statement of Operations there were no quarterly fees charged due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative.

From an income tax perspective, it has been assumed for any acquisition anticipated to be an asset acquisition that historical deferred tax balances of the target will be eliminated as post-acquisition book and tax bases will generally be equal. For any acquisition anticipated to be a stock acquisition, historical deferred tax balances are generally assumed to survive and be potentially further impacted by purchase accounting, as described more fully in the footnotes below.

We have entered into a tax receivable agreement with RCAP Holdings, pursuant to which we pay RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control) as a result of any increases in tax basis created by RCAP Holdings’ exchanges. These Pro Forma consolidated financial statements assume RCAP Holdings’ exchanges will be effectuated in a tax-free manner in accordance with Internal Revenue Code Section 351; therefore, the tax receivable agreement will not be triggered and RCAP Holdings will not receive payments from the Company for income tax purposes.

Certain reclassifications have been made to the historical Statement of Financial Condition and Statement of Operations of the Target Companies to conform to the Company’s presentation. For example, if one of the Target Companies had an expense line item for which the Company has no comparable line item, other expenses was used unless the amount was material, in which case a new line item was added.

Unaudited Pro Forma Consolidated Statement of Financial Condition
December 31, 2013
(in thousands)

	RCAP Historical(1)	Cetera Historical(2)	Cetera Acquisition Related Adjustments(3)		Cetera Financing Related Adjustments (excluding portions of the financing contingent on closing other pending acquisitions)(4)		RCAP with Cetera Pro Forma	Hatteras Historical(5)	Hatteras Merger Adjustments(6)		RCAP and Cetera with Hatteras Pro Forma
Assets
Cash and cash equivalents	$45,744	$129,005	$(1,150,000	)(17)	$922,478	(22)	$(52,773)	$1,685	$(33,733	)(25)	$(84,821)
Available-for-sale securities	8,528	—	—		—		8,528	—	—		8,528
Investment securities	5,874	8,353	—		—		14,227	—	—		14,227
Deferred compensation plan investments	—	76,298	—		—		76,298	912	(768	)(26)	76,442
Receivables:
Selling commission and dealer manager fees
Due from related parties	1,072	—	—		—		1,072	—	—		1,072
Due from non-related parties	21	7,820	—		—		7,841	10,316	—		18,157
Reimbursable expenses
Due from related parties	18,772	—	—		—		18,772	—	—		18,772
Due from non-related parties	584	—	—		—		584	—	—		584
Investment banking fees (related party)	21,420	—	—		—		21,420	—	—		21,420
Due from RCAP Holdings and related parties	7,156	—	—		—		7,156	—	—		7,156
Property and equipment	458	16,350	—		—		16,808	285	—		17,093
Prepaid expenses	1,372	8,910	—		—		10,282	343	—		10,625
Deferred acquisition fees	—	—	—		80,343	(23)	80,343	—			80,343
Commissions receivable	—	50,605	(57	)(18)	—		50,548	—	—		50,548
Deferred tax asset	126	38,505	—		—		38,631	—	—		38,631
Loan receivable	—	—	—		—		—	—	—		—
Notes receivable	—	46,822	—		—		46,822	—	—		46,822
Other assets	—	32,202	—		—		32,202	18	—		32,220
Intangible assets	—	76,545	803,310	(19)	—		879,855	—	54,520	(27)	934,375
Goodwill	—	19,424	369,747	(19)	—		389,171	4,504	18,149	(27)	411,824
Total assets	$111,127	$510,839	$23,000		$1,002,821		$1,647,787	$18,063	$38,168		$1,704,018
Liabilities and Equity
Accounts payable	$4,695	$35,062	$—		$—		$39,757	$3,962	$—		$43,719
Accrued expenses
Due to related parties	5,894	—	—		—		5,894	—	—		5,894
Due to non-related parties	16,736	15,985	—		—		32,721	3,080	—		35,801
Payable to broker dealer	1,259	—	—		—		1,259	—	—		1,259
Deferred compensation plan accrued liabilities	—	75,456	—		—		75,456	4,068	(791	)(26)	78,733
Deferred revenue	2,567	—	—		—		2,567	—	—		2,567
Subordinated borrowings	—	—	—		—		—	—	—		—
Commissions payable	—	64,196	(57	)(18)	—		64,139	255	—		64,394
Payable other	450	—	—		—		450	—	—		450
Other accrued liabilities	—	21,873	—		—		21,873	167	—		22,040
Deferred tax liability	—	—	321,324	(19)	—		321,324	—	—		321,324
Contingent consideration	—	—	—		—		—	—	45,490	(27)	45,490
Notes and debentures	—	208,688	(208,688	)(20)	765,000	(22)	765,000	3,733	(3,733	)(28)	765,000
Total liabilities	31,601	421,260	112,579		765,000		1,330,440	15,265	40,966		1,386,671
Class A common stock	3	—	—		—		3	—	—		3
Class B common stock	24	—	—		—		24	—	—		24
Common stock	—	9	(9	)(21)	—		—	—	—		—
Preferred stock	—	40,305	(40,305	)(21)	12	(24)	12	—	—		12
Additional paid-in capital	43,376	48,353	(48,353	)(21)	237,809	(24)	281,185	—	—		281,185
Accumulated other comprehensive loss	(46)		—		—		(46)	—	—		(46)
Unearned stock based compensation	—	3,026	(3,026	)(21)	—		—	—	—		—
Treasury stock	—	—	—		—		—	—	—		—
Retained earnings	1,499	(2,114)	2,114	(21)	—		1,499	—	—		1,499
Member's equity	—	—	—		—		—	1,850	(1,850	)(29)	—
Total stockholders' equity	44,856	89,579	(89,579)		237,821		282,677	1,850	(1,850)		282,677
Non-controlling interest	34,670	—	—		—		34,670	948	(948	)(29)	34,670
Total liabilities and equity	$111,127	$510,839	$23,000		$1,002,821		$1,647,787	$18,063	$38,168		$1,704,018

Unaudited Pro Forma Consolidated Statement of Financial Condition
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma	ICH Historical(7)	ICH Acquisition Related Adjustments(8)		RCAP and Cetera with ICH Pro Forma	Summit Historical(9)	Summit Acquisition Related Adjustments(10)		RCAP and Cetera with Summit Pro Forma	JP Turner Historical(11)	JP Turner Merger Adjustments(12)		RCAP and Cetera with JP Turner Pro Forma
Assets
Cash and cash equivalents	$(52,773)	$6,541	$(31,500	)(30)	$(77,732)	$12,087	$(48,098	)(36)	$(88,784)	$3,647	$(11,340	)(42)	$(60,466)
Available-for-sale securities	8,528	—	—		8,528	—	—		8,528	—	—		8,528
Investment securities	14,227	300	—		14,527	3	—		14,230	388	—		14,615
Deferred compensation plan investments	76,298	2,406	—		78,704	—	—		76,298	—	—		76,298
Receivables:
Selling commission and dealer manager fees
Due from related parties	1,072	—	—		1,072	—	—		1,072	—	—		1,072
Due from non-related parties	7,841	5,733	(36	)(31)	13,538	—	—		7,841	4,223	—		12,064
Reimbursable expenses
Due from related parties	18,772	—	—		18,772	—	—		18,772	—	—		18,772
Due from non-related parties	584	—	—		584	—	—		584	—	—		584
Investment banking fees (related party)	21,420	—	—		21,420	—	—		21,420	—	—		21,420
Due from RCAP Holdings and related parties	7,156	—	—		7,156	—	—		7,156	—	—		7,156
Property and equipment	16,808	143	—		16,951	402	—		17,210	246	—		17,054
Prepaid expenses	10,282	666	—		10,948	1,537	—		11,819	—	—		10,282
Deferred acquisition fees	80,343	—	—		80,343	—	—		80,343	—	—		80,343
Commissions receivable	50,548	—	—		50,548	1,543	(36	)(37)	52,055	—	—		50,548
Deferred tax asset	38,631	1,584	—		40,215	—	—		38,631	—	—		38,631
Loan receivable	—	1,782	(581	)(32)	1,201	—	—		—	—	—		—
Notes receivable	46,822	—	—		46,822	694	(194	)(38)	47,322	—	—		46,822
Other assets	32,202	283	—		32,485	359	—		32,561	2,189	(131	)(43)	34,260
Intangible assets	879,855	—	32,710	(32)	912,565	—	32,740	(38)	912,595	—	13,850	(44)	893,705
Goodwill	389,171	—	26,780	(32)	415,951	501	13,261	(38)	402,933	—	12,755	(44)	401,926
Total assets	$1,647,787	$19,438	$27,373		$1,694,598	$17,126	$(2,327)		$1,662,586	$10,693	$15,134		$1,673,614
Liabilities and Equity
Accounts payable	$39,757	$1,532	$—		$41,289	$—	$—		$39,757	$489	$—		$40,246
Accrued expenses
Due to related parties	5,894	—	—		5,894	—	—		5,894	—	—		5,894
Due to non-related parties	32,721	1,272	—		33,993	2,692	—		35,413	—	—		32,721
Payable to broker dealer	1,259	—	—		1,259	—	—		1,259	—	—		1,259
Deferred compensation plan accrued liabilities	75,456	2,673	—		78,129	—	—		75,456	—	—		75,456
Deferred revenue	2,567	1,210	—		3,777	—	—		2,567	122	—		2,689
Subordinated borrowings	—	2,000	—		2,000	—	—		—	—	—		—
Commissions payable	64,139	3,984	(36	)(31)	68,087	2,343	(36	)(37)	66,446	4,308	(131	)(43)	68,316
Payable other	450	—	—		450	—	—		450	39	—		489
Other accrued liabilities	21,873	—	—		21,873	—	—		21,873	4,421	—		26,294
Deferred tax liability	321,324	—	13,084	(32)	334,408	—	—		321,324	—	—		321,324
Contingent consideration	—	—	—		—	—	—		—	—	11,719	(45)	11,719
Notes and debentures	765,000	92	—		765,092	—	—		765,000	—	—		765,000
Total liabilities	1,330,440	12,763	13,048		1,356,251	5,035	(36)		1,335,439	9,379	11,588		1,351,407
Class A common stock	3	—	1	(33)	4	—	1	(39)	4	—	—		3
Class B common stock	24	—	—		24	—	—		24	—	—		24
Common stock	—	71	(71	)(34)	—	2	(2	)(40)	—	—	—		—
Preferred stock	12	—	—		12	—			12	—	—		12
Additional paid in capital	281,185	12,900	8,099	(35)	302,184	9,593	206	(41)	290,984	3,738	1,122	(46)	286,045
Accumulated other comprehensive loss	(46)	—	—		(46)	—	—		(46)	—	—		(46)
Unearned stock based compensation	—	—	—		—	(1,265)	1,265	(40)	—	—	—		—
Treasury stock	—	(30)	30	(34)	—	(11)	11	(40)	—	—	—		—
Retained earnings	1,499	(6,266)	6,266	(34)	1,499	3,772	(3,772	)(40)	1,499	(2,424)	2,424	(46)	1,499
Member's equity	—	—	—		—	—	—		—	—	—		—
Total stockholders' equity	282,677	6,675	14,325		303,677	12,091	(2,291)		292,477	1,314	3,546		287,537
Non-controlling interest	34,670	—	—		34,670	—	—		34,670	—	—		34,670
Total liabilities and equity	$1,647,787	$19,438	$27,373		$1,694,598	$17,126	$(2,327)		$1,662,586	$10,693	$15,134		$1,673,614

Unaudited Pro Forma Consolidated Statement of Financial Condition
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma	First Allied Historical(13)	First Allied Merger Related Adjustments(14)		RCAP and Cetera with First Allied Pro Forma	Cetera Financing Related Adjustments (portion contingent on closing other pending acquisitions)(15)		Total Mergers and Acquisitions	RCAP Adjustments(16)		RCAP Pro Forma	Offering Adjustments		RCAP Pro Forma with Offering Adjustments
Assets
Cash and cash equivalents	$(52,773)	$24,315	$(33,302	)(47)	$(61,760)	$74,156	(51)	$(35,542)	$—		$(88,315)	$332,500	(56)	$244,185
Available-for-sale securities	8,528	—	—		8,528	—		—	—		8,528	—		8,528
Investment securities	14,227	1,834	—		16,061	—		2,525	—		16,752	—		16,752
Deferred compensation plan investments	76,298	—	—		76,298	—		2,550	—		78,848	—		78,848
Receivables:
Selling commission and dealer manager fees
Due from related parties	1,072	—	—		1,072	—		—	—		1,072	—		1,072
Due from non-related parties	7,841	18,026	(99	)(48)	25,768	—		38,163	—		46,004	—		46,004
Reimbursable expenses
Due from related parties	18,772	—	—		18,772	—		—	—		18,772	—		18,772
Due from non-related parties	584	—	—		584	—		—	—		584	—		584
Investment banking fees (related party)	21,420	—	—		21,420	—		—	—		21,420	—		21,420
Due from RCAP Holdings and related parties	7,156	—	—		7,156	—		—	—		7,156	—		7,156
Property and equipment	16,808	1,425	—		18,233	—		2,501	—		19,309	—		19,309
Prepaid expenses	10,282	—	—		10,282	—		2,546	—		12,828	—		12,828
Deferred acquisition fees	80,343	—	—		80,343	5,844	(51)	5,844	—		86,187	—		86,187
Commissions receivable	50,548	—	—		50,548	—		1,507	—		52,055	—		52,055
Deferred tax asset	38,631	—	—		38,631	—		1,584	(40,215	)(52)	—	—		—
Loan receivable	—	—	—		—	—		1,201	—		1,201	—		1,201
Notes receivable	46,822	13,270	—		60,092	—		13,770	—		60,592	—		60,592
Other assets	32,202	3,762	—		35,964	—		6,480	—		38,682	—		38,682
Intangible assets	879,855	83,005	—		962,860	—		216,825	—		1,096,680	—		1,096,680
Goodwill	389,171	79,986	—		469,157	—		155,936	—		545,107	—		545,107
Total assets	$1,647,787	$225,623	$(33,401)		$1,840,009	$80,000		$415,890	$(40,215)		$2,023,462	$332,500		$2,355,962
Liabilities and Equity
Accounts payable	$39,757	$—	$—		$39,757	$—		$5,983	$—		$45,740	$—		$45,740
Accrued expenses
Due to related parties	5,894	—	—		5,894	—		—	—		5,894	—		5,894
Due to non-related parties	32,721	16,239	—		48,960	—		23,283	—		56,004	—		56,004
Payable to broker dealer	1,259	—	—		1,259	—		—	—		1,259	—		1,259
Deferred compensation plan accrued liabilities	75,456	—	—		75,456	—		5,950	—		81,406	—		81,406
Deferred revenue	2,567	1,602	—		4,169	—		2,934	—		5,501	—		5,501
Subordinated borrowings	—	—	—		—	—		2,000	—		2,000	—		2,000
Commissions payable	64,139	12,179	(99	)(48)	76,219	—		22,767	—		86,906	—		86,906
Payable other	450	—	—		450	—		39	—		489	—		489
Other accrued liabilities	21,873	309	—		22,182	—		4,897	—		26,770	—		26,770
Deferred tax liability	321,324	23,693	—		345,017	—		36,777	(41,515	)(53)	316,586	—		316,586
Contingent consideration	—	1,471	—		1,471	—		58,680	—		58,680	—		58,680
Notes and debentures	765,000	33,302	(33,302	)(47)	765,000	80,000	(51)	80,092	—		845,092	—		845,092
Total liabilities	1,330,440	88,795	(33,401)		1,385,834	80,000		243,402	(41,515)		1,532,327	—		1,532,327
Class A common stock	3	—	11	(50)	14	—		13	24	(54)	40	19	(56)	59
Class B common stock	24	—	—		24	—		—	(24	)(54)	—			—
Common stock	—	5	(5	)(49)	—	—		—	—		—			—
Preferred stock	12	—	—		12	—		—	—		12			12
Additional paid in capital	281,185	137,158	(341	)(50)	418,002	—		172,475	35,970	(55)	489,630	332,481	(56)	822,111
Accumulated other comprehensive loss	(46)	—	—		(46)	—		—	—		(46)	—		(46)
Unearned stock based compensation	—	—	—		—	—		—	—		—	—		—
Treasury stock	—	—	—		—	—		—	—		—	—		—
Retained earnings	1,499	(335)	335	(49)	1,499	—		—	—		1,499	—		1,499
Member's equity	—	—	—		—	—		—	—		—	—		—
Total stockholders' equity	282,677	136,828	—		419,505	—		172,488	35,970		491,135	332,500		823,635
Non-controlling interest	34,670	—	—		34,670	—		—	(34,670	)(55)	—	—		—
Total liabilities and equity	$1,647,787	$225,623	$(33,401)		$1,840,009	$80,000		$415,890	$(40,215)		$2,023,462	$332,500		$2,355,962

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(1)	Reflects the consolidated historical Statement of Financial Condition of the Company as of the date indicated.
(2)	Reflects the historical Consolidated Statement of Financial Condition of Cetera as of the date indicated.
(3)	Reflects pro forma adjustments to record the assets and liabilities of Cetera at their fair values.
(4)	Reflects pro forma adjustments to record Cetera financing related adjustments. These adjustments exclude a portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. See Note 15.
(5)	Reflects the historical Combined Statement of Assets and Liabilities of Hatteras as of the date indicated.
(6)	Reflects pro forma adjustments to record the assets and liabilities of Hatteras at their fair values for (1) $30.0 million in cash consideration, (2) deferred cash payments with a fair value of $9.6 million and (3) additional future consideration which has a fair value of $35.9 million and will be based on the consolidated pre-tax net operating income generated by the business of the Hatteras Funds Group for fiscal years ending December 31, 2016 and December 31, 2018.
(7)	Reflects the historical Condensed Consolidated Balance Sheet of ICH as of the date indicated.
(8)	Reflects pro forma adjustments to record the assets and liabilities of ICH at their fair values and the purchase of all outstanding shares of ICH common stock for $52.5 million to be paid in cash or freely tradable shares of the Company’s stock, at the election of each shareholder. Pursuant to the acquisition agreement dated October 27, 2013, no more than 60% of the aggregate consideration can be payable in cash. These pro forma financial statements assume that ICH’s shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(9)	Reflects the historical Condensed Consolidated Statement of Financial Condition of Summit as of the date indicated.
(10)	Reflects pro forma adjustments to record the assets and liabilities of Summit at their fair values and the purchase of all outstanding shares of Summit common stock for $49.0 million in cash and freely tradable shares of the Company’s common stock at the election of each shareholder. Pursuant to the acquisition agreement dated November 16, 2013, no more than 80% of the aggregate consideration can be payable in cash. These Pro Forma financial statements assume that Summit’s shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(11)	Reflects the historical Statement of Financial Condition of JP Turner as of the date indicated.
(12)	Reflects pro forma adjustments to record the assets and liabilities of JP Turner at their fair values for $27.0 million to be paid 60% at closing and 40% on the one year anniversary of the closing date and an additional future consideration. Pursuant to the merger agreement dated January 16, 2014, 70% of the consideration at closing and on the one year anniversary date is to be paid in cash and 30% in the Company’s stock. The closing cash consideration is subject to reductions if (a) the net working capital, defined as current assets minus current liabilities is less than $3.5 million, which the Company has estimated will be a reduction of $0.5 million, and (b) if 2013 actual EBITDA was less than 95% of the 2013 Target EBITDA, which the Company has estimated will be a reduction of $2.3 million. In addition, there is an earn out that is subject to a cap of $2.5 million for each of 2014, 2015 and 2016 and which has a estimated fair market value of $4.1 million. Refer to the below table for further detail on the calculation of contingent consideration (in millions):

Total consideration	$27.0
Payment at one year anniversary (40% of Total Consideration)	10.8
Less: EBITDA Price reduction(i)	2.3
Net contingent consideration after EBITDA reduction	8.5
Net contingent consideration at present value (.9605)	8.2
Earn out consideration(ii)	4.1
Total contingent consideration	12.3
Less: Net working capital reduction	0.5
Total contingent consideration	$11.8

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(i)	Per purchase agreement, price reduction applies as 2013 EBITDA was less than 95% of target EBITDA. Price reduction at 21.4%.
(ii)	The earn out cap of $2.5 million for each of 2014, 2015, and 2016 had a probability of exceeding cap of 85%, 83% and 30% and subject to a present value factor of .79, .68, and .58, respectively.
(13)	Reflects the historical Consolidated Statement of Financial Condition of First Allied as of the date indicated.
(14)	Reflects pro forma adjustments to record the assets and liabilities of First Allied at their historical cost, based on the purchase price of 11,264,929 shares for all of the equity in First Allied. The Pro Forma financial statements are based on an assumed stock price of $32.90 which was the closing price of the Company’s Class A common stock on May 9, 2014, for a stock value of $370.6 million. If the Company prepared these pro forma financial statements using the closing price of the Company’s Class A common stock on December 31, 2013, or $18.35, the purchase price would have been $206.7 million. If the Company prepared these pro forma financial statements using the closing price of the Company’s Class A common stock on April 1, 2014, or $39.50, which was the highest closing price of the Company’s Class A common stock, the purchase price would have been $445.0 million. The excess purchase price over the historical paid over the cost of the new assets is reflected as an adjustment to additional paid-in capital.
(15)	Reflects pro forma adjustments to record the portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. The contingent adjustment is an aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million. The first lien term facility will be subject to a mandatory prepayment by the same amounts if any or all of the ICH acquisition, the Hatteras acquisition and the Summit acquisition are abandoned or terminated after the completion of the Cetera acquisition.
(16)	Reflects Pro Forma adjustments to the historical Consolidated Statement of Financial Condition of the Company primarily to reflect the impact of certain related party transactions.
(17)	Reflects the use of $1.2 billion of cash to fund the Cetera acquisition.
(18)	Reflects the elimination of the Company’s historical third-party receivables and payables with Cetera which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(19)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $96.0 million of historical intangible assets and the recording of $1.3 billion of new goodwill and intangible assets, which include intangibles related to the acquisition of Cetera’s broker-dealer, investment advisory and technology provider businesses. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective estimated fair values. Substantially all of the identifiable intangible assets of Cetera are assumed to be related to client relationships with an assumed useful life of 9.5 years. The third party valuation is expected to take into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors to be considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which will be are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The estimated deferred tax liability of $321.3 million relates to timing differences between book and taxable expense related to the incremental intangible assets. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available.
(20)	Reflects the adjustment to long-term debt in accordance with the $208.7 million repayment of Cetera’s senior secured credit facility as required by the terms of the Cetera merger agreement.
(21)	Reflects the elimination of Cetera’s historical common stock, convertible preferred stock balance, additional paid in capital, unearned stock based compensation and retained earnings balances.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(22)	Reflects the sources of cash to fund the Cetera acquisition. The remaining purchase price will be paid using cash on hand.

(in millions) Sources of Funds
Cash to fund the Cetera acquisition
Issuance of long-term debt – first lien(i)	$495.0
Issuance of long-term debt – second lien(i)	150.0
Issuance of convertible notes(ii)	120.0
Total issuance of debt	765.0
Issuance of convertible preferred stock(iii)	270.0
Fees and original issue discount (“OID”)(iv)	(112.5)
Total sources	$922.5
i.	Reflects the amount the Company borrowed under the first lien loan facility and second lien loan facility.
ii.	Reflects the par value issued to Luxor Capital Group (“Luxor”) by the Company pursuant. The Pro Forma Consolidated Statement of Financial Condition does not assume the conversion of the convertible notes.
iii.	Reflects the issuance of convertible preferred stock having a liquidation preference of $270.0 million issued to Luxor by the Company. The Pro Forma Consolidated Statement of Financial Condition does not assume the conversion of the convertible preferred stock.
iv.	Reflects the fees paid and OID in connection with the above issuances, of which $32.2 million is netted in additional paid-in capital.
(23)	Reflects debt issuance costs and OID of $80.3 million. The balance will be amortized over the life of the debt issuances which ranges from 5 to 7.5 years.
(24)	Primarily reflects the issuance of the Company’s convertible preferred stock and the Company’s Class A common stock for the equity portion of the consideration due in connection with the financings entered into in connection with the Cetera acquisition. These Pro Forma consolidated financial statements were prepared with a share price of the Company’s convertible preferred stock of $20.26 as set forth in the agreement with Luxor.

(in millions)
Excess price of the Company's convertible preferred stock above par value	270.0
Transaction costs	(32.2)
Total	$237.8
(25)	Reflects the use of $30.0 million of available cash to fund the initial cash consideration payment in connection with the Hatteras asset purchase. The adjustment also reflects the anticipated repayment of Hatteras’ line of credit and notes payable for $3.7 million.
(26)	Reflects the carve out of agreed upon deferred compensation assets and liabilities which were included in the historical Hatteras Combined Statement of Assets and Liabilities that are not expected to be included as part of the transaction.
(27)	Reflects preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships and investment advisory services. The amount includes the write off of $4.5 million of historical goodwill, the recording of liabilities for contingent payments and earn-outs of $45.5 million, and the recording of $77.2 million of new goodwill and intangible assets, which include intangibles related to the acquisition of Hatteras’ alternative mutual funds and core alternative funds and private equity funds businesses. The $45.5 million consisted of deferred payments totaling $9.6 million that were discounted at a factor of .986, .962 and .926 for 2014, 2015, and 2016, respectively, and earn-out payments estimated at $35.9 million that were discounted at a factor of .621 and .469 for 2016 and 2018, respectively. As defined in the purchase agreement, the deferred payments consist of 7.5% of the initial purchase price in 2014 and 2015, and 10% of the initial purchase price in 2016. The 2016 and 2018

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

earn-out payments are calculated as 10 multiplied by 0.15 multiplied by the pre-tax net income for the fiscal year that ends on each respective earn-out payment date. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of Hatteras are primarily related to contractual customer relationship intangibles for fund of hedge funds products that are structured as mutual funds which have useful lives of 9 to 14 years and Hatteras’ Funds trade names which have a useful life of 10 years. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include assets under management and the related growth rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The fair value of the earn-outs was determined by discounting the expected payout in accordance with the purchase agreement. The fair value of contingent payments was determined using discounted cash flows. In making estimates of fair values for purposes of allocating purchase price and determining the fair value of the contingent payments and earn-outs, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(28)	Reflects the anticipated repayment of Hatteras’ line of credit and notes payable in accordance with the purchase agreement.
(29)	Reflects adjustment for the elimination of Hatteras’ members’ equity and non-controlling interest balances in connection with the asset purchase.
(30)	Reflects the use of $31.5 million of available cash to fund the cash consideration portion of the ICH acquisition.
(31)	Reflects the elimination of the Company’s historical third-party receivables and payables with ICH which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(32)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $60.7 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of ICH’s broker-dealer and investment advisory businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of ICH are primarily related to client relationships which have useful lives of 13 to 17 years and internally developed software, non-compete agreements and trade names that have useful lives of 6 years, 5 years and 2 years, respectively. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The adjustment also includes the write-down in the fair value of advisor notes receivable of $0.6 million to their fair value. The deferred tax liability of $13.1 million relates to timing differences between book and taxable expense related to the intangible assets. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(33)	Reflects the par value of the Company’s Class A common stock issued in connection with the ICH acquisition.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(34)	Reflects the elimination of ICH’s common stock, treasury stock and accumulated deficit balances.
(35)	Primarily reflects the issuance of the Company’s freely tradable Class A common stock for the equity portion of the consideration due in connection with the ICH acquisition partially offset by the elimination of ICH’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing.

(in millions)
Excess price of the Company's Class A common stock above par value	$21.0
Elimination of ICH's additional paid-in capital	(12.9)
Total	$8.1
(36)	Reflects the use of $39.2 million of available cash to fund the cash consideration portion of the Summit acquisition in addition to $8.9 million of cash that will be retained by the seller based on the terms of the purchase agreement.
(37)	Reflects the elimination of the Company’s historical third-party receivables and payables with Summit which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(38)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $0.5 million of historical goodwill and the recording of $47.0 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of Summit’s securities brokerage, investment services and insurance businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of Summit are primarily related to client relationships, which have useful lives of 9 years and internally developed software and non-compete agreements and trade names which have useful lives of 7 years, 5 years and 2 years, respectively. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The adjustment also includes the write down in the fair value of advisor notes receivable of $0.2 million to their fair value. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(39)	Reflects the par value of the Company’s Class A common stock issued in connection with the Summit acquisition.
(40)	Reflects the elimination of Summit’s common stock, unearned stock-based compensation, treasury stock and retained earnings balances.
(41)	Primarily reflects the issuance of the Company’s freely tradable Class A common stock for the equity portion of the consideration due in connection with the Summit acquisition partially offset by the elimination of Summit’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing subject to a cap of $28.00.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(in millions)
Excess price of the Company's Class A common stock above par value	$9.8
Elimination of Summit's additional paid-in capital	(9.6)
Total	$0.2
(42)	Reflects the use of $11.3 million of available cash to fund the cash consideration portion of the JP Turner acquisition of which 60% is to be paid at closing and 40% on the one year anniversary of the closing date. Pursuant to the merger agreement dated January 16, 2014, 70% of the consideration at closing and on the one year anniversary date is to be paid in cash.
(43)	Reflects the elimination of the Company’s historical third-party receivables and payables with JP Turner which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(44)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $26.6 million of new goodwill and intangible assets, which include intangibles related to the acquisition of JP Turner’s broker-dealer and investment advisory businesses. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on its respective estimated fair values. The identifiable intangible assets of JP Turner are assumed to be primarily related to client relationships which have useful lives of 9 years and non-compete agreements and trade names which have useful lives of 2 years. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors to be considered in the analysis of such intangible assets will include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their useful lives. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(45)	Reflects the recording of estimated liabilities for deferred payment of stock and cash pursuant to the JP Turner purchase agreement. These estimates will be finalized once additional information is received. The deferred payments of stock and cash are payable upon J.P. Turner achieving certain targets for 2014, 2015 and 2016 and are subject to a cap of $2.5 million per annum. The estimates were determined based upon a valuation by a third-party valuation firm of the probability of the targets being achieved and present valuing the estimated payments to determine the estimated liability. Accordingly, these estimates are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations. See Note 12 for additional details regarding the calculation of the contingent consideration.
(46)	Primarily reflects the issuance of the Company’s Class A common stock for the equity portion of the consideration due in connection with the JP Turner acquisition partially offset by the elimination of JP Turner’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing. The adjustment also eliminates the company’s historical retained earnings.

(in millions)
Excess price of the Company's Class A common stock above par value	$4.8
Elimination of JP Turner's additional paid-in capital	(3.7)
Total	$1.1
(47)	Reflects the anticipated repayment of First Allied’s term loan and revolving line of credit as required by the Company’s commitment to the loan facilities to be entered into to fund Cetera Acquisition.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(48)	Reflects the elimination of the Company’s historical third-party receivables and payables with First Allied, which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(49)	Reflects the elimination of First Allied’s historical common stock and retained earnings balances.
(50)	Reflects the impact on additional paid-in capital for the following items:

(in millions)
Excess over par value for the Class A Common stock consideration(i)	$370.6
Elimination of First Allied's historical additional paid-in capital	(137.2)
Adjustment to record additional paid-in capital	233.4
Less: Excess purchase price paid over the historical cost of First Allied's net assets(ii)	233.7
Total	$(0.3)
i.	The consideration for the First Allied acquisition is 11,264,929 shares of the Company’s Class A common stock, therefore the actual value of the stock to be issued will be based on the actual share price of the Company’s Class A common stock on the date of closing. The Pro Forma adjustments related to the First Allied acquisition are computed based on a stock price of $32.90, the closing price of the Company’s Class A common stock on May 9, 2014.
ii.	Under the original First Allied merger agreement, the effective cost of the acquisition to RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger. This effective cost does not represent the purchase price for financial reporting purposes or the historical cost of First Allied’s net assets.

On April 3, 2014, the Company entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings, which was determined based on a value of $207.5 million for First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, on January 15, 2014 immediately following consummation of the contribution, First Allied is expected to have $33.8 million of outstanding bank indebtedness, which is expected be repaid out of the proceeds of the Cetera financing.

The excess of the purchase price was calculated based on the difference between the purchase price paid by the Company (i) the purchase price paid by the Company which is computed based on the closing price of $32.90 on May 9, 2014, and (ii) the historical cost of First Allied’s net asset of $136.8 million.

This transaction was between entities under common control and is accounted for at historical cost. Any excess purchase price over the cost of the net assets is reflected as an adjustment to additional paid-in capital. The Company’s stock price since its initial public offering has ranged from $14.86 to $39.98. The transaction will be recorded at the implied value basis on the closing price at the Company’s Class A common stock on the closing date, which may be higher or lower than the amount shown here.

(51)	Reflects pro forma adjustments to record an additional $80.0 million of commitments, resulting in net cash increase of $74.2 million and deferred acquisition fees of $5.8 million
(52)	Reflects the deferred tax asset impact for the following items:

(in millions)
Exchange agreement(i)	$1.3
Netting(ii)	(41.5)
Total	$(40.2)

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

i.	Reflects the anticipated deferred tax impact assuming the Company owned 100% of the operating subsidiaries as a result of RCAP Holdings’ exercise of its rights under the exchange agreement under which, RCAP Holdings and its transferees exchanged all but one of their Class B units in the Operating Subsidiaries for shares of Class A common stock of the company on a one-for-one basis, assuming that the exchange had occurred on December 31, 2013.
ii.	Reflects the assumption that Company will net its deferred tax assets against the deferred tax liabilities.
(53)	Reflects the assumption that the Company will net its deferred tax assets against the deferred tax liabilities. Further, to the extent an acquisition is an anticipated stock purchase, historical deferred tax assets of targets are deemed to be realizable pending additional analysis post-acquisition. It is anticipated that any potential adjustment to these historical deferred tax assets would be immaterial.
(54)	Reflects the exchange by RCAP Holdings of all but one of its 24.0 million shares of the Company’s Class B common stock and all but one of its Class B units in the Company’s operating subsidiaries for 24.0 million shares of the Company’s Class A common stock, assuming that the exchange had occurred on December 31, 2013. As a result of this exchange, RCAP Holdings is entitled to both economic and voting rights and; therefore, no longer has a non-controlling interest in the Company (other than a de minimis interest and, as of April 28, 2014, 310,947 earned LTIP Units). Therefore the historical Class B common stock balance was moved to Class A common stock and the historical non-controlling interest balance was moved to additional paid-in capital.
(55)	Reflects a $34.7 million adjustment to non-controlling interests for the exchange agreement. As a result of this exchange, RCAP Holdings is entitled to both economic and voting rights, and therefore, no longer has a non-controlling interest in the Company (other than a de minimis interest).

Also, reflects a $1.3 million adjustment to retained earnings as it relates to deferred tax assets for the exchange agreement assuming the Company owned 100% of the operating subsidiaries as a result of RCAP Holdings’ exercise of its rights under the exchange agreement under which, RCAP Holdings exchanged all but one of their Class B units in the Operating Subsidiaries for shares of Class A common stock of the company on a one-for-one basis, assuming that the exchange had occurred on December 31, 2013.

(56)	Reflects the issuance of $350.0 million, or 19.1 million shares of the Company’s Class A common stock in connection with the public offering and the concurrent private offering contemplated by the Company’s registration statement on Form S-1 (File No. 333-193925) first filed with the SEC on February 13, 2014, as amended, net of $17.5 million in expenses. The number of shares to be issued was calculated using an assumed share price of the Company’s Class A common stock of $18.35, which was the closing price of the Company’s Class A common stock on December 31, 2013.

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP Historical(1)	Cetera Historical(3)	Walnut Historical(4)	Tower Square Historical(5)	Cetera Acquisition Related Adjustments		Walnut Acquisition Related Adjustments		Tower Square Acquisition Related Adjustments		Cetera Financing Related Adjustments (excluding portions of the financing contingent on closing other pending acquisitions)(6)		RCAP with Cetera Pro Forma
Revenues:
Commissions
Related party products	$400,560	$—	$—	$—	$—		$—		$—		$—		$400,560
Non-related party products	116,074	636,951	34,715	17,061	(40,924	)(14)	—		—		—		763,877
Dealer manager fees
Related party products	227,420	—	—	—	—		—		—		—		227,420
Non-related party products	56,381	—	—	—	(27,163	)(14)	—		—		—		29,218
Investment banking advisory services
Related party products	45,484	—	—	—	—		—		—		—		45,484
Non-related party products	—	—		—	—		—		—		—		—
Advisory and asset-based fees (non-related party)	—	347,632	37,671	7,710	—		—		—		—		393,013
Transfer agency revenue (related party)	8,667	—	—	—	—		—		—		—		8,667
Services revenue													—
Related party products	24,968	—	—	—	—		—		—		—		24,968
Non-related party products	492	—	—	—	—		—		—		—		492
Reimbursable expenses													—
Related party products	6,375	—	—	—	—		—		—		—		6,375
Non-related party products	100	—	—	—	—		—		—		—		100
Other revenues	(26)	87,094	3,476	1,751	—		—		—		—		92,295
Total revenues	886,495	1,071,677	75,862	26,522	(68,087)		—		—		—		1,992,469
Expenses:
Third-party commissions
Related party products	400,598	—	—	—	—		—		—		—		400,598
Non-related party products	116,074	—	—	—	—		—		—		—		116,074
Third-party reallowance
Related party products	65,018	—	—	—	—		—		—		—		65,018
Non-related party products	19,563	—	—	—	—		—		—		—		19,563
Retail commissions	—	854,931	66,335	23,005	(68,087	)(14)	—		—		—		876,184
Wholesale commissions	101,702	—	—	—	—		—		—		—		101,702
Internal commission, payroll and benefits	14,292	91,273	3,900	1,499	—		—		—		—		110,964
Conferences and seminars	25,486	—	—	—	—		—		—		—		25,486
Travel	7,623	—	—	—	—		—		—		—		7,623
Marketing and advertising	8,611	10,604	—	—	—		—		—		—		19,215
Professional fees:
Related party expense allocation	930	—	—	—	—		—		—		—		930
Non-related party expenses	3,663	15,287	—	—	—		—		—		—		18,950
Data processing	6,268	15,512	4,437	1,551	—		—		—		—		27,768
Equity-based outperformance	492	—	—	—	—		—		—		—		492
Incentive fee	273	—	—	—	—		—		—		—		273
Quarterly fee	5,996	—	—	—	—		—		—		—		5,996
Transaction costs	4,587	10,110	—	—	(10,110	)(15)	—		—		—		4,587
Interest expense	—	11,886	79	74	(11,886	)(16)	—		—		60,743	(21)	60,896
Occupancy	2,717	10,514	—	—	—		—		—		—		13,231
Depreciation and amortization	150	17,989	—	—	78,355	(17)	1,296	(19)	602	(20)	—		98,392
Goodwill impairment	—	—	—	—	—		—		—		—		—
Service, sub-advisor and mutual fund expense	—	—	—	—	—		—		—		—		—
Other expenses	1,900	28,269	3,540	1,465	—		—		—		—		35,174
Total expenses	785,943	1,066,375	78,291	27,594	(11,728)		1,296		602		60,743		2,009,116
Income (loss) before taxes	100,552	5,302	(2,429)	(1,072)	(56,359)		(1,296)		(602)		(60,743)		(16,647)
Provision (benefit) for income taxes	2,202	2,184	(886)	(376)	(22,543	)(18)	(518	)(19)	(241	)(20)	(24,297	)(21)	(44,475)
Net income (loss)	98,350	3,118	(1,543)	(696)	(33,816)		(778)		(361)		(36,446)		27,828
Less: net income (loss) attributable to non-controlling interests	95,749	—	—	—	—		—		—		—		95,749
Net income (loss) attributable to RCS Capital Corporation	$2,601	$3,118	$(1,543)	$(696)	$(33,816)		$(778)		$(361)		$(36,446)		$(67,921)
Earnings per share:
Basic	1.04												(34.73)
Diluted	1.04												(34.73	)(53)
Weighted average common shares(2):
Basic	2,500												2,500
Diluted	2,500												2,500

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma	Hatteras Historical(7)	Hatteras Merger Adjustments		RCAP and Cetera with Hatteras Pro Forma		ICH Historical(8)	ICH Acquisition Related Adjustments		RCAP and Cetera with ICH Pro Forma		Summit Historical(9)	Summit Acquisition Related Adjustments		RCAP and Cetera with Summit Pro Forma
Revenues:
Commissions
Related party products	$400,560	$—	$—		$400,560		$—	$—		$400,560		$—	$—		$400,560
Non-related party products	763,877	—	—		763,877		72,029	(4,433	)(27)	831,473		81,838	(6,672	)(32)	839,043
Dealer manager fees
Related party products	227,420	—	—		227,420		—	—		227,420		—	—		227,420
Non-related party products	29,218	—	—		29,218		—	—		29,218		—	—		29,218
Investment banking advisory services
Related party products	45,484	—	—		45,484		—	—		45,484		—	—		45,484
Non-related party products	—	—	—		—		—	—		—		—	—		—
Advisory and asset-based fees (non-related party)	393,013	41,662	—		434,675		17,964	(2,977	)(27)	408,000		—	—		393,013
Transfer agency revenue (related party)	8,667	—	—		8,667		—	—		8,667		—	—		8,667
Services revenue
Related party products	24,968	—	—		24,968		—	—		24,968		—	—		24,968
Non-related party products	492	—	—		492		—	—		492		—	—		492
Reimbursable expenses
Related party products	6,375	—	—		6,375		—	—		6,375		—	—		6,375
Non-related party products	100	—	—		100		—	—		100		—	—		100
Other revenues	92,295	5,895	—		98,190		3,210	—		95,505		5,781	—		98,076
Total revenues	1,992,469	47,557	—		2,040,026		93,203	(7,410)		2,078,262		87,619	(6,672)		2,073,416
Expenses:
Third-party commissions
Related party products	400,598	—	—		400,598		—	—		400,598		—	—		400,598
Non-related party products	116,074	—	—		116,074		—	—		116,074		—	—		116,074
Third-party reallowance
Related party products	65,018	—	—		65,018		—	—		65,018		—	—		65,018
Non-related party products	19,563	—	—		19,563		—	—		19,563		—	—		19,563
Retail commissions	876,184	—	—		876,184		74,718	(7,410	)(27)	943,492		69,237	(6,672	)(32)	938,749
Wholesale commissions	101,702	—	—		101,702		—	—		101,702		—	—		101,702
Internal commission, payroll and benefits	110,964	12,848	—		123,812		7,027	600	(28)	118,591		7,515	125	(33)	118,604
Conferences and seminars	25,486	—	—		25,486		—	—		25,486		—	—		25,486
Travel	7,623	—	—		7,623		—	—		7,623		—	—		7,623
Marketing and advertising	19,215	—	—		19,215		1,621	—		20,836		—	—		19,215
Professional fees:
Related party expense allocation	930	—	—		930		—	—		930		—	—		930
Non-related party expenses	18,950	—	—		18,950		6,998			25,948		—	—		18,950
Data processing	27,768	—	—		27,768		1,491	—		29,259		456	—		28,224
Equity-based outperformance	492	—	—		492		—	—		492		—	—		492
Incentive fee	273	—	—		273		—	—		273		—	—		273
Quarterly fee	5,996	—	—		5,996		—	—		5,996		—	—		5,996
Transaction costs	4,587	1,214	(1,214	)(22)	4,587		846	(846	)(29)	4,587		1,196	(1,196	)(34)	4,587
Interest expense	60,896	156	(156	)(23)	60,896		158	—		61,054		—	—		60,896
Occupancy	13,231	—	—		13,231		254	—		13,485		791	—		14,022
Depreciation and amortization	98,392	645	4,139	(24)	103,176		243	2,332	(30)	100,967		200	3,777	(35)	102,369
Goodwill impairment	—	—			—		—	—		—		—	—		—
Service, sub-advisor and mutual fund expense	—	23,997	—		23,997		—	—		—		—	—		—
Other expenses	35,174	3,504	—		38,678		2,411	—		37,585		4,027	—		39,201
Total expenses	2,009,116	42,364	2,769		2,054,249		95,767	(5,324)		2,099,559		83,422	(3,966)		2,088,572
Income (loss) before taxes	(16,647)	5,193	(2,769)		(14,223)		(2,564)	(2,086)		(21,297)		4,197	(2,706)		(15,156)
Provision (benefit) for income taxes	(44,475)	—	969	(25)	(43,506)		(828)	(834	)(31)	(46,137)		1,648	(1,082	)(36)	(43,909)
Net income (loss)	27,828	5,193	(3,738)		29,283		(1,736)	(1,252)		24,840		2,549	(1,624)		28,753
Less: net income (loss) attributable to non-controlling interests	95,749	968	(968	)(26)	95,749		—	—		95,749		—	—		95,749
Net income (loss) attributable to RCS Capital Corporation	$(67,921)	$4,225	$(2,770)		$(66,466)		$(1,736)	$(1,252)		$(70,909)		$2,549	$(1,624)		$(66,996)
Earnings per share:
Basic	(34.73)				(34.15)					(24.65)					(28.31)
Diluted	(34.73)				(34.15	)(53)				(24.65	)(53)				(28.31	)(53)
Weighted average common shares(2):
Basic	2,500		—		2,500			1,144		3,644			534		3,034
Diluted	2,500		—		2,500			1,144		3,644			534		3,034

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma	JP Turner Historical(10)	JP Turner Merger Adjustments		RCAP and Cetera with JP Turner	First Allied Historical(11)	First Allied Merger Related Adjustments		RCAP and Cetera with First Allied Pro Forma
Revenues:
Commissions
Related party products	$400,560	$—	$—		$400,560	$—	$—		$400,560
Non-Related party products	763,877	77,504	(21,176	)(37)	820,205	188,561	(19,404	)(40)	933,034
Dealer manager fees
Related party products	227,420	—	—		227,420	—	—		227,420
Non-Related party products	29,218	—	(12,791	)(37)	16,427	—	(12,835	)(40)	16,383
Investment banking advisory services
Related party products	45,484	—	—		45,484	—	—		45,484
Non-Related party products	—	2,036	—		2,036	—	—		—
Advisory and asset-based fees (non-related party)	393,013	—	—		393,013	117,904	—		510,917
Transfer agency revenue (related party)	8,667	—	—		8,667	—	—		8,667
Services revenue
Related party products	24,968	—	—		24,968	—	—		24,968
Non-Related party products	492	—	—		492	—	—		492
Reimbursable expenses
Related party products	6,375	—	—		6,375	—	—		6,375
Non-Related party products	100	—	—		100	—	—		100
Other revenues	92,295	2,791	—		95,086	47,392	(39	)(41)	139,648
Total revenues	1,992,469	82,331	(33,967)		2,040,833	353,857	(32,278)		2,314,048
Expenses:
Third-party commissions
Related party products	400,598	—	—		400,598	—	—		400,598
Non-Related party products	116,074	—	—		116,074	—	—		116,074
Third-party reallowance									—
Related party products	65,018	—	—		65,018	—	—		65,018
Non-Related party products	19,563	—	—		19,563	—	—		19,563
Retail commissions	876,184	67,098	(33,967	)(37)	909,315	256,804	(32,239	)(40)	1,100,749
Wholesale commissions	101,702	—	—		101,702	—	—		101,702
Internal commission, payroll and benefits	110,964	5,919	—		116,883	51,063	(6,480	)(42)	155,547
Conferences and seminars	25,486	—	—		25,486	—	—		25,486
Travel	7,623	—	—		7,623	1,975	—		9,598
Marketing and advertising	19,215	—	—		19,215	5,015	—		24,230
Professional fees:
Related party expense allocation	930	—	—		930	—	—		930
Non-related party expenses	18,950	—	—		18,950	6,663	(2,598	)(41)	23,015
Data processing	27,768	1,031	—		28,799	6,373	—		34,141
Equity-based outperformance	492	—	—		492	—	—		492
Incentive fee	273	—	—		273	—	—		273
Quarterly fee	5,996	—	—		5,996	—	—		5,996
Transaction costs	4,587	146	(146	)(38)	4,587	—	—		4,587
Interest expense	60,896	—	—		60,896	903	(873	)(43)	60,926
Occupancy	13,231	794	—		14,025	5,527	637	(44)	19,395
Depreciation and amortization	98,392	77	1,644	(39)	100,113	7,091	2,141	(45)	107,624
Goodwill impairment	—	—	—		—	—	—		—
Service, sub-advisor and mutual fund expense	—	—	—		—	—	—		—
Other expenses	35,174	10,480	—		45,654	18,999	—		54,173
Total expenses	2,009,116	85,545	(32,469)		2,062,192	360,413	(39,412)		2,330,117
Income (loss) before taxes	(16,647)	(3,214)	(1,498)		(21,359)	(6,556)	7,134		(16,069)
Provision (benefit) for income taxes	(44,475)	—	—		(44,475)	(2,479)	2,853	(46)	(44,101)
Net income (loss)	27,828	(3,214)	(1,498)		23,116	(4,077)	4,281		28,032
Less: net income (loss) attributable to non-controlling interests	95,749	—	—		95,749	—	—		95,749
Net income (loss) attributable to RCS Capital Corporation	$(67,921)	$(3,214)	$(1,498)		$(72,633)	$(4,077)	$4,281		$(67,717)
Earnings per share:
Basic	(34.73)		(33.10)						(6.29)
Diluted	(34.73)		(33.10	)(53)					(6.29	)(53)
Weighted average common shares(2):
Basic	2,500		265		2,765		11,265		13,765
Diluted	2,500		265		2,765		11,265		13,765

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma		Cetera Financing Related Adjustments (portions of the financing contingent on closing other pending acquisitions)(12)		Total Mergers and Acquisitions	RCAP Adjustments(13)		RCAP Pro Forma		Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Revenues:
Commissions
Related party products	$400,560		$—		$—	$—		$400,560		$—	$400,560
Non-Related party products	763,877		—		368,247	—		1,132,124		—	1,132,124
Dealer manager fees
Related party products	227,420		—		—	—		227,420		—	227,420
Non-Related party products	29,218		—		(25,626)	—		3,592		—	3,592
Investment banking advisory services
Related party products	45,484		—		—	—		45,484		—	45,484
Non-Related party products	—		—		2,036	—		2,036		—	2,036
Advisory and asset-based fees (non-related party)	393,013		—		174,553	—		567,566		—	567,566
Transfer agency revenue (related party)	8,667		—		—	—		8,667		—	8,667
Services revenue
Related party products	24,968		—		—	—		24,968		—	24,968
Non-Related party products	492		—		—	—		492		—	492
Reimbursable expenses
Related party products	6,375		—		—	—		6,375		—	6,375
Non-Related party products	100		—		—	—		100		—	100
Other revenues	92,295		—		65,030	—		157,325		—	157,325
Total revenues	1,992,469		—		584,240	—		2,576,709		—	2,576,709
Expenses:
Third-party commissions
Related party products	400,598		—		—	—		400,598		—	400,598
Non-Related party products	116,074		—		—	—		116,074		—	116,074
Third-party reallowance
Related party products	65,018		—		—	—		65,018		—	65,018
Non-Related party products	19,563		—		—	—		19,563		—	19,563
Retail commissions	876,184		—		387,569	—		1,263,753		—	1,263,753
Wholesale commissions	101,702		—		—	—		101,702		—	101,702
Internal commission, payroll and benefits	110,964		—		78,617	—		189,581		—	189,581
Conferences and seminars	25,486		—		—	—		25,486		—	25,486
Travel	7,623		—		1,975	—		9,598		—	9,598
Marketing and advertising	19,215		—		6,636	—		25,851		—	25,851
Professional fees:
Related party expense allocation	930		—		—	—		930		—	930
Non-related party expenses	18,950		—		11,063	—		30,013		—	30,013
Data processing	27,768		—		9,351	—		37,119		—	37,119
Equity-based outperformance	492		—		—	—		492		—	492
Incentive fee	273		—		—	4,192	(48)	4,465		—	4,465
Quarterly fee	5,996		—		—	(5,996	)(49)	—		—	—
Transaction costs	4,587		—		—	(4,587	)(50)	—		—	—
Interest expense	60,896		5,416	(47)	5,604	—		66,500		—	66,500
Occupancy	13,231		—		8,003	—		21,234		—	21,234
Depreciation and amortization	98,392		—		22,289	—		120,681		—	120,681
Goodwill impairment	—		—		—	—		—		—	—
Service, sub-advisor and mutual fund expense	—		—		23,997	—		23,997		—	23,997
Other expenses	35,174		—		39,421	(1,390	)(50)	73,205		—	73,205
Total expenses	2,009,116		5,416		594,525	(7,781)		2,595,860		—	2,595,860
Income (loss) before taxes	(16,647)		(5,416)		(10,285)	7,781		(19,151)		—	(19,151)
Provision (benefit) for income taxes	(44,475)		(2,166	)(47)	(1,919)	46,394	(51)	—		—	—
Net income (loss)	27,828		(3,250)		(8,366)	(38,613)		(19,151)		—	(19,151)
Less: net income (loss) attributable to non-controlling interests	95,749		—		—	(95,749	)(52)	—		—	—
Net income (loss) attributable to RCS Capital Corporation	$(67,921)		$(3,250)		$(8,366)	$57,136		$(19,151)		$—	$(19,151)
Earnings per share:
Basic	(34.73)				(0.63)			(0.96)			(0.65)
Diluted	(34.73	)(53)			(0.63)			(0.96	)(53)		(0.65	)(53)
Weighted average common shares(2):
Basic	2,500				13,208	24,000		39,708		19,074	58,782
Diluted	2,500				13,208	24,000		39,708		19,074	58,782

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	Reflects the historical Consolidated Statement of Income of the Company for the period indicated.
(2)	Reflects the calculation of the weighted average shares outstanding (in thousands, except share price data). The basic and diluted EPS disclosed on the Unaudited Pro Forma Consolidated Statement of Operations utilize the share price of $18.35, the closing price of the Company’s Class A common stock on December 31, 2013. Refer to the table below.

As of December 31, 2013:

	Stock consideration	Price(ii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$18.35	1,144	1,144
Summit	9,800	$18.35	534	534
Luxor – convertible preferred stock(i)	270,000	$20.26	—	—
Luxor – convertible notes(i)	120,000	$21.18	—	—
JP Turner	4,860	$18.35	265	265
First Allied	206,711	$18.35	11,265	11,265
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iii)	350,000	$18.35	19,074	19,074
Total	$982,371		58,782	58,782
i.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
ii.	The price of $18.35 is based on the closing price of the Company’s Class A common stock as of December 31, 2013. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
iii.	Assumes the Company raised $350.0 million from this offering and the concurrent private offering.

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the closing share price of the Class A common stock on April 1, 2014 of $39.50, which was the highest closing price of the Class A common stock.

As of April 1, 2014:

	Stock consideration	Price(iii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$39.50	532	532
Summit(i)	9,800	$28.00	350	350
Luxor – convertible preferred stock(ii)	270,000	$20.26	—	—
Luxor – convertible notes(ii)	120,000	$21.18	—	—
JP Turner	4,860	$39.50	123	123
First Allied	444,968	$39.50	11,265	11,265
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iv)	350,000	$39.50	8,861	8,861
Total	$1,220,628		47,631	47,631
i.	Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
ii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iii.	The price of $39.50 is based on the closing price of the Company’s Class A common stock as of April 1, 2014, which was the highest closing price since the IPO. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
iv.	Assumes the Company raised $350.0 million from this offering and the concurrent private offering.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the closing share price of the Class A common stock on May 9, 2014 of $32.90, which is a more recent closing price of the Class A common stock.

As of May 9, 2014:

	Stock consideration	Price(iii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$32.90	638	638
Summit(i)	9,800	$28.00	350	350
Luxor – convertible preferred stock(ii)	270,000	$20.26	—	—
Luxor – convertible notes(ii)	120,000	$21.18	—	—
JP Turner	4,860	$32.90	148	148
First Allied	370,619	$32.90	11,265	11,265
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iv)	350,000	$32.90	10,638	10,638
Total	$1,146,279		49,539	49,539
i.	Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
ii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iii.	The price of $32.90 is based on the closing price of the Company’s Class A common stock as of May 9, 2014. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
iv.	Assumes the Company raised $350.0 million from this offering and the concurrent private offering.
(3)	Reflects the historical Consolidated Statement of Income of Cetera for the period indicated.
(4)	Reflects the historical Statement of Operations of Walnut Street Securities, Inc. (“Walnut”) for the eight months ended August 31, 2013. Cetera did not acquire Walnut until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Walnut for four months. Walnut did not have any transactions for this period with the Company or Cetera. As such, no intercompany elimination adjustments are reflected in the pro forma financial statements. The results of Walnut for the eight months ended August 31, 2013 and 2012 include overhead charges from affiliates prior to the acquisition by Cetera of $2.6 million and $2.8 million, respectively. Following the acquisition of Walnut by Cetera, Walnut ceased operating as a separate entity and its operations were moved to a more efficient shared service platform and a substantial portion Walnut’s employees were not hired by Cetera. Therefore, we do not believe that these overhead charges are indicative of overhead allocable to Walnut following the acquisition or that the results of operations for of Walnut for the eight months ended August 31, 2013 and 2012 are indicative of what its operating performance would have been if it had been owned by Cetera during the eight months ended August 31, 2013 and 2012.
(5)	Reflects the historical Statement of Operations of Tower Square Securities, Inc. (“Tower Square”) for the eight months ended August 31, 2013. Cetera did not acquire Tower Square until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Tower Square for four months. Tower Square did not have any transactions for this period with the Company or Cetera. As such, no intercompany elimination adjustments are reflected in the pro forma financial statements. The results of Tower Square for the eight months ended August 31, 2013 and 2012 include overhead charges from affiliates prior to the acquisition by Cetera of $1.1 million and $1.4 million, respectively. Following the acquisition of Tower Square by Cetera, Tower Square ceased operating as a separate entity and its operations were moved to a more efficient shared service platform and a substantial portion Tower Square’s employees were not hired by Cetera. Therefore, we do not believe that these overhead charges are indicative of overhead allocable to Tower Square following the acquisition or that the results of

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

operations for of Tower Square for the eight months ended August 31, 2013 and 2012 are indicative of what its operating performance would have been if it had been owned by Cetera during the eight months ended August 31, 2013 and 2012.
(6)	Reflects pro forma adjustments to record Cetera financing related interest expense adjustment. This adjustment excludes a portion of the commitment in respect of the first lien term facility which is subject to automatic reduction if certain of the pending acquisitions are abandoned or terminated.
(7)	Reflects the historical Combined Statement of Revenue and Expenses of Hatteras for the period indicated.
(8)	Reflects the historical Condensed Consolidated Statement of Operations of ICH for the period indicated. ICH has a fiscal year that ends on March 31; therefore, in order to present a statement of operations for December 31, 2013 that reflects twelve months of activity, the amounts were derived by adding:
a.	ICH’s Condensed Consolidated Statement of Operations data for the nine months ended December 31, 2013.
b.	ICH’s Condensed Consolidated Statement of Operations data for the year ended March 31, 2013; less ICH’s Condensed Consolidated Statement of Operations data for the nine months ended December 31, 2012.
(9)	Reflects the historical Condensed Consolidated Statement of Income of Summit for the period indicated.
(10)	Reflects the historical Consolidated Statement of Income of JP Turner for the period indicated.
(11)	Reflects the historical Consolidated Statement of Operations of First Allied for the period indicated. First Allied’s historical financial statements comprise a predecessor and successor period as RCAP Holdings acquired First Allied on September 25, 2013. As a result of the acquisition, the push down basis of accounting was applied at September 25, 2013, and as a result, depreciation and amortization expense was increased, see (45) and occupancy expense was increased, see (44). Additionally, see the audited financial statements on F-256 for a breakdown between the predecessor and successor periods.
(12)	Reflects pro forma adjustments to record the portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. The contingent adjustment is an aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million. The first lien term facility will be subject to a mandatory prepayment by the same amounts if any or all of the ICH acquisition, the Hatteras acquisition and the Summit acquisition are abandoned or terminated after the completion of the Cetera acquisition.
(13)	Reflects Pro Forma adjustments to the historical Statement of Operations of the Company to reflect the impact of certain related party transactions. See Notes 48 – 52. Excludes approximately $57.0 million to $65.0 million of projected annualized operating synergies the Company expects to achieve in the first twelve months of combined operations, including: approximately $27.0 million to $30.0 million in strategic partner revenues; $12.4 million to $15.0 million in registered representative services revenue; $11.2 million in back-office management and technology efficiencies; $4.3 million to $6.0 million in clearing expense efficiencies; $0.7 million in public company expense efficiencies and $1.2 to $2.0 million in other operating efficiencies. The Company expects to incur $2.0 million to $5.0 million in one-time costs to achieve these synergies.
(14)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Cetera for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(15)	Reflects the elimination of transaction expenses incurred in connection with the financing of the Cetera acquisition.
(16)	Reflects the elimination of interest expense due to the anticipated repayment of Cetera’s long-term debt.
(17)	Reflects the amortization expense on Cetera’s intangible assets for the year ended December 31, 2013 assuming their useful life will be 9.5 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)(i)
$879.9	9.5	$78.4
i.	Excludes $14.2 million of existing amortization of intangible assets recorded by Cetera.
(18)	Reflects the income tax effect of the pro forma adjustments to Cetera’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(56.4)
Tax effect @ 40%(i)	$(22.6)
i.	Reflects tax effect of Cetera’s pro forma adjustments using an assumed tax rate of 40%.
(19)	Reflects Walnut’s amortization expense of intangible assets for eight months prior to acquisition by Cetera. The amortization expense is based on a fair value of $15.3 million and an approximate useful life of 7.9 years. The tax effect of this adjustment is $0.5 million using an assumed 40% tax rate.
(20)	Reflects Tower Square’s amortization expense of intangible assets for eight months prior to acquisition by Cetera. The amortization expense is based on a fair value of $7.1 million and an approximate useful life of 7.9 years. The tax effect of this adjustment is $0.2 million using an assumed 40% tax rate.
(21)	Reflects the interest expense on long-term debt issued in connection with the Cetera acquisition. Reflects the pro forma adjustments to the Company’s historical consolidated statements of operations for the year ended December 31, 2013 for interest expense on long-term debt and convertible notes issued in connection with the transactions using interest rates that range from 5% to 10.25%. The tax benefit effect for this expense is $24.3 million using an assumed tax rate of 40%.
(22)	Reflects the elimination of transaction expenses incurred by Hatteras in connection with the acquisition.
(23)	Reflects the elimination of interest expense due to the anticipated repayment of Hatteras’ line of credit and notes payable.
(24)	Reflects the amortization expense on Hatteras’ intangible assets primarily related to customer relationships with fund of hedge funds products that are structured as mutual funds for the year ended December 31, 2013 assuming their useful life will be approximately 13 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$54.5	13.2	$4.1
(25)	Reflects the Pro Forma income tax adjustments to Hatteras’ historical combined financial statements:

(in millions)
Historical income before taxes	$5.2
Pro forma Adjustments	(2.8)
Total income before taxes	2.4
Tax effect @ 40%(i)	$1.0
i.	Reflects tax effect of Hatteras’ historical income before taxes and pro forma adjustments using an assumed tax rate of 40% as if it was taxed as a corporation.
(26)	Reflects the pro forma adjustments to Hatteras’ combined historical financial statements for the year ended December 31, 2013 to reflect the fact that following the acquisition there is no longer a non-controlling interest.
(27)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

ICH for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(28)	Reflects the amortization expense for forgivable loans based on a fair value of $1.2 million and a two year useful life.
(29)	Reflects the elimination of transaction expenses incurred by ICH in connection with the acquisition.
(30)	Reflects the amortization expense on ICH’s intangible assets primarily related to client relationships for the year ended December 31, 2013 assuming their useful life will be approximately 14.0 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$32.7	14.0	$2.3
(31)	Reflects the income tax effect of the pro forma adjustments to ICH’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(2.1)
Tax effect @ 40%(i)	$(0.8)
i.	Reflects tax effect of ICH’s pro forma adjustments using an assumed tax rate of 40%.
(32)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Summit for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(33)	Reflects the amortization expense for forgivable loans based on a fair value of $0.5 million and a four year useful life.
(34)	Reflects the elimination of transaction expenses incurred by Summit in connection with the acquisition.
(35)	Reflects the amortization expense on Summit’s intangible assets primarily related to client relationships for the year ended December 31, 2013 assuming their useful life will be approximately 8.7 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$32.7	8.7	$3.8
(36)	Reflects the income tax effect of the pro forma adjustments to Summit’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(2.7)
Tax effect @ 40%(i)	$(1.1)
i.	Reflects tax effect of Summit’s pro forma adjustments using an assumed tax rate of 40%.
(37)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with JP Turner for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(38)	Reflects the elimination of transaction expenses incurred by JP Turner in connection with the acquisition.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(39)	Reflects the amortization expense on JP Turner’s intangible assets for the year ended December 31, 2013 assuming their useful life will be approximately 8.4 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$13.9	8.4	$1.7
(40)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with First Allied for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(41)	Assumes First Allied’s interest bearing stockholder note receivables were settled in connection with the acquisition by RCAP Holdings; therefore, the related interest income is eliminated. These notes receivable were paid off in September 2013; therefore, there is no adjustment to the Pro Forma Consolidated Statement of Financial Condition.
(42)	Reflects the elimination of transaction expenses incurred by First Allied in connection with the acquisition by RCAP Holdings, LLC.
(43)	Reflects the elimination of interest expense due to the anticipated repayment of First Allied’s term loan and revolving line of credit.
(44)	Reflects the reversal of nine months of accretion into income of an unfavorable lease accrual which was on First Allied’s statement of income when it was acquired by RCAP Holdings, LLC in September 2013. Assumes the unfavorable lease accrual would have been reversed January 1, 2013 had the Company acquired First Allied on January 1, 2013.
(45)	Reflects the amortization expense on First Allied’s intangible assets for the year ended December 31, 2013 assuming their useful life will be approximately 12 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)(i)
$83.0	12.0	$6.9
i.	For the year ended December 31, 2013, First Allied recorded a $7.1 million depreciation and amortization expense, which includes a $4.8 million expense for the amortization of intangible assets. As such, an incremental adjustment of $2.1 million is required in order to reflect a full year’s amortization of intangible assets.
(46)	Reflects the income tax effect of the pro forma adjustments to First Allied’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$7.1
Tax effect @ 40%(i)	$2.8
i.	Reflects tax effect of First Allied’s pro forma adjustments using an assumed tax rate of 40%.
(47)	Reflects pro forma adjustment to record the additional interest expense and discount amortization for the additional $80.0 million of contingent commitments with respect to the First Lien Facility. The tax effect of this adjustment is $2.2 million using an assumed 40% tax rate.
(48)	Reflects the pro forma adjustment of the Company’s incentive fee that is based on the Company’s earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is derived as follows:

Calculation (in thousands, except share price)
RCAP Pro forma net income	$(19,151)
Incentive fee	$4,465
Pro forma net income (loss) excluding incentive fee	$(14,686)
Exclusions:
Non-cash equity compensation expense	(9,908)
Depreciation and amortization	(120,681)
Unrealized (loss) gain	7,287
Other non-cash items	—
Total exclusions	(123,302)
Core earnings (a)	108,616
Weighted average of share price of all public offerings (b)	$18.35
Weighted average number of all shares outstanding in previous 12-month period (c)	58,782
Product of (b) x (c)	1,078,650
Multiplier	8%
Result (d)	86,292
Result (a) minus (d)	22,324
Multiplier	20%
Total incentive fee (Result times Multiplier)(i)	$4,465
i.	Reflects the total incentive fee for the year-ended December 31, 2013. The pro forma adjustment equals $4.5 million less $0.3 million already recorded on the financial statements.
(49)	Reflects the reversal of the Company’s quarterly fee expense for the year ended December 31, 2013. Pursuant to an agreement, RCS Capital Management implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors. The reversal is due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative and therefore, no quarterly fee would be charged. We will have significant intangible assets and long-term debt as a result of the recent and pending acquisitions. The intangible assets will be amortized over their useful lives resulting in amortization expense. The long-term debt pays interest which results in interest expense. The long-term debt requires us to pay interest which results in interest expense. As a result, we anticipate incurring recurring losses in future periods because of the significant level of amortization of intangible assets acquired and new interest expense.
(50)	Reflects the elimination of transaction expenses incurred in connection with the acquisitions.
(51)	Reflects the assumption that the Company will not recognize the tax benefit associated with the 2013 loss as a result of being in a cumulative loss position, stemming from increased interest expense and amortization expense following the completion of the pending acquisitions.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(52)	Reflects the exchange by RCAP Holdings of all but one of its 24.0 million shares of the Company’s Class B common stock and all but one of its Class B units in the Company’s operating subsidiaries for 24.0 million shares of the Company’s Class A common stock, assuming that the exchange had occurred on December 31, 2013. As a result of this exchange, RCAP Holdings is entitled to both economic and voting rights and; therefore, no longer has a non-controlling interest in the Company (other than a de minimis interes and, as of April 28, 2014, 310,947 earned LTIP Units).
(53)	Assumes the same number of shares for the basic and diluted EPS calculations because of the loss from operations. EPS also includes a 7% convertible preferred dividend paid of $18.9 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

The Company uses EBITDA and adjusted EBITDA, which are non-GAAP measures, as supplemental measures of its performance that are not required by, or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. The Company uses EBITDA and adjusted EBITDA as an integral part of its report and planning processes and as one of the primary measures to, among other things:

•	monitor and evaluate the performance of the Company's business operations;
•	facilitate management's internal comparisons of the historical operating performance of the Company's business operations;
•	facilitate management's external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition related expenses and equity-based compensation and other significant one-time items. The Company believes similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA and adjusted EBITDA and other similar metrics when reporting their financial results. The Company's presentation of Pro Forma EBITDA and Pro Forma adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of the Company's Pro Forma net income (loss) attributable to RCS Capital Corporation (GAAP) to the Company's Pro Forma EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the year ended December 31, 2013:

	RCAP	Cetera(1)	Hatteras	ICH	Summit	JP Turner	First Allied	Total
Net income (loss):
Historical	98,350	879	5,193	(1,736)	2,549	(3,214)	(4,077)	97,944
Pro forma adjustments	7,781	(74,651)	(3,738)	(1,252)	(1,624)	(1,498)	4,281	(70,701)
Pro-forma income tax adjustments	2,202	(48,843)	969	(1,662)	566	—	374	(46,394)
Pro forma net income (loss)	108,333	(122,615)	2,424	(4,650)	1,491	(4,712)	578	(19,151)
add back: interest expense	—	66,312	—	158	—	—	30	66,500
add back: depreciation and amortization expense	150	98,242	4,784	2,575	3,977	1,721	9,232	120,681
EBITDA (Non-GAAP)	108,483	41,939	7,208	(1,917)	5,468	(2,991)	9,840	168,030

	RCAP	Cetera(1)	Hatteras	ICH	Summit	JP Turner	First Allied	Total
add back: non-cash equity compensation	492	5,397	—	343	703	—	2,973	9,908
add back: litigation expenses	—	—	—	—	—	4,954	—	4,954
add back: capitalized advisor expenses	—	9,887	—	—	—	—	—	9,887
add back: other	—	11,209	—	875	314	—	676	13,074
Adjusted EBITDA (Non-GAAP)	$108,975	$68,432	$7,208	$(699)	$6,485	$1,963	$13,489	$205,853

(1)	Includes results of operations for Cetera, Tower Square and Walnut. Cetera acquired Tower Square and Walnut in the third quarter of 2013. Also, includes Cetera financing related adjustments. Also, includes Cetera financing related adjustments and the portion contingent on closing pending acquisitions.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect the Company's cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	they do not reflect changes in, or cash requirements for, the Company's working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•	depreciation and amortization are non-cash expense items that are reflected in the Company's statements of cash flows.

In addition, other companies in the Company's industry may calculate these measures differently than the Company does, limiting their usefulness as a comparative measure. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only for supplemental purposes.

The bank facilities and the convertible notes we entered into and issued in connection with the Cetera financings include covenants and other provisions based on a definition of EBITDA, which we refer to as Cetera EBITDA, that will differ from the definition of EBITDA described above. Furthermore, the convertible preferred stock we issued in connection with the Cetera financings also includes covenants and other provisions based on a definition of EBITDA, which is defined in the certificate of designation governing the convertible preferred stock, or the certificate of designation, as LTM, or the last 12 months, Adjusted EBITDA differs from both the definition of EBITDA described above and Cetera EBITDA.

Cetera EBITDA is used, among other things, in calculating the Leverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Fixed Charge Covenant Ratio, as defined in the credit agreement related to the first lien term facility, or the credit agreement in calculating similar ratios in the indenture governing the convertible notes, or the indenture. These ratios are used under both agreements as part of covenants relating to, among other things, incurrence of debt and payment of dividends and distributions.

Cetera EBITDA is generally comparable to EBITDA and adjusted EBITDA. Under the credit agreement and the indenture, Cetera EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments to add back (i) equity-based compensation and other non-cash charges and extraordinary, nonrecurring or unusual losses or expenses; (ii) fees and expenses incurred in connection with equity issuances and debt incurrences, and certain fees and expenses incurred in connection with the Cetera financings, the recent and pending acquisitions and other permitted acquisitions, which, in the aggregate (other than fees and expenses for the Cetera financings and the pending acquisitions to the extent scheduled), do not exceed 10% of Cetera EBITDA for the relevant period; (iii) certain projected net cost savings and synergies related to the recent and pending acquisitions and the Cetera financings based on actions to be taken within 18 months; and (iv) projected net cost savings and synergies related to other acquisitions and asset sales permitted under the credit agreement based on actions to be taken within 12 months, which, in the aggregate and prior to giving effect to such net cost savings and synergies, do not exceed 10% of Cetera EBITDA for the four quarters preceding the relevant determination date. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive Cetera EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the differences in adjustments made to add back acquisition related expenses.

In addition, LTM Adjusted EBITDA is used as part of covenants relating to incurrence of debt in the certificate of designation. LTM Adjusted EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments for employee share-based compensation expense, acquisition and integration related expenses and equity issuance and related offering costs. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive LTM Adjusted EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the adjustment made to add back integration related expenses.

We also use Core Earnings, a non-GAAP measure, to calculate the incentive fee payable to RCS Capital Management under our services agreement. While Core Earnings includes certain adjustments for non-cash items, it is based on after-tax GAAP net income and also includes adjustments for items such as unrealized gains or losses recorded for the period and the payment of incentive fees. Accordingly, Core Earnings is not comparable to EBITDA or adjusted EBITDA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
RCS Capital Corporation and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of RCS Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, the consolidated statement of changes in stockholders’ equity for the year ended December 31, 2013, and the related consolidated statements of income, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
New York, New York
February 28, 2014

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition
(Dollars in thousands, except shares presented at par value)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$45,744	$12,683
Available-for-sale securities	8,528	—
Investment securities	5,874	—
Receivables:
Selling commission and dealer manager fees
Due from related parties	1,072	1,176
Due from non-related parties	21	179
Reimbursable expenses
Due from related parties	18,772	1,490
Due from non-related parties	584	61
Investment banking fees (related party)	21,420	—
Due from RCAP Holdings and related parties	7,156	—
Property and equipment (net of accumulated depreciation: 2013 – $198; 2012 – $48)	458	113
Prepaid expenses and other assets	1,372	509
Deferred income taxes	126	—
Total assets	$111,127	$16,211
Liabilities and Stockholders’ Equity
Accounts payable	$4,695	$1,303
Accrued expenses:
Due to related parties	5,894	—
Due to non-related parties	16,736	4,175
Payable to broker-dealers	1,259	5,007
Deferred revenue (related party)	2,567	—
Dividends payable	450	—
Total liabilities	31,601	10,485
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 2,500,000 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	3	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 24,000,000 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	24	—
Additional paid-in capital	43,376	—
Accumulated other comprehensive loss	(46)	—
Retained earnings	1,499	—
Member’s equity	—	5,726
Total stockholders’ equity	44,856	5,726
Non-controlling interest	34,670	—
Total liabilities and equity	$111,127	$16,211

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Selling commissions:
Related party products	$400,560	$161,370	$82,397
Non-related party products	116,074	19,111	22,996
Dealer manager fees:
Related party products	227,420	94,761	56,935
Non-related party products	56,381	10,100	10,820
Investment banking advisory services:
Related party products	45,484	—	—
Non-related party products	—	925	—
Transfer agency revenue (related party)	8,667	—	—
Services revenue:
Related party products	24,968	970	1,374
Non-related party products	492	54	368
Reimbursable expenses:
Related party products	6,375	186	115
Non-related party products	100	(25)	16
Other	(26)	45	(292)
Total revenues	886,495	287,497	174,729
Expenses:
Third-party commissions:
Related party products	400,598	161,399	82,301
Non-related party products	116,074	19,111	22,967
Third-party reallowance:
Related party products	65,018	24,385	11,788
Non-related party products	19,563	2,464	3,139
Internal commissions, payroll and benefits	115,994	45,865	29,174
Conferences and seminars	25,486	14,938	12,135
Travel	7,623	6,235	5,942
Marketing and advertising	8,611	2,680	303
Professional fees:
Related party expense allocations	930	8	246
Non-related party expenses	3,663	1,559	1,672
Data processing	6,268	—	—
Management fee	5,996	—	—
Transaction costs	4,587	—	—
Other:
Related party expense allocations	2,529	727	816
Non-related party expenses	3,003	714	504
Total expenses	785,943	280,085	170,987

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Dollars in thousands, except share and per share data) – (continued)

	Year Ended December 31,
	2013	2012	2011
Income before taxes	100,552	7,412	3,742
Provision for income taxes	2,202	—	—
Net income	98,350	7,412	3,742
Less: net income attributable to non-controlling interests	95,749	7,412	3,742
Net income attributable to RCS Capital Corporation	$2,601	$—	$—

Per Share Data	June 10, 2013 to December 31, 2013
Basic and diluted number of shares attributable to Class A stockholders	2,500,000
Net income per share attributable to RCS Capital Corporation	$1.04

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$98,350	$7,412	$3,742
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(489)	—	—
Total other comprehensive loss, net of tax	(489)	—	—
Total comprehensive income	97,861	7,412	3,742
Less: Net comprehensive income attributable to non-controlling interests	95,306	7,412	3,742
Net comprehensive income attributable to RCS Capital Corporation	$2,555	$—	$—

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity
(Dollars in thousands, except share amounts)

	Number of Shares (unclassified)	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interest	Member’s Equity	Stockholders’ Equity and Non-controlling Interest
		Number of Shares	Par value	Number of Shares	Par value
Balance, December 31, 2012	—	—	$—	—	$—	$—		$—	$—	$—	$—	$5,726	$5,726
Net income (loss)	—	—	—	—	—	—		(165)	—	(165)	—	47,619	47,454
Issuance of common stock	100	—	—	—	—	—	(a)	—	—	—	—	—	—
Distributions	—	—	—	—	—	—		—	—	—	—	(19,650)	(19,650)
Balance, June 9, 2013	100	—	—	—	—	—		(165)	—	(165)	—	33,695	33,530
Issuance of common stock, net of offering costs	—	2,500,000	3	—	—	43,624		—	—	43,627	—	—	43,627
Reorganization	(100)	—	—	24,000,000	24	—	(b)	165	—	189	33,506	(33,695)	—
Equity-based compensation	—	—	—	—	—	—		—	—	—	492	—	492
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	—	—		—	(46)	(46)	(443)	—	(489)
Net income	—	—	—	—	—	—		2,601	—	2,601	48,295	—	50,896
Distributions to non-controlling interests	—	—	—	—	—	—		—	—	—	(47,180)	—	(47,180)
Dividends declared on Class A common stock	—	—	—	—	—	(248)		(1,102)	—	(1,350)	—	—	(1,350)
Balance, December 31, 2013	—	2,500,000	$3	24,000,000	$24	$43,376		$1,499	$(46)	$44,856	$34,670	$—	$79,526

(a)	Represents the initial 100 shares of $0.01 par value common stock issued to RCAP Holdings for $100.00, but due to rounding, $1.00 of par value and $99.00 of additional paid-in capital do not appear in the consolidated statement of changes in stockholders’ equity.
(b)	Represents the reversal of the initial $1.00 aggregate par value common stock and related $99.00 additional paid-in capital.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$98,350	$7,412	$3,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	150	31	12
Equity-based compensation	492	—	—
Deferred income taxes	(126)	—	—
Loss on the sale of available-for-sale securities	59	—	—
Deferred income tax on the unrealized loss of available-for-sale securities	21	—	—
Change in fair value of investment securities	138	—	—
Loss on investment	—	—	300
Increase (decrease) resulting from changes in:
Receivables:
Selling commissions and dealer manager fees:
Due from related parties	104	(1,024)	120
Due from non-related parties	158	(96)	250
Reimbursable expenses:
Due from related parties	(17,282)	(1,011)	1,450
Due from non-related parties	(523)	(33)	161
Investment banking fees (related party)	(21,420)	—	—
Loan receivable	—	77	(17)
Due from RCAP Holdings and related parties	(7,156)	—	—
Prepaid expenses and other assets	(863)	99	(396)
Accounts payable	3,392	902	17
Accrued expenses:
Due from related parties	5,894	—	—
Due from non-related parties	12,561	2,887	11
Payable to broker-dealers	(3,748)	4,158	(1,814)
Deferred revenue (related party)	2,567	—	—
Net cash provided by operating activities	72,768	13,402	3,836
Cash flows from investing activities:
Purchases of available-for-sale securities	(10,097)	—	—
Proceeds from the sale of available-for-sale securities	1,000	—	—
Purchases of investment securities	(6,012)	—	—
Purchase of property and equipment	(495)	(106)	(11)
Net cash used in investing activities	(15,604)	(106)	(11)
Cash flows from financing activities:
Proceeds from issuance of common stock	50,000	—	—
Payments of offering costs and fees related to the stock issuance	(6,373)	—	—
Contributions	—	3,646	9,519

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Dollars in thousands) – (continued)

	Year Ended December 31,
	2013	2012	2011
Distributions to non-controlling interest holders	(47,180)	—	—
Distributions to members	(19,650)	(8,200)	(13,560)
Dividends paid	(900)	—	—
Net cash used in financing activities	(24,103)	(4,554)	(4,041)
Net increase (decrease) in cash	33,061	8,742	(216)
Cash and cash equivalents, beginning of period	12,683	3,941	4,157
Cash and cash equivalents, end of period	$45,744	$12,683	$3,941
Supplemental disclosures:
Cash payments for income taxes	$133	$—	$—
Dividends declared but not yet paid	$450	$—	$—

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, originally named 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation. The Company was formed to hold the following subsidiaries (together known as the “Operating Subsidiaries”) and to grow business lines under such Operating Subsidiaries:

•	Realty Capital Securities, LLC (“Realty Capital Securities”), a wholesale broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Realty Capital Securities also provides investment banking advisory services and capital markets services;
•	RCS Advisory Services, LLC (“RCS Advisory”), a transaction management services business, and its newly formed wholly owned subsidiaries, Scotland Acquisition, LLC, Zoe Acquisition, LLC and Dolphin Acquisition, LLC; and
•	American National Stock Transfer, LLC (“ANST”), an SEC-registered transfer agent.

On June 10, 2013, the Company closed its initial public offering (the “IPO”) of Class A common stock, par value $0.001 per share, in which it sold 2,500,000 Class A shares at $20.00 per share, resulting in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. Concurrently with the closing of the IPO on June 10, 2013, the Company underwent a reorganization, in which RCAP Holdings, LLC (“RCAP Holdings”) received 24,000,000 Class B shares, par value $0.001 per share, in exchange for 100 unclassified shares in the Company previously purchased by RCAP Holdings.

Concurrently with the commencement of the IPO, the Operating Subsidiaries also underwent a reorganization, in which a new class of operating subsidiary units called “Class A Units,” which entitle the holders thereof to voting and economic rights, were issued to the Company, and a new class of operating subsidiary units called “Class B Units,” which entitle the holder thereof to economic rights but not voting rights, were issued to RCAP Holdings. Also created were “Class C Units” and “LTIP Units.” After the subsidiary reorganization and IPO, through their ownership of Class A and Class B units, the Company owned a 9.4% economic interest in the Operating Subsidiaries and RCAP Holdings owned a 90.6% economic interest in the Operating Subsidiaries. Prior to the reorganization and IPO, RCAP Holdings held a 100% interest in each of the Operating Subsidiaries and the Company.

Upon completion of the reorganization and the IPO, the Company became the managing member of the Operating Subsidiaries and the Company assumed the exclusive right to manage and conduct the business and affairs of the Operating Subsidiaries and to take any and all actions on their behalf in such capacity. As a result, the Company consolidates the financial results of the Operating Subsidiaries with its own financial results. Net profits and net losses of the Operating Subsidiaries are allocated to their members pro rata in accordance with the respective percentages of their membership interests in the Operating Subsidiaries. Because the Company and the Operating Subsidiaries were under common control at the time of reorganization, the Company's acquisition of control of the Operating Subsidiaries was accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of the Operating Subsidiaries have been included in the Company’s consolidated financial statements from the date of common control.

Realty Capital Securities, a limited liability company organized in Delaware, is the securities broker-dealer for proprietary products sponsored by AR Capital, LLC (an affiliate) and its affiliates, consisting primarily of non-traded real estate investment trusts (“REITs”), as well as a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund and, from time to time, programs not sponsored by AR Capital, LLC. Realty Capital Securities also provides investment banking advisory services and capital markets services to related and non-related party issuers of public securities in connection with strategic alternatives related to potential liquidity events and other transactions.

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company  – (continued)

Realty Capital Securities markets securities throughout the United States by means of a national network of selling group members consisting of unaffiliated broker-dealers and their registered representatives.

RCS Advisory was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. RCS Advisory provides a range of services to alternative investment programs and other investment vehicles, including offering registration and blue sky filings advice with respect to SEC and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by AR Capital, LLC, effective March 1, 2013. ANST provides transfer agency services through third-party service providers.

Pending Acquisitions

During the fourth quarter of the year ended December 31, 2013 the Company entered into agreements with respect to the following acquisitions:

Hatteras Funds Group (“Hatteras”):

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC.

On October 1, 2013, the Company entered into a purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the purchase agreement, a wholly owned subsidiary of the Company will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

The aggregate estimated consideration to be paid is $40.0 million in cash, subject to certain adjustments, and an earn-out, calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

Investors Capital Holdings, Ltd. (“ICH”):

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services.

On October 27, 2013, the Company entered into a merger agreement with ICH. Pursuant to the terms and subject to the conditions set forth in the merger agreement, a wholly owned subsidiary of the Company will merge with and into ICH, with ICH surviving the merger as a subsidiary of the Company.

The aggregate estimated consideration to be paid is $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of the Company's Class A common stock, subject to the election of holders of ICH common stock to receive either cash or stock.

Summit Financial Services Group (“Summit”):

Summit is a public company with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS” that has financial advisors providing securities brokerage and investment retail advice in the United States.

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company  – (continued)

On November 16, 2013, the Company entered into a merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the merger agreement, Summit will merge with and into a wholly owned subsidiary of the Company, with the subsidiary surviving the merger with the same corporate name as Summit.

The aggregate estimated consideration to be paid is $49.0 million, of which no more than 80% will be in cash and no less than 20% will be in shares of the Company's Class A common stock.

Subsequent to December 31, 2013 the Company announced several additional transactions. See Note 13.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company, Realty Capital Securities, RCS Advisory and ANST. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results. The statements of income for the years ended December 31, 2012 and 2011 represent the results of operations of Realty Capital Securities, the only Operating Subsidiary in operation during the period. The statement of financial condition as of December 31, 2012 was derived from the Realty Capital Securities audited financial statements at that date (since it was the only Operating Subsidiary that was operational at that date).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and these differences could be material.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid instruments purchased with original maturities of 90 days or less.

Available-for-sale Securities

Available-for-sale securities represent investments by RCS Advisory in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. RCS Advisory treats these securities as available-for-sale securities with unrealized gains (losses) recorded in accumulated other comprehensive income (loss) and realized gains (losses) recorded in earnings. See Notes 4 and 5.

Investment Securities

Investment securities represent investments by Realty Capital Securities in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. Realty Capital Securities records both realized and unrealized gains (losses) in earnings on this investment, due to the fact that it is a broker-dealer. See Note 5.

Receivables

Receivables represent selling commission receivables and dealer manager receivables due from related party and non-related party entities in connection with the distribution of programs sponsored by an affiliate, AR Capital, LLC, and other sponsors. See “Selling Commissions and Dealer Manager Fees”.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Reimbursable Expenses and Investment Banking Fees

Reimbursable expenses and investment banking fees represent fees receivable for services provided to related parties and non-related party entities related to investment banking, capital markets and related advisory services performed. See “Investment Banking Advisory Services” and “Reimbursable Expenses”.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital Securities receives selling commissions and dealer manager fees in connection with the distribution of programs sponsored by AR Capital, LLC and other non-related party sponsors. The selling commission and dealer manager fee rates are established jointly in a single contract entered into with each individual issuer. As the dealer manager for, or distributor of offerings, Realty Capital Securities generally receives selling commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, which commissions are then redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital Securities generally receives dealer manager fees of 3.0% of gross offering proceeds for funds raised, a portion of which may be redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital Securities has discretion as to the reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support costs incurred by respective selling group members. Selling commission and dealer manager fee revenues and related expenses are recorded on a trade date basis as securities transactions occur.

The Company analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital Securities' position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that Realty Capital Securities’ suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, Realty Capital Securities concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of securities. Realty Capital Securities works with independent broker-dealers to solicit share subscriptions from their clients. The securities are offered on a “best efforts” or “reasonable best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account.

Investment Banking Advisory Services

The Company, through its investment banking and capital markets division, receives fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the statement of financial condition and is recognized over the remaining life of the offering, which normally ranges from 3 to 26 months.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.

Services Revenue

The Company receives fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and strategic advice. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The Company includes all reimbursable expenses in gross revenue because the Company as the primary obligor has discretion in selecting a supplier, and bears the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Marketing and Advertising

The Company expenses the cost of marketing and advertising as incurred.

Income Taxes

The Company files standalone federal and state income tax returns. Realty Capital Securities, ANST and RCS Advisory are treated as disregarded entities up to the date of reorganization (June 10, 2013) and as partnerships for federal and state income tax purposes thereafter. All income and expense earned by Realty Capital Securities, ANST and RCS Advisory flows through to their owner through the date of reorganization and to their partners (which includes the Company who is a 9.4% owner of these partnerships) thereafter. Income tax expense from operations and investments of Realty Capital Securities, ANST and RCS Advisory is not incurred by Realty Capital Securities, ANST and RCS Advisory but is reported by their owner through the date of reorganization and by their partners thereafter.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards which relate to the Company's investment in the Operating Subsidiaries. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current tax liabilities or assets are recognized for the estimated taxes payable or refundable on tax returns for the current year.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including the Company's earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available.

The Company has adopted the authoritative guidance within ASC 740 relating to accounting for uncertainty in income taxes. The guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken by the Company. See Note 6.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Reportable Segments

The Company’s internal reporting is organized into four segments through its three Operating Subsidiaries, as follows:

•	Realty Capital Securities, under two business lines:
º	Wholesale Broker-Dealer; and
º	Investment Banking and Capital Markets
•	RCS Advisory providing transaction management services
•	ANST providing transfer agency services

Recently Issued Accounting Pronouncements

The Company is not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on the Company's consolidated financial position or results of operations.

3. Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading, brokerage activities and capital raising with counterparties primarily including broker-dealers, banks, direct investment programs and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty. As of December 31, 2013, the Company had 63% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in one related party direct investment program, and 93% of the total commissions and dealer manager fees receivable concentrated in three related party direct investment programs.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

RCS Advisory and Realty Capital Securities hold securities consisting of investments in a mutual fund managed by a related party that can potentially subject the Company to market risk. The amount of potential gain or loss depends on the fund's performance and overall market activity. RCS Advisory and Realty Capital Securities monitor the net asset value on a monthly basis to evaluate its positions, and, if applicable, may elect to sell all or a portion of the investments to limit the loss.

4. Available-for-Sale Securities

The following table presents information about the Company's available-for-sale securities as of December 31, 2013 (amounts in thousands):

	Purchases	Sales	Realized Loss	Unrealized Losses(1)	Fair Value	Cost
December 31, 2013
Mutual funds	$10,097	$1,000	$59	$510	$8,528	$9,038

(1)	Excludes the deferred income tax benefit.

The Company had no available-for-sale securities as of or during the year ended December 31, 2012.

RCS Capital Corporation and Subsidiaries
December 31, 2013

5. Fair Value Disclosures

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. U.S. GAAP defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity's own assumptions about the data inputs that market participants would use in the pricing of the asset or liability and are consequently not based on market activity.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is the most significant to the fair value measurement in its entirety.

The Company's available-for-sale and investment securities trade in active markets and therefore, due to the availability of quoted market prices in active markets are classified as Level 1 in the fair value hierarchy. As of December 31, 2013, the fair value of the available-for-sale and investment securities were $8.5 million and $5.9 million, respectively. As of December 31, 2012, the Company had no available-for-sale or investment securities.

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the year ended December 31, 2013.

6. Income Taxes

During the years ended December 31, 2012 and 2011, Realty Capital Securities was the only one of the Company's operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).

The components of income tax expense/(benefit) included in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 were as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012	2011
Current income tax expense
U.S. Federal	$1,630	$—	$—
State and local	677	—	—
Total current income tax expense	2,307	—	—
Deferred income tax benefit
U.S. Federal	(85)	—	—
State and local	(20)	—	—
Total deferred income tax benefit	(105)	—	—
Total income tax expense	$2,202	$—	$—

RCS Capital Corporation and Subsidiaries
December 31, 2013

6. Income Taxes  – (continued)

The reconciliation of the U.S. federal statutory income tax rate to the Company's effective tax rate for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
U.S. federal statutory income tax rate	35.00%	—%	—%
Increase (decrease) in tax rate resulting from:
State and local income taxes net of federal benefit	0.42%	—%	—%
Non-controlling interests	(33.40)%	—%	—%
Other	0.18%	—%	—%
Effective tax rate	2.20%	—%	—%

Deferred income tax expense (benefits) result from differences between assets and liabilities measured for financial reporting purposes versus income tax return purposes. Deferred income tax assets are recognized if, in the Company's judgment, their realizability is determined to be more likely than not. If a deferred tax asset is determined to be unrealizable, the Company records a valuation allowance. The Company had no deferred tax liabilities as of December 31, 2013 and 2012. The components of the deferred income taxes as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012
Deferred tax assets
Other	$1	$—
Unrealized loss on available-for-sale securities(1)	21	—
Deferred revenue	104	—
Total deferred tax assets	$126	$—

(1)	Included in other comprehensive income.

The Company believes that, as of December 31, 2013, it had no material uncertain tax positions. Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of December 31, 2013.

The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is open to audit under the statute of limitations by the Internal Revenue Service for 2013. The Company or its subsidiaries' federal and state income tax returns are open to audit under the statute of limitations for 2010 to 2013.

7. Commitments and Contingencies

Leases — Realty Capital Securities leases certain office space and equipment under various operating leases. These leases are generally subject to scheduled base rent and maintenance cost increases, which are recognized on a straight-line basis over the period of the leases. Total rent expense for all operating leases was approximately $0.4 million, $0.3 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011 respectively. Future annual minimum rental payments due are as follows (in thousands):

Year Ended December 31,	Amount
2014	$296
2015	196
2016	100
$592

RCS Capital Corporation and Subsidiaries
December 31, 2013

7. Commitments and Contingencies  – (continued)

Legal Proceedings — The Company and the Operating Subsidiaries are involved in legal proceedings from time to time arising out of their business operations, including arbitrations and lawsuits involving private claimants, and subpoenas, investigations and other actions by government authorities and self-regulatory organizations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot estimate what the possible loss or range of loss related to such matters will be. The Company recognizes a liability with regard to a legal proceeding when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range. The Company maintains insurance coverage, including general liability, errors and omissions, excess entity errors and omissions and fidelity bond insurance. The Company records legal reserves and related insurance recoveries on a gross basis. Other than noted below, there were no legal reserves or payments recorded for this period.

In April 2013, Realty Capital Securities received notice and a proposed Letter of Acceptance, Waiver and Consent (“AWC”) from FINRA that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $0.06 million, paid in the second quarter of 2013. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Defense costs with regard to legal proceedings are expensed as incurred and classified as professional services within the consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters.

Summit Litigation

Summit, its board of directors, the Company and a wholly owned subsidiary formed by the Company in connection with the Summit merger are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in Palm Beach County, Florida challenging the Summit merger. These lawsuits allege, among other things, that: (1) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit merger; (2) the Summit merger does not maximize value to Summit shareholders; and (3) the defendants aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. These shareholder lawsuits seek class action certification and equitable relief, including an injunction against consummation of the Summit merger on the agreed-upon terms.

8. Stockholders' Equity

The Company has two classes of common stock:

Class A Common Stock.  2,500,000 shares of Class A common stock were issued to the public in the IPO. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company.

On June 13, 2013, the Company's Board of Directors authorized and the Company declared an annual dividend rate of $0.72 per share of Class A common stock or an annual dividend rate of 3.6% based on the Class A common stock price in the IPO of $20.00, which is equal to a quarterly dividend of $0.18 per share.

RCS Capital Corporation and Subsidiaries
December 31, 2013

8. Stockholders' Equity  – (continued)

The dividend is payable in cash quarterly, beginning in July 2013, on the seventh business day of each quarter, in respect of the previous quarter, to stockholders of record at the close of business on the last business day of the previous quarter.

On June 14, 2013, the Company’s Board of Directors authorized and the Company declared its first quarterly cash dividend for its Class A common stock. The cash dividend was paid on July 10, 2013 to record holders of the Company’s Class A common stock at the close of business on June 28, 2013 in an amount equal to $0.18 per share.

On September 18, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the third quarter of 2013 for its Class A common stock. The cash dividend was paid on October 9, 2013 to record holders of the Company’s Class A common stock at the close of business on September 30, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the second quarter of 2013.

On December 23, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the fourth quarter of 2013 for its Class A common stock. The cash dividend was paid on January 10, 2014 to record holders of the Company’s Class A common stock at the close of business on December 31, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the third quarter of 2013.

Class B Common Stock.  As of December 31, 2013 RCAP Holdings owns 24,000,000 Class B Units of each operating subsidiary and 24,000,000 shares of the Company’s Class B common stock. As of December 31, 2013, Class B common stock entitles holders to four votes per share; provided, however, that the Company’s certificate of incorporation provides that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock holders have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the conversion from 100 unclassified shares, RCAP Holdings, as holder of Class B common stock, held 0% of the economic rights and the majority of the voting rights of the Company.

Equity Plan.  The RCS Capital Corporation Equity Plan provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to RCS Capital Management, LLC (“RCS Capital Management”), included under the Outperformance Agreement, non-executive directors, officers and other employees and independent contractors, including employees or directors of RCS Capital Management and its affiliates who are providing services to the Company. RCS Capital Management is an entity under common control with RCAP Holdings. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan was initially 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock, the maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a diluted basis) at any time following such increase (subject to the registration of the increased number of available shares).

RCS Capital Corporation and Subsidiaries
December 31, 2013

9. Earnings Per Share

Basic earnings per share is computed by dividing net income available to Class A common stockholders by the weighted average number of shares of Class A common stock outstanding during the period. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased to include the number of additional shares of Class A common stock that would have been outstanding if potentially dilutive shares of Class A common stock had been issued. The following table presents the calculation of basic and dilutive earnings per share for the years ended December 31, 2013, 2012 and 2011(amounts in thousands):

	Year Ended December 31,
	2013	2012	2011
Earnings for basic and diluted earnings per common Class A share:
Net income	$98,350	$7,412	$3,742
Net income attributable to non-controlling interests	95,749	7,412	3,742
Net income attributable to common stockholders	$2,601	$—	$—
Shares:
Average Class A shares used in basic and diluted computation(1)	2,500,000	N/A	N/A
Earnings per common Class A share
Basic and diluted	$1.04	N/A	N/A

(1)	Reflects the 2,500,000 shares of Class A common stock offered in the IPO. Shares of Class B common stock were subject to a lockup pursuant to an agreement with the underwriter in connection with the IPO. The lock up period expired during the 3 months ended December 31, 2013; however, these shares were excluded from the computation of diluted net income per share computation because they were anti-dilutive.

As of December 31, 2013, there were 3,975,000 LTIP Units of the Operating Subsidiaries outstanding under the 2013 Manager Multi-Year Outperformance Agreement. See Note 11, “2013 Manager Multi-Year Outperformance Agreement.” There were no distributions paid to the LTIP Unit holders during 2013; therefore, there was no impact to the Company’s basic earnings per share computation.

In addition, the Company did not meet (a) the threshold of total return to shareholders as measured against a peer group of companies, (b) nor did the LTIP Units capital account achieve economic equivalence with the capital balance of Class A units of the Operating Subsidiaries, at the end of the reporting period; therefore, the LTIP Units are excluded from the diluted earnings per share computation.

10. Net Capital Requirements

Realty Capital Securities is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of December 31, 2013, Realty Capital Securities had net capital of $25.6 million which was $24.3 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.76 to 1. As of December 31, 2012, Realty Capital Securities had net capital of $3.4 million which was $2.7 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 3.07 to 1.

11. Related Party Transactions

A significant portion of the Company’s revenues relate to fees earned from transactions with or on behalf of AR Capital, LLC and its affiliates, including investment banking fees, services fees, transfer agent fees and wholesale broker-dealer commissions and concessions, in the ordinary course of its trade or business. The

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

Company earned revenues of $713.5 million, $257.3 million and $140.8 million for the years ended December 31, 2013, 2012 and 2011, respectively, from related party products. The receivables for such revenues were $48.4 million and $2.7 million as of December 31, 2013 and 2012, respectively. The Company incurred expenses directly from business activities related to related party products of $465.6 million, $185.8 million and $94.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The payables to related parties were $16.7 million as of December 31, 2013. The company did not have any payables to related parties as of December 31, 2012.

The Operating Subsidiaries were initially capitalized and funded by RCAP Holdings. During the year ended December 31, 2012, Realty Capital Securities received financial support from RCAP Holdings through capital contributions and expense allocation agreements. Through an agreement with an affiliate, Realty Capital Securities was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising and employee benefits. The total expense allocation for the year ended December 31, 2012, was approximately $0.8 million.

Beginning on January 1, 2013, the affiliate expense allocation arrangement was terminated. Pursuant to the new services agreement, AR Capital, LLC charges the Operating Subsidiaries for the services of information technology, human resources, accounting services and office services and facilities. For these services, the Company paid $3.5 million for the year ending December 31, 2013. As of December 31, 2013, the payable for such expenses is $0.3 million.

The Company incurs expenses directly for certain services it receives. The Company either allocates these expenses to the Operating Subsidiaries or causes RCAP Holdings to pay its portion based on RCAP Holdings’ ownership interest. Expenses that are directly attributable to a specific Operating Subsidiary are allocated 100% to the appropriate Operating Subsidiary. Expenses that are not specific to an Operating Subsidiary are allocated in proportion to income before taxes, management fees, incentive fees and outperformance fees. The intercompany receivables and payables for these expenses are eliminated in consolidation and are settled quarterly. For the year ended December 31, 2013, the Operating Subsidiaries incurred $2.3 million for such expenses. There were no expenses payable by RCAP Holdings as of December 31, 2013.

From time to time, RCAP Holdings may purchase shares of the Company's Class A common stock in the secondary market. As of December 31, 2013, RCAP Holdings owned 2.06% of the Company's Class A common stock outstanding.

Management Agreement.  Pursuant to the management agreement, RCS Capital Management implements the Company's business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company's Board of Directors.

The Company, together with the Operating Subsidiaries, pays RCS Capital Management a management fee in an amount equal to 10% of the aggregate U.S. GAAP net income of the Operating Subsidiaries, calculated and payable quarterly in arrears, subject to the aggregate U.S. GAAP net income of the Operating Subsidiaries being positive for the current and three preceding calendar quarters.

In addition, the Company pays RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on the Company's earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company's Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Company's common stock of all the Company's public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company's equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company's Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-U.S. GAAP measure and is defined as U.S. GAAP net income (loss) of RCS Capital Corporation, excluding non-cash equity compensation expense, management fees, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between RCS Capital Management and the independent directors and after approval by a majority of the independent directors.

Such management and incentive fee calculations commenced on June 10, 2013, the date the offering was completed. For periods less than four quarters or 12 months, the calculations are based on a pro rata concept starting with the quarter ended June 30, 2013.

The management fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013 was $6.0 million, which is the expense recorded by the Company for the year ended December 31, 2013. The payable for such expense is included in accrued expenses — due to related parties within the accompanying consolidated statements of financial condition.

The incentive fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013, was $0.3 million, which is the expense recorded in other expense by the Company for the year ended December 31, 2013. The payable of $0.3 million for such expense is included in accrued expenses — due to related parties within the accompanying consolidated statements of financial condition.

2013 Manager Multi-Year Outperformance Agreement.  The Company entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”), as of June 10, 2013, with the Operating Subsidiaries and RCS Capital Management. The OPP provides for performance-based bonus awards to RCS Capital Management up to a maximum award opportunity (“OPP Cap”) that is 5.00% of the Company's market capitalization on the date of the IPO. The OPP is intended to further align RCS Capital Management’s interests with those of the Company and its stockholders. Under the OPP, RCS Capital Management was granted LTIP Units of the Operating Subsidiaries that were to be allocated among Operating Subsidiaries by the independent directors of the Company based upon any reasonable method as determined in their sole discretion. The LTIP Units represent units of equity ownership in the Operating Subsidiaries that are structured as profits interest therein. Subject to the OPP Cap, the number of LTIP Units earned under the OPP will be determined based on the Company's achievement of total return to stockholders, which is referred to as “Total Return” and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

Subject to RCS Capital Management's continued service through each vesting date, 1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the commencement date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions on the Class C Units of the applicable Operating Subsidiary. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as the Class C Units of the applicable Operating Subsidiary. At the time RCS Capital Management’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the Class A Units, the Class B Units and the Class C Units of the applicable Operating Subsidiary, has been earned and has been vested for 30 days, the applicable LTIP Units will automatically convert into Class C Units of the Operating Subsidiary on a one-to-one basis.

In connection with the OPP, the Company has determined that the LTIP Unit holders were entitled to receive distributions during 2013 amounting to $0.3 million. Such distributions were not made because the

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

Company and the LTIP Unit holders did not believe distributions were payable on the LTIP Units during 2013. RCS Capital Management has agreed to waive all rights to any and all distributions due in 2013. The Company also evaluated the provisions of ASC 480-10-S99 and has concluded the LTIP Units are not currently redeemable.

During the 4th quarter of 2013, The Company determined that the OPP award should be recognized under ASC Topic No. 505, Stock-Based Transactions with Nonemployees, (“ASC 505”) rather than ASC Topic No. 718. Compensation — Stock Compensation. The impact of this change was not material for any prior periods. In accordance with ASC 505, the Company recognizes the fair value of the OPP award over the requisite performance period of the award. The award is remeasured at each reporting date and the amortization of the expense is adjusted accordingly. The fair value of the OPP award was determined utilizing a Monte Carlo simulation technique under a risk-neutral premise. The significant assumptions utilized in determining the fair value of $3.3 million as of December 31, 2013, which is expected to be recognized over a period of three years from the grant date were as follows:

•	Risk free rate of 0.55% utilizing the prevailing 2.4-year zero-coupon U.S. treasury yield at the reporting date;
•	Expected dividend yield of 3.6%; and
•	Volatility of 30.0% based on the historical and implied volatility of the peer group of companies

For the year ended December 31, 2013 the Company recognized $0.5 million, which is included in other expenses in the consolidated statements of income.

RCS Advisory Services, LLC — AR Capital, LLC Services Agreement.  RCS Advisory entered into a services agreement with AR Capital, LLC, pursuant to which it provides AR Capital, LLC and its subsidiaries with transaction management services (including, transaction management, compliance, due diligence, event coordination and marketing services, among others), in connection with the performance of services to certain AR Capital, LLC sponsored companies.

Registration Rights Agreement.  The Company entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which the Company will grant (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act shares of its Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of its Class B common stock) held or acquired by them, and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act any equity-based awards granted to RCS Capital Management under the equity plan.

Exchange Agreement.  RCAP Holdings entered into an exchange agreement with the Company under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of the Company on a one-for-one basis. Pursuant to the exchange agreement, the parties have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of the Operating Subsidiaries and Class B Units of the Operating Subsidiaries and, accordingly, that the transfer of units of an Operating Subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other Operating Subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of the Company's Class B common stock will be canceled. Any such exchange by RCAP Holdings will result in dilution of the economic interests of the Company's public stockholders.

If RCAP Holdings exchanges its Operating Subsidiaries Units for shares of the Company's Class A common stock, the Company's membership interests in the Operating Subsidiaries will be correspondingly increased and RCAP Holdings' corresponding shares of Class B common stock will be canceled. Because

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

each share of Class B common stock initially will entitle the holder thereof to four votes, whereas each share of Class A common stock offered hereby will entitle the holder thereof to one vote, and because each share of Class A common stock issued to RCAP Holdings upon exchange of its Operating Subsidiaries Units will correspond to the cancellation of one share of Class B common stock held by RCAP Holdings, an exchange of one Operating Subsidiaries Unit for one share of Class A common stock will decrease the voting power of RCAP Holdings by three votes and consequently increase the voting power of the public stockholders; provided, however, that the Company's certificate of incorporation provides that so long as any of its Class B common stock remains outstanding, the holders of its Class B common stock always will have a majority of the voting power of its outstanding common stock, and thereby control the Company. The percentages of voting power in the Company will change accordingly.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.   The form of the amended and restated limited liability company agreement of each of the Operating Subsidiaries was filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. The amended and restated operating agreements provide that going forward, any time the Company issues a share of its Class A common stock, the Company will transfer the net proceeds received by it with respect to such share, if any, to the Operating Subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to the Company one Class A Unit. Conversely, if at any time going forward, any shares of its Class A common stock are redeemed by the Company for cash, the Company can cause the Operating Subsidiaries, immediately prior to such redemption of the Company's Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by the Company, upon the same aggregate terms and for the same price, as the shares of the Class A common stock are redeemed.

American National Stock Transfer, LLC — Transfer Agent Services Agreement.   ANST has entered into a services agreement with AR Capital, LLC, pursuant to which it will provide transfer agent services to AR Capital sponsored REITs. The agreement provides for an initial term of ten years. The agreement provides that each REIT must pay a minimum monthly fee as well as additional ad hoc service fees and related expense reimbursements.

Tax Receivable Agreement.  The Company entered into a tax receivable agreement with RCAP Holdings requiring the Company to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that the Company realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by RCAP Holdings' exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of the Company's Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to the tax receivable agreement will be the Company's obligation. The initial public offering did not generate tax benefits and did not require payments pursuant to this agreement. In general, the Company's payments under the tax receivable agreement will not be due until after the Company has filed its tax returns for a year in which the Company realizes a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could require payment prior to the Company's ability to claim the tax benefit on its tax returns. Furthermore, RCAP Holdings will not be required to reimburse the Company for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase the Company's tax liability. The accelerated timing of payments and the increase in the Company's tax liability without reimbursement could affect the cash available to it and could impact its ability to pay dividends.

AR Capital Real Estate Income Fund.  As of December 31, 2013, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund, an equity mutual fund managed by a

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

related party, of $8.5 million and $5.9 million, respectively. As of December 31, 2012, RCS Advisory and Realty Capital Securities had no such investments.

12. Segment Reporting

The Company operates through its three Operating Subsidiaries in four principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent. Realty Capital Securities, the Company's Wholesale Broker-Dealer segment, includes the Company's alternative investment program activities and is the distributor or dealer manager for proprietary and non-proprietary publicly registered non-exchange traded (“non-traded”) securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital Securities distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.

Transaction Management is provided by RCS Advisory whose activities support the alternative investment programs distributed by Realty Capital Securities. These activities include: services related to offering registration and blue sky filings; regulatory advice; registration maintenance; transaction management; marketing support; due diligence support; events; training and education; conference management; and strategic advice.

The Investment Banking and Capital Markets segment is a division of Realty Capital Securities and includes the Company's strategic advisory and capital markets services focused, in part, on the direct investment program industry. Activities related to the Investment Banking and Capital Markets segment include: corporate strategic planning and advice; and sourcing, structuring and maintaining debt finance and derivative arrangements.

ANST operates in the SEC registered Transfer Agent segment and performs transfer agency activities related to the direct investment programs. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares.

The reportable business segment information is prepared using the following methodologies:

•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.
•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment's net revenues, time spent and other factors.
•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to the Company's reportable business segments, generally based on each reportable business segment's capital utilization.

RCS Capital Corporation and Subsidiaries
December 31, 2013

12. Segment Reporting  – (continued)

The following table presents the Company's net revenues, expenses and income before taxes by segment for the years ended December 31, 2013, 2012 and 2011(in thousands):

	Year Ended December 31,
	2013	2012	2011
Wholesale broker-dealer:
Revenues	$802,965	$286,572	$174,729
Expenses	757,792	280,085	170,987
Income	$45,173	$6,487	$3,742
Transaction management:
Revenues	$24,367	$—	$—
Expenses	14,517	—	—
Income	$9,850	$—	$—
Investment banking and capital markets:
Revenues	$47,884	$925	$—
Expenses	5,107	—	—
Income	$42,777	$925	$—
Transfer agent:
Revenues	$12,558	$—	$—
Expenses	9,588	—	—
Income	$2,970	$—	$—
Revenue reconciliation
Total revenues for reportable segments	$887,774	$287,497	$174,729
Intercompany revenues	(1,279)	—	—
Total revenues	$886,495	$287,497	$174,729
Income reconciliation
Total income for reportable segments	$100,770	$7,412	$3,742
Corporate and other expenses	(218)	—	—
Income before income taxes	$100,552	$7,412	$3,742

The following table presents the Company's total assets by segment as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Segment assets:
Wholesale broker-dealer	$32,058	$15,286
Transaction management	20,211	—
Investment banking and capital markets	46,529	925
Transfer agent	8,618	—
Total assets for reportable segments	$107,416	$16,211
Assets reconciliation:
Total assets for reportable segments	$107,416	$16,211
Other assets	3,711	—
Total consolidated assets	$111,127	$16,211

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events

Pending Acquisitions

Cetera Financial Group (“Cetera”)

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera Financial Holdings, Inc. (“Cetera”) is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Financial Institutions LLC and Cetera Financial Specialists LLC.

On January 16, 2014, the Company entered into the Cetera merger agreement with Cetera. Pursuant to the terms and subject to the conditions set forth in the Cetera merger agreement, a wholly owned subsidiary of the Company will merge with and into Cetera, with Cetera surviving the merger as the Company's subsidiary.

The Company will pay aggregate estimated consideration of $1.15 billion in cash including assumed debt, subject to certain adjustments. In January 2014, the Company paid $55.0 million into escrow related to the purchase of Cetera. If the Cetera acquisition does not close, the Company may be obligated to pay Cetera a $75 million termination fee.

Barclays Commitment Letter

Concurrently with the execution of the Cetera merger agreement, the Company, RCS Capital Management, LLC (collectively, the “RCS Companies”), entered into a commitment letter (the “Commitment Letter”) with Barclays Bank PLC (“Barclays”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Bank of America, N.A. (“Bank of America” and, together with Merrill Lynch and Barclays, the “Commitment Parties”). The Commitment Letter provides for a commitment by Barclays and Bank of America to each provide 50% of (i) a $550.0 million senior secured first lien term loan facility (the “First Lien Term Facility”), (ii) a $25.0 million senior secured first lien revolving credit facility (the “Revolving Facility”) and (iii) a $150.0 million senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”). The proceeds of the Term Facilities will be used by the Company to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance existing indebtedness of Cetera and the RCS Companies and to pay related fees and expenses. The proceeds of the Revolving Facility will be used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of the Company and its subsidiaries following the Cetera acquisition and for general corporate purposes. The commitments of the Commitment Parties under the Commitment Letter are subject to certain conditions, including potential reductions of the commitments under the First Lien Term Facility if certain pending acquisitions contemplated by the Company are not consummated, the absence of a Company Material Adverse Effect (as defined in the Commitment Letter), the negotiation of definitive documentation, concurrent investments in the borrower of debt or equity from additional investors and other customary closing conditions.

Luxor Commitment Letter

On January 16, 2014, and in connection with the entry into the Cetera Merger Agreement, the Company and RCAP Holdings entered into a commitment letter (the “Luxor Commitment Letter”) with Luxor Capital Group, LP (“Luxor”). The Luxor Commitment Letter provides for a commitment by Luxor to purchase, subject to modification in certain circumstances as set forth in the Luxor Commitment Letter, (i) $120.0 million of Convertible Notes (the “Convertible Notes”), (ii) $270.0 million of Convertible Preferred Securities (the “Convertible Preferred Securities”) and (iii) up to $50.0 million in common stock (the “Common Stock”, together with the Convertible Notes and the Convertible Preferred Securities, the “Subject Securities”). The Common Stock purchase is subject to the consummation of a follow-on public offering by the Company that satisfies certain minimum proceeds thresholds. Certain of the Subject Securities will be acquired by Luxor at a discount to their face amount, as set forth in the Luxor Commitment Letter.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

As a condition to entering into the Luxor Commitment Letter, Luxor has the right to designate an independent director to the Board of Directors of the Company. The proceeds from the Luxor Commitment Letter will be used by the Company to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance existing indebtedness of Cetera and the RCS Companies and to pay related fees and expenses. The commitments under the Luxor Commitment Letter are subject to certain conditions including the absence of a Company Material Adverse Effect (as defined in the Cetera Merger Agreement) and other customary closing conditions.

J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC (collectively, “J.P. Turner”)

J.P. Turner is a retail broker-dealer and investment adviser with a concentration in the southeast United States. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, the Company entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of the Company will purchase all outstanding membership interests in J.P. Turner held by the sellers.

The Company will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of the Company's Class A common stock, subject to certain adjustments and earn-outs.

First Allied Holdings Inc. (“First Allied”)

First Allied is an independent broker dealer.

Pursuant to a merger agreement dated as of June 5, 2013, among RCAP Holdings, First Allied and the holders of all the equity capital of First Allied, First Allied was acquired by RCAP Holdings on September 25, 2013 for a total cost of $177.0 million, consisting of $145.0 million in merger consideration plus the assumption of $32.0 million of First Allied indebtedness.

On February 11, 2014, the Company entered into a non-binding letter of intent with RCAP Holdings to enter into a contribution agreement pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to the Company. As consideration for this contribution, the Company has agreed to issue shares of the Company's Class A common stock to RCAP Holdings representing an amount of $207.5 million in the aggregate, and the Company expects to assume First Allied’s net liabilities upon consummation of the contribution.

Amendment to ICH Merger Agreement

On February 28, 2014, the ICH merger agreement was amended to, among other things (1) provide that ICH will merge with and into a wholly owned subsidiary of the Company, with the Company's subsidiary surviving the merger with the same corporate name as ICH, (2) provide that the ICH merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (3) extend the date after which the parties can terminate the ICH merger agreement from April 30, 2014 (subject to extension as set forth in the ICH merger agreement) to July 31, 2014 (without any extension provisions).

RCS Capital Corporation Restructuring Transactions

On February 11, 2014, the Company entered into certain corporate restructuring transactions (the “Restructuring Transactions”) involving the Company, RCAP Holdings, the Company’s Operating Subsidiaries, and RCS Capital Management. The Company has entered into a series of agreements in connection with the Restructuring Transactions. The Company entered into the Restructuring Transactions to help simplify the Company’s corporate structure as the Company moves ahead with its recently announced acquisitions and related financings and strives to create the second-largest independent financial advice network in the United States.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Amendment of Exchange Agreement

As an initial step in the Restructuring Transactions, on February 11, 2014, the Company entered into a First Amendment to the Exchange Agreement (the “Amendment”) with RCAP Holdings, the holder of (a) the Class B Units of each of the Operating Subsidiaries (collectively, the “Class B Operating Subsidiary Units”), and (b) all the outstanding shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”). The purpose of the Amendment was to amend the Exchange Agreement dated as of June 10, 2013 (as amended by the Amendment, the “Exchange Agreement”), between the Company and RCAP Holdings, so as to permit an exchange by RCAP Holdings of its Class B Operating Subsidiary Units for shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and the related cancellation of a corresponding number of shares of Class B Common Stock thereunder, to be treated as a contribution by RCAP Holdings of its equity interests in each of the Operating Subsidiaries to the Company in a transaction intending to qualify as tax-free under Section 351 of the United States Internal Revenue Code of 1986, as amended.

Exchange

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings delivered a written notification (the “Exchange Request”) to the Company pursuant to the Exchange Agreement of RCAP Holdings’ election to exchange 23,999,999 Class B Operating Subsidiary Units for 23,999,999 shares of Class A Common Stock. Pursuant to the Exchange Request, the Company and RCAP Holdings waived the obligation under the Exchange Agreement to deliver an exchange notice with respect to the exchange at least 20 days in advance of the closing of the Exchange, as well as provisions in the Exchange Agreement with respect to the timing of the closing of the Exchange, which was consummated on February 11, 2014.

The Company issued the Class A Common Stock in the Exchange to RCAP Holdings in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). RCAP Holdings was an existing holder of the Class A Common Stock and the Class B Common Stock, and the Company did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange. Pursuant to the Exchange Request, RCAP Holdings also delivered 23,999,999 shares of Class B Common Stock to the Company for cancellation concurrently with the closing of the exchange.

After giving effect to the Exchange, as of February 11, 2014, RCAP Holdings holds 24,051,499 shares of Class A Common Stock and one share of Class B Common Stock, which entitles RCAP Holdings, in the aggregate, to 90.76% of the economic rights in the Company and 95.38% of the voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. As a result, RCAP Holdings is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Operating Subsidiaries of the Company.

Equity Plan

Following the Exchange, which was consummated on February 11, 2014, and the registration statement on Form S-8 filed with respect to the equity plan on February 19, 2014, as of February 19, 2014, 2,649,999 shares of Class A common stock may be granted pursuant to awards under the equity plan.

Formation of RCS Holdings

Also in connection with the Restructuring Transactions, the Company formed RCS Capital Holdings, LLC (“RCS Holdings”), a Delaware limited liability company, and, in connection therewith, entered into a Limited Liability Company Agreement of RCS Holdings dated as of February 11, 2014 (the “RCS Holdings LLC Agreement”), between the Company and RCS Capital Management.

In connection with the formation of RCS Holdings, on February 11, 2014, (a) the Company entered into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) with RCS Capital

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Management and RCS Holdings, pursuant to which the Company contributed to RCS Holdings 26,499,999 Class A Units of each of the Operating Subsidiaries (collectively, the “Class A Operating Subsidiary Units”) in exchange for 26,499,999 Class A RCS Holdings Units (as defined below), and (b) RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of the Operating Subsidiaries (the “Operating Subsidiary LTIP Units”) in exchange for 1,325,000 RCS Holdings LTIP Units (as defined below), which RCS Holdings LTIP Units (as defined below) will be subject to the Amended OPP (as defined below).

Pursuant to the RCS Holdings LLC Agreement, there are three authorized classes of equity interests in RCS Holdings, designated as “Class A Units” (“Class A RCS Holdings Units”), “Class C Units” (“Class C RCS Holdings Units) and “LTIP Units” (“RCS Holdings LTIP Units”). In connection with the execution of the RCS Holdings LLC Agreement and the Contribution and Exchange Agreement, 100% of the Class A RCS Holdings Units were issued to the Company and 100% of the RCS Holdings LTIP Units were issued to RCS Capital Management. The Class A RCS Holdings Units issued to the Company are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The RCS Holdings LTIP Units issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A RCS Holdings Units, subject to certain exceptions, and do not have any voting rights. The RCS Holdings LTIP Units are subject to vesting, forfeiture and restrictions on transfers as provided in the Amended OPP (as defined below). Until such time as the RCS Holdings LTIP Units are fully earned in accordance with the provisions of the Amended OPP (as defined below), the RCS Holdings LTIP Units are entitled to distributions equal to 10% of the distributions on Class A RCS Holdings Units. After the RCS Holdings LTIP Units are fully earned they are entitled to a catch-up distribution and then the same distributions as Class A RCS Holdings Units. At the time RCS Capital Management’s capital account with respect to the RCS Holdings LTIP Units is economically equivalent to the average capital account balance of the Class A and Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the RCS Holdings LTIP Units will automatically convert into Class C RCS Holdings Units on a one-to-one basis. The Class C RCS Holdings Units have the same economic rights, privileges and obligations associated with Class A RCS Holdings Units, but do not have any voting rights. The Class C RCS Holdings Units will be exchangeable at the holder’s option for shares of Class A Common Stock on a one-to-one basis. Pursuant to the RCS Holdings LLC Agreement, the Company, as the managing member of RCS Holdings, controls RCS Holdings’ affairs and decision making. Consequently, the Company is responsible for all the operational and administrative decisions and day-to-day management of the business of RCS Holdings.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

Also in connection with the formation of RCS Holdings, on February 11, 2014, the Company and RCAP Holdings entered into an amendment and restatement of each of the existing limited liability company agreements of the Operating Subsidiaries (collectively, as so amended and restated, the “Operating Subsidiary LLC Agreements”). Pursuant to the Operating Subsidiary LLC Agreements, there are now only two authorized classes of equity interests in each of the Operating Subsidiaries (collectively, the “Operating Subsidiary Units”), designated as “Class A Units” and “Class B Units.” Following the execution of the Operating Subsidiary LLC Agreements, the Operating Subsidiaries no longer have classes of equity interests designated as “Class C Units” or “LTIP Units.” See “Amended and Restated 2013 Multi-Year Outperformance Agreement”.

Pursuant to the Contribution and Exchange Agreement, 26,499,999, or 100%, of the Class A Operating Subsidiary Units were issued to RCS Holdings. Following the execution of the Operating Subsidiary LLC Agreements, the Class A Operating Subsidiary Units continue to entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). Following the Exchange, one of each, or 100%, of the Class B Operating Subsidiary Units were held by RCAP Holdings. The Class B Operating Subsidiary Unit also continues to entitle the holder thereof to economic rights (including rights to

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

dividends and distributions upon liquidation), but no voting rights; however, as there is only one Class B Operating Subsidiary Unit outstanding, RCAP Holdings has de minimis direct economic rights with respect to the Operating Subsidiaries.

Amended and Restated Services Agreement

On February 11, 2014, in connection with the Restructuring Transactions, the Company entered into an amendment and restatement of the existing Management Agreement dated as of June 10, 2013, among the Company, the Operating Subsidiaries and RCS Capital Management. Upon the amendment and restatement of such Management Agreement, it is now known as the Amended and Restated Services Agreement (the “Services Agreement”).

In the Services Agreement, RCS Holdings was added as a party thereto and service recipient thereunder, and the Operating Subsidiaries are no longer parties thereto but continue to be service recipients thereunder. In connection with such change, the fees payable to RCS Capital Management pursuant to the Services Agreement are now allocated between the Company and RCS Holdings based on any reasonable method determined by the Company’s independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to RCS Holdings and the Operating Subsidiaries, on the one hand, and the Company, on the other hand.

The Services Agreement was also executed in order to clarify the services to be provided to the Company, RCS Holdings and the Operating Subsidiaries on a going-forward basis. In addition, the parties extended the expiration of the initial term of the Services Agreement from June 10, 2023 to June 10, 2033. During the initial term, the Company, together with RCS Holdings, may terminate the Services Agreement only for cause (as defined in the Services Agreement).

In addition, the Services Agreement was executed in order to simplify the definition of the “Quarterly Fee” payable to RCS Capital Management and the definition of “Core Earnings” (a component used in calculating the incentive fee payable to RCS Capital Management). Pursuant to the revised definition of the Quarterly Fee, the Company, together with RCS Holdings, pays RCS Capital Management: (a) a quarterly fee in an aggregate amount equal to 10% of the Company’s pre-tax income calculated under U.S. (if such amount is a positive number), calculated and payable quarterly in arrears, subject to the Company’s U.S. GAAP pre-tax income being positive for the current and three preceding calendar quarters. Core Earnings is a non-GAAP measure and is now defined as the after-tax U.S. GAAP net income (loss) of the Company before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and the Company’s independent directors and after approval by a majority of the Company’s independent directors. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013, multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Amended and Restated 2013 Multi-Year Outperformance Agreement

On February 11, 2014, the Company, the Operating Subsidiaries, RCS Holdings and RCS Capital Management entered into the Amended and Restated 2013 Multi-Year Outperformance Agreement (the “Amended OPP”), which upon completion of the Restructuring Transactions superseded and replaced the 2013 Multi-Year Outperformance Agreement dated as of June 10, 2013 (the “Original OPP”), among the Company, the Operating Subsidiaries and RCS Capital Management. The Amended OPP provides that all the terms of award of RCS Holdings LTIP Units issued to RCS Capital Management pursuant to the Contribution and Exchange Agreement described above will be the same as previously applied under the Original OPP to the Operating Subsidiary LTIP Units that were contributed by RCS Capital Management to RCS Holdings, including without limitation the maximum award opportunity, the performance metrics, the performance measurement periods, and the vesting terms thereof. The sole purpose for entering into the Amended OPP was to facilitate the formation of RCS Holdings and simplify the Company’s structure by providing RCS Capital Management with RCS Holdings LTIP Units in lieu of Operating Subsidiary LTIP Units.

S-1 Filing

On February 13, 2014, the Company filed a Registration Statement on Form S-1 with the SEC relating to a proposed public offering of shares of Class A common stock of the Company (the “offering”). All the shares of Class A common stock included in the offering will be sold by the Company. Concurrently with the closing of the offering, the Company expects to complete a private offering (the “concurrent private offering”) to Luxor and the members of RCAP Holdings of shares of the Company’s Class A common stock at the public offering price per share. No discount or commission will be paid to the underwriters in connection with the concurrent private offering. The Company intends to use the net proceeds from the offering and the concurrent private offering to fund a portion of the cash consideration required for the pending acquisitions. The offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, the Company intends to use the net proceeds from the offering for general corporate purposes, including additional acquisitions. There can be no assurance that any or all of the pending acquisitions will close.

Hatteras Funds

Combined Financial Statements
Years Ended December 31, 2013 and 2012

Independent Auditor’s Report

The Members
Hatteras Investment Partners, LLC
Hatteras Investment Management, LLC
Hatteras Capital Investment Management, LLC and Subsidiaries

We have audited the accompanying combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries (the “Hatteras Funds”), which comprise the combined statements of assets and liabilities as of December 31, 2013 and 2012, and the related combined statements of revenues and expenses, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hatteras Funds as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

February 24, 2014

Hatteras Funds

Combined Statements of Assets and Liabilities

December 31,	2013	2012
Assets
Current Assets
Cash	$1,684,939	$1,261,344
Investments in Affiliate Funds	788,888	144,154
Accounts receivable	10,316,140	3,611,964
Prepaid expenses and other assets	343,265	353,081
Deposits	17,096	17,096
Total Current Assets	13,150,328	5,387,639
Long-term Assets
Investments in Affiliate Funds	122,784	516,504
Investment management agreements, net	—	468,970
Property and equipment, net	285,383	443,358
Goodwill	4,504,177	4,504,177
Total Assets	$18,062,672	$11,320,648
Liabilities and Members' Equity
Current Liabilities
Accounts payable	$3,961,549	$1,621,543
Accrued expenses	3,080,367	2,111,776
Accrued compensation and benefits	4,465,846	1,139,105
Borrowings on short-term credit facilities	1,885,075	1,355,355
Current maturities of capital lease obligations	13,767	20,508
Current maturities of long-term debt	765,747	1,112,552
Total Current Liabilities	14,172,351	7,360,839
Long-term Liabilities
Accrued compensation and benefits	—	704,023
Capital lease obligations, net of current maturities	10,410	10,683
Long-term debt, net of current maturities	1,081,829	1,569,287
Total Liabilities	15,264,590	9,644,832
Equity
Members' equity	1,850,221	144,393
Non-controlling interest	947,861	1,531,423
Total Equity	2,798,082	1,675,816
Total Liabilities and Equity	$18,062,672	$11,320,648

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Revenues and Expenses

Year ended December 31,	2013	2012
Revenues
Management fees	$28,697,633	$27,090,320
Incentive fees	5,837,510	—
Servicing fees	12,964,549	14,831,796
Total Revenues	47,499,692	41,922,116
Operating Expenses
Salaries, payroll taxes, and employee benefits	12,848,425	10,361,153
Fund expenses	12,724,486	10,239,652
Management fees	5,665,199	4,623,688
Service fees	5,607,540	6,565,464
Amortization of intangible assets with definite lives	468,970	680,681
Depreciation	175,628	230,366
Other operating expenses	3,504,089	3,888,682
Total Operating Expense	40,994,337	36,589,686
Net Operating Income	6,505,355	5,332,430
Other Expenses
Other fund expenses	—	177,853
Transaction costs	1,213,863	—
Interest expense	156,490	167,623
Total Other Expenses	1,370,353	345,476
Net unrealized gain on investments in Affiliate Funds	57,227	2,287
Net Income	5,192,229	4,989,241
Net Income Attributable to Non-Controlling Interest	967,566	1,401,157
Net Income Attributable to Members	$4,224,663	$3,588,084

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Changes in Members' Equity

	Members' Equity	Non-Controlling Interest	Total
Balance, January 1, 2012	$(1,021,358)	$1,756,010	$734,652
Net income	3,588,084	1,401,157	4,989,241
Contributions	145,350	—	145,350
Member distributions	(2,567,683)	(1,625,744)	(4,193,427)
Balance, December 31, 2012	144,393	1,531,423	1,675,816
Net income	4,224,663	967,566	5,192,229
Member distributions	(2,518,835)	(1,551,128)	(4,069,963)
Balance, December 31, 2013	$1,850,221	$947,861	$2,798,082

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Cash Flows

Year ended December 31,	2013	2012
Operating Activities
Net income	$5,192,229	$4,989,241
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets with definite lives	468,970	680,681
Depreciation	175,628	230,366
Unrealized gain on investments in Affiliate Funds	(57,227)	(2,287)
Change in operating assets and liabilities:
(Increase) Decrease in accounts receivable	(6,704,176)	162,271
Decrease (increase) in prepaid expenses	9,816	(42,231)
Decrease in receivable from investments	—	100,000
Increase (decrease) in accounts payable	2,340,006	(633,434)
Increase (decrease) in accrued expenses	968,591	(396,328)
Increase in accrued compensation and benefits	2,622,718	911,233
Net Cash Provided by Operating Activities	5,016,555	5,999,512
Investing Activities
Contributions to Affiliate Funds	(426,261)	(243,474)
Withdrawals from Affiliate Funds	232,474	136,500
Purchases of property and equipment	(17,653)	(43,967)
Net Cash Used in Investing Activities	(211,440)	(150,941)
Financing Activities
Net borrowing under short-term credit facilities	529,720	188,297
Payments under capital leases	(7,014)	(4,865)
Borrowing under notes payable	2,167,379	—
Principal payments under notes payable	(3,001,642)	(1,693,075)
Contributions	—	145,350
Member distributions	(4,069,963)	(4,193,427)
Net Cash Used in Financing Activities	(4,381,520)	(5,557,720)
Net Increase in Cash	423,595	290,851
Cash, Beginning of year	$1,261,344	$970,493
Cash, End of year	$1,684,939	$1,261,344
Supplemental Cash Flow Information
Cash paid for interest	$147,030	$167,623

See accompanying notes to combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements

1. Organization

The combined financial statements contained herein consist of the following entities, which operate under the Hatteras name in the investment management industry: Hatteras Investment Partners, LLC (“HIP”), Hatteras Investment Management, LLC (“HIM”), and Hatteras Capital Investment Management, LLC and Subsidiaries (“HCIM”), collectively, “Hatteras Funds” or “Companies”.

Subsidiaries of HCIM include: Hatteras Alternative Mutual Funds, LLC (“HAMF”), Hatteras Capital Distributors, LLC (“HCD”), and Hatteras Capital Investment Partners, LLC (“HCIP”).

HIP was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIP is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Master Fund LP, and the Servicing Agent to the Hatteras Master Fund’s six feeder funds: Hatteras Core Alternatives Fund LP (formerly the Hatteras Multi-Strategy Fund LP), Hatteras Core Alternatives TEI Fund LP (formerly the Hatteras Multi-Strategy TEI Fund LP), Hatteras Core Alternatives Institutional Fund LP (formerly the Multi-Strategy Institutional Fund LP), Hatteras Core Alternatives TEI Institutional Fund LP (formerly the Multi-Strategy TEI Institutional Fund LP), Hatteras Core Alternatives 3c1 Fund LP (formerly the Multi-Strategy 3c1 Fund LP), and Hatteras Core Alternatives Offshore Fund LTD (formerly the Multi-Strategy Offshore Fund LTD), collectively the “Core Alternatives Funds”.

HIM was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIM is the General Partner to the Core Alternative Funds, other than the Hatteras Core Alternatives Offshore Fund LTD.

HCIM was organized on August 31, 2007 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2008. HCIM is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Late Stage VC Fund I, LP; VC Co-investment Fund II, LLC; Hatteras GPEP Fund LP; Hatteras Global Private Equity Partners Institutional Fund; Hatteras GPEP Fund II; Hatteras PE Intelligence Fund; and Hatteras Disciplined Opportunities Fund.

In addition, HCIM has a controlling interest in HAMF. HAMF is the investment adviser to Hatteras Alternative Mutual Funds Trust, Underlying Funds Trust and Hatteras Variable Trust (collectively, the “HAMF Trusts”). HCIM assumed control over HAMF from Alternative Investment Partners, LLC, on September 15, 2009. HCIM is the Managing Member of HAMF.

HCD was organized on January 4, 2007, as a limited liability company under the laws of the state of North Carolina. HCD serves as the distributor for investment company products and limited partnerships. HCD operates as a limited-use broker dealer pursuant to SEC Rule 15c3-3(k)(2)(i) and does not hold customer funds or safekeep customer securities. HCD is a wholly-owned subsidiary of HCIM, which provides investment advisory services to various funds within Hatteras related pooled investment vehicles.

HCIP was organized on August 31, 2007, as a limited liability company under the laws of the state of Delaware. HCIP is the General Partner to any funds advised by HCIM that are organized as limited partnerships, and receives any special allocation of income, loss, and incentive fees, if applicable, from funds advised by HCIM.

On October 1, 2013, the Companies entered into an asset purchase agreement with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC, a wholly-owned subsidiary of RCS Capital Corporation (“RCS”). In connection with this transaction, the Companies intend to assign all of its rights and obligations to Hatteras Funds, LLC upon closing of the transaction. Management currently expects the transaction to close on March 31, 2014.

Hatteras Funds

Notes to Combined Financial Statements

1. Organization  – (continued)

The Company has incurred certain legal and professional fees associated with the pending transaction with RCS. For the year ended December 31, 2013, these expenses totaled $1,213,863, and are reflected in transaction costs on the combined statements of revenues and expenses.

2. Summary of Significant Accounting Policies

Principals of Combination and Basis of Financial Statement Presentation

The combined financial statements have been prepared to show the combined financial condition of HIP, HIM, and HCIM, and represent the combination of separate financial statements, all prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined financial statements will be included in a registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (“SEC”). In accordance with Regulation S-X which governs SEC filings, the required financial statements of related businesses may be presented on a combined basis for any periods they are under common management, which pertains to the Hatteras Funds. As discussed in Note 1, the combined financial statements include the accounts of the Companies. Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and in the accompanying notes. Actual results could differ from those estimates and those differences could be material.

Revenue Recognition

The majority of the Companies’ revenues are derived from management or servicing fees from the investment companies for which they serve as investment adviser. Management and servicing fees are recognized when earned and are calculated monthly or quarterly, as applicable, as a percentage of the aggregate net assets of the funds under management.

Incentive fees are recognized when earned and are calculated monthly. As General Partner to the Hatteras Master Fund, HIM receives an incentive fee that is equal to 10% of the excess of the new net profits of the partners of the Master Fund over the stated hurdle rate. The incentive fee is calculated and accrued monthly and payable annually. Amounts accrued monthly are subject to loss depending on the relative performance of the Master Fund between the accrual period and calendar year end. Amounts that are accrued as of each calendar year end are considered earned, and are not subject to forfeiture.

Cash

The Companies maintain cash deposits with various commercial banks. At times, these balances may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). At December 31, 2012, the Companies’ cash was fully insured, as the FDIC provided temporary unlimited coverage for all noninterest-bearing transaction accounts in addition to the $250,000 limit through December 31, 2012.

By operation of federal law, beginning January 1, 2013, funds deposited in noninterest-bearing transaction accounts no longer receive unlimited deposit insurance coverage by the FDIC. All deposit accounts at an insured depository institution, including all noninterest-bearing transaction accounts, are insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category. At times throughout the year ended December 31, 2013, the Companies hold cash balances in excess of the FDIC limit.

Concentration of Credit Risk

Substantially all of the Companies’ revenues are generated from the Companies’ management of the various investment funds, and therefore, the Companies are economically dependent on the investment activities of these funds.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies – (continued)

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Companies provide an allowance for doubtful accounts equal to the estimated losses that are expected to be incurred in their collection. The allowance is based on historical collection experience and a review by management of the current status of the existing receivables. As of December 31, 2013 and 2012, all receivables were deemed substantially collectible by management. The carrying values of accounts receivable approximates their fair value as of December 31, 2013 and 2012.

The Companies receive a majority of its revenues for services provided to the Core Alternatives Funds and the HAMF Trusts. The amount in accounts receivable related to these two entities are as follows:

	December 31, 2013	December 31, 2012
Core Alternatives Fund	70%	43%
HAMF Trusts	27%	48%

At December 31, 2013 and 2012, accounts receivable includes $5,839,510 and $0, respectively of incentive fees receivable from the Core Alternatives Fund.

Fund Expenses

In accordance with its Investment Advisory, Operating Services, and Shareholder Servicing agreements with the funds for which it serves as investment adviser, HAMF is responsible for the payment of all of the Funds’ normal operating expenses, as recorded within the combined statements of revenues and expenses.

Property and Equipment

All acquisitions of property and equipment over $1,000 are capitalized. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of 3 years for website development; 5 – 10 years for machinery and equipment; 7 – 10 years for furniture and fixtures; 5 years for vehicles; and 6 – 15 years for leasehold improvements. Depreciation expense totaled $175,628 and $230,366, for the years ended December 31, 2013 and 2012, respectively.

Investments in Affiliate Funds

Investments in funds that are advised by an affiliate of the Companies are stated at fair value.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Expenses incurred were $371,827 and $753,727, for the years ended December 31, 2013 and 2012, respectively.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies – (continued)

Fair Value of Financial Instruments

ASC 825, Financial Instruments, requires the Companies to disclose estimated fair values for financial instruments. The carrying amounts of accounts receivable, receivables from investments, accounts payable, and borrowings on short term credit facilities approximate fair value because of the short maturities of the instruments held. The carrying value of the Companies’ variable rate debt approximates fair value. Carrying and fair values for the Companies’ fixed rate debt or debt with minimum interest rates are as follows:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed rate debt	$1,847,576	$1,864,243	$2,681,839	$2,744,806

Income Tax

The Companies are organized as limited liability companies and have elected to be treated as pass-through entities for federal and state income tax purposes; therefore, income is included in the members’ individual income tax returns for federal and state income tax purposes. Accordingly, no provision for federal and state income taxes has been made in the accompanying combined financial statements.

Members

Profits and losses are allocated in accordance with the Companies’ respective operating agreements. Members are generally not individually liable for any debts, liabilities, contracts, or obligations of the Companies.

3. Intangible Assets

On September 15, 2009, HCIM purchased 55% of the controlling interest in HAMF. Under the terms of the Securities Purchase Agreement (the “Agreement”), additional payments were required on the first and second anniversary dates of the Agreement, subject to certain asset levels being reached in Hatteras Alternative Mutual Funds Trust. Goodwill in the amount of $4,778,091 was recognized at the acquisition date and is attributable to the estimated future potential growth of the trust funds. On September 15, 2010 and 2011, HCIM made the first and second anniversary milestone payments of $444,933 and $1,281,153. At the date of acquisition, HCIM expected the earn out payment to be $2,000,000 and factored this into the goodwill recorded at the date of purchase. As $1,726,086 was the actual amount paid, the $273,914 difference was reflected as an impairment on goodwill and a change in fair value of earn out liability on the combined statements of revenues and expenses. Goodwill at December 31, 2013 and 2012 totaled $4,504,177.

Accounting Standards Codification 350, (“ASC 350”), Intangibles — Goodwill and Other, requires an intangible asset with an indefinite life to be tested and adjusted for impairment, rather than being amortized over a certain period. Management assesses goodwill annually for impairment. As of December 31, 2013 and 2012, management determined that goodwill was not impaired.

In addition, certain amounts were recorded as intangible assets related to the acquired investment management agreements, as well as for non-compete agreements related to minority shareholders who became employees of HAMF. The amount related to the investment management agreements recorded at the date of acquisition was $2,648,300, which were amortized over 4 years. For the years ended December 31, 2013 and 2012, amortization of these contracts was $468,970 and $662,075, respectively. The ending balance as of December 31, 2012 was $468,970. These contracts were fully amortized as of December 31, 2013.

Hatteras Funds

Notes to Combined Financial Statements

3. Intangible Assets – (continued)

At the date of the acquisition, the amount assigned to the non-compete agreements totaled $197,000, which were amortized over the life of the non-compete agreements. For the year ended December 31, 2012, amortization of these contracts totaled $18,606. These contracts were fully amortized as of December 31, 2013 and 2012.

4. Related Party Transactions

Morgan Creek Capital Management (“MCCM”), a registered investment adviser located in Chapel Hill, North Carolina, owns a membership interest in HIP and provides investment services to the Core Alternatives Funds. For these services, MCCM receives a guaranteed payment from HIP, based on assets under management in the Core Alternatives Funds. For the years ended December 31, 2013 and 2012, MCCM received $3,701,296 and $4,623,688, respectively, from HIP for these services, which is included in service fees on the combined statements of revenues and expenses.

In addition, pursuant to their member agreement and as co-investment manager to the Hatteras Master Fund, MCCM is entitled to a portion of any incentive fees earned by the Hatteras Master Fund. At December 31, 2013, HIM accrued incentive fees receivable of $5,837,510, of which $1,751,253 is payable to MCCM, which is included in accounts payable on the combined statements of assets and liabilities.

HCD has entered into a fund servicing agreement with HCIP as the General Partner of Hatteras Late Stage VC Fund I, L.P. (the “LSVC Fund”), whereby HCD acts as the placement agent and provider of investor services to the LSVC Fund. As compensation for performing such services, HCD receives a quarterly investor services fee of one-quarter of 0.75% of the aggregate Commitment Amounts of the LSVC Fund less the cost basis of the LSVC Fund’s portfolio securities sold, distributed or written off by the LSVC Fund; each as determined as of each calendar quarter end and payable quarterly in arrears. HCIP is permitted to enter into side letter agreements with certain investors of the LSVC Fund that may entitle HCD to a different investor services fee. During the years ended December 31, 2013 and 2012, HCIP had in effect one side letter agreement whereby the investor services fee is reduced to one-quarter of 0.60% with respect to an investor. For the years ended December 31, 2013 and 2012, HCD earned total investor services fees of $118,710 and $138,307, respectively, of which $29,987 and $32,000 was a receivable at December 31, 2013 and 2012, respectively.

5. Investments in Affiliate Funds

As of December 31, 2013 and 2012, the fair value of investments reflected on the combined statements of assets and liabilities consists of $788,888 and $144,154 of current assets, respectively, and $122,784 and $516,504 of other assets, respectively.

HAMF provides seed money for new product launches. HAMF generally redeems the seed money shortly after launch, and thus classifies the investments in funds as a short-term asset on the combined statements of assets and liabilities. At December 31, 2013, HAMF had one seed investment in an affiliated fund, totaling $10,463 included in investments in affiliate funds on the combined statements of assets and liabilities. At December 31, 2012, HAMF had two investments in affiliate funds, totaling $19,730 included in investments in affiliate funds on the combined statements of assets and liabilities.

As General Partner to the LSVC Fund, HCIP earned a subordinated profits interest in 2010 in the amount of $213,938. This amount was earned in lieu of the management fee the General Partner waived during the first year of the LSVC Fund’s operations, and remains invested in the LSVC Fund. For the years ended December 31, 2013 and 2012, respectively, the unrealized depreciation on this investment totaled $12,419 and $18,701, for a net carrying value of $117,600 and $187,493. During the year ended December 31, 2013, HCIP received a distribution from the LSVC Fund in the amount of $57,474. The net carrying value is included in investments in affiliate funds on the combined statements of assets and liabilities.

Hatteras Funds

Notes to Combined Financial Statements

5. Investments in Affiliate Funds – (continued)

Also included in investments in affiliate funds is HCIM’s investment in the Hatteras GPEP Fund, LP, totaling $5,184 and $5,290 at December 31, 2013 and 2012, respectively.

The HIP Bonus Plans pay participants based upon the returns of the Hatteras Core Alternatives Institutional Fund LP. In order to cover liabilities under the plans, HIP, in its own name, invests in the Hatteras Core Alternatives Institutional Fund LP. Included in investments in affiliate funds is a balance totaling $768,425 and $448,145 representing the deferred bonus investment at December 31, 2013 and 2012, respectively, of which $86,154 and $0 pertains to HAMF and are invested in mutual funds that are actively traded as of December 31, 2013 and 2012, respectively. These amounts have been reclassified as a current asset as of December 31, 2013, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the closing of the transaction with RCS.

6. Fair Values of Investments

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Companies. Unobservable inputs reflect the Companies’ assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Companies’ investments in affiliate funds have been classified as Levels 1 and 3.

There were no changes during the years ended December 31, 2013 and 2012, to the Companies’ valuation techniques used to measure asset values on a recurring basis.

The following table presents information about HIP and HCIM’s investments measured at fair value:

December 31, 2013	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$106,617	$—	$805,055	$911,672

December 31, 2012	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$19,730	$—	$640,928	$660,658

Hatteras Funds

Notes to Combined Financial Statements

6. Fair Values of Investments – (continued)

The following table includes a rollforward of the amounts for the years ended December 31, 2013 and 2012, for investments classified within level 3.

December 31,	2013	2012
Balance at December 31,	$640,928	$551,397
Contributions	326,261	224,374
Withdrawals and distributions	(212,474)	(136,500)
Net unrealized gain on investments in Affiliate Funds	50,340	1,657
Balance at December 31,	$805,055	$640,928

The Companies follow the practical expedient provision for valuation in Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurement, which permits the measurement of fair value based on the net asset value of the investment, without further adjustment, unless it is probable that the investment will be sold at a value significantly less than the net asset value. In using net asset value as a practical expedient, certain attributes of the investment that may affect the fair value of the investment are not considered in measuring fair value. Attributes of those investments include the investment strategies of the investees and may also include, but are not limited to restrictions on the investor’s ability to redeem its investments at the measurement date. The Companies’ investments in affiliate funds are illiquid in nature and the redemption terms are restrictive.

Gains or losses on the Bonus Plan investments are not recognized in the combined statements of revenues and expenses, as all income, gain and losses achieved by these investments are credited to the delayed bonus account and paid out to participants.

7. Property and Equipment

Property and equipment consists of the following as of December 31:

December 31,	2013	2012
Furniture and fixtures	$566,466	$577,025
Website development	410,683	410,683
Computer equipment	172,372	317,138
Leasehold improvements	121,445	121,445
Vehicles	111,662	111,662
Software	13,608	25,681
Loan fees	—	3,875
	1,396,236	1,567,509
Less: accumulated depreciation	(1,135,708)	(1,146,757)
	260,528	420,752
Equipment under capital lease, net of accumulated depreciation of $35,847 and $22,745	24,855	22,606
Property and Equipment, net	$285,383	$443,358

Hatteras Funds

Notes to Combined Financial Statements

8. Letter of Credit

At December 31, 2013 and 2012, HIP had a letter of credit in the amount of $59,822 to comply with the provisions of a lease agreement for office space. The letter of credit is renewed annually and is expected to remain in place until the expiration of the lease in February 2016.

9. Borrowings on Short-term Credit Facilities

HIP has an unsecured line of credit with a financial institution due in March 2014. The maximum amount of the credit line is $3,000,000, less any amounts outstanding under the Letter of Credit (see Note 7). Interest is calculated at one month LIBOR plus 2.25% per annum with a minimum rate of 3.50%. The rate at December 31, 2013 was 3.50%. The balance on the line of credit at December 31, 2013 was $1,592,342. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. The average amounts of debt outstanding on the line of credit for the year ended December 31, 2013 was approximately $1,802,000.

HIP has a second unsecured line of credit with a financial institution initially due in October 2012 and extended through September 2014. The maximum amount of the credit line is $2,500,000. Interest is calculated at one month LIBOR plus 2.00% per annum. The rate at December 31, 2013 was 2.17%. The balance on this line of credit at December 31, 2013 and 2012 was $218,652 and $1,296,429, respectively. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. Average amounts of debt outstanding on the line of credit for the years ended December 31, 2013 and 2012 was approximately $414,000 and $1,018,000, respectively.

Borrowings on short-term credit facilities also include a bank overdraft balance of $74,081 and $58,926 at December 31, 2013 and 2012, respectively.

10. Long Term Debt

Long-term debt consists of the following as of December 31:

December 31,	2013	2012
HCIM note to a commercial bank, due April 2016, monthly payments of $60,259, plus interest at LIBOR plus 2.25% with a minimum rate of 3.50%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member and guaranteed by HIP.	$1,687,307	$2,429,705
HIP note to a commercial bank, due April 2015, monthly payments of $4,317, including interest at 6.5%. This note is personally guaranteed by the Managing Member.	160,269	200,074
HIP note to a commercial bank, originally due August 2014, monthly principal payments of $2,605, plus interest at one-month LIBOR plus 2.25%. Minimum interest rate is 4.00%. This note is secured by inventory and equipment and is personally guaranteed by the Managing Member. This note was paid off in March 2013.	—	52,060
Total long-term debt	1,847,576	2,681,839
Less: current maturities	(765,747)	(1,112,552)
Net Long-term Debt	$1,081,829	$1,569,287

Hatteras Funds

Notes to Combined Financial Statements

10. Long Term Debt  – (continued)

The future scheduled maturity of the long-term debt is as follows:

December 31,	HIP	HCIM	Total
2014	$42,639	$723,108	$765,747
2015	117,630	723,108	840,738
2016	—	241,091	241,091
Total	$160,269	$1,687,307	$1,847,576

11. Bonus Plans

HIP adopted a bonus plan for certain non-managerial employees, effective January 1, 2007, and amended on January 1, 2008. The amount of each bonus to be granted to each participant is determined by the Managing Member. The sum of these bonuses shall not exceed a certain percentage of profits for the bonus year. A portion of these bonuses for the year is deferred and paid to the employee over the following four years together with any income, gains, and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

HIP also adopted a deferred bonus plan for certain key employees, effective January 1, 2007. The amount of the bonus to be granted to a key employee is determined by the Managing Member. Each bonus awarded under the plan is evidenced by an award letter. A portion of these bonuses for the year is deferred and paid to the key employee over the following four years together with any income, gains, and losses earned on the investment. Any forfeited amounts resulting from termination from employment other than due to retirement, disability, or death, are reallocated to plan participants for the bonus year.

The liability under the HIP bonus plans totaled $3,544,094 and $1,123,205, at December 31, 2013 and 2012, respectively. Included in the 2013 balance is an amount totaling $2,043,129 as a result of the incentive fee earned from the Core Alternatives Funds. At December 31, 2013, these amounts have been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the closing of the transaction with RCS. At December 31, 2012, amounts totaling approximately $499,182 and $624,023 are included in accrued compensation and benefits under current liabilities and long-term liabilities, respectively, on the combined statements of assets and liabilities.

HIP contributed $905,363 and $788,365, to the deferred bonus plan for the years ended December 31, 2013 and 2012, respectively. In addition, $2,043,129 was contributed to the HIP bonus plans as a result of the incentive fee earned from the Core Alternatives Funds in 2013.

HCIM contributes to the HIP bonus plan for the salaries of non-commissioned, non-executive employees whose compensation is allocated to HCIM and HCD. The annual bonus pool is 5% of the net profits of the consolidated entities. Individual participants in the non-managerial bonus plan are awarded an annual amount, at the discretion of the executive management team. Total liability and expense at HCIM was $38,000 and $88,701, for the years ended December 31, 2013 and 2012, respectively.

HAMF adopted a bonus plan for certain non-managerial employees and investment committee members, effective August 1, 2012. This bonus plan provides additional discretionary compensation based on HAMF’s and its funds’ performance over a particular period. Included in the bonus plan are a performance bonus pool, a profits bonus pool, and an incremental profits bonus pool.

Effective August 2012, a performance bonus pool, up to $200,000 is available to certain HAMF investment committee members if specified performance targets are exceeded and the average daily net assets of the HAMF Trust exceed $400,000,000. The amount of each bonus to be granted to each participant is determined by the Managing Member. A portion of this bonus for the year is deferred and paid over the following four years together with any income, gains and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

Hatteras Funds

Notes to Combined Financial Statements

11. Bonus Plans  – (continued)

Effective August 2012, a profits bonus pool is available to non-managerial employees and investment committee members of HAMF in an amount equal to $200,000 if daily net assets of the HAMF Trust exceed $400,000,000.

Effective August 2012, an incremental profits bonus pool may also be awarded to non-managerial employees and investment committee members of HAMF if average daily net assets of the HAMF Trust exceed $400,000,000 and when net income for the year exceeds the previous calendar year. The incremental profits bonus pool is calculated as 10% of the Company’s net income, after deducting the aforementioned performance and profits bonuses, in excess of its net income for such preceding calendar year.

The profits bonus and incremental profits bonus are not subject to the delayed bonus terms and are allocated to participants based on the sole discretion of the Managing Member.

Total HAMF bonus plan expense was $406,146 and $505,000 for the years ended December 31, 2013 and December 31, 2012, respectively. The total liability under the HAMF plan was $486,154 and $505,000 at December 31, 2013 and December 31, 2012, respectively. At December 31, 2013, these amounts have been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds are expected to be paid out to the plan’s participants at the closing of the transaction with RCS. At December 31, 2012, amounts totaling approximately $420,000 and $80,000 are included in accrued compensation and benefits under current liabilities and long-term liabilities, respectively, on the combined statements of assets and liabilities.

Combined bonus plan expenses for the Companies for the years ended December 31, 2013 and 2012 totaled $3,392,638 and $1,382,066, respectively.

12. Lease Obligations

HIP has obligations under capital leases for IT equipment expiring in various years through 2016. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. Amortization of the assets under the capital leases is included in depreciation expense.

Future minimum lease payments under the capital leases at December 31, 2013 are as follows:

2014	$15,346
2015	7,689
2016	3,324
Total minimum obligations	26,359
Less: interest	2,182
Present value of minimum obligations	24,177
Less: current portion	13,767
Long-term Obligations	$10,410

HIP is obligated under various operating lease agreements for equipment and office space that expire at various dates through 2016. Rental expense under these agreements totaled $551,976 and $521,768, for the years ended December 31, 2013 and 2012, respectively. Amounts are included in other expenses on the combined statements of revenues and expenses.

Hatteras Funds

Notes to Combined Financial Statements

12. Lease Obligations  – (continued)

Minimum future rental payments under the non-cancelable operating leases are as follows:

Year ending December 31,
2014	$559,780
2015	201,629
2016	52,075
Total	$813,484

In January 2013, HIP signed an agreement to sublease the office space located in New York, New York. The sub-sublease term began in April 2013 and expires in February 2016. Rental income paid to HIP is $234,936 per year.

13. 401(k) and Profit Sharing Plan

The Companies have a defined contribution profit-sharing plan sponsored by HIP which covers substantially all of its employees. The plan includes a 401(k) plan provision which provides employees with the option of deferring a portion of their income. Any matching contributions and profit-sharing contributions to the plan are made at the discretion of the Managing Member.

The Companies contributed $269,668 and $199,939, in matching contributions to the profit-sharing plan for the years ended December 31, 2013 and 2012, respectively.

14. Income Taxes

In accordance with ASC 740, Income Taxes, the Companies reflect in the combined financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. The Companies evaluate uncertain tax positions using provisions of ASC 450, Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

In accordance with ASC 740, the Companies have analyzed the Companies’ inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that no provision for income tax is required in the combined financial statements.

The Companies recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the combined statements of revenues and expenses. During the year, the Companies did not accrue any interest or penalties.

15. Net Capital Requirements

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, HCD is required to maintain minimum net capital, as defined, as the greater of $5,000 or 6 2/3% of aggregate indebtedness. At December 31, 2013 and 2012, HCD had net capital of $564,604 and $219,902, respectively, which is $552,746 and $214,902, in excess of its required net capital of $11,858 and $5,000, for the years ended December 31, 2013 and 2012, respectively. HCD’s percentage of aggregate indebtedness to net capital is 31.5% and 12.5%, at December 31, 2013 and 2012, respectively.

Hatteras Funds

Notes to Combined Financial Statements

16. Indemnification

In the normal course of business, the Companies enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Companies’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Companies that have not yet occurred. The Companies expect the risk of any future obligations under these indemnifications to be remote.

17. Subsequent Events

On January 13, 2014, certain minority shareholders in HAMF and a corporate entity with which they are affiliated filed a complaint in the North Carolina Superior Court against the Companies and their Managing Members. The plaintiffs contest certain intercompany agreements and claim certain of the defendants (a) breached the HAMF inter-company expense sharing agreement and the HAMF operating agreement, including by entering into an asset purchase agreement that includes the sale of HAMF’s assets without plaintiffs’ consent, (b) breached their fiduciary duties and claimed implied covenants, and (c) placed unreasonable restrictions on plaintiffs’ access to certain information, namely valuation reports. As the aforementioned intercompany agreements are eliminated in consolidation, the claims relating to expense allocation among Hatteras entities should not have an effect on the firm’s consolidated net income. The Companies have not accrued for any loss contingencies associated with this claim as a loss has not been determined to be probable or reasonably estimable.

On January 28, 2014, the Companies answered the Complaint and filed Counterclaims against the minority shareholders, alleging that they breached the HAMF Operating Agreement, breached their fiduciary duties and committed a tort by using HAMF confidential information to set up a competing fund and that they breached the HAMF Operating Agreement and interfered with the purchase agreement providing for the sale of the Companies by attempting to derail the sale. In addition, the Companies filed a motion for prompt hearing, requesting that the Court promptly address the minority shareholders’ claim that the Companies are prohibited from completing the sale.

The Companies have evaluated subsequent events for recognition or disclosure through February 24, 2014, which was the date the financial statements were available to be issued, and determined there were no other subsequent events that required disclosure.

PART I FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2013	March 31, 2013
Assets
Cash and cash equivalents	$6,366,036	$6,589,698
Deposit with clearing organization, restricted	175,000	175,000
Accounts receivable and other receivables	5,733,003	7,160,553
Loans receivable from registered representatives (current), net of allowance	725,518	593,730
Prepaid income taxes	209,069	136,972
Securities owned at fair value	300,255	258,903
Prepaid expenses	456,937	722,427
	13,965,818	15,637,283
Property and equipment, net	73,777	194,446
Long Term Assets
Loans receivable from registered representatives	1,055,541	893,703
Non-qualified deferred compensation investment	2,406,202	1,771,044
Cash surrender value life insurance policies	225,525	176,402
	3,687,268	2,841,149
Other Assets
Deferred tax asset, net	1,584,213	1,059,480
Capitalized software, net	69,101	107,590
Other asset	56,704	56,704
	1,710,018	1,223,774
TOTAL ASSETS	$19,436,881	$19,896,652
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	1,532,097	1,327,691
Accrued expenses	1,272,311	1,818,379
Commissions payable	3,981,906	3,279,921
Notes payable	92,718	1,488,876
Unearned revenue	1,210,812	188,651
Securities sold, not yet purchased, at fair value		28,946
	8,089,844	8,132,464
Long-Term Liabilities
Non-qualified deferred compensation plan	2,673,015	1,968,691
Subordinated borrowings	2,000,000	2,000,000
	4,673,015	3,968,691
Total liabilities	12,762,859	12,101,155
Stockholders' Equity:
Common stock, $.01 par value, 10,000,000 shares authorized; 7,100,608 issued and 7,096,723 outstanding at December 31, 2013 7,101,427 issued and 7,097,542 outstanding at March 31, 2013	71,004	71,013
Additional paid-in capital	12,899,697	12,594,370
Accumulated deficit	(6,266,544)	(4,839,751)
Less: Treasury stock, 3,885 shares at cost	(30,135)	(30,135)
Total stockholders' equity	6,674,022	7,795,497
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,436,881	$19,896,652

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED December 31,
	2013	2012
Revenue:
Commissions	$18,583,079	$15,510,183
Advisory fees	4,917,295	4,162,082
Other fee income	904,314	935,375
Other revenue	444,071	158,722
Total revenue	24,848,759	20,766,362
Expenses:
Commissions and advisory fees	19,591,094	16,125,987
Compensation and benefits	1,664,710	1,484,416
Regulatory, legal and professional services	2,371,820	1,378,066
Brokerage, clearing and exchange fees	425,632	385,100
Technology and communications	265,261	337,495
Advertising, marketing and promotion	576,439	188,808
Occupancy and equipment	116,092	170,539
Other administrative	238,046	409,092
Interest	2,986	3,588
Total operating expenses	25,252,080	20,483,091
Operating (loss) income	(403,321)	283,271
(Benefit) provision for income taxes	(117,627)	149,555
Net (loss) income	$(285,694)	$133,716
Basic net (loss) income per share	$(0.04)	$0.02
Diluted net (loss) income per share	$(0.04)	$0.02
Weighted average shares used in basic per share calculations	6,729,264	6,647,700
Weighted average shares used in diluted per share calculations	6,729,264	6,647,700

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	NINE MONTHS ENDED December 31,
	2013	2012
Revenue:
Commissions	$53,740,490	$47,378,076
Advisory fees	13,895,844	12,252,067
Other fee income	1,437,442	1,611,705
Other revenue	1,135,781	649,804
Total revenue	70,209,557	61,891,652
Expenses:
Commissions and advisory fees	56,202,416	48,862,794
Compensation and benefits	5,016,183	4,524,385
Regulatory, legal and professional services	6,241,110	3,231,325
Brokerage, clearing and exchange fees	1,174,598	1,087,898
Technology and communications	982,034	961,713
Advertising, marketing and promotion	1,364,345	661,505
Occupancy and equipment	337,620	534,839
Other administrative	733,556	847,870
Interest	145,468	17,390
Total operating expenses	72,197,330	60,729,719
Operating (loss) income	(1,987,773)	1,161,933
(Benefit) provision for income taxes	(560,977)	486,316
Net (loss) income	$(1,426,796)	$675,617
Basic net (loss) income per share	$(0.21)	$0.10
Diluted net (loss) income per share	$(0.21)	$0.10
Weighted average shares used in basic per share calculations	6,711,816	6,628,389
Weighted average shares used in diluted per share calculations	6,711,816	6,628,389

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(1,426,796)	$675,617
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	168,211	246,056
Deferred taxes, net	(524,733)	650,915
Stock-based compensation	290,980	121,256
Unrealized gain (loss) in marketable securities	(29,719)	16,252
Non-qualified deferred compensation investment	49,858	45,033
Market adjustment cash surrender value life insurance policy	(31,123)	(4,222)
Charge to commission expense (forgivable loans)	228,961	181,599
Allowance for bad debt expense		12,708
Change in operating assets and liabilities:
Accounts receivable and Other receivables	1,427,550	(988,063)
Prepaid expenses and other	284,802	(81,637)
Loans receivable from registered representatives	(522,587)	(236,116)
Income taxes	(72,097)	(18,938)
Accounts payable	204,406	(219,452)
Securities, net		(26,052)
Accrued expenses	(546,068)	17,689
Commissions payable	701,985	124,245
Unearned revenue	1,022,161	1,086,636
Net cash provided by operating activities	1,225,791	1,603,526
Cash flows from investing activities:
Acquisition of property and equipment	(9,054)	(67,937)
Cash surrender value life insurance policies	(18,000)
Trading investments	(40,580)
Net cash used in investing activities	(67,634)	(67,937)
Cash flows from financing activities:
Press tax benefit related to stock awards	14,339	32,336
Payments on note payable	(1,396,158)	(1,554,251)
Net cash used in financing activities	(1,381,819)	(1,521,915)
Net (decrease) increase in cash and cash equivalents	(223,662)	13,674
Cash and cash equivalents, beginning of period	6,589,698	4,537,713
Cash and cash equivalents, end of period	$6,366,036	$4,551,387
Supplemental disclosures of cash flow information:
Interest paid	$104,218	$14,569
Income tams paid	19,524	—

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Incorporated in 1995 under Massachusetts law and redomesticated under Delaware law in 2007, Investors Capital Holdings, Ltd. (“ICH”) is a holding company whose wholly-owned subsidiaries assist a nationwide network of independent registered representatives (“representatives”) in providing a diversified line of financial services to the public including securities brokerage, investment advice, asset management, financial planning and insurance. Our subsidiaries include the following:

•	Investors Capital Corporation (“ICC”) is duly registered under the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and applicable state law to provide broker-dealer and investment advisory services nationwide. ICC's national network of independent financial representatives is licensed to provide these services through ICC under the regulatory purview of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and state securities regulators. ICC executes and clears its public customer accounts on a fully disclosed basis through Pershing, LLC (“Pershing”). ICC, doing business as Investors Capital Advisors (“ICA”), also provides investment advisory services.
•	ICC Insurance Agency, Inc. (“ICCIA”) facilitates the sale of insurance and annuities by our representatives.
•	Investors Capital Holdings Securities Corporation (“ICH Securities”) holds cash, cash equivalents, interest income and dividend income for ICH.
•	Advisor Direct, Incorporated (“AD”) is a wholly-owned subsidiary. On January 24, 2013, Investors Capital Holdings, Ltd. acquired all the assets of a shell broker-dealer for the cash purchase price of $32,500. AD is a Broker-Dealer registered with the SEC and is a member of FINRA. AD is registered to operate as a (k)(1) Broker-Dealer where principal transactions are limited to mutual funds and/or variable annuities only.

On October 2, 2013, RCS Capital Corporation (NYSE: RCAP) (“RCAP”) and Investors Capital Holdings, LTD. (“ICH”) announced its entry on October 1, 2013 into a letter of intent (the “Letter of Intent”) under which RCAP expects to acquire ICH for aggregate consideration of approximately $52.2 million, or for a share purchase price of $7.25 for each share of ICH common stock outstanding, on a fully diluted basis. On October 27, 2013, the Company executed a definitive merger agreement (the “Merger Agreement”) with RCAP, pursuant to which RCAP will acquire ICH and its subsidiaries, including Investors Capital Corporation, for a total consideration of approximately $52.5 million comprised of cash and RCAP stock. The definitive merger agreement between RCAP and ICH will require that ICH pay RCAP a $3 million termination fee, in certain specific circumstances, should the merger not be consummated and ICH consummates a business combination transaction with another party other than RCAP. In addition, ICH has agreed to a 45-day exclusivity period subject to reimbursement of certain expenses of RCAP. The closing of the transaction is subject to customary closing conditions, including FINRA approval of the proposed change in control for ICC, approval of the transaction by ICH stockholders and registration of the Class A common stock of RCAP to be issued as merger consideration. The transaction is expected to close in the first half of 2014.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

BASIS OF PRESENTATION:

The condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X In the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented. Because of the nature of the Company's business, interim period results may not be indicative of full year or future results.

The accompanying interim unaudited condensed consolidated financial statements of Investors Capital Holdings, Ltd. and its subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Quarterly Report on Form 10-Q. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, these financial statements contain all of the adjustments necessary for a fair presentation of the results of the interim periods presented. Operating results for the three months and nine months period ended December 31, 2013 are not necessarily indicative of the results that may be expected for the year ending March 31, 2014. The balance sheet at March 31, 2013 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by US GAAP for complete financial statement presentation. For further information, refer to the audited consolidated financial statements and footnotes thereto for the fiscal years ended March 31, 2013 and March 31, 2012 included elsewhere herein this filing.

There have been no material changes from the critical accounting policies set forth in Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations,” of our annual report on Form 10-K for the year ended March 31, 2013. Please refer to those sections for disclosures regarding the critical accounting policies related to our business.

Certain prior year items have been reclassified to conform to the current period's presentation. These reclassifications had no effect on previously reported results of operations. All significant intercompany balances and transactions have been eliminated. The Company has evaluated subsequent events through the date of this filing.

NOTE 2 — LOANS TO REGISTERED REPRESENTATIVES

ICC has granted loans to certain registered representatives with the stipulation that the loans will be forgiven if the representatives remain licensed with the Company for an agreed upon period of time, generally one to five years, and/or meet specified performance and/or revenue targets. Upon forgiveness, the loans are charged to commission expense for financial reporting purposes. Loans charged to commission expense totaled $10,750 and $7,240, for the three months period ended December 31, 2013 and 2012, respectively and $228,961 and $181,599 for the nine months period ended December 31, 2013 and 2012, respectively.

Some loans to registered representatives are not subject to a forgiveness contingency. These loans, as well as loans that have failed the forgiveness contingency, are repaid to the Company by deducting a portion of the representatives' commission payouts throughout the commission cycle until the loans are repaid.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 2 — LOANS TO REGISTERED REPRESENTATIVES  – (continued)

Interest charged on these loans to representatives range from 4.25% to 8.25% annually. Loans to registered representatives are as follows:

	December 31, 2013	March 31, 2013
Forgivable loans	$1,451,948	$1,115,765
Other loans	507,590	604,264
Less: allowance	(178,479)	(232,596)
Total loans	$1,781,059	$1,487,433

Included in other loans is a loan receivable from a registered representative in connection with a regulatory matter settled with the Massachusetts Securities Division on October 27, 2010. This representative has agreed to reimburse the Company for certain amounts paid by the Company with respect to this regulatory matter. The amount due on this receivable at December 31, 2013 and March 31, 2013 was $291,141 and $330,587, respectively.

NOTE 3 — INCOME TAXES

The Company uses the asset and liability method to account for income taxes, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date.

The Company, in preparing its income tax provision, bases the calculation on its annual projection of income or loss from operations. The annual projection is reconciled on a quarterly basis to changes in estimates, and at year end the calculation is based on the reported results of operations. Certain expenses are not deductible for tax purposes, creating permanent differences that increase or decrease the income tax provision and effective income tax rate.

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of representative deferred compensation, legal settlement accruals, differences between depreciation expenses, and a state net operating loss for financial statement purposes versus tax return purposes.

The Company assesses the realizability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company considers both positive and negative evidence. Positive evidence, including US GAAP income for 2013 and the Company’s recent history of taxable income in three of the past five years (2013, 2011 and 2010) the most significant factor used by Company in the determination of whether a valuation allowance was required against recorded deferred tax assets. ICH determined that its US GAAP losses in the 2012 and 2011 fiscal years were a result of significant non-recurring and other non-deductible expenses which management believes to be positive evidence to mitigate the negative evidence evaluated. Also, the current period’s US GAAP loss includes $1.0 million of transaction related professional costs which are non-deductible for income tax purposes as they were incurred to facilitate a proposed transaction that the Company is evaluating. Negative evidence, specifically the three years’ cumulative GAAP losses totaling $3.0 million, includes $1.3 million of expenses in 2012 which were non-recurring in nature. Based on the Company’s operating results for the nine months ended December 31, 2013 the Company believes it will generate taxable income for the year ended March 31, 2014. However, due to the sustained uncertainty in U.S. financial markets along with the ongoing legal risks inherent in our industry the Company has concluded that while significant positive evidence exists the Company determined a partial valuation allowance of $.5 million was required as of December 31, 2013.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 3 — INCOME TAXES  – (continued)

The Company recognizes and measures its unrecognized tax benefit or expense. The Company assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax expense or benefit is adjusted when new information is available or when an event occurs that requires a change. The Company recognizes the accrual of any interest and penalties related to unrecognized tax expense in income tax expense. No interest or penalties were recognized for the three months and nine months period ended December 31, 2013 and 2012. The Company does not have any tax positions as of December 31, 2013 for which it is reasonably possible that the total amounts of unrecognized tax benefit or expense will significantly increase or decrease within twelve months of the reporting date.

NOTE 4 — FAIR VALUE MEASUREMENTS

The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company have the ability to access.
•	Level 2 — Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 — Inputs include unobservable inputs for the asset or liability and rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company's own data.)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following tables present the Company's fair value hierarchy for those financial assets and liabilities measured at fair value as of December 31, 2013 and March 31, 2013, respectively:

Fair Value Measurements on Recurring Basis December 31, 2013	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$298,476	$298,476	$—	$
Equities	—	—
Asset backed securities	1,779		1,779
Total Assets	$300,255	$298,476	$1,779	$
Liabilities:
Securities sold, not yet purchased at fair value
Exchange traded funds	—	$—	$—	$
Equities
Total Liabilities	—	$—	$—	$

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 4 — FAIR VALUE MEASUREMENTS  – (continued)

Fair Value Measurements on Recurring Basis March 31, 2013	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	256,509	$256,509	$—	$
Equities	354	354
Asset backed securities	2,040		2,040
Total assets	258,903	$256,863	$2,040	$
Liabilities:
Securities sold, not yet purchased at fair value
Equities	28,946	28,946
Total Liabilities	28,946	$28,946	$—	$

NOTE 5 — NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective December 2007, the Company established the Investors Capital Holdings, Ltd. Deferred Compensation Plan (the “NQ Plan”) as well as a Rabbi Trust Agreement for this Plan, for which ICC is the NQ Plan's sponsor. The unfunded NQ Plan enables eligible ICC's Representatives to elect to defer a portion of earned commissions, as defined by the NQ Plan. The asset represents the representatives' invested contributions of deferred commissions, investment gains and losses as well as insurance charges while the liability is comprised of the participant deferrals, unrealized gains and losses and any distributions. The total amount of deferred compensation was $150,114 and $123,749 for the three months period ended December 31, 2013 and 2012, respectively and $452,451 and $338,181 for the nine months period ended December 31, 2013 and 2012, respectively.

NOTE 6 — LITIGATION AND REGULATORY MATTERS

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to arbitrations and other legal actions and proceedings brought on behalf of various claimants, some of which seek material and/or indeterminable amounts. Certain of these actions and proceedings are based on alleged violations of securities, consumer protection, labor and other laws and may involve claims for substantial monetary damages asserted against the Company and its subsidiaries. Also, the Company and its subsidiaries are subject to regulatory examinations, information gathering requests, inquiries, investigations and formal administrative proceedings that may result in fins or other negative impact on the Company. ICC, as a duly registered broker/dealer and investment advisor, is subject to regulation by the SEC, FINRA, NYSE-Amex, and state securities regulators.

The Company maintains Errors and Omissions (“E&O”) insurance to protect itself from potential damages and/or legal costs associated with certain litigation and arbitration proceedings and, as a result, in the majority of cases, the Company's exposure is limited to $100,000, or $1,000,000 aggregate (effective January 2014 for only certain alternative investment products related to defense costs and indemnities) in any one case, subject to policy limitations and exclusions. Thereafter the $1,000,000 aggregate threshold, the Company's exposure on these same investments is limited to $150,000 and a ten (10) percent coinsurance. For all other investment products, the Company's exposure is $100,000 per claim.

The Company also maintains a fidelity bond to protect itself from potential damages and/or legal costs related to fraudulent activities pursuant to which the Company's exposure is usually limited to a $350,000 deductible per case, subject to policy limitations and exclusions.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 6 — LITIGATION AND REGULATORY MATTERS  – (continued)

The Company recognizes a legal liability when management believes it is probable that a liability has been incurred and the amount can be reasonably estimated. Conclusions on the likelihood that a liability has been incurred and estimates as to the amount of the liability are based on consultations with the Company's General Counsel who, when situations warrant, may engage and consult external counsel to assist with the evaluation and handle certain matters. Legal fees for defense costs are expensed as incurred and classified as professional services within the consolidated statements of income.

The Company measures the gross amount of probable and reasonably estimated losses for claim settlements, then applies applicable insurance coverage to determine the net liability or range of estimated loss, respectively. ICH records accruals for claim settlements based on the net liability, which would not exceed the applicable insurance deductible amount. The accrual for the net liability is reported in accrued expenses in the Balance Sheet. Specifically, contingent liabilities are generally limited to applicable insurance deductible amounts. The Company’s insurance carrier generally confirms coverage at the inception of a claim, and the carrier assumes responsibility for direct payment for the final disposition or settlement of the matter, following the Company’s satisfaction of the applicable deductible.

As of December 31, 2013 and March 31, 2013, the Company had accrued professional fees relating to the Company's defense in various legal matters and estimated probable settlement costs of approximately $1,201,600 and $1,534,660, respectively, included in accrued expenses and accounts payable on the consolidated balance sheet. Key components of the accrual include claims arising from alleged poor performance of certain alternative investments in real estate investments trusts that have experienced bankruptcy or other financial difficulties during or in connection with the recent recession and credit crisis.

The Company’s experience in resolving numerous claims over an extended period of time is that actual settlements are generally significantly less than loss amounts alleged in claims. With respect to claims where loss exposure is reasonably possible, but not yet probable, the range of individual claim amounts range from approximately $0.07 million to $0.64 million. The estimated loss for all claims, net of insurance coverage, ranges from amounts that are not material to approximately $0.5 million, for all claims where a contingent loss is reasonably possible at December 31, 2013.

NOTE 7 — STOCK BASED COMPENSATION

The Company periodically issues common stock to employees, directors, officers, representatives and other key individuals in accordance with the provisions of the shareholder approved equity compensation plans. The Company measures and recognizes compensation expense for all share-based awards made to representatives, officers, employees and directors based on estimated fair values.

Stock Awards

Shares of stock granted under the Company's equity incentive plans (the “Equity Plans”) as of December 31, 2013 have been either fully vested at the date of grant or subject to vesting over time periods varying from one to seven years after the date of grant, unvested shares being subject to forfeiture in the event of termination of the grantee's relationship with the Company, other than for death or disability. The compensation cost associated with these stock grants is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. Stock grants have been recorded as deferred compensation, which is a component of paid-in capital within stockholders' equity on the Company's Condensed Consolidated Balance Sheets.

The following activity occurred during the three months ended December 31, 2013 and 2012:

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 7 — STOCK BASED COMPENSATION  – (continued)

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value
Non-vested at October 1, 2013	388,818	$3.83	2.30 years	$1,489,173
Granted
Less: vested	(21,359)	$3.95		$(84,368)
Less: canceled
Non-vested at December 31, 2013	367,459	$3.83	2.07 years	$1,407,368

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value
Non-vested at October 1, 2012	47,502	$4.33	1.95 years	$205,684
Granted
Less: vested	(7,805)	$4.36		$(34,030)
Less: canceled	(2,494)	$4.32		$(10,774)
Non-vested at December 31, 2012	37,203	$4.33	1.76 years	$161,089

The Company's net loss for the three months ended December 31, 2013 includes $0.05 million of compensation costs related to the Company's grants of restricted stock to employees, $0.01 million for grants to directors and $0.03 million for grants to independent representatives under the Plans. In the prior period, the Company's net income included $0.01 million in stock compensation to directors, and $0.03 million in stock compensation to independent representatives under the Equity Plans.

The following activity occurred during the nine months ended December 31, 2013 and 2012:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1,2013	440,437	$3.85	2.74 years	$1,695,682
Granted
Less: vested	(72,159)	$3.94		$(284,306)
Less: canceled	(819)	$4.46		$(3,653)
Non-vested at December 31, 2013	367,459	$3.83	2.07 years	$1,407,368

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1, 2012	77,402	$4.41	2.54 years	$341,343
Granted
Less: vested	(32,929)	$4.45		$(146,534)
Less: canceled	(7,270)	$4.69		$(34,096)
Non-vested at December 31, 2012	37,203	$4.33	1.76 years	$161,089

The Company's net loss for the nine months ended December 31, 2013 includes $0.15 million of compensation costs related to the Company's grants of restricted stock to employees, $0.03 million for grants to directors and $0.10 million for grants to independent representatives under the Plans. In the prior period, the Company's net income included $0.03 million in stock compensation to directors, and $0.09 million in stock compensation to independent representatives under the Equity Plans.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 7 — STOCK BASED COMPENSATION  – (continued)

Stock Option Grants

The following table summarizes information regarding the Company's employee and director fixed stock options as of December 31, 2013 and, 2012:

Employee

Fixed Options	2013		2012
	Shares	Weighted-Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	150,000	$1.00	150,000	$1.00
Granted
Canceled
Exercised
Outstanding at end of period	150,000	$1.00	150,000	$1.00
Options exercisable at period end	150,000		150,000
Weighted-average fair value of options granted during the period

The intrinsic value of the stock options was $928,500 at December 31, 2013 and $390,000 at December 31, 2012.

The following table summarizes further information about employee and Directors' fixed stock options outstanding as of December 31, 2013:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Exercise Price Number Exercisable		Weighted-Average Exercise Price
1.00	150,000		$1.00	150,000	$1.00

NOTE 8 — SEGMENT INFORMATION

Operating segments are defined as components of a business about which separate Financial information is available that is regularly evaluated by management in deciding how to allocate resources and in assessing performance. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company's has two operating segments, the independent broker-dealer provided by ICC and AD, and asset management and investment advisory services provided by ICA. ICCIA conducts the sale of insurance products and reports that activity at ICC.

The segments are strategic business units that are managed separately. They operate under different regulatory systems, provide different services and require distinct marketing strategies and varied technological and operational support. They also have differing revenue models; ICC earns transactional commissions and various fees in connection with the brokerage of securities for its customers. ICCIA generates commissions from insurance products. ICA generates recurring revenue from fees earned on the value of assets under management. Lastly, AI) is eligible to receive commissions on principal transactions of mutual funds and/or variable annuities only. AD, acquired on January 24, 2013, is operational but had no principal transactions during the current period.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 8 — SEGMENT INFORMATION  – (continued)

The Company accounts for inter-segment services and transfers as if the services or transfers were to third parties, that is, at current market prices. In presenting segment data, all corporate overhead items are allocated to the segments, and inter-segment revenue, expense, receivables and payables are eliminated. Currently it is impractical to report segment information using geographical concentration.

Management allocates all expenses separately to the parent and ICC, including allocation of costs associated with shared personnel, based upon time studies and a determination of which entities are the beneficiaries of the services rendered by the personnel. Within ICC, expenses are further allocated between the two segments, ICC and ICA, as follows: overhead expenses pro rata to revenue, direct full-time and time-shared employee costs based on the segments being served, and other personnel-related expenses pro rata to head count. There was no allocation of expenses for AD as there was only direct costs for regulatory and professional services in maintaining its shell broker-dealer status. The Company will be allocating expenses for AD for administrative, record-keeping, and compliance purposes pursuant to the expense sharing agreement between, ICH, ICC, and AD, filed with FINRA in February 2014.

In addition, ICC reimburses ICH in the form of a management fee for ICH-incurred overhead expenses that are necessary for ICC to effectively conduct its operations. This overhead primarily is in the nature of salaries and professional and legal fees incurred to obtain such services as audit engagements, legal advice, and industry expertise. The Company periodically reviews the effect that these agreements described above may have on the firm's net capital.

Segment reporting primarily based on revenue components is as follows for the three months ended:

	December 31, 2013
	Commissions		Advisory	ICH	ICH Securities	Totals
Non-interest revenue		$19,808,832	4,963,844	(16,841)		$24,755,835
Revenue from transaction with other operating segments:		$249,984				$249,984
Interest and dividend income, net		$92,917		2	5	$92,924
Depreciation and amortization		$46,465	917			$47,382
Income (loss) from operations		$(1,340,390)	1,769,022	(831,958)	5	$(403,321)
Period end total assets		$17,249,914	699,280	3,234,919	10,369	$21,194,482
Corporate items and eliminations	$			(1,757,601)		$(1,757,601)

	December 31, 2012
	Commissions		Advisory	ICH	ICH Securities	Totals
Non-interest revenue		$16,471,237	$4,212,060	$(14,649)	$—	$20,668,648
Revenue from transaction with other operating segments:		$245,588			—	$245,588
Interest and dividend income, net		$97,706		3	6	$97,715
Depreciation and amortization		$80,872	1,167		—	$82,039
Income (loss) from operations		$(226,066)	526,885	(17,554)	6	$283,271
Period end total assets		$14,256,786	587,996	2,832,933	10,343	$17,688,058
Corporate items and eliminations	$			(1,617,168)	—	$(1,617,168)

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

NOTE 8 — SEGMENT INFORMATION  – (continued)

Segment reporting primarily based on revenue components is as follows for the nine months ended:

	December 31, 2013
	Commissions		Advisory	ICH	ICH Securities	Totals
Non-interest revenue		$55,977,212	14,048,485	(49,714)		$69,975,983
Revenue from transaction with other operating segments:		$882,248				$882,248
Interest and dividend income, net		$233,554		4	16	$233,574
Depreciation and amortization		$167,294	917			$168,211
Income (loss) from operations		$(3,982,057)	2,948,312	(954,044)	16	$(1,987,773)
Period end total assets		$17,249,914	699,280	3,234,919	10,369	$21,194,482
Corporate items and eliminations	$			(1,757,601)		$(1,757,601)

	December 31, 2012
	Commissions		Advisory	ICH	ICH Securities	Totals
Non-interest revenue		$49,270,354	$12,421,432	$(45,022)	$—	$61,646,764
Revenue from transaction with other operating segments:		$742,063				$742,063
Interest and dividend income, net		$244,866		3	19	$244,888
Depreciation and amortization		$244,889	1,167			$246,056
Income (loss) from operations		$(233,098)	1,704,281	(309,269)	19	$1,161,933
Period end total assets		$14,256,786	587,996	2,832,933	10,348	$17,688,063
Corporate items and eliminations	$			(1,617,168)	—	$(1,617,168)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Investors Capital Holdings, Ltd. and Subsidiaries
Lynnfield, MA

We have audited the accompanying consolidated balance sheets of Investors Capital Holdings, Ltd. and subsidiaries (the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included a consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit s provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Capital Holdings, Ltd. and subsidiaries, at March 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum, LLP

Boston, Massachusetts
June 20, 2013

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	March 31, 2012
Assets
Current Assets
Cash and cash equivalents	$6,589,698	$4,537,713
Deposit with clearing organization, restricted	175,000	175,000
Accounts receivable	7,160,553	4,525,157
Loans receivable from registered representatives (current), net of allowance	593,730	654,560
Prepaid income taxes	136,972	137,658
Securities owned at fair value	258,903	235,454
Prepaid expenses	722,427	674,780
	15,637,283	10,940,322
Property and equipment, net	194,446	340,007
Long Term Investments
Loans receivable from registered representatives	893,703	1,002,621
Non-qualified deferred compensation investment	1,771,044	1,327,806
Cash surrender value life insurance policies	176,402	157,991
	2,841,149	2,488,418
Other Assets
Deferred tax asset, net	1,059,480	1,550,010
Capitalized software, net	107,590	172,240
Other assets	56,704	—
	1,223,774	1,722,250
TOTAL ASSETS	$19,896,652	$15,490,997
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,327,691	$820,540
Accrued expenses	1,818,379	1,408,324
Commissions payable	3,279,921	2,787,467
Notes payable	1,488,876	1,605,688
Unearned revenues	188,651	146,198
Securities sold, not yet purchased, at fair value	28,946	8,186
	8,132,464	6,776,403
Long-Term Liabilities
Non-qualified deferred compensation plan	1,968,691	1,458,169
Subordinated borrowings	2,000,000	—
	3,968,691	1,458,169
Total liabilities	12,101,155	8,234,572
Commitments and contingencies (Note 16)
Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized; 7,101,427 issued and 7,097,542 outstanding at March 31, 2013 6,689,009 issued and 6,685,124 outstanding at March 31, 2012	71,013	66,890
Additional paid-in capital	12,594,370	12,425,713
Accumulated deficit	(4,839,751)	(5,206,043)
Less: Treasury stock, 3,885 shares at cost	(30,135)	(30,135)
Total stockholders’ equity	7,795,497	7,256,425
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,896,652	$15,490,997

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	YEARS ENDED March 31,
	2013	2012
Revenue:
Commissions	$65,577,806	$63,444,938
Advisory fees	16,409,330	15,958,497
Other fee income	1,701,482	620,595
Other revenue	1,196,772	1,016,732
Total revenue	84,885,390	81,040,762
Expenses:
Commissions and advisory fees	67,378,564	64,775,584
Compensation and benefits	6,535,007	8,744,917
Regulatory, legal and professional services	4,833,915	3,979,808
Brokerage, clearing and exchange fees	1,404,075	1,790,263
Technology and communications	1,300,652	1,335,373
Advertising, marketing and promotion	917,181	956,234
Occupancy and equipment	694,326	864,431
Other administrative	1,204,994	1,219,856
Interest	30,668	37,361
Total operating expenses	84,299,382	83,703,827
Operating income (loss)	586,008	(2,663,065)
Provision (benefit) for income taxes	219,716	(331,236)
Net income (loss)	$366,292	$(2,331,829)
Other comprehensive income:
Unrealized gains (losses) on securities
Unrealized holding loss arising during period on investment securities	—	(3,824)
Less: Reclassification adjustment for gains included in net loss	—	(52,893)
Other Comprehensive income (loss)	$—	$(56,717)
Comprehensive income (loss)	366,292	(2,388,546)
Basic net income (loss) per share	$0.06	$(0.36)
Diluted net income (loss) per share	$0.06	$(0.36)
Shares used in basic per share calculations	6,219,022	6,520,025
Shares used in diluted per share calculations	6,522,764	6,520,025

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended March 31, 2013 and 2012

	COMMON STOCK $.01 PAR VALUE		Additional Paid-In Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Number of Shares	Carrying Amount
Balance at March 31, 2011	6,618,259	$66,183	$12,279,380	$(2,874,214)	$(30,135)	$56,717	$9,497,931
Stock-based compensation:
Amortization of deferred compensation			147,040				147,040
Issuance of common stock under plans	74,401	744	(744)
Cancelled restricted shares	(3,651)	(37)	37
Unrealized loss on securities:
Unrealized holding loss arising during the period						(3,824)	(3,824)
Less: reclassification adjustment for gains included in net loss						(52,893)	(52,893)
net loss				(2,331,829)			$(2,331,829)
Balance at March 31, 2012	6,689,009	$66,890	$12,425,713	$(5,206,043)	$(30,135)	$—	$7,256,425
Stock-based compensation:
Amortization of deferred compensation			172,780				172,780
Issuance of common stock under plans	420,000	4,200	(4,200)
Cancelled restricted shares	(7,582)	(77)	77
Net income				366,292			366,292
Balance at March 31, 2013	7,101,427	$71,013	$12,594,370	$(4,839,751)	$(30,135)	$—	$7,795,497

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$366,292	$(2,331,829)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	321,231	380,139
Deferred taxes, net	490,530	(331,236)
Stock-based compensation	172,780	147,040
Non-cash compensation for transfer of beneficial interest in life insurance to former chairman	—	568,095
Unrealized gain in marketable securities	(24,898)	(13,412)
Non-qualified deferred compensation investment	63,508	36,159
Loss on disposal of equipment	65,786	14,542
Market adjustment cash surrender value life insurance policy	(18,411)	(9,214)
Charge to commission expense (forgivable loans)	181,599	291,874
Provision for doubtful accounts	133,464	100,228
Loss on write down on permanent decline of investment	—	50,000
Change in operating assets and liabilities:
Accounts receivable	(2,635,396)	2,273,481
Prepaid expenses and other	(100,574)	422,676
Loans receivable from registered representatives	(145,316)	(711,036)
Income taxes	686	20,222
Accounts payable	2,712,072	2,020,645
Securities, net	—	(36,062)
Accrued expenses	410,055	(670,381)
Commissions payable	492,454	(459,431)
Unearned revenues	42,453	32,712
Net cash provided by operating activities	2,528,315	1,795,212
Cash flows from investing activities:
Acquisition of property and equipment	(154,308)	(71,952)
Cash surrender value life insurance policies	—	(36,443)
Payments on note receivable	—	603,169
Proceeds from investments	22,209	(2,572)
Capitalized software	(22,498)	(105,110)
Net cash (used in) provided by investing activities	(154,597)	387,092
Cash flows from financing activities:
Payments on note payable	(2,321,733)	(2,231,786)
Proceeds from subordinated borrowings	2,000,000	—
Net cash used in financing activities	(321,733)	(2,231,786)
Net increase (decrease) in cash and cash equivalents	2,051,985	(49,482)
Cash and cash equivalents, beginning of year	4,537,713	4,587,195
Cash and cash equivalents, end of year	$6,589,698	$4,537,713
Supplemental disclosures of cash flow information:
Interest paid	$26,085	$27,468
Income taxes paid	$84,000	$—
Non-cash investing activity:
Reclassification of investment from available for sale to trading	$—	$212,553
Non-cash financing activity:
Insurance premiums	$2,204,921	$2,309,505

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 1 — NATURE OF OPERATIONS

Incorporated in 1995 under Massachusetts law and redomesticated under Delaware law in 2007, Investors Capital Holdings, Ltd. (“ICH”) is a holding company whose wholly-owned subsidiaries assist a nationwide network of independent registered representatives (“representatives”) in providing a diversified line of financial services to the public including securities brokerage, investment advice, asset management, financial planning and insurance. Our subsidiaries include the following:

•	Investors Capital Corporation (“ICC”) is duly registered under the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and applicable state law to provide broker-dealer and investment advisory services nationwide. ICC’s national network of independent financial representatives is licensed to provide these services through ICC under the regulatory purview of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and state securities regulators. ICC executes and clears its public customer accounts on a fully disclosed basis through Pershing, LLC (“Pershing”). ICC, doing business as Investors Capital Advisors (“ICA”), also provides investment advisory services.
•	ICC Insurance Agency, Inc. facilitates the sale of insurance and annuities by our representatives.
•	Investors Capital Holdings Securities Corporation (“ICH Securities”) holds cash, cash equivalents, interest income and dividend income for ICH.
•	Advisor Direct, Incorporated (“AD”) is a wholly-owned subsidiary. On January 24, 2013, Investors Capital Holdings, Ltd. acquired all the assets of a shell broker-dealer for the cash purchase price of $32,500 with no goodwill created. AD is a Broker-Dealer registered with the SEC and is a member of FINRA. AD is registered to operate as a (k)(1) Broker-Dealer where principal transactions are limited to mutual funds and/or variable annuities only.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are summarized below to assist the reader to better understand the consolidated financial statements and other data contained herein.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ICC, ICC Insurance Agency, Inc., Advisor Direct, Inc. and ICH Securities. All significant inter-company items and transactions have been eliminated in the consolidation.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Those estimates deal with the valuation of securities and other assets revenue recognition, litigation reserves and allowance for doubtful accounts receivable and involve a particularly high degree of judgment and complexity. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are summarized below.

Mutual Funds/Variable Annuities.  Revenue from the sale of mutual funds and variable annuities is recognized as of the date the check and application is accepted by the investment company.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Brokerage.  The Company earns commissions through stock purchase and sale transactions, mutual fund purchases, government and corporate bonds transactions, fee-based managed accounts and ticket charges. The Company also earns revenue in the form of 12b-1 fees and interest on account balances. The earnings process is substantially complete at trade date in accordance with the rules of FINRA and the SEC.

The Company also receives credit adjustments for clearing charge s that are netted against any clearing charges the Company may incur for the period. These adjustments are recognized as income in the period received unless otherwise noted by the clearing Company.

Unrealized gains and losses are recorded at the time that the Company reconciles its trading positions with the market value. The unrealized gains or losses are adjusted to market until the position is settled or the trade is cancelled.

Advisory Fees.  Our managed accounts advisory fees are based on the amount of assets managed per agreement negotiated between our independent representatives and their clients. These revenues are recorded quarterly as and when billed based on the fair market value of assets managed throughout the quarter. Any portion remaining uncollected due to account adjustments after account rebalancing is charged against earnings at quarter end.

Administration Fees.  Administration fees for services rendered to the Company’s representatives respecting annual FINRA license renewals and Error and Omissions (“E&O”) insurance are recognized as revenue upon registration of the representative with FINRA and listing of the registered representative with the E&O insurance carrier. The funds received from the registered representative are initially recorded as unearned revenue. The amounts collected in excess of the E & O insurance premium and/or fees due FINRA, if any, are recognized as revenue. Fees collected to maintain books and records are deferred and recognized ratably throughout the year.

Other Revenue.  Revenue from marketing associated with product sales is recognized quarterly based on production levels. Marketing event revenues are recognized at the commencement of each event offset by its costs. Revenue from ICC’s technology platform, Capital Connect, is recognized monthly based on a representative’s selected package, which provides them access to a portal, in addition to receiving IT support. The service terminates immediately if a representative is no longer with the firm or it is temporarily suspended, in either case, there will be no additional fees to be recognized as income.

Cash and Cash Equivalents

For purposes of reporting cash flow, cash and cash equivalents includes cash in checking and savings accounts, cash at its clearing firm and short-term investments with original maturities of 90 days or less.

Customer Accounts

The Company’s customer accounts are reported by the various custodians on a fully disclosed basis.

Financial Instruments

The Company’s financial assets and liabilities are reported in the statements of financial condition at readily ascertainable fair value or at carrying amounts that approximate fair value as these financial instruments generally have short maturity periods. The fair value of securities owned and trading securities sold, not yet purchased are equal to the carrying value. Changes in the fair value of these securities are reflected in the results of operations.

Marketable Securities

The Company classifies their short-term investments as trading, available for sale, or held to maturity. The Company’s marketable securities consist of fixed income instruments and mutual funds and have been

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

classified by management as trading. Accordingly, realized and unrealized gains and losses at year-end are included in the earnings of the Company. The fair market values of these securities are determined based on quoted market prices.

The Company conducts its principal trading through two designated trading accounts. One of these accounts is used to facilitate fixed income trading on a same day buy-sell basis. The second account is used to facilitate fixed income trading for representatives and may carry positions overnight. These securities are normally held in the account for no longer than 30 days and are recorded at fair market value.

Advertising

The Company expenses all promotional costs as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, over a period of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Routine repairs and maintenance are expensed as incurred.

The Company reviews the carrying value on its property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from its use and eventual disposition. In cases where an asset is not in use and subsequently disposed of, the Company recognizes a loss on disposal that is equal to the carrying value at the time of disposal offset against any proceeds received. The Company reported losses on its disposal of property and equipment of $65,786 and $14,542 respectively, for the years ended March 31, 2013 and 2012.

Income Taxes

The Company uses the asset and liability method to account for income taxes, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date.

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of deferred compensation, legal accruals, differences between depreciation expenses, and a net operating loss for financial statement purposes versus tax return purposes.

The Company has assessed the realizability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company also considered its current period reporting results and compared these results to its annual projection. Management anticipates it will achieve profitability and future taxable income; however, it has concluded that the sustained uncertainty in the global economy and its impact on the U.S. financial markets along with the ongoing legal risks and related defense costs inherent in the industry necessitated a valuation allowance in the amount of approximately $0.5 million as of March 31, 2013 and 2012.

If future operations exceed current projections, management may conclude such valuation allowance is no longer needed. Conversely, if future operating results do not meet current projections, it is possible that an additional valuation allowance may be needed in future periods.

US GAAP requires that the impact of tax positions be recognized in the financial statements if they are more likely than not of being sustained upon examination, based on the technical merits of the position. The Company’s management has determined that the Company has no uncertain tax positions requiring recognition

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

as of March 31, 2013. The Company files federal and state income tax returns. The statute of limitations for these jurisdictions is generally three to six years. The Company had no returns under examination as of March 31, 2013.

Earnings Per Share

The Company reports net income (loss) per share. Diluted earnings per share do not include the effect of stock options as it has an anti-dilutive effect on earnings per share (See Note 19). Basic and diluted net income per common share are determined by dividing net income by the weighted average number of common shares outstanding during the period.

Stock Based Awards

The Company grants stock based awards to employees, directors, and registered representatives after the awards are approved by the board of directors. These awards are incentive driven and based on performance. (See NOTE 19 BENEFIT PLANS)

Segment Reporting

The Company makes disclosures about products and services, and major customers. See “Note 15, Segment Information”.

Accounts Receivable — Allowance for Doubtful Accounts

The Company’s policies for determining whether a receivable is considered uncollectible are as follows:

Trade Receivables.  As prescribed by the SEC, trade receivables usually settle within three days. If a trade error occurs, the Company pursues remedies to collect on the trade error. The Company does not record a receivable resulting from a trade error that is in litigation or whose outcome is otherwise not reasonably determinable. In such a case, the Company applies any proceeds from settlements or insurance against any trade losses incurred.

Loans to representatives.  Management performs periodic evaluations and provides an allowance based on the assessment of specifically identified unsecured receivables and other factors, including the representative’s payment history and production levels. Once it is determined that it is both probable that a loan has been impaired, typically due to the termination of the relationship, and the amount of loss can reasonably be estimated, the portion of the loan balance estimated to be uncollectible is so classified. See “Note 3, Loans to Registered Representatives”.

Valuation of Securities and Other Assets

Substantially all financial instruments are reflected in the consolidated financial statements at fair value or amounts that approximate fair value. These include cash; cash equivalents; securities purchased under agreements to resell; deposits with clearing organizations; securities owned; and securities sold but not yet purchased. Certain financial instruments are classified as trading, available for sale, and held to maturity. The realized gains and losses are recorded in the income statement in the period in which the transactions occurred. The related unrealized gains and losses are reflected in other comprehensive income depending on the underlying purpose of the instrument. The Company records its private equity holdings at cost as the Company does not exercise significant influence over these equity investments.

Where available, the Company uses prices from independent sources such as listed market prices, or broker or dealer price quotations. Fair values for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. In addition, even where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

may be required to determine the fair value. For instance, the Company generally assumes that the size of positions in securities that the Company holds would not be large enough to affect the quoted price of the securities if the Company were to sell them, and that any such sale would happen in an orderly manner. However, the actual value realized upon disposition could be different from the current carrying value.

Internal Use of Software

The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize projects where it believes that the future economic benefits are less than probable.

Reclassifications

Certain amounts in 2012 were reclassified to provide comparison with 2013 classifications. There was no impact to previously reported Net income (loss) or Net income (loss) per share.

Recent Accounting Pronouncements

Comprehensive Income.  In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05,

Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  The new guidance eliminates the current option to report other comprehensive income and its components in the statement of stockholders’ equity. Instead, the new rule will require an entity to present net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years beginning after December 15, 2011 and for interim periods within those years The Company has adopted this rule as of April 01, 2012. While the adoption of this new guidance will change the presentation of comprehensive income, it did not have a material impact on the Company’s results of operations or financial position (See Consolidated Statements of Operations).

Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be filed. There were no material subsequent events requiring adjustment to or disclosure in these financial statements.

NOTE 3 — LOANS TO REGISTERED REPRESENTATIVES

ICC has granted loans to certain registered representatives. These loans are primarily given to newly recruited representatives to assist in the transition process. These notes have various schedules for repayment or forgiveness. Forgiveness is granted if the representative remain s licensed with the Company for an agreed upon period of time, generally one to five years, and/or meet specified performance goals. Upon forgiveness, the loans are charged to commission expense. Loans charged to commission expense totaled $181,599 and $291,874 for the fiscal years ended March 31, 2013 and 2012, respectively.

Some loans to registered representatives are not subject to a forgiveness contingency. These loans, as well as loans that have failed the forgiveness contingency, are repaid to the Company by deducting a portion of the representatives’ commission payouts throughout the commission cycle until the loans are repaid.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 3 — LOANS TO REGISTERED REPRESENTATIVES  – (continued)

Interest charged on these loans to representatives range from 3.00% to 9.00% annually. Loans to registered representatives included in receivables from employees and registered representatives are as follows at March 31:

	2013	2012
Forgivable loans	$1,115,765	$1,057,497
Other loans	604,264	757,018
Less: allowance	(232,596)	(157,334)
Total loans	$1,487,433	$1,657,181

Included in other loans is a loan receivable from a registered representative in connection with a regulatory matter settled with the Massachusetts Securities Division on October 27, 2010. This representative has agreed to reimburse the Company for certain amounts paid by the Company with respect to this regulatory matter. The amount due on this receivable at March 31, 2013 and 2012 was $330,587 and $391,560, respectively.

NOTE 4 — NOTE RECEIVABLE

On October 24, 2005, the Company entered into an agreement (the “Transition Agreement”) with Dividend Growth Advisors, LLC (“DGA”). The Company agreed to terminate its Investment Advisory Agreement with Eastern Point Advisors Funds Trust (the “Trust”) effective October 18, 2005 and to permit the appointment by the Trust of DGA to succeed the Company as the Trust’s investment advisor.

On February 28, 2012, the Company received $499,475 in principal and accrued interest in full satisfaction and repayment of the Note. The Note had provided for a principal amount of $747,617 and quarterly payments of interest accruing thereon at 5.5%. The terms of this note were modified, effective March 3, 2010 to extend the maturity by four years to October 31, 2014 and require annual principal payments of $100,000.

NOTE 5 — SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED AT FAIR VALUE

Trading and investment securities owned consist of both marketable securities and not readily marketable securities and are recorded at fair value. Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price and thereby create a liability to purchase the security in the market at prevailing prices. Changes in the value of these securities are reflected currently in the results of operations.

As of March 31, 2013 and 20 12, the Company’s proprietary trading and investment accounts consisted of the following securities:

	March 31, 2013
	Owned	Sold, Not Yet Purchased
Equities	$354	$28,946
Asset backed securities	2,040	—
Mutual funds	256,509	—
	$258,903	$28,946

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 5 — SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED AT FAIR VALUE  – (continued)

	March 31, 2012
	Owned	Sold, Not Yet Purchased
Equities	$4,796	$7,900
Asset backed securities	2,672	—
Mutual funds	227,986	286
	$235,454	$8,186

Included in the category mutual funds is an investment called the Goldman Sachs Rising Dividend Growth Fund, formerly The Rising Dividend Growth Fund. On December 31, 2011 the Company reclassified this investment as an investment held for trading. As of March 31, 2013 the Company’s intent is to still trade this investment that has a fair value of $25 6,509 and $227,986 as of March 31, 201 3 and 2012, respectively.

NOTE 6 — INVESTMENTS

The Company recognized a $50,000 loss as of March 31, 2012 due to a permanent decline in the market value of an investment classified as held to maturity.

NOTE 7 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various trading and brokerage activities whose counterparties primarily include the general public. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. Securities sold, but not yet purchased, represent obligations of the Company to purchase the security in the market at the prevailing prices to the extent that the Company does not already have the securities in possession. Accordingly, these transactions result in off-balance sheet risk when the Company’s satisfaction of the obligations exceeds the amount recognized in the balance sheet. The risk of default depends on the creditworthiness of the counterparty of the issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standings of each counterparty with which it conducts business.

Commissions receivable from one source were 36% and 10% of total receivables for the years ended March 31, 2013 and 2012, respectively.

At March 31, 2013, the carrying amount of the Company’s cash and cash equivalents was $6,589,698 of which $250,000 was covered by the Federal Deposit Trust Corporation (“FDIC”). The Company’s cash and cash equivalents as of March 31, 2013 also includes $2,701,440 at its clearing broker-dealer of which $500,000 was fully insured by the Securities Investor Protection Corporation (“SIPC”).

At March 31, 2012, the carrying amount of the Company’s cash and cash equivalents was $4,537,713 of which $250,000 was covered by the Federal Deposit Trust Corporation (“FDIC”). The Company’s cash and cash equivalents as of March 31, 2012 also includes $702,751 at its clearing broker-dealer of which $500,000 was fully insured by the Securities Investor Protection Corporation (“SIPC”).

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 8 — FAIR VALUE MEASUREMENTS  – (continued)

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company has the ability to access.
•	Level 2 — Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 — Inputs include unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of March 31, 2013:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$256,509	$256,509	$—	$—
Equities	354	354	—	—
Asset backed securities	2,040	—	2,040	—
Total assets	$258,903	$256,863	$2,040	$—
Liabilities:
Securities sold, not yet purchased at fair value
Equities	$28,946	$28,946	$—	$—
Total liabilities	$28,946	$28,946	$—	$—

The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of March 31, 2012:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$227,986	$227,986	$—	$—
Equities	4,796	4,796	—	—
Asset backed securities	2,672	—	2,672	—
Total assets	$235,454	$232,781	$2,672	$—
Liabilities:
Securities sold, not yet purchased at fair value
Mutual funds	$286	$286	$—	$—
Equities	7,900	7,900	—	—
Total liabilities	$8,186	$8,186	$—	$—

(1)	Amount labeled as Mutual funds are included in Non-qualified Deferred compensation investment on the Consolidated Balance Sheet.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 8 — FAIR VALUE MEASUREMENTS  – (continued)

Valuation of Marketable Trading and Investment Securities Owned

The fair value of marketable trading and investment securities owned is determined based on quoted market prices. Securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated as the last quoted bid price.

Valuation of Trading Securities Sold, Not Yet Purchased

As a broker-dealer, the Company is engaged in various securities trading and brokerage activities as principal. In the normal course of business, the Company sometimes sells securities they do not currently own and will therefore be obligated to purchase such securities at a future date. This obligation is recorded on the balance sheet at fair value based on quoted market prices of the related securities and will result in a trading loss if the fair value increases and a trading gain if the fair value decreases between the balance sheet and date of purchase.

Valuation of Mutual Funds

The fair value of mutual funds is determined based on quoted market prices. Securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in over-the-counter market and listed securities for which no sale was reported on that date are stated as the last quoted bid price.

NOTE 9 — RELATED-PARTY TRANSACTIONS

From time to time the Company may enter into transactions with related parties which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management.

The Company leases office space from a related party, the owner of which was the principal stockholder of ICH and Chairman of the Board of Directors. Rent expense, including condo fees, for these leases amounted to $201,077 and $343,697 for the years ending ended March 31, 201 3 and 201 2, respectively, and is included in occupancy costs on the consolidated statements of operations.

The Company engages in transactions with a related party, whose owner is the spouse of the Company’s former principal stock holder, in connection with the promotion and servicing of fixed insurance products produced by the Company’s independent representatives. Payments made by the Company to IMS Insurance, when combined with payments received by the Company from IMS Insurance were immaterial for the year ended March 31, 2012 and there were no related party transactions with IMS insurance for the year ended March 31, 2013.

The Company bills a broker dealer, whose owner is the spouse of the Company’s former principal stock holder and Chairman of the Board of Directors, ticket charges for executing its trades and being the introducing broker. Amounts billed for the years ended March 31, 2012 were immaterial. Also, for the year ended March 31, 2012, the Company earned referral fees for the transfer of representatives to this broker dealer. The fees earned were immaterial. There were no related party transactions for ticket charges or referral fees for the year ended March 31, 2013.

On August 2, 2011, the Company completed its secondary stock offering at a price of $4.25 per share of 3,608,820 shares of its common stock owned by its former Chairman of the Board and principal stockholder, Theodore E. Charles, members of his family, family trusts and a controlled charitable foundation (the “selling stockholders”). Upon the closing of the offering, (i) Mr. Charles retired as an officer and director of the Company, (ii) his employment agreement with the Company was terminated due to retirement, (iii) his consultant agreement with the Company was amended to shorten the term to one year and reduce certain employment benefits and (iv) The Company awarded Mr. Charles, the former Chairman, non-cash compensation of $0.57 million representing the cash surrender value on title to an existing life insurance policy.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 10 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at March 31:

	2013	2012
Equipment	$1,962,486	$1,945,271
Leasehold improvements	111,825	624,368
Furniture and fixtures	387,004	377,662
	2,461,315	2,947,301
Accumulated depreciation and amortization	(2,266,869)	(2,607,294)
Property and equipment, net	$194,446	$340,007

Depreciation expense was $234,083 and $315,138 for the year’s ended March 31, 2013 and 2012, respectively.

NOTE 11 — NOTES PAYABLE

At March 31, 2013 and 2012, notes payable consisted of debt to finance insurance premiums. These notes are referenced in the table below:

March 31,	Lender	Premium	Principal	Interest Rate	Maturity Date
2013	AFCO	Directors and Officers, Liability, Fidelity Bond	$280,693	1.99%	February 17, 2014
	Premium Financing	Errors and Omissions	1,208,183	1.99%	November 30, 2013
			$1,488,876
2012	AFCO	Directors and Officers, Liability, Fidelity Bond	$306,465	2.10%	February 17, 2013
	Premium Financing	Errors and Omissions	1,248,203	1.95%	October 1, 2012
	FINRA	Regulatory Fine	51,020	6.25%	July 19, 2012
			$1,605,688

For the years ended March 31, 2013 and 2012 there was no long-term debt outstanding.

NOTE 12 — SUBORDINATED BORROWINGS

The lender, consisting of the Company’s clearing firm, have, under a Subordinated Debt Agreement and related Rider, subordinated its rights of collection of principal and claims to all other present and future senior creditors of the Company prior to the expiration of the agreement. The subordinated borrowings are covered by an agreement approved by FINRA on March 8, 2013 and are thus available for computing net capital under the SEC’s uniform net capital rule. To the extent that such borrowings are required for the Company’s continued compliance with minimum net capital requirements, they may not be repaid. As of March 31, 2013, the balance of subordinated borrowings was $2,000,000.

The Company’s subordinated borrowings mature on March 8, 2016. The interest rate on all subordinated borrowings is prime plus five percent (8.25% at March 31, 2013), payable monthly. The Company had no subordinated borrowings for the year ended March 31, 2012.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 13 — LINE OF CREDIT

The Company has a line of credit (“Line”) with maximum borrowings of $1,000,000 at the Bank’s base lending rate (5.00% per year as of March 31, 2013). The Line became effective on November 22, 2012, and is subject to annual renewal and contains a customary minimum debt service covenant. There is no outstanding balance at March 31, 2013. The Company had the same lending terms and arrangement in the prior year and there was no outstanding balance at March 31, 2012.

NOTE 14 — INCOME TAXES

The (benefit) provision for income taxes is as follows for the fiscal years ended March 31:

	2013	2012
Current:
Federal	$(275,496)	$—
State	4,682	—
	$(270,814)	$—
Deferred:
Federal	$461,001	$(584,570)
State	29,529	(190,367)
	490,530	(774,937)
Change in valuation allowance	—	443,701
Provision (benefit) for income taxes	$219,716	$(331,236)

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of deferred compensation, legal accruals, differences between depreciation expenses, and a net operating loss for financial statement purposes versus tax return purposes.

Net deferred tax assets (liabilities) within each tax jurisdiction consisted of the following at:

	March 31, 2013
	Asset	Liability	Valuation Allowance	Net deferred tax asset
Federal	$1,136,234	$(62,037)	$—	$1,074,197
State	493,828	(19,848)	—	473,980
Valuation allowance	—	—	(488,697)	(488,697)
Total	$1,630,062	$(81,885)	$(488,697)	$1,059,480

	March 31, 2012
	Asset	Liability	Valuation Allowance	Net deferred tax asset
Federal	$1,635,545	$(73,856)	$—	$1,561,689
State	499,608	(22,590)	—	477,018
Valuation allowance	—	—	(488,697)	(488,697)
Total	$2,135,153	$(96,446)	$(488,697)	$1,550,010

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 14 — INCOME TAXES  – (continued)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities:

	Years Ended March 31,
	2013	2012
Deferred tax assets (liabilities):
Accrued legal and settlements	$533,124	$501,088
Deferred compensation	926,715	692,833
Net operating losses and other	195,559	844,546
Depreciation	(25,336)	96,686
Valuation allowance	(488,697)	(488,697)
Liabilities	(81,885)	(96,446)
Total deferred tax assets, net	$1,059,480	$1,550,010

The total income tax provision (benefit) differs from the income tax at the statutory federal income tax rate due to the following:

	Years Ended March 31,
	2013	2012
Tax at U.S. statutory rate	$199,397	$(905,437)
State taxes, net of federal benefit	83,633	(121,993)
Unallowable expenses	20,150	211,259
Change in valuation allowance	—	443,701
Other adjustments	(83,464)	41,234
Provision (benefit) for income taxes	$219,716	$(331,236)

The Company assesses the realizability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company considered both positive and negative evidence. Positive evidence, includes the current year’s earnings, and the Company’s recent history of taxable income in three of the past five years (2013, 2011 and 2010) which was the most significant factor used by the Company in the determination of whether a valuation allowance was required against recorded deferred tax assets. Also, the Company determined that its US GAAP losses over the prior two fiscal years resulted from significant non-recurring and certain significant non-deductible expenses which the Company believes is further positive evidence that mitigates the negative evidence evaluated. Negative evidence, specifically the three years’ cumulative GAAP losses totaling $3.0 million includes $1.3 million of expenses in 2012 which were non-recurring in nature. The Company excluded these items in determining a partial valuation allowance was sufficient.

These non-recurring expenses of $1.3 million incurred in the fiscal year ended March 31, 2012 related to the retirement of the former Chairman and the sale of his shares of the Company in a secondary offering, and $0.6 of non-deductible regulatory fines from 2011. Based on the foregoing, the Company determined that it is more likely than not that the Company will realize a significant portion of its deferred tax assets, including approximately $0.3 million that will be realized in the current year based on a carry-back of net operating losses against taxable income in prior periods and approximately $1.7 million that the Company believes to be more likely than not to be realized as result of projected taxable income in future periods. However, the sustained uncertainty in U.S. financial markets along with the ongoing legal risks inherent in our industry necessitate the Company maintain the valuation allowance of approximately $0.5 million established at March 31, 2012. While the Company achieved a certain level of profitability, the Company cannot project sufficient taxable income to support the complete release of the valuation allowance. If future operations

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 14 — INCOME TAXES  – (continued)

exceed current projections, the Company may conclude such valuation allowance is no longer needed. Conversely, if future operating results do not meet current projections, it is possible that an additional valuation allowance may be needed in future periods.

Net operating loss carryforwards totaling approximately $0.36 million expire through 2032 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

The Company recognizes and measures its unrecognized tax benefit or expense. The Company assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax expense or benefit is adjusted when new information is available or when an event occurs that requires a change. The Company recognizes the accrual of any interest and penalties related to unrecognized tax expense in income tax expense. No interest or penalties were recognized in 2013 and 2012. The Company does not have any tax positions as of March 31, 2013 for which it is reasonably possible that the total amounts of unrecognized tax benefit or expense will significantly increase or decrease within twelve months of the reporting date.

For the year ended March 31, 2013, the Company will have taxable income however there remains a three year-cumulative tax loss. The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits.

NOTE 15 — SEGMENT INFORMATION

Operating segments are defined as components of a business about which separate financial information is available that is regularly evaluated by management in deciding how to allocate resources and in assessing performance. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company’s has two operating segments, the independent broker-dealer provided by ICC and AD, and asset management and investment advisory services provided by Investors Capital Advisory. The segments are strategic business units that are managed separately. They operate under different regulatory systems, provide different services and require distinct marketing strategies and varied technological and operational support. They also have differing revenue models; ICC earns transactional commissions and various fees in connection with the brokerage of securities for its customers, whereas ICA generates recurring revenue from fees that are based on the value of assets under management.

The Company accounts for inter-segment services and transfers as if the services or transfers were to third parties, that is, at current market prices. In presenting segment data, all corporate overhead items are allocated to the segments, and inter-segment revenue, expense, receivables and payables are eliminated. Currently it is impractical to report segment information using geographical concentration.

Management allocates all expenses separately to the parent and ICC, including allocation of costs associated with shared personnel, based upon time studies and a determination of which entities are the beneficiaries of the services rendered by the personnel. Within ICC, expenses are further allocated between the two segments, ICC and ICA, as follows: overhead expenses pro rata to revenue, direct full-time and time-shared employee costs based on the segments being served, and other personnel-related expenses pro rata to head count.

In addition, ICC reimburses ICH in the form of a management fee for ICH-incurred overhead expenses that are necessary for ICC to effectively conduct its operations. This overhead primarily is in the nature of salaries and professional and legal fees incurred to obtain such services as audit engagements, legal advice, and industry expertise.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 15 — SEGMENT INFORMATION  – (continued)

The Company periodically reviews the effect that these agreements described above may have on the firm’s net capital.

	March 31, 2013
	Commissions	Advisory	ICH	ICH Securities	Total
Non-interest revenue	$67,950,846	$16,669,329	$(63,410)	$—	$84,556,765
Revenue from transaction with other operating segments	871,397	—	—	—	$871,397
Interest and dividend income, net	328,598	—	3	24	$328,625
Depreciation and amortization	320,064	1,167	—	—	$321,231
Income (loss) from operations	(1,131,659)	2,160,308	(442,665)	24	$586,008
Year-end total assets	17,489,215	1,231,714	2,440,116	10,353	$21,171,398
Corporate items and eliminations	—	—	(1,274,746)	—	$(1,274,746)

	March 31, 2012
	Commissions	Advisory	ICH	ICH Securities	Total
Non-interest revenue	$64,449,550	$16,216,702	$16,782	$—	$80,683,034
Revenue from transaction with other operating segments	1,328,250	—	—	—	$1,328,250
Interest and dividend income, net	354,944	—	2,744	40	$357,728
Depreciation and amortization	378,972	1,167	—	—	$380,139
Income (loss) from operations	(2,940,143)	1,838,183	(1,561,145)	40	$(2,663,065)
Year-end total assets	14,034,601	360,196	2,319,824	10,330	$16,724,951
Corporate items and eliminations	—	—	(1,233,954)	—	$(1,233,954)

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Operating Leases

On October 19, 2012 the Company entered into a lease for 14,045 square feet and began occupying that space on December 1, 2012 in Lynnfield, MA. This lease, which is for a term of sixteen months, expires March 31, 2014. Subsequent to March 31, 2013, the Company was released from its commercial lease agreement for its prior home office location at 230 Broadway, Lynnfield, MA.

The total minimum rental due in future periods under these existing agreements as of March 31, 2013 are as follows:

2014	$289,937
2015	24,000
2016	24,000
2017	24,000
2018	—
$361,937

Rent expense under the operating leases was $283,469 and $386,525 for the years ended March 31, 2013 and 2012, respectively, and is included in occupancy costs in the statement of income.

The Company offers loans and transition assistance to representatives mainly for recruiting or retention purposes. These commitments are contingent upon certain events occurring, including, but not limited to, the representatives joining the Company and meeting certain production requirements. As of March 31, 2013 and 2012, there were no such outstanding commitments.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 17 — LITIGATION AND REGULATORY MATTERS

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to arbitrations and other legal actions and proceedings brought on behalf of various claimants, some of which seek material and/or indeterminable amounts. Certain of these actions and proceedings are based on alleged violations of securities, consumer protection, labor and other laws and may involve claims for substantial monetary damages asserted against the Company and its subsidiaries. Also, the Company and its subsidiaries are subject to regulatory examinations, information gathering requests, inquiries, investigations and formal administrative proceedings that may result in fines or other negative impact on the Company. ICC, as a duly registered broker/dealer and investment advisor, is subject to regulation by the SEC, FINRA, NYSE-Amex, and state securities regulators.

The Company maintains Errors and Omissions (“E&O”) insurance to protect itself from potential damages and/or legal costs associated with certain litigation and arbitration proceedings and, as a result, in the majority of cases, the Company’s exposure is limited to $100,000 or $1,000,000 aggregate (effective January 2013 for only certain alternative investment products related to defense costs and indemnities) in any one case, subject to policy limitations and exclusions. Thereafter the $1,000,000 aggregate threshold, the Company’s exposure on these same investments is limited to $150,000 and a 10 percent coinsurance. For all other investment products, the Company’s exposure is $100,000 per claim.

The Company also maintains a fidelity bond to protect itself from potential damages and/or legal costs related to fraudulent activities pursuant to which the Company’s exposure is usually limited to a $350,000 deductible per case, subject to policy limitations and exclusions.

The Company recognizes a legal liability when management believes it is probable that a liability has been incurred and the amount can be reasonably estimated. Conclusions on the likelihood that a liability has been incurred and estimates as to the amount of the liability are based on consultations with the Company’s General Counsel who, when situations warrant, may engage and consult external counsel to assist with the evaluation and handle certain matters. Legal fees for defense costs are expensed as incurred and classified as professional services within the consolidated statements of income.

The Company measures the gross amount of probable and reasonably estimated losses for claim settlements, then applies applicable insurance coverage to determine the net liability or range of estimated loss, respectively. ICH records accruals for claim settlements based on the net liability, which would not exceed the applicable insurance deductible amount. The accrual for the net liability is reported in accrued expenses in the Balance Sheet. Specifically, contingent liabilities are generally limited to applicable insurance deductible amounts. The Company’s insurance carrier generally confirms coverage at the inception of a claim, and the carrier assumes responsibility for direct payment for the final disposition or settlement of the matter, following the Company’s satisfaction of the applicable deductible.

As of March 31, 2013 and March 31, 2012, the Company had accrued expenses of approximately $1,534,660 and $1,217,300, respectively, in legal fees and estimated probable settlement costs relating to the Company’s defense in various legal matters. Key components of the accrual included (i) claims arising from alleged poor performance of certain alternative investments in real estate investments trusts that have experienced bankruptcy or other financial difficulties during or in connection with the recent global credit crisis and (ii) costs incurred in the settlement of regulatory matters concerning sales practices respecting certain other investment products.

The following are details of claims the Company considers individually material:

•	Andersen vs ICC. This FINRA arbitration was initiated by the filing of a Statement of Claim by Claimant, Jane Comer, as Personal Representative of the Estate of Michael R. Andersen (“Decedent”). Claimant alleged that ICC and its former Registered Representative, Ormond H. Ormsby, were liable to Decedent for losses associated with his investments in several alternative

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 17 — LITIGATION AND REGULATORY MATTERS  – (continued)

investments, including Icon Leasing Fund 11, LLC; US Energy Platinum Energy LP 2007; Paladine Realty Income Fund I; Icon Leasing Fund Twelve, LLC; US Energy 2007B; Royale Gas Energy 2007A; I Dolci Debenture; Wells Real Estate Investment Trust; Behringer Harvard REIT I, Inc.; Wells Timberland REIT, Inc.; and Strategic Energy Income Fund I, L.P. The Statement of Claim also named World Equity Group, Inc. as a Respondent. The Statement of Claim contained counts for unsuitability; breach of fiduciary duty; negligence; breach of Oregon Blue Sky Laws; accounting; and unjust enrichment. There were also general allegations against ICC and World Equity Group, Inc. for failure to supervise and oversee the sale of these securities by Mr. Ormsby to Decedent. Claimant sought damages in the amount between $500,000 and $1,000,000; punitive damages; attorney’s fees; costs; and interest. The applicable insurance defense and indemnity deductible applicable to this matter is $250,000 which is the Company’s maximum exposure for this claim. The Company accrued $250,000; less fees incurred which reduce the deductible.
•	Stickel vs. ICC. Claimant alleged that ICC and its Registered Representative, Stanley Marcus, were liable to her for losses associated with investments in ICON Leasing Fund 11, LLC and Behringer Harvard REIT I, Inc. The Statement of Claim, dated May 2012, contained counts for unsuitability, misrepresentation and negligent supervision. Claimant sought damages in the amount of $1,225,298, plus $500,000 in punitive damages, attorney’s fees, expert fees, and interest. The applicable insurance defense and indemnity deductible applicable to this matter is $250,000 which is the Company’s maximum exposure for this claim. The Company accrued $250,000, less fees incurred which reduce the deductible.
•	Giraldo vs. ICC. This FINRA arbitration was initiated by the filing of a Statement of Claim by Claimants, Bernardo and Suzel Giraldo. Claimants alleged that ICC and its former Registered Representative, Ellen Erenstein were liable for losses associated with their 2006 TIC investment in NNN Highbrook Apartments. The gravamen of the Statement of Claim is that the investment was unsuitable and ICC failed to supervise its former Registered Representative. Damages sought were $665,000. The applicable insurance defense and indemnity deductible applicable to this matter is $250,000 which is the Company’s maximum exposure for this claim. The Company accrued $250,000, less fees incurred which reduces the deductible.

With respect to claims where loss exposure is reasonably possible, but not yet probable, the range of individual claim amounts are from $100,000 to $2,000,000, unless claims have indeterminable amounts. The estimated range of loss is from $0 – $1,200,000, in the aggregate, for all reasonably possible claims at March 31, 2013.

NOTE 18 — NET CAPITAL REQUIREMENTS

ICC is subject to SEC Uniform Net Capital Rule (Rule 15c3-1) which requires that our broker-dealer subsidiary maintain minimum net capital. As of March 31, 2012, ICC computes net capital requirements under the alternative method, which requires firms to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances. Repayment or prepayment of subordinated debt and withdrawal of equity from retiring partners or officers is subject to net capital not falling below 5% of aggregate debits or 120% of minimum net capital requirement

Prior to March 31, 2011, ICC was subject to minimum net capital of $100,000 and a ratio of aggregate indebtedness to net capital (a “net capital ratio”) not to exceed 15 to 1. Under the rule, indebtedness generally includes all money owed by ICC, and net capital includes ICC cash and assets that are easily converted into cash. SEC rules also prohibit “equity capital” (which, under the net capital rule, includes subordinated loans) from being withdrawn, cash dividends from being paid and other specified actions of

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 18 — NET CAPITAL REQUIREMENTS  – (continued)

similar effect from being taken, if, among other specified contingencies, ICC’s net capital ratio would exceed 10 to 1 or if ICC would have less than 120% of its minimum required net capital.

As of March 31, 201 3, ICC had net capital of $4.43 million (i.e., an excess of $4.18 million) as compared to net capital of approximately $1.43 million (i.e., an excess of $1.18 million) as of March 31, 2012. The decrease in net capital primarily was due to legal fees and settlement costs in addition to regulatory fines that have impacted this year’s results and cash flow from operations.

NOTE 19 — BENEFIT PLANS

The 1994 Stock Option Plan

As of September 1, 1994, the Company adopted a stock option plan (the “1994 Plan”) that provided for the granting of options to Timothy Murphy, the Company’s CEO, to purchase shares of the common stock of the Company for $1.00 per share. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock were issuable and granted under the 1994 Plan. The number of options and grant date were determined at the discretion of the Company’s Board of Directors (the “Board”). Options outstanding under the 1994 Plan are fully exercisable and have no stated expiration.

The 1996 Incentive Stock Plan

As of October 1, 1997, the Board adopted the 1996 Incentive Stock Plan (the “1996 Plan”). Key employees, directors and the Company’s registered representatives are eligible to receive stock options and stock grants, and the aggregate number of shares to be delivered under the 1996 Plan cannot exceed 300,000. As of March 31, 2012 and 2011, there were no options outstanding. As of March 31, 2013, the Company had granted a total of 218,750 shares of stock under the 1996 Plan.

The 2001 Equity Incentive Plan

As of March 12, 2001, the Board adopted the 2001 Equity Incentive Plan (the “2001 Plan”). Key employees, directors and the Company’s registered representatives are eligible to receive stock grants and/or stock options to purchase shares of the common stock of the Company. The aggregate number of shares issuable under the 2001 Plan cannot exceed 250,000. The numbers of shares subject to each stock grant or stock option and any vesting requirements are determined by the Board. As of March 31, 2013, no shares of stock have been granted under the 2001 Plan.

The 2005 Equity Incentive Plan-Amended and Restated Equity and Cash Bonus Plan (the “Amended Plan”)

The Investors Capital Holdings, Ltd. 2005 Equity Incentive Plan was adopted by the Board on May 17, 2005, and was approved by vote of the Company’s stockholders at a September 21, 2005 meeting, and amended on October 11, 2011 (the “Amended Plan”). The purpose of the Amended Plan is (i) to attract and retain employees, directors, officers, representatives and other individuals upon whom the responsibilities of the successful administration, management, planning and/or organization of the Company may rest, and whose present and potential contributions to the welfare of the Company, a parent corporation or a subsidiary are of importance (“Key Contributors”), and (ii) to motivate Key Contributors with a view toward enhancing profitable growth of the Company over the long term. Under the Amended Plan, the Company is authorized to award options to purchase common stock, and shares of common stock, to employees, independent representatives and others (e.g. Board members) who have contributed to or are expected to contribute to the Company, its businesses and prospects. Restricted stock customarily is granted by the Company in connection with initial employment or under various retention plans. Options may, but need not, be designated as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986. As of March 31, 2013 and 2012, the Company had not granted any options under the plan and had no current plans to do so.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 19 — BENEFIT PLANS  – (continued)

Restricted shares of stock granted under the Amended Plan have been either fully vested at date of grant or subject to vesting over time periods varying from one to seven years after the date of grant, unvested shares being subject to forfeiture in the event of termination of the grantee’s relationship with the Company, other than for death or disability. The compensation cost associated with restricted stock grants is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. Restricted shares have been recorded as deferred compensation, which is a component of paid-in capital within stockholders’ equity on the Company’s Consolidated Balance Sheets. Under the Amended Plan 48,968 shares remain as authorized and are available for issuance and 951,032 shares have been issued.

Stock compensation for the years ended March 31, 2013 and 2012 for restricted shares issued under all Plans was $172,780 and $147,040, respectively.

The following activity under the Amended Plan occurred during the fiscal year ended March 31, 2013:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1, 2012	77,402	$4.41	2.54 years	$341,343
Granted	420,000	$3.81		$1,600,200
Less: vested	(49,374)	$4.31		$(212,802)
Less: canceled	(7,591)	$4.67		$(35,450)
Non-vested at March 31, 2013	440,437	$3.85	2.74 years	$1,695,682

The following activity under the 2005 Plan occurred during the fiscal year ended March 31, 2012:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1, 2011	35,891	$3.72	1.99 years	$133,563
Granted	74,401	$4.52		$336,065
Less: vested	(29,239)	$3.87		$(113,288)
Less: canceled	(3,651)	$4.02		$(14,686)
Non-vested at March 31, 2012	77,402	$4.41	2.54 years	$341,343

The Company’s results for the fiscal year ended March 31, 2013 and 2012, respectively includes $17,145 and $26,463 of compensation costs related to vesting of restricted stock grants to employees and $155,635 and $120,577 of restricted stock grants to directors, consultants and independent representatives, under the 2005 Plan.

As of March 31, 2013 there was $1,695,682 of unrecognized compensation cost related to grants under the 2005 Plan, and $341,343 of unrecognized compensation as of March 31, 2012 under the 2005 Plan.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 19 — BENEFIT PLANS  – (continued)

Stock Option Grants

A summary of the status of the Company’s employee, representative and Directors’ fixed stock options as of March 31, 2013 and 2012, and changes during the fiscal years ended on those dates, is presented below:

Employee

	2013		2012
Fixed Options	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	150,000	$1.00	150,000	$1.00
Granted	—		—
Forfeited	—		—
Exercised	—		—
Outstanding at year end	150,000	$1.00	150,000	$1.00
Options exercisable at year-end	150,000		150,000
Weighted-average fair value of options granted during the year	—		—

The intrinsic value of the above stock options was $412,500 and $448,500 at March 31, 2013 and 2012, respectively.

Retirement Plan:  The Company has a 401(k) Profit Sharing Plan that allows participation by all employees with at least three months of service. The Company did not make any discretionary contribution for the years ended March 31, 2013 and 2012.

Non-Qualified Deferred Compensation Plan:  Effective December 2007, the Company established the Investors Capital Holdings, Ltd. Deferred Compensation Plan (the “NQ Plan”) as well as a Rabbi Trust Agreement for this Plan, for which ICC is the NQ Plan’s sponsor. The unfunded NQ Plan enables eligible ICC’s Representatives to elect to defer a portion of earned commissions, as defined by the NQ Plan. The asset represents the representatives’ invested contributions of deferred commissions, investment gains and losses as well as insurance charges while the liability is comprised of the participant deferrals, unrealized gains and losses and any distributions. The total amount of deferred compensation was $475,352 and $390,137 for the years ended March 31, 2013 and 2012, respectively

NOTE 20 — EARNINGS PER COMMON SHARE

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of all stock options and other items outstanding during the period that could potentially result in the issuance of common stock, as well as any adjustment to income that would result from the assumed issuance. As of March 31, 201 3, there were 150,000 stock options and 463,990 shares of unvested restricted stock outstanding which were excluded from the diluted loss per share calculation since they were anti-dilutive. As of March 31, 201 2, there were 150,000 stock options and 97,929 shares of unvested restricted stock outstanding which were excluded from the diluted loss per share calculation since they were anti-dilutive.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 21 — UNAUDITED QUARTERLY RESULTS

The unaudited quarterly amounts may differ due to the reclassifications. Refer to Note 2 — Summary of Significant Accounting Policies.

	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Revenues	$20,802,525	$20,322,765	$20,766,362	$22,993,737
Expenses	20,353,503	19,893,125	20,483,091	23,569,666
Operating income (loss)	449,022	429,640	283,271	(575,929)
Net income (loss)	261,682	280,220	133,716	(309,326)
Basic earnings income (loss) per share	0.04	0.04	0.02	(0.04)
Diluted earnings (loss) per share	0.04	0.04	0.02	NA

	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
Revenues	$21,442,726	$20,169,913	$19,035,697	$20,392,426
Expenses	22,258,888	21,560,282	19,047,371	20,837,286
Operating loss	(816,162)	(1,390,369)	(11,674)	(444,860)
Net (loss) income	(1,255,709)	(877,362)	428,486	(627,244)
Basic earnings (loss) income per share	(0.19)	(0.13)	0.07	(0.11)
Diluted earnings (loss) per share	NA	NA	0.06	NA

SUMMIT FINANCIAL SERVICES GROUP, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2013 and 2012

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Summit Financial Services Group, Inc. and Subsidiaries
Boca Raton, Florida

We have audited the accompanying consolidated statements of financial condition of Summit Financial Services Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Services Group, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants

Orlando, Florida
March 17, 2014

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition
December 31, 2013 and 2012

	2013	2012
ASSETS
Cash and cash equivalents	$12,086,794	$7,966,800
Deposits held at clearing brokers	128,867	128,823
Commissions receivable and other, net	1,542,846	2,142,327
Notes receivable, net	694,330	438,383
Other receivables, net	230,330	317,752
Securities owned, at fair value	3,379	9,695
Prepaid expenses and other assets	1,536,533	840,255
Property and equipment, net	401,705	411,863
Goodwill	500,714	500,714
Total assets	$17,125,498	$12,756,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,691,539	$1,821,704
Accrued commissions expense	2,343,279	2,869,656
Total liabilities	5,034,818	4,691,360
Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; -0- issued and outstanding at December 31, 2013; 125,000 issued and outstanding (liquidation preference $125,000) at December 31, 2012	—	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 21,984,076 issued and 21,969,164 outstanding at December 31, 2013; 20,290,567 issued and 20,275,655 outstanding at December 31, 2012	2,200	2,028
Additional paid-in capital	9,592,514	8,499,138
Unearned stock-based compensation	(1,264,820)	(1,666,572)
Treasury stock, 14,912 shares, at cost	(10,884)	(10,884)
Retained earnings	3,771,670	1,241,529
Total stockholders’ equity	12,090,680	8,065,252
Total liabilities and stockholders’ equity	$17,125,498	$12,756,612

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues
Commissions	$81,837,841	$68,208,147
Interest and dividends	819,911	998,490
Other revenue	4,961,121	4,029,863
	87,618,873	73,236,500
Expenses
Commissions and related costs	69,237,380	58,136,808
Employee compensation and benefits	7,515,074	6,504,601
Occupancy and equipment	791,195	778,271
Communications	456,051	457,476
Depreciation and amortization	199,894	202,714
Other operating expenses	5,222,714	3,828,615
	83,422,308	69,908,485
Income before provision for income taxes	4,196,565	3,328,015
Provision for income taxes	1,648,000	1,736,000
Net income	$2,548,565	$1,592,015
Basic income per common share	$0.12	$0.06
Diluted income per common share	$0.10	$0.05
Weighted average common shares outstanding:
Basic	20,384,803	26,484,699
Diluted	25,391,683	31,490,344

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity
For The Years Ended December 31, 2013 and 2012

	Preferred Stock		Common Stock		Additional Paid-In Capital	Unearned Stock-Based Compensation	Treasury Stock	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
	Number of Shares Outstanding	Par Value	Number of Shares Outstanding	Par Value
Balances, December 31, 2011	125,000	$13	26,534,059	$2,656	$13,122,572	$(1,942,657)	$(10,884)	$(335,486)	$10,836,214
Preferred stock dividend	—	—	—	—	—	—	—	(15,000)	(15,000)
Issuance of options	—	—	—	—	593,875	(593,875)	—	—	—
Stock-based compensation (net)	—	—	—	—	(137,156)	869,960	—	—	732,804
Repurchase of common stock	—	—	(6,551,532)	(655)	(5,150,636)	—	—	—	(5,151,291)
Exercise of options	—	—	293,128	27	162,019	—	—	—	162,046
Costs related to equity transactions	—	—	—	—	(91,536)	—	—	—	(91,536)
Net income	—	—	—	—	—	—	—	1,592,015	1,592,015
Balances, December 31, 2012	125,000	13	20,275,655	2,028	8,499,138	(1,666,572)	(10,884)	1,241,529	8,065,252
Preferred stock dividend	—	—	—	—	—	—	—	(18,424)	(18,424)
Issuance of options	—	—	—	—	343,519	(343,519)	—	—	—
Stock-based compensation (net)	—	—	—	—	459,396	745,271	—	—	1,204,667
Redemption of preferred stock	(125,000)	(13)	—	—	(124,987)	—	—	—	(125,000)
Exercise of options	—	—	1,693,509	172	415,448	—	—	—	415,620
Net income	—	—	—	—	—	—	—	2,548,565	2,548,565
Balances December 31, 2013	—	$—	21,969,164	$2,200	$9,592,514	$(1,264,820)	$(10,884)	$3,771,670	$12,090,680

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$2,548,565	$1,592,015
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	199,894	202,714
Stock-based compensation	702,740	732,804
Amortization of advisor notes	189,960	196,124
Excess tax benefit related to share-based compensation	475,000	—
Changes in:
Deposits held at clearing brokers	(44)	(44)
Commissions receivable and other, net	599,481	(277,210)
Notes receivable, net	(418,980)	(245,662)
Other receivables, net	87,422	127,925
Prepaid expenses and other current assets	(696,278)	(48,854)
Securities owned, at fair value	6,316	(1,108)
Accounts payable and accrued expenses	869,835	(328,934)
Accrued commissions expense	(526,377)	393,897
Net cash provided by operating activities	4,037,534	2,343,667
Cash flows from investing activities
Purchase of property and equipment	(189,736)	(67,755)
Cash flows from financing activities
Dividends paid – preferred stock	(18,424)	(15,000)
Repurchase of common stock	—	(5,151,291)
Redemption of preferred stock	(125,000)
Proceeds from exercise of stock options	415,620	162,046
Costs related to equity transactions	—	(91,536)
Net cash provided by (used in) financing activities	272,196	(5,095,781)
Net increase (decrease) in cash and cash equivalents	4,119,994	(2,819,869)
Cash and cash equivalents at beginning of year	7,966,800	10,786,669
Cash and cash equivalents at end of year	$12,086,794	$7,966,800

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS — Summit Financial Services Group, Inc. (“SFSG” or the “Company”) is a holding company whose principal operating subsidiary is Summit Brokerage Services, Inc. (“SBS”). Through its network of approximately 230 independent branch offices, as well as its one Company-owned office, SBS provides a wide range of financial products and services to clients across the country. SBS is registered as a broker-dealer with the Securities and Exchange Commission, and is a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Investor Protection Corporation, the Municipal Securities Rulemaking Board and the National Futures Association.

SIGNIFICANT TRANSACTIONS — On November 16, 2013, SFSG entered into an agreement and plan of merger (the “Merger Agreement”) with RCS Capital Corporation (“RCS”) and Dolphin Acquisition, LLC (“Merger Sub”), a newly formed, wholly-owned subsidiary of RCS. The Merger Agreement was amended on March 17, 2014. Under the Merger Agreement, as amended, Merger Sub will merge with and into SFSG (the “Merger”), with the Company surviving the merger as a subsidiary of RCS. RCS expects that SFSG, once the Merger is consummated, will operate independently of RCS’s wholesale broker-dealer subsidiary, Realty Capital Securities, LLC, and function as a separate business unit alongside RCS’s existing operating subsidiaries.

As a result of the amendment, the Company estimates that its shareholders will receive (in both cash and shares of RCS Class A common stock) approximately $1.50 (including cash contributed by us), at the time of closing. Our shareholders are also entitled to their pro rata portion of a tax refund expected to be paid on or before June 30, 2015, currently estimated at $0.06 per share of Summit common stock. As a result, the Company estimates that the total consideration payable in connection with the merger to be $1.56 per share. The total consideration payable by RCS in the merger (in the form of cash and shares of RCS Class A common stock) is still estimated to be approximately $49 million.

CONSOLIDATION POLICY — The accompanying consolidated financial statements include the accounts of SFSG and its subsidiaries (collectively, the “Company”). SFSG’s primary subsidiary is SBS and its wholly owned subsidiaries Summit Financial Group, Inc. (a registered investment advisor), SBS Insurance Agency of Florida, Inc. (an insurance business) and its wholly owned subsidiaries, and Summit Holding Group, Inc. (a holding company). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

DEPOSITS HELD AT CLEARING BROKERS — The Company has interest-bearing deposits with its clearing brokers. The clearing brokers require deposits of all introducing brokers for whom they transact business.

COMMISSIONS RECEIVABLE AND OTHER, NET — The Company does not provide an allowance for commissions and other amounts due from its clearing brokers since, in the opinion of management, such amounts are fully collectible. For commissions due from parties other than the clearing brokers, the Company reduces the gross receivable based on the length of time it has been outstanding and other relevant factors. As of December 31, 2013 and 2012, the allowance amount was not significant. Also included within Commissions receivable and other, net are certain reimbursable amounts due from the Company’s financial advisors, which approximated $359,000 and $336,000 at December 31, 2013 and 2012, respectively.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

NOTES RECEIVABLE, NET — Notes receivable, net are comprised of amounts due from the Company’s financial advisors in the form of both non-forgivable and forgivable loans. Non-forgivable loans are typically repaid by the financial advisor from the amounts they would otherwise be due as a result of their gross production, while the forgivable loans are amortized, typically over a period of four years. Any amortized amounts are included in commissions and related costs in the Consolidated Statements of Income. The Company’s policy is to establish an allowance against the net amount of the notes. Furthermore, management periodically reviews the loans to determine whether additional allowances should be recorded or whether any amounts should be written off. As of December 31, 2013 and 2012, the Company had established allowances totaling approximately $195,000 and $86,000, respectively. In the event a financial advisor’s affiliation terminates prior to either the repayment of the loan or its complete amortization, the financial advisor is required to repay such balance to the Company.

OTHER RECEIVABLES, NET — Other receivables, net consist primarily of amounts due from employees and financial advisors of approximately $112,000 and $128,000 and miscellaneous receivables of approximately $119,000 and $190,000 at December 31, 2013 and 2012, respectively.

SECURITIES OWNED, AT FAIR VALUE — Securities owned are classified as trading securities and are thus marked to market and stated at estimated fair value, as determined by management, using the quoted closing or latest bid prices. The resulting differences between cost and estimated fair value are included in the Consolidated Statements of Income. Substantially all securities owned at December 31, 2013 and 2012, are categorized as Level 1 investments within the fair value hierarchy.

PROPERTY AND EQUIPMENT, NET — Property and equipment is recorded at cost. Depreciation, for financial reporting purposes, is primarily based on the straight-line method over the estimated useful lives of the related assets, generally 3 to 7 years. Leasehold improvements are amortized over the estimated remaining term of the related leases, or the useful life of the improvement, if shorter.

COMMISSION REVENUE AND EXPENSE — Commission revenue and the corresponding expense are recorded on a trade-date basis. The Company receives commissions and fee income on securities transactions sold by its financial advisors. The Company receives the gross amount of commissions due from the transactions and remits a percentage of that amount to the financial advisors based on a formal commission payout schedule maintained with each financial advisor and/or branch office. The following table reflects the various sources of commission revenue for the years ended December 31, 2013 and 2012:

	2013	2012
Insurance related products	$25,161,609	$24,666,110
Investment advisory fees	16,719,711	14,101,056
Other commission revenue	16,333,736	9,677,633
Mutual funds	11,969,612	10,059,597
Equities	11,653,173	9,703,751
Total	$81,837,841	$68,208,147

ADMINISTRATION AND SERVICE FEES — Administration and service fees are recorded as services are provided or underlying transactions are executed.

INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist primarily of the current tax provision plus deferred taxes.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax may also be recognized for operating losses and tax credits that are available to offset future taxable income (see Note 10).

STOCK OPTIONS — The Company accounts for stock-based compensation using the fair market value method. Most often, options are granted for the provision of future services, such as continued employment or, in the case of independent financial advisors, their affiliation with the Company. Consequently, the options typically provide for vesting over a period of years, with a certain percentage of the options vesting each year upon the anniversary date of the grant if the grantee is then still affiliated with the Company. In certain instances, unearned stock compensation is recorded for options issued to either employees or non-employees for services to be rendered in the future. Any unearned stock compensation is generally amortized over the period the underlying options are earned, which is typically the vesting period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The amortization of earned stock expense related to issuances to employees is included in the Consolidated Statements of Income under the caption “Employee Compensation and Benefits”, while the amortization of earned stock expense related to issuances to non-employees is included under the caption “Other Operating Expenses” (see Note 8).

INCOME PER SHARE — Basic income per share for the years ended December 31, 2013 and 2012, has been computed by dividing net income (less preferred dividends of $18,424 in 2013 and $15,000 in 2012) by the weighted average number of common shares outstanding. For the years ended December 31, 2013 and 2012, the following table reflects the effect of dilutive options and warrants and convertible preferred stock on basic and diluted earnings per share (“EPS”).

	2013			2012
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$2,548,565			$1,592,015
Less: preferred stock dividends	(18,424)			(15,000)
Income available to common shareholders	2,530,141	20,384,803	$0.12	1,577,015	26,484,699	$0.06
Effect of dilutive securities	—	5,006,880		—	5,005,645
Diluted EPS
Income available to common shareholders plus assumed conversions	$2,530,141	25,391,683	$0.10	$1,577,015	31,490,344	$0.05

The number of potentially anti-dilutive securities (options, warrants, convertible preferred stock) that were excluded from the fully diluted calculation for the years ended December 31, 2013 and 2012 totaled 6,500,177 and 9,195,798, respectively.

ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

period. Significant estimates by management include the determination of the amounts to accrue with respect to certain litigation, the ultimate outcome of which is not determinable until such litigation has been settled, the valuation of intangible assets, the allowances for notes receivable from financial advisors, and stock-based compensation. Actual results could differ from those estimates.

RECLASSIFICATIONS — Certain amounts from the prior year have been reclassified to conform to the current-year presentation. These reclassifications had no impact on the reported net income for 2012.

NOTE 2 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2013 and 2012 (see Note 9):

	2013	2012
Computer systems and software	$437,890	$407,917
Equipment and furniture	358,096	340,352
Leasehold improvements	186,486	167,558
Total	982,472	915,827
Less: accumulated depreciation and amortization	(580,767)	(503,964)
Total property and equipment, net	$401,705	$411,863

NOTE 3 — GOODWILL

Goodwill, resulting from the 2003 acquisition of a branch office, is reviewed for impairment at least annually, with the Company recording adjustments, if any, that are deemed appropriate. No such impairment expense was recorded in 2013 or 2012.

NOTE 4 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31, 2013 and 2012:

	2013	2012
Accounts payable	$623,314	$242,365
Accrued expenses and other accrued liabilities	1,433,346	1,419,309
Accrued wages and other	634,879	160,030
	$2,691,539	$1,821,704

NOTE 5 — COMMON STOCK

In December 2006, the Company established the 2006 Incentive Compensation Plan (“the 2006 Plan”) as the successor to the 2000 Incentive Compensation Plan (the “2000 Plan”) established in July 2000 (collectively, “the Plans”). The terms of the Plans provide for grants of stock options (incentive and non-statutory), stock appreciation rights, and restricted stock to employees and consultants of the Company capable of contributing to the Company’s performance (see Note 8).

During 2013, the Company did not repurchase any shares of its common stock. During 2012, the Company repurchased and retired approximately 6.55 million shares of its common stock for aggregate consideration of approximately $5.15 million.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 6 — PREFERRED STOCK

On March 27, 2002, the Company amended its Articles of Incorporation to designate 150,000 shares as Series A Convertible Preferred Stock from its 5,000,000 authorized shares of undesignated preferred stock, par value $0.0001 per share. During the year ended December 31, 2001, the Company issued 125,000 shares of 12%, cumulative Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $125,000. On October 30, 2013, the Company redeemed all outstanding Series A Preferred Stock for total consideration of $125,000, plus any unpaid dividends, in accordance with the terms of the Series A Preferred Stock.

All shares of Series A Preferred Stock were non-voting. The holders of Series A Preferred Stock were entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.12 per annum, subject to voluntary conversion. Such dividends were to be accrued and cumulative from the issue date. Dividends were payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year; provided, however, the first dividend payment date shall not occur before the last calendar day of the first full fiscal quarter following the issue date.

NOTE 7 — OTHER REVENUE AND OTHER OPERATING EXPENSES

Other Revenue and Other Operating Expenses are summarized as follows:

	2013	2012
Other Revenue
Administration and service	$3,293,397	$2,663,753
Fixed income trading	705,506	549,011
Other	962,218	817,099
	$4,961,121	$4,029,863
Other Operating Expenses
Advisor acquisition and retention	$1,874,720	$1,644,857
Professional fees	1,403,197	580,756
Insurance	709,635	659,201
Other	1,235,162	943,801
	$5,222,714	$3,828,615

NOTE 8 — STOCK OPTIONS AND WARRANTS

The Company accounts for all option issuances (including those issued by the Company to both employees and non-employees of SBS) using the fair market value method. In connection therewith, the Company records, upon the issuance of each option, unearned stock-based compensation in an amount equal to the number of shares covered by the option multiplied by the estimated fair value per option. The amount recorded as unearned stock-based compensation is then amortized over the vesting period of the option. Consequently, the total expense recognized in the current period represents the amortized portion, if any, of the fair value of all outstanding options.

On December 13, 2006, the Company’s shareholders approved the 2006 Incentive Compensation Plan (the “2006 Plan”), as the successor to the 2000 Incentive Compensation Plan. The terms of the 2006 Plan provide for grants of stock options (incentive and non-statutory), stock appreciation rights (“SARs”), and restricted stock to eligible persons capable of contributing to the Company’s performance. The total number of shares of common stock that may be subject to the granting of awards under the 2006 Plan at any time during the term of the 2006 Plan was increased from 22,000,000 to 27,000,000 during 2012. As of December 31, 2013, approximately 5.2 million shares were available for issuance under the 2006 Plan.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

The following table summarizes information about stock option activity during 2012 and 2013:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2011	17,918,639		$0.58
Granted	1,581,253		$0.84
Granted upon cancellation of previously issued options	1,926,808		$0.80
Cancelled (as part of options that were cancelled and replaced)	(1,926,808)		$0.65
Forfeited or expired	(1,045,978)		$0.69
Exercised	(319,794)		$0.56
– Net Activity for 2012	215,481	$
Outstanding at December 31, 2012	18,134,120		$0.61
Granted	1,211,333		$0.85
Granted upon cancellation of previously issued options	600,000		$0.85
Cancelled (as part of options that were cancelled and replaced)	(600,000)		$0.45
Forfeited or expired	(336,909)		$0.63
Exercised for cash	(957,915)		$0.43
Cashless exercise	(1,059,198)		$0.38
– Net Activity for 2013	(1,142,689)	$
Outstanding at December 31, 2013	16,991,431		$0.67

The following schedule reflects the number of shares covered by, and the fair market value of, stock option and warrant activity during 2013 and 2012 related to both employees and non-employees.

	2013	2012
Shares
Option grants – employees	1,206,333	1,211,656
Option grants – non-employees	5,000	369,597
Warrant grants – non-employees	—	—
Grants of replacement options – employees	600,000	957,783
Grants of replacement options – non-employees	—	969,025
Forfeited, expired or exercised – employees	(1,819,579)	(629,387)
Forfeited, expired or exercised – non-employees	(534,443)	(736,385)
Cancelled options – employees	(600,000)	(957,783)
Cancelled options – non-employees	—	(969,025)
	(1,142,689)	215,481
Fair Market Value
Options issued – employees	$339,817	$411,728
Options issued – non-employees	3,702	182,147
	$343,519	$593,875
Earned Stock Expense
Earned stock expense, net – employees	$551,193	$584,052
Earned stock expense, net – non-employees	151,547	148,752
	$702,740	$732,804

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

During 2013, options to acquire 2,017,113 shares of common stock with a weighted average exercise price of $0.40 were exercised, resulting in the issuance of 1,693,509 shares. The difference between the number of shares underlying the options exercised and the number of common stock shares actually issued resulted from the grantees of certain of the exercised options electing to exercise such options on a cashless basis. The calculation for determining the number of shares to be issued on a cashless basis was as follows: (i) the aggregate intrinsic value was calculated, which was equal to the difference between (a) the fair market value of the Company’s common stock at the time of exercise less (b) the exercise price of the options being exercised, which difference was then multiplied by the total number of options being exercised; and (ii) the aggregate intrinsic value was then divided by the fair market value of the Company’s common stock at the time of the exercise to determine the number of common stock shares to be issued. The net proceeds to the Company resulting from the exercise for cash of options during 2013 were $415,620. The aggregate exercise price associated with options that were exercised on a cashless basis was $399,944. No proceeds were received by the Company from such cashless exercise. The approximate weighted average intrinsic value per share — that is, the difference between the market price of the common stock at the time of exercise and the exercise price — was $0.78

During 2012, the Company completed a tender offer wherein options entitling the holders thereof to acquire approximately 1.7 million shares of common stock with a weighted average exercise price of $0.66 were cancelled and replaced with options for a like number of shares having a weighted average exercise price of $0.80. During 2012, options to acquire 319,794 shares of common stock with a weighted average exercise price of $0.56 were exercised, resulting in proceeds of approximately $162,000. The approximate weighted average intrinsic value per share — that is, the difference between the market price of the common stock at the time of exercise and the exercise price — was $0.20.

As of December 31, 2013, the Company had the following common stock equivalents (“CSEs”) outstanding and exercisable:

	Outstanding			Exercisable
	Number	Weighted Average Exercise/ Conversion Price	Weighted Average Remaining Contractual Term	Number	Weighted Averages Exercise/ Conversion Price	Weighted Average Remaining Contractual Term
Options	16,991,431	$0.67	3.9	12,446,090	$0.61	3.7
Warrants	559,000	$0.53	1.1	559,000	$0.53	1.1
Deferred Stock Units	2,800,000	$—	6.0	1,200,000	$—	6.0
Total CSEs	20,350,431	$0.57	4.1	14,205,090	$0.55	3.8

As of December 31, 2013 and 2012, there was approximately $1.26 million and $1.67 million, respectively, of total unrecognized stock-based compensation cost, which cost is expected to be recognized over a weighted average period of 2.5 years and 2.2 years, respectively.

The weighted average fair value of options granted during 2013 and 2012 was $0.19 and $0.17 per option, respectively.

As of December 31, 2013, the aggregate intrinsic value of vested and exercisable options was approximately $7.9 million, based on approximately 12.4 million vested options outstanding, a weighted average exercise price of $0.61 and a year-end closing price for the Company’s common stock of $1.24 per share.

During 2003, the Company issued warrants entitling the holders thereof to acquire up to 1,478,000 shares of common stock at a price of $.30 per share. These warrants were exercisable for a period of five years and had expiration dates ranging from March 18, 2008 to April 11, 2008. During 2006, the Company agreed to

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

extend the term of warrants covering 838,000 shares of common stock by two years, with expiration dates ranging from March 18, 2011 to April 11, 2011. During 2009, holders of warrants underlying 509,000 shares of common stock cancelled and replaced their warrants in exchange for new warrants with an exercise price of $.50 per share, immediate vesting and a five-year term. During 2011, a holder of warrants underlying 200,000 shares of common stock exercised such warrant, resulting in proceeds of $60,000 to the Company. The intrinsic value per share was $0.21. No warrants were issued or exercised during 2013. During 2012, the Company issued a warrant entitling the holder thereof to acquire up to 50,000 shares of the Company’s common stock at an exercise price of $0.85. As of December 31, 2013 and 2012, there were outstanding warrants allowing the holders thereof to purchase 559,000 shares of common stock. The exercise prices for outstanding, as well as currently exercisable, warrants range from $0.50 to $0.85.

As a result of the exercise of options during 2013, the Company recognized a tax benefit of approximately $440,000, which represents the total intrinsic value of all option exercises of approximately $1,581,000 multiplied by the Company’s effective tax rate of approximately 28%. During 2012, the Company recognized a tax benefit of approximately $30,000, which represents the total intrinsic value of all option exercises of approximately $60,000 multiplied by the Company’s effective tax rate of approximately 50% (see Note 10).

For purposes of valuing options and warrants, the Company uses the Black-Scholes option pricing model. For the years ended December 31, 2013 and 2012, the following assumptions have been utilized:

	2013	2012
Expected life (in years)	5 – 7	5 – 7
Risk-free interest rate	0.80% – 2.0%	0.10% – 1.41%
Volatility	40.6%	40.6% – 55.7%
Dividend yield	0.0%	0.0%

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, we entered into two separate lease agreements for office space in Boca Raton, Florida. The first lease (“Lease Agreement”) is for 13,554 square feet of office space to house the corporate headquarters for the Company’s operations and expires August 31, 2017, with the Company having the option to extend the Lease Agreement for two five-year renewal terms. Initial base rent is approximately $23,719 per month, subject to certain fixed increases over the course of the term, as set forth in the Lease Agreement. The second lease (“Second Lease Agreement”) is for 4,264 square feet of office space to house certain financial advisors and expires August 31, 2017, with the Company having the option to extend the Second Lease Agreement for two five-year renewal terms. Initial base rent was $7,462 per month through February 2013 when the lease was amended, and the base rent amount increased to $7,917 per month, subject to certain fixed increases over the course of the term.

Total rent expense, including month-to-month leases for the years ended December 31, 2013 and 2012, was approximately $774,000 and $762,000, respectively.

SBS also leases certain equipment under operating leases, which provide for minimum monthly payments of approximately $4,000 through December 2015.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

The approximate minimum annual, non-cancelable rent payments due under all Company operating leases (based only on the base rent, without regard to the Company’s share of common areas and other expenses) are as follows:

Year	Amount
2014	$413,000
2015	425,000
2016	438,000
2017	298,000
$1,574,000

Legal Proceedings

The Company is a party to legal proceedings relating to various claims and lawsuits arising in the normal course of business. Management has provided an accrual for estimated probable losses that could result from these matters. Management believes that the range of potential net losses resulting from these proceedings in excess of the accrued amount, if any, will not be material to the Company’s financial position or results of operations.

SBS is a registered broker-dealer and as such is subject to the continual scrutiny of those who regulate its industry, including FINRA, the United States Securities and Exchange Commission, and the various securities commissions of the states and jurisdictions in which it operates. As part of the regulatory process, SBS is subject to routine examinations, the purpose of which is to determine SBS’s compliance with rules and regulations promulgated by the examining regulatory authority. It is not uncommon for the regulators to assert, upon completion of an examination, that SBS has violated certain of these rules and regulations. Where possible, SBS endeavors to correct such asserted violations as soon as possible. In certain circumstances, and depending on the nature and extent of the violations, SBS may be subject to disciplinary action, including fines.

In November and December 2013, the Company and its directors were named as defendants in class action lawsuits alleging that the directors had breached their fiduciary duty arising from the proposed Merger transaction with RCS, and that RCS and Merger Sub aided and abetted the directors’ breach of their fiduciary duty. The cases were consolidated and the plaintiffs have not yet specified an amount of damages. We believe that the consolidated lawsuit is without merit and intend to vigorously defend ourselves, although no assurance can be given as to the ultimate outcome of the lawsuit.

Retirement Plan

The Company has a retirement plan, which management believes qualifies as a deferred compensation plan (the “Plan”), under Section 401(k) of the Internal Revenue Code. All employees who are at least 21 years old are eligible to participate in the Plan on the first day of the month following their six-month anniversary of service. During the years ended December 31, 2013 and 2012, the Company matched 100% of the eligible participant’s contribution up to 3% of the participant’s qualifying wages and then 50% of the next 2% of participant’s contribution. Company matching contributions charged to employee compensation and benefits for the years ended December 31, 2013 and 2012, approximated $163,000 and $144,000, respectively.

Natural Disasters

The Company’s operations are located in an area that has been, and will potentially be, affected by tropical storms. In prior years, some portions of the Company’s operations have been impacted by such storms. Although the Company maintains business interruption insurance, and has filed claims related to storms in prior years, there can be no assurance that, in the future, the amount of such proceeds will be sufficient to offset any losses incurred. The Company does not reserve any amounts for such contingency.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

Clearing Firms

Included in the Company’s clearing agreements with its clearing brokers is an indemnification clause. This clause relates to instances where the Company’s clients fail to settle securities transactions. In the event this occurs, the Company has indemnified the clearing brokers to the extent of the net loss on the unsettled trade. At December 31, 2013, management of the Company had been notified by the clearing brokers of a potential loss relating to this indemnification, which amount has been included as an accrued liability.

Other

In connection with the execution of the employment agreement with, and the related issuance of stock options and deferred shares to, the Company’s Chief Executive Officer, the Company has agreed to pay the income tax liability incurred by the Chief Executive Officer upon the exercise of such stock options or the delivery of such deferred shares. The Company’s obligation to pay such tax, however, shall not exceed the amount of the tax benefit the Company receives as a direct result of the Chief Executive Officer’s exercise of the stock options or any portion thereof, or the delivery of the deferred shares or any portion thereof. The Chief Executive Officer did not exercise any options, nor were any deferred shares delivered, in either 2013 or 2012 that would have created the aforementioned obligation.

NOTE 10 — INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. As of December 31, 2013 and 2012, the Company recognized a deferred tax asset, prior to the valuation allowance, of approximately $2,052,000 and $1,881,000, respectively, the significant components of which are as follows:

	2013	2012
Deferred tax assets
Amortization of stock-based compensation	$1,298,000	$1,154,000
Difference between book and tax depreciation	316,000	265,000
Amortization of client list and goodwill	159,000	199,000
Allowances and other items	279,000	263,000
Net deferred tax asset before valuation allowance	$2,052,000	$1,881,000

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2013 and 2012, the Company has established a valuation allowance equal to the amount of the net deferred tax asset. The valuation allowance increased by approximately $171,000 and $522,000 during the years ended December 31, 2013 and 2012, respectively.

The Company’s effective tax rate differs from the statutory federal income tax rate due to the following at December 31, 2013 and 2012:

	2013	2012
Tax at statutory rate	34.0%	34.0%
Increase resulting from:
Effect of state income tax	3.6%	5.0%
Effect of non-deductible expenses	4.8%	7.1%
Effect of other items	(3.1)%	3.9%
Effective tax rate	39.3%	50.0%

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 10 — INCOME TAXES  – (continued)

The federal and state income tax provision is approximately as follows for the years ended December 31, 2013 and 2012:

	2013	2012
Current
Federal	$1,407,000	$1,482,000
State	241,000	254,000
	1,648,000	1,736,000
Deferred
Federal	—	—
State	—	—
	—	—
Total provision for income taxes	$1,648,000	$1,736,000

The entire federal and state income tax provisions for the years ended December 31, 2013 and 2012 are considered current after giving effect to the increase in the deferred tax asset valuation allowance. As of December 31, 2013, with few exceptions, the consolidated income tax returns filed by SFSG are no longer subject to income tax examinations by the U.S. Federal taxing authorities for any years prior to 2010.

NOTE 11 — CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

CONCENTRATIONS — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, deposits, commissions receivable, notes and other receivables. The Company places its temporary cash investments with financial institutions, which balances may exceed federally insured limits.

During the years ended December 31, 2013 and 2012, transactions representing approximately 32% and 34%, respectively, of the Company’s total commission revenues were processed through one of the Company’s clearing brokers. During 2013 and 2012, approximately 52% of the Company’s total commission revenues were processed through both of its clearing brokers. At December 31, 2013 and 2012, commissions receivable from this clearing broker represented approximately 11% of total commissions receivable.

FAIR VALUE — All financial instruments are carried at amounts that approximate fair value because of the short maturity of these instruments.

NOTE 12 — NET CAPITAL REQUIREMENT

SBS is a “Fully Disclosed Broker-Dealer.” SBS does not carry client accounts and does not accept client funds or securities. Instead, it has entered into a “clearing agreement” with its clearing brokers and has fully disclosed all of its client accounts to these brokers.

SBS is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital. Under the Rule, the SBS is required to maintain minimum net capital equal to the greater of: (i) $250,000, or (ii) 6.67% of aggregate indebtedness. The Rule also requires that SBS’s ratio of aggregate indebtedness to net capital not exceed 15 to 1, as computed under SEC Rule 15c-3-1.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 12 — NET CAPITAL REQUIREMENT  – (continued)

The amount of net capital during any period will fluctuate based on a number of factors, including the operating results of SBS. Net capital will also be impacted by contributions to SBS from SFSG, as well as distributions from SBS to SFSG. At December 31, 2013 and 2012, SBS had net capital of approximately $5.0 million and $3.7 million, respectively, and the Company’s aggregate indebtedness to net capital ratio was 0.91 to 1 and 1.23 to 1, respectively, as computed under SEC Rule 15c-3-1.

Cetera Financial Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the
Years Ended December 31, 2013 and 2012 and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of Cetera Financial Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Cetera Financial Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cetera Financial Holdings, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

February 27, 2014 except for Note 17, as to which the date is May 5, 2014

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

	2013	2012
ASSETS
Cash and cash equivalents	$129,005	$136,221
Cash and securities segregated under federal and other regulations (securities with fair value of $6,998 in 2013 cash of $1,000 and securities with fair value of $4,998 in 2012)	6,998	5,998
Receivable from brokers, dealers, and clearing organizations	1,266	1,623
Receivable from customers	6,554	11,974
Securities owned – at fair value	1,355	4,150
Deferred compensation plan investments	76,298	53,770
Commissions receivable	50,605	36,982
Notes receivable, net allowance of $2,545 and $35 in 2013 and 2012, respectively	46,822	37,108
Fixed assets – net of accumulated depreciation of $16,301 and $11,533 in 2013 and 2012, respectively	16,350	12,537
Deferred income tax assets – net	38,505	27,889
Intangible assets – net of accumulated amortization of $33,201 and $19,981 in 2013 and 2012, respectively	76,545	67,371
Goodwill	19,424	16,037
Prepaid expenses	8,910	5,978
Other assets	32,202	28,295
TOTAL ASSETS	$510,839	$445,933
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS' EQUITY
LIABILITIES:
Payable to customers	$11,407	$13,731
Payable to brokers, dealers, and clearing organizations	510	1,122
Deferred compensation plan accrued liabilities	75,456	54,062
Commissions payable	64,196	45,696
Accrued compensation	15,985	14,741
Accounts payable and accrued expenses	23,145	19,381
Other liabilities	21,873	20,335
Notes payable	208,688	117,000
Total liabilities	421,260	286,068
MEZZANINE EQUITY – Series A convertible preferred stock, $0.01 par value – authorized, 400,000 shares; issued, 386,197 and 384,924 shares; outstanding, 384,142 and 383,748 shares; inclusive of accrued dividend; liquidation preference of $27,247 and $50,659, respectively; net of cash dividend of $29,159 in 2013	40,305	53,972
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value – authorized, 2,000,000 shares; issued, 951,088 and 930,995 shares; outstanding 944,116 and 929,945 shares, respectively	9	9
Additional paid-in capital	48,353	96,610
Deferred share-based compensation	3,026	(506)
(Accumulated deficit)/retained earnings	(2,114)	9,780
Total stockholders' equity	49,274	105,893
TOTAL	$510,839	$445,933

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
REVENUES:
Commissions	$636,951	$496,843
Advisory fees and services	313,597	252,105
Asset based fees	34,035	33,378
Transaction and other fees	87,094	67,419
Total Revenues	1,071,677	849,745
EXPENSES:
Commissions	854,931	664,212
Employee compensation and benefits	91,273	79,522
Professional fees and outside services	15,287	10,375
Clearing and exchange fees	15,512	12,494
Depreciation and amortization	17,989	15,865
Technology costs	15,979	16,906
Occupancy and equipment	10,514	9,337
Promotional	10,604	8,533
Interest expense	11,886	6,876
Other expenses	9,456	7,374
Acquisition related costs	5,270	4,967
Separation costs	3,904	1,751
Change in contingent consideration	936	4,452
Total Operating Expense	1,063,541	842,664
Loss on extinguishment of debt	2,834	—
Total Expense	1,066,375	842,664
OPERATING INCOME BEFORE INCOME TAX EXPENSE	5,302	7,081
INCOME TAX EXPENSE	(2,184)	(2,288)
NET INCOME	$3,118	$4,793

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Deferred Share-Based Compensation	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	Amount
BALANCE – January 1, 2012	925,878	$9	$95,192	$(1,378)	$11,962	$105,785
Repurchase of common stock	(781)	—	(114)	—	—	(114)
Issuance of common stock	2,987	—	404	—	—	404
Common stock options exercised	1,861	—	189	—	—	189
Accrued dividend on convertible preferred stock	—	—	—	—	(4,774)	(4,774)
Beneficial conversion of preferred stock	—	—	—	—	(2,201)	(2,201)
Amortization of deferred share-based compensation	—	—	—	872	—	872
Share-based compensation expense	—	—	939	—	—	939
Net income	—	—	—	—	4,793	4,793
BALANCE – December 31, 2012	929,945	9	96,610	(506)	9,780	105,893
Repurchase of common stock	(5,922)	—	(342)	—	—	(342)
Issuance of common stock	3,079	—	516	—	—	516
Common stock options exercised	17,014	—	556	—	—	556
Accrued dividend on convertible preferred stock	—	—	—	—	(5,268)	(5,268)
Beneficial conversion of paid-in-kind dividend on preferred stock	—	—	—	—	(9,744)	(9,744)
Amortization of deferred share-based compensation	—	—	—	4,149	—	4,149
Dividends on common and restricted stock	—	—	(50,461)	(1,000)	—	(51,461)
Share-based compensation expense	—	—	1,248	—	—	1,248
Excess tax benefits from share-based compensation	—	—	226	383	—	609
Net income	—	—	—	—	3,118	3,118
BALANCE – December 31, 2013	944,116	$9	$48,353	$3,026	$(2,114)	$49,274

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,118	$4,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	4,769	4,824
Amortization of intangible assets	13,220	11,030
Amortization of credit facility issuance costs	1,217	497
Loss on extinguishment of debt	2,834	—
Notes receivable amortization and allowance – net of accretion	9,887	3,132
Change in contingent consideration	936	4,212
Deferred income taxes	(7,187)	(657)
Share-based compensation expense	1,248	939
Amortization of deferred share-based compensation	4,149	872
Preferred stock interest expense	410	—
Changes in operating assets and liabilities:
Cash and securities segregated under federal and other regulations	(1,000)	(1,001)
Net receivable/payable from brokers, dealers, and clearing organizations	1,863	645
Net receivable/payable from customers	3,096	2,319
Net deferred compensation assets and liabilities	(751)	(277)
Securities owned	2,794	(734)
Notes receivable	(19,600)	(11,827)
Commissions receivable	(4,068)	28
Prepaid expenses	(2,931)	(2,015)
Other assets	2,225	(9,451)
Commissions payable	9,313	(2,871)
Accounts payable and accrued expenses	(3,625)	2,382
Accrued compensation	1,244	5,987
Other liabilities	(2,955)	3,086
Net cash provided by operating activities	20,206	15,913
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,303)	(2,240)
Acquisitions, net of existing cash balance	(18,778)	(74,383)
Net cash used in investing activities	(27,081)	(76,623)
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable – issuance	210,000	135,000
Notes payable – retirement	(118,313)	(75,952)
Credit facility issuance costs	(8,437)	—
Common stock – issuance	1,072	584
Common stock – repurchase	(342)	(105)
Convertible preferred stock – issuance	208	167
Convertible preferred stock – repurchase	(145)	(40)
Dividends paid to investors – common stock	(50,461)	—

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – Continued
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
Dividends paid to investors – preferred stock	(29,159)	—
Payment of contingent consideration	(5,373)	—
Share-based compensation income tax benefit	609	—
Net cash provided by (used in) financing activities	(341)	59,654
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,216)	(1,056)
CASH AND CASH EQUIVALENTS – Beginning of year	136,221	137,277
CASH AND CASH EQUIVALENTS – Ending of year	$129,005	$136,221
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$9,538	$6,379
Cash paid for income taxes	$10,083	$2,586
NONCASH INVESTING ACTIVITIES – Accrued dividend and beneficial conversion of paid-in-kind dividends on convertible preferred stock	$15,012	$6,975

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

1.  NATURE OF BUSINESS AND OWNERSHIP

Cetera Financial Holdings, Inc., a Delaware holding corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Holdings”) is a provider of technology, brokerage and investment advisory services supporting a broad range of independent financial advisers, registered investment advisors and financial institutions, throughout the United States of America. Through its proprietary technology, custody and clearing platforms, the Company provides access to diversified financial products and services enabling its customers to offer independent financial advice and investment services to retail investors.

Operations of Subsidiaries — The Company owns 100% of the issued and outstanding common stock of Cetera Financial Group, Inc. (“Group”). Group is the sole member of Cetera Advisor Networks LLC (“Networks”), Cetera Advisors LLC (“Advisors”), Cetera Financial Specialists LLC (“Specialists”), Cetera Investment Services LLC doing business as Cetera Financial Institutions (“Institutions”), Cetera Investment Advisers LLC (“Investment Advisers”), and Cetera Investment Management LLC (“Investment Management”). A centralized executive team, headquartered in El Segundo, California, manages Group. The majority stockholder of the Company is Lightyear Fund II, L.P. (“Lightyear”), which is managed by an affiliate of Lightyear Capital, LLC.

Networks, Advisors, Specialists, and Institutions are broker-dealers registered under the Securities Exchange Act of 1934, and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Networks, Advisors, Institutions, Investment Advisers and Investment Management are registered as investment advisers under the Investment Advisers Act of 1940.

Networks, Advisors, and Specialists provide brokerage and insurance services to the public through national networks of registered representatives. Networks and Advisors are also registered investment advisors and provide investment advice and financial planning services to clients. Registered representatives of Specialists who provide investment advisory services to their clients are registered as investment adviser representatives of Investment Advisers. Networks, Advisors, and Specialists are fully disclosed introducing broker-dealers that clear all securities transactions through an unaffiliated clearing broker, (Pershing, LLC) and do not carry customer accounts.

Institutions provide brokerage, insurance, and investment advisory services to customers through networking agreements with financial institutions. Institutions are a self-clearing broker-dealer.

Investment Management provides institutional investment services to its affiliated companies that are registered as investment advisers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the Company to make estimates and assumptions regarding the valuation of certain financial instruments, intangible assets and goodwill, allowance for doubtful accounts, valuation of share-based compensation, contingent considerations, accruals for liabilities, income taxes, revenue and expense accruals, and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable. Actual results could differ from those estimates.

Consolidation — The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany transactions and balances have been eliminated.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Cash and Cash Equivalents — Cash and cash equivalents are composed of interest and noninterest-bearing deposits and money market funds that meet the definition of a cash equivalent. Cash equivalents are highly liquid investments, with original maturities of less than 90 days that are not required to be segregated under federal or other regulations and there are no restrictions on the redemptions of money market funds.

Cash and Securities Segregated under Federal and Other Regulations — The Company segregates cash and securities pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3.

Receivable from Brokers, Dealers, and Clearing Organizations — Receivable from and payable to brokers, dealers, and clearing organizations are recorded at contract value and result from the Company’s normal brokerage activities.

Receivable from and Payable to Customers — Receivable from customers includes amounts due on cash and margin transactions. The Company extends credit to its customers to finance their purchases of securities on margin. Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected in the consolidated statements of financial condition. Payable to clients represents credit balances in customer accounts arising from deposits of funds, proceeds from sales of securities and dividend and interest payments received on securities held in customer accounts.

Securities Owned — Securities owned are stated at fair value with realized and unrealized gains and losses being recorded in transaction and other fees in the consolidated statements of income. Management determines fair value based on published market prices or quotes obtained from independent pricing services. Transactions are accounted for on a trade date basis. Dividend income is recorded when declared and interest income is recorded when earned.

Notes Receivable — The Company loans money to certain of its registered representatives under two types of promissory note agreements, which bear interest at various rates. Such agreements include forgivable promissory notes and payback promissory notes, which are described more fully in Note 4. In accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations, all notes receivables are recorded at fair value as of the date of an acquisition (“Acquired Loans”). The Company applies the effective interest income method for the discount accretion. Management establishes an allowance that it believes is sufficient to cover any probable losses. When establishing this allowance, management considers a number of factors, including its ability to collect from the registered representative and the Company’s historical experience in collecting on such transactions.

Fixed Assets — Furniture, equipment, computers, purchased software, capitalized software, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, computers, and purchased software are depreciated over a period of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the terms of the underlying leases. Management reviews fixed assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Software Development Costs — Software development costs are charged to operations as incurred. Software development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization. The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three to seven years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation,

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that the future economic benefits are less than probable.

Income Taxes — The Company and its subsidiaries file a consolidated tax return. The Company and its subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, the allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent of their losses.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company assesses the likelihood that the deferred tax assets will be realizable, and to the extent, it is more-likely-than-not that such deferred tax assets will not be realized a valuation allowance is established.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes, and determined that there are no uncertain tax positions that would have a material impact on the consolidated financial statements of the Company. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in current income taxes payable and income tax expense on the consolidated statements of financial condition and consolidated statements of income, respectively.

Acquisitions — When acquiring companies, the Company recognizes separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. When the acquisition includes contingent consideration, a discounted cash flow methodology is employed to determine the fair value of the contingent consideration at acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company's estimates are inherently uncertain and subject to refinement.

Intangible Assets and Goodwill — The Company classifies intangible assets into two categories: (1) intangible assets with definite lives subject to amortization, and (2) goodwill. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include assessing the existing customers and the cash flows, terms of contractual agreements, the history of the asset, and the Company’s long-term strategy for the use of the asset. Intangible assets that are considered to have definite lives are amortized over their useful lives, generally ranging from 5 – 20 years. Management reviews intangible assets for impairment whenever indications of impairment exist. Impairment exists when the carrying amount of the intangible asset exceeds its implied fair value, resulting in an impairment charge for the excess.

Goodwill is not amortized, but is tested for impairment annually or more frequently if events or circumstances indicate that goodwill may be impaired. The Company uses a variety of methodologies in conducting impairment assessments including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to the excess. No impairment occurred for the years ended December 31, 2013 and 2012.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Classification and Valuation of Certain Investments — The classification of an investment determines its accounting treatment. The Company generally classifies its investments in debt and equity instruments (including mutual funds, annuities, corporate bonds, government bonds and municipal bonds) as trading securities. The Company has not classified any investments as available-for-sale. Investment classifications are subject to ongoing review and can change. Securities classified as trading are carried at fair value, while securities classified as held-to-maturity are carried at cost or amortized cost. The fair value of securities is determined by obtaining quoted market prices. Both unrealized and realized gains and losses on trading securities are recognized in other expense on a net basis in the consolidated statements of income.

Securities Owned and Securities Sold, But Not Yet Purchased — Securities owned and securities sold, but not yet purchased are reflected on a settlement-date basis at market value in other assets/liabilities with realized and unrealized gains and losses being recorded in other expense in the consolidated statements of income.

Debt Issuance Costs — Debt issuance costs have been capitalized and are being amortized as additional interest expense over the expected terms of the related debt agreements.

Other Assets — Other assets are primarily receivables from third parties as well as prepaid expenses.

Derivative Instruments and Hedging Activities — The Company from time to time uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. The Company purchases interest rate caps and the counterparties to the agreements are required to pay the Company interest on a notional balance if interest rates exceed the contracted amount.

All derivatives are reported at their corresponding fair value in the Company’s consolidated statements of financial condition. The Company records the change in the derivatives fair value as additional interest income or expense in the consolidated statements of income.

Fair Value of Financial Instruments — Substantially, all of the Company’s financial instruments are carried at fair value. Receivables and payables including payback notes are carried at cost or cost plus accrued interest, which approximates fair value. Forgivable notes contain provisions for forgiveness of principal and accrued interest and have minimal cash inflows associated with them. As a result, the fair value of the forgivable notes is insignificant. The estimated fair value of the note payable is determined based upon the carrying value of the loan and anticipated revenue production for the applicable registered representative population.

Revenue Recognition:

Commissions — The Company records commissions received from securities transactions on a settlement-date basis, which is not materially different from the trade-date basis. Commissions generated from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. A substantial portion of commissions revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.

Advisory Fees and Services — The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed at the beginning of each quarter. These fees, and the related expenses, are recognized over the period earned. A substantial portion of advisory fees and services revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. The Company

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

records an estimate for commissions payable based upon estimated payout ratios for each product for which the Company has accrued advisory fees and services revenue.

Asset-Based Fees — Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products.

Transaction and Other Fees — The Company charges transaction fees for executing transactions on client accounts. Transaction-related charges are recognized on a settlement-date basis, which is not materially different from the trade-date basis. Other revenue includes fees charged to clients such as individual retirement account maintenance fees, margin interest, and confirmation fees, as well as fees charged to registered representatives for contracted services such as affiliation and transaction fees. These fees are recognized as earned.

Employee Compensation and Benefits — The Company records compensation and benefits for all wages, benefits, and related taxes as earned by its employees. Employee compensation includes benefits expense, recruiting and relocation cost, and fees earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Separation Costs — Separation costs represent acquisition related integration and transition expenses.

Stock-Based Compensation — Stock-based awards are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model (service condition options) or a lattice valuation model (performance condition options). Stock-based compensation expense for service condition options is recognized over the requisite service period and includes the Company’s estimate of expected forfeitures. Stock-based compensation expense for awards containing a performance condition is recognized based on the probable outcome of the performance condition at each reporting date. At the end of the contingency period, the total compensation cost recognized will be the grant-date fair value of all units that actually vest based on the outcome of the performance conditions.

Legal Reserves — The Company records reserves for legal proceedings in accounts payable and accrued expenses in the consolidated statements of financial condition. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to, future legal expenses, the amount of the claim, the amount of the loss in the client’s account, the basis and validity of the claim, the possibility of liability on the part of a registered representative, likely insurance coverage, previous results in similar cases, legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded as other expense in the consolidated statements of income.

Recent Accounting Pronouncements — In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220) — Clarifying Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which updates disclosure requirements to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update are effective prospectively for reporting periods beginning after December 15, 2013 for nonpublic entities. This update is only disclosure related and has no impact on the Company's results of operations, financial condition or cash flows.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends U.S. GAAP to conform it with fair value measurement and disclose requirements in International Financial Reporting Standards. The

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 in 2012 did not have a material effect on the Company’s operations or financial reporting.

3.  ACQUISITIONS

2013 Acquisition

Tower Square Securities, Inc. (TSS) and Walnut Street Securities, Inc. (WSS)

On August 30, 2013, the Company acquired all of the outstanding common stock of Tower Square Securities, Inc. and Walnut Street Securities, Inc. (collectively, “TSS/WSS”) for an aggregate purchase price of $37,636. TSS/WSS provides brokerage, investment advisory and planning services, and insurance services to the general public. The acquisition complements the Company's existing capabilities and offers an extension of the Company's existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of TSS/WSS and synergies expected to arise after the Company’s acquisition of TSS/WSS. The Goodwill of $3,387 is deductible for income tax purposes.

The Company paid $25,811 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the retention of registered representatives in the first eight months following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. The Company evaluates the actual retention of registered representatives quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $11,825. Based on the quarterly evaluations, additional contingent consideration of $695 has been included in the December 31, 2013 consolidated statements of income. Total contingent consideration of $12,520 at December 31, 2013 is included in accounts payable and accrued expenses in the consolidated statements of financial condition. The Company incurred transaction costs associated with its acquisition of TSS/WSS of $4,017 during the year ended December 31, 2013 that are included in acquisition related costs and separation costs in the consolidated statements of income.

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

TSS/WSS
Net working capital, includes cash of $7,033	$8,146
Deferred tax asset	3,430
Proprietary technology	279
Intangible assets:
Advisor relationships	22,212
Non-competition agreement	126
Non-solicitation agreement	56
Goodwill	3,387
Total assets acquired	$37,636
Cash payment	$25,811
Contingent consideration	11,825
Total purchase price	$37,636

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

3.  ACQUISITIONS  – (continued)

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amount Assigned	Amortization Period
Advisor relationships	$22,212	8 years
Non-competition agreement	126	3 years
Non-solicitation agreement	56	2 years
Total intangible assets	$22,394

2012 Acquisitions

Genworth Financial Investment Services, Inc.

On April 2, 2012, the Company acquired all of the outstanding common stock of Genworth Financial Investment Services, Inc. and its wholly owned subsidiaries Genworth Financial Securities Corporation, and Genworth Financial Advisers Corporation (collectively, “Genworth”) for an aggregate purchase price of $84,010. Genworth provides brokerage, investment advisory and planning services, and insurance services to the public through a network of accounting professionals. The acquisition complements the Company's existing capabilities and offers an extension of the Company's existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of Genworth and synergies expected to arise after the Company’s acquisition of Genworth.

The Company paid $78,500 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the achievement of certain financial targets during the first two years following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. A discounted cash flow methodology was used to determine the contingent consideration based on financial forecasts determined by management that included assumptions about growth in assets under management, earnings, financial advisor retention and discount rates. The financial targets are sensitive to financial adviser retention, market fluctuations and the ability of financial advisors to grow their business. The Company evaluates the actual progress toward achieving the financial targets quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $5,268. Based on the quarterly evaluations, a reduction to contingent consideration of $385 and additional contingent consideration of $4,212 has been included in the December 31, 2013 and 2012 consolidated statements of income, respectively. Total contingent consideration of $0 and $9,480 at December 31, 2013 and 2012, respectively is included in accounts payable and accrued expenses in the consolidated statements of financial condition. At the close of the transaction, the maximum amount of contingent consideration was $25,500. The Company paid Genworth $9,095 in 2013 to settle the first-year contingent payment obligation. The Company incurred transaction costs associated with its acquisition of Genworth of $532 during the year ended December 31, 2012 that are included in acquisition related costs and separation costs in the consolidated statements of income.

Other transactions

During 2012, the Company was involved in other transactions based on the production of financial advisors. The Company incurred transaction costs of $859 in connection with these transactions during the year ended December 31, 2012 that are included in acquisition and acquisition related costs in the December 31, 2012 consolidated statements of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

3.  ACQUISITIONS  – (continued)

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

	Genworth	Other
Net working capital, includes cash of $4,359	$12,782	$—
Depreciable fixed assets	1,169	—
Other long-term assets	2,149	—
Intangible assets:
Advisor relationships	51,043	8,727
Non-competition agreement	830	—
Goodwill	16,037	—
Total assets acquired	$84,010	$8,727
Cash payment	$78,742	$8,423
Contingent consideration	5,268	304
Total purchase price	$84,010	$8,727

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amount Assigned	Weighted Average Amortization Period
Advisor relationships	$59,770	9 years
Non-competition agreement	830	2 years
Total intangible assets	$60,600

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES

Financing receivables with terms greater than one year generally arise from loans to registered representatives under promissory note agreements. The Company loans money to certain of its registered representatives under two types of agreements. One such agreement is a payback promissory note and the other is a forgivable promissory note. The payback notes are due at various maturity dates, and bear interest at various rates. The forgivable notes contain provisions for forgiveness of principal and accrued interest if the registered representative meets specified revenue production levels. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes along with accrued interest as commission expense ratably over the contractual term of the notes. In the event the registered representative does not meet the specified production level, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreement.

The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, historical production levels, event of default on the loan, status of the representative’s selling contract with the Company, and, or any regulatory or legal action related to the representative. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES – (continued)

The Company’s outstanding financing receivables as of December 31, 2013 and 2012, are as follows (in thousands):

	2013			2012
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$1,883	$35,225	$37,108	$3,904	$24,447	$28,351
New loans	—	24,914	24,914	—	20,329	20,329
Acquired loans	146	—	146	66	—	66
Paydowns	(694)	(7,950)	(8,644)	(7,942)	(3,729)	(11,671)
Forgiveness	(3,586)	(5,253)	(8,839)	—	(5,787)	(5,787)
Accretion	4,682	—	4,682	5,855	—	5,855
Allowance	(1,833)	(712)	(2,545)	—	(35)	(35)
Ending balance*	$598	$46,224	$46,822	$1,883	$35,225	$37,108

*	The balance for the outstanding financing receivables consist of total loans of $52,900 and $47,869 for the years ended December 31, 2013 and 2012, respectively, before the fair value adjustments for the acquired loans.

The following schedule reflects the Company’s activity in providing for an allowance for uncollectible amounts due from registered reps for the years ended December 31, 2013 and 2012 (in thousands):

	2013			2012
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$—	$35	$35	$—	$—	$—
Provision for bad debt	1,841	693	2,534	—	35	35
Charge offs – net of recoveries	(8)	(16)	(24)	—	—	—
Ending balance	$1,833	$712	$2,545	$—	$35	$35

Of the balance of financing receivables as of December 31, 2013 and 2012, $8,383 and $16,105 were forgivable loans and $38,439 and $21,003 were payback loans, respectively.

Financing receivables arising from the extension of credit to customers for purchases of securities (margin loans) are fully collateralized by marketable securities, are due on demand, and accrue interest at daily rates. The initial extension of credit is made in accordance with the requirements of Regulation T, and the continued extension of credit is subject to self-regulatory organization as well as Company determined collateral levels.

The Company’s outstanding margin loans are monitored on a daily basis to identify potential credit loss and impairment. Loans are considered to be impaired when based upon current information and events management estimates it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan. Criteria used to determine if impairment exists include, but are not limited to: the value of securities collateralizing the loan, historical payment of margin calls of the individual loan, and/or an event of default. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES – (continued)

For margin loans that are deemed impaired, a loan loss reserve is established for the difference between the carrying amount, and the expected recovery. Changes in the loan loss reserve are recorded in allowance for doubtful accounts.

The Company had $6,161 and $10,700 of outstanding margin loans receivable from customers as of December 31, 2013 and 2012, respectively, with no associated loan loss reserve based on management’s assessment of probability and timing of borrower default and loss severity estimates. The Company does not have any impaired margin loan receivables as of December 31, 2013 and 2012.

The Company does not have off-balance sheet credit exposure because of these financing receivables.

5.  FIXED ASSETS

Fixed assets as of December 31, 2013 and 2012 consisted of the following (in thousands):

	2013	2012
Fixed Assets:
Office furniture and equipment	$4,519	$4,141
Computer software and hardware	25,470	17,731
Leasehold improvements	2,662	2,198
Total fixed assets	32,651	24,070
Accumulated depreciation and amortization	(16,301)	(11,533)
Fixed assets – net	$16,350	$12,537

6.  INTANGIBLE ASSETS AND GOODWILL

The Company initially recorded intangible assets because of the purchase of the Company’s broker-dealers in prior periods. Intangible assets increased in 2013 with the Company’s acquisition of TSS/WSS. Intangible assets with definite lives subject to amortization and goodwill at December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Balance at January 1	$87,352	$26,752
Additions:
Intangible assets – advisor relationships	22,212	59,770
Intangible assets – non-compete agreements	126	830
Intangible assets – non-solicitation agreements	56	—
Accumulated amortization	(33,201)	(19,981)
Intangible assets subject to amortization – net, at December 31	$76,545	$67,371

Goodwill	2013	2012
Balance at January 1	$16,037	$—
Goodwill – Genworth	—	16,037
Goodwill – TSS/WSS	3,387	—
Balance at December 31	$19,424	$16,037

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

6.  INTANGIBLE ASSETS AND GOODWILL – (continued)

Total amortization expenses of intangible assets were $13,220 and $11,030 for the year ended December 31, 2013 and 2012, respectively. Amortization expense for each of the years ending December 31, 2014 through 2018 and thereafter is estimated as follows (in thousands):

Estimated amortization expense for the years ending:
2014	$13,832
2015	12,925
2016	10,077
2017	9,768
2018	9,718
Thereafter (for period 2019 – 2032)	20,225
Total	$76,545

7.  INCOME TAXES

Income tax expense for the years ended December 31, 2013 and 2012, consists of the following (in thousands):

	2013	2012
Current:
Federal	$7,545	$2,613
State	1,217	332
	8,762	2,945
Deferred:
Federal	(5,380)	(285)
State	(1,198)	(372)
	(6,578)	(657)
Total	$2,184	$2,288

The principal items accounting for the differences in income taxes computed at the federal statutory rate of 35% and the effective income tax rate comprise the following (in thousands):

	2013		2012
Taxes computed at statutory rate	$1,856	35.0%	$2,478	35.0%
State taxes – net of federal benefit	—	—	(26)	(0.4)
Meals & entertainment	162	3.1	—	—
Acquisition costs	154	2.9	—	—
Other	12	0.2	(164)	(2.3)
Income tax expense	$2,184	41.2%	$2,288	32.3%

The Company accounts for income taxes using the asset and liability method of accounting for income taxes under U.S. GAAP. Thus, deferred income tax assets and liabilities are established for the “temporary differences” between amounts of assets and liabilities for reporting purposes and such amounts measured by tax laws and regulations.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

7.  INCOME TAXES – (continued)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012, are as follows (in thousands):

	2013	2012
Deferred tax assets:
Deferred compensation liability	$29,386	$20,746
Notes receivable – forgivable	4,286	4,115
Restricted stock awards	3,368	—
Change in contingent consideration	1,927	1,605
Net operating loss carryforward (from TSS/WSS acquisition)	1,287	—
Fair value adjustment – notes	1,253	4,135
Deferred income	1,203	1,334
Rent rebate	1,153	1,177
Goodwill/intangible amortization	523	2,364
Other	3,747	3,667
Total deferred tax assets	48,133	39,143
Deferred tax liabilities:
Deferred compensation asset – unrealized gain	6,041	1,767
State income taxes	1,861	1,257
Depreciation	1,041	2,409
Customer relationships	—	5,429
Other	685	392
Total deferred tax liabilities	9,628	11,254
Deferred income tax assets – net	$38,505	$27,889

The Company has not established a valuation allowance against the net deferred tax assets as it has been determined that it is more likely than not that the assets will be realized.

As of the years ended December 31, 2013 and 2012, the Company did not have liabilities for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits. The Company may be subject to examination, within the statute of limitations, by the U.S. federal tax authorities for any of the tax returns filed in the prior three years and by state tax authorities for any of the prior four years (relating to separate state returns filed by the Company’s subsidiaries).

8.  INDEBTEDNESS

2012 Credit Agreement — The Company entered into a credit agreement (the “2012 Credit Agreement”) on June 22, 2012 that provided for a $120 million term loan. The 2012 Credit Agreement was secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2012 Credit Agreement of $3.2 million were capitalized and were included in other assets in the December 31, 2012 consolidated statement of financial condition. These costs were being amortized over the five year life of the 2012 Credit Agreement on a straight line basis. Amortization of these costs included in the December 31, 2013 and 2012 consolidated statement of income included as interest expenses were $570 and $497, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

8.  INDEBTEDNESS  – (continued)

Early Extinguishment of Debt — On August 7, 2013, the Company entered into a new credit agreement (the “2013 Credit Agreement”) and concurrently extinguished the outstanding debt (the “2012 Credit Agreement”) which it entered into on June 22, 2012. The Company incurred a loss of $2,834 on the early extinguishment of debt.

Senior Secured Credit Facility — The 2013 Credit Agreement provided for a $210 million term loan, a $25 million revolving line of credit facility, and subject to an aggregate limit of the revolving credit facility, $5 million letter of credit commitment. The senior secured credit facility is secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2013 Credit Agreement of $8,438 are capitalized and included in other assets in the December 31, 2013 consolidated statements of financial condition. These costs are being amortized over the six year life of the 2013 Credit Agreement on a level yield basis. Amortization of these costs included in the December 31, 2013 consolidated statements of income included as interest expense was $616. The proceeds of the term loan made under the 2013 Credit Agreement may be used for general corporate purposes, including to finance the Special Dividend and to finance acquisitions.

The 2013 Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements, and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. As of December 31, 2013, the Company was in compliance with all associated covenants.

2013 Credit Agreement — The initial principal amount of the term loan was $210 million, with a six year term and quarterly installment payments. Principal repayments for the year ended 2013 were $1.3 million. The remaining annual scheduled principal repayments for the remaining term are as follows (in thousands):

Scheduled principal repayments
2014	$5,250
2015	5,250
2016	4,725
2017	8,925
2018	13,125
2019	171,413
Total	$208,688

The Company is obligated to prepay the outstanding term loan in an aggregate principal amount equal to 50% of excess cash flow with certain adjustments for the fiscal year then ended (the “Excess Cash Flow Sweep”). The Company is required to pay the Excess Cash Flow Sweep no later than 100 days after the end of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2014.

The Company may voluntarily prepay any portion of the term loan without premium or penalty as long as the prepayment is not a repricing transaction. If the voluntary prepayment is considered a repricing transaction then the Company shall pay a 2% premium before the first anniversary date and a 1% premium before second anniversary.

Borrowings under the Company's senior secured credit facilities that are Base Rate Loans bear interest at (a) a base rate equal to the greater of (i) the “Prime Rate”, (ii) the Federal Funds Rate plus 0.5%; and

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

8.  INDEBTEDNESS  – (continued)

(iii) one-month adjusted LIBOR plus 1.00% plus (b) the applicable margin. Borrowings that are LIBOR Loans bear interest at an adjusted LIBOR rate plus the applicable margin.

The applicable margin for borrowings with respect to the Credit Agreement executed on August 7, 2013 is currently 4.50% for base rate borrowings and 5.50% for LIBOR borrowings. The LIBOR rate shall in no event be less than 1.00%. Interest expense incurred on the 2013 Credit Agreement and 2012 Credit Agreement included in the December 31, 2013 consolidated statements of income was $5.5 million and $5.9 million, respectively.

Revolving Credit Facility — The revolving credit facility requires a commitment fee of 0.50%. There were no draws on the credit facility during the year ended December 31, 2013, and no outstanding balance at December 31, 2013.

Letter of Credit — There were no outstanding letters of credit during the year ended December 31, 2013.

9.  COMMITMENTS AND CONTINGENCIES

The Company is party to a number of claims, lawsuits, and arbitrations arising in the course of its normal business activities. While it is not possible to forecast the outcome of such lawsuits and arbitrations, in light of the existing insurance and established reserves, it is the opinion of management that the disposition of such lawsuits and arbitrations will not have a materially adverse effect on the Company’s consolidated operations or financial position or cash flows.

Leases — The Company is obligated under various operating leases requiring minimum annual rentals. The Company has leases pursuant to agreements expiring in various years through 2022. The leases require payments of the Company’s pro-rata share of common area expenses and taxes.

The following is a schedule of minimum future rental payments required under operating leases for office space and equipment that have non-cancellable lease terms in excess of one year (in thousands):

Years ending December 31
2014	$3,625
2015	3,695
2016	3,682
2017	3,527
2018	2,863
Thereafter (for period 2019 – 2021)	6,628
$24,020

Rent expense under the above operating leases for the years ended December 31, 2013 and 2012, were $4.3 million and $3.8 million, respectively.

Other Contingencies — Management has reviewed the indemnification provisions of its material contracts. In the normal course of its business, the Company enters into contracts in which it makes representations and warranties as well as standard “hold harmless” indemnifications to counterparties. Included among these are certain real estate leases under which the Company may be required to indemnify property owners for claims arising from the Company’s use of the applicable premises. The obligation amounts of these types of agreements are not explicitly stated; therefore, the overall maximum amount of the obligations cannot be reasonably estimated. However, management believes that it is unlikely that the Company will have to make material payments under these agreements, and no liabilities related to these agreements have been recognized in the Company’s consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

10. CAPITAL STRUCTURE

The following is a summary of the Company’s common and preferred stock, along with the rights and restrictions on each:

Under the Company’s certificate of incorporation, the Company has the authority to issue up to 2,400,000 shares of capital stock, of which 2,000,000 shares will be designated as common stock, par value $0.01 per share and 400,000 shares will be designated as preferred stock, par value $0.01 per share. As of December 31, 2013 and 2012, 944,116 and 929,945 shares of common stock and 384,142 and 383,748 shares of Series A convertible participating preferred stock were outstanding, held by 123 holders, respectively. In addition, 18,521 shares of restricted common stock were outstanding and held by 22 registered representatives, as of December 31, 2013 and 2012.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable.

Restricted common stockholders are entitled to all rights of a common stockholder including the payment of dividends. The Company’s restricted stock vests on the seventh anniversary of the grant date or immediately prior to the occurrence of a liquidity event change of control.

Series A convertible participating preferred stockholders are entitled to vote as a single class with the holders of common stock on an as-converted basis. Series A convertible participating preferred stockholders earn cumulative quarterly dividends at the annual rate of 10% per share of the share price, plus the amount of all accrued and unpaid regular dividends per annum. The quarterly dividend is recorded as paid-in-kind resulting in a beneficial conversion of the preferred stock. Regular dividends not declared and paid in cash when due will be added to, and increase the liquidation preference of the underlying Series A convertible participating preferred stock by a corresponding amount. If the board of directors declares a dividend or other distribution payable with regard to the Company’s common stock, the holders of the outstanding shares of Series A convertible participating preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which the shares of Series A convertible participating preferred stock would convert to. The liquidation preference of each share of Series A convertible participating preferred stock is equal to $100, plus the amount of all accrued and unpaid regular dividends. Each holder of shares of Series A convertible participating preferred stock is entitled at any time to convert all or any shares of Series A convertible participating preferred stock into fully paid and nonassessable shares of common stock. At any time, the holders of 50% or more of the outstanding shares of Series A convertible participating preferred stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem or repurchase all, but not less than all, of the Series A convertible participating preferred stock held by such holder at a price per share of equal to the liquidation preference, plus all accrued and unpaid dividends through the date of such redemption. If no election or event occurs, the Series A convertible participating preferred stock is mandatorily redeemable on the 20-year anniversary of the initial issuance date, when the Company shall redeem each outstanding share of Series A convertible

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

participating preferred stock for cash consideration equal to the redemption price. The Series A convertible participating preferred stock is classified as mezzanine equity on the consolidated statements of financial condition.

The Company does not pay cash dividends at the quarterly dividend payment date and as a result, the liquidation preference of the Series A convertible participating preferred stock is increased by an amount equal to the fair value of the accrued dividends. Accrued dividends on Series A convertible participating preferred stock is reflected as a decrease to retained earnings on the consolidated statements of changes in stockholders’ equity, and an increase to Series A convertible preferred stock on the consolidated statements of financial condition. The beneficial conversion on the accrued dividends on Series A convertible participating preferred stock is reflected as a decrease to retained earnings on the consolidated statements of stockholders’ equity and an increase to Series A convertible preferred stock on the consolidated statements of financial condition.

The table below shows the roll-forward of the Series A convertible participating preferred stock for the years ended December 31, 2013 and 2012.

	Shares	Balance
Balance at 12/31/11	382,807	$46,870
Convertible preferred stock issuance	1,235	167
Convertible preferred stock repurchases	(294)	(40)
Acrued paid-in-kind dividends		4,774
Beneficial conversion		2,201
Balance at 12/31/12	383,748	$53,972
Convertible preferred stock issuance	1,273	215
Convertible preferred stock repurchases	(879)	(145)
Accrued paid-in-kind dividends		5,268
Beneficial conversion		10,154
Dividend paid		(29,159)
Balance at 12/31/13	384,142	$40,305

Special Dividend — On August 8, 2013, the Company’s Board of Directors declared a one-time special cash dividend (the “Special Dividend”) of $54 per share payable on all classes of common and preferred shareholders. Based on the 1,492,970 shares of common and preferred shares on an as converted basis on the dividend record date, the dividend totaled $80.6 million. Of this amount, $79.6 million was settled in cash and $1.0 million was accrued as a liability on the accompanying consolidated statements of financial position at December 31, 2013. $50.4 million was paid to common shareholders and $29.2 million was paid to preferred shareholders. The $1.0 million dividend accrued as a liability is related to the outstanding restricted common stock, the accrued dividend will be paid when the restricted common shares vest. The dividend reduced additional paid-in capital as the Company did not have retained earnings. With the exception of the Special Dividend, Cetera has not historically declared any cash dividends, and currently has no plans to pay cash dividends in the future.

The Company financed the Special Dividend with borrowings on the 2013 Credit Agreement. Refer to Note 8, “Indebtedness” for additional information about the 2013 Credit Agreement.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION

On January 28, 2010, the Company adopted the Stock Incentive Plan of Cetera Financial Holdings (the “Plan”), as a means of providing additional incentives to employees, registered representatives, and nonemployee directors of the Company and its subsidiaries. The Company may grant or sell awards of common stock, restricted shares of common stock, or other awards that may be valued in whole, or part, referenced to the fair value of shares of common stock. Additionally, the Company may grant or sell shares of preferred stock under the Plan.

Awards that are forfeited, terminated, canceled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company immediately become available for new awards under the Plan.

Time Options — During the years ended December 31, 2013 and 2012, the Company granted 22,103 and 12,400 time options, respectively, which become exercisable in five equal and cumulative installments provided that the grantee remains continuously employed in active service by the Company. At December 31, 2013 and 2012, there were 55,958 and 57,116 of unvested time options outstanding, respectively.

The weighted-average assumptions used for purposes of determining the grant-date fair value of time options granted during the years ended December 31, 2013 and 2012, are summarized as follows:

	2013	2012
Risk-free interest rate	1.55%	1.52%
Expected life (in years)	7.0	7.0
Dividend yield	—%	—%
Historical volatility	52.0%	53.0%

The risk-free interest rate utilized is based on the U.S. Treasury rate, corresponding with a similar term as the expected term of the stock option granted. As the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, the Company utilizes the simplified method. Since the Company does not currently anticipate declaring cash dividends, the dividend yield assumption was zero. Since the Company is unable to obtain sufficient historical information about past volatility, expected volatility is based on peer group historical volatility using companies with operations similar to those in which the Company operates.

Return Options — During the years ended December 31, 2013 and 2012, the Company granted 22,103 and 9,900 return options, respectively, which become vested and exercisable pro-ratably at such time Lightyear and its affiliates sells a percentage of the aggregate investment and realizes liquidity in a combination of cash and liquid securities provided that the grantee remains continuously employed in active service by the Company. Liquidity is defined as a return that represents a certain multiple on the shares sold, plus a specified internal rate of return. At December 31, 2013 and 2012, there were 79,212 and 72,919 of unvested return options outstanding, respectively. Stock-based compensation expense for these performance condition awards is recognized based on the probable outcome of the performance condition at each reporting date. As of December 31, 2013 and 2012, management determined that the achievement of the performance condition was not considered probable. As a result, no compensation cost has been recognized on the return options.

In determining the grant-date fair value of return options, the Company utilized weighted-average assumptions consistent with those applied in determining the grant-date fair value of time options. Additionally, the Company’s uses a lattice valuation model, which simulates random future price movements, for purposes of determining the grant-date fair value.

The table summarizes the activity related to both time options and return options for the years ended December 31, 2013 and 2012, as follows:

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

	2013		2012
	Shares	Weighted Average Strike Price	Shares	Weighted Average Strike Price
Outstanding – beginning of year	153,201	$58.40	134,437	$108.79
Granted	44,206	135.59	22,300	133.77
Exercised	(17,012)	58.18	(1,861)	100.81
Forfeited	(22,535)	51.21	(1,675)	120.00
Cancelled	—	—	—	—
Outstanding – end of year	157,860	$81.07	153,201	$112.40
Exercisable – end of year	22,690		23,166

Total stock-based compensation expenses were $1.2 million and $0.9 million for the years ended December 31, 2013 and 2012, respectively.

At December 31, 2013 and 2012, unrecognized stock-based compensation expenses were $5.4 million and $3.2 million, respectively.

At December 31, 2013 and 2012, there were 157,860 and 153,201 shares outstanding, with a weighted-average exercise price and remaining contractual maturity of $81.07 and $112.40, and 7.62 and 7.89 years, respectively. During the years ended December 31, 2013 and 2012 the Company received proceeds from stock options exercised of $899 and $179, respectively.

Stock Grants — The Company accounts for restricted stock awards by measuring such awards at their measurement date fair value. Share-based compensation is recognized ratably over the requisite service period, which generally equals the vesting period. The Company recognized $4.1 and $0.9 million of share-based compensation related to the vesting of restricted stock awards for the years ended December 31, 2013 and 2012, respectively, which is included in commission expense on the consolidated statements of income. As of December 31, 2013 and 2012, total unrecognized compensation costs were $4.7 million and $2.1 million, which are expected to be recognized over a weighted-average remaining period of 3.20 years and 4.20 years, respectively.

Vesting of the time options, return options and restricted stock will be accelerated upon closing of the transaction discussed in note 17.

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS

401(k) and Health and Welfare Benefit Plan for Employees — The employees of the Company are covered by a 401(k) plan and a health and welfare defined contribution plan. The plans are defined contribution plans and have various eligibility standards, vesting requirements, and guidelines for matching. 401(k) and Health and Welfare Benefit Plan expenses incurred by the Company, included in employee compensation and benefits within the consolidated statements of income were $7.3 million and $6.8 million for the years ended December 31, 2013 and 2012, respectively.

Deferred Compensation Plans for Registered Representatives — The Company maintains deferred compensation plans (the “Plans”) for registered representatives as part of its retention strategy. Under the Plans, if certain eligibility requirements are met, a participant may defer a portion of their income, primarily commission and fee earnings. Participants may elect to have all or a portion of their deferred compensation account indexed to rates of return on a variety of investment options, including a fixed rate option. The Company credits earnings to these participants’ accounts based upon the actual rate of return on the underlying investment index choice. Such amounts are included in the Company’s 2013 and 2012 consolidated

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS  – (continued)

results of operations. For the years ended December 31, 2013 and 2012, the accrued liabilities increased by $10.8 million and $6.2 million, resulting in a corresponding expenses of $10.8 million and $6.2 million, respectively. The change in accrued liabilities is recorded in commissions expense in the accompanying consolidated statements of income.

The Plans are unfunded; therefore, benefits are paid from the general assets of the Company. However, the Company have made investments that attempt to mirror amounts and elections of the participants, of which $76.3 million and $53.8 million, as of December 31, 2013 and 2012, respectively is included as deferred compensation plan investments on the consolidated statements of financial condition and are carried at fair value. The total of net participant deferrals, which are reflected within deferred compensation plans liabilities on the consolidated statements of financial condition, were $75.6 million and $54.1 million at December 31, 2013 and 2012, respectively. The investments that mirror amounts and elections of the participants increased by $11.1 million, and by $6.5 million for the years ended December 31, 2013 and 2012, respectively and are recorded in transaction and other fees in the accompanying consolidated statements of income.

13. RELATED PARTY TRANSACTIONS

The Company paid $1.5 million during each of the years ended December 31, 2013 and 2012, in management fees, substantially all of which were paid to an affiliate of Lightyear, and are reflected within other expenses in the consolidated statements of income. There were no outstanding receivables or payables with related parties as of December 31, 2013 and 2012.

14. OFF-BALANCE SHEET RISK

Financial instruments recorded at fair value on the Company’s consolidated statements of financial condition include securities owned and securities sold, not yet purchased, and deferred compensation plan investments. Other financial instruments are recorded by the Company at contract amounts and include receivables from and payables to brokers, dealers, clearing organizations and receivables from and payables to customers, notes receivable, and note payable. Financial instruments carried at contract amounts, which approximate fair value, either have short-term maturities (one year or less), are repriced frequently or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

The Company’s customer activities involve the execution, settlement, and financing of various securities transactions. These activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased and the writing of options contracts. Such transactions may expose the Company to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur or counterparties are unable to meet the terms of the contracted obligations. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations. The Company seeks to control the risk associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral or reduce positions, when necessary.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Fair value measurement is prioritized to maximize the use of observable inputs and minimize the use of unobservable inputs within a three-level fair value hierarchy.

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 — Inputs (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly.

Level 3 — Inputs are unobservable for the asset or liability and rely on management’s own assumptions as to what market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Cash equivalents include money market mutual fund instruments, which are short term in nature with readily determinable values derived from active markets. Mutual funds, publicly traded securities with sufficient trading volume, and U.S. Treasury securities, are fair valued by management using third-party pricing services, which base prices on market quotations. These securities are primarily classified within Level 1. Government bonds and certificates of deposits are fair valued by management using third-party pricing services and these securities are primarily classified within Level 2. The Company’s interest rate cap is not traded on an exchange. Consequently, the fair value is determined based on a discounted cash flow model that incorporates assumptions as to interest rates, the risk of non-performance, and counterparty credit risk. Accordingly, the interest rate cap is classified as Level 2 in the Company’s fair value hierarchy.

The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2013 and 2012, are as follows (in thousands):

	2013 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$118,597	$—	$—	$118,597
Securities segregated under federal and other regulations:
U.S. treasury securities	—	6,998	—	6,998
Securities owned:
Equity securities	88	—	—	88
Mutual funds and UITs	87	—	—	87
Certificate of deposits	—	—	—	—
U.S. government bonds	—	—	—	—
U.S. treasury securities	997	—	—	997
Interest rate cap	—	183	—	183
Total securities owned	1,172	183	—	1,355
Deferred compensation plan investments – mutual funds:
Money market funds	4,378	—	—	4,378

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	2013 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
International global funds	16,098	—	—	16,098
U.S. equity funds	44,080	—	—	44,080
U.S. fixed-income funds	11,742	—	—	11,742
Total deferred compensation plan investments	76,298	—	—	76,298
Total assets	$196,067	$7,181	$—	$203,248
Liabilities
Securities sold, but not yet purchased:
Equity securities	$70	$—	$—	$70
Mutual funds and UITs	62	—	—	62
Total liabilities	$132	$—	$—	$132

	2012 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$105,718	$—	$—	$105,718
Securities segregated under federal and other regulations:
U.S. treasury securities	—	4,998	—	4,998
Securities owned:				—
Equity securities	84	—	—	84
Mutual funds and UITs	10	—	—	10
Certificate of deposits	—	924	—	924
U.S. government bonds	—	1	—	1
U.S. treasury securities	2,994	—	—	2,994
Interest rate cap	—	137	—	137
Total securities owned	3,088	1,062	—	4,150
Deferred compensation plan investments – mutual funds:
Money market funds	1,738	—	—	1,738
International global funds	14,170	—	—	14,170
U.S. equity funds	30,068	—	—	30,068
U.S. fixed-income funds	7,794	—	—	7,794
Total deferred compensation plan investments	53,770	—	—	53,770
Total assets	$162,576	$6,060	$—	$168,636
Liabilities
Securities sold, but not yet purchased:
Equity securities	70	—	—	70
Mutual funds and UITs	62	—	—	62
Total liabilities	$131	$—	$—	$131

There were no transfers of investments between levels during the years ended December 31, 2013 and 2012.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

Interest Rate Cap

As part of the 2013 Credit Agreement, the Company entered into two additional interest rate cap agreements that are scheduled to mature on September 7, 2016. An interest rate cap is a financial derivative instrument whereby one party enters into a contractual agreement with another party to receive payments based on underlying interest rates. The Company uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. For these new instruments, the counterparty is required to pay the Company interest on a notional balance if the LIBOR rate exceeds 2.75%. Payments are settled quarterly, if necessary.

The following table summarizes information related to the Company's existing interest rate cap instruments, not subject to a master netting arrangement or similar arrangement, as of December 31, 2013 and 2012 (in thousands):

		Fair Value
Notional Amount	Maturity Dates	December 31, 2013	December 31, 2012
$60,000	8/3/2015	$20	$137
37,500	9/30/2016	78	—
37,500	9/30/2016	85	—
$135,000		$183	$137

The following is a summary of the changes in the interest rate cap agreement for the years ended December 31, 2013 and 2012:

Balance – January 1, 2012	$—
Purchases	159
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	(22)
Balance – December 31, 2012	137
Purchases	475
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	(429)
Balance – December 31, 2013	$183

*	The Company recorded unrealized losses totaling $429 and $22 for the years ended December 31, 2013 and 2012, respectively, in transaction and other fees on the accompanying consolidated statements of income.

16. REGULATED ENTITIES

The Company has subsidiaries that are registered broker-dealers, which are subject to the minimum net capital requirements of the Securities and Exchange Commission. The subsidiaries have continuously operated in excess of these requirements.

17. SUBSEQUENT EVENTS

On April 29, 2014, it was announced that RCS Capital Corporation (NYSE: RCAP) closed its previously announced acquisition of Cetera Financial Holdings, Inc. from affiliates of Lightyear Capital, LLC for $1.15 billion in cash.

* * * * * *

TOWER SQUARE SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2012
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying financial statements of Tower Square Securities, Inc. (the“Company”), an indirect wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$4,572,629
Cash segregated pursuant to federal regulations	3,071,360
Commissions and fees receivable	2,359,572
Receivable from brokers and clearing organizations	593,756
Securities owned, at fair value	6,251,027
Receivable from affiliates	1,493,318
Secured demand note receivable	33,000,000
Deferred tax asset, net	1,750,894
Other assets	301,486
TOTAL ASSETS	$53,394,042
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,301,976
Due to affiliates	445,600
Deferred compensation plan payable to representatives	7,486,611
Accrued expenses and other liabilities	718,624
10,952,811
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	74,548,141
Accumulated deficit	(65,206,910)
Total stockholder’s equity	9,441,231
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$53,394,042

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$26,135,633
Mutual fund fees	5,033,100
Investment advisory fees	5,390,131
Marketing support fees	1,221,159
Other	1,835,141
Total revenues	39,615,164
EXPENSES:
Commissions	33,349,532
Employee compensation and benefits	2,950,840
Clearance and execution	739,815
Overhead charges from affiliates	2,170,264
Network support and data processing	2,116,720
Regulatory fees and expenses	328,578
Other	2,150,870
Total expenses	43,806,619
LOSS BEFORE INCOME TAX PROVISION	(4,191,455)
INCOME TAX PROVISION	(19,460,035)
NET LOSS	$(23,651,490)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(23,651,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	20,947,910
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(6,269)
Commissions and fees receivable	356,628
Receivable from brokers and clearing organization	(289,362)
Securities owned	(618,534)
Receivable from affiliates	773,741
Other assets	302,514
Increase (decrease) in operating liabilities:
Commissions payable	(324,232)
Due to affiliates	(6,321,980)
Deferred compensation plan payable to representatives	597,629
Accrued expenses and other liabilities	167,315
Net cash used in operating activities	(8,066,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	933,870
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,572,629
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$168,852
Cash paid during the year for income taxes	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721
Capital contribution		9,000,000		9,000,000
Net loss			(23,651,490)	(23,651,490)
BALANCE, END OF YEAR	$100,000	$74,548,141	$(65,206,910)	$9,441,231

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $2,507,318 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2012, the Company’s securities owned consisted of $5,486,168 of securities categorized in Level 1, comprising exchange traded funds with quoted prices available in active markets, and $764,859 of securities categorized in Level 2, comprising open end mutual funds and cash and cash equivalents include $2,507,318 in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $7,674,441 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $520,477 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $2,170,264 and $1,573,676, respectively. Employee compensation and benefits include $2,950,840 for payroll related costs including costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $37,625,252 which was $37,375,252 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $440,718 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $59,546 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $59,623 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES

The income tax expense for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(1,487,019)
State	(856)
(1,487,875)
Deferred income tax expense:
Federal	20,947,910
State	—
20,947,910
Income tax provision	$19,460,035

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal deferred tax asset valuation allowance of $20,923,900 was established during the year ended December 31, 2012. A 100% state deferred tax asset valuation allowance of $3,293,070 has been established at December 31, 2012, representing a $878,999 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had federal net operating loss carryforwards of $59,782,574 which begin to expire in 2025 and state net operating loss carryforwards of $32,509,579 which continue to expire in 2013.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2012 the collateral consisted of U.S. Government securities with a fair value approximating $40.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. The Company’s Debt-Equity Ratio first exceeded 70% at December 31, 2012 as a result of the recording of federal deferred tax asset valuation allowance, but concurrent with the February 28, 2013 maturity of the SDN, will decline below the 70% threshold. At December 31, 2012, the Company’s Debt-Equity Ratio was 77%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

8. SECURED DEMAND NOTE  – (continued)

The Company expects that two new SDNs, each for $9 million, will be executed and approved by FINRA effective as of the maturity date of the existing SDN. The two new SDNs are expected to have maturity dates of April 30, 2014 and April 30, 2015.

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

TOWER SQUARE SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying financial statements of Tower Square Securities, Inc. (the“Company"), an indirect wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2012

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,638,759
Cash segregated pursuant to federal regulations	3,065,091
Commissions and fees receivable	2,716,200
Securities owned, at fair value	5,632,493
Receivable from affiliates	2,267,059
Secured demand note receivable	33,000,000
Deferred tax asset, net	22,698,804
Other assets	908,394
TOTAL ASSETS	$73,926,800
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,626,208
Due to affiliates	6,767,580
Deferred compensation plan payable to representatives	6,888,982
Accrued expenses and other liabilities	551,309
16,834,079
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	65,548,141
Accumulated deficit	(41,555,420)
Total stockholder’s equity	24,092,721
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$73,926,800

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$31,935,803
Mutual fund fees	6,493,192
Investment advisory and financial planning fees	7,687,451
Marketing support fees	1,756,014
Other	722,940
Total revenues	48,595,400
EXPENSES:
Commissions	42,308,052
Employee compensation and benefits	3,972,410
Clearance and execution	739,829
Overhead charges from affiliates	2,446,890
Network support and data processing	3,057,743
Regulatory fees and expenses	489,824
Other	1,363,291
Total expenses	54,378,039
LOSS BEFORE INCOME TAX BENEFIT	(5,782,639)
INCOME TAX BENEFIT	2,023,249
NET LOSS	$(3,759,390)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,759,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	109,365
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(527,073)
Commissions and fees receivable	197,371
Securities owned	331,309
Receivable from affiliates	(2,267,059)
Other assets	484,296
Increase (decrease) in operating liabilities:
Commissions payable	(64,587)
Due to affiliates	5,197,305
Deferred compensation plan payable to representatives	(629,944)
Accrued expenses and other liabilities	(163,646)
Net cash used in operating activities	(1,092,053)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,092,053)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,730,812
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,638,759
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$168,153
Cash paid during the year for income taxes	$700

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(37,796,030)	$27,852,111
Net loss			(3,759,390)	(3,759,390)
BALANCE, END OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $3,145,217 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2011, the Company’s securities owned consisted of closed end mutual funds with quoted prices available in active markets, and are thus categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $11,314,149 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $778,395 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $2,446,890 and $2,148,087, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

During the year ended December 31, 2011, the Company received $6 million of advances from an affiliate, of which $5,999,834 was outstanding at December 31, 2011. The balance was repaid in its entirety on January 31, 2012.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $30,441,248 which was $30,191,248 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $572,208 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $87,251 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $77,635 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax benefit:
Federal	$(2,131,546)
State	(1,068)
(2,132,614)
Deferred income tax expense:
Federal	109,365
State	—
109,365
Income tax benefit	$(2,023,249)

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,414,071 has been established at December 31, 2011, representing a $1,808,899 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had federal net operating loss carryforwards of $59,782,575 which begin to expire in 2025 and state net operating loss carryforwards of $21,535,539 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2005 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office have conducted inquiries. The Company has also conducted an internal investigation. The Company has made remediation to all the affected customers. The Illinois Securities Division has issued a Statement of Violations to the Company, and the Company has conducted discussions with the Division. The former representative is scheduled to be sentenced on February 17, 2012.

The Company is defending a FINRA arbitration proceeding brought by a customer who purchased a variable life insurance policy 15 year earlier that she claims was unsuitable.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note (“SDN”) Collateral Agreement with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $38.6 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 0.0%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”). The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. The increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

TOWER SQUARE SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,076,558	$5,754,873
Cash segregated pursuant to federal regulations	1,249,103	2,003,975
Commissions and fees receivable	2,153,740	2,145,633
Receivable from brokers and clearing organizations	265,725	635,764
Securities owned, at fair value	6,785,492	7,601,723
Receivable from affiliates	—	22,687
Secured demand note receivable	—	33,000,000
Deferred tax asset, net	5,534,238	22,651,791
Other assets	318,342	1,225,300
TOTAL ASSETS	$21,383,198	$75,041,746
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$2,055,648	$1,981,069
Due to affiliates	422,608	378,779
Deferred compensation plan payable to representatives	7,869,067	7,293,277
Accrued expenses and other liabilities	378,668	893,337
	10,725,991	10,546,462
Note payable under subordinated secured demand note collateral agreement	—	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000	100,000
Additional paid-in capital	76,460,832	74,548,141
Accumulated deficit	(65,903,625)	(43,152,857)
Total stockholder's equity	10,657,207	31,495,284
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$21,383,198	$75,041,746

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$17,060,920	$18,094,429
Mutual fund fees	3,564,599	3,447,502
Investment advisory fees	4,145,107	3,401,032
Marketing support fees	444,617	797,817
Other	1,306,486	1,308,689
Total revenues	26,521,729	27,049,469
EXPENSES:
Commissions	23,005,283	23,154,710
Employee compensation and benefits	1,498,951	2,019,571
Clearance and execution	493,186	501,760
Overhead charges from affiliates	1,136,263	1,436,470
Network support and data processing	1,058,155	1,312,144
Regulatory fees and expenses	211,821	220,116
Other	190,923	859,239
Total expenses	27,594,582	29,504,010
LOSS BEFORE INCOME TAX BENEFIT	(1,072,853)	(2,454,541)
INCOME TAX BENEFIT	375,838	856,924
NET LOSS	$(697,015)	$(1,597,617)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(696,715)	$(1,597,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(1,870,653)	47,013
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	1,822,257	1,061,116
Commissions and fees receivable	205,832	570,567
Receivable from brokers and clearing organization	328,031	(635,764)
Securities owned	(534,465)	(1,969,230)
Receivable from affiliates	1,493,318	2,244,372
Other assets	(16,855)
Increase (decrease) in operating liabilities:
Commissions payable	(246,328)	(962,045)
Due to affiliates	(12,130)	(6,388,801)
Deferred compensation plan payable to repesentatives	382,660	404,295
Accrued expenses and other liabilities	(350,723)	342,208
Net cash used in operating activities	503,929	(6,883,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	0	9,000,000
Net cash used in financing activities	0	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	503,929	2,116,114
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,572,629	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,076,558	$5,754,873
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$1,554	$3,318
Cash paid during the year for income taxes	$0	$0
Non Cash Investing Activity – Contribution from Parent	$1,912,691	$0
Non Cash Investing Activity – Termination of secured demand note	$33,000,000	$0
Non Cash Financing Activity – Termination of secured subordinated notes Payable	$(33,000,000)	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
AS OF AUGUST 30, 2013 AND 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE – DECEMBER 31, 2012	$100,000	$74,548,141	$(65,206,910)	$9,441,231
Capital contribution		1,912,691		1,912,691
Net loss			(697,015)	(697,015)
BALANCE – AUGUST 30, 2013	$100,000	$76,460,832	$(65,903,925)	$10,656,907
BALANCE – DECEMBER 31, 2011	$100,000	$65,548,141	$(41,555,240)	$24,092,901
Capital contribution		9,000,000		9,000,000
Net loss			(1,597,617)	(1,597,617)
BALANCE – AUGUST 30, 2012	$100,000	$74,548,141	$(43,152,857)	$31,495,284

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
AS OF AUGUST 30, 2013 AND 2012

BALANCE – DECEMBER 31, 2011	$33,000,000
BALANCE – AUGUST 30, 2012	$33,000,000
BALANCE – DECEMBER 31, 2012	$33,000,000
Maturity of secured demand note collateral agreement	(33,000,000)
Issuance of secured demand note collateral agreement	18,000,000
Termination of secured demand note collateral agreement	(18,000,000)
BALANCE – AUGUST 30, 2013	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) was an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc. On August 30, 2013 the Company was acquired by Cetera Advisor Networks, LLC. (See Note 11).

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents as of August 30, 2013 and 2012 are $1,530,957 and $3,990,348, respectively, of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At August 30, 2013 and 2012, the Company’s securities owned included $6,785,492 and $5,986,851, respectively, of securities categorized in Level 1, and were comprised of exchange traded funds with quoted prices available in active markets. Further at August 30, 2013 and 2012, the company’s securities owned included $0 and $1,614,872 of securities categorized as Level 2, and were comprised of open end mutual funds. At August 30, 2013, and 2012, cash and cash equivalents include $1,530,957 and $4,278,982, respectively, in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During eight months ending August 30, 2013 and 2012, the Company received $9,000,000 and $1,912,691, respectively, of equity contributions from its parent.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the eight months ending August 30, 2013 and 2012, the Company recognized $35,491 and $374,640, respectively, of marketing support fees from affiliates.

MetLife provided services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company was allocated costs related to information systems, which are included in network support and data processing. For the eight months ending August 30, 2013 and 2012, such overhead charges and network support and data processing charged to the Company were $767,723 and $967,859, respectively. Employee compensation and benefits for the eight months ending August 30, 2013 and 2012, include $1,498,951 and $2,019,571 respectively, for payroll related costs that includes costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 31, 2013 and 2012, the Company had net capital of $3,574,526 and $39,291,811, respectively, which was $3,324,526 and $39,041,811 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $256,349 and $326,139 during the eight months ending August 30, 2013 and 2012, respectively, related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $31,133 and $43,285 for the eight months ending August 30, 2013 and 2012, respectively. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. For stock-based compensation the Company was allocated $38,572 and $47,853 during the eight months ending August 30, 2013 and 2012, respectively.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax expense for the eight months ending August 30, 2013 and 2012, consists of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$0	$(853,543)
State	(1,019)	(856)
	(1,019)	(854,399)
Deferred income tax expense:
Federal	(372,874)	(2,525)
State	(1,945)	—
	(374,819)	(2,525)
Income tax provision	$(375,838)	$(856,924)

The federal and state deferred tax asset primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal tax asset valuation allowance of $20,823,900 was established during the year ending December 31, 2012.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and August 30, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $33 million to the Company. On February 28, 2013 a SDN of $18 million matured. On March 1, 2013 two new SDNs, each for $9 million were executed and approved by FINRA with maturity dates of April 30, 2014 and April 30, 2015. The Company transferred the securities to MICC in August 2013, thereby cancelling the SDNs.

At August 30, 2013 and 2012 the collateral consisted of U.S. Government securities with a fair value approximating $0 million and $42.1million, respectively. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 2012, the Company's Debt-Equity Ratio was 51%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

WALNUT STREET SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2012
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying financial statements of Walnut Street Securities, Inc. (the“Company”), a wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$7,068,524
Cash segregated pursuant to federal regulations	4,357,607
Commissions and fees receivable	8,218,949
Receivable from brokers and clearing organizations	933,140
Receivable from affiliates	2,153,065
Secured demand notes receivable	26,000,000
Other assets	678,798
TOTAL ASSETS	$49,410,083
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$7,547,702
Due to affiliates	1,082,751
Accrued expenses and other liabilities	923,637
9,554,090
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	68,544,694
Accumulated deficit	(61,223,701)
Total stockholder’s equity	13,855,993
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$49,410,083

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$52,677,076
Mutual fund fees	23,012,573
Investment advisory fees	29,594,058
Marketing support fees	2,876,947
Other	2,652,774
Total revenues	110,813,428
EXPENSES:
Commissions	$96,266,759
Employee compensation and benefits	6,249,343
Clearance and execution	2,561,723
Overhead charges from affiliates	4,125,765
Network support and data processing	4,468,630
Regulatory fees and expenses	527,080
Other	2,457,892
Total expenses	116,657,192
LOSS BEFORE INCOME TAX BENEFIT	(5,843,764)
INCOME TAX BENEFIT	2,038,166
NET LOSS	$(3,805,598)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,805,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	35,032
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	843,124
Commissions and fees receivable	(599,349)
Receivable from brokers and clearing organization	(590,930)
Receivable from affiliates	454,746
Other assets	910,167
Increase (decrease) in operating liabilities:
Commissions payable	636,756
Due to affiliates	(481,962)
Accrued expenses and other liabilities	132,044
Net cash used in operating activities	(2,465,970)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	6,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,534,030
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,534,494
CASH AND CASH EQUIVALENTS, END OF YEAR	$7,068,524
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$150,453
Cash paid during the year for income taxes	$0

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591
Capital contribution				6,000,000		6,000,000
Net loss					(3,805,598)	(3,805,598)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,701)	$13,855,993

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $4,935,666 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $6 million equity contribution from its parent.

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $12,376,081 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $338,802 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $4,125,765 and $3,322,203, respectively. Employee compensation and benefits include $6,249,343 for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $35,867,546 which was $35,617,546 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $944,097 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $131,799 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $125,872 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(2,072,179)
State	(1,019)
(2,073,198)
Deferred income tax expense:
Federal	35,032
State	—
35,032
Income tax benefit	$(2,038,166)

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES  – (continued)

The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,998,133 has been established at December 31, 2012, representing a $266,253 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had state net operating loss carryforwards of $38,739,629 which continue to expire in 2013.

The federal and state tax returns for tax years 2003 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $26 million to the Company.

One SDN with a principal amount of $13 million is scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million is scheduled to mature on April 30, 2015. The SDNs bear interest at 0.5% per annum.

At December 31, 2012 the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $31.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At December 31, 2012, the Company’s Debt-Equity Ratio was 65%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

WALNUT STREET SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying financial statements of Walnut Street Securities, Inc. (the“Company”), a wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2012

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,534,494
Cash segregated pursuant to federal regulations	5,200,731
Commissions and fees receivable	7,619,600
Receivable from affiliates	2,607,811
Secured demand notes receivable	26,000,000
Prepaid expenses	553,712
Deferred tax asset, net	34,396
Other assets	1,377,463
TOTAL ASSETS	$46,928,207
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$6,910,946
Due to affiliates	1,564,713
Accrued expenses and other liabilities	790,957
9,266,616
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	62,544,694
Accumulated deficit	(57,418,103)
Total stockholder’s equity	11,661,591
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$46,928,207

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$56,023,399
Mutual fund fees	24,373,709
Investment advisory and financial planning fees	27,438,483
Marketing support fees	3,404,455
Other	2,377,121
Total revenues	113,617,167
EXPENSES:
Commissions	96,352,414
Employee compensation and benefits	7,611,999
Clearance and execution	2,519,068
Overhead charges from affiliates	4,857,146
Network support and data processing	5,860,674
Regulatory fees and expenses	849,875
Other	2,794,513
Total expenses	120,845,689
LOSS BEFORE INCOME TAX BENEFIT	(7,228,522)
INCOME TAX BENEFIT	2,526,993
NET LOSS	$(4,701,529)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,701,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(26,301)
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(934,380)
Commissions and fees receivable	150,543
Receivable from affiliates	(498,769)
Prepaid expenses	(18,523)
Other assets	268,448
Increase (decrease) in operating liabilities:
Commissions payable	(23,792)
Due to affiliates	(20,501)
Due to customers	(109,782)
Accrued expenses and other liabilities	(247,305)
Net cash used in operating activities	(6,161,891)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,161,891)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,696,385
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,534,494
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$149,975
Cash paid during the year for income taxes	$1,728
Noncash financing activity – Maturity of secured demand note collateral agreement and termination of secured demand note receivable	$29,000,000
Borrowing under secured demand note collateral agreements and receipt of secured demand notes	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(52,716,574)	$16,363,120
Net loss					(4,701,529)	(4,701,529)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$29,000,000
Maturity of secured demand note collateral agreement	(29,000,000)
Issuance of secured demand note collateral agreements	26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $1,535,498 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife. for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $16,336,147 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $556,899 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS  – (continued)

systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $4,857,146 and $4,117,167, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $32,557,970, which was $32,307,970 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $1,096,730 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $167,230 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $148,800 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax expense (benefit):
Federal	$(2,501,253)
State	561
(2,500,692)
Deferred income tax expense (benefit):
Federal	(26,301)
State	—
(26,301)
Income tax benefit	$(2,526,993)

The federal deferred tax asset primarily relates to contingency reserves. The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,731,880 has been established at December 31, 2011, representing a $22,551 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had state net operating loss carryforwards of $36,162,453 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2003 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint has been brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

The Company was named as a defendant in a lawsuit concerning a former Company representative’s referral of a client to an entity that the SEC has put into receivership for allegedly defrauding investors. Restitution has been made to the customer in settlement of the lawsuit.

A FINRA arbitration was initiated by six claimants who purchased variable annuities and other investment products from a former Company representative in the 1990s and early 2000s. The Statement of Claim alleged that the representative engaged in improper sales practices, including selling unsuitable variable annuities to the claimants, improper investments with the annuities and churning. The claims against the Company were dismissed as ineligible for arbitration in early 2012.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company was a party to a Secured Demand Note Collateral Agreement (“SDN”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $29 million to the Company. The SDN matured on February 28, 2011.

Effective February 28, 2011, the Company entered into two new SDNs with MICC, each in the principal amount of $13 million, scheduled to mature on April 30, 2013 and April 30, 2015, respectively. Both SDNs bear interest at 0.5% per annum.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $31.4 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

8. SECURED DEMAND NOTE  – (continued)

70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 69.0%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $5 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

WALNUT STREET SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

WALNUT STREET SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,265,467	$11,386,181
Cash segregated pursuant to federal regulations	1,222,746	2,646,326
Commissions and fees receivable	7,469,628	7,548,912
Receivable from brokers and clearing organizations	1,820,491	844,397
Receivable from affiliates	-	92,893
Secured demand notes receivable	—	26,000,000
Other assets	1,388,573	2,838,014
TOTAL ASSETS	$17,166,905	$51,356,723
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$7,132,290	$6,665,012
Due to affiliates	1,081,370	804,734
Accrued expenses and other liabilities	1,640,570	2,439,206
	9,854,230	9,908,951
Notes payable under subordinated secured demand note collateral agreements	—	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000	35,000
Additional paid-in capital	63,544,694	68,544,694
Accumulated deficit	(62,767,019)	(59,631,922)
Total stockholder's equity	7,312,675	15,447,772
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$17,166,905	$51,356,723

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$34,715,386	$36,265,739
Mutual fund fees	15,918,049	15,579,475
Investment advisory fees	21,753,057	18,963,777
Marketing support fees	1,631,033	1,831,086
Other	1,844,546	1,898,871
Total revenues	75,862,071	74,538,948
EXPENSES:
Commissions	$66,334,644	$64,558,742
Employee compensation and benefits	3,900,346	4,283,321
Clearance and execution	1,706,848	1,773,094
Overhead charges from affiliates	2,554,054	2,759,517
Network support and data processing	2,730,938	2,770,082
Regulatory fees and expenses	375,795	361,122
Other	688,509	1,431,331
Total expenses	78,291,134	77,937,209
LOSS BEFORE INCOME TAX BENEFIT	(2,429,063)	(3,398,261)
INCOME TAX BENEFIT	885,746	1,184,443
NET LOSS	$(1,543,317)	$(2,213,818)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/12
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,543,317)		$(2,213,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax			34,396
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	3,134,861		2,554,405
Commissions and fees receivable	749,321		70,688
Receivable from brokers and clearing organization	(887,351)		(844,397)
Receivable from affiliates	2,153,065		2,514,918
Prepaid expenses			553,712
Other assets	(709,774)		(1,460,553)
Increase (decrease) in operating liabilities:
Commissions payable	(415,412)		(245,934)
Due to affiliates	(1,381)		(759,979)
Accrued expenses and other liabilities	716,933		1,648,249
Net cash used in operating activities	3,196,945		1,851,687
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution/(dividend)	(5,000,000)		6,000,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,803,055)		7,851,687
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,068,524		3,534,494
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,265,467		$11,386,181
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$79,279		$98,973
Cash paid during the year for income taxes	$0		$0
NONCASH INVESTING ACTIVITY – termination of secured demand note collateral agreement	$26,000,000		—
NONCASH FINANCING ACTIVITY – termination of secured demand note collateral agreement	$(26,000,000)	$

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,702)	$13,855,992
Dividend				(5,000,000)		(5,000,000)
Net loss					(1,543,317)	(1,543,317)
BALANCE, ENDING AT 8/30/13	$2,000,000	$4,500,000	$35,000	$63,544,694	$(62,767,019)	$7,312,675

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/11	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,104)	$11,661,590
Capital Contribution				6,000,000		6,000,000
Net loss					(2,213,818)	(2,213,818)
BALANCE, ENDING AT 8/30/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(59,631,922)	$15,447,772

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

Balance, AT 12/31/2011	$26,000,000
Balance, AT 8/30/2012	$26,000,000
Balance, AT 12/31/2012	$26,000,000
Termination of secured note collateral agreement	(26,000,00)
BALANCE, AT 8/30/2013	$—

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) was a wholly-owned subsidiary of MetLife, Inc. On August 30, 2013, the Company was sold to Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc.

The Company was a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and was a member of the Financial Industry Regulatory Authority (“FINRA”). The Company was also a licensed insurance agency.

The Company contracted with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sold variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and cleared its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company received fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents at August 30, 2013 and 2012 are $240,243 and $7,801,842, respectively of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company was a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participated in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions were included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocated income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During the eight months ended August 30, 2012, the Company received a $6 million equity contribution from its parent. During the eight months ended August 30, 2013, the Company paid a $5 million dividend to its parent.

The Company also received payments from affiliates to support the marketing of MetLife insurance products. For the eight months ended August 30, 2013 and 2012, the Company recognized $117,198 and $267,378, respectively of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the eight months ended August 30, 2013, such overhead charges and network support and data processing charged to the Company were $2,554,054 and $1,974,144, respectively. For the eight months ended August 30, 2012, such overhead charges and network support and data processing charged to the Company were $2,759,517 and $2,043,258, respectively. Employee compensation and benefits for the eight months ended August 30, 2013 and 2012

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

include $3,900,346 and $4,283,321, respectively for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 30, 2013 and 2012, the Company had net capital of $5,329,926 and $37,304,300, respectively which was $5,079,926 and $37,054,300 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $603,653 and $621,575 during the eight months ended August 30, 2013 and 2012, respectively related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $78,133 and $85,561 for the eight months ended August 30, 2013 and 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $99,185 and $92,747, respectively, during the eight months ended August 30, 2013 and 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax benefit for the eight months ended August 30, 2013 and 2012 consist of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$(856,958)	$(1,218,424)
State	(28,796)	(1,019)
	(885,754)	(1,219,443)
Deferred income tax expense:
Federal	8	35,000
State	—	—
	8	35,000
Income tax benefit	$(885,746)	$(1,184,443)

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

At August 30, 2012, the Company was party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $26 million to the Company.

The Company transferred the securities to MICC in 2013, thereby cancelling both SDNs in 2013.

One SDN with a principal amount of $13 million was scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million was scheduled to mature on April 30, 2015. The SDNs bore interest at 0.5% per annum.

At August 30, 2012, the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $33.1 million. The Company has not exercised its right to sell or re-pledge the collateral.

The SDNs provided the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 30, 2012, the Company's Debt-Equity Ratio was 63%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at August 30, 2013 and 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED FINANCIAL STATEMENTS
For the Years Ended
December 31, 2013 and 2012
With
Independent Auditor's Report

INDEPENDENT AUDITOR'S REPORT

To the Members
J.P. Turner & Company, L.L.C. and
J.P. Turner & Company Capital Management, LLC

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of J.P. Turner & Company, L.L.C. and J.P. Turner & Company Capital Management, LLC which comprise the combined statements of financial condition as of December 31, 2013 and 2012 and the related combined statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entities’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of J.P. Turner & Company, L.L.C. and J.P. Turner & Company Capital Management, LLC as of December 31, 2013 and 2012 and the results of their combined operations and their combined cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

February 24, 2014
Atlanta, Georgia

RUBIO CPA, PC

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF FINANCIAL CONDITION
December 31, 2013 and 2012

ASSETS

	2013	2012
Cash and cash equivalents	$3,646,885	$1,993,274
Receivable from broker-dealers (Note I)	4,223,255	5,020,701
Deposits with clearing broker-dealer (Note I)	250,000	250,000
Other receivables (Note B)	1,603,084	2,571,908
Securities owned, at estimated fair value (Notes E and F)	388,324	1,212,417
Office furniture and equipment, at cost, less accumulated depreciation of $1,598,770	245,683	74,758
Other	335,879	320,333
Due from related parties	—	6,231
	$10,693,110	$11,449,622

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF FINANCIAL CONDITION
December 31, 2013 and 2012

LIABILITIES AND MEMBERS’ EQUITY

	2013	2012
Liabilities:
Accounts payable	$489,434	$284,720
Accrued commissions	4,307,716	3,850,915
Securities sold, but not yet purchased, at market value (Notes E and F)	39,408	33,937
Accrued litigation cost (Note G)	3,529,000	2,784,552
Other accrued liabilities	573,643	336,900
Deferred rent liability (Note C)	157,593	276,204
Capital lease obligation (Note C)	160,017	—
Unearned revenues	122,421	—
Total Liabilities	9,379,232	7,567,228
Members’ Equity (Note D):
Paid in capital	3,737,982	1,487,982
Retained earnings	34,529,954	37,743,169
Accumulated distributions	(36,954,058)	(35,348,757)
Total Members’ Equity	1,313,878	3,882,394
Total Liabilities and Capital	$10,693,110	$11,449,622

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues:
Commissions	$77,503,789	$67,695,778
Investment banking	2,036,363	2,398,342
Trading	2,790,905	618,749
Total revenues	82,331,057	70,712,869
Expenses:
Employee compensation and benefits	5,918,829	5,795,205
Commissions, clearing costs and investment banking	67,098,170	58,156,712
Litigation and settlements	8,815,968	1,651,832
Communications and data processing	1,031,025	882,889
Occupancy (Note C)	870,600	852,304
Other	1,809,680	1,938,719
Total expenses	85,544,272	69,277,661
Net income (loss)	$(3,213,215)	$1,435,208

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013 and 2012

	2013	2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,213,215)	$1,435,208
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	77,980	48,000
Amortization and write-off of employee advances	270,368	225,636
Writedown of customer list	—	54,000
Changes in assets and liabilities:
(Increase) decrease in:
Receivables	797,446	532,831
Securities owned	824,093	(856,324)
Other receivables	698,456	(1,266,096)
Other assets	(15,546)	161,360
Due from related parties	6,231	(1,426)
Increase (decrease) in:
Accounts payable	204,714	(21,155)
Accrued commissions	456,801	501,397
Litigation accrual	744,448	1,492,958
Other liabilities	236,743	105,647
Accrued rent	(118,611)	(184,662)
Securities sold, not yet purchased	5,472	(455,090)
Unearned revenue	122,421	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,097,801	1,772,284
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(49,030)	(40,080)
NET CASH USED BY INVESTING ACTIVITIES	(49,030)	(40,080)
CASH FLOW FROM FINANCING ACTIVITIES:
Capital contributions	2,250,000	—
Distributions to members	(1,605,301)	(671,345)
Payment of capital lease obligation	(39,859)	—
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	604,840	(671,345)
NET INCREASE IN CASH	1,653,611	1,060,859
Cash at beginning of year	1,993,274	932,415
Cash at end of year	$3,646,885	$1,993,274
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$30,875	$8,964
Property acquired under capital lease	$199,875	$—

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENT OF CHANGES IN MEMBERS' EQUITY
For the Years Ended December 31, 2012 and 2011

	Paid-in Capital	Accumulated Distributions	Retained Earnings	Total
Balance, December 31, 2011	$1,487,982	$(34,677,412)	$36,307,961	$3,118,531
Net income			1,435,208	1,435,208
Distributions to members		(671,345)		(671,345)
Balance, December 31, 2012	$1,487,982	$(35,348,757)	$37,743,169	$3,882,394
Contributions from members	2,250,000			2,250,000
Net loss			(3,213,215)	(3,213,215)
Distributions to members		(1,605,301)		(1,605,301)
Balance, December 31, 2013	$3,737,982	$(36,954,058)	$34,529,954	$1,313,878

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:  J. P. Turner & Company, L.L.C. was organized as a Limited Liability Company and began business as an independent registered broker-dealer in 1997. The Company is a member of the Financial Industry Regulatory Authority. The Company’s activities have primarily been in the area of providing investment banking and securities brokerage services to the public from offices located throughout the United States of America.

J.P. Turner & Company Capital Management, LLC is organized as Limited Liability Company that began business as an independent Registered Investment Advisory firm in 2006. The Company’s activities are primarily related to management of investments in exchange for fixed fees. The Company’s sales reps are also licensed through J.P. Turner & Company L.L.C. to provide brokerage services.

Basis of Presentation:  The combined financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Basis of Combination:  The accompanying combined financial statements include the combined accounts and transactions of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC. The companies have essentially the same owners/stockholders. Each Company is a separate limited liability entity and, as such, is responsible for and maintains custody of, its own financial resources. All significant affiliate and interentity accounts and transactions have been eliminated.

Depreciation:  Depreciation is provided on a straight-line basis using estimated useful lives of five to seven years.

Income Taxes:  The Companies are Limited Liability Companies that have elected to be taxed as S Corporations under Internal Revenue Code regulations. Therefore, the income or losses of the Companies flow through to and are taxable to its members/stockholders and no liability for income taxes is reflected in the accompanying financial statements.

The Companies have adopted the provisions of FASB Accounting Standards Codification 740-10, Accounting for Uncertainty in Income Taxes. Under ASC 740-10, the Companies are required to evaluate each of their tax positions to determine if they are more likely than not to be sustained if the taxing authority examines the respective position. A tax position includes an entity’s status, including its status as a pass-through entity, and the decision not to file a tax return. The Companies have evaluated each of their tax positions and have determined that no provision or liability for income taxes is necessary.

The Companies, which file income tax returns in the U.S. federal jurisdiction and various state jurisdictions, are no longer subject to U.S. federal income tax examination by tax authorities for years before 2010.

Securities Transactions:  Proprietary securities transactions in regular-way trades are recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Companies are recorded on a trade date basis. Customers' securities and commodities transactions are reported on a trade date basis with related commission income and expenses reported on a trade date basis.

Securities owned are valued at market value, and securities owned, that are not readily marketable, are valued at fair value as determined by management.

Consideration of Credit Risk:  The Companies maintains their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash equivalents consist of highly liquid investments purchased with a maturity date of three months or less, that are not held for sale in the ordinary course of business.

Estimates:  The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates in determining assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Investment Banking:  Investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities and debt offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing advisory services. Investment banking fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

Date of Management’s Review — Subsequent events were evaluated through February 24, 2014, which is the date the financial statements were available to be issued.

Receivables from broker-Dealer:  Receivables are uncollateralized obligations due under normal trade terms. The carrying amount of receivables may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews all receivable balances and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. Management believes that the receivables recorded at December 31, 2013 and 2012 are fully collectible and are therefore stated at net realizable value.

Other Receivables:  Other receivables consist of the following: Receivables from brokers for loans and advances; receivables from brokers for their expected participation in accrued litigation; and, receivables from the Company’s errors and omissions insurance carrier for expected recoveries related to arbitration and litigation matters in progress.

Receivables from brokers for loans are generally recovered through reductions to commission payments. Advances to brokers that are supported by non-interest bearing notes receivable that are to be forgiven by the Company if brokers meet certain performance criteria or remain registered at the Company through certain dates in the future are charged to compensation during the term of the respective agreements. Receivables from brokers for their expected participation in accrued litigation cost are recorded at amounts considered to be recoverable from the brokers based on the strength of their commission streams. Receivables from brokers are reviewed by management periodically to determine whether accounts should be written off. Receivables from brokers are always charged off when brokers cease to be employed by the Company.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE B — OTHER RECEIVABLES

Other Receivables at December 31, 2013 and 2012 consist of the following:

	2013	2012
Non-interest bearing loans and advances to brokers	$566,695	$491,560
Non-interest bearing notes receivable to be forgiven	256,000	390,000
Receivables from brokers arising from accrued litigation	280,389	490,348
Total receivables from brokers	1,103,084	1,371,908
Participation expected from insurance for arbitration and litigation	500,000	1,200,000
Total receivables from brokers	$1,603.084	$2,571,908

NOTE C — LEASES

Operating leases:

The Company leases its office facilities and other property under operating leases. Operating lease expense for 2013 and 2012 was approximately $700,000 and $783,000, respectively.

At December 31, 2012, the future minimum lease payments under office facilities leases are as follows:

2014	$764,000
2015	752,000
2016	774,000
2017	793,000
2018	813,000
Thereafter	6,701,000
Total	$10,597,000

During 2003 and 2005, the Companies entered into office premises leases that contained periods of free rent. The deferred rent liability arises from allocation of the rent payments due in future periods to the free-rent period.

Capitalized leases:

The Company leases office equipment costing approximately $200,000 under capitalized leases. Amortization expense for capitalized property was approximately $20,000 for 2013.

The following is a schedule by years of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 2013;

Year ending December 31:
2014	$46,000
2015	59,000
2016	59,000
2017	20,000
Total minimum lease payments	184,000
Less amount representing interest	(23,984)
Present value of net minimum lease payments	$160,016

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE D — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

As securities brokers, the Companies are engaged in buying and selling securities for a diverse group of individuals and other entities. The Companies’ transactions are collateralized and are executed with and on behalf of its customers, including other brokers and dealers and other financial institutions.

The Companies introduce all customer transactions in securities traded in U.S. securities markets to other firms on a fully disclosed basis. The agreement between the Companies and their clearing brokers provides that the Companies are obligated to assume any exposure related to non-performance by customers or counter parties. The Companies monitor clearance and settlement of all customer transactions on a daily basis.

The Companies’ exposure to credit risk associated with the non-performance of customers and counter parties in fulfilling their contractual obligations pursuant to these securities transactions can be directly impacted by volatile trading markets which may impair the customer’s or counter party’s ability to satisfy their obligations to the Companies. In the event of non-performance the Companies may be required to purchase or sell financial instruments at unfavorable market prices resulting in a loss to the Companies. The Companies do not anticipate non-performance by customers and counter parties in the above situations.

The Companies have sold securities that they do not currently own and will therefore be obligated to purchase such securities at a future date. The Companies have recorded these obligations in the financial statements at December 31, 2013 and 2012 at fair values of the related securities and will incur a loss if the fair value of the securities increases subsequent to the end of the fiscal years.

In the normal course of business, the Companies’ customer activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Companies to off-balance-sheet-risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Companies have to purchase or sell the financial instrument underlying the contract at a loss.

NOTE E — FAIR VALUE

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.

Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Companies have the ability to access.
•	Level 2 inputs are inputs (other than quoted prices included within level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 are unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE E — FAIR VALUE  – (continued)

The following table presents the Companies’ fair value hierarchy for those assets and liabilities measured at fair value as of December 31, 2013.

	Fair Value Measurements December 31, 2013	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Assets:
Securities owned:
Municipal bonds	$197,058	$197,058	$—	$—
Equities	191,266	191,266	—	—
	$388,324	$388,324	$—	$—
Liabilities:
Securities sold, not yet purchased:
Municipal bonds	$37,051	$37,051	$—	$—
Equities	2,357	2,357	—	—
	$39,408	$39,408	$—	$—

The following table presents the Companies’ fair value hierarchy for those assets and liabilities measured at fair value as of December 31, 2012.

	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Assets:
Securities owned:
Municipal bonds	$985,351	$985,351	$—	$—
Equities	227,066	227,066	—	—
	$1,212,417	$1,212,417	$—	$—
Liabilities:
Securities sold, not yet purchased:
Equities	$33,937	$33,937	$—	$—
	$33,937	$33,937	$—	$—

Fair value of investments securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available. If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE F — SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 2013 consist of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Assets:
Municipal bonds	$194,632	$2,426	$—	$197,058
Equities	172,421	18,845	—	191,266
	$367,053	$21,271	$—	$388,324
Liabilities:
Securities sold, not yet purchased:
Municipal bonds	$36,538	$—	$(513)	$37,051
Equities	$2,353	—	(4)	2,357
	$38,891	$—	$(517)	$39,408

The municipal bond maturities range from 20 to 34 years.

Securities available for sale at December 31, 2012 consist of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Assets:
Municipal bonds	$977,957	$7,394	$—	$985,351
Equities	198,667	28,399	—	227,066
	$1,176,624	$35,793	$—	$1,212,417
Liabilities:
Securities sold, not yet purchased:
Equities	$33,937	—	(2)	33,939
	$33,937	$—	$(2)	$33,939

The municipal bond maturities range from 19 to 37 years.

There were no securities impaired at December 31, 2013 or 2012.

NOTE G — CONTINGENCIES

J.P. Turner & Company, L.L.C. is engaged in various litigation and arbitrations incurred in the normal course of business, some of which seek material or indeterminable amounts. The Company recognizes liabilities for litigation and arbitrations in progress when it believes that a liability has been incurred and the amount can be reasonably estimated. The Company maintains errors and omissions insurance coverage to mitigate its litigation and arbitration risk. In addition, agreements with brokers require their participation in losses incurred. The Company records accrued litigation and related expected recoveries from brokers and its insurance carrier on a gross basis. Defense costs are expensed as incurred and are included in litigation and settlements in the statement of operations.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENT
December 31, 2013 and 2012

NOTE G — CONTINGENCIES  – (continued)

At December 31, 2013 litigation and arbitration matters involve customer claims that allege, among other things, violations of securities, consumer protection and other laws. Litigation and arbitration matters in progress at December 21, 2013 and 2012 are approximately the following:

	2013	2012
Amounts of alleged claims	$15,300,000	$12,050,000
Accrued litigation cost	$3,529,000	$2,784,552
Estimated recoveries from insurance	(500,000)	(1,200,000)
Estimated recoveries from brokers	(50,000)	(240,000)
Net charge to litigation and settlements from matters in progress at end of year	$2,979,000	$1,344,552

Actual experience by management in resolving numerous claims over an extended period of time is that actual settlement are generally significantly less than loss amounts alleged in complaints.

In addition, the Companies are subject to examinations and investigations by its regulators that may result in fines or other negative impacts.

Management believes that the potential net loss in excess of the amounts accrued at December 31, 2013 and 2012 will not be material to the financial statements.

NOTE H — RETIREMENT PLAN

J.P. Turner & Company, L.L.C. has adopted a profit sharing plan with a 401(k) feature covering substantially all employees. Contributions by the Company are at the discretion of the members. No Company contributions were authorized for 2013 and 2012.

NOTE I — CLEARING BROKER-DEALER

J.P. Turner & Company, L.L.C. clears all of its proprietary and customer transactions through a clearing broker-dealer on a fully disclosed basis. The fully disclosed correspondent/clearing agreements requires a deposit of $250,000. Provided that J.P. Turner & Company, L.L.C. is not in default of its obligations or liabilities to the clearing firm, the clearing firm will return the security deposits following termination of the fully disclosed correspondent/clearing arrangement.

J.P. Turner & Company, L.L.C.’s fully disclosed clearing agreement with its clearing broker dealer requires that the J.P. Turner & Company, LLC maintain net capital of not less than $1,500,000. The Company’s net capital was below the required amount at December 31, 2013.

NOTE J — NET LOSS AND SUBSEQUENT EVENT

The Companies had a significant loss for 2013 that was primarily related to costs incurred to defend and settle litigation and arbitration. During the fourth quarter of 2013 J.P. Turner & Company, L.L.C. was dependent upon $2,250,000 of capital contributions from its owners for working capital and to meet its regulatory net capital requirements. In addition, the owners made capital contributions totaling $2,000,000 in January 2014 to enable J.P. Turner & Company, L.L.C. to meet required net capital. Pursuant to rules and regulations for broker dealers, capital contributions ordinarily may not be withdrawn for at least one year.

In January 2014, the members agreed to sell the Companies to RCS Capital, Inc., a publically-held company. The sale is expected to be completed in the second calendar quarter of 2014.

First Allied Holdings Inc.

Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

First Allied Holdings Inc.

Contents

Report of Independent Registered Public Accounting Firm

Board of Directors
First Allied Holdings Inc.

We have audited the accompanying consolidated financial statements of First Allied Holdings Inc., as of December 31, 2013 (successor) and 2012 (predecessor) and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and the year ended December 31, 2012 (predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Allied Holdings Inc. at December 31, 2013 (successor) and 2012 (predecessor), and the results of its operations and its cash flows for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

Richmond, Virginia
February 27, 2014

First Allied Holdings Inc.

Consolidated Statements of Financial Condition

December 31,	(Successor) 2013	(Predecessor) 2012
Assets
Cash and cash equivalents	$24,315,065	$13,594,013
Receivable from clearing brokers	4,382,556	3,686,387
Securities owned, at fair value	1,834,497	48,247
Notes receivable, net	13,269,939	9,034,612
Fees receivable	13,643,077	2,421,388
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $153,767 and $472,101 respectively	1,424,808	1,000,431
Deferred tax assets, net	—	5,577,976
Goodwill	79,985,814	25,435,808
Intangibles, net	83,004,925	11,498,807
Prepaids and other assets	2,767,049	2,811,221
Due from Parent	995,329	—
Total assets	$225,623,059	$75,108,890

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Financial Condition

December 31,	(Successor) 2013	(Predecessor) 2012
Liabilities and Stockholder’s Equity
Liabilities
Commissions payable	$12,179,793	$5,668,780
Accounts payable and other liabilities	16,239,454	7,788,473
Unearned revenue	1,601,734	1,588,280
Securities sold, not yet purchased, at fair value	308,930	336,573
Deferred tax liability, net	23,692,614	—
Unfavorable lease	—	5,267,838
Term loan	28,800,000	10,800,000
Line of credit	4,501,808	547,450
Contingent earnout liability	1,470,877	—
Notes payable	—	223,154
Total liabilities	88,795,210	32,220,548
Commitments and contingencies
Stockholder’s equity
Common stock, $0.0001 par value; authorized 65,000,000 shares; issued and outstanding 46,340,050 shares	4,634	4,634
Additional paid-in capital	137,158,051	46,960,230
Stockholder receivables	—	(1,007,257)
Accumulated deficit	(334,836)	(3,069,265)
Total stockholder’s equity	136,827,849	42,888,342
Total liabilities and stockholder’s equity	$225,623,059	$75,108,890

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Operations

	Successor (Period from September 25, 2013 to December 31, 2013)	Predecessor
		(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Revenues
Commissions	$49,539,110	$139,021,502	$127,797,250
Investment advisory income	33,242,582	84,661,563	71,426,087
Sponsorship fees	3,103,394	7,857,502	5,346,353
Principal transactions, net	1,758,219	6,638,945	9,654,604
Clearance fee income	1,881,587	5,272,912	7,130,343
Insurance income	1,844,313	5,289,871	4,689,787
Pension administration	1,051,637	2,185,646	2,924,756
Interest	682,490	2,176,330	3,924,094
Other	2,067,300	5,582,885	8,154,597
Total revenues	95,170,632	258,687,156	241,047,871
Expenses
Commissions	69,082,223	187,721,279	180,058,856
Compensation and benefits	11,784,512	39,278,485	29,015,722
Professional services	1,104,555	5,558,108	4,111,947
Clearing and exchange fees	1,847,881	4,525,557	3,249,308
Promotional	1,476,156	3,538,615	3,498,180
Occupancy and equipment	2,092,109	3,434,588	3,240,080
Amortization of intangibles	1,892,075	2,934,881	1,641,813
Communications and data processing	849,132	2,263,666	2,992,171
Outsourced administrative fees	760,829	1,944,908	2,625,879
Travel and entertainment	590,023	1,385,070	1,040,171
Amortization of notes receivable	573,490	987,966	874,464
Interest	233,598	669,813	378,046
Depreciation and amortization	165,884	537,352	348,809
Other	3,412,302	9,767,406	8,075,122
Total expenses	95,864,769	264,547,694	241,150,568
Loss before income tax benefit	(694,137)	(5,860,538)	(102,697)
Income tax benefit (provision)	359,301	2,119,656	(193,067)
Net loss	$(334,836)	$(3,740,882)	$(295,764)

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Changes in Stockholder’s Equity

	Common Stock		Additional Paid-in Capital	Stockholder Receivables	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2011 – Predecessor	44,622,550	$4,462	$44,669,494	$(673,500)	$(2,773,501)	$41,226,955
Issuance of stock	1,967,500	197	1,967,303	—	—	1,967,500
Repurchase & retirement of stock and note	(250,000)	(25)	(249,975)	250,000	—	—
Issuance of stock options	—	—	573,408	—	—	573,408
Issuance of notes	—	—	—	(583,757)	—	(583,757)
Net loss	—	—	—	—	(295,764)	(295,764)
Balance, December 31, 2012 – Predecessor	46,340,050	4,634	46,960,230	(1,007,257)	(3,069,265)	42,888,342
Interest on stockholder receivables	—	—	—	(39,560)	—	(39,560)
Payment on stockholder receivables	—	—	—	51,488	—	51,488
Issuance of stock options	—	—	528,420	—	—	528,420
Contribution of capital	—	—	6,000,000	—	—	6,000,000
Tax benefit from stock option exercise	—	—	1,620,000	—	—	1,620,000
Exercise of stock options	—	—	1,086,594	—	—	1,086,594
Vesting of restricted stock	—	—	493,000	—	—	493,000
Net loss – predecessor	—	—	—	—	(3,740,882)	(3,740,882)
Balance, September 24, 2013 – Predecessor	46,340,050	4,634	56,688,244	(995,329)	(6,810,147)	48,887,402
Satisfaction of stockholder receivables	—	—	—	995,329	—	995,329
Pushdown related to RCAP acquisition	—	—	80,469,807	—	6,810,147	87,279,954
Net loss – successor	—	—	—	—	(334,836)	(334,836)
Balance, December 31, 2013 – Successor	46,340,050	$4,634	$137,158,051	$—	$(334,836)	$136,827,849

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Cash Flows

	Successor (Period from September 25, 2013 to December 31, 2013)	Predecessor
		(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Operating activities
Net loss	$(334,836)	$(3,740,882)	$(295,764)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of notes receivable	573,490	987,966	874,464
Depreciation and amortization	175,592	556,768	348,809
Amortization of intangibles	1,892,075	2,934,881	1,641,813
Stock based compensation	776,338	2,108,014	573,408
Deferred taxes, net	(289,822)	(2,217,055)	306,856
Loss on disposal of equipment	124,100	393,241	—
Changes in operating assets and liabilities:
Receivables from clearing brokers, net	(281,376)	(414,793)	(808,430)
Securities owned	(151,273)	(282,369)	628,030
Other receivables	1,729,702	(2,572,633)	(905,136)
Other assets	741,291	442,209	364,576
Commissions payable	446,633	429,254	1,482,200
Accounts payable and other liabilities	(18,463,992)	21,547,657	(741,493)
Income taxes payable	—	—	(169,179)
Securities sold, not yet purchased	308,930	(336,573)	225,447
Net cash provided by (used in) operating activities	(12,753,148)	19,835,685	3,525,601
Investing activities
Cash paid for acquisitions, net of cash acquired	—	(16,692,504)	(469,151)
Issuance of notes receivable	(6,556,452)	(1,466,872)	(3,733,774)
Collections on notes receivable	264,833	966,379	816,374
Purchases of furniture, equipment, and leasehold improvements	(189,866)	(462,838)	(245,782)
Net cash used in investing activities	(6,481,485)	(17,655,835)	(3,632,333)
Financing activities
Borrowings on term loan	—	21,200,000	—
Borrowings on line of credit	4,501,808	967,200	—
Capital contribution	—	6,000,000	—
Principal payments on term loan	(1,600,000)	(1,600,000)	(1,200,000)
Payments on line of credit	—	(1,514,650)	(1,000,000)
Payments on notes payable	(44,631)	(133,892)	(178,523)
Issuance of common stock	—	—	1,717,500
Net cash provided by (used in) financing activities	2,857,177	24,918,658	(661,023)
Net increase (decrease) in cash and cash equivalents	(16,377,456)	27,098,508	(767,755)
Cash and cash equivalents, beginning of period	40,692,521	13,594,013	14,361,768
Cash and cash equivalents, end of period	$24,315,065	$40,692,521	$13,594,013
Supplemental disclosure of non-cash investing and financing activities
Contingent consideration	$—	$1,441,753	$—
Cashless exercise of stock options	—	1,086,594	—
Increase in goodwill due to RCAP acquisition*	51,070,913	—	—
Increase in intangibles due to RCAP acquisition*	57,614,074	—	—
Net increase in deferred taxes due to RCAP acquisition	(25,721,046)	—	—
Write down of unfavorable lease in RCAP acquisition	4,557,355	—	—
Acquisition of certain customer accounts with a notes payable	—	—	1,274,174
Issuance of common stock for stockholder receivable	—	—	600,000
Supplemental cash flow information
Cash paid for interest	441,971	386,077	466,485
Cash paid for income taxes	70,166	51,520	66,127

*	See Footnote 1 for gross amounts of goodwill and intangibles arising from the RCAP acquisition.

See accompanying notes to financial statements.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization

First Allied Holdings Inc. (FAHI or the Company) is primarily a holding company. At December 31, 2012, its primary operating subsidiaries included First Allied Securities, Inc. (FAS) and First Allied Advisory Services, Inc. (FAAS), First Allied Asset Management, Inc. (FAAM), FASI Insurance Services, Inc. (FAIS) and First Allied Retirement Services, Inc. (FARS), all of which are wholly owned.

On January 1, 2013, the Company acquired Legend Group Holdings LLC which was a holding company and sole owner of Advisory Services Corporation (ASC), Legend Advisory Corporation (LAC) and Legend Equities Corporation (LEC), which together form the Legend Group.

On September 25, 2013, the Company was acquired by RCAP Holdings, LLC (the Parent) which is primarily a holding company. Following the transaction, FAHI, the Legend Group and all of their subsidiaries continue to operate autonomously under the current management structure and respective brands. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed.

FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA) and is also a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, alternative investment products, and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3- 3(k)(2)(ii).

FAAS is a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity subaccounts.

FAAM is a registered investment advisor pursuant to the Investment Advisors Act of 1940 and is an independent money management company. FAIS is an independent insurance agency. FARS is a third party pension administrator handling both defined benefit and defined contribution plans.

LEC is a broker-dealer registered with the SEC and a member of FINRA. In addition, LEC is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. LEC has an agreement with a non-affiliated clearing broker to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, LEC operates under the exemptive provisions of the SEC Rule 15c3- 3(k)(2)(ii).

LAC provides portfolio management for investment portfolios tailored for 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans, but offered by many not-for-profit employers. Therefore, a majority of Legend Group’s clients include educators and other employees of not-for-profit organizations.

ASC is a third party administrator for 403(b) plans and charges a fee to custody assets.

Acquisition

On January 1, 2013, the Company acquired the Legend Group. In connection with the acquisition, intangible assets of $18,414,000 were recorded on Legend’s books related to customer relationships. Goodwill in the amount of $3,409,614, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by Legend. The goodwill arising from this acquisition is not deductible for income tax purposes.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

As of the date of the acquisition, the fair value of the Legend Group’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$4,255,743
Accounts receivable, net	9,371,501
Goodwill	3,409,614
Securities owned, at fair value	1,352,608
Intangible assets	18,414,000
Other assets	2,131,577
38,935,043
Liabilities
Accounts payable and other liabilities	1,543,568
Commissions payable	5,635,126
Deferred tax liability, net	7,365,600
14,544,294
Net assets acquired	$24,390,749

The Company paid consideration aggregating approximately $22.9 million for the acquisition. This was accomplished by increasing the Company’s term loan at Fifth Third Bank (see Borrowings footnote). In addition, the Sellers are entitled to receive contingent consideration provided that Legend’s advisor retention remains above 80% at the end of 2014. The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement ranges from $0 and $5 million. If the retention is greater than 87.5%, the Sellers receive 100% of the consideration and if it is less than 80%, the Sellers receive $0. The estimated fair value of the contractual obligation to pay the contingent consideration recognized as of December 31, 2013 was $1.47 million. The Company determined the fair value of the obligation to pay contingent consideration based on probability-weighted projections of the advisor retention during the approximately two year earn-out measurement period. The estimate of the fair value of contingent consideration requires subjective assumptions to be made of various retention scenarios.

On September 25, 2013, First Allied Holdings Inc. was acquired by RCAP Holdings, LLC (the Parent). In connection with the acquisition, intangible assets of $1,026,000 were recorded related to employee covenants, $11,972,000 were recorded related to broker relationships, $59,213,000 were recorded related to advisor relationships and $12,381,000 was recorded related to contractual customer relationships. Goodwill in the amount of $79,985,814, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill arising from this acquisition is not deductible for income tax purposes.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

As of the date of the acquisition, the fair value of First Allied Holdings Inc.’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$40,692,521
Receivable from clearing brokers	4,101,180
Goodwill	79,985,814
Deferred tax assets, net	9,923,441
Notes receivable, net	8,547,139
Intangible assets	84,592,000
Other assets	22,089,269
249,931,364
Liabilities
Accounts payable and other liabilities	36,799,119
Commissions payable	11,733,160
Deferred taxes on intangible assets	33,836,400
Term loan	30,400,000
112,768,679
Net assets acquired	$137,162,685

2011 Acquisition

Previously, on November 1, 2011, FAS Holdings, Inc. was acquired by First Allied Holdings Inc. In connection with this prior acquisition, intangible assets of $9,266,000 were recorded related to advisor relationships and $2,550,000 was recorded related to contractual customer relationships. Goodwill in the amount of $25,277,822, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill that arose from this acquisition was not deductible for income tax purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of FAHI and the Legend Group and their wholly owned subsidiaries: FAS Holdings, Inc. (FASH), First Allied Securities, Inc., First Allied Advisory Services, Inc., FASI Insurance Services, Inc., First Allied Asset Management, Inc., First Allied Wealth Management, Inc., First Allied Retirement Services, Inc. also known as Associates in Excellence, Advisory Services Corporation, Legend Advisory Corporation and Legend Equities Corporation. All intercompany transactions were eliminated upon consolidation.

Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Interest-bearing amounts on deposit at federally insured institutions at December 31, 2013 were $24,315,065, of which $21,156,656 was in excess of FDIC insurance limits. FDIC coverage is $250,000 per depositor at each financial institution.

All non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Interest-bearing amounts on deposit at federally insured institutions at December 31, 2012 were $13,594,013.

For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with remaining maturities of three months or less.

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Securities Owned and Securities Sold, But Not Yet Purchased

Securities owned and securities sold, but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors. Securities owned and securities sold, not yet purchased, are held for trading purposes.

Notes Receivable

Notes receivable consist primarily of forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally five to seven years, using the straight-line method, and is included in amortization of notes receivable on the consolidated statement of operations. FAHI has established an allowance for doubtful accounts to offset loan amounts for terminated advisors that are not likely to be collected. Notes receivable is reported net of allowance for doubtful accounts of $423,855 and $241,382 at December 31, 2013 and 2012, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets and recognizes a valuation allowance for its deferred tax assets when it is more likely than not that a future benefit of such deferred tax assets will not be realized.

The Company has analyzed the positions for all open tax years, and the positions to be taken for the tax year ended December 31, 2013 in its major jurisdictions, and has determined whether or not there are uncertain tax positions that require financial statement recognition. No reserves for uncertain tax positions were required to have been recorded as a result of the adoption of ASC 740 for the year. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. When items are retired, impaired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) 350, Goodwill and Others, goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the goodwill based on market prices for similar assets. The Company considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, the Company reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis.

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

Reclassifications

Certain reclassifications have been made in the prior year consolidated financial statements and notes to conform to the December 31, 2013 presentation.

2. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

December 31, 2013 (successor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$1,834,007	—	—	$1,834,007
U.S. Government and agency obligations	193			193
Equity securities	297	—	—	297
Total	$1,834,497	—	—	$1,834,497
Liabilities
Securities sold, not yet purchased
Municipal government obligations	$50,862	—	—	$50,862
Certificates of deposit	20,118	—	—	20,118
Equity securities	237,950	—	—	237,950
Total	$308,930	—	—	$308,930

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

December 31, 2012 (predecessor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$263	—	—	$263
U.S. Government and agency obligations	47,984	—	—	47,984
Equity Securities
Total	$48,247	—	—	$48,247
Liabilities
Securities sold, not yet purchased
U.S. Government and agency obligation	$170,336	—	—	$170,336
State and municipal government obligations	52,503	—	—	52,503
Corporate and other debt	4,580	—	—	4,580
Equity Securities	109,154	—	—	109,154
Total	$336,573	—	—	$336,573

3. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily acquisition related expenses.

The provision for taxes consists of the following:

	Successor	Predecessor
	(Period from September 25, 2013 to December 31, 2013)	(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Current expense
Federal	$—	$—	$—
State	—	—	103,765
Total current expense	—	—	103,765
Deferred expense (benefit)
Federal	(305,406)	(1,801,708)	82,061
State	(53,895)	(317,948)	7,241
Total deferred expense (benefit)	(359,301)	(2,119,656)	89,302
Income tax expense (benefit)	$(359,301)	$(2,119,656)	$193,067

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

3. Income Taxes  – (continued)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31,	Successor 2013	Predecessor 2012
Deferred tax assets
Tax loss carryforward	$5,678,342	$4,254,386
Accrued liabilities and reserves	1,721,249	3,607,155
Compensation	1,972,831	231,181
Gross deferred tax assets	9,372,422	8,092,722
Deferred tax liabilities
Intangible assets	32,603,362	2,456,716
Goodwill	410,095	—
Fixed assets	51,579	58,030
Gross deferred tax liabilities	33,065,036	2,514,746
Net deferred tax asset (liability)	$(23,692,614)	$5,577,976

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the related temporary differences become deductible. Management considers both positive and negative evidence in performing this assessment, and analyzes changes in near-term market conditions as well as other factors which may impact future operating results. In making such judgments, Management considers the review of taxable income in prior periods, effects of acquisitions made on operating results, including the impact of IRS Section 382 limitations, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. Significant positive evidence considered included that the Company had taxable income in 2012, taxable income before the acquisitions costs in 2013, and the acquisition of the Legend Group in 2013 which historically has generated taxable income. Additional positive evidence also includes the reversal of the deferred tax liabilities related to the amortization of intangible assets which is not deductible for income tax purposes thereby increasing taxable income, as well as the elimination of nonrecurring acquisition related costs incurred during 2013 that significantly reduced 2013 taxable income. Management determined the positive factors outweighed the negative factors and as a result no valuation allowance was recorded against the deferred tax asset. The Company is subject to examination by its major tax jurisdictions — U.S. federal and Virginia, California, New York, Illinois, Arizona and Missouri states. The open tax years are 2011 – 2013 for federal and states listed above. Net operating loss carryforwards totaling approximately $14,196,000 expire through 2033 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

4. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill are as follows:

Balance, December 31, 2011 (predecessor)	$25,277,822
Additional cash paid for acquisition	157,986
Balance, December 31, 2012 (predecessor)	$25,435,808
Goodwill from Legend Acquisition	3,409,614
Balance, September 24, 2013	28,845,422
Reversal of predecessor’s goodwill	(28,845,422)
Goodwill recognized pursuant to RCAP Acquisition	79,985,814
Balance, December 31, 2013 (successor)	$79,985,814

Intangibles

	Employee Covenants	Broker Relationships	Advisor Relationships	Contractual Customer Relationships	Total
Balance, December 31, 2011 (predecessor)	$—	$—	$9,060,572	$2,495,875	$11,556,447
Books of business acquired	—	—	1,384,174	—	1,384,174
Customer contracts acquired	—	—	—	200,000	200,000
Accumulated Depreciation	—	—	(1,271,231)	(370,583)	(1,641,814)
Balance, December 31, 2012 (successor)	$—	$—	$9,173,515	$2,325,292	$11,498,807
Intangible from Legend Acquisition	—	—	—	18,414,000	18,414,000
Accumulated amortization, predecessor period	—	—	(972,114)	(1,962,767)	(2,934,881)
Balance, September 24, 2013	—	—	8,201,401	18,776,525	26,977,926
Reversal of predecessor’s intangibles	—	—	(8,201,401)	(18,776,525)	(26,977,926)
Intangibles recognized pursuant to RCAP Acquisition	$1,026,000	11,972,000	59,213,000	12,381,000	84,592,000
Customer contracts acquired	—	—	—	305,000	305,000
Accumulated amortization, successor period	(128,250)	(238,635)	(1,248,710)	(276,480)	(1,892,075)
Balance, December 31, 2013 (successor)	$897,750	$11,733,365	$57,964,290	$12,409,520	$83,004,925

Amortization expense for the intangible assets for the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 was $1,892,075, $2,934,881, and $1,641,813 respectively. These assets are being amortized over a two to fourteen year period. Estimated amortization expense for each of the next five years is as follows:

2014	$7,070,076
2015	6,941,826
2016	6,548,612
2017	6,455,412
2018	6,455,412
Thereafter	49,533,587
Total	$83,004,925

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

4. Goodwill and Other Intangible Assets  – (continued)

The Company defines the broker relationships intangibles as the Company’s relationships with its registered representatives. It defines the advisor relationship intangibles as the acquired registered financial advisors’ existing customer relationships and defines contractual customer relationship intangibles as books of business acquired from a third party. Each type provides a significant source of income through recurring revenue over the course of the economic life of the relationships.

5. Off-Balance-Sheet Credit Risk

FAS and LEC clear all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, FAS and LEC engage in activities involving the execution, settlement and financing of various securities transactions. These activities may expose FAS and LEC to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. FAS and LEC maintain all of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.

Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. FAS and LEC are, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case FAS and LEC may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon FAS’ and LEC’s financial statements.

The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of December 31, 2013, there were no amounts to be indemnified to the clearing brokers for these accounts.

Concentration of Credit Risk

FAS and LEC introduce all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. FAS and LEC attempt to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.

6. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS have elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At December 31, 2013, FAS’ net capital was $4,777,089 which was $4,527,089 in excess of its required net capital of $250,000. The net capital rule may effectively restrict the payment of cash dividends. As of December 31, 2013 and 2012 FAS met all capital adequacy requirements to which it is subject to.

LEC is also subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires them to maintain minimum net capital. At December 31, 2013, LEC’s net capital was $2,684,401 which was $2,460,065 in excess of its required net capital of $224,336.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

7. Leases, Commitments and Contingent Liabilities

FAHI leases certain office space under several noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments based upon increased costs incurred by the lessor. Future minimum rental commitments under the terms of the lease agreements as of December 31, 2013 are as follows:

2014	$3,300,494
2015	2,718,429
2016	2,328,004
2017	2,333,461
2018	2,400,059
Thereafter	12,904,733
Total	$25,985,180

Total rental expense under the leases for the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 was $910,416, $2,225,851, and $2,904,028 respectively.

The Company assumed an unfavorable lease in its November 2011 acquisition and as a result, the Company recorded a liability of approximately $6,500,000, which was being amortized over the remaining life of the lease. The remaining unamortized balance of $4,433,975 was eliminated in conjunction with the pushdown accounting pursuant to the acquisition by the Parent due to the lease being renegotiated and the lease terms are no longer unfavorable.

In the normal course of business, there are various lawsuits, claims, and contingencies pending against the Company. The Company is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, the Company has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

8. Borrowings

On November 1, 2011, the Company entered into an $18 million loan facility with Fifth Third Bank, of which $12 million was a term loan (the Term Loan) and $6 million is a revolving line of credit (the Revolver); the Revolver is also available for letters of credit. The Term Loan was amended and increased by $20 million to $32 million on January 2, 2013 in order to facilitate the purchase of the Legend Group. Borrowings under the Term Loan and the Revolver bear interest, payable quarterly in arrears, at the one month LIBOR plus an interest rate margin ranging from 2% to 2.5%, depending upon the Company’s financial performance. At December 31, 2013, the interest rate was 2.42%. Borrowings under the Term Loan must be repaid in installments of $800,000 each calendar quarter beginning March 31, 2013 with the balance of $5.2 million due on January 2, 2018. The Revolver is due November 1, 2017. All obligations under these loans are collateralized by all of the Company’s assets. These loan facilities are subject to certain financial and nonfinancial covenants. At December 31, 2013, the Company was in compliance with all such covenants.

9. Stock Based Compensation

Pre-Acquisition Plan

Certain employees, officers and directors participated in the Company’s 2011 Equity Incentive Plan (the Plan). The Plan provided for the granting of up to 11,250,000 nonqualified stock options and restricted stock.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

In 2012, the Company granted awards in the form of nonqualified stock options. Stock option awards to employees are generally subject to a vesting period of 5 years. The following is a summary of the information concerning outstanding options as of December 31, 2012:

December 31, 2012 (predecessor)
Outstanding at beginning of period	3,281,250
Granted	3,466,663
Outstanding at end of year	6,747,913
Options exercisable at year end	656,250

The following is a summary of the information concerning outstanding and exercisable options as of December 31, 2012:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Life	Weighted Average Exercise Price	Weighted Average Grant-date Fair value	Options Exercisable	Weighted Average Exercise Price
$0.00 – $1.00	4,498,608	9.83 years	$1.00	$0.53	437,500	$1.00
$1.01 – $2.00	2,249,305	9.83 years	$2.00	$0.35	218,750	$2.00
	6,747,913				656,250

In 2013, the Company granted awards in the form of nonqualified stock options and 580,000 shares of restricted stock under the Plan. In conjunction with the acquisition of the Company by the Parent, 50% of unvested options were deemed vested and the remaining 50% of unvested options were forfeited and all restricted stock was deemed vested. For the successor period ended September 24, 2013, the Company recorded $2,108,014 of stock based compensation which is included in compensation and benefits in the consolidated statements of operations, of which $1,579,594 was compensation related to the accelerated vesting of stock options and restricted stock. For the year ended December 31, 2012, the Company recorded $573,408 of stock based compensation.

The following is a summary of the information concerning outstanding options as of December 31, 2013:

Year Ended December 31, 2013 (successor)	Options for Shares	Weighted- average exercise price
Outstanding at beginning of period	6,747,913	$1.33
Granted	1,044,333	$1.27
Exercised	4,643,416	$1.33
Forfeited	(3,148,830)	$1.33
Outstanding at end of year	—
Options exercisable at year end	—

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

The following is a summary of the information concerning the options exercised and forfeited at acquisition:

Exercise Price	Options Outstanding – Beginning of Year	Options Granted	Options Exercised	Options Forfeited	Total
$1.00	4,498,608	164,000	(2,829,498)	(1,833,110)	—
$1.25	—	798,333	(399,168)	(399,165)	—
$2.00	2,249,305	82,000	(1,414,750)	(916,555)	—
	6,747,913	1,044,333	(4,643,416)	(3,148,830)	—

2013 Restricted Stock Plan

In connection with the Acquisition, the Company entered into the First Allied Holdings 2013 Restricted Unit Plan (the RSU Plan). The maximum number of Restricted Units pursuant to the RSU Plan is the amount issued in connection with the Acquisition.

Pursuant to the terms of the Acquisition, 439,356 Restricted Units were issued to employees of the Company. Pursuant to the terms of the RSU Plan, Restricted Units vest equally on each of the first three anniversaries of the Acquisition. The first tranche of Restricted Units that vest have a non-fluctuating value of $20 per Restricted Unit and can be paid in cash or shares of RCS Capital Corporation (NYSE symbol RCAP) at the Company’s option. The second and third tranches of Restricted Units shall represent the equivalent of one phantom share of RCS Capital Corporation class A common stock and can be settled in either shares of RCS Capital Corporation class A common stock or a then equivalent amount of cash, at the Company’s option.

The RSU Plan is being accounted for on the liability method with the first tranche being expensed ratably over the first vesting period. The second and third tranche will be expensed over the second and third vesting periods, respectively, and will be carried at the then fair market value of the RCS Capital Corporation class A common stock. For the successor period ended December 31, 2013, the Company recorded $776,338 of stock based compensation pursuant to the RSU Plan which is included in compensation and benefits in the consolidated statements of operations.

10. Stockholder Note Receivable

In 2011, the Company loaned certain officers of the Company a combined $670,000 for the purchase of the Company’s common stock. The loans had an interest rate of 6.00% per annum, compounded annually and require certain mandatory payments based upon a formula stipulated in the agreement and matured in 2019. During 2012, $250,000 of this amount was repurchased and retired. In February 2012, the Company loaned $600,000 to certain officers for the purchase of the Company’s common stock. At December 31, 2012, the Company had a total outstanding balance of stockholder note receivables of $1,007,257. On March 15, 2013, mandatory payments in the amounts of $51,000 were paid back to the Company by the stockholders. Pursuant to the Acquisition, the stockholders satisfied the notes.

11. Employee Benefits

All full-time employees are eligible to participate in FAHI’s 401(k) Plan. Under the plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 the matching contributions were $145,631, $515,662, and $472,562 respectively, and are included in compensation and benefits in the consolidated statements of operations.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

12. Related Party Transactions

The Company receives revenue from American Realty Capital, a subsidiary of RCAP Holdings, for sponsorship fees based on a marketing support agreement. For the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 revenue in the amount of $1,186,872, $2,887,113, and $826,747 respectively, in sponsorship fees from American Realty Capital were recorded by the Company and are included in Sponsorship Fees in the consolidated statements of operations.

13. Subsequent Events

On February 11, 2014, the Parent entered into a non-binding letter of intent to contribute all of its equity interests in the Company to RCS Capital Corporation (NYSE: RCAP) in exchange for approximately 11,264,930 shares of Class A Common Stock of RCS Capital Corporation. The Letter of Intent contemplates that the closing of the transaction will be subject to certain to-be-agreed-upon conditions, including the receipt of all necessary regulatory and governmental approvals.

The Company has evaluated subsequent events from the balance sheet date through the date of issuance of the consolidated financial statements, and determined that there are no other items to disclose.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Financial Statements

December 31, 2012

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
First Allied Holdings Inc.:

We have audited the accompanying consolidated financial statements of Legend Group Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statement of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Legend Group Holdings, LLC and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As of December 31, 2012, Legend Group Holdings, LLC was a wholly owned subsidiary of Waddell & Reed Financial, Inc. As discussed in note 13 to the consolidated financial statements, Legend Group Holdings, LLC was sold by Waddell & Reed Financial, Inc. to First Allied Holdings Inc., effective January 1, 2013. Our opinion is not modified with respect to this matter.

Kansas City, Missouri
February 28, 2014

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet
December 31, 2012

Assets
Assets:
Cash and cash equivalents	$4,253,460
Investments in trading securities	1,352,608
Accounts receivable	10,344,989
Prepaid expenses and other current assets	819,158
Income taxes receivable	933,398
Total current assets	17,703,613
Deferred income taxes	1,041,565
Deposits	149,870
Fixed assets, net	953,504
Other assets	—
Goodwill	16,867,982
Total assets	$36,716,534
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$5,927,157
Accounts payable and accrued expenses	2,990,683
Deferred income taxes	55,833
Due to parent	95,978
Other liabilities	625,614
Total current liabilities	9,695,265
Accrued pension and postretirement costs	1,618,232
Total liabilities	11,313,497
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized, 1,500 shares; issued and outstanding, 100 shares	—
Additional paid-in capital	70,392,304
Accumulated deficit	(43,405,889)
Accumulated other comprehensive loss	(1,583,378)
Total stockholder’s equity	25,403,037
Total liabilities and stockholder’s equity	$36,716,534

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Operations
Year ended December 31, 2012

Revenues:
Commissions	$34,982,624
Advisory fees	38,163,626
Other fees	886,826
Total revenues	74,033,076
Expenses:
Commission expense	47,117,258
Selling expense	932,416
General and administrative	24,256,784
Total expenses	72,306,458
Operating income	1,726,618
Goodwill impairment	(42,373,348)
Investment and other income	129,190
Loss before provision for income taxes	(40,517,540)
Provision for income taxes	1,592,512
Net loss	$(42,110,052)

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Loss
Year ended December 31, 2012

Net loss	$(42,110,052)
Other comprehensive loss:
Pension and postretirement benefits, net of income tax of $217,803	187,451
Comprehensive loss	$(41,922,601)

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Stockholder’s Equity
Year ended December 31, 2012

	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholder’s equity
Balance at December 31, 2011	$70,271,659	4,804,163	(1,770,829)	73,304,993
Net loss	—	(42,110,052)	—	(42,110,052)
Excess tax benefits from share-based payment arrangements	120,645	—	—	120,645
Dividends paid to Parent	—	(6,100,000)	—	(6,100,000)
Pension and postretirement benefits	—	—	187,451	187,451
Balance at December 31, 2012	$70,392,304	(43,405,889)	(1,583,378)	25,403,037

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows
Year ended December 31, 2012

Cash flows from operating activities:
Net loss	$(42,110,052)
Adjustments to reconcile net loss to net cash provided by operating activities:
Realized gain on trading securities	(129,165)
Sales of trading securities	12,000
Depreciation and amortization	423,244
Excess tax benefits from share-based payment arrangements	(120,645)
Impairment of goodwill	42,373,348
Changes in assets and liabilities:
Accounts receivable	(474,228)
Prepaid expenses and other current assets	(139,723)
Deferred income taxes	200,435
Income tax receivable	91,733
Commissions payable	415,488
Due to Parent	(450,177)
Other accrued liabilities	149,014
Other assets	11,840
Deposits	(1,938)
Accounts payable and accrued expenses	1,951,981
Accrued pension and postretirement costs	(174,438)
Net cash provided by operating activities	2,028,717
Cash flows used in investing activities:
Purchases of fixed assets	(530,207)
Net cash used in investing activities	(530,207)
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	120,645
Dividends paid to parent	(6,100,000)
Net cash used in financing activities	(5,979,355)
Net decrease in cash and cash equivalents	(4,480,845)
Cash and cash equivalents at beginning of year	8,734,305
Cash and cash equivalents at end of year	$4,253,460
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$1,151,331

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1)  Summary of Significant Accounting Policies

(a)	Organization

Legend Group Holdings, LLC (the Company, The Legend Group, we, our, and us) is a wholly owned subsidiary of Waddell & Reed Financial, Inc. (the Parent). The Legend Group is an investment services provider offering investment solutions for clients located throughout the United States of America. The Legend Group provides investment solutions for retirement, education savings plans, insurance needs, income generation and professional portfolio management. The Company has three wholly owned subsidiaries: Legend Equities Corporation (LEC), Legend Advisory Corporation (LAC) and Advisory Services Corporation (Adserv). Effective January 1, 2013, the Parent closed a sale of the Company to First Allied Holdings Inc. (note 13).

LEC is a broker-dealer registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority, Inc. (FINRA). In addition, the Company is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC also enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. Other sources of revenue include fees for marketing, meeting support, networking fees, and insurance commissions.

LAC is an investment advisor registered with the SEC. LAC provides portfolio management for investment portfolios geared toward 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans offered by many not-for-profit employers. Therefore, a majority of LAC’s clients include educators and other employees of not-for-profit organizations. LAC’s revenues consist primarily of advisory services provided to mutual fund investors and clients.

Adserv is our administrative company and provides administrative services to LEC and LAC, which is Adserv’s main source of revenue.

(b)	Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Intercompany transactions and balances are eliminated in consolidation.

(c)	Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e)	Investment Securities

Investment securities consist of mutual fund shares held for trading purposes and are recorded at fair value. Changes in fair value are reflected in investment and other income.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1)  Summary of Significant Accounting Policies  – (continued)

(f)	Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(g)	Revenue Recognition

Rule 12b-1 distribution fees and related expense (and the related receivables and payables) resulting from securities transactions are recorded in the period the revenue is earned and included in commission revenue on the statement of operations. Marketing, meeting support, and networking fees are also recorded in the period they are earned. Advisory revenue and related receivables are based upon assets under management, and recorded when earned.

(h)	Income Taxes

The Company files consolidated federal income tax returns with the Parent. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the combined state returns filed by the Parent and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC) Topic 740, Income Taxes Topic. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is recognized for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax benefits from equity awards in stock of the Parent granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The excess tax benefits from share-based payments were $120,645 for 2012.

(2)  Investments in Trading Securities

Investments at December 31, 2012 are as follows:

Fair value
Trading securities:
Mutual funds	$1,278,293
Affiliated mutual funds	74,315
Total investment securities	$1,352,608

Accounting standards establish a framework for measuring fair value and a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(2)  Investments in Trading Securities  – (continued)

pricing the asset. An individual investment’s fair value measurement is assigned a level based upon the observability of the inputs, which are significant to the overall valuation. The three-tier hierarchy of inputs is summarized as follows:

•	Level 1 — Investments are valued using quoted prices in active markets for identical securities at the reporting date.
•	Level 2 — Investments are valued using other significant observable inputs, including quoted prices in active markets for similar securities.
•	Level 3 — Investments are valued using significant unobservable inputs, including the Company’s own assumptions in determining the fair value of investments.

The following table summarizes our investment securities as of December 31, 2012 that are recognized in our balance sheet using fair value measurements based on the differing levels of inputs.

	Level 1	Level 2	Level 3	Total
Mutual funds	$1,278,293	—	—	1,278,293
Affiliated mutual funds	74,315	—	—	74,315
Total	$1,352,608	—	—	1,352,608

(3)  Income Taxes

The provision for income taxes for the year ended December 31, 2012 consists of the following:

Current:
Federal	$1,007,510
State and local	505,212
1,512,722
Deferred	79,790
Provision for income tax	$1,592,512

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate:

Statutory federal income tax rate	35.0%
State income tax benefits, net of federal taxes	(0.7)
Nondeductible expenses for income tax purposes	(0.2)
Nondeductible goodwill impairment	(38.0)
Effective income tax rate	(3.9)%

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(3)  Income Taxes  – (continued)

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2012 is as follows:

Deferred tax liabilities:
Prepaid expenses	$(248,573)
Benefit plans	(628,159)
Property and equipment	(273,695)
Unrealized gain on investments	(40,784)
Total gross deferred liabilities	(1,191,211)
Deferred tax assets:
Nonvested stock	632,048
Accrued expenses	227,980
Additional pension and postretirement liability	1,066,025
State net operating loss carryforwards	171,527
Other	219,546
Total gross deferred assets	2,317,126
Valuation allowance	(140,183)
Net deferred tax assets	$985,732

Adserv and LEC have net operating loss carryforwards in certain states in which these companies file on a separate company basis. As of December 31, 2012, Adserv and LEC have deferred tax assets for these carryforwards of $140,183 and $31,344, respectively. The carryforwards, if not utilized, will expire between 2013 and 2032. Management believes it is not more likely than not that Adserv will generate sufficient future taxable income in these states to realize the benefit of the net operating loss carryforwards and, accordingly, a valuation allowance in the amount of $140,183 has been recorded at December 31, 2012. A valuation allowance for LEC’s deferred tax asset related to state net operating loss carryforwards was not necessary at December 31, 2012.

As of December 31, 2012, the Company had unrecognized tax benefits, including penalties and interest, of $630,977 ($415,302 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. The unrecognized tax benefits that are not expected to be settled within the next 12 months are included in other liabilities in the accompanying balance sheet; unrecognized tax benefits that are expected to be settled within the next 12 months are included in income taxes receivable.

The Company’s accounting policy with respect to interest and penalties related to income tax uncertainties is to classify these amounts as income taxes. The total amount of penalties and interest, net of federal benefit, related to tax uncertainties recognized in the statement of operations for the year ended December 31, 2012 was $28,183. The total amount of accrued penalties and interest related to uncertain tax positions at December 31, 2012 of $66,987 ($48,699 net of federal benefit) is included in the total unrecognized tax benefits described above.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(3)  Income Taxes  – (continued)

The following table summarizes the Company’s reconciliation of unrecognized tax benefits, excluding penalties and interest, for the year ended December 31, 2012:

Balance at January 1, 2012	$451,739
Increases during the year:
Gross increases – prior period tax positions	13,488
Gross increases – current period tax positions	122,650
Decreases during the year:
Gross decreases – prior period tax positions	(16,419)
Decreases due to lapse of statute of limitations	(7,468)
Balance at December 31, 2012	$563,990

In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. In addition, respective tax authorities periodically audit our income tax returns. These audits examine our significant tax filing positions, including the timing and amounts of deductions and the allocation of income among tax jurisdictions in which the Company operates. The 2010 through 2012 federal income tax returns are the only open tax years that remain subject to potential future audit. State income tax returns for all years after 2009, and, in certain states, income tax returns for 2009, are subject to potential future audit by tax authorities in the Company’s major state tax jurisdictions.

During 2013, the Company settled four open tax years that were undergoing examination by state jurisdictions in which the Company operates. The settlement with these jurisdictions decreased the liability for unrecognized tax benefits by $5,094 ($3,411 net of federal benefit). The Company is currently being audited in various state jurisdictions. It is estimated that the Company's liability for unrecognized tax benefits as of December 31, 2012 could decrease by up to $37,648 ($25,027 net of federal benefit) upon settlement of these audits. Such settlements are not anticipated to have a significant impact on reported income.

(4)  Goodwill

Goodwill represents the excess of purchase price over the tangible assets. Our goodwill is not deductible for tax purposes. Goodwill at December 31, 2012 is as follows:

Balance at January 1, 2012	$59,241,330
Goodwill Impairment	(42,373,348)
Balance at December 31, 2012	$16,867,982

During 2011, Legend’s annual impairment test indicated that the fair value of the entity exceeded its carrying value, which resulted in no goodwill impairment. During 2012, the Company had a triggering event, whereby the Company was more-likely-than-not to be sold by the Parent. In addition, unique circumstances developed while exploring a potential sale and the Parent decided to move forward with a sale of the Company at a price lower than the fair value utilized in the annual impairment analysis. As a result, the Company recorded a noncash impairment charge of approximately $42.4 million.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(5)  Pension Plan and Postretirement Benefits Other Than Pension

The Company participates in the Parent’s sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final 10 years of employment. The Parent allocates pension expense to the Company for the Plan and such costs for 2012 were $737,879.

The total projected benefit obligation of the Plan is $184,165,147, of which $5,930,255 relates to the Company. The total pension benefits liability (representing the projected benefit obligations in excess of pension plan assets) recorded on the balance sheet of the Parent at December 31, 2012 was $50,254,493 of which $1,618,232 relates to the Company.

The Company also participates in the Parent’s sponsored unfunded defined benefit postretirement medical plan (medical plan) that covers substantially all employees. The medical plan is contributory with retiree contributions adjusted annually. All contributions to the medical plan are voluntary as it is not funded and is not subject to any minimum regulatory requirements. The contributions for each year represent claims paid for medical expenses.

(6)  Employee Savings Plan

The Company participates in the Parent’s sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax-deferred salary deductions for eligible employees. The Company’s matching contributions to the plan for the year ended December 31, 2012 were $294,442, which is included in the general and administrative expense in the statement of operations.

(7)  Net Capital Requirements

LEC is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15.0 to 1.0. At December 31, 2012, the Company had net capital of $782,188, which was $514,129 in excess of its required net capital of $268,059. The Company’s ratio of aggregate indebtedness to net capital was 5.14 to 1 at December 31, 2012. The difference between net capital and stockholder’s equity is nonallowable assets, which are excluded from net capital. Additionally, LEC is exempt from SEC Rule 15c3-3 under the provisions of Rule 15c3-3(k)(2)(ii), as all broker/dealer transactions are cleared on a fully disclosed basis with a clearing broker or dealer.

(8)  Share-Based Compensation

The Parent allocates expenses for nonvested shares of the Parent stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increment on the second, third, and fourth anniversaries of the grant date. Under the Parent’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. The Company pays the expense related to these awards. For the year ended December 31, 2012, the Company recorded share-based compensation expense totaling $1,244,324, which is included in general and administrative expense in the statement of operations.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(9)  Transactions with Related Parties

Costs are incurred by several entities in the Parent affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resource, IT support, and other shared costs. The Company incurred administrative expenses allocated by the Parent of $625,105 in 2012. LEC received commission and Rule 12b-1 distribution fee revenue in the amount of $3,173,410 from the Parent and LAC received $5,188,615 of advisory fee revenue from mutual fund investors invested in the Parent funds in 2012.

The current amount due to Parent of $95,978 at December 31, 2012 includes noninterest bearing advances for current operating expenses and an intercompany tax payment associated with the intercompany tax sharing agreement with the Parent.

(10)  Rental Expense and Lease Commitments

The Company leases home office buildings and certain sales and other office space under long-term operating leases. Rent expense for the year ended December 31, 2012 was $1,110,526. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2013	$710,071
2014	634,653
2015	312,790
$1,657,514

New leases are expected to be executed as existing leases expire.

(11)  Concentrations

The Company has dealer agreements with several hundred broker-dealer firms. During the year ended December 31, 2012, four firms, one of which is an affiliate, were responsible for approximately 64% of LEC’s mutual fund sales and 67% of LAC’s mutual fund sales. Of LEC’s total revenue, 23% is earned from transactions with Franklin Templeton Funds, 14% is earned from transactions with Oppenheimer Funds, 14% is earned from transactions with Waddell & Reed Funds, and 13% is earned from transactions with American Funds. Of LAC’s total revenue, 23% is earned from transactions with Oppenheimer Funds, 18% is earned from transactions with Waddell & Reed Funds, 16% is earned from transaction with Franklin Templeton funds, and 10% is earned from transactions with Fidelity Funds.

A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(12)  Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(13)  Subsequent Events

On October 29, 2012, the Parent signed a definitive agreement with First Allied Holdings Inc. to sell the Company and the sale closed effective January 1, 2013. In connection with the sale, the Parent received approximately $22.4 million and retained all obligations related to the pension and postretirement benefits and the right to receive certain tax refunds. Additionally, the agreement includes an earnout provision, not to exceed $5 million, based on asset retention through December 31, 2014.

The Company has evaluated subsequent events from the balance sheet date through February 28, 2014, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

By and Among

RCS CAPITAL CORPORATION,

ZOE ACQUISITION, LLC,

and

INVESTORS CAPITAL HOLDINGS, LTD.

Dated as of October 27, 2013

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2013 (this “Agreement”), is made by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Zoe Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and Parent have each determined that it is advisable, fair to and in the best interests of its respective stockholders that (a) Merger Sub be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) and (b) in connection with the Merger, each outstanding share of common stock, $0.01 par value per share of the Company (the “Company Common Stock”), be converted into the right to receive the Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of a special committee of the Company Board consisting only of independent directors (the “Special Committee”), has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub, respectively, and their respective equityholders and (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of Timothy B Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace has entered into an employment agreement with the Company (as the surviving entity of the Merger), each to be effective at the Closing;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and consummate the Merger, concurrently with the execution of this Agreement, Timothy B. Murphy has executed and delivered to Parent and Merger Sub a Voting Agreement pursuant to which he has agreed, among other things, to vote his shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement (the “Voting Agreement”); and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.

(a) For purposes of this Agreement:

“1933 Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

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“Action” means any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.

“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which Investment Advisor Subsidiary is a party and acts as Investment Adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Articles” means the Certificate of Incorporation of the Company.

“Assets Under Administration” means, at a given time, the value of all assets held on Securities Corp’s brokerage platform for which any Company Entity is the investment adviser, broker-dealer or agent of record.

“Base Date Assets Under Administration” means all Assets Under Administration as of two Business Days prior to the date hereof.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the 1934 Act).

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Client” means any Person for which Investment Adviser Subsidiary acts as Investment Adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity) pursuant to an Advisory Contract.

“Closing Date Assets Under Administration” means all Assets Under Administration as of two Business Days prior to the Closing Date minus all Assets Under Administration relating to Advisory Contracts in respect of the continuation of which Clients have not consented or have objected pursuant to the Initial Negative Consent Notices.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case, as amended.

“Company 401(k) Plan” means the Company’s 401(k) Profit Sharing Plan.

“Company Entities” means the Company and its Subsidiaries.

“Company Federal Tax Group” means the affiliated group of corporations filing a consolidated U.S. federal Income Tax Return of which the Company is the parent corporation.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industry in which the Company Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts

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of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D) and (G) do not disproportionately affect the Company Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Company Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Company Entities operate or own or lease properties.

“Company Option” means any option to purchase shares of Company Common Stock whether granted under the Company Stock Plans or an agreement between the Company and an employee or other Person or otherwise.

“Company Restricted Stock” means any shares of Company Common Stock granted under a Company Stock Plan that are subject to restrictions on transfer and/or forfeiture.

“Company Stock Plans” means the Company’s 1994 Stock Option Plan, as amended, 1996 Stock Incentive Plan, 2001 Equity Incentive Plan, 2005 Equity Incentive Plan and the Amended and Restated Equity and Cash Bonus Incentive Plan, each as amended.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be deemed a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“Expense Amount” means $500,000.

“Financial Advisor” means, with respect to the Company Entities, (i) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (ii) Broker-Dealers (or associated persons thereof, as defined in the 1934 Act).

“FINRA” means the Financial Industry Regulatory Authority, Inc., an independent regulator of securities firms doing business in the United States, and any successor thereto.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, legislative or administrative authority, board, bureau, agency, commission (including the IRS and any other federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization, including FINRA.

“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto.

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“Income Tax Return” means any return, declaration, form (including elections, declarations or amendments), claim for refund, or information return or statement, report and form relating to Income Taxes filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Indebtedness” means, with respect to any Person, (i) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (A) for borrowed money, (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (C) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (D) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (E) arising from cash/book overdrafts, (F) under conditional sale or other title retention agreements, (G) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (ii) any guarantee by that Person of any liabilities of others described in the preceding clause (i); (iii) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act); and (iv) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Indemnitee” means any individual who, at or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries.

“Intellectual Property” means all of the following, in any jurisdiction, whether registered or unregistered: (i) trademarks, service marks, logos, trade dress, trade names, indicia and other source identifiers, together with all translations, adaptations, derivations and combinations thereof, including the good will associated with the foregoing, (ii) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, (iv) works of authorship, copyrightable works, mask works, designs and copyrights, (v) trade secrets and confidential business information (including know-how, data, designs, drawings and customer and supplier lists), (vi) computer software (including related source code, object code, data and documentation) and all modifications and improvements thereto, (vii) domain names, uniform resource locators (URLs) and Internet websites related thereto and (viii) all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium now or hereafter known); in each case, including any registrations of, applications to register and renewals and extensions of, any of the foregoing with or by any Governmental Authority or other registrar in any jurisdiction.

“Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Investment Advisers Act) registered with the SEC under the Investment Advisers Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Systems” means all material computer systems, servers, network equipment and other computer hardware owned or used by the Company Entities and that are used in the business of the Company Entities as currently conducted.

“knowledge” means the actual knowledge, after inquiry reasonable under the circumstances, of (a) with respect to the Company, Timothy B. Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace and (b) with respect to Parent, each executive officer of Parent.

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“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leased Real Property” means the parcels of land more fully described in Section 4.11 of the Company Disclosure Letter under the heading “Leased Real Property,” together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to any Company Entity.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, title defect or other agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral, or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Market Factor” means a fraction, the numerator of which is the S&P 500 as of the date hereof and the denominator of which is the S&P 500 as of the Closing Date.

“Minimum NWC Amount” means (i) $5.1 million or (ii) if greater, such amount as necessary to allow any Company Entity that is registered with the SEC as a broker-dealer to meet the requirements of SEC Rule 15c3-1, excluding for purposes of this calculation any subordinated debt issued by the Company or any such Company Entity.

“Net Working Capital” means an amount equal to (a) the consolidated current assets of the Company, minus (b) the consolidated current liabilities of the Company, in each case calculated in accordance with GAAP, consistently applied.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE MKT” means the NYSE MKT LLC.

“Order” means a judgment, writ, injunction, order or decree of a Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by any Company Entity including all registrations and applications for registrations for any Intellectual Property which have been registered or applied for, or are otherwise recorded in the name of, any Company Entity.

“Parent Average Closing Price” means the volume weighted average trading price of a share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding the Closing Date.

“Parent Entities” means Parent and its Subsidiaries, including Merger Sub.

“Parent Federal Tax Group” means the affiliated group of corporations filing a consolidated U.S. federal Income Tax Return of which the Parent is the parent corporation.

“Parent Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Parent Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Parent to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease

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shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industries in which the Parent Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D), and (G) do not disproportionately affect the Parent Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Parent Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Parent Entities operate or own or lease properties.

“Parent SEC Documents” means (i) the final prospectus, dated June 5, 2013 filed pursuant to Rule 424(b)(4) on June 6, 2013 with the SEC, which final prospectus relates to the Registration Statement on Form S-1 (File No. 333-186819), as amended, of Parent and (ii) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished (on a publicly available basis) to the SEC by Parent since June 6, 2013 under the 1933 Act or 1934 Act (together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein).

“Per Share Cash Amount” means $7.25.

“Per Share Stock Amount” means that number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient determined by dividing the Per Share Cash Amount by the Parent Average Closing Price.

“Permitted Liens” mean (i) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and material men to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet of the Company included in the Company SEC Documents filed prior to the date hereof, (ii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (iii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens in favor of clearing agencies arising in the ordinary course of business and (v) Liens which do not exceed $25,000 individually or $150,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the 1934 Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending on the last day of a Straddle Period.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Recent SEC Reports” means the Company SEC Documents filed with the SEC after June 19, 2013 and before the date of this Agreement.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“S&P 500” means the Standard & Poor's 500 stock index as reported on The Wall Street Journal.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“SIPC” means the Securities Investor Protection Corporation.

“Stockholder Meeting” means the meeting of the holders of Company Common Stock held for the purpose of obtaining the Stockholder Approval, including any postponement or adjournment thereof.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value or right to elect directors (or persons holding similar positions) of such corporation, partnership, limited liability company, joint venture or other legal entity. Notwithstanding the foregoing, for the purposes of this Agreement, (i) Realty Capital Securities, LLC, (ii) RCS Advisory Services, LLC and (iii) American National Stock Transfer, LLC shall each be considered a “Subsidiary” of Parent.

“Tax” or “Taxes” means with respect to any Person (i) any and all federal, state, local, foreign and other taxes, customs, duties, governmental fees or other like assessments or charges, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyance, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental, windfall profits or other taxes of any kind imposed by any Taxing Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not and (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Company Entity and any Person, or between any Parent Entity and any Person, in both cases other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Termination Payment” means shall mean the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable and payable pursuant to Section 8.3.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than (i) in the case of the Company, Parent, Merger Sub or any of their respective Affiliates and (ii) in the case of Parent and Merger Sub, the Company or any of its Affiliates.

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

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(b) The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 6.4(h)(i)
Acquisition Proposal	Section 6.4(h)(ii)
Adverse Recommendation Change	Section 6.4(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)
Book-Entry Share	Section 3.1(b)
Cancelled Shares	Section 3.1(a)(i)
Cash Consideration	Section 3.1(a)(ii)(A)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(ii)(A)
Cash Election Number	Section 3.2(b)(i)
Cash Election Shares	Section 3.1(a)(ii)(A)
Certificate	Section 3.1(b)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Financial Statements	Section 4.7
Company Permits	Section 4.12
Company Recommendation	Section 4.2(a)
Company SEC Documents	Section 4.6(a)
Confidentiality Agreement	Section 6.3(b)
Continuing Employee	Section 6.12(a)
Cutoff Date	Section 4.3(a)
D&O Insurance	Section 6.8(c)
DE Courts	Section 9.11(a)
Effective Time	Section 2.3
Election	Section 3.3(a)
Election Deadline	Section 3.3(d)
Employee Benefit Plan	Section 4.15(a)
Environmental Laws	Section 4.20(a)
Exchange Agent	Section 3.3(d)
Exchange Agent Agreement	Section 3.3(d)
Exchange Fund	Section 3.4
Fairness Opinion	Section 4.27
Form ADVs	Section 4.23(a)
Form BD	Section 4.22(b)
Form of Election	Section 3.3(b)
Form S-4	Section 4.5(b)
Holder	Section 3.3
Initial Negative Consent Notice	Section 6.5(c)
Inquiry	Section 6.4(a)
Insurance Agency	Section 4.24(a)
Interim Period	Section 6.3(a)
Investment Adviser Subsidiary	Section 4.23(a)
Letter of Intent	Section 4.25
Material Contracts	Section 4.14
Materials of Environmental Concern	Section 4.20(b)

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Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
New Advisor	Section 7.2(f)
Non-Electing Shares	Section 3.1(a)(ii)(C)
Notice of Superior Proposal	Section 6.4(e)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Class B Common Stock	Section 5.3(a)
Parent Common Stock	Section 3.1(a)(ii)(B)
Parent Disclosure Letter	Article V
Parent Financial Statements	Section 5.7
Parent Preferred Stock	Section 5.3(a)
Proxy Statement/Prospectus	Section 4.5(b)
SC Financial Advisor	Section 4.27
Securities Corp	Section 4.22(a)
Special Committee	Recitals
Stock Consideration	Section 3.1(a)(ii)(B)
Stock Election	Section 3.1(a)(ii)(B)
Stock Election Shares	Section 3.1(a)(ii)(B)
Stockholder Approval	Section 4.2(b)
Superior Proposal	Section 6.4(h)(ii)
Surviving Entity	Section 2.1
Termination Fee	Section 8.3(a)(i)
Transfer Taxes	Section 8.7
TTM Advisors	Section 7.2(f)
TTM Concessions	Section 7.2(f)
Voting Agreement	Recitals

ARTICLE II
THE MERGER

Section 2.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all of the properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub, and shall be liable and responsible for all of the claims, Liens, liabilities and obligations of the Company and Merger Sub.

Section 2.2. Closing.  The closing of the Merger (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036, or at such other place as agreed to by the parties hereto.

Section 2.3. Effective Time.  Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL or the DLLCA in connection with the Merger. The Merger shall

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become effective on such date and at such time as the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such later date and time (not to exceed thirty (30) days from the date the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as, the “Effective Time”).

Section 2.4. Organizational Documents of the Surviving Entity.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, without any further action on the part of the Company or Merger Sub, the certificate of incorporation and the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the by-laws of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and by-laws.

Section 2.5. Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, the directors and officers or managers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity as of the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 2.6. Subsequent Actions.  If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the directors and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE III
EFFECT OF THE MERGER

Section 3.1. Effect of the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly-owned Subsidiary of the Company, by Parent or by any wholly-owned Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid with respect thereto (the “Cancelled Shares”).

(ii) Subject to Sections 3.1(d) and 3.2, each share of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall no longer be outstanding and shall automatically be cancelled and retired and converted, at the election of the holder thereof in accordance with the procedures set forth in Section 3.3, into (and thereafter represent only) the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest and subject to any required Tax withholding:

(A) Subject to Section 3.2(b), for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Cash Election”), an amount in cash (the “Cash Consideration”) equal to the Per Share Cash Amount (such shares, collectively, the “Cash Election Shares”);

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(B) For each share of Company Common Stock with respect to which an election to receive validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Stock Election”), a number of shares of Parent Common Stock equal to the Per Share Stock Amount, subject to adjustment in accordance with Section 3.14 (the “Stock Consideration”; such shares, collectively, the “Stock Election Shares ”); and

(C) For each share of Company Common Stock other than Cash Election Shares and Stock Election Shares (including shares of Company Common Stock for which no Election or proper Election is received on or prior to the Election Deadline) (collectively, the “Non-Electing Shares”), such Stock Consideration as is determined in accordance with Section 3.2(b).

(b) All shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options), when so converted pursuant to Section 3.1(a), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.14, cash in lieu of fractional Stock Election Shares, together with the amounts, if any, payable pursuant to Section 3.7.

(c) All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into and become 100 shares of newly issued common stock of the Surviving Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Entity.

(d) Without limiting the other provisions of this Agreement and subject to Section 6.1(b), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock, (including any dividend or other distribution of securities convertible into or exchangeable for Company Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then (without limiting any other rights of the Parent Entities hereunder), the Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. If at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into or exchangeable for Parent Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then the Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change.

Section 3.2. Payment.

(a) Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) that may be converted into the right to receive the Cash Consideration pursuant to Section 3.1(a)(ii)(A) shall not exceed the Cash Conversion Number. The “Cash Conversion Number” shall be an amount equal to the quotient (rounded down to the nearest whole share) of (i) $31,523,245 divided by (ii) the Per Share Cash Amount.

(b) Within two (2) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and

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each share of Company Common Stock issued upon exercise of Company Options) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of Cash Election Shares (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by each holder thereof by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being deemed for all purposes of this Agreement to be Stock Election Shares and converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration.

Section 3.3. Election Procedures.  Each holder of record of shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) issued and outstanding immediately prior to the Effective Time (a “Holder”), shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a written request made in accordance with the provisions of this Section 3.3 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”), which shall be mailed or caused to be mailed by the Company to the Holders so as to permit them to exercise their right to make an Election prior to the Election Deadline in accordance with this Section 3.3.

(c) At the time of mailing the Proxy Statement/Prospectus, the Company shall mail or cause to be mailed the Form of Election to holders of Company Common Stock entitled to vote at the Stockholder Meeting and shall thereafter use its reasonable best efforts to make available as promptly as possible a Form of Election to all Persons who become holders of shares of Company Common Stock during the period following the record date for the Stockholder Meeting and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent under this Agreement, which Person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the 1934 Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set

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forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the date of the Stockholder Meeting and (ii) the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article VIII. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any holder thereof of any such defect), such Election shall be deemed ineffective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f) Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

Section 3.4. Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (a) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Stock Consideration and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.14) (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and in the event of any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s payment obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

Section 3.5. Delivery of Merger Consideration.  As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each Holder a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon

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proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent of any Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.6. Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason, or any Book-Entry Shares for which transfer is sought for any reason, shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.7. Dividends with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.8. Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of the Merger Consideration with respect thereto.

Section 3.9. No Liability.  Notwithstanding Section 3.8, none of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

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Section 3.10. Company Restricted Stock.  Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and following the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall, in consultation with Parent, take all actions necessary to effectuate the provisions of this Section 3.10.

Section 3.11. Withholding Rights.  Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable pursuant to this Agreement such amounts or property (or portions thereof) as Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable.

Section 3.12. Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.13. Appraisal Rights.  Section 262 of the DGCL is not applicable to the Merger or the transactions contemplated by this Agreement.

Section 3.14. Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest and subject to any required Tax withholding, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the Per Share Cash Amount.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent on its face), or (b) as disclosed in publicly available Recent SEC Reports (excluding any risk factor disclosures contained in such reports under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any Recent

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SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in with Sections 4.1, 4.2, 4.3, 4.4 or 4.26 herein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1. Organization and Qualification, Organizational Documents.

(a) Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of the Company that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Copies of the articles of incorporation, certificate of incorporation, by-laws and equivalent other organizational documents of each Company Entity, as amended to date, heretofore made available to Parent, are complete and correct, and no amendments thereto are pending. All jurisdictions where each of the Company Entities is qualified to business are set forth on Section 4.1(b) of the Company Disclosure Letter.

Section 4.2. Authority.

(a) The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, duly and by unanimous vote of all members thereof approved and adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, (ii) approving and declaring advisable, fair to and in the best interests of the Company and its stockholders this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, (iii) directing that this Agreement be submitted for approval by the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Recommendation”).

(b) The only vote of the holders of any class or series of capital stock of the Company necessary for the Company to approve this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger, is the adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”). The Company has the requisite corporate power and authority to (i) enter into and deliver this Agreement and (ii) perform its obligations under and consummate the transactions contemplated by this Agreement, subject, with respect to this clause (ii), to receipt of the Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of filing the Certificate of Merger with the Delaware Secretary and consummating the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights generally and to equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3. Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. At the close of business on October 25, 2013 (the “Cutoff Date”), (A) (x) 7,096,723 shares of Company Common Stock were issued and outstanding, including 506,794 shares of Company

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Restricted Stock, and (y) no other shares of capital stock were issued and outstanding, (B) 3,885 shares of capital stock were held in treasury and (C) no shares of capital stock were owned by a Subsidiary of the Company. At the close of business on the Cutoff Date, 150,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, 49,787 shares of Company Common Stock were authorized for issuance under the Company Stock Plans and no shares of Company Common Stock were reserved for issuance under the Company 401(k) Plan. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in the preceding sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable. All securities issued by the Company have been issued in compliance in all material respects with applicable Law. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Company Option was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law.

(b) Section 4.3(b)(i) of the Company Disclosure Letter sets forth for each holder of Company Restricted Stock outstanding as of the Cutoff Date the name of such holder and the number of shares of outstanding Company Restricted Stock owned by such holder. Section 4.3(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Company Options, including the name of each holder of Company Options, the number of shares of Common Stock subject to each such Company Option and the exercise price thereof.

(c) Except as disclosed on Section 4.3(c) of the Company Disclosure Letter and except for any obligations pursuant to this Agreement or as set forth in subsections (a) and (b) above, (i) the Company does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of the Company to which the Company is a party or otherwise obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(d) The Company has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of any Company Entity on any matter.

(e) Except for the Voting Agreement and as disclosed in Section 4.3(e) of the Company Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company is a party or, to the Company’s knowledge, among any security holders of the Company with respect to securities of the Company, with respect to the voting or registration of the capital stock or other voting or equity interest of the Company or any preemptive rights with respect thereto.

Section 4.4. Subsidiaries.

(a) A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary of the Company and the percentage of outstanding equity of each Subsidiary of the Company owned by the Company and each other Subsidiary of the Company and any other Person, is set forth on Section 4.4(a) of the Company Disclosure Letter. Except as set forth on Section 4.4(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the

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issued and outstanding capital stock and other ownership interests of each Subsidiary of the Company, free and clear of all Liens. Each share of capital stock of, or other equity interest in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights. Except for the interests in the Company’s Subsidiaries set forth on Section 4.4(a) of the Company Disclosure Letter, no Company Entity owns, directly or indirectly, any equity interest in or capital stock of any Person.

(b) Except as disclosed in Section 4.4(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance of capital stock or other equity or voting interests of any Subsidiary of the Company to which the Company or any of the Company’s Subsidiaries is a party or otherwise obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of the Company’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c) None of the Company’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or the stockholders of any of the Company’s Subsidiaries on any matter.

(d) Except as set forth in Section 4.4(d) of the Company Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any of the Company’s Subsidiaries or any preemptive rights with respect thereto.

Section 4.5. No Conflicts.

(a) Except as set forth on Section 4.5(a) of the Company Disclosure Letter and provided that Stockholder Approval is obtained, the execution, delivery and performance of this Agreement will not (i) conflict with the organizational or governing documents of any Company Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Company Entity under, any Material Contract to which any Company Entity is a party or by which any Company Entity or any of the properties or assets of any Company Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Company Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Company Entity.

(b) Except as set forth on Section 4.5(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of the Company), except (i) the filing with the SEC of (A) a proxy statement relating to the Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) as part of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the 1933 Act and in which the proxy statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the 1934 Act and the 1933 Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the due filing of the Certificate of Merger with the Delaware

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Secretary pursuant to the DGCL and the DLLCA, (iii) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Persons (within the meaning of Form ADV) and (vii) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6. SEC Filings.

(a) The Company has duly filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since April 1, 2011 under the 1933 Act or 1934 Act, as applicable (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). None of the Company SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b) As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the requirement to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

(d) Since April 1, 2011, the Company has complied in all material respects with the eligibility requirements, rules and regulations of the NYSE MKT.

(e) The Company Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company Entities, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities.

(f) Since April 1, 2011, the Company Entities have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee and, to the Company’s knowledge, the Company’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in internal controls.

(g) Neither the Company nor any of the Company’s Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of any Company Entity.

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(h) No Company Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

(i) As of the date of this Agreement, the Company has less than 300 stockholders of record.

Section 4.7. Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Recent SEC Reports, no Company Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since April 1, 2011, no Company Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Company Entity any properties, assets, liabilities, revenues or expenses in any material respect. Since April 1, 2011, no Company Entity has had any material dispute with any of its auditors regarding accounting matters or policies.

Section 4.8. Absence of Undisclosed Liabilities.  Except as set forth in Section 4.8 of the Company Disclosure Letter and except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Recent SEC Reports, no Company Entity has any liabilities or obligations except liabilities and obligations that (a) were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (b) are incurred in connection with the transactions contemplated by this Agreement or (c) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of any Company Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to any Company Entity or other information supplied by or on behalf of any Company Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement/Prospectus to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.10. Absence of Certain Changes.  Since April 1, 2013, each Company Entity has operated its business in the ordinary course of business consistent with past practice, and, except as set forth on

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Section 4.10 of the Company Disclosure Letter, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11. Real Property.  No Company Entity owns (or during the past five years has owned) any real property. Section 4.11 of the Company Disclosure Letter contains a list and brief description of all real properties leased by any Company Entity. The Company or one of its Subsidiaries holds a valid leasehold interest in the Leased Real Property. The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of the Company’s business and is adequate, sufficient and suitable for its present uses and purposes. The Company has made available to Parent true, correct and complete copies of the Real Property Leases in each case, as amended or otherwise modified and in effect.

Section 4.12. Litigation; Compliance with Laws; Permits and Licenses.  Except as set forth on Section 4.12 of the Company Disclosure Letter, there is no material Action pending or, to the Company’s knowledge, threatened, or any Order outstanding, against any Company Entity or its properties or assets. Other than with respect to compliance with labor Laws and Environmental Laws, which compliance is solely addressed in Section 4.18(a) and Section 4.20 respectively, each Company Entity is operating and, since April 1, 2011, has operated its business in compliance in all material respects with all applicable Laws, and neither any Company Entity nor any director or officer of any Company Entity, has received any written notice or otherwise has knowledge of any material violation of any Law. Each Company Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations necessary for each Company Entity to lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Entity has received any claim or notice nor has any knowledge indicating that any Company Entity is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13. Taxes. Except as set forth on Section 4.13 of the Company Disclosure Letter:

(a) All U.S. federal Income Tax Returns and other material Tax Returns required by Law to be filed by any Company Entity have been timely filed with the appropriate Taxing Authority when due, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Company Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No claim with respect to material Taxes has been made by a Taxing Authority in a jurisdiction in which any Company Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(b) All material Taxes that any Company Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Company Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Company Entity, have been duly withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law.

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(c) No Company Entity has in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to material Taxes.

(d) There are no material claims pending against any Company Entity, or, to the knowledge of the Company, threatened for past due Taxes. No audits, examinations, investigations or other proceedings in respect of any material Tax of any Company Entity is pending, or has been threatened in writing.

(e) No Company Entity has participated (within the meaning of Treasury Regulations Section 1.6011-4(e)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Liens for material Taxes upon the assets of any Company Entity other than in respect of any Tax liability not yet due and payable.

(g) No Company Entity has (i) deferred the payment of material Taxes by the use of the cash, installment or a long-term contract method of accounting, (ii) been required to make an adjustment under section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) because of a change of method of accounting or (iii) entered into any closing agreement or similar agreement, in each case requiring a payment of material Taxes in a Post-Closing Tax Period.

(h) No Company Entity will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing (ii) any installment sale or open transaction disposition made prior to the Closing or (iii) the receipt of prepaid amounts by any Company Entity prior to the Closing.

(i) The Company is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(j) No Company Entity has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority with respect to any material Taxes.

(k) No Company Entity is a party to or is bound by any Tax Sharing Agreement. No Company Entity has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return other than the Company Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and no Company Entity has any liability for the material Taxes of any Person as a transferee or successor, by contract or otherwise, other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l) No Company Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m) No written power of attorney that has been granted by any Company Entity (other than to any Company Entity) currently is in force with respect to any matter relating to material Taxes.

Section 4.14. Contracts.  Section 4.14 of the Company Disclosure Letter contains a true and correct list, by reference to the applicable subsection of this Section 4.14, of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound or any of their respective assets or properties is bound (collectively, the contracts required to be set forth on Section 4.14 of the Company Disclosure Letter, the “Material Contracts”):

(a) any Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

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(b) all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts;

(c) any Contracts with any current, or containing ongoing obligations to or rights in favor of any former, officer, director, stockholder or Affiliate of any Company Entity;

(d) any Contracts with any labor or trade union or association or works council representing any employee of any Company Entity;

(e) any Contracts for correspondent securities clearing, payment and settlement activities;

(f) any Contracts for joint ventures or similar Contracts involving a sharing of profits or expenses, strategic alliances or partnerships;

(g) any Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any operating business or material assets or the capital stock of any other Person;

(h) any Contracts relating to the incurrence, assumption or guarantee of any Indebtedness of the Company Entities or imposing a Lien on any of their respective assets;

(i) any settlement or conciliation agreement with any Person (including any Governmental Authority) currently in effect;

(j) any Contract or series of related Contracts under which any Company Entity has made loans to any other Person, including loans to Financial Advisors, currently in effect;

(k) any Contracts providing for severance, retention, change in control or other similar payments;

(l) any Contracts under which any Company Entity has ongoing obligations as of the date hereof for the employment of any individual on a full-time, part-time or consulting or other basis providing annual base and bonus compensation in excess of $75,000;

(m) any outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Company Entity, other than third party Contracts entered into in the ordinary course of business consistent with past practice that contain ordinary course indemnification provisions;

(n) other than selling agreements for the sale and distribution of securities and other financial instruments and products entered into in the ordinary course of business consistent with past practice, any Contracts that contain covenants (including exclusive rights, covenants not to compete and non-solicit agreements) that restrain, restrict, limit or impede the ability of any Company Entity, or that, following the consummation of the transactions contemplated hereby, would restrain, restrict, limit or impede the ability of the Surviving Entity or its Affiliates, to (i) compete in any business or with any Person or in any geographic area, (ii) sell, supply or distribute any service or product (including any “most favored customer” or similar clauses), or (iii) acquire any property (tangible or intangible) from any Person;

(o) all Real Property Leases and all leases, subleases or other rental agreements under which any Company Entity is a party that call for annual lease payments in excess of $75,000 individually or are otherwise material to the operations of its business;

(p) any Contracts providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material liability of any Company Entity (or, following the Closing, of the Surviving Entity);

(q) any Contracts which individually provide for payments to or from any Company Entity of $250,000 or more over any 12-month period; and

(r) any Contracts that are otherwise material to any Company Entity.

True and complete copies of all Material Contracts (and true and correct summaries of any oral agreements) have been delivered or made available to Parent. Each of the Material Contracts is presently in full force and effect in all material respects in accordance with its terms, and no condition exists that, with notice or lapse of time or both, would constitute a material breach of or material default under any such

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Contract by any Company Entity or, to the Company’s knowledge, by any other party thereto. No other party to any of the Material Contracts has notified any Company Entity in writing that such party has any defense, setoff or counterclaim under any such Contract or has exercised any option to cancel or terminate, shorten the term of or fail to renew or extend the term of any such Contract. Each Contract to which any Company Entity is a party as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(1) of Regulation S-K of the SEC) required to be filed with the SEC by the Company or any of its Subsidiaries has been filed with the SEC by the Company in accordance in all material respects with applicable Law.

Section 4.15. Employees.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, medical, dental, health, welfare, or deferred compensation, salary continuation, accident, retention, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plan, policy or agreement, and any retainer, employment, consultant, bonus, life insurance, disability, group insurance or other compensation, commission, incentive or benefit contract, plan or arrangement, in each case whether written or unwritten, insured or self-insured, or domestic or foreign, with regard to or on behalf of any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of the Company to which any of the Company Entities is a party to or obligated under, or otherwise maintains, contributes (or has undertaken any obligation to contribute) or sponsors (each, an “Employee Benefit Plan”). True and complete copies of all documents embodying and relating to each Employee Benefit Plan have been provided to Parent, including: (i) the two most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (ii) the two most recent actuarial reports (if applicable) for all Employee Benefit Plans; (iii) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all material written contracts, instruments or agreements relating to each Employee Benefit Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Employee Benefit Plan.

(b) No employee of the Company or its Subsidiaries is represented by any union or other collective bargaining agent and no labor union or other collective bargaining agent purports to represent or is attempting to represent any employees of the Company Entities, and there are no collective bargaining or other labor agreements with respect to any such employees.

(c) Section 4.15(c)(i) of the Company Disclosure Letter contains a true and complete list of the name, title, date of hire, home address and annual compensation (base salary plus bonus) for the past three years of all current employees of the Company as of the date hereof, and, to the extent not provided to Parent in accordance with Section 4.15(a), Section 4.15(c)(ii) of the Company Disclosure Letter contains a description of vacation policies, severance policies, sick leave policies, bonus, incentive compensation and group insurance plans, for the benefit of current or former employees, directors, consultants or independent contractors of the Company.

(d) Except as set forth on Section 4.15(d)(i) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not trigger (either alone or in connection with any other event, including a termination of service of any current or former employee, consultant, independent contractor or director) or enhance any liability or payments of any kind under any Employee Benefit Plan, or otherwise, including liability for severance pay, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, consultant or independent contractor of the Company (or any dependent or spouse thereof). Except as set forth on Section 4.15(d)(ii) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any current or former employee, consultant, independent

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contractor or director (or any dependent or spouse thereof) under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. Except as set forth on Section 4.15(d)(iii) of the Company Disclosure Letter, the Company has no indemnity obligations on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code. The Company does not provide for any health, disability, or life insurance or other welfare benefits of any kind whatsoever to any current or future retiree or terminated employee (other than benefits under Section 4980B of the Code, Part 6 of Title I of ERISA or as otherwise required by applicable Law).

(e) To the knowledge of the Company, the relations between the Company and its employees are good and no current employee of the Company has advised the Company that such employee intends to terminate his or her employment.

(f) Except as set forth on Section 4.15(f) of the Company Disclosure Letter, no employee has been offered a “stay” bonus or other additional compensation, other than the employee’s regular salary, bonus and other benefits, to remain employed by the Company until the Closing.

(g) In the last six years, none of the Company or any ERISA Affiliate or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV or ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(h) Any individual who performs services for the Company Entities and who is not treated as an employee for federal income tax purposes by the Company Entities is not an employee under applicable Law or for any purpose including for tax withholding purposes or Employee Benefit Plan purposes. The Company Entities have no liability by reason of an individual who performs or performed services for the Company Entities in any capacity being improperly excluded from participating in an Employee Benefit Plan. Each employee of the Company Entities has been properly classified as “exempt” or “non-exempt” under applicable Law.

Section 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of all (i) material Intellectual Property registrations or applications for registration that have been obtained or filed by any Company Entity anywhere in the world and (ii) material unregistered Owned Intellectual Property. To the Company’s knowledge, the Company Entities own and possess all right, title and interest in and to material Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. Section 4.16(a) of the Company Disclosure Letter contains a true and complete list or description of all Licensed Intellectual Property and all Intellectual Property of a third party licensed, sublicensed or used by any Company Entity. To the Company’s knowledge, the Company or one of its Subsidiaries owns or possesses adequate, valid and subsisting licenses or other rights to use, free and clear of any Lien, other than a Permitted Lien, each of the items of Intellectual Property listed on Section 4.16(a) of the Company Disclosure Letter. Section 4.16(a) of the Company Disclosure Letter identifies what is Owned Intellectual Property and what is Licensed Intellectual Property. The consummation of the transactions contemplated hereby will not impair any right to use any Company Intellectual Property owned or used by the Company Entities and, immediately following the Closing, the Surviving Entity and its Subsidiaries will be permitted to use all such Company Intellectual Property to the same extent as the Company Entities immediately prior to the Closing, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Letter: (i) to the Company’s knowledge, there is no violation by others of any right of the Company Entities with respect to any Owned Intellectual Property; (ii) to the Company’s knowledge, none of the Company Entities is infringing upon any Intellectual Property or other rights of any third party; (iii) there are no Actions

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pending or, to the Company’s knowledge, threatened with respect to clauses (i) and (ii) of this Section 4.16(b), no claim has been received by any Company Entity alleging any such violation, and to the Company’s knowledge, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Actions; (iv) to the knowledge of the Company, no royalty or similar fee of any kind is payable by any Company Entity for the use of any Intellectual Property used in the business of the Company Entities; and (v) none of the Company Entities has granted any Person any interest, as licensee or otherwise, in or to any one or more items of the Owned Intellectual Property. To the knowledge of the Company, the Company or its Subsidiaries own directly, or are entitled to use by valid license or otherwise, all Intellectual Property necessary for or material to the conduct of the business of the Company Entities.

(c) Except as set forth on Section 4.16(c) of the Company Disclosure Letter, no Company Entity is a party to any material Contract relating to (i) Licensed Intellectual Property or (ii) any material software used in the operation of the business of the Company Entities as currently conducted other than “off-the-shelf” software.

(d) The IT Systems are adequate for the operation of the business of the Company Entities as currently conducted, except where such failure would not, individually or in the aggregate, be material to the operation of the business of the Company Entities.

Section 4.17. Insurance.  Each of the Company Entities maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable with respect to the business in which any Company Entity is engaged (including, as applicable, fidelity bond and SIPC insurance coverage) and the nature of the property owned or leased by any Company Entity. With respect to each such insurance policy, except as specifically noted in Section 4.17 of the Company Disclosure Letter, (a) such policy is in full force and effect and all premiums due and payable thereon have been paid, (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default under such policy and (c) neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination with respect to any such policy and, to the knowledge of the Company, no such cancellation or termination has been threatened. Section 4.17 of the Company Disclosure Letter contains a complete list of all insurance policies held by each Company Entity and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies. Except as set forth on Section 4.17 of the Company Disclosure Letter, there is no pending claim by the Company Entities under any insurance policy held by the Company Entities in excess of $50,000.

Section 4.18. Labor Disagreements.  Except as set forth on Section 4.18 of the Company Disclosure Letter, (a) the Company is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the WARN Act, and, to the knowledge of the Company, the Company is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act; and (b) no Company Entity has received written notice, or otherwise has knowledge, of any material claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of any Company Entity in such capacity at any time during the past two years. To the Company’s knowledge, no employees of any Company Entity is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company Entities because of the nature of the business conducted by the Company Entities.

Section 4.19. Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Benefit Plan complies and has been maintained and operated in compliance with its terms and applicable Law, including ERISA, the Code and all laws and regulations of any foreign jurisdiction applicable to it, (ii) all payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any applicable United States federal or state Law or applicable Law of any foreign jurisdiction, with respect to all periods through the

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date of this Agreement have been made, (iii) no claim, lawsuit, arbitration or other action (whether brought by a Governmental Authority or otherwise) is pending or, to the Company’s knowledge, threatened or is anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, consultant, independent contractor or director of the Company, (iv) no “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan and (v) no Employee Benefit Plan is under, and the Company has not received any written notice, or otherwise has any knowledge, of an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth on Section 4.15(a) of the Company Disclosure Letter) is qualified and has received a determination letter from the IRS upon which it may rely to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or Tax liability.

(b) None of the Company, any ERISA Affiliate, or any employee, officer or director of the Company has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Employee Benefit Plan.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, the Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.

(d) Each Company Option (i) has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(e) No Employee Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

Section 4.20. Environmental Matters.

(a) All Company Entities are and, to the Company’s knowledge, have been in compliance in all material respects with all applicable Environmental Laws. “Environmental Laws” means Laws relating to pollution, the protection of human health, safety or the environment, including laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. “Materials of Environmental Concern ” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation (including radio-frequency radiation), and any other chemicals, materials or substances regulated as hazardous or toxic under any applicable Environmental Laws.

(b) To the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material claim against or violation by any Company Entity, or against any Person whose liability for any claim or violation a Company Entity has retained or assumed either contractually or by operation of Law.

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(c) To the Company’s knowledge, no Company Entity has generated, stored, transported, treated, disposed or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern, except (i) for such materials in cleaning fluids, solvents and other similar substances contained in widely used office supplies, (ii) in compliance in all material respects with Environmental Laws or (iii) in a manner or to a location that could not reasonably be expected to give rise to material liability under any Environmental Law.

Section 4.21. Affiliate Transactions.  Except as set forth in Section 4.21 of the Company Disclosure Letter, there are, and since April 1, 2011 through the date of this Agreement there have been, no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any Affiliates (other than any wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22. Broker-Dealer Matters.

(a) Investors Capital Corporation (“Securities Corp”) is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the 1934 Act and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or material impediment to the conduct of its business by reason of the failure to be so registered, licensed or qualified.

(b) Copies of the Uniform Application for Broker-Dealer Registration on Form BD of Securities Corp on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended September 30, 2013 filed by Securities Corp with the SEC, have been made available to Parent prior to the date of this Agreement. Such forms are in compliance in all material respects with the applicable requirements of the 1934 Act.

(c) Securities Corp is a member in good standing of FINRA and each other Governmental Authority where the conduct of its business requires membership or association.

(d) Securities Corp has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the 1934 Act. Securities Corp has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth on Section 4.22(d) of the Company Disclosure Letter have been made available to Parent in the form in effect on the date of this Agreement.

(e) Each of Securities Corp’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is duly and properly registered, licensed or qualified as such and has been so registered, licensed or qualified at all times while in the employ or under contract with Securities Corp, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) To the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries nor any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the 1934 Act) is the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or Order is pending against Securities Corp, the Company or any Subsidiaries of the Company or threatened against Securities Corp, the Company or any Subsidiaries of the Company or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, to the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries, or their respective directors, officers, employees, registered

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representatives or associated persons has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, to the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries or their respective directors, officers, employees or associated persons is or has been ineligible to serve as a Broker-Dealer or an associated person of a Broker-Dealer under Section 15(b) of the 1934 Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the 1934 Act).

(g) Securities Corp has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates Securities Corp or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and Securities Corp has received all material consents, Orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(h) The Company has made available to Parent a list of all material customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U4, which have been made from April 1, 2011 to the date hereof against the Company, Securities Corp or any of their representatives and which are set forth in Section 4.22(h) of the Company Disclosure Letter. Except as set forth in Section 4.22(h) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints reportable pursuant to FINRA Rule 4530 or on Form U4 are pending, or to the Company’s knowledge, threatened.

(i) Securities Corp is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by Securities Corp that will result in Securities Corp not being in compliance with such applicable regulatory net capital requirements. Securities Corp is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or Client funds and securities. Securities Corp has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

(j) Advisors Direct, Incorporated, a Massachusetts corporation and a wholly-owned Subsidiary of the Company, except as set forth on Section 4.22(j) of the Company Disclosure Letter, has no assets or liabilities, contingent or otherwise, and does not, and, since January 1, 2013, has not conducted any business activities.

Section 4.23. Investment Adviser Matters.

(a) A copy of Part 1 and Part 2A of Form ADV of Investors Capital Corporation d/b/a Investors Capital Advisory Services (the “Investment Adviser Subsidiary”) on file with the SEC as of the date of this Agreement (the “Form ADVs”), have been made available to Parent. The Form ADVs comply in all material respects with the applicable requirements of the Investment Advisers Act.

(b) The Investment Adviser Subsidiary (i) is, and at all times since it commenced investment advisory activities has been, duly registered as an “investment adviser” under the Investment Advisers Act and the Investment Adviser Subsidiary has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, except for any failure to be registered or to have made any filing would not be material, and (ii) is, and at all times has been, in material compliance with all Laws requiring any such registration or filing and is not subject to any material liability or disability by reason of the failure to be so registered or to have made such filings.

(c) The Investment Adviser Subsidiary has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to prevent violations of the Investment Advisers Act. The Investment Adviser Subsidiary has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. Material exceptions to and material violations of such policies and procedures and code of ethics occurring since April 1, 2011 are set forth on Section 4.23(c) of the Company Disclosure Letter. Complete and correct copies of each of the policies and procedures and code of ethics set forth on Section 4.23(c) of the Company Disclosure Letter have been made available to Parent in the form in effect on the date of this Agreement.

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(d) Neither the Investment Adviser Subsidiary nor, to the knowledge of the Company, any other Person “associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with the Investment Adviser Subsidiary has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser (excluding, in each case, (i) the Investment Adviser Subsidiary or such associated Person to the extent it or such Person has received exemptive relief from the SEC or the consent of the SEC to act as an investment adviser or a person associated with an investment adviser, in either case notwithstanding such disqualification, or (ii) where the period of any disqualification has expired). The facts and circumstances surrounding such disqualification (if any) have been disclosed on the Form ADVs.

(e) The Investment Adviser Subsidiary has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates the Investment Adviser Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and the Investment Adviser Subsidiary has received all material consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(f) The Company has made available to Parent a list of all material customer complaints which have been made from April 1, 2011 to the date hereof against the Investment Adviser Subsidiary, or any of the employees of the Investment Adviser Subsidiary, and which are set forth in Section 4.23(f) of the Company Disclosure Letter. Except as set forth in Section 4.23(f) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, nor to the Company’s knowledge, threatened.

(g) Except as set forth on Section 4.23(g) of the Company Disclosure Letter, no Advisory Contract expressly requires the written consent of any Client for assignment of such Advisory Contract.

Section 4.24. Insurance Matters.

(a) ICC Insurance Agency, Inc. (“Insurance Agency”) (i) is, and at all times has been, duly registered, licensed or qualified as an insurance entity in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b) Each of Insurance Agency’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority to conduct the business of Insurance Agency is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with Insurance Agency, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Insurance Agency has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates Insurance Agency or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and Insurance Agency has received all material consents, Orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

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(d) The Company has made available to Parent a list of all material customer complaints, which have been made from April 1, 2011 to the date hereof against the Company, Insurance Agency or any of their representatives and which are set forth in Section 4.24(d) of the Company Disclosure Letter. Except as set forth in Section 4.24(d) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, or to the Company’s knowledge, threatened.

Section 4.25. Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is or will be applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement or to the Letter of Intent, dated October 1, 2013, between Parent and the Company (the “Letter of Intent”). The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) do not and will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement, the Letter of Intent or the consummation of the Merger and the other transactions contemplated hereby or thereby.

Section 4.26. Brokers’ Fees.  Except for the SC Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Company Entity who is or might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27. Opinion of Financial Advisor.  The Special Committee has received the opinion of Cassel Salpeter & Co., LLC, financial advisor to the Special Committee (the “SC Financial Advisor”), to the effect that, as of the date of such opinion, and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair to such holders from a financial point of view (such opinion, the “ Fairness Opinion”). The SC Financial Advisor has consented to the inclusion of the Fairness Opinion (and a summary thereof, to be reasonably approved by the SC Financial Advisor) in the Proxy Statement/Prospectus.

Section 4.28. Absence of Certain Payments.  During the last three years, none of the Company, any Subsidiary of the Company or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary of the Company: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (b) accepted or received any unlawful contributions, payments, expenditures or gifts or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Entities and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent on its face) or (b) as disclosed in publicly available Parent SEC Documents filed with or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4 or 5.10), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Organization and Qualification; Organizational Documents.

(a) Each Parent Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of Parent that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so qualified, licensed or in good standing, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Complete and correct copies of the articles of incorporation, certificate of incorporation, by-laws and equivalent other organizational documents of each of the Parent Entities, as amended to date, have been made available to the Company, and no amendments thereto are pending as of the date hereof.

(c) Merger Sub is a newly formed entity that will not have engaged in any activities prior to the Effective Time, other than those related to the transactions contemplated by this Agreement.

Section 5.2. Authority.

Each of Parent and Merger Sub has all necessary corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors of Parent, at a meeting duly called and held, has adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) adopting this Agreement and (iii) approving and declaring advisable, fair to and in the best interests of Parent and its stockholders this Agreement, the Merger, and the other transactions contemplated hereby. Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. No other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and the DLLCA). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger and issuance of Parent Common Stock as Stock Consideration, requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of

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Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 5.3. Capital Structure.

(a) The authorized capital stock of the Parent consists of (i) 100,000,000 shares of Parent Common Stock, (ii) 100,000,000 shares of Class B common stock, $0.001 par value (the “Parent Class B Common Stock”) and (iii) 100,000,000 shares of preferred stock, $0.001 par value (the “Parent Preferred Stock”). At the close of business on the Cutoff Date, (A) (w) 2,500,000 shares of Parent Common Stock were issued and outstanding, (x) 24,000,000 shares of Parent Class B Common Stock were issued and outstanding, (y) no shares of Parent Preferred Stock were issued and outstanding, and (z) no other shares of capital stock were issued and outstanding, and (B) no shares of capital stock were held in treasury or owned by a Subsidiary of Parent. All of the Parent Class B Common Stock is held by RCAP Holdings, LLC, a Delaware limited liability company. All outstanding shares of Parent Common Stock and Parent Class B Common Stock were duly authorized and validly issued and are fully paid and non-assessable. All securities issued by Parent have been issued in compliance in all material respects with applicable Law. At the close of business on the Cutoff Date, 250,000 shares of Parent Common Stock were reserved for issuance under equity plans adopted by Parent (excluding any such shares issuable upon exchange of operating subsidiary units held by RCAP Holdings, LLC (and cancellation of its corresponding shares of Parent Class B Common Stock)).

(b) Except as set forth on Section 5.3(b) of the Parent Disclosure Letter and except for any obligations pursuant to this Agreement or as set forth in subsection (a) above, (i) Parent does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of Parent to which Parent is a party or otherwise obligating Parent to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c) Parent has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) Except as set forth in the Parent SEC Documents, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which Parent is a party or, to Parent’s knowledge, among any security holders of Parent with respect to securities of Parent, with respect to the voting or registration of the capital stock or other voting or equity interest of Parent or any preemptive rights with respect thereto.

Section 5.4. Subsidiaries.

(a) A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of outstanding equity of each Subsidiary owned by Parent and any other Person, is set forth on Section 5.4(a) of the Parent Disclosure Letter.

(b) Except as disclosed in Section 5.4(b) of the Parent Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance

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of capital stock or other equity or voting interests of any Subsidiary of Parent to which Parent or any of Parent’s Subsidiaries is a party or otherwise obligating Parent or any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of Parent’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c) None of Parent’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent or the stockholders of any of Parent’s Subsidiaries on any matter.

(d) Except as set forth in Section 5.4(d) of the Parent Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which any of Parent’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any of Parent’s Subsidiaries or any preemptive rights with respect thereto.

Section 5.5. No Conflicts.

(a) Except as set forth on Section 5.5(a) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement by Parent and Merger Sub, as applicable, will not (i) conflict with the organizational or governing documents of any Parent Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Parent Entity under, any material Contract to which any Parent Entity is a party or by which any Parent Entity or any of the properties or assets of any Parent Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Parent Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Parent Entity.

(b) Except as set forth on Section 5.5(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of Parent), except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the 1934 Act and the 1933 Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Persons (within the meaning of Form ADV) and (vii) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6. SEC Filings.

(a) Parent has duly filed with or furnished to the SEC, and made available to the Company (including via EDGAR), all Parent SEC Documents. None of the Parent SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b) As of its filing date (and as of the date of any amendment or superseding filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

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(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the requirement to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

(d) Since June 6, 2013, Parent has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.

(e) The Parent Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Parent Entities required to be included in reports under the 1934 Act is made known to the chief executive officer and chief financial officer of Parent by others within those entities.

(f) The Parent Entities have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee and, to Parent’s knowledge, Parent’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in internal controls.

(g) No Parent Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

Section 5.7. Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of Parent (the “Parent Financial Statements”) included or incorporated by reference in the Parent SEC Documents fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Parent SEC Documents, no Parent Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since June 6, 2013, no Parent Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Parent Entity any properties, assets, liabilities, revenues or expenses in any material respect. Since June 6, 2013, no Parent Entity has had any material dispute with any of its auditors regarding accounting matters.

Section 5.8. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of any Parent Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in

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which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to any Parent Entity or other information supplied by or on behalf of any Parent Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement/Prospectus to the extent based upon information supplied to Parent by or on behalf of any Company Entity.

Section 5.9. Absence of Certain Changes.  Since June 6, 2013, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10. Litigation; Compliance with Laws.  Except as set forth on Section 5.10 of the Parent Disclosure Letter, there is no material Action pending or, to Parent’s knowledge, threatened, or any Order outstanding, against any Parent Entity or any of any Parent Entity’s properties or assets, and, to Parent’s knowledge, there is no basis for future material Actions against any Parent Entity or any of their properties or assets. Each Parent Entity is operating and has at all times operated its business in compliance in all material respects with all applicable Laws, and neither any Parent Entity nor any director or officer of any Parent Entity, has received any written notice or otherwise has knowledge of any material violation of any Law.

Section 5.11. Taxes.  Except as set forth on Section 5.11 of the Parent Disclosure Letter:

(a) All U.S. federal Income Tax Returns and other material Tax Returns required by Law to be filed by any Parent Entity have been timely filed with the appropriate Taxing Authority when due, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Parent Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No claim with respect to material Taxes has been made by a Taxing Authority in a jurisdiction in which any Parent Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(b) All material Taxes that any Parent Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Parent Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Parent Entity, have been duly withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law.

(c) No Parent Entity has in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to material Taxes.

(d) There are no material claims pending against any Parent Entity or, to the knowledge of Parent, threatened for past due Taxes. No audits, examinations or investigations or other proceedings in respect of any Tax of any Parent Entity is pending, or has been threatened in writing.

(e) No Parent Entity has participated (within the meaning of Treasury Regulations Section 1.6011-4(e)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no material Liens for material Taxes upon the assets of any Parent Entity other than in respect of any Tax liability not yet due and payable.

(g) No Parent Entity has (i) deferred the payment of material Taxes by the use of the cash, installment or a long-term contract method of accounting, (ii) been required to make an adjustment under

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Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) because of a change of method of accounting or (iii) entered into any closing agreement or similar agreement, in each case requiring a payment of material Taxes in a Post-Closing Tax Period.

(h) No Parent Entity will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made prior to the Closing or (iii) the receipt of prepaid amounts by any Parent Entity prior to the Closing.

(i) Parent is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(j) No Parent Entity has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority with respect to any material Taxes.

(k) No Parent Entity is a party to or is bound by any Tax Sharing Agreement. No Parent Entity has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return other than the Parent Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and no Parent Entity has any liability for the material Taxes of any Person as a transferee or successor, by contract or otherwise, other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l) No Parent Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m) No written power of attorney that has been granted by any Parent Entity (other than to any Parent Entity) currently is in force with respect to any matter relating to Taxes.

Section 5.12. Certain Contracts.

(a) Each Contract to which Parent or any of its Subsidiaries is a party as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the “Parent Contracts”) required to be filed with the SEC by Parent or any of its Subsidiaries has been filed with the SEC by Parent in accordance in all material respects with applicable Law.

(b) Each Parent Contract (i) is valid and binding on Parent or its applicable Subsidiary and, to the knowledge of Parent, the other party thereto, in all material respects, (ii) is enforceable against Parent or its applicable Subsidiary in accordance with its terms in all material respects (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing), and (iii) is in full force and effect in all material respects. Parent and each of its Subsidiaries, as applicable, and, to Parent’s knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Parent Contract. There are no material disputes pending or, to Parent's knowledge, threatened, with respect to any Parent Contract.

Section 5.13. Brokers’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Parent Entity who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.14. Sufficient Funds.  At the Effective Time, Parent and Merger Sub will have available sufficient cash or lines of credit available to pay the Cash Consideration, any cash in lieu of fractional shares

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of Parent Common Stock pursuant to Section 3.14 and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1. Conduct of Business by the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause each Subsidiary of the Company to, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or to the extent Parent shall otherwise consent in writing prior thereto, conduct its business in the ordinary course consistent with past practice (including with respect to receivables collection and payables payment policies and practices) and, to the extent consistent with and not in violation of any other provisions of this Section 6.1, the Company shall (and shall cause each Subsidiary of the Company to) use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all material Company Permits, (iii) keep available the services of its officers and key employees and (iv) subject to the right of contract parties, to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. In addition, from the date hereof until the Effective Time, the Company will provide Parent with reasonable updates regarding material communications with its customers regarding contract status, renewals and terminations unless such communication would violate applicable Law or an existing confidentiality provision in any written agreement between the Company and such customer. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent Parent shall otherwise consent in writing prior thereto, the Company shall not, nor shall it permit any Subsidiary of the Company to:

(a) amend or propose to amend its Articles, by-laws or other similar organizational documents, or adopt a “stockholder rights plan” or similar plan;

(b) (i) split, combine, reclassify or subdivide any shares of its capital stock or other equity securities or ownership interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of capital stock or other equity securities or ownership interests of the Company or any Subsidiary of the Company that is not wholly-owned;

(c) issue, deliver, sell, grant or cause a Lien to be placed upon any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, profits interests or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of the Company Common Stock or any other class of capital stock, other than upon the exercise or settlement of the Company Options outstanding on the Cutoff Date in accordance with their present term other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of the Company Options and (ii) the acquisition by the Company of shares of Company Common Stock in the ordinary course of business consistent with past practice in connection with the termination of service of holders (other than executive officers) of Company Options;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $50,000 in any calendar quarter or $250,000 in the aggregate;

(e) acquire (by merger, consolidation, share exchange, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $75,000 in the aggregate, other than licenses of Licensed Intellectual Property, inventory,

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supplies, equipment and other similar items in the ordinary course of business of the Company Entities in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company Entities’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or (ii) the licensing of Owned Intellectual Property in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company, (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practice and (iii) loans, advances or capital contributions associated with the recruiting and retention of new financial advisors as registered persons of a Company Entity, in each case not greater than $250,000 individually or $750,000 in the aggregate;

(h) (i) create, incur, assume or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $75,000 in the aggregate (together with all other Indebtedness for borrowed money of the Company Entities), (ii) amend, modify or refinance any of the foregoing, if any, or (iii) draw down on or request advances under any existing loan, line of credit or financing commitment;

(i) enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Company Entity thereunder; provided, however, that the foregoing shall not prevent or preclude any Company Entity from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any business Contracts which expire upon their terms or (y) entering into any client or customer or supplier Contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such Contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j) except to the extent required to comply with Law or as required to comply with any Employee Benefit Plan, (i) grant any new severance, retention, change in control, retirement or termination arrangement (or increase or otherwise amend any existing severance, retention, change in control, retirement or termination arrangement), other than providing standard severance or termination rights in connection with new hires in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, do not increase as a result of, and are otherwise unrelated to, a change of control or similar transaction, including the transactions contemplated by this Agreement, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), other than in connection with new hires or promotions below the level of officer in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend (except as required by Law) any Employee Benefit Plan, collective bargaining, or other benefit plan or arrangement, (iv) increase any compensation, bonus or other benefits payable to any director, officer, independent contractor or employee with an annual base salary in excess of $75,000 of any Company Entity, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof or (v) modify or otherwise alter the payroll practices or policies of any Company Entity;

(k) make any material change in the Company’s fiscal year or financial methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act or Law and agreed to by the Company’s independent public accounting firm;

(l) commence or offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Company Entity (or its properties or assets), including related to Taxes, (ii) any stockholder litigation, claim or dispute against the any Company Entity (or its properties or assets) or any of their officers or directors or

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(iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company Entities in excess of $250,000 and other than as provided by Section 6.6;

(m) permit the lapse of, or engage in any action that constitutes a violation of, any material Company Permit;

(n) enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

(o) implement any action which constitutes a “mass layoff” under the WARN Act;

(p) enter into a new line of business;

(q) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except as required by Law;

(r) fail to maintain in full force and effect material insurance policies covering the Company Entities and their respective properties, assets and businesses in a form and amount consistent with past practice;

(s) adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity (other than the transactions contemplated by this Agreement);

(t) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the 1934 Act) or any of the Company’s Affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Letter;

(u) cause a diminution of the net capital of Securities Corp below the minimum regulatory net capital requirements, calculated in accordance with Rule 15c3-1 of the 1934 Act;

(v) fail to duly file all material reports and other material documents required to be filed with FINRA, the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations; or

(w) authorize, commit, propose or agree to do or take, or enter into any Contract, agreement, commitment or arrangement to do or take, any of the foregoing.

Section 6.2. Preparation of Form S-4 and Proxy Statement/Prospectus; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the 1934 Act and the 1933 Act and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Subsidiaries, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. The Form S-4 and Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect

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to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 6.2(b) shall limit the obligations of any party under Section 6.2(a). For purposes of Section 4.9 and this Section 6.2, any information concerning or related to the Company, its Affiliates or the Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and its Articles and by-laws, establish a record date for, duly call, give notice of, convene and hold the Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Stockholder Meeting and to hold the Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the 1933 Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.4(d). Notwithstanding the foregoing provisions of this Section 6.2(c), if, on a date for which the Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Stockholder Meeting; provided that the Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Stockholder Meeting.

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Section 6.3. Access to Information; Confidentiality.

(a) During the period between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VIII (the “Interim Period”), to the extent permitted by applicable Law, the Company shall, and shall cause each of the other Company Entities to, afford to Parent and its Affiliates and Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the other Company Entities to, furnish reasonably promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business, properties and personnel (except medical information) as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 6.3 to provide Parent or its Affiliates or Representatives with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b) Parent will hold any nonpublic information, including any information delivered pursuant to this Section 6.3, in confidence to the extent required by and in accordance with the terms of that certain Confidentiality Agreement, dated October 1, 2013 by and between Parent and the Company (the “Confidentiality Agreement”). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent shall be permitted to file financial statements of any Company Entity (or any portion, extract or restatement thereof) in connection with any filings made by Parent with the SEC after the date hereof, as contemplated by Section 6.13.

Section 6.4. Company Acquisition Proposals.

(a) Subject to the other provisions of this Section 6.4, during the Interim Period, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Acquisition Proposal or Inquiry, (iii) approve or recommend an Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 6.4, at any time prior to obtaining the Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.4) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an

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executed Acceptable Confidentiality Agreement and (B) any non-public information concerning any Company Entity that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party) and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Acquisition Proposal was not solicited in violation of this Section 6.4.

(c) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to any Company Entity by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal, request or Inquiry and the material terms and conditions of any Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.4(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(d) Except as permitted by this Section 6.4(d), the Company Board shall not (i) withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub (or publicly propose to withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.4(d), an “Adverse Recommendation Change”) or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (x) has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of this Section 6.4) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.4(e), and such Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii), (ii) make an Adverse Recommendation Change and/or (iii) approve or recommend such Superior Proposal to the Company’s stockholders and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligation to pay the Termination Fee pursuant to Section 8.3(a)).

(e) The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.4(d) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”)

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to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.4(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

(f) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(g) The Company shall, and shall cause its Subsidiaries, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions to which any Company Entity is a party or of which any Company Entity is a beneficiary. The Company shall use commercially reasonable efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information.

(h) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Company Entity thereunder upon compliance by the Company Entity with any provision of this Agreement.

(ii) “Acquisition Proposal” means any proposal or offer from any Third Party to engage in, whether in one transaction or a series of related transactions, (A) any merger, consolidation, share exchange, business combination or similar transaction involving any Company Entity, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing twenty percent (20%) or more of the
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consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, (B) fully financed and (C) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.5. Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its or their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Continuing Membership Application of Securities Corp) and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver) and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limitation to the foregoing, within 14 days of the execution of this Agreement, the Company will prepare and file Securities Corp’s Continuing Membership Application with FINRA pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

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(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to third parties, and each of the Parent Entities and the Company shall use, and cause each of their respective Affiliates to use, its or their reasonable best efforts to obtain any third party consents not covered by Section 6.5(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.5(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

(c) Without limiting the generality of Section 6.5(a) and (b), the Company will use its reasonable best efforts to obtain the consents and approvals required under the Investment Advisers Act (including the SEC’s interpretive guidance thereof) to effect the assignment or continuation of the Advisory Contracts following the Closing. If consent of a Client in relation to an Advisory Contract is required under the Investment Advisers Act (including the SEC’s interpretive guidance thereof) or by such Advisory Contract as a result of the transactions contemplated by this Agreement, as soon as reasonably practicable following the date of this Agreement (but in no event later than 30 days after the date of this Agreement), the Company shall send a written notice, substantially in the form attached hereto as Exhibit A (the “Initial Negative Consent Notice”). Within 45 days of sending the Initial Negative Consent Notice, the Company shall send a written notice to Clients that received the Initial Negative Consent Notice reminding each such Client of each of the matters set forth in the Initial Negative Consent Notice.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.6. Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

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(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Entities to provide such prompt notice under this Section 6.6(b) shall not constitute a breach of this covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Entities and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.7. Public Announcements.  The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, filing, communication or announcement specifically permitted by Section 6.4 or Section 6.13.

Section 6.8. Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, with respect to actions or omissions prior to the Effective Time, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee immediately prior to the Effective Time in the Articles and by-laws of the Company as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.8(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, to the extent such

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Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as an officer or director of any Company Entity or (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain an extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more reputable insurance carriers with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed in any one year two hundred percent (200%) of the annual aggregate premium(s) paid most recently by the Company (which aggregate premiums are hereby represented and warranted by the Company to be $178,500); provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.8 applies are intended to be third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.

(e) In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.8.

Section 6.9. Section 16 Matters.  Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.9, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the 1934 Act and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent are exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.10. Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

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Section 6.11. Termination of Company Stock Plans.  Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate each of the Company Stock Plans effective no later than immediately prior to the Effective Time.

Section 6.12. Employee Matters.

(a) Parent acknowledges that after the Effective Time, Parent and its applicable Subsidiaries, including the Surviving Entity, shall, by operation of Law in connection with the consummation of the transactions contemplated hereby, assume the Employee Benefit Plans and the liabilities thereunder in accordance with their terms, subject to any termination, amendment or alteration that may be permitted by such terms or as permitted herein.

(b) For purposes of vesting, eligibility to participate and calculation of vacation and sick leave under the employee benefits plans of Parent and its Subsidiaries covering a current employee of the Company that continues to be employed by Parent or any of its Subsidiaries following Closing, including the Surviving Entity (“Continuing Employee”), after the Effective Time, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time. For the calendar year in which the Effective Time occurs, Parent and its Subsidiaries shall allow each Continuing Employee to utilize his or her earned and unused vacation as of the Effective Time during the remainder of such calendar year subject to scheduling and subject to any requirements of applicable Law.

(c) As of the Closing, Parent shall, or shall cause its Subsidiaries to, provide the Continuing Employees, other than those Company employees that enter into employment agreements with the Company (as the surviving entity of the Merger) as of the date of this Agreement, with base salary or hourly wage rates, as applicable, and bonus opportunities that are substantially comparable in the aggregate to the base salary or hourly wage rates, as applicable, and bonus opportunities provided to the Continuing Employees by the Company or other Company Entity as of immediately prior to Closing.

(d) This Section 6.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.12, express or implied, shall confer upon any other Person, including any Continuing Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 6.12. Except as provided in Section 6.12(b), nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Entity, Parent or any of their affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.12 shall not create any right in any Company employee or any other Person to any continued employment with the Surviving Entity, Parent or any of their affiliates or compensation or benefits of any nature or kind whatsoever and that following the Closing, the Surviving Entity, Parent and each of their affiliates may freely terminate or cause to be terminated the employment of any Continuing Employee at any time. Without limiting the generality of the foregoing, Continuing Employees are not intended to be third party beneficiaries under, and shall have no rights in respect of, any of the provisions of this Agreement, including the provisions of this Section 6.12.

Section 6.13. Financing and Financial Statement Cooperation.  Prior to the Effective Time, the Company shall, and shall cause the other Company Entities to, cooperate with the Parent Entities and their lenders in connection with the efforts of the Parent Entities (if any) to obtain debt financing for (in whole or part) satisfying Parent’s obligations to pay the Cash Consideration and any other amounts due by the Parent Entities hereunder. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent in a timely manner as reasonably requested by Parent in connection with (a) Parent’s preparation of historical financial statements and pro forma financial information involving the Company Entities pursuant to Regulation S-X under the 1933 Act and (b) the timely filing of any other financial statements and pro forma financial information with

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the SEC under the 1933 Act or the 1934 Act and for any securities offerings by Parent or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting Parent to use any audited or unaudited financial statements of the Company Entities available, (ii) facilitating the delivery from the Company’s or Parent’s independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from the Company’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting Parent and its independent public accountants in the preparation of such financial statements.

Section 6.14. Takeover Laws.  The Company and Parent shall each use its reasonable best efforts to ensure that (a) no restriction of the type described in Section 4.25 is or becomes applicable to this Agreement, the Merger, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby and (b) if any such restriction is or becomes applicable to this Agreement, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable consistent with applicable Law and on the terms contemplated by this Agreement and otherwise to minimize the effect of such restriction with respect to this Agreement, the Merger, the Voting Agreement and the other agreements and transactions contemplated hereby and thereby.

Section 6.15. Conduct of Business by Parent.  From the date of this Agreement through the Effective Time, Parent shall not, except as otherwise expressly permitted by this Agreement or as to which the Company shall otherwise consent in writing prior thereto, amend its certificate of incorporation in a manner that would have, or would reasonably be expected to have, a material adverse effect on the Holders’ rights under this Agreement to receive the Merger Consideration.

ARTICLE VII
CONDITIONS

Section 7.1. Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) No Restraints.  No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect that prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger or otherwise restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d) FINRA.  FINRA shall have delivered to Securities Corp its written approval of Securities Corp’s Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

Section 7.2. Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Organizational Documents), Section 4.2 (Authority), Section 4.5(a)(i) (No Conflicts), Section 4.25 (Takeover Laws), Section 4.26 (Broker Fees) and Section 4.27 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and

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as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth Section 4.3 (Capital Structure) and Section 4.4 (Subsidiaries) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) that, in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (iii), for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officers’ Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(d), 7.2(f), 7.2(g), 7.2(h) and 7.2(i) have been satisfied.

(d) Absence of Company Material Adverse Effect.  Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) FIRPTA.  The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

(f) Financial Advisors.  The sum of (i) the TTM Concessions generated by the TTM Advisors that are Financial Advisors of the business as of the Closing Date and (ii) with respect to any Financial Advisors of the business as of the Closing Date that joined the business subsequent to the date of this Agreement (each, a “New Advisor”), the aggregate gross dealer concessions generated by each New Advisor over the 12 months immediately preceding such New Advisor’s resignation from or termination of its employment or consulting arrangements with its previous employer shall equal not less than 95% of the TTM Concessions. The gross dealer concessions generated over the 12 months immediately preceding the date of this Agreement (“TTM Concessions”) by the Financial Advisors of the business as of the date of this Agreement (the “TTM Advisors”) are set forth opposite the names of the TTM Advisors on Section 7.2(f) of the Company Disclosure Letter.

(g) Assets Under Administration.  The Company shall have delivered to Parent evidence (consistent in form with that provided in Section 7.2(g) of the Company Disclosure Letter) that (i) the product of (A) Closing Date Assets Under Administration multiplied by (B) the Market Factor (but only in the event the Market Factor is greater than one) is not less than (ii) 90% of Base Date Assets Under Administration. Evidence of Base Date Assets Under Administration is set forth on Section 7.2(g) of the Company Disclosure Letter.

(h) Minimum Net Working Capital.  The Company shall have, as of the Closing Date, Net Working Capital in excess of the Minimum NWC Amount.

(i) Company Options.  All Company Options shall have been fully exercised.

Section 7.3. Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time (other than any such representations and

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warranties that are made as of a specific date, which shall be true and correct only on and as of such date), except for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by one of its executive officers on behalf of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(d) have been satisfied.

(d) Absence of Parent Material Adverse Effect.  Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before April 30, 2014 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to June 30, 2014 if as of April 30, 2014 all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.1(d); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such to perform any of its obligations under this Agreement, including pursuant to Section 6.5; or

(iii) the Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to

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terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) at any time prior to the receipt of the Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(d); provided, that (A) the Company is in compliance in all material respects with the provisions of Section 6.4 and (B) the Company shall concurrently with such termination pay the Termination Payment in accordance with Section 8.3.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially or willfully breached any of its obligations under Section 6.4 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4).

Section 8.2. Effect of Termination.  In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company’s Subsidiaries, Parent’s Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful breach of this Agreement; and (b) the Confidentiality Agreement (but only to the extent not in conflict with or otherwise inconsistent with the provisions of this Agreement), this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3. Termination Fee.

(a) If, but only if, the Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), in any such case if the Company (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced after the date of this Agreement and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a binding or definitive agreement which is later consummated with respect to, any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent a fee equal to $2,500,000 (the “Termination Fee”) plus, if not previously paid pursuant to Section 8.3(a)(ii) below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from any such Acquisition Proposal;

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provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii) by the Company pursuant to Section 8.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(iv) by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i) any Termination Fee paid by the Company pursuant to Section 8.3(a) shall be Parent and Merger Sub’s sole and exclusive remedy with respect to the termination of this Agreement or any breach by the Company hereunder other than in the event of fraud or a willful breach;

(ii) under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(iii) under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent the costs and expenses of Parent in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4. Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Stockholder Approval and prior to the Effective Time; provided, however, that after the Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5. Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance with any

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agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6. Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all fees and expenses related to the printing and filing of the Form S-4, the printing, filing and distribution of the Proxy Statement/Prospectus and any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017, in each case, other than attorneys’ and accountants’ fees.

Section 8.7. Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all Tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2. Notices.  Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

RCS Capital Corporation
405 Park Ave, 15th Floor
New York, NY 10022
Phone: (866) 904-2988
Fax: (646) 861-7743
Attn: Ryan Tooley, Assistant General Counsel

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with a mandatory copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Phone: (212) 969-4406
Fax: (212) 969-2900
Attn: James Gerkis
         Lorenzo Borgogni

if to the Company prior to the Closing:

Investors Capital Holdings, Ltd.
Six Kimball Lane, Suite 150
Lynnfield, MA 01940
Phone: 781-477-4822
Fax: 781-715-0316
Attn: John G. Cataldo

with a mandatory copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP
1251 Avenue of the Americas
New York, NY 10020
Phone: (212) 508-6142
Fax: (212) 938-3842
Attn: Julian Rainero

Section 9.3. Interpretation; Certain Definitions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. Defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any

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party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5. Assignment; Delegation.  Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign this Agreement or all or any portion of their respective rights or obligations hereunder to one or more of their respective Affiliates, provided that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

Section 9.6. Entire Agreement.  This Agreement (including the Schedules, Exhibits, Annexes, Appendices and other attachments hereto) constitutes, together with the Confidentiality Agreement and the Voting Agreements, the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, including the Letter of Intent.

Section 9.7. No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.8 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8. Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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Section 9.11. Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of New Castle County in the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware (the “DE Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any DE Court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the DE Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such DE Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the DE Courts. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13. Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by or on behalf of such party.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INVESTORS CAPITAL HOLDINGS, LTD.

By:	/s/ Timothy B. Murphy Name: Timothy B. Murphy Title: President & Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

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RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

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ZOE ACQUISITION, LLC

By:  RCS Capital Corporation, its sole member

By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

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ANNEX A-2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of February 28, 2014, by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Zoe Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger, dated as of October 27, 2013, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with the provisions of Section 8.4 of the Merger Agreement, the parties hereto (by action taken or authorized by their respective boards of directors) wish to amend the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendments.

a. Recitals to Merger Agreement.

The first recital of the Merger Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, the Company and Parent have each determined that it is advisable, fair to and in the best interests of its respective stockholders that (a) the Company be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Parent (the “Merger”) and (b) in connection with the Merger, each outstanding share of common stock, $0.01 par value per share of the Company (the “Company Common Stock”), be converted into the right to receive the Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;”

The fourth recital of the Merger Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of Timothy B Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace has entered into an employment agreement with the Surviving Entity, each to be effective at the Closing;”

The “and” following the fifth recital of the Merger Agreement is deleted and the following new recital shall be inserted following the fifth recital of the Merger Agreement:

“WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and”

b. Section 1.1(a) of the Merger Agreement.  The following new definitions are inserted in Section 1.1(a) of the Merger Agreement in alphabetical order, as applicable:

““Non-Stock Consideration Value” means the value of the aggregate consideration, other than Parent Common Stock, received by the holders of Company Common Stock in connection with the Merger as determined for U.S. federal income tax purposes.”

““Stock Consideration Value” shall be equal to the product of (i) the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Common Stock in connection with the Merger and (ii) the Parent Average Closing Price.”

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c. Section 1.1(b) of the Merger Agreement.  The following terms and corresponding cross-references are added to Section 1.1(b) of the Merger Agreement in alphabetical order, as applicable:

“Company Tax Representation Letter                  Section 6.16(c)”

“Parent Tax Representation Letter                     Section 6.16(b)”

d. Section 2.1 of the Merger Agreement.  Section 2.1 of the Merger Agreement is deleted in its entirety and replaced by the following:

“Section 2.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, the Company shall merge with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Investors Capital Holdings, LLC” as the surviving entity in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all of the properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub, and shall be liable and responsible for all of the claims, Liens, liabilities and obligations of the Company and Merger Sub.”

e. Section 2.4 of the Merger Agreement.  Section 2.4 of the Merger Agreement is deleted in its entirety and replaced by the following:

“Section 2.4. Organizational Documents of the Surviving Entity.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, without any further action on the part of the Company or Merger Sub, the certificate of formation and the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.”

f. Section 2.7 of the Merger Agreement.  The following is inserted as new Section 2.7 of the Merger Agreement:

“Section 2.7. Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.”

g. Section 3.1(c) of the Merger Agreement.  Section 3.1(c) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(c) All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.”

h. Section 3.2(a) of the Merger Agreement.  The second sentence of Section 3.2(a) of the Merger Agreement is deleted in its entirety and replaced by the following:

“The “Cash Conversion Number” shall be an amount equal to the quotient (rounded down to the nearest whole share) of (i)(A) $31,523,245 minus (B) the aggregate cash paid in lieu of fractional shares pursuant to Section 3.14 divided by (ii) the Per Share Cash Amount; provided, however, that the Cash Conversion Number shall be subject to adjustment in accordance with Section 3.15.”

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i. Section 3.14 of the Merger Agreement.  Clause (b) of the second sentence of Section 3.14 of the Merger Agreement is deleted in its entirety and replaced by the following:

“(b) the Parent Average Closing Price.”

j. Section 3.15 of the Merger Agreement.  The following is inserted as new Section 3.15 of the Merger Agreement:

“Section 3.15. Adjustment to Cash Conversion Number.  Notwithstanding any other provision of this Agreement, if the Non-Stock Consideration Value exceeds sixty percent (60%) of the sum of (a) the Non-Stock Consideration Value plus (b) the Stock Consideration Value, then the Cash Conversion Number shall be decreased to the extent required such that the Non-Stock Consideration Value does not exceed sixty percent (60%) of the sum of (i) the Non-Stock Consideration Value plus (ii) the Stock Consideration Value.”

k. Sections 4.13(n) and 4.13(o) of the Merger Agreement.  The following are inserted as new Sections 4.13(n) and 4.13(o), respectively, of the Merger Agreement:

“(n) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) No Company Entity has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.”

l. Sections 5.11(n) and 5.11(o) of the Merger Agreement.  The following are inserted as new Sections 5.11(n) and 5.11(o), respectively, of the Merger Agreement:

“(n) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) No Parent Entity has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.”

m. Section to Section 6.12(c) of the Merger Agreement.  Section 6.12(c) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(c) As of the Closing, Parent shall, or shall cause its Subsidiaries to, provide the Continuing Employees, other than those Company employees that enter into employment agreements with the Surviving Entity as of the date of this Agreement, with base salary or hourly wage rates, as applicable, and bonus opportunities that are substantially comparable in the aggregate to the base salary or hourly wage rates, as applicable, and bonus opportunities provided to the Continuing Employees by the Company or other Company Entity as of immediately prior to Closing.”

n. Section 6.16 of the Merger Agreement.  The following is inserted as new Section 6.16 of the Merger Agreement:

“Section 6.16. Certain Tax Matters.

(a) Each of Parent and the Company shall cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.2(j) and (ii) deliver to Proskauer Rose LLP and Bracewell & Giuliani LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary

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or appropriate to enable Proskauer Rose LLP and Bracewell & Giuliani LLP to render the opinions described in Section 7.2(j) and Section 7.3(e), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent Tax Representation Letter”). Parent shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Parent Tax Representation Letter.

(c) The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.3(e) and (ii) deliver to Bracewell & Giuliani LLP and Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Bracewell & Giuliani LLP and Proskauer Rose LLP to render the opinions described in Section 7.3(e) and Section 7.2(j), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, (a “Company Tax Representation Letter”). The Company shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Company Tax Representation Letter.

(d) The Company, Parent and Merger Sub shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation 1.368-3.

(e) Following the Merger, neither Parent nor Merger Sub (or any successor thereof) will take any action or fail to take any action that would prevent the Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).”

o. Section 7.2(j) of the Merger Agreement.  The following is inserted as new Section 7.2(j) of the Merger Agreement:

“(j) Section 368 Opinion.  Parent shall have received the written opinion of its special counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter.”

p. Section 7.3(e) of the Merger Agreement.  The following is inserted as new Section 7.3(e) of the Merger Agreement:

“(e) Section 368 Opinion.  The Company shall have received a written opinion of its special counsel, Bracewell & Giuliani LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Bracewell & Giuliani LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.3(e) shall not be waivable after receipt of the Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.”

q. Section 8.1(b) of the Merger Agreement.  Section 8.1(b)(i) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(i) the Effective Time shall not have occurred on or before July 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform any of its

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obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or”

r. Section 8.7 of the Merger Agreement.  The second sentence of Section 8.7 of the Merger Agreement is deleted in its entirety and replaced by the following:

“From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes; provided, however, that any Transfer Taxes required to be paid by any holder of the Company Common Stock shall be paid by such holder of the Company Common Stock and shall not be the obligation or liability of the Surviving Entity.”

2. Effectiveness.  All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement. Should there be any discrepancy between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall control.

3. Representations and Warranties of the Parties.  By execution of this Amendment, each of the parties hereto represents and warrants to the other parties hereto that such party has complied with the requirements of Section 8.4 of the Merger Agreement and has otherwise duly authorized and approved this Amendment.

4. Effect of Amendment.  Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5. Construction.  The provisions of Sections 9.9, 9.10, 9.11 and 9.12 of the Merger Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INVESTORS CAPITAL HOLDINGS, LTD.

By:	/s/ Timothy B. Murphy Name: Timothy B. Murphy Title: President & Chief Executive Officer

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

ZOE ACQUISITION, LLC

By:	RCS Capital Corporation, its sole member
By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

[Signature Page to First Amendment to Merger Agreement]

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ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 27, 2013 (this “Agreement”), is made and entered into by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Zoe Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Timothy B. Murphy (the “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or restated, and including all exhibits and other attachments thereto, the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the number of shares of Company Common Stock (including shares of Company Restricted Stock and shares of Company Common Stock under the Company 401(k) Plan) set forth across from the Stockholder’s name on Schedule A attached hereto and has the voting and dispositive power in connection with the Merger with respect to such shares (the “Existing Shares” and, together with any shares of Company Common Stock acquired by the Stockholder after the date hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, including as contemplated by Section 1(d), the “Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

AGREEMENT

1. Agreement to Vote; Irrevocable Proxy; Etc.

(a) Agreement to Vote.  Subject to the terms and conditions hereof, the Stockholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the Termination Date (as defined in Section 5 below), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder shall (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company or Parent for written consent, if any, and (y) vote (or cause to be voted) the Shares (i) in favor of (A) approval of the Merger and the other transactions contemplated by the Merger Agreement and (B) any other matter that is required to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against the following actions: (A) any Acquisition Proposal, (B) any other action involving the Company or any Subsidiary of the Company that would reasonably be expected to have the effect of impeding, materially interfering with, materially delaying, materially postponing, or impairing (I) the ability of the Company to consummate the Merger or (II) any other transaction contemplated by the Merger Agreement or (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled on or prior to the Outside Date. Subject to the terms and conditions hereof, no Stockholder shall enter into any agreement or understanding with any Person prior to the Termination Date to vote in any manner inconsistent herewith. Subject to the terms and conditions hereof, the obligations of the Stockholder specified in this Section 1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal prior to the Termination Date.

(b) Irrevocable Proxy.  The Stockholder hereby revokes any and all previous proxies and powers of attorney granted with respect to the Shares, and the Stockholder shall not grant any subsequent proxy or power of attorney with respect to the Shares, except as set forth in this Agreement or required by a letter of transmittal. By entering into this Agreement, subject to the last sentence of this Section 1(b), the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing Parent, any designee of Parent and each of Parent’s officers, with full power of substitution and resubstitution, as the Stockholder’s attorney-in-fact and proxy, for and in the Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares for the purposes set forth in Section 1(a). The proxy granted by the Stockholder pursuant to this Section 1(b) is, subject to the last sentence of this Section 1(b), irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL, and is granted in order to secure the Stockholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Merger Agreement. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of Section 1(a), then Parent shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of Section 1(a). The proxy granted by the Stockholder shall be automatically revoked upon the valid termination of this Agreement in accordance with Section 5. The Stockholder hereby affirms that the proxy granted in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Stockholder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then the Stockholder agrees to vote the Shares in accordance with Section 1(a). For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy and grant an irrevocable proxy to the same effect as that contained herein.

(c) Restriction on Transfer.  From the date of this Agreement until the Termination Date, except as otherwise contemplated in the Merger Agreement, the Stockholder shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Shares (any such action, a “Transfer”), (ii) deposit any of the Shares into a voting trust or enter into a separate voting agreement with respect to the Shares, (iii) take any action that would cause any representation or warranty of the Stockholder contained herein to become untrue or incorrect, in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may make Transfers of Shares by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations; provided, that, each transferee agrees in writing to be bound by the terms of this Agreement applicable to the Stockholder and to hold such Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bound the Stockholder. If any involuntary Transfer of any of the Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date. In furtherance of the foregoing, the Stockholder hereby authorizes (x) Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares) and (y) the Company and the Company’s transfer agent not to register the Transfer of any certificate representing any of the Shares unless such Transfer is made in accordance with the terms of this Agreement.

(d) Additional Shares.  The Stockholder hereby agrees, prior to the Termination Date, to promptly notify Parent in writing of any new Shares acquired by the Stockholder, if any, after the execution of this Agreement. Any such Shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date of this Agreement. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(e) Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent, any of the Persons identified in Section 1(b) or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Shares shall remain vested in and belong to the Stockholder, and none of Parent, the Persons identified in Section 1(b) or any other Person shall have any power or authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise expressly provided in this Agreement.

(f) Non-Solicitation.  Prior to the Termination Date, the Stockholder shall (i) not (whether directly or indirectly through any representative of the Stockholder) engage in any conduct that if conducted by the Company would be prohibited by Section 6.4(a)(i) or (ii) of the Merger Agreement after taking into account the terms of such section and (ii) advise the Company (in order that the Company can timely comply with its obligations under Section 6.4(c) of the Merger Agreement) of the Stockholder’s receipt of any Acquisition Proposal.

2. Representations and Warranties of the Stockholders.  The Stockholder hereby represents and warrants to Parent, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization; Validity of Agreement; Necessary Action.  The Stockholder has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares.  The Existing Shares are owned beneficially and/or of record by the Stockholder, as set forth on Schedule A attached hereto. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Stockholder, and, except for the Existing Shares, the Stockholder does not beneficially own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any securities convertible into shares of Company Common Stock (other than pursuant to any option, stock award or similar compensation plan adopted by the Company). The Stockholder has the voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof and power to agree to all of the matters set forth in this Agreement with respect to each of the Existing Shares as set forth on Schedule A attached hereto, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws, state “blue sky” Laws and the terms of this Agreement and the Merger Agreement. Except for this Agreement and the applicable restrictions under federal securities Laws and state “blue sky” Laws, the Stockholder has good and valid title to the Existing Shares, free and clear of all liens, claims, security interests, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other charges or encumbrances.

(c) No Conflicts.  The execution and delivery of this Agreement by the Stockholder do not, and the performance of the terms of this Agreement by the Stockholder will not, (a) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any Contract binding on the Stockholder or his properties or assets, (c) except as may otherwise be required by federal securities Laws, conflict with or violate any Law applicable to the Stockholder or pursuant to which any of his properties or assets are bound or (d) violate any other material Contract to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license.

(d) Acknowledgment.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby represents and warrants to the Stockholder, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Corporate Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has the requisite corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and the sole member of Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts.  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of the terms of this Agreement by each of Parent and Merger will not, (a) require Parent or Merger Sub to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any Contract binding on Parent or Merger Sub or their respective properties or assets, (c) except as may otherwise be required by federal securities Laws, conflict with or violate any Law applicable to Parent or Merger Sub or pursuant to which any of their respective or any Parent Subsidiary’s properties or assets are bound or (d) violate any other material Contract to which Parent, Merger Sub or any Parent Subsidiary is a party.

4. Further Assurances.  From time to time, at any other party’s request and expense and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Termination.  This Agreement shall automatically terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further force or effect upon the earlier to occur of the (a) Effective Time, (b) valid termination of the Merger Agreement in accordance with its terms, (c) an Adverse Recommendation Change, and (d) at the option of the Stockholder, the execution of any amendment or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the consideration to be paid per share (for the avoidance of doubt, other than a decrease or other adjustment currently contemplated by the terms of the Merger Agreement) for the shares of Company Common Stock (any such date shall be referred to herein as the “Termination Date”). Nothing in this Section 5 shall relieve any party of liability for breach of this Agreement prior to the termination of this Agreement pursuant to its terms.

6. Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7. Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects only by written agreement executed and delivered by each of the parties hereto. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.

8. Notices.  Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

If to the Stockholder, to:

Timothy B. Murphy
55 Chanticleer Road
Sudbury, MA 01776

with a mandatory copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP
1251 Avenue of the Americas, 49th Floor
New York, New York 10020
Phone: (212) 508-6142
Fax: (212) 938-3842
Attention: Julian Rainero

If to Parent or Merger Sub, to:

RCS Capital Corporation, Inc.
405 Park Avenue, 15th Floor
New York, NY 10022
Phone: (866) 904-2988
Fax: (646) 381-0545
Attention: Ryan Tooley,
         Assistant General Counsel

with a mandatory copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Phone: (212) 969-3000
Fax: (212) 969-2900
Attention: Peter M. Fass
         Lorenzo Borgogni

9. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

10. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

11. Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Merger Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement is intended to create a contractual relationship among the Stockholder, Parent and Merger Sub, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the parties hereto. Without limiting the generality of the foregoing, none of the Stockholder, Parent or Merger Sub, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with each other or any other stockholder of the Company.

12. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13. Specific Performance; Remedies Cumulative.

(a) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

(b) Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

14. Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

15. Assignment.  Except as set forth in Section 1(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder (whether by operation of law or otherwise) without the prior written consent of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

16. Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of New Castle County in the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware (the “DE Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any DE Court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 8 and nothing in this Section 16 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the DE Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such DE Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the DE Courts. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

17. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

18. Negotiated Terms.  The provisions of this Agreement are the result of negotiations between the parties. Accordingly, this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or any of his or its professional advisors participated in its preparation.

19. Action in Stockholder Capacity Only.  The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in his capacity as the record and/or beneficial owner of the Shares and nothing in this Agreement shall restrict or limit in any respect any action or inaction taken by the Stockholder in his capacity as a director or officer of the Company or any Subsidiary of the Company. The taking of any action (or failure to act) by the Stockholder in his capacity as an officer or director of the Company or any Subsidiary of the Company will in no event be deemed to constitute a breach of this Agreement, and the Stockholder shall not have any liability to Parent or Merger Sub or any of their respective Affiliates under this Agreement as a result of any action or inaction by the Stockholder acting solely in his capacity as an officer or director of the Company or any Subsidiary of the Company.

20. Documentation and Information.  The Stockholder (i) consents to and authorizes the publication and disclosure by Parent and Merger Sub of the Stockholder’s identity and holdings of the Shares, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to give to Parent and Merger Sub any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be signed by their respective officers or other authorized Person thereunto duly authorized as of the date first written above.

STOCKHOLDER:

/s/ Timothy B. Murphy Timothy B. Murphy

[Signature Page to Voting Agreement]

RCS CAPITAL CORPORATION

By: /s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

ZOE ACQUISITION, LLC

By: RCS Capital Corporation, its sole member

By: /s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President

[Signature Page to Voting Agreement]

SCHEDULE A

EXISTING SHARES

	Company Common Stock
Stockholder	Company Common Stock (other than Company Restricted Stock and Company Common Stock under Company 401(k) Plan)	Company Restricted Stock	Company Common Stock under the Company 401(k) Plan	Company Options
Timothy B. Murphy	305,150	64,416	78,692	150,000

INVESTORS CAPITAL HOLDINGS, LTD.
6 KIMBALL LANE
LYNNFIELD, MA 01940-2320

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

INVESTORS CAPITAL HOLDINGS, LTD.
Special Meeting of Stockholders
July 8, 2014 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby instructs Trustees of Investors Capital Holdings 401(k) Plan to vote, as designated on the reverse side, all the shares of common stock of Investors Capital Holdings, Ltd. allocated to my 401(k) Plan as of May 9, 2014 at the special meeting of stockholders to be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, MA, on July 8, 2014 at 10:00 A.M., local time, or at any adjournment or postponement thereof.

The Board of Directors recommends that you vote "FOR" Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

IF NOT OTHERWISE SPECIFIED, THE SHARES OF INVESTORS CAPITAL HOLDINGS, LTD. COMMON STOCK ALLOCATED TO YOUR 401(K) ACCOUNT WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. (NOTE, HOWEVER, THAT IF YOU VOTED "AGAINST" PROPOSAL 1, YOUR SHARES WILL NOT BE VOTED "FOR" PROPOSAL 3 UNLESS YOU INDICATE THAT YOU WISH TO VOTE "FOR" PROPOSAL 3.)

Voting instructions must be received by 11:59 P.M. Eastern Time on July 3, 2014. If no voting instructions are received, the shares allocated to your account(s) will not be voted.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

INVESTORS CAPITAL HOLDINGS, LTD.
6 KIMBALL LANE
LYNNFIELD, MA 01940-2320

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
	CONTROL # → 000000000000
THE COMPANY NAME INC. - COMMON	SHARES 123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting: Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

INVESTORS CAPITAL HOLDINGS, LTD.
Special Meeting of Stockholders
July 8, 2014 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the Board of Directors of Investors Capital Holdings, Ltd. as proxy with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of common stock of Investors Capital Holdings, Ltd. held by the undersigned, at the special meeting of stockholders to be held at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Rd., Wakefield, MA, on July 8, 2014 at 10 A.M., local time, or at any adjournment or postponement thereof.

The Board of Directors recommends that you vote "FOR" Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

IF NOT OTHERWISE SPECIFIED, YOUR SHARES OF INVESTORS CAPITAL HOLDINGS, LTD. COMMON STOCK WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3, AND OTHERWISE AT THE DISCRETION OF THE BOARD OF DIRECTORS OF INVESTORS CAPITAL HOLDINGS, LTD. (NOTE, HOWEVER, THAT IF YOU VOTED "AGAINST" PROPOSAL 1, YOUR SHARES WILL NOT BE VOTED "FOR" PROPOSAL 3 UNLESS YOU INDICATE THAT YOU WISH TO VOTE "FOR" PROPOSAL 3.)

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ANNEX C

[Letterhead of Cassel Salpeter & Co., LLC]

October 27, 2013
Investors Capital Holdings, Ltd.
Six Kimball Lane
Suite 150
Lynnfield, MA 01940
Attention: The Special Committee of the Board of Directors

Members of the Special Committee of the Board of Directors:

We understand that Investors Capital Holdings, Ltd. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among RCS Capital Corporation (the “Acquiror”), Zoe Acquisition, LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company providing for, among other things, the merger (the “Merger”) of the Company and Merger Sub, and each share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company other than Cancelled Shares (as defined in the Merger Agreement) being converted into the right to receive, at the election of the holder thereof, (i) $7.25 (the “Per Share Cash Amount”) in cash (the “Cash Election Consideration”), or (ii) a number of shares of Class A common stock, par value $0.001 per share (“Acquiror Common Stock”), of the Acquiror (the “Equity Election Consideration”) determined by dividing the Per Share Cash Amount by the volume-weighted average price of a share of Acquiror class A common stock on the New York Stock Exchange for the five trading days immediately preceding the date the Merger is consummated, subject to the limitations and procedures set forth in the Merger Agreement, including, without limitation, with respect to the Cash Conversion Number (as defined in the Merger Agreement), as to which such limitations and procedures, we express no view or opinion. The Cash Election Consideration and the Equity Election Consideration are referred to collectively herein as the “Merger Consideration.”

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date of this Opinion, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed a draft, received by us on October 26, 2013, of the Merger Agreement.
•	Reviewed certain publicly available financial information and other data with respect to the Company and the Acquiror that we deemed relevant, including with respect to the Company, its Annual Report on Form 10-K for the most recent fiscal year, certain Quarterly Reports on Form 10-Q for periods subsequent thereto, certain other communications to shareholders, and certain other publicly available filings with the Securities and Exchange Commission and with respect to the Acquiror, its Registration Statement on Form S-1 and amendments No. 1 through 7 thereto, as well as the Acquiror’s prospectus, dated June 5, 2013, the Acquiror’s Quarterly Report on Form 10-Q for the period subsequent thereto, certain other communications to shareholders, and certain other publicly available filings with the Securities and Exchange Commission.
•	Reviewed certain other information and data with respect to the Company and the Acquiror made available to us by the Company and the Acquiror, respectively, including financial projections with respect to the future financial performance of the Company for the fiscal year ending March 31, 2014, prepared by management of the Company (the “Company Projections”) and other internal financial information furnished to us by or on behalf of the Company and including certain limited financial data with respect to the Acquiror furnished to us by or on behalf of the Acquiror (the “Acquiror Financial Data”).

•	Reviewed certain publicly available research analyst estimates with respect to the future financial performance of the Acquiror for the fiscal years ending 2013 through 2014 (the “Analyst Estimates for the Acquiror”).
•	Considered and compared the financial performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed relevant.
•	Discussed the business, operations, and prospects of the Company, the Acquiror and the proposed Merger with the Company’s and the Acquiror’s management and certain of the Company’s and the Acquiror’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders and does not address any other terms, aspects, or implications of the Merger or the Merger Agreement, including, without limitation, any term or aspect of the Merger that is not susceptible to financial analyses, the fairness of the Merger or all or any portion of the Merger Consideration, to any other security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock in the Merger or the prices at which shares of Company Common Stock or Acquiror Common Stock may trade, be purchased or sold at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Merger to the holders of Common Stock will be listed on the New York Stock Exchange.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Committee, the Board or the Company to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and the Acquiror’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, environmental, or regulatory advisors and, we do not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to the Company, the Acquiror, the Merger, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. You have also advised us that the Company does not prepare, and we did not have access to, long-term forecasts with respect to the future financial performance of the Company, and you have directed us to use and rely upon, for purposes of our analyses and this Opinion, the Company Projections, which we with your consent have assumed were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, and that the Company Projections provide a reasonable basis upon which to analyze and evaluate the Company and form an opinion. In addition, as you are aware, the Acquiror Financial Data provided by the Acquiror was limited, and management of the Acquiror did not provide us with, and we did not have access to, financial forecasts relating to the Acquiror sufficient for us to conduct a discounted cash flow analysis of the Acquiror. Accordingly, CS considered and compared the Analyst Estimates for the Acquiror with corresponding financial data of companies with publicly traded equity securities that we deemed relevant, and with your consent, for purposes of analyses and this Opinion, we assumed that the value of the Acquiror Common Stock comprising the Equity Election Consideration would be equal to the Per Share Cash Amount. We express no view with respect to the Company Projections, the the Analyst Estimates for the Acquiror or, in each case, the assumptions on which they are based. We have not evaluated the solvency of the Company, the Acquiror or any other party to the Merger, the fair value of the Company, the Acquiror or any of their respective assets or liabilities, or whether the Company, the Acquiror or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, the Acquiror or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s or the Acquiror’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or the Acquiror’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company or the Acquiror has good title to their respective assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis in connection with this Opinion and was not on behalf of the Committee, the Board, the Company or any other person.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the Merger. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) in connection with the Committee’s evaluation of the Merger. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger, including, without limitation, whether to elect to receive the Cash Election Consideration or the Equity Election Consideration, or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for acting as financial advisor to the Committee in connection with the Merger and rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

Cassel Salpeter & Co., LLC

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware, or the “DGCL,” grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). The Registrant’s second amended and restated by-laws provide that the Registrant will indemnify, to the fullest extent permitted by Delaware law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated by-laws provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions. In addition, we have entered into separate indemnification agreements with the Registrant’s executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for the Registrant’s directors.

The Registrant currently maintains liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:  Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules:  All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 25, 2014.

RCS CAPITAL CORPORATION

By:	/s/ William M. Kahane William M. Kahane Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and directors of RCS Capital Corporation, hereby severally constitute and appoint William M. Kahane and Brian D. Jones, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument. This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney expressly provides that it revokes this Power of Attorney by referring to the date and subject hereof.

SIGNATURE	TITLE	DATE
/s/ William M. Kahane William M. Kahane	Chief Executive Officer and Director (principal executive officer)	March 25, 2014
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Executive Chairman of the Board of Directors	March 25, 2014
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	President, Treasurer, Secretary and Director	March 25, 2014
/s/ Peter M. Budko Peter M. Budko	Chief Investment Officer and Director	March 25, 2014
/s/ Brian D. Jones Brian D. Jones	Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)	March 25, 2014
/s/ Brian S. Block Brian S. Block	Director	March 25, 2014
/s/ Mark Auerbach Mark Auerbach	Independent Director	March 25, 2014

SIGNATURE	TITLE	DATE
/s/ Jeffrey J. Brown Jeffrey J. Brown	Independent Director	March 25, 2014
/s/ C. Thomas McMillen C. Thomas McMillen	Independent Director	March 25, 2014
/s/ Howell D. Wood Howell D. Wood	Independent Director	March 25, 2014

EXHIBIT INDEX

Exhibit Number	Description
2.1(1)†	Agreement and Plan of Merger, dated as of October 27, 2013, by and among RCS Capital Corporation, Zoe Acquisition, LLC, and Investors Capital Holdings, Ltd.
2.2(2)††	Asset Purchase Agreement, dated as of October 1, 2013, by and among RCS Capital Corporation, Scotland Acquisition, LLC, certain principals of the Hatteras Funds Group, Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds, LLC, and Hatteras Capital Investment Partners, LLC, and David Perkins.
2.3(3)†	Agreement and Plan of Merger, dated as of November 16, 2013, by and among RCS Capital Corporation, Dolphin Acquisition, LLC and Summit Financial Services Group, Inc. (including form of Contingent Value Rights Agreement)
2.4(4)	Agreement and Plan of Merger, dated as of January 16, 2014, by and among RCS Capital Corporation, Clifford Acquisition, Inc., Cetera Financial Holdings, Inc. and Lightyear Capital LLC.
2.5(5)†	Membership Interest Purchase Agreement, dated as of January 16, 2014, by and among RCS Capital Corporation, Braves Acquisition, LLC, the sellers named therein and the sellers’ representative named therein.
2.6(9)†	First Amendment to Agreement and Plan of Merger, dated as of February 28, 2014, by and among RCS Capital Corporation, Zoe Acquisition, LLC, and Investors Capital Holdings, Ltd.
2.7(12)†	First Amendment to Agreement and Plan of Merger, dated as of March 17, 2014, by and among RCS Capital Corporation, Dolphin Acquisition, LLC and Summit Financial Services Group, Inc.
3.1(11)	Second Amended and Restated Certificate of Incorporation of RCS Capital Corporation.
3.2(7)	Second Amended and Restated By-laws of RCS Capital Corporation.
4.1(8)	Form of Class A Common Stock Certificate.
5.1	Opinion of Proskauer Rose LLP.
8.1	Tax opinion of Proskauer Rose LLP.
8.2	Tax opinion of Bracewell & Giuliani LLP.
10.1(9)	Third Amended and Restated Limited Liability Company Agreement of Realty Capital Securities, LLC, dated as of February 11, 2014, between RCS Capital Corporation and RCAP Holdings, LLC.
10.2(9)	Second Amended and Restated Limited Liability Company Agreement of RCS Advisory Services, LLC, dated as of February 11, 2014 , between RCS Capital Corporation and RCAP Holdings, LLC.
10.3(9)	Second Amended and Restated Limited Liability Company Agreement of American National Stock Transfer, LLC, dated as of February 11, 2014, between RCS Capital Corporation and RCAP Holdings, LLC.
10.4(10)	Registration Rights Agreement, dated as of June 10, 2013, among RCS Capital Corporation and the Shareholders Party Thereto.
10.5(10)	Exchange Agreement, dated as of June 10, 2013, between RCS Capital Corporation and RCAP Holdings, LLC.
10.6(9)	First Amendment to Exchange Agreement, dated as of February 11, 2014, between RCS Capital Corporation and RCAP Holdings, LLC.

Exhibit Number	Description
10.7(10)	Tax Receivable Agreement, dated as of June 10, 2013, among RCS Capital Corporation, RCAP Holdings, LLC, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC.
10.8(10)	Services Agreement, dated as of June 4, 2013 and effective as of January 1, 2013, among Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC and American Realty Capital Advisors, LLC and ARC Advisory Services, LLC.
10.9(10)	Services Agreement, dated as of June 10, 2013, between AR Capital, LLC and RCS Advisory Services, LLC.
10.10(9)	Amended and Restated Services Agreement dated as of February 11, 2014 among RCS Capital Corporation, RCS Capital Holdings, LLC and RCS Capital Management, LLC.
10.11(8)	Form of Indemnification Agreement.
10.12(9)	Amended and Restated RCS Capital Corporation 2013 Multi-Year Outperformance Agreement, dated as of February 11, 2014, by and among RCS Capital Corporation, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC, RCS Capital Holdings, LLC and RCS Capital Management, LLC.
10.13(6)	RCS Capital Corporation Equity Plan.
10.14(6)	First Amendment to RCS Capital Corporation Equity Plan.
10.15(1)	Voting Agreement, dated as of October 27, 2013, by and among RCS Capital Corporation, Zoe Acquisition, LLC, and Timothy B. Murphy.
10.16(3)	Voting Agreement, dated as of November 16, 2013, by and among RCS Capital Corporation and Marshall Leeds.
10.17(9)	Contribution and Exchange Agreement, dated as of February 11, 2014, among RCS Capital Corporation, RCS Capital Management, LLC and RCS Capital Holdings, LLC.
10.18(9)	Limited Liability Company Agreement of RCS Capital Holdings, LLC, dated as of February 11, 2014, between RCS Capital Corporation and RCS Capital Management, LLC.
10.19(9)	Commitment Letter, dated January 16, 2014, among Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., RCS Capital Corporation, RCS Capital Management, LLC and RCAP Holdings, LLC
10.20(9)	Commitment Letter, dated January 16, 2014, among RCS Capital Corporation, RCAP Holdings, LLC, RCS Capital Management, LLC and Luxor Capital Group, LP.
10.21(9)†	Restrictive Covenants Agreement, dated as of January 16, 2014, among RCAP Holdings, LLC, RCS Capital Management, LLC, RCS Capital Corporation, Luxor Capital Group, LP and the individuals named therein.
10.22(9)	Equity Commitment and Indebtedness Repayment Agreement, dated as of January 16, 2014, among RCS Capital Corporation, AR Capital LLC, Cetera Financial Holdings, Inc. and the individuals named therein.
21.1	Subsidiaries of the Registrant.
23.1	Consent of WeiserMazars LLP with respect to RCS Capital Corporation.
23.2	Consent of BDO USA, LLP with respect to First Allied Holdings Inc.
23.3	Consent of BDO USA, LLP with respect to Hatteras Investment Partners, LLC.
23.4	Consent of Marcum LLP with respect to Investors Capital Holdings Ltd.

Exhibit Number	Description
23.5	Consent of Moore Stephens Lovelace, P.A. with respect to Summit Financial Services Group, Inc.
23.6	Consent of Rubio CPA, PC with respect to J.P. Turner & Company, L.L.C.
23.7	Consent of KPMG LLP with respect to Legend Group Holdings, LLC.
23.8	Consent of Deloitte & Touche LLP with respect to Cetera Financial Holdings, Inc. and Subsidiaries.
23.9	Consent of Deloitte & Touche LLP with respect to Tower Square Securities, Inc.
23.10	Consent of Deloitte & Touche LLP with respect to Walnut Street Securities, Inc.
23.11	Consent of Proskauer Rose LLP (included in Exhibits 5.1 and 8.1).
23.12	Consent of Bracewell & Giuliani LLP (included in Exhibit 8.2).
24.1(13)	Power of Attorney
99.1	Consent of Cassel Salpeter & Co., LLC
101.1*	XBRL (eXtensible Business Reporting Language). The following materials, formatted in XBRL: (i) RCS Capital Corporation and Subsidiaries Audited Consolidated Statements of Financial Condition as of December 31, 2013 and December 31, 2012 (ii) Consolidated Statements of Income, Comprehensive Income for the years ended December 31, 2013, 2012 and (iii) Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2013 and Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.
††	Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
(1)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on October 28, 2013.
(2)	Incorporated by reference to RCS Capital Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 12, 2013.
(3)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on November 18, 2013.
(4)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 16, 2014.
(5)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 17, 2014.
(6)	Incorporated by reference to RCS Capital Corporation’s Registration Statement on Form S-8 filed with the SEC on February 18, 2014.
(7)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 7, 2014.
(8)	Incorporated by reference to Pre-Effective Amendment No. 4 to our Registration Statement on Form S-1 (Reg. No. 333-186819), filed with the SEC on May 21, 2013.
(9)	Incorporated by reference to RCS Capital Corporation’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.

(10)	Incorporated by reference to the RCS Capital Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 2, 2013.
(11)	Incorporated by reference to the RCS Capital Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 2, 2013.
(12)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on March 14, 2014.
(13)	Included on the signature page hereto.